As filed with the U.S. Securities and Exchange Commission on March 26, 2026.

Registration No. 333-293277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Titan Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	1000	37-2218985
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrant, see “Table of Co-Registrant” on the following page.

701 Brickell Avenue, Suite 1550

Miami, FL 33131

(786) 847-3320

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas D. Hennessy

Chief Executive Officer

701 Brickell Avenue, Suite 1550

Miami, FL 33131

(786) 847-3320

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart Neuhauser, Esq. Joshua Englard, Esq. Matthew Gray, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Joseph Walsh, Esq. Troutman Pepper Locke LLP 875 Third Avenue New York, NY 10022 (212) 704-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant and co-registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Key Mining Corp.	Delaware	1000	84-4768662

(1) The co-registrant has the following principal executive offices:

Key Mining Corp.

701 Brickell Avenue, Suite 1550

Miami, FL 33131

(786) 847-3320

(2) The agent for service for the co-registrant is:

Cesar A. López Alarcón

Chief Executive Officer

Key Mining Corp.

701 Brickell Avenue, Suite 1550

Miami, FL 33131

(786) 847-3320

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell or issue these securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 26, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF COMPASS DIGITAL ACQUISITION CORP.

AND

PROSPECTUS FOR

UP TO 26,570,904 SHARES OF COMMON STOCK,

WARRANTS TO PURCHASE 16,270,316 SHARES OF COMMON STOCK AND

1,164,525 SHARES OF COMMON STOCK UNDERLYING THE STOCK OPTIONS OF TITAN HOLDINGS CORP.

To the Shareholders of Compass Digital Acquisition Corp. (“CDAQ Shareholders”):

You are cordially invited to attend the extraordinary general meeting (the “Meeting”) of the shareholders of Compass Digital Acquisition Corp., a Cayman Islands exempted company (“CDAQ”), which will be held at ______ a.m., Eastern Time, on ______, 2026. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You or your proxyholder will be able to attend and vote at the Meeting in person or by visiting https://www.cstproxy.com/______ and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. This proxy statement/prospectus includes additional instructions on how to access the Meeting and how to listen, vote and submit questions from home or any remote location with Internet connectivity.

CDAQ is a Cayman Islands exempted company structured as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On January 6, 2026, CDAQ entered into an agreement and plan of merger (as amended, the “Merger Agreement”) with Titan Holdings Corp., a newly formed Delaware corporation and a direct wholly-owned subsidiary of CDAQ (“Pubco”), Titan SPAC Merger Sub Corp., a newly formed Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), Titan Merger Sub Inc., a newly formed Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with the Purchaser Merger Sub, the “Merger Subs”), and Key Mining Corp., a Delaware corporation (“KMC”), for a proposed business combination between CDAQ and KMC (the “Business Combination”).

Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “Purchaser Merger”), and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “Company Merger” and, together with the Purchaser Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), and with KMC stockholders receiving shares of common stock of Pubco (“Pubco Common Stock”) and with Pubco assuming all KMC options (“KMC Options”) that are outstanding immediately prior to the effective time of the Mergers (the “Effective Time”) and all KMC warrants that are outstanding immediately prior to the Effective Time (“KMC Warrants”). Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

Pursuant to the Merger Agreement, the total consideration to be paid by Pubco to the KMC stockholders (excluding holders of KMC Options and KMC Warrants) (“KMC Sellers”) at the Effective Time will be an amount equal to $230.0 million (the “Merger Consideration”), which will be paid entirely in shares of Pubco Common Stock, with each share valued at $10.00 per share. Each KMC stockholder will receive a number of shares of Pubco Common Stock equal to the result of dividing the “Per Share Price” (as defined in the Merger Agreement) by $10.00. No fractional shares of Pubco Common Stock will be issued, instead the number of shares issued to each recipient will be rounded up to the nearest whole share. Outstanding KMC Options and KMC Warrants will be assumed by Pubco and converted into options and warrants to acquire shares of Pubco Common Stock with the same terms as the existing KMC Options and KMC Warrants, except that the exercise price and number of shares will be adjusted based on the conversion ratio of common stock of KMC (the “KMC Common Stock”) to Pubco Common Stock. The Pubco Common Stock issued as Merger Consideration and the Pubco options and warrants that are issued following the assumption of KMC Options and KMC Warrants by Pubco are not subject to any contractual post-closing lock-up or transfer restrictions.

At the Effective Time, every issued and outstanding unit issued in CDAQ’s initial public offering (“CDAQ IPO”) (including over-allotment units acquired by CDAQ’s underwriter) consisting of one (1) CDAQ Ordinary Share (as defined below) and one-third of one CDAQ Public Warrant (as defined below) (the “CDAQ Public Unit”) shall be automatically separated and the holder thereof shall be deemed to hold one Class A ordinary share, par value $0.0001 per share, of CDAQ (the “CDAQ Class A Ordinary Share”), and one-third (1/3rd) of one whole warrant that is included as part of each CDAQ Public Unit, entitling the holder thereof to purchase one (1) CDAQ Class A Ordinary Share at a purchase price of $11.50 per share (the “CDAQ Public Warrant”). At the Effective Time, each issued and outstanding CDAQ Class A Ordinary Share that is not redeemed or converted in the Closing Redemption (as defined in the Merger Agreement) and each Class B ordinary share, par value $0.0001 per share, of CDAQ (the “CDAQ Class B Ordinary Share” and, together with Class A Ordinary Shares, the “CDAQ Ordinary Shares”) shall be converted automatically into and thereafter represent the right to own one share of Pubco Common Stock. Following the Effective Time, all CDAQ Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. At the Effective Time, each issued and outstanding CDAQ Public Warrant shall be assumed by Pubco and converted into one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share (the “Pubco Public Warrant”) and each issued and outstanding whole warrant that was issued to the Compass Digital SPAC LLC (the “Legacy Sponsor”) in a CDAQ Private Placement (as defined below) that closed simultaneously with the CDAQ IPO, with each whole warrant entitling the holder thereof to purchase one (1) CDAQ Class A Ordinary Share at a purchase price of $11.50 per share (the “CDAQ Private Warrant”) shall be assumed by Pubco and converted into one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share (the “Pubco Private Warrant”). At the Effective Time, the public warrants of CDAQ (“CDAQ Public Warrants”) and CDAQ Private Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the CDAQ Public Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares.

Simultaneously with the execution of the Merger Agreement, certain KMC stockholders that are insiders, or affiliates of insiders, KMC and CDAQ entered into voting agreements (each, a “Voting Agreement”), pursuant to which, among other things, each KMC stockholder party thereto agreed (a) to support and vote in favor of the adoption of the Merger Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their equity interests in KMC (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Voting Agreements cover approximately 20.75% of KMC’s outstanding voting securities as of the date of the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, CDAQ, KMC and HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor” and, together with the Legacy Sponsor, the “Sponsors”), entered into a letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor agreed to (i) vote all of its CDAQ Class A Ordinary Shares and its CDAQ Class B Ordinary Shares in favor of the Merger Agreement and the Transactions, (ii) waive certain of its anti-dilution protections on its CDAQ Class B Ordinary Shares, and (iii) convert at the closing of Business Combination (the “Closing”) all amounts outstanding under that certain promissory note, dated November 21, 2024, issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000 (the “Sponsor Loan Note”) into CDAQ Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of the CDAQ Class A Ordinary Shares to the Sponsor, the Sponsor Loan Note shall be deemed satisfied in full.

In connection with the execution of the Merger Agreement, Pubco, CDAQ, the Sponsor and certain other CDAQ shareholders, officers and directors entered into an amendment (the “Second Letter Agreement Amendment”) to amend the letter agreement that was initially entered into in connection with the CDAQ IPO (as amended, the “Letter Agreement”). The Second Letter Agreement Amendment (i) adds Pubco as a party to the Letter Agreement and (ii) amends the terms of the lock-up set forth in the Letter Agreement to be consistent with the lack of a contractual lock-up on the Pubco securities issued to KMC stockholders in the Company Merger, such that effective upon Closing, the post-Closing lock-up provisions of the Letter Agreement are deleted in their entirety and any post-Closing lock-up with respect to any Pubco securities owned by any party thereto will be eliminated. On January 13, 2026, the Legacy Sponsor executed a joinder to the Second Letter Agreement Amendment.

Prior to the Closing, Pubco, CDAQ, the Sponsor, and the other holders of registrable securities under the registration rights agreement which was entered into at the CDAQ IPO (the “Founder Registration Rights Agreement”) will enter into an amendment to the Founder Registration Rights Agreement (the “Founder Registration Rights Agreement Amendment”), pursuant to which Pubco will assume the registration obligations of CDAQ under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares, and the Sponsor, the Legacy Sponsor and the other holders of registrable securities parties thereto will have substantially the same priorities and registration rights as the KMC stockholders under the Seller Registration Rights Agreement (as defined below).

Prior to the Closing, Pubco and certain KMC stockholders who are reasonably expected to be an executive officer, director and/or affiliate of Pubco immediately after the Closing will enter into a registration rights agreement (the “Seller Registration Rights Agreement”), pursuant to which each KMC stockholder party thereto will be granted substantially the same priorities and registration rights as the Sponsor and other holders or registrable securities under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment).

Upon the completion of the Business Combination and the consummation of one or more financings (“Transaction Financings”) for gross proceeds sufficient to meet the minimum cash condition of at least $5.0 million at Closing, and assuming, among other things, that no holders (the “CDAQ Public Shareholders”) of CDAQ Class A Ordinary Shares included in the CDAQ Public Units issued in the CDAQ IPO (the “CDAQ Public Shares”) exercise redemption rights with respect to their CDAQ Public Shares upon completion of the Business Combination, that 1,000,000 shares of Pubco Common Stock are to be issued to investors (“PIPE Investors”) in connection with the Transaction Financings, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, and that no shares of Pubco Common Stock are issued pursuant to the Key Mining Holdings Corp. Omnibus Incentive Compensation Plan (the “Incentive Plan”), (i) the CDAQ Public Shareholders, (ii) the Sponsors (including shares to be transferred to certain investors (the “Non-Redemption Investors”) pursuant to various non-redeeming non-redemption agreements), (iii) Polar Multi-Strategy Master Fund (“Polar”), (iv) KMC Sellers, and (v) PIPE Investors, in each case, will own approximately 0.4%, 20.6%, 5.1%, 70.1% and 3.8% of the issued and outstanding shares of Pubco Common Stock, respectively, without any conversion or exercise of notes, options or warrants. See the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current CDAQ Public Shareholders, the Sponsor and their affiliates and the KMC Sellers hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?” in the accompanying proxy statement/prospectus.

The price per share paid for Pubco Common Stock by the CDAQ Public Shareholders is $10.00 per share. The price per share paid for Pubco Common Stock to be received in exchange for Founder Shares is $0.004 per share. Assuming a price per share of Pubco Common Stock based on the closing price of CDAQ Class A Ordinary Shares on OTCID Basic Market as of ______, 2026 of $______, the aggregate value of the consideration to be received by CDAQ Public Shareholders will be approximately $______ million. The aggregate value of the consideration to be received by the Sponsor (before the transfer of shares to the Non-Redemption Investors), consisting of 3,269,623 shares of Pubco Common Stock and 4,645,398 Private Warrants of Pubco, will be approximately $______ million. The aggregate value of the consideration to be received by KMC Sellers, consisting of 18,623,329 shares of Pubco Common Stock, will be approximately $______ million.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Meeting scheduled to be held on ______, 2026.

CDAQ did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

The CDAQ Class A Ordinary Shares, units of CDAQ (“CDAQ Public Units”) and the CDAQ Public Warrants are currently quoted on OTCID Basic Market under the symbols “CDAQF,” “CDAQUF” and “CDAQWF,” respectively. Pubco intends to apply for listing, to be effective at the time of the Closing, its shares of Pubco Common Stock and Pubco Public Warrants on The Nasdaq Capital Market under the symbols “KMCM” and “KMCMW,” respectively. The CDAQ Class A Ordinary Shares, CDAQ Public Units and CDAQ Public Warrants will not trade after the Closing.

Each of CDAQ and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination

When CDAQ Public Shareholders consider the recommendation of the board of directors of CDAQ (the “CDAQ Board”) in favor of approval of the Business Combination and the other proposals discussed in this proxy statement/prospectus (the “Proposals”), CDAQ Public Shareholders should keep in mind that the Sponsors and CDAQ’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a CDAQ Public Shareholder. These interests include, among other things:

●	As of the date hereof, the Sponsor is the record holder of 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. The 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants were acquired by the Sponsor from the Legacy Sponsor in August 2023 (the “Sponsor Handover”) for an aggregated amount of $300,000 in cash consideration, which is to be paid upon the closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note (as defined below) payable to the Legacy Sponsor). As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 3,093,036 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 4,645,398 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrant on ______, 2026. Pursuant to various non-redemption agreements, the Sponsor has agreed to transfer to the Non-Redemption Investors an aggregate of 1,457,300 Founder Shares (as defined below) promptly at or following the closing of an initial business combination (but no later than two (2) business days after the satisfaction of the requisite conditions to such transfer);

●

As of the date hereof, the Legacy Sponsor is the record holder of 2,217,086 CDAQ Ordinary Shares and 186,667 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 2,217,086 CDAQ Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 186,667 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrants on ______, 2026;

●	If CDAQ does not consummate a business combination by April 20, 2026 (unless extended by CDAQ’s shareholders) (the “Business Combination Deadline”), CDAQ will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding CDAQ Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 5,310,122 CDAQ Class B Ordinary Shares (the “Founder Shares”) held by the Legacy Sponsor and the Sponsor would be worthless because holders of Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The aggregate value of the Founder Shares, assuming a per share value equal to the $______ closing price of the CDAQ Public Shares on ______, 2026, is estimated to be approximately $______ million. The Founder Shares were initially issued for an aggregate price of only $25,000. This means that if the Business Combination is consummated, the Sponsors would likely recoup their initial investment in CDAQ and make a substantial profit on that investment, even if the shares of Pubco Common Stock trade at a significant discount to the current price of the CDAQ Class A Ordinary Shares causing the CDAQ Public Shareholders to experience a negative rate of return in the Pubco;

●	In order to finance transaction costs in connection with an initial business combination, the Legacy Sponsor and any of CDAQ’s prior officers or directors that hold Founder Shares (collectively, the “Initial Shareholders”), the Sponsor or an affiliate of the Initial Shareholders or the Sponsor, or certain of the prior directors and officers or current directors and officers may, but are not obligated to, provide CDAQ working capital loans (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the CDAQ Private Warrants. In the event that an initial business combination does not close, CDAQ may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. CDAQ has issued two unsecured promissory notes: (i) that certain unsecured promissory note, dated December 30, 2021, issued by CDAQ to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor, for an aggregate principal amount of up to $1,000,000 (the “2021 Promissory Note”) and (ii) the Sponsor Loan Note in the aggregate principal amount of up to $2,500,000 to the Sponsor, as further described under the heading “Information About CDAQ,” for CDAQ’s working capital (including potential extension funding) needs. As of ______, 2026, $125,000 was outstanding under the 2021 Promissory Note and $1,765,872 was outstanding under the Sponsor Loan Note. As part of the Sponsor Handover, the Sponsor has agreed to pay the Legacy Sponsor an aggregate of $300,000 in cash consideration, which is to be paid upon closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). Pursuant to the Sponsor Letter Agreement, all amounts outstanding as of the Closing under the Sponsor Loan Note shall be automatically converted, immediately prior to the Purchaser Merger, into CDAQ Class A Ordinary Shares at $10.00 per share. If the Business Combination is not consummated by the Business Combination Deadline, the Legacy Sponsor, the Sponsor, CDAQ’s directors and officers and their affiliates may not receive any payment in respect of the promissory notes, in whole or in part;

●	Polar has agreed to fund up to $1,500,000 to CDAQ, subject to certain funding milestones pursuant to that certain subscription agreement, dated September 6, 2023, by and among CDAQ, the Sponsor and Polar (the “Polar Subscription Agreement”), in order to meet the Sponsor’s commitment to CDAQ under a drawdown request. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten (10) dollars of such funding. In addition, pursuant to the Merger Agreement, immediately prior to the Closing, CDAQ shall issue to Polar 1,350,000 CDAQ Class A Ordinary Shares pursuant to the Polar Subscription Agreement (together with the shares of Pubco Common Stock to be received in exchange for such shares in the Mergers, the “Polar Shares”). As of ______, 2026, $1,500,000 was drawn down, which is unlikely to be repaid if the Business Combination is not consummated by the Business Combination Deadline;

●	If CDAQ is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed to indemnify CDAQ in the event that claims for services rendered or products sold to CDAQ or by a prospective target business reduce the amount of funds in the trust account of CDAQ (the “Trust Account”) to below the lesser of (i) $10.00 per CDAQ Public Share and (ii) the actual amount per CDAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account. This indemnity does not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under CDAQ’s indemnity of the underwriters of the CDAQ IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”);

●	CDAQ’s Sponsor, its officers and directors, and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CDAQ’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If CDAQ does not complete a business combination by the Business Combination Deadline, CDAQ may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of CDAQ’s Sponsor, officers and directors, or their affiliates had incurred any expenses which would be reimbursed at the Closing;

●	The Legacy Sponsor assigned the existing administrative services agreement with CDAQ, dated October 14, 2021 (the “Administrative Services Agreement”) to the Sponsor. Pursuant to the Administrative Services Agreement, CDAQ is required to pay the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor;

●	The anticipated election of ______ as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, ______ will receive any cash or equity compensation that the Pubco Board determines to pay ______. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination;”

●	CDAQ’s officers and directors have not been required to, and have not, committed their full time to CDAQ’s affairs, which may have resulted in a conflict of interest in allocating their time between CDAQ’s operations and its business combination and their other businesses; and

●	HCG Opportunity MM (“HCG MM”) is the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Both individuals disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

The foregoing interests present a risk that the Sponsors and CDAQ’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the CDAQ Public Shareholders rather than to liquidate, in which case the Sponsors would lose their entire investment.

The personal and financial interests of the Sponsors, as well as CDAQ’s officers and directors, may have influenced their motivation in identifying and selecting KMC as a business combination target, completing the Business Combination with KMC and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result in conflicts of interest on the part of such officers, directors and Sponsors between what he, she or they may believe is in the best interests of CDAQ and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. Shareholders should consider these interests in considering the recommendations of the CDAQ Board to vote for the Proposals. See this section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

In addition to the foregoing, CDAQ’s officers and directors had fiduciary or contractual obligations to other entities while CDAQ was seeking to locate a target business for a business combination.  Accordingly, if any of CDAQ’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to CDAQ and might have only decided to present it to CDAQ if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. The CDAQ Memorandum and Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of CDAQ shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CDAQ; and (ii) CDAQ renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CDAQ, on the other.  Notwithstanding the foregoing, these other fiduciary or contractual obligations and the CDAQ Memorandum and Articles’ waiver of such rights did not impact CDAQ’s search for an acquisition target. The Sponsor considered various factors in its support for the Business Combination. Some benefits to the Sponsor included the opportunity to monetize their interests in CDAQ following the Closing and obtain significant returns in Pubco, especially if Pubco performs well in the public markets. However, the Sponsor also considered detriments, such as the dilution of the Sponsor’s ownership stake as described below in the section titled “The Business Combination — Ancillary Agreements — Second Letter Agreement Amendment.”

Other than as indicated above, no compensation has been or will be received by the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction, and no securities have been or will be issued by CDAQ to the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction.

Interests of KMC’s Directors and Executive Officers in the Business Combination

When CDAQ Public Shareholders consider the recommendation of the CDAQ Board in favor of approval of the Business Combination and the other Proposals, CDAQ Public Shareholders should keep in mind that KMC’s directors and executive officers have actual or potential material conflicts of interest with CDAQ Public Shareholders, which could cause them to pursue terms of Business Combination less favorable to CDAQ Public Shareholders, and they owe no fiduciary duty to CDAQ Public Shareholders. These interests include, among other things:

●	Cesar A. López Alarcón, a director and the President and Chief Executive Officer of KMC, is expected to own approximately 5.0% of Pubco Common Stock (assuming no redemptions) and serve as President and Chief Executive Officer of Pubco after the Closing of the Business Combination.

●	Cesar A. López Alarcón is expected to enter into an executive employment agreement with Pubco to be effective upon the Closing of the Business Combination as described below in the section titled “Executive and Director Compensation – KMC – Narrative Disclosure to the Summary Compensation Table – Cesar A. López Alarcón Consulting Agreement and Other Compensation Arrangements.”

●	KMC and certain affiliates of Cesar A. López Alarcón are parties to several related party transactions as described in the section titled “Certain Relationships and Related Party Transactions – KMC’s Relationships and Related Party Transactions.

●	John P. Ryan, Vice President of Corporate Affairs and Corporate Secretary of KMC, is expected to own 1.8% of Pubco Common Stock (assuming no redemptions) and serve as a director of Pubco after the closing of the Business Combination.

●	Howard Crosby, a director of KMC, is expected to own 1.9% of Pubco Common Stock (assuming no redemptions).

●	Gold Express Mines, Inc., an affiliate of John P. Ryan and Howard Crosby, is expected to own 5.0% of Pubco Common Stock (assuming no redemptions) after the Closing of the Business Combination.

●	KMC and Gold Express Mines, Inc. are parties to several related party transactions as described in the section titled “Certain Relationships and Related Party Transactions – KMC’s Relationships and Related Party Transactions.

Consideration Received by the Sponsors and their Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsors and their affiliates in connection with the Business Combination and the Transaction Financings, the amount of securities issued or to be issued by Pubco to the Sponsors and their affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Consideration
The Legacy Sponsor

At Closing, the Legacy Sponsor will hold a total of 2,217,086 shares of Pubco Common Stock in exchange for the 2,217,086 Founder Shares held by the Legacy Sponsor.

At Closing, the Legacy Sponsor will hold a total of 186,667 Pubco Private Warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for CDAQ Private Warrants held by the Legacy Sponsor.

The Sponsor	At Closing, the Sponsor will hold a total of 3,269,623 shares of Pubco Common Stock, which consists of (i) shares to be issued in exchange for the 1,635,736 Founder Shares held by the Sponsor, (ii) 176,587 shares underlying outstanding balance of $1,765,872 of the Sponsor Loan Note less (iii) 1,457,300 Founder Shares to be transferred by the Sponsor to the Non-Redemption Investors at or promptly following the Closing.	Pursuant to the Administrative Services Agreement, CDAQ pays the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor.

At Closing, the Sponsor will hold a total of 4,645,398 Pubco Private Warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for CDAQ Private Warrants held by the Sponsor.

Because the Founder Shares were purchased at a nominal price, the CDAQ Public Shareholders will incur immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders” and “Risk Factors — Risks Related to the Business Combination — CDAQ Public Shareholders who do not redeem their CDAQ Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Founder Shares held by the Sponsor, since the value of the CDAQ Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Common Stock in the Business Combination and the Transaction Financings.”

The Sponsors may, on or before the Closing of the Business Combination, distribute to their members some or all of the Founder Shares and CDAQ Private Warrants held by them. Except for the intended distribution of CDAQ securities held by the Sponsors pursuant to their governing documents, there are currently no specified circumstances or arrangements under which CDAQ securities held by the Sponsors or their affiliates could be transferred, or that could result in the forfeiture, surrender or cancellation of such securities, subject to certain permitted exceptions for pre-closing distributions or transfers of the Legacy Sponsor securities or the Sponsor securities (subject, as applicable, to contractual lock-up restrictions).

After careful consideration, the CDAQ Board has unanimously approved the Merger Agreement and the other Proposals described in the accompanying proxy statement/prospectus, and the CDAQ Board has determined that it is advisable to consummate the Business Combination. The CDAQ Board unanimously recommends that CDAQ Public Shareholders vote “FOR” the Proposals described in the accompanying proxy statement/prospectus (including each of the sub-proposals).

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. CDAQ encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 55 of this proxy statement/prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated ______, 2026, and is first being mailed to CDAQ Public Shareholders on or about ______, 2026.

COMPASS DIGITAL ACQUISITION CORP.

195 US HWY 50, Suite 207

Zephyr Cove, NV 89448

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON ______, 2026

TO THE SHAREHOLDERS OF COMPASS DIGITAL ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Meeting”) of Compass Digital Acquisition Corp., a Cayman Islands exempted company (“CDAQ”) will be held at ______ a.m. Eastern Time, on ______, 2026, at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You or your proxyholder will be able to attend and vote at the Meeting in person or by visiting https://www.cstproxy.com/______ and using a control number assigned by Continental Stock Transfer & Trust Company. You can participate in the Meeting, vote, and submit questions via live webcast by visiting with the password of and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and CDAQ encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, and will be asked to consider and vote upon the following proposals:

(1)	The Business Combination Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve and adopt the agreement and plan of merger, dated January 6, 2026 and as amended on February 5, 2026 (the “Merger Agreement”), entered into by CDAQ with Titan Holdings Corp., a newly formed Delaware corporation and a direct wholly-owned subsidiary of CDAQ (“Pubco”), Titan SPAC Merger Sub Corp., a newly formed Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), Titan Merger Sub Inc., a newly formed Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub” and, together with the Purchaser Merger Sub, the “Merger Subs”), and Key Mining Corp., a Delaware corporation (“KMC”), for a proposed business combination between CDAQ and KMC (the “Business Combination”).

We refer to this proposal as the “Business Combination Proposal.” The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal,” and a copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(2)	The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize a plan of merger (the “Plan of Merger”) by and between CDAQ and Purchaser Merger Sub, substantially in the form attached hereto as Annex B.

We refer to this proposal as the “Merger Proposal.” The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal,” and a copy of the Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex B.

(3)	The Pubco Charter Proposal — to consider and vote upon by way of an ordinary resolution a proposal to adopt the amended and restated certificate of incorporation of Pubco (the “Pubco Charter”) and the amended and restated bylaws of Pubco (the “Pubco Bylaws”), substantially in the form attached to this proxy statement/prospectus as Annexes C and D, respectively (collectively, the “Proposed Organizational Documents”), which are necessary to adequately address the needs of Pubco following the closing of the Business Combination (the “Closing”). All holders (the “CDAQ Public Shareholders”) of CDAQ Class A ordinary shares, par value $0.0001 per share, of CDAQ (the “CDAQ Class A Ordinary Shares”) issued in the initial public offering of CDAQ (the “CDAQ IPO”) (such shares, the “CDAQ Public Shares”) are encouraged to read the Proposed Organizational Documents in their entirety. We refer to this proposal as the “Pubco Charter Proposal.” The Pubco Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under heading “The Pubco Charter Proposal.”

(4)	The Organizational Documents Proposals — to consider and vote upon by way of an ordinary resolution, a proposal to approve, on a non-binding advisory basis, seven separate proposals to approve the material differences between CDAQ’s amended and restated memorandum and articles of association, as currently in effect (the “CDAQ Memorandum and Articles”), and the Proposed Organizational Documents. We refer to these proposals as the “Organizational Documents Proposals.” The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Proposals.”

(i)	Proposal 4(A) — to approve the provision in the Pubco Charter authorizing the issuance of up to 300,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share (“Pubco Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share.

(ii)	Proposal 4(B) — to approve the provisions of the Pubco Charter requiring the vote of at least 66 2⁄3% of the voting power of the outstanding shares of capital stock, rather than a simple majority to amend or repeal certain provisions of the Pubco Charter.

(iii)	Proposal 4(C) — to approve the removal of certain provisions relating to Pubco’s ongoing existence and to make Pubco’s existence perpetual.

(iv)	Proposal 4(D) — to approve the removal of certain provisions relating to CDAQ’s status as a special purpose acquisition company.

(v)	Proposal 4(E) — to expressly consent to the selection of Delaware as the sole and exclusive forum for the resolution of certain stockholder litigation and the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

(vi)	Proposal 4(F) — to approve the provisions in the proposed Pubco Charter prohibiting stockholders of Pubco from acting by written consent.

(vii)	Proposal 4(G) — to approve the provisions in the proposed Pubco Charter permitting stockholders to remove a director from office only for cause.

(5)	The Director Election Proposal — to consider and vote upon by way of an ordinary resolution a proposal to elect five directors to serve on the board of directors of Pubco (the “Pubco Board”) following consummation of the Business Combination for the applicable term under the Pubco Charter, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. We refer to this proposal as the “Director Election Proposal.” The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal.”

(6)	The Incentive Plan Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve and adopt the Key Mining Holdings Corp. Omnibus Incentive Compensation Plan, referred to as the “Incentive Plan.” The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex E. The Pubco Board intends to adopt the Incentive Plan, subject to approval of shareholders of CDAQ (“CDAQ Shareholders”), effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. We refer to this proposal as the “Incentive Plan Proposal.” The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Incentive Plan Proposal.”

(7)	The Adjournment Proposal — to consider and vote upon by way of an ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal.”

Only holders of record of the CDAQ Class A Ordinary Shares and the Class B ordinary shares, par value $0.0001 per share, of CDAQ (the “CDAQ Class B Ordinary Shares” and, together with the CDAQ Class A Ordinary Shares, the “CDAQ Ordinary Shares”) at the close of business on ______, 2026 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

Upon the completion of the Business Combination and the consummation of one or more financings (“Transaction Financings”) for gross proceeds sufficient to meet the minimum cash condition of at least $5.0 million at Closing (the “Minimum Cash Condition”), and assuming, among other things, that no CDAQ Public Shareholders exercise redemption rights with respect to their CDAQ Public Shares upon completion of the Business Combination, that 1,000,000 shares of Pubco Common Stock are to be issued to investors (“PIPE Investors”) in connection with the Transaction Financings, that there are no pre-Closing transfers, distributions or forfeitures of securities held by HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor”), and that no shares of Pubco Common Stock are issued pursuant to the Incentive Plan, (i) the CDAQ Public Shareholders, (ii) the Sponsor and Compass Digital SPAC LLC, a Delaware limited liability company (the “Legacy Sponsor” and, together with the Sponsor, the “Sponsors”) (including shares to be transferred to certain investors (the “Non-Redemption Investors”) pursuant to various non-redeeming non-redemption agreements), (iii) Polar Multi-Strategy Master Fund (“Polar”), (iv) KMC stockholders (excluding holders of KMC Options and KMC Warrants) (“KMC Sellers”) and (v) PIPE Investors, in each case, will own approximately 110,866, 5,484,272, 1,350,000, 18,623,329 and 1,000,000 shares of Pubco Common Stock, respectively, without any conversion or exercise of notes, options or warrants. See the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current CDAQ Public Shareholders, the Sponsor and their affiliates and the KMC Sellers hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?”

The price per share paid for Pubco Common Stock by the CDAQ Public Shareholders is $10.00 per share. The price per share paid for Pubco Common Stock to be received in exchange for Founder Shares is $0.004 per share. Assuming a price per share of Pubco Common Stock based on the closing price of CDAQ Class A Ordinary Shares on OTCID Basic Market as of ______, 2026 of $______, the aggregate value of the consideration to be received by the CDAQ Public Shareholders (assuming no redemptions) will be approximately $______ million. The aggregate value of the consideration to be received by the Sponsor (before the transfer of shares to the Non-Redemption Investors), consisting of 5,484,272 shares of Pubco Common Stock and 4,645,398 Private Warrants of Pubco, will be approximately $______ million. The aggregate value of the consideration to be received by KMC Sellers, consisting of 18,623,329 shares of Pubco Common Stock, will be approximately $______ million.

After careful consideration, the CDAQ board of directors (the “CDAQ Board”) has determined that the Business Combination Proposal, the Merger Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are in the best interests of CDAQ and unanimously recommends that CDAQ Public Shareholders vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. When CDAQ Public Shareholders consider the CDAQ Board’s recommendation of the Proposals, CDAQ Public Shareholders should keep in mind that the directors and officers of CDAQ have interests in the Business Combination that may conflict with the interests of a CDAQ Public Shareholder as a CDAQ Shareholder. For a more complete descriptions of these interests, see the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

The CDAQ Board has already approved the Business Combination. Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

The Merger Proposal is required to be approved by a special resolution of CDAQ Shareholders, which requires the affirmative vote of a majority of at least two-thirds of the issued and outstanding CDAQ Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Approval of the Organizational Documents Proposals is being sought by way of an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CDAQ Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CDAQ or the CDAQ Board.

Under the Merger Agreement, the approval by CDAQ Shareholders of the Merger Proposal and the Incentive Plan Proposal are conditions to the consummation of the Business Combination. If any of such Proposals are not approved by CDAQ Shareholders, the Business Combination will not be consummated, unless waived by the parties. Each of the Merger Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Incentive Plan Proposal are conditional upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Pursuant to the CDAQ Memorandum and Articles, CDAQ is providing the CDAQ Public Shareholders with the opportunity to redeem, upon the Closing, CDAQ Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (calculated as of two (2) business days prior to the Closing) in the trust account of CDAQ (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the CDAQ IPO. For illustrative purposes, based on funds in the Trust Account of approximately $______ million as of ______, 2026, the estimated per share redemption price would have been $______ per share. CDAQ Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their CDAQ Public Shares for cash. This means that CDAQ Shareholders who hold CDAQ Public Shares on or before ______, 2026 (two (2) business days before the Meeting) will be eligible to elect to have their CDAQ Public Shares redeemed for cash in connection with the Meeting, whether or not they are holders as of the Record Date, and whether or not such CDAQ Public Shares are voted at the Meeting.

The Sponsors and CDAQ’s executive officers and directors have agreed to waive their redemption rights with respect to any CDAQ Ordinary Shares they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

All CDAQ Shareholders are cordially invited to attend the Meeting. Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, to ensure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of CDAQ Ordinary Shares, you may also cast your vote via Internet or telephone or in person. If your CDAQ Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, you may call ______, CDAQ’s proxy solicitor, at ______ (banks and brokers), or email at ______.

By Order of the CDAQ Board

Thomas D. Hennessy Chief Executive Officer and Director

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, NO LATER THAN 5:00 P.M. EASTERN TIME ON ______, 2026 (TWO (2) BUSINESS DAYS PRIOR TO THE MEETING), DEMAND THAT CDAQ REDEEM YOUR CDAQ PUBLIC SHARES FOR CASH BY (A) DELIVERING A NOTICE TO CDAQ’S TRANSFER AGENT AND (B) TENDERING YOUR CDAQ PUBLIC SHARES TO CDAQ’S TRANSFER AGENT. YOU MAY TENDER YOUR CDAQ PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR CDAQ PUBLIC SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN YOUR CDAQ PUBLIC SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD YOUR CDAQ PUBLIC SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE CDAQ PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF CDAQ SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about CDAQ filed with the Securities and Exchange Commission (the “SEC”) that is not included in or delivered with this document. You can obtain any of the documents filed with the SEC by CDAQ at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this document, at no cost, by contacting CDAQ. Please see “Where You Can Find More Information” for more details. In order to receive timely delivery of the documents in advance of the Meeting, you should make your request to

Compass Digital Acquisition Corp.

195 US HWY 50, Suite 207

Zephyr Cove, NV 89448

Attn: Thomas D. Hennessy

(775) 339-1671

or

Advantage Proxy, Inc.

Telephone: 1-877-870-8565 (toll free); 1-206-870-8565 (collect)

Email: [  ]

To obtain timely delivery, you must request the information no later than five business days before the date you must make their investment decision.

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by CDAQ, Pubco or KMC. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of CDAQ, Pubco or KMC since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

You will not be charged for any of these documents that you request. To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 (the “Registration Statement”) filed with the SEC by Pubco (File No. 333-______), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Pubco Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Meeting of CDAQ Shareholders at which CDAQ Shareholders will be asked to consider and vote upon the Business Combination Proposal, among other matters, as described below:

(1)	The Business Combination Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve and adopt the Merger Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(2)	The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger by and between CDAQ and Purchaser Merger Sub, substantially in the form attached hereto as Annex B. See the section entitled “The Merger Proposal.”

(3)	The Pubco Charter Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve the adoption of the Proposed Organizational Documents. See the section entitled “The Pubco Charter Proposal.”

(4)	The Organizational Documents Proposals — to consider and vote upon by way of an ordinary resolution, on a non-binding advisory basis, seven separate proposals to approve the material differences between the CDAQ Memorandum and Articles and the Proposed Organizational Documents. See the section entitled “The Organizational Documents Proposals.”

(5)	The Director Election Proposal — to consider and vote upon by way of an ordinary resolution, on a non-binding advisory basis, a proposal to elect five directors to serve on the Pubco Board following consummation of the Business Combination for the applicable term under the Proposed Organizational Documents or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. See the section entitled “The Director Election Proposal.”

(6)	The Incentive Plan Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve the Incentive Plan. The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex E. The Pubco Board intends to adopt the Incentive Plan, subject to approval of the CDAQ Shareholders, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. See the section entitled “The Incentive Plan Proposal.”

(7)	The Adjournment Proposal — to consider and vote upon by way of an ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

CDAQ files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CDAQ’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

You may request copies of this proxy statement/prospectus, without charge, by written or oral request to CDAQ’s proxy solicitor at:

To obtain timely delivery of requested materials, you must request the documents no later than five (5) business days prior to the date of the Meeting.

You may also obtain additional information about CDAQ from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your CDAQ Public Shares, you will need to send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your CDAQ Public Shares electronically to CDAQ’s transfer agent at least two business days prior to the Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Proposals.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Email: spacredemptions@continentalstock.com

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FINANCIAL STATEMENT PRESENTATION

Pubco

Pubco was incorporated in Delaware on December 30, 2025, for the purpose of effectuating the Business Combination described herein. Pubco has no material assets and does not operate any businesses. The financial statements of KMC included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, the unaudited pro forma combined financial information presented in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and denominated in U.S. dollars.

CDAQ

The financial statements of CDAQ included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

KMC

KMC was incorporated in Delaware on February 18, 2020, as a Delaware corporation. The financial statements of KMC included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

This proxy statement/prospectus contains:

●	the audited financial statements of CDAQ for the years ended and as of December 31, 2025 and 2024; and

●	the audited financial statements of KMC for the years ended and as of December 31, 2025 and December 31, 2024.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited financial statements of CDAQ and KMC, as applicable, included in this proxy statement/prospectus.

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Pubco, KMC and CDAQ rely on and refer to industry data, information and statistics, regarding the industry and markets in which KMC competes, from publicly available information, industry and general publications and research and studies conducted by third parties. Each of Pubco, KMC and CDAQ has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The industry in which Pubco will operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. Finally, while each of Pubco, KMC and CDAQ believes its own internal estimates and research are reliable, and is not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

Notwithstanding anything in this proxy statement/prospectus to the contrary, Pubco, KMC and CDAQ are responsible for all disclosures in this proxy statement/prospectus.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities.

Pubco, KMC, CDAQ and their respective affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

“Key Mining,” the “Key Mining” logo, and other trademarks, trade names, or service marks of Key Mining Corp. appearing in this proxy statement/prospectus are the property of KMC. This proxy statement/prospectus references the trademarks and service marks and trademark and service mark applications of KMC that are regularly used in branding and marketing. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.” Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. CDAQ, Pubco and KMC do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of CDAQ, Pubco and KMC by, any other companies.

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DEFINED TERMS

In this document the following terms, when capitalized, have the following meanings.

“$,” “USD,” “US$” and “U.S. dollar” each refer to the legal currency of the United States.

“2024 SPAC Rules” means the rules and regulations for SPACs adopted by the SEC on January 24, 2024, and which became effective on July 1, 2024.

“25% Redemptions” means a scenario whereby 25%, or 27,716, of the CDAQ Public Shares are redeemed by CDAQ Public Shareholders.

“50% Redemptions” means a scenario whereby 50%, or 55,433, of the CDAQ Public Shares are redeemed by CDAQ Public Shareholders.

“75% Redemptions” means a scenario whereby 75%, or 83,149, of the CDAQ Public Shares are redeemed by CDAQ Public Shareholders.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Agreement to be executed at Closing by and among Pubco, CDAQ, the Sponsor, the Legacy Sponsor and the other holders of registrable securities.

“Amendment No. 1 to the Merger Agreement” means Amendment No. 1 to the Merger Agreement, dated as of February 5, 2026, by and among CDAQ, Pubco and the Company, a copy of which is attached hereto as Annex A-2.

“Ancillary Document(s)” means each agreement, instrument or document attached to the Merger Agreement as an exhibit, and the other agreements, certificates and instruments executed or delivered by any of the Parties in connection with or pursuant to the Merger Agreement or the Business Combination, including the Voting Agreement, the Seller Registration Rights Agreement, the Founder Registration Rights Agreement the Second Letter Agreement Amendment, and the Proposed Organizational Documents.

“Broker non-vote” means the failure of a CDAQ Shareholder who holds his, her or its shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee.

“Business Combination” means, collectively, the Mergers, the Transaction Financings and the other transactions contemplated by the Merger Agreement and the Ancillary Documents.

“Business Combination Deadline” means April 20, 2026, the last day that CDAQ has to consummate an initial business combination from the closing of the CDAQ IPO, or such earlier date as determined by the CDAQ Board, or as such date may may be extended pursuant to the CDAQ Memorandum and Articles.

“Business Combination Proposal” means a proposal to approve the Merger Agreement and the Business Combination.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“CDAQ” or “Purchaser” means Compass Digital Acquisition Corp, a Cayman Islands exempted company.

“CDAQ Audit Committee” means the audit committee of the CDAQ Board.

“CDAQ Board” means the board of directors of CDAQ.

“CDAQ Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of CDAQ.

“CDAQ Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of CDAQ.

“CDAQ Compensation Committee” means the compensation committee of the CDAQ Board.

“CDAQ IPO” means the initial public offering of the CDAQ Public Shares by CDAQ which was consummated on October 19, 2021.

“CDAQ IPO Prospectus” means the final prospectus of CDAQ, dated as of October 14, 2021, and filed with the SEC (File No. 333-259502).

“CDAQ Memorandum and Articles” means CDAQ’s amended and restated memorandum and articles of association adopted by special resolution dated October 12, 2021 and effective on October 14, 2021, as amended on October 11, 2023 and July 18, 2024.

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“CDAQ Private Placement” means the sale of the 4,832,065 CDAQ Private Warrants to the Legacy Sponsor that occurred concurrently with the CDAQ IPO.

“CDAQ Private Warrants” means one (1) whole warrant that was issued to the Legacy Sponsor in the CDAQ Private Placement that closed simultaneously with the CDAQ IPO, with each whole warrant entitling the holder thereof to purchase one (1) CDAQ Class A Ordinary Share at a purchase price of $11.50 per share.

“CDAQ Public Shares” means the 110,866 outstanding CDAQ Class A Ordinary Shares included in the CDAQ Public Units issued in the CDAQ IPO.

“CDAQ Public Shareholders” means the holders of CDAQ Public Shares.

“CDAQ Public Units” or “Units” means the units issued in the CDAQ IPO (including over-allotment units acquired by CDAQ’s underwriter) consisting of one (1) CDAQ Ordinary Share (as defined below) and one-third of one CDAQ Public Warrant (as defined below).

“CDAQ Public Warrants” means one whole warrant that is included as part of each CDAQ Public Unit, entitling the holder thereof to purchase one (1) CDAQ Class A Ordinary Share at a purchase price of $11.50 per share.

“CDAQ Shareholder Approval Matters” means the Business Combination Proposal, the Merger Proposal, the Pubco Charter Proposal, the Organization Documents Proposal, the Director Election Proposal and the Incentive Plan Proposal.

“CDAQ Shareholders” means the holders of CDAQ Ordinary Shares.

“CDAQ Warrants” means CDAQ Private Warrants and CDAQ Public Warrants, collectively.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Merger” means the merger of Company Merger Sub with and into KMC, with KMC as the surviving subsidiary.

“Company Merger Sub” means Titan Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco.

“CST” means Continental Stock Transfer & Trust Company, transfer agent of CDAQ and trustee of the Trust Account.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to elect five directors, effective upon the Closing, each to serve on the Pubco Board for the applicable term, under the Pubco Charter, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.

“Directors” means the directors of Pubco from time to time, and each a Director.

“DTC” means The Depository Trust Company.

“DWAC” means DTC’s Deposit Withdrawal at Custodian service.

“Effective Date” means the date this Registration Statement is effective.

“Effective Time” means the effective time of the Mergers.

“EGS” means Ellenoff, Grossman & Schole LLP.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means Federal Deposit Insurance Corporation.

“Founder Shares” means an aggregate of 5,310,122 CDAQ Ordinary Shares, held by Legacy Sponsor and the Sponsor, all of which were originally CDAQ Class B Ordinary Shares issued to the Legacy Sponsor prior to the CDAQ IPO, of which, an aggregate of 3,200,000 CDAQ Class A Ordinary Shares issued upon conversion of 3,200,000 CDAQ Class B Ordinary Shares on July 24, 2024 and October 13, 2023 (but without a right to participate in redemptions), and 3,093,036 CDAQ Ordinary Shares are currently owned by the Sponsor.

“Incentive Plan” means the Key Mining Holdings Corp. Omnibus Incentive Compensation Plan, as amended from time to time, to become effective upon the Closing of the Business Combination, a copy of which is attached hereto as Annex E.

“Incentive Plan Proposal” means the proposal to approve the Incentive Plan.

“Initial Shareholders” means the Legacy Sponsor and any of CDAQ’s prior officers or directors that hold Founder Shares.

“Institutional Anchor Investors” means certain institutional investors that are not affiliated with CDAQ, the Sponsors, the Prior Directors and Officers, or any member of CDAQ’s management, that purchased CDAQ’s securities in connection with the CDAQ IPO.

“Interim Period” means the period from the date of the Merger Agreement until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“KMC” means Key Mining Corp., a Delaware corporation.

“KMC Common Stock” means common stock, par value $0.001 per share, of KMC.

“KMC Options” means KMC options that are outstanding immediately prior to the Effective Time.

“KMC Sellers” means the KMC stockholders (excluding holders of KMC Options and KMC Warrants).

“KMC Warrants” means KMC warrants that are outstanding immediately prior to the Effective Time.

“Legacy Sponsor” means Compass Digital SPAC LLC, a Delaware limited liability company.

“Letter Agreement” means the letter agreement, dated as of October 14, 2021, as amended on August 31, 2023 and January 6, 2026 and as it may further be amended, by and among CDAQ, the Sponsor, the Legacy Sponsor and the other “Insiders” named therein.

“Material Adverse Effect” as used in the Merger Agreement means, in short, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the Transactions, in each case subject to certain customary exceptions.

“Maximum Redemptions” means a scenario whereby 100%, or 110,866, of the CDAQ Public Shares are redeemed by CDAQ Public Shareholders.

“Meeting” or the “Extraordinary General Meeting” means the extraordinary general meeting of CDAQ Shareholders, to be held on ______, 2026 at ______ a.m. Eastern Time.

“Merger Agreement” means the agreement and plan of merger, dated as of January 6, 2026 (as amended by Amendment No. 1 to the Merger Agreement, and as may be further amended or restated from time to time), by and among CDAQ, Pubco, the Purchaser Merger Sub, the Company Merger Sub and KMC.

“Mergers” means the Purchaser Merger and the Company Merger.

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“Minimum Cash Condition” means the closing condition in the Merger Agreement that Pubco shall have an aggregate amount of (i) cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the closing redemption), that (ii) when added to the aggregate cash proceeds of all Transaction Financings, whether received by CDAQ, Pubco or KMC, in each case, prior to giving effect to the payment of any expenses of CDAQ, Pubco or KMC (including the satisfaction of any CDAQ liability), after (iii) (a) payment of the aggregate outstanding and unpaid amounts owed by CDAQ as of the Closing in cash for CDAQ’s accrued expenses, extension expenses and any other unpaid indebtedness and cash liabilities in respect of costs and expenses incurred by CDAQ (including the loans made by Polar) and any loans owed to the Sponsor or the Legacy Sponsor that are repaid in cash) and (b) payment of up to $1,000,000 in outstanding and unpaid amounts owed by KMC as of the Closing in cash for KMC’s accrued expenses, is at least to Five Million U.S. Dollars ($5,000,000).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Rule(s)” means The Nasdaq Stock Market Listing Rule(s).

“No Redemptions” means a scenario whereby none of the CDAQ Public Shareholders redeem their CDAQ Public Shares.

“NTBV” means net tangible book value.

“Organizational Documents Proposals” means seven separate sub-proposals to approve the material differences between CDAQ Memorandum and Articles and Pubco Charter to be effective upon the completion of the Business Combination.

“OTC Markets” means OTC Markets Group Inc.

“Parties” means the parties to the Merger Agreement, being CDAQ, KMC, Pubco, Purchaser Merger Sub and Company Merger Sub.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PIPE Investors” means investors in the Transaction Financings.

“Plan of Merger” mean the plan of merger by and between CDAQ and Purchaser Merger Sub, substantially in the form attached hereto as Annex B.

“Polar” means Polar Multi-Strategy Master Fund.

“Polar Shares” means the 1,350,000 CDAQ Class A Ordinary Shares to be issued to Polar pursuant to the Polar Subscription Agreement, together with the shares of Pubco Common Stock to be received in exchange for such shares in the Mergers.

“Polar Subscription Agreement” means that certain subscription agreement, dated September 6, 2023, by and among CDAQ, the Sponsor and Polar.

“Prior Directors and Officers” means Abidali Neemuchwala, Burhan Jaffer, Satish Gupta, Steven Freiberg, Deborah C. Hopkins and Bill Owens.

“Proposals” means the Business Combination Proposal, the Merger Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

“Proposed Organizational Documents” means the Pubco Charter and the Pubco Bylaws.

“proxy statement/prospectus” means this proxy statement/prospectus included in the Registration Statement.

“Pubco” means Titan Holdings Corp., a Delaware corporation.

“Pubco Audit Committee” means the audit committee of the Pubco Board.

“Pubco Board” means the board of directors of Pubco.

“Pubco Bylaws” means the amended and restated bylaws of Pubco to become effective upon the Closing of the Business Combination.

“Pubco Charter” means the amended and restated certificate of incorporation of Pubco to become effective upon the Closing of the Business Combination.

“Pubco Charter Proposal” means the proposal to approve the adoption of the Proposed Organizational Documents.

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“Pubco Compensation Committee” means the compensation committee of the Pubco Board.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Merger” means the merger of Purchaser Merger Sub with and into CDAQ with CDAQ continuing as the surviving company.

“Purchaser Merger Sub” means Titan SPAC Merger Sub Corp., a Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco.

“Record Date” means ______, 2026, the record date for the Meeting.

“Registration Statement” means the Registration Statement on Form S-4 (Registration No. 333-____) filed by Pubco and KMC with the SEC of which this proxy statement/prospectus forms a part.

“Regulation S-K” means Regulation S-K of the Securities Act.

“SAB” means the Staff Accounting Bulletin issued by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the United States Securities and Exchange Commission.

“Second Letter Agreement Amendment” means the amendment to the Letter Agreement, entered into in connection with the execution of the Merger Agreement, by and among the Pubco, CDAQ, the Sponsor and certain other CDAQ shareholders, officers and directors. On January 13, 2026, the Legacy Sponsor executed a joinder to the Second Letter Agreement Amendment.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SPAC” means a special purpose acquisition company.

“SPAC Guidance” means the guidance issued by the SEC to the 2024 SPAC Rules.

“Sponsor” means HCG Opportunity, LLC, a Delaware limited liability company.

“Sponsor Loan Note” means that certain promissory note, dated November 21, 2024, issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000 into CDAQ Class A Ordinary Shares at $10.00 per share.

“Sponsors” means the Legacy Sponsor and the Sponsor, collectively.

“Transactions” means the Mergers and, together with the other transactions contemplated by the Merger Agreement.

“Transaction Financings” means capital raising transactions in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into CDAQ, Pubco or KMC.

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury.

“Trust Account” means the trust account of CDAQ that holds the remaining net proceeds of the CDAQ IPO and the CDAQ Private Placement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 14, 2021, by and between CDAQ and CST.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Withum” means WithumSmith+Brown, PC.

“Working Capital Loans” means the funds that the Sponsor or an affiliate of the Sponsor, or certain of CDAQ’s officers and directors may, but are not obligated to, loan CDAQ as may be required to cover the working capital requirements of CDAQ.

All references to CDAQ securities being forfeited shall take effect as surrenders for no consideration as a matter of Cayman Islands law.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding CDAQ, Pubco, KMC and their respective management teams’ expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “objective,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “ongoing,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	KMC’s operating history and exploration plans,

●	KMC and the Business Combination and statements regarding the anticipated benefits of the completion of the Business Combination,

●	the assets held by Pubco,

●	Pubco’s listing on any securities exchange,

●	Strategic goals, operational plans and objectives of management for future operations of Pubco,

●	the upside potential and opportunity for investors,

●	Pubco’s projections and expectations for value creation and strategic advantages, market size and growth opportunities, technological and market trends,

●	risks associated with KMC’s capital-intensive business,

●	significant risk and hazards associated with mining operations,

●	the title to some of the mineral properties may be uncertain or defective,

●	changes in the prices of copper, titanium dioxide and other energy metals,

●	the requirements to obtain, maintain and renew environmental, construction and mining permits, which is often a costly and time-consuming process,

●	future financial condition and performance and expected financial impacts of the Business Combination, and

●	the satisfaction of various legal, regulatory and contractual closing conditions to the Business Combination.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of CDAQ, Pubco or KMC as of any subsequent date, and neither CDAQ, KMC nor Pubco undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the Proposals. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of securities of CDAQ or Pubco;

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●	the risk that the Business Combination may not be completed by the Business Combination Deadline (as defined below);

●	the failure by the parties to satisfy the conditions to the consummation of the Business Combination, including the approval of CDAQ Shareholders, or the Transaction Financings;

●	failure to realize the anticipated benefits of the Business Combination;

●	the level of redemptions of the CDAQ Public Shareholders which may reduce the public float of, reduce the liquidity of the trading market of, and/or maintain the quotation, listing or trading of the CDAQ Public Shares or the shares of Pubco Common Stock;

●	the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after the Closing;

●	costs related to the Business Combination and as a result of Pubco becoming a public company;

●	changes in business, market, financial, political and regulatory conditions;

●	risks relating to Pubco’s anticipated operations and business;

●	risks related to extensive regulation by the Chilean government as well as local governments;

●	risks related to Chilean operations which are subject to additional political, economic and other uncertainties not generally associated with domestic operations;

●	risks related to increased competition in the industries in which Pubco will operate;

●	risks that after the Closing, Pubco experiences difficulties managing its growth and expanding operations;

●	risks relating to the regulatory treatment of Pubco’s business and potentially burdensome regulatory requirements relating thereto;

●	the outcome of any potential legal proceedings that may be instituted against Pubco, CDAQ or others following the announcement of the Business Combination; and

●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

While forward-looking statements reflect CDAQ’s, Pubco’s and KMC’s good faith beliefs, as applicable, they are not guarantees of future performance. Except as otherwise required by applicable law, CDAQ, Pubco and KMC disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus. For a further discussion of these and other factors that could cause CDAQ’s, Pubco’s and KMC’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to CDAQ, Pubco and KMC.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Meeting and the Proposals. The following questions and answers do not include all the information that is important to CDAQ Shareholders. CDAQ Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:	On January 6, 2026, CDAQ, Pubco, KMC, Purchaser Merger Sub and Company Merger Sub entered into the Merger Agreement, pursuant to which they agreed to effect the Business Combination on the terms set forth therein and as is described in this proxy statement/prospectus. CDAQ Shareholders are being asked to vote to approve the Merger Agreement and the Business Combination. The Merger Agreement provides that, among other things:

(i)	Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “Purchaser Merger”), and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco;

(ii)	Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco (the “Company Merger” and, together with the Purchaser Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all KMC options (“KMC Options”) that are outstanding immediately prior to the effective time of the Mergers (the “Effective Time”) and all KMC warrants that are outstanding immediately prior to the Effective Time (“KMC Warrants”); and

(iii)	The aggregate consideration to be paid to KMC Sellers pursuant to the Company Merger shall be an amount equal to Two Hundred and Thirty Million U.S. Dollars ($230,000,000) (the “Merger Consideration”). The total portion of the Merger Consideration amount payable to all KMC Sellers (which, for the avoidance of doubt, excludes holders of KMC Options and KMC Warrants) will be paid in the form of shares of Pubco Common Stock, each valued at $10.00 per share. Each KMC Seller will receive, for each share of common stock of KMC (the “KMC Common Stock”) held by such KMC Seller, an amount equal to the “Per Share Price” (as defined in the Merger Agreement), which will be paid in the form of Pubco Common Stock, with each share of Pubco Common Stock valued at $10.00 per share. The holders of KMC Options (whether vested or invested) shall receive options for shares of Pubco Common Stock and the holders of KMC Warrants shall receive warrants for shares of Pubco Common Stock.

For more information about the other arrangements contemplated by the Merger Agreement, please see the section entitled “Summary of the Proxy Statement/Prospectus – The Business Combination— Ancillary Documents.”

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:	What is being voted on at the Meeting?

A:	CDAQ Shareholders are being asked to vote to approve the following Proposals:

(1)	The Business Combination Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve and adopt the Merger Agreement and the Business Combination. See the section entitled “The Business Combination Proposal.”

(2)	The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the Plan of Merger by and between CDAQ and Purchaser Merger Sub, substantially in the form attached hereto as Annex B. See the section entitled “The Merger Proposal.”

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(3)	The Pubco Charter Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve the adoption of the Proposed Organizational Documents. See the section entitled “The Pubco Charter Proposal.”

(4)	The Organizational Documents Proposals — to consider and vote upon by way of an ordinary resolution a proposal to approve, on a non-binding advisory basis, seven separate proposals to approve the material differences between the CDAQ Memorandum and Articles and the Proposed Organizational Documents. See the section entitled “The Organizational Documents Proposals.”

(5)	The Director Election Proposal — to consider and vote upon by way of an ordinary resolution a proposal to elect five directors to serve on the Pubco Board following consummation of the Business Combination for the applicable term under the Proposed Organizational Documents or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. See the section entitled “The Director Election Proposal.”

(6)	The Incentive Plan Proposal — to consider and vote upon by way of an ordinary resolution a proposal to approve the Incentive Plan. The form of Incentive Plan to become effective upon consummation of the Business Combination is appended to the accompanying proxy statement/prospectus as Annex E. The Pubco Board intends to adopt the Incentive Plan, subject to approval of the CDAQ Shareholders, effective upon the Closing, to be used by Pubco on a going-forward basis from the Closing. See the section entitled “The Incentive Plan Proposal.”

(7)	The Adjournment Proposal — to consider and vote upon by way of an ordinary resolution a proposal to adjourn the Meeting to a later date or dates, if it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason. See the section entitled “The Adjournment Proposal.”

CDAQ will hold the Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. CDAQ Shareholders should read it carefully.

The vote of CDAQ Shareholders is important. CDAQ Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the exercise of the redemption rights?

A:	The U.S. federal income tax consequences of exercising redemption rights with respect to your CDAQ Public Shares depends on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of CDAQ Ordinary Shares you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Mergers) relative to all of the CDAQ Ordinary Shares outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Mergers, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

Q:	What are the material U.S. federal income tax consequences of the Mergers?

A:	Each of CDAQ and Pubco intends for the Mergers, taken together and as part of an integrated transaction, to be treated as, and each will take the position that the Mergers should be treated as an exchange within the meaning of Section 351 of the Code. Assuming that the Mergers so qualify, and subject to the discussion below under the section entitled “U.S. Federal Income Tax Considerations”:

●	a U.S. Holder whose CDAQ Public Shares have a fair market value of less than $50,000 on the date of the Mergers, and who on the date of the Mergers owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CDAQ entitled to vote and less than 10% of the total value of all classes of stock of CDAQ, will generally not recognize any gain or loss and will generally not be required to include any part of CDAQ’s earnings in income pursuant to the Mergers.

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●	a U.S. Holder whose CDAQ Public Shares have a fair market value of $50,000 or more on the date of the Mergers, and who on the date of the Mergers owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CDAQ entitled to vote and less than 10% of the total value of all classes of stock of CDAQ will generally recognize gain (but not loss) with respect to the shares of Pubco Common Stock received in the Mergers. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to such U.S. Holder, provided certain other requirements are satisfied; and

●	a U.S. Holder who on the date of the Mergers owns (actually and constructively) 10% or more of the total combined voting power of all classes of stock of CDAQ entitled to vote or 10% or more of the total value of all classes of stock of CDAQ will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to the CDAQ Public Shares it directly owns.

As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” CDAQ believes it is likely properly classified as a PFIC for U.S. federal income tax purposes. If CDAQ were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Mergers discussed above, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CDAQ Public Shares for shares of Pubco Common Stock pursuant to the Mergers. Any such gain would be taxable income with no corresponding receipt of cash in the Mergers. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under the section entitled “U.S. Federal Income Tax Considerations — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their CDAQ Public Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code.

The obligations of CDAQ and Pubco to complete the Mergers are not conditioned on the receipt of opinions of counsel to the effect that the Mergers will qualify as an exchange within the meaning of Section 351(a) of the Code for U.S. federal income tax purposes. If the Mergers do not qualify as an exchange under Section 351(a) of the Code, each U.S. Holder will generally recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Pubco Common Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the CDAQ Public Shares, Common Units, exchanged therefor. Special considerations apply to U.S. Holders of Public Warrants. For a discussion such considerations, and a more complete description of the material U.S. federal income tax consequences of the Mergers, see the section entitled “U.S. Federal Income Tax Considerations.”

Q:	What will happen to the CDAQ Class A Ordinary Shares in connection with the Closing?

A:	The CDAQ Class A Ordinary Shares are currently quoted on OTCID Basic Market under the symbol “CDAQF.” Upon the Closing, holders of CDAQ Class A Ordinary Shares will receive one share of Pubco Common Stock for each share of CDAQ Class A Ordinary Shares they hold at Closing. Pubco intends to apply for listing, to be effective at the time of the Closing, of its shares of Pubco Common Stock and Pubco Public Warrant on the Nasdaq Capital Market under the symbols “KMCM” and “KMCMW,” respectively.

Q:	What will happen to the Warrants in connection with the Closing of the Business Combination?

Pursuant to the Merger Agreement, upon the Closing, Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity, and as a result of which each holder of a CDAQ Warrant will receive a warrant to purchase one share of Pubco Common Stock for each CDAQ Warrant. For more information on the rights of Pubco Warrants, see “Description of Pubco Securities.”

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Q:	What equity stake will current CDAQ Public Shareholders, the Sponsor and their affiliates and the KMC Sellers hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?

A:	Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no CDAQ Public Shareholders exercise redemption rights with respect to their CDAQ Public Shares upon completion of the Business Combination, that 1,000,000 shares of Pubco Common Stock are to be issued to the PIPE Investors in connection with the Transaction Financing, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, and that no shares of Pubco Common Stock are issued pursuant to the Incentive Plan, (i) the CDAQ Public Shareholders, (ii) the Sponsors (including shares to be transferred to the Non-Redemption Investors), (iii) Polar, (iv) KMC Sellers, and (v) PIPE Investors, in each case, will own approximately 0.4%, 20.6%, 5.1%, 70.1% and 3.8% of the issued and outstanding shares of Pubco Common Stock, respectively, without any conversion or exercise of notes, options or warrants.

If any of the CDAQ Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Common Stock held by the CDAQ Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Common Stock held by the Sponsor and its affiliates, and the KMC Sellers will each increase, in each case relative to the percentage held if none of the CDAQ Public Shares are redeemed. CDAQ Public Shareholders that do not redeem their CDAQ Public Shares in connection with the Business Combination will experience dilution upon the issuance of any shares of Pubco Common Stock pursuant to the Incentive Plan and other future equity issuances by Pubco that are unanticipated as of the date of this proxy statement/prospectus.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming no redemptions by CDAQ Public Shareholders, 25% Redemptions by CDAQ Public Shareholders (27,716 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders), 50% Redemptions by CDAQ Public Shareholders (55,433 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders), 75% Redemptions by CDAQ Public Shareholders (83,149 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders) and Maximum Redemptions by CDAQ Public Shareholders (110,866 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders). The Maximum Redemptions scenario reflects the maximum number of CDAQ Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination. If any of these assumptions are not correct, these percentages will be different.

Potential ownership of issued and outstanding shares of Pubco Common Stock upon Closing:

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CDAQ Public Shareholders	110,866	0.4%	83,150	0.3%	55,433	0.2%	27,717	0.1%	-	-
Sponsor	1,937,061	7.3%	1,937,061	7.3%	1,937,061	7.3%	1,937,061	7.3%	1,937,061	7.3%
Legacy Sponsor	2,092,348	7.9%	2,092,348	7.9%	2,092,348	7.9%	2,092,348	7.9%	2,092,348	7.9%
Non-Redemption Investors	1,457,300	5.4%	1,457,300	5.4%	1,457,300	5.4%	1,457,300	5.5%	1,457,300	5.5%
Polar Shares	1,350,000	5.1%	1,350,000	5.1%	1,350,000	5.1%	1,350,000	5.1%	1,350,000	5.1%
KMC Sellers	18,623,329	70.1%	18,623,329	70.2%	18,623,329	70.3%	18,623,329	70.3%	18,623,329	70.4%
PIPE Investors	1,000,000	3.8%	1,000,000	3.8%	1,000,000	3.8%	1,000,000	3.8%	1,000,000	3.8%
Total shares outstanding at Closing, not reflecting potential sources of dilution	26,570,904		26,543,188		26,515,471		26,487,755		26,460,038

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Potential ownership of issued and outstanding shares of Pubco Common Stock upon Closing

(assuming conversion or exercise of CDAQ Warrants, KMC Options and KMC Warrants):

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CDAQ Public Shareholders (1)	7,191,029	16.3%	7,163,313	16.3%	7,135,596	16.2%	7,107,880	16.2%	7,080,163	16.1%
Sponsor	6,582,459	15.0%	6,582,459	15.0%	6,582,459	15.0%	6,582,459	15.0%	6,582,459	15.0%
Legacy Sponsor	2,279,015	5.2%	2,279,015	5.2%	2,279,015	5.2%	2,279,015	5.2%	2,279,015	5.2%
Non-Redemption Investors	1,457,300	3.3%	1,457,300	3.3%	1,457,300	3.3%	1,457,300	3.3%	1,457,300	3.3%
Polar Shares	1,350,000	3.1%	1,350,000	3.1%	1,350,000	3.1%	1,350,000	3.1%	1,350,000	3.1%
KMC Sellers (3)	24,145,942	54.8%	24,145,942	54.8%	24,145,942	54.9%	24,145,942	54.9%	24,145,942	55.0%
PIPE Investors	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.3%
Total shares outstanding at Closing, reflecting potential sources of dilution	44,005,745		43,978,029		43,950,312		43,922,596		43,894,879

(1)	Includes 7,080,163 shares underlying the 7,080,163 CDAQ Public Warrants.
(2)	Includes 4,832,065 shares underlying the 4,832,065 CDAQ Private Warrants.
(3)	Includes 1,164,525 shares underlying the KMC Options and 4,358,088 shares underlying the KMC Warrants.

Dilution

Dilution per share to CDAQ Public Shareholders is determined by CDAQ’s net tangible book value (“NTBV”) per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the CDAQ Public Shareholders as set forth as follows under five redemption scenarios.

The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the CDAQ IPO as set forth as follows under the five (5) redemption scenarios:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Offering price of the securities in the CDAQ IPO price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$7,016,841	6,693,467	6,370,093	6,046,719	5,723,345
As adjusted shares(2)	7,945,138	7,917,422	7,889,705	7,861,989	7,834,272
Net tangible book value per share, as adjusted, as of September 30, 2025	$0.88	0.85	0.81	0.77	0.73
Dilution per share to CDAQ Public Shareholders	$9.12	9.15	9.19	9.23	9.27

(1)	See table below for reconciliation of NTBV, as adjusted.
(2)	See table below for reconciliation of as adjusted shares.

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	Assuming No Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Net tangible book value per share, as adjusted, as of September 30, 2025	$7,016,841	6,693,467	6,370,093	6,046,719	5,723,345

Numerator adjustments
CDAQ’s net tangible book value	$(9,512,674)	(9,512,674)	(9,512,674)	(9,512,674)	(9,512,674)
Transaction expenses to be incurred by CDAQ	(1,332,927)	(1,332,927)	(1,332,927)	(1,332,927)	(1,332,927)
Conversion of related party promissory note in CDAQ Class A Ordinary Shares	1,741,500	1,741,500	1,741,500	1,741,500	1,741,500
Settlement of Legacy Sponsor note	(175,000)	(175,000)	(175,000)	(175,000)	(175,000)
Settlement of non-redemption liability	6,025,173	6,025,173	6,025,173	6,025,173	6,025,173
Transaction Financings proceeds	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Reclassification of shares subject to redemption to equity	1,293,496	970,122	646,748	323,374	-
As adjusted net tangible book value	$7,016,841	6,693,467	6,370,093	6,046,719	5,723,345

Denominator adjustments
CDAQ Public Shareholders	110,866	83,150	55,433	27,717	-
Sponsors	4,701,782	4,701,782	4,701,782	4,701,782	4,701,782
Non-Redemption Investors	782,490	782,490	782,490	782,490	782,490
Polar Shares	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
PIPE Investors	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
As adjusted CDAQ’s shares outstanding	7,945,138	7,917,422	7,889,705	7,861,989	7,834,272

(1)	Includes 5,310,122 Founder Shares (as defined below) and 4,832,065 CDAQ Private Warrants. Does not give effect to any pre-closing transfers, distributions or forfeitures of securities held by the Sponsor.

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CDAQ issued the CDAQ Public Shares as part of Units in the CDAQ IPO at $10.00 per Unit. After giving effect to the issuance of the 21,240,488 CDAQ Public Shares in the CDAQ IPO and the 4,832,065 CDAQ Private Warrants to the Legacy Sponsor in a private placement that closed simultaneously with the CDAQ IPO (the “CDAQ Private Placement”), less redemptions of CDAQ Public Shares, there were 5,420,988 CDAQ Ordinary Shares and 4,832,065 CDAQ Private Warrants issued and outstanding. In connection with the Business Combination, assuming its consummation in accordance with the Merger Agreement, immediately after the Closing, Pubco is expected to have outstanding an aggregate of 26,568,467 shares of Pubco Common Stock, including (i) shares of Pubco Common Stock issued to CDAQ Shareholders in the Purchaser Merger, (ii) 18,623,329 shares of Pubco Common Stock issued to the KMC Sellers in the Company Merger, (iii) 1,350,000 shares of Pubco Common Stock issued to Polar, and (iv) 1,000,000 shares of Pubco Common Stock issued to the PIPE Investors. These shares outstanding assume no shares of Pubco Common Stock are issued and outstanding under the Incentive Plan. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “Maximum Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 26,570,904 total shares of Pubco Common Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of CDAQ Public Shares prior to the Closing, CDAQ valuation is based on the $10.00 issuance price per Unit in the CDAQ IPO and is therefore calculated as: $10.00 (per Unit CDAQ IPO price) multiplied by 26,570,904 shares, or $265,709,043. The following table illustrates the valuation at the $10.00 issuance price per Unit in the CDAQ for each redemption scenario:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
CDAQ shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$1,108,660	$831,500	$554,330	$277,170	$-
CDAQ Public Shareholders shares outstanding post Business Combination	110,866	83,150	55,433	27,717	-
CDAQ Sponsor shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$19,370,612	$19,370,612	$19,370,612	$19,370,612	$19,370,612
CDAQ Sponsor shares outstanding post Business Combination	1,937,061	1,937,061	1,937,061	1,937,061	1,937,061
CDAQ Legacy Sponsor shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$20,923,480	$20,923,480	$20,923,480	$20,923,480	$20,923,480
CDAQ Legacy Sponsor shares outstanding post Business Combination	2,092,348	2,092,348	2,092,348	2,092,348	2,092,348

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	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
KMC Sellers shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$186,223,291	$186,223,291	$186,223,291	$186,223,291	$186,223,291
KMC Sellers shares outstanding post Business Combination	18,623,329	18,623,329	18,623,329	18,623,329	18,623,329
CDAQ Non-Redemption Investors shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$14,573,000	$14,573,000	$14,573,000	$14,573,000	$14,573,000
CDAQ Non-Redemption Investors shares outstanding post Business Combination	1,457,300	1,457,300	1,457,300	1,457,300	1,457,300
PIPE Investors shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$10,000,000	$10,000,000	$10,000,000	$10,000,000	$10,000,000
PIPE Investors shares outstanding post Business Combination	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
Polar Shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$13,500,000	$13,500,000	$13,500,000	$13,500,000	$13,500,000
PIPE Investors shares outstanding post Business Combination	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
Total valuation based on offering price of the securities in CDAQ IPO of $10.00 per Unit	$265,709,043	$265,431,883	$265,154,713	$264,877,553	$264,600,383
Total shares outstanding post Business Combination(1)	26,570,904	26,543,188	26,515,471	26,487,755	26,460,038

(1)	Excludes the dilutive effects of 7,080,163 shares underlying the 7,080,163 CDAQ Public Warrants, 4,832,065 shares underlying 4,832,065 outstanding CDAQ Private Warrants, the 1,164,525 shares underlying the KMC Options, and the 4,358,088 shares underlying the KMC Warrants.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Common Stock will not be below the offering price in the CDAQ IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 3,310,866 CDAQ Class A Ordinary Shares and 2,110,122 CDAQ Class B Ordinary Shares outstanding on December 31, 2025.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan expected to be adopted in connection with the Closing.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Common Stock held by non-redeeming CDAQ Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to CDAQ Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

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Q:	What conditions must be satisfied or waived to complete the Business Combination?

A:	There are a number of closing conditions to the Business Combination in the Merger Agreement, including, but not limited to, the following: (i) the approval of the CDAQ Shareholder Approval Matters; (ii) the approval of the Business Combination by the KMC Sellers; (iii) the consummation of the Business Combination not being prohibited by applicable law; (iv) effectiveness of the Registration Statement; (v) the shares of Pubco Common Stock having been approved for listing on the Nasdaq Capital Market; (vi) a Minimum Cash Condition of at least $5.0 million at Closing, after giving effect to Trust Account redemptions, Transaction Financing proceeds and payment of CDAQ expenses and liabilities and up to $1.0 million in KMC transaction expenses; and (vii) the expiration of certain regulatory waiting periods and approval of any necessary governmental approvals. Any of the conditions to a party’s obligation to consummate the Business Combination set forth in the Merger Agreement, if legally permitted, may be waived by such party.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination — The Merger Agreement” and “— Ancillary Documents.”

Q:	When will the Business Combination be completed?

The parties currently expect that the Business Combination will be completed during the second quarter of 2026. However, neither CDAQ nor KMC can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of CDAQ and/or KMC could result in the Business Combination being completed at a different time or not at all. The outside date for consummation of the Business Combination (the “Outside Date”) is June 30, 2026, unless extended as provided in the Merger Agreement. Before the Business Combination can be completed, CDAQ must obtain the approval of the CDAQ Shareholders for each of the CDAQ Shareholder Approval Matters, and the parties to the Merger Agreement must also satisfy other closing conditions. See “The Business Combination — The Merger Agreement — Conditions to Closing.”

Q:	Why is CDAQ providing CDAQ Shareholders with the opportunity to vote on the Business Combination?

A:	Under the CDAQ Memorandum and Articles, CDAQ must provide all CDAQ Public Shareholders with the opportunity to have their CDAQ Public Shares redeemed upon the consummation of CDAQ’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote in accordance with the provisions of Article 50 of the CDAQ Memorandum and Articles. For business reasons and pursuant to Cayman Islands law requirements, CDAQ has elected to structure the Business Combination in such a way as to provide CDAQ Public Shareholders with the opportunity to have their CDAQ Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CDAQ is seeking to obtain the approval of the CDAQ Shareholders of the Business Combination Proposal, among the other Proposals, in order to allow the CDAQ Public Shareholders to effectuate redemptions of their CDAQ Public Shares in connection with the consummation of the Business Combination.

Further, pursuant the Cayman Islands Company Act and the CDAQ Memorandum and Articles, CDAQ Shareholders are required to approve the Plan of Merger by special resolution.

Q:	Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A:	Pursuant to the Merger Agreement, during the period between the signing of the Merger Agreement and the Closing, KMC, CDAQ and Pubco shall use their commercially reasonable efforts to enter into Financing Agreements for one or more Transaction Financings for gross proceeds sufficient to meet the Minimum Cash Condition on such terms and structuring, and using such strategy, placement agents and approach, as CDAQ and KMC shall mutually agree, will reasonably cooperate in connection therewith (including having KMC’s senior management participate in investor meetings as reasonably requested), and will not amend, waive or otherwise modify any Financing Agreements or reduce any committed investment amounts without mutual consent, except as permitted under the Financing Agreements. As of ______, 2026, no Financing Agreements have been entered into.

For more information about the Transaction Financings and other arrangements contemplated by the Merger Agreement, please see the section entitled “Summary of the Proxy Statement/Prospectus – The Business Combination-— Ancillary Documents.”

The proceeds from the Trust Account (net of any amounts used to fund the redemptions of CDAQ Public Shares) and the Transaction Financings will be used to pay any transaction expenses of the parties, deferred expenses of CDAQ, repayment of certain loans owed by CDAQ, other liabilities of CDAQ and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations. In addition, CDAQ and KMC may seek to arrange for additional third-party financing which may be in the form of debt (including convertible notes) or equity, or Trust Account non-redemption or backstop arrangements or a committed equity line facility or otherwise, the proceeds of which would be used for a variety of purposes.

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Q:	How many votes do I have at the Meeting?

A:	CDAQ Shareholders are entitled to one vote at the Meeting for each CDAQ Ordinary Share held of record as of the Record Date for the Meeting. As of the close of business on the Record Date, there were 5,420,988 CDAQ Ordinary Shares issued and outstanding.

Q:	What vote is required to approve the proposals presented at the Meeting?

A:	Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

The Merger Proposal is required to be approved by a special resolution of CDAQ Shareholders, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding CDAQ Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Approval of the Organizational Documents Proposals is being sought by way of an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CDAQ Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CDAQ or the CDAQ Board.

Assuming a quorum is established, a CDAQ Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Q:	Are the Proposals conditioned on one another?

A: Under the Merger Agreement, the approval by CDAQ Shareholders of the Business Combination Proposal, the Merger Proposal, and the Incentive Plan Proposal are conditions to the consummation of the Business Combination. If any of such Proposals are not approved by CDAQ Shareholders, the Business Combination will not be consummated, unless waived by the parties. Each of the Merger Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, and the Incentive Plan Proposal are conditional upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

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Q:	What constitutes a quorum at the Meeting?

A:	A quorum of CDAQ Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders at least one-third of the then issued and outstanding CDAQ Ordinary Shares (whether in person (including via the virtual meeting platform) or by proxy). As of the Record Date, CDAQ Shareholders holding 1,806,997 CDAQ Ordinary Shares would be required to achieve a quorum at the Meeting. Since the CDAQ Ordinary Shares held by the Sponsor represent approximately 57.1% of the issued and outstanding CDAQ Ordinary Shares and which will count towards this quorum, CDAQ will not need any of the CDAQ Public Shares to be represented in person (including via the virtual meeting platform) or by proxy at the Meeting to have a valid quorum.

Q:	How will the Sponsor and CDAQ’s directors and officers vote?

A:	The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. While none of CDAQ’s executive officers or directors directly own any CDAQ Ordinary Shares, pursuant to the Letter Agreement, each of CDAQ’s executive officers and directors have agreed to vote any CDAQ Ordinary Shares held by them in favor of the initial business combination, including the Business Combination.

As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Q:	What interests do the Sponsor, CDAQ’s directors and executive officers and their affiliates have in the Business Combination?

A:	When CDAQ Public Shareholders consider the recommendation of the CDAQ Board in favor of approval of the Business Combination and other Proposals, CDAQ Public Shareholders should keep in mind that the Sponsor and CDAQ’s directors and officers have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a CDAQ Public Shareholder as a CDAQ Shareholder. These interests include, among other things:

●	As of the date hereof, the Sponsor is the record holder of 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. The 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants were acquired by the Sponsor from the Legacy Sponsor in the Sponsor Handover (as defined below) for an aggregated amount of $300,000 in cash consideration, which is to be paid upon the closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note (as defined below) payable to the Legacy Sponsor). As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 3,093,036 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 4,645,398 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrant on ______, 2026. Pursuant to various non-redemption agreements, the Sponsor has agreed to transfer to the Non-Redemption Investors an aggregate of 1,457,300 Founder Shares promptly at or following the closing of an initial business combination (but no later than two (2) business days after the satisfaction of the requisite conditions to such transfer);
●

As of the date hereof, the Legacy Sponsor is the record holder of 2,217,086 CDAQ Ordinary Shares and 186,667 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 2,217,086 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 186,667 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrants on ______, 2026;

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●	If CDAQ does not consummate a business combination by April 20, 2026 (unless extended by CDAQ’s shareholders) (the “Business Combination Deadline”), CDAQ will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding CDAQ Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the CDAQ Class B Ordinary Shares (the “Founder Shares”) held by the Legacy Sponsor and the Sponsor would be worthless because holders of Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The aggregate value of the Founder Shares, assuming a per share value equal to the $______ closing price of the CDAQ Public Shares on ______, 2026, is estimated to be approximately $______ million. The Founder Shares were initially issued for an aggregate price of only $25,000. This means that if the Business Combination is consummated, the Sponsors would likely recoup their initial investment in CDAQ and make a substantial profit on that investment, even if the shares of Pubco Common Stock trade at a significant discount to the current price of the CDAQ Class A Ordinary Shares causing the CDAQ Public Shareholders to experience a negative rate of return in the Pubco;

●	In order to finance transaction costs in connection with an initial business combination, the Legacy Sponsor and any of CDAQ’s prior officers or directors that hold Founder Shares (collectively, the “Initial Shareholders”), the Sponsor or an affiliate of the Initial Shareholders or the Sponsor, or certain of the prior directors and officers or current directors and officers may, but are not obligated to, provide CDAQ working capital loans (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the CDAQ Private Warrants. In the event that an initial business combination does not close, CDAQ may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. CDAQ has issued two unsecured promissory notes: (i) that certain unsecured promissory note, dated December 30, 2021, issued by CDAQ to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor, for an aggregate principal amount of up to $1,000,000 (the “2021 Promissory Note”) and (ii) that certain promissory note, dated November 21, 2024, issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000 (the “Sponsor Loan Note”), as further described under the heading “Information About CDAQ,” for CDAQ’s working capital (including potential extension funding) needs. As of ______, 2026, $125,000 was outstanding under the 2021 Promissory Note and $1,765,872 was outstanding under the Sponsor Loan Note. As part of the Sponsor Handover, the Sponsor has agreed to pay the Legacy Sponsor an aggregate of $300,000 in cash consideration, which is to be paid upon closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). Pursuant to the Sponsor Letter Agreement, all amounts outstanding as of the Closing under the Sponsor Loan Note shall be automatically converted, immediately prior to the Purchaser Merger, into CDAQ Class A Ordinary Shares at $10.00 per share. If the Business Combination is not consummated by the Business Combination Deadline, the Legacy Sponsor, the Sponsor, CDAQ’s directors and officers and their affiliates may not receive any payment in respect of the promissory notes, in whole or in part;

●	Polar has agreed to fund up to $1,500,000 to CDAQ, subject to certain funding milestones pursuant to that certain subscription agreement, dated September 6, 2023, by and among CDAQ, the Sponsor and Polar (the “Polar Subscription Agreement”), in order to meet the Sponsor’s commitment to CDAQ under a drawdown request. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten (10) dollars of such funding (the “Polar Capital Investment”). In addition, pursuant to the Merger Agreement, immediately prior to the Closing, CDAQ shall issue to Polar 1,350,000 CDAQ Class A Ordinary Shares pursuant to the Polar Subscription Agreement (together with the shares of Pubco Common Stock to be received in exchange for such shares in the Mergers, the “Polar Shares”). As of ______, 2026, $1,500,000 was drawn down, which is unlikely to be repaid if the Business Combination is not consummated by the Business Combination Deadline;

●	If CDAQ is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed to indemnify CDAQ in the event that claims for services rendered or products sold to CDAQ or by a prospective target business reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CDAQ Public Share and (ii) the actual amount per CDAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account. This indemnity does not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under CDAQ’s indemnity of the underwriters of the CDAQ IPO against certain liabilities, including liabilities under the Securities Act;

●	CDAQ’s Sponsor, its officers and directors, and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CDAQ’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If CDAQ does not complete a business combination by the Business Combination Deadline, CDAQ may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of CDAQ’s Sponsor, officers and directors, or their affiliates had incurred any expenses which would be reimbursed at the Closing;

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●	The Legacy Sponsor assigned the existing administrative services agreement with CDAQ, dated October 14, 2021 (the “Administrative Services Agreement”) to the Sponsor. Pursuant to the Administrative Services Agreement, CDAQ is required to pay the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor;

●	The anticipated election of ______ as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, ______ will receive any cash or equity compensation that the Pubco Board determines to pay ______. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination;”

●	CDAQ’s officers and directors have not been required to, and have not, committed their full time to CDAQ’s affairs, which may have resulted in a conflict of interest in allocating their time between CDAQ’s operations and its business combination and their other businesses; and

●	HCG Opportunity MM (“HCG MM”) is the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Both individuals disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

The foregoing interests present a risk that the Sponsors and CDAQ’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the CDAQ Public Shareholders rather than to liquidate, in which case the Sponsors would lose their entire investment.

The personal and financial interests of the Sponsors, as well as CDAQ’s officers and directors, may have influenced their motivation in identifying and selecting KMC as a business combination target, completing the Business Combination with KMC and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result in conflicts of interest on the part of such officers, directors and Sponsors between what he, she or they may believe is in the best interests of CDAQ and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. Shareholders should consider these interests in considering the recommendations of the CDAQ Board to vote for the proposals. See this section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

In addition to the foregoing, CDAQ’s officers and directors had fiduciary or contractual obligations to other entities while CDAQ was seeking to locate a target business for a business combination.  Accordingly, if any of CDAQ’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to CDAQ and might have only decided to present it to CDAQ if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. The CDAQ Memorandum and Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of CDAQ shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CDAQ; and (ii) CDAQ renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CDAQ, on the other.  Notwithstanding the foregoing, these other fiduciary or contractual obligations and the CDAQ Memorandum and Articles’ waiver of such rights did not impact CDAQ’s search for an acquisition target. The Sponsor considered various factors in its support for the Business Combination. Some benefits to the Sponsor included the opportunity to monetize their interests in CDAQ following the Closing and obtain significant returns in Pubco, especially if Pubco performs well in the public markets. However, the Sponsor also considered detriments, such as the dilution of the Sponsor’s ownership stake as described below in the section titled “The Business Combination — Ancillary Agreements — Second Letter Agreement Amendment.”

Other than as indicated above, no compensation has been or will be received by the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction, and no securities have been or will be issued by CDAQ to the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction.

For more, see “Certain Relationships and Related Party Transactions” and see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and CDAQ’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and KMC is appropriate as CDAQ’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CDAQ if the Business Combination is not completed or any other business combination is not completed.”

Q:	Did the CDAQ Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A.	No. The CDAQ Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, CDAQ’s management, the members of the CDAQ Board and the other representatives of CDAQ have experience in evaluating the operating and financial merits of KMC. Accordingly, investors will be relying solely on the judgment of the CDAQ Board in valuing KMC’s business and accordingly, investors assume the risk that the CDAQ Board may not have properly valued such business. For more information, see the risk factor entitled “Risk Factors — Risks Related to the Business Combination — Neither the CDAQ Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CDAQ Shareholders have no assurance from an independent source that the number of shares of Pubco Common Stock to be issued to the KMC Sellers and CDAQ Shareholders in the Business Combination is fair to CDAQ — and, by extension, CDAQ Shareholders — from a financial point of view.”

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Q:	What factors did the CDAQ Board consider in connection with its decision to recommend voting in favor of the Business Combination?

A:	The CDAQ Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the CDAQ Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weights to different factors. The CDAQ Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by, the CDAQ Board. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The CDAQ Board, in evaluating the Business Combination, consulted with CDAQ management and its financial, legal and other advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of CDAQ and (ii) to recommend that the CDAQ Shareholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the CDAQ Board considered a range of factors, as discussed below. The CDAQ Board viewed its decision as being based on all of the information available and the factors presented to and considered by the CDAQ Board. In addition, individual directors may have given different weights to different factors.

The CDAQ Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, as well as a variety of risks and uncertainties and other potentially negative factors concerning the Business Combination. See the section titled “The Business Combination Proposal — CDAQ Board’s Reasons for the Approval of the Business Combination.”

Q: What amendments will be made to the CDAQ Memorandum and Articles?

A:	The consummation of the Business Combination is conditioned, among other things, on the consummation of the Mergers, pursuant to which Purchaser Merger Sub will merge with and into CDAQ with CDAQ continuing as the surviving entity and any CDAQ Shareholder that does not exercise its option to redeem the Class A Ordinary Shares held by them will receive one share of Pubco Common Stock in exchange for each Class A Ordinary Share held by them. Accordingly, in addition to voting on the Business Combination, CDAQ Shareholders are also being asked to consider and vote upon a proposal to approve the Plan of Merger pursuant to the Cayman Companies Act, and a proposal to approve the Pubco Charter, which differs materially from the CDAQ Memorandum and Articles. These differences are discussed in greater detail in the sections of this proxy statement/prospectus entitled “The Pubco Charter Proposal” and “The Organizational Documents Proposals.”

Q:	Why is CDAQ proposing the Director Election Proposal?

A:	Pursuant to the Merger Agreement, the Parties agreed to take all necessary action so that, effective as of the Closing, the Pubco Board of will consist of five persons, including (i) ____, who is designated by CDAQ, and (ii) Cesar A. López Alarcón, John P. Ryan, Kelly Earle and Timothy R. McCutcheon. Mr. López is the President and Chief Executive Officer of KMC prior to the Closing and will serve as Chairman of the Pubco Board after Closing. A majority of the directors of the Pubco Board shall qualify as independent directors as defined under the rules of Nasdaq (the “Nasdaq Listing Rules”). The Pubco Board shall be divided into three classes, which classes shall have staggered terms of three years each, with the composition of each “class” determined by the Pubco Board prior to the Closing, subject to the requirements of the Nasdaq Capital Market. The Director Election Proposal will allow Pubco Shareholders to elect these directors. For more information, see the section entitled “The Director Election Proposal.”

Q:	What happens if I sell my CDAQ Public Shares before the Meeting?

A:	The Record Date is earlier than the date of the Meeting. If you transfer your CDAQ Public Shares after the Record Date but before the date of the Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Meeting. However, you will not be able to seek redemption of your CDAQ Public Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your CDAQ Public Shares prior to the Record Date, you will have no right to vote those shares at the Meeting.

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Q:	What happens if CDAQ Shareholders vote against the Business Combination Proposal?

A:	Pursuant to the CDAQ Memorandum and Articles, if the Business Combination Proposal is not approved and CDAQ does not otherwise consummate an alternative business combination by the Business Combination Deadline, CDAQ will be required to cease all operations except for the purpose of winding up and as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds, redeem the CDAQ Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of CDAQ Public Shares then in issue, which redemption will completely extinguish CDAQ Public Shareholders rights as shareholders (including the right to received further liquidation distributions, if any) subject to applicable law. As promptly as reasonably possible following such redemption, subject to CDAQ’s remaining shareholders and the CDAQ Board, liquidate and dissolve, subject in each case to CDAQ’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirement of applicable law and the CDAQ Memorandum and Articles.

Q:	Do I have redemption rights?

A:	Pursuant to the CDAQ Memorandum and Articles, holders of CDAQ Public Shares may elect to have their CDAQ Public Shares redeemed for cash at the then-applicable redemption price calculated as of two business days prior to the Closing. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $______ million as of ______, 2026, this would have amounted to $______ per share. If a holder exercises its redemption rights, then such holder will be exchanging its CDAQ Public Shares for cash. Such a holder will be entitled to receive cash for its CDAQ Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your CDAQ Public Shares for cash. In connection with the CDAQ IPO, the Sponsor and CDAQ’s executive officers and directors agreed to waive any redemption rights with respect to any CDAQ Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CDAQ’s executive officers and directors did not receive separate consideration for the waiver.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether or not you are a holder of CDAQ Public Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your CDAQ Public Shares on the Business Combination Proposal (for or against) or any other Proposal. As a result, the Merger Agreement can be approved by CDAQ Public Shareholders who will redeem their CDAQ Public Shares, leaving CDAQ Public Shareholders who choose not to redeem their CDAQ Public Shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on ______, 2026 (two (2) business days before the Meeting), tender your CDAQ Public Shares physically or electronically and submit a request in writing that CDAQ redeem your CDAQ Public Shares for cash to CST, CDAQ’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

If you hold CDAQ Public Shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DTC’s DWAC system.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CDAQ’s consent. If you delivered your CDAQ Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return the shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed under the question “Who can help answer my questions?” below.

Any holder of CDAQ Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that their CDAQ Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which was approximately $______ million as of ______, 2026, or $______ per share, as of the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. No holder of CDAQ Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert as a “group” (as defined under Section 13 of the Exchange Act) may exercise this redemption right with respect to more than fifteen percent (15%) of the CDAQ Public Shares in aggregate without the prior consent of CDAQ.

If a holder of CDAQ Public Shares properly makes a demand for redemption as described above, then, if the Business Combination is consummated, CDAQ will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your CDAQ Public Shares for cash and will not be entitled to shares of Pubco Common Stock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of CDAQ Public Shares who elected to exercise their redemption rights would not be entitled to redeem their CDAQ Public Shares for the applicable pro rata share of the Trust Account. In such case, CDAQ will promptly return any CDAQ Public Shares delivered by CDAQ Public Shareholders and such holders may only share in the assets of the Trust Account upon the consummation of another business combination or the liquidation of CDAQ. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised redemption rights in connection therewith.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:

CDAQ Shareholders do not have appraisal rights in connection with the Business Combination or the Company Merger under either the Cayman Companies Act or under the General Corporation Law of the State of Delaware (the “DGCL”).

CDAQ Shareholders may have appraisal rights in connection with the Purchaser Merger under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal rights or dissent rights are sometimes referred to as “Dissent Rights.” See section “Extraordinary General Meeting of Shareholders — Appraisal Rights.”

Q:	What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be used to pay CDAQ Shareholders who properly exercise their redemption rights. The remaining amount will be released to the combined company and used to:

●	pay certain fees, costs and expenses (including taxes, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by CDAQ in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement; and

●	provide for general corporate purposes of Pubco.

Q:	What happens if a substantial number of CDAQ Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:	Unlike some other blank check companies which require CDAQ Public Shareholders to vote against a business combination in order to exercise their redemption rights, CDAQ Public Shareholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of CDAQ Public Shareholders are substantially reduced as a result of redemption by CDAQ Public Shareholders. The maximum number of number of redemptions that may be made in order for the consummation of the Business Combination to occur, if approved, is 110,866 CDAQ Public Shares, which reflects the number of CDAQ Public Shares that may be redeemed such that sufficient funds are available to pay all anticipated transaction costs to be paid prior to or upon the Closing of the Business Combination.

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With fewer CDAQ Public Shares and CDAQ Public Shareholders, the trading market for shares of Pubco Common Stock may be less liquid than the market for CDAQ Public Shares was prior to the Business Combination, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Pubco’s business will be reduced.

Q:	What happens if the Business Combination is not consummated?

A:	If CDAQ does not complete the Business Combination with KMC or another business combination by the Business Combination Deadline, CDAQ must: (i) redeem 100% of the issued and outstanding CDAQ Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (which was approximately $______ million as of ______, 2026, or $______ per share) divided by the number of CDAQ Public Shares then outstanding, (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. For more information about the liquidation process, see “Information About CDAQ — Redemption of CDAQ Public Shares and Liquidation if no Initial Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for ______, 2026. However, the Meeting could be adjourned, as described above. In addition, the Merger Agreement may be terminated by the parties upon the occurrence of certain events. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination — Merger Agreement — Conditions to Closing.”

Q:	When and where is the Meeting?

A:	The Meeting will be held on ______, 2026 at ______ a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually via live webcast on the Internet at https://www.cstproxy.com/______. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/______.

Q:	Can I attend the Meeting in person?

A:	Yes. CDAQ Shareholders will be able to attend the Meeting in person at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, or virtually. You will not be required to attend the Meeting in person in order to vote, and CDAQ encourages virtual participation which is treated as presence in person.

Q:	How can I attend the Meeting virtually?

A:	CDAQ is pleased to provide access to the Meeting virtually via the Internet through a live webcast and online shareholder tools. CDAQ believes a virtual format facilitates shareholder attendance and participation by leveraging technology to allow CDAQ to communicate more effectively and efficiently with its shareholders. This format empowers CDAQ Shareholders around the world to participate at no cost. CDAQ will use the virtual format to enhance shareholder access and participation and protect shareholder rights.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/______ and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

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Q:	What do I need to do now?

A:	CDAQ urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a CDAQ Shareholder. CDAQ Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your CDAQ Public Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you are a holder of record of CDAQ Ordinary Shares on the Record Date, you may vote by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. In addition, you may be able to vote over the Internet by visiting with the voter control number included on your proxy card or over the phone by dialing a toll-free number at ______ in the United States and Canada or ______ (toll rates apply) from outside the United States and Canada. The passcode for telephone access is ______. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. CDAQ Shareholders may (i) enter a new vote in person, by Internet or telephone, (ii) send a later dated, signed proxy card to CDAQ at the address set forth below so that it is received by CDAQ prior to the Meeting or (iii) attend the Meeting in person or via live webcast and vote at such Meeting. CDAQ Shareholders also may revoke their proxy by sending a notice of revocation to CDAQ at 195 US HWY 50, Suite 207, Zephyr Cove, NV 89448, which notice must be received by CDAQ prior to the vote at the Meeting.

Q:	What will happen if I abstain from voting or fail to vote at the Meeting?

A:	Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by CDAQ without an indication of how the CDAQ Shareholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the CDAQ Shareholders at the Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Meeting.

Q:	If I am not going to attend the Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Meeting or not, please read the enclosed proxy statement carefully and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	What happens if I fail to take any action with respect to the Meeting?

A:	If you fail to take any action with respect to the Meeting and the Business Combination is approved by CDAQ Shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder of CDAQ.

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Q:	What should I do if I receive more than one set of voting materials?

A:	CDAQ Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your CDAQ Public Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CDAQ Public Shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	CDAQ will pay the cost of soliciting proxies for the Meeting. CDAQ has engaged ______ to assist in the solicitation of proxies for the Meeting. CDAQ has agreed to pay a fee of $______, plus reimbursement of out-of-pocket expenses for their services. CDAQ agreed to indemnify ______ and its affiliates against certain claims, liabilities, losses, damages and expenses. CDAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CDAQ Public Shares for their expenses in forwarding soliciting materials to beneficial owners of CDAQ Public Shares and in obtaining voting instructions from those owners. CDAQ’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Compass Digital Acquisition Corp.

195 US HWY 50, Suite 207

Zephyr Cove, NV 89448

Attn: Thomas D. Hennessy

(775) 339-1671

or

____________

____________

You may also obtain additional information about CDAQ from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of CDAQ Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to CST at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A to this proxy statement/prospectus as well as the other Annexes attached to the proxy statement/prospectus.

The Parties

CDAQ

CDAQ is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on March 8, 2021. CDAQ was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On August 30, 2023, the Sponsor and the Legacy Sponsor entered into a sponsor purchase agreement (the “Sponsor Purchase Agreement”), and on August 31, 2023, the Sponsor and the Legacy Sponsor consummated the transactions contemplated thereby (the “Sponsor Handover”). Pursuant to the Sponsor Purchase Agreement, (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants to the Sponsor; (ii) the Sponsor agreed to cause CDAQ to pay an aggregated amount of $300,000 in cash consideration upon closing of an initial business combination at the Legacy Sponsor’s direction to entities or accounts as directed by the Legacy Sponsor (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor); (iii) the Sponsor entered into a joinder to the CDAQ’s registration rights agreement, dated October 14, 2021 (the “Registration Rights Agreement”); (iv) the Legacy Sponsor assigned the existing Administrative Services Agreement with CDAQ, dated October 14, 2021 to the Sponsor; (v) all of the prior members of the board of directors and officers (“Prior Directors or Officers”) of CDAQ resigned, and Daniel J. Hennessy, Thomas D. Hennessy, Anna Brunelle, Kirk Hovde, Matt Schindel and M. Joseph Beck were appointed as directors and Thomas D. Hennessy and Nick Geeza were appointed as the Chief Executive Officer and the Chief Financial Officer of CDAQ, respectively; and (vi) CDAQ entered into an amendment to the existing Letter Agreement, dated October 14, 2021 (as amended, the “Letter Agreement”) with the Legacy Sponsor, the Sponsor and CDAQ’s former officers and directors, pursuant to which the Sponsor became a party to the Letter Agreement and all Founder Shares and CDAQ Private Warrants transferred to the Sponsor remain subject to the terms of the Letter Agreement. Immediately following the Sponsor Handover, the Legacy Sponsor retained 2,217,086 Founder Shares and 186,667 Private Warrants.

On October 19, 2023, CDAQ held an extraordinary general meeting of shareholders to approve proposals to amend the CDAQ Memorandum and Articles to (i) extend the date by which CDAQ must consummate an initial business combination from October 19, 2023 to July 19, 2024 and (ii) provide for the right of holders of CDAQ Class B Ordinary Shares to convert such shares into CDAQ Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holders. In connection with the vote to approve these proposals, CDAQ Public Shareholders holding 16,045,860 CDAQ Public Shares exercised their right to redeem those CDAQ Public Shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $169.1 million (approximately $10.54 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares.

On March 29, 2024, CDAQ entered into a joinder to the Letter Agreement with each of the current directors and officers, which is effective as of the Sponsor Handover on August 31, 2023.

On July 18, 2024, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four times until April 19, 2025 (or such earlier date as determined by the CDAQ. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,713,143 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $29.6 million (approximately $10.92 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares, and 5,681,485 CDAQ Class A Ordinary Shares (including 2,481,485 CDAQ Public Shares) were issued and outstanding immediately following that redemption.

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On April 16, 2025, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination from April 19, 2025 to April 20, 2026 or such earlier date as determined by the CDAQ Board. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,370,619 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $26.7 million (approximately $11.25 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares, and 3,310,866 CDAQ Class A Ordinary Shares (including 110,866 CDAQ Public Shares) were issued and outstanding immediately following that redemption.

The mailing address of CDAQ’s principal executive office is 195 US HWY 50, Suite 207, Zephyr Cove, NV 89448 and its telephone number is (775) 339-1671. After the consummation of the Business Combination, CDAQ will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated in Delaware on December 30, 2025 solely for the purpose of effectuating the Business Combination described herein. It has no material assets and does not operate any business. On December 30, 2025, Pubco issued one (1) share of Pubco Common Stock to CDAQ. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Pubco Charter and the issuance of new Pubco securities as contemplated hereby. For descriptions of Pubco securities, see “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Thomas D. Hennessy and the sole stockholder of Pubco is CDAQ. The mailing address of Pubco’s registered office is 701 Brickell Avenue, Suite 1550, Miami, FL 33131 and its telephone number is (786) 847-3320.

Immediately prior to the consummation of the Business Combination, Pubco’s mailing address will be 701 Brickell Avenue, Suite 1550, Miami, FL 33131.

Purchaser Merger Sub

Purchaser Merger Sub was formed as a Cayman Islands exempted company on December 30, 2025 solely for the purpose of effectuating the Business Combination described herein. The Purchaser Merger Sub has no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Purchaser Merger Sub is Thomas D. Hennessy, and the sole shareholder of Purchaser Merger Sub is Pubco. In connection with the consummation of the Business Combination, Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity, and with CDAQ Shareholders receiving shares of Pubco Common Stock in accordance with the Merger Agreement.

Company Merger Sub

Company Merger Sub was formed in Delaware on December 31, 2025 solely for the purpose of effectuating the Business Combination described herein. Company Merger Sub has no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Company Merger Sub is __________, and the sole stockholder of Company Merger Sub is Pubco. In connection with the consummation of the Business Combination, Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity, and KMC stockholders will collectively receive from Pubco the Merger Consideration Shares in accordance with the Merger Agreement.

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KMC

KMC is a global critical minerals and infrastructure company with a portfolio of exploration-stage mineral projects and a permitted regional water desalination project. KMC’s flagship assets are the Cerro Blanco Project (as defined below), comprised of a rutile project, from which high grade titanium dioxide (TiO2) can be processed (the “Titanium Project”), and the permitted water desalination plant (with the maritime concession currently in the granting stage) that is being developed and positioned to supply water to regional mining, agricultural and community users, including the Titanium Project (the “Water Desalination Project”). Each of the Titanium Project and the Water Desalination Project are in the Atacama Region (also known as Region III) of the Republic of Chile. As used in this proxy statement/prospectus, the term “Cerro Blanco Project” means collectively, the Titanium Project and the Water Desalination Project.

The mailing address of KMC’s registered office is 701 Brickell Avenue, Suite 1550, Miami, FL 33131 and its telephone number is (786) 847-3320.

The Business Combination

The Merger Agreement

On January 6, 2026, CDAQ, Pubco, KMC, Purchaser Merger Sub and Company Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, (i) CDAQ will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and re-register into the State of Delaware so as to re-domicile as and become a Delaware corporation, (ii) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity, and (iii) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity.

For more information about the Merger Agreement, please see the section entitled “The Business Combination.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Ancillary Documents

Voting Agreement

Simultaneously with the execution of the Merger Agreement, CDAQ, KMC and certain KMC stockholders that are insiders, or affiliates of insiders entered into voting agreements (each, a “Voting Agreement”), pursuant to which, among other things, each KMC stockholder party thereto agreed (a) to support and vote in favor of the adoption of the Merger Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their equity interests in KMC (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Voting Agreements cover approximately 20.75% of KMC’s outstanding voting securities as of the date of the Merger Agreement. For more information about the Voting Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Voting Agreement.”

Sponsor Letter Agreement

Simultaneously with the execution of the Merger Agreement, CDAQ, KMC and the Sponsor entered into a letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor agreed to (i) vote all of its CDAQ Class A Ordinary Shares and its CDAQ Class B Ordinary Shares in favor of the Merger Agreement and the Transactions, (ii) waive certain of its anti-dilution protections on its CDAQ Class B Ordinary Shares, and (iii) convert at the Closing all amounts outstanding under the Sponsor Loan Note, dated November 21, 2024, issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000 into CDAQ Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of the CDAQ Class A Ordinary Shares to the Sponsor, the Sponsor Loan Note shall be deemed satisfied in full. For more information about the Voting Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Sponsor Letter Agreement.”

Seller Registration Rights Agreement

Prior to the Closing, Pubco and certain KMC stockholders who are reasonably expected to be an executive officer, director and/or affiliate of Pubco immediately after the Closing will enter into a registration rights agreement (the “Seller Registration Rights Agreement”), pursuant to which each KMC stockholder party thereto will be granted substantially the same priorities and registration rights as the Sponsor and other holders or registrable securities under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment (as defined below)). For more information about the Seller Registration Rights Agreement, please see the section entitled “The Business Combination — Ancillary Documents — Seller Registration Rights Agreement.”

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Founder Registration Rights Agreement Amendment

Prior to the Closing, Pubco, CDAQ, the Sponsor, the Legacy Sponsor and the other holders of registrable securities under the Registration Rights Agreement which was entered into on October 14, 2021 in connection with the CDAQ IPO (the “Founder Registration Rights Agreement”) will enter into an amendment to the Founder Registration Rights Agreement (the “Founder Registration Rights Agreement Amendment”), pursuant to which Pubco will assume the registration obligations of CDAQ under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares, and the Sponsor, the Legacy Sponsor and the other holders of registrable securities party thereto will have substantially the same priorities and registration rights as the KMC stockholders party to the Seller Registration Rights Agreement. For more information about Founder Registration Rights Agreement Amendment, please see the section entitled “The Business Combination — Ancillary Documents — Founder Registration Rights Agreement Amendment.”

Second Letter Agreement Amendment

Simultaneously with the execution of the Merger Agreement, Pubco, CDAQ, the Sponsor and certain other CDAQ officers and directors entered into an amendment (the “Second Letter Agreement Amendment”) to the Letter Agreement, Pursuant to the Merger Agreement, CDAQ has agreed to use its commercially reasonable efforts to cause the Legacy Sponsor and certain other holders of CDAQ Class B Ordinary Shares to enter into the Second Letter Agreement Amendment by executing joinder agreements thereto. The Second Letter Agreement Amendment (i) adds Pubco as a party to the Letter Agreement and (ii) amends the terms of the lock-up set forth in the Letter Agreement to be consistent with the lack of a contractual lock-up on the Pubco securities issued to KMC stockholders in the Company Merger, such that effective upon Closing, the post-Closing lock-up provisions are deleted in their entirety and any post-Closing lock-up with respect to any Pubco securities owned by any party thereto will be eliminated. On January 13, 2026, the Legacy Sponsor signed a joinder to the Second Letter Agreement Amendment.

For more information about the Second Letter Agreement Amendment, please see the section entitled “The Business Combination — Ancillary Documents — Second Letter Agreement Amendment.”

Merger Consideration

Pursuant to the Merger Agreement, the total Merger Consideration to be paid by Pubco to the KMC stockholders (excluding holders of KMC Options and KMC Warrants) at the Effective Time of the Mergers will be an amount equal to $230.0 million, which will be paid entirely in shares of Pubco Common Stock, with each share valued at $10.00 per share. Each KMC stockholder will receive a number of shares of Pubco Common Stock equal to the result of dividing the “Per Share Price” (as defined in the Merger Agreement) by $10.00. No fractional shares of Pubco Common Stock will be issued, instead the number of shares issued to each recipient will be rounded up to the nearest whole share. Outstanding KMC Options and KMC Warrants will be assumed by Pubco and converted into options and warrants to acquire shares of Pubco Common Stock with the same terms as the existing KMC Options and KMC Warrants, except that the exercise price and number of shares will be adjusted based on the conversion ratio of KMC Common Stock to Pubco Common Stock. The shares of Pubco Common Stock issued as Merger Consideration and the Pubco options and warrants that are issued following the assumption of KMC Options and KMC Warrants by Pubco are not subject to any contractual post-Closing lock-up or transfer restrictions.

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At the Effective Time, every issued and outstanding CDAQ Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one CDAQ Class A Ordinary Share and one-third (1/3rd) of a CDAQ Public Warrant. At the Effective Time, each issued and outstanding CDAQ Class A Ordinary Share that is not redeemed or converted in the closing redemption and each CDAQ Class B Ordinary Share (other than for CDAQ Public Shareholders who shall have demanded properly in writing dissenters’ rights for such CDAQ Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights) shall be converted automatically into and thereafter represent the right to own one share of Pubco Common Stock. Following the Effective Time, all CDAQ Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. At the Effective Time, each issued and outstanding CDAQ Public Warrant shall be assumed by Pubco and converted into one Pubco Public Warrant and each issued and outstanding CDAQ Private Warrant shall be assumed by Pubco and converted into one Pubco Private Warrant. At the Effective Time, the QDAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the CDAQ Public Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares.

Ownership of Pubco After the Business Combination

Upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no CDAQ Public Shareholders exercise redemption rights with respect to their CDAQ Public Shares upon completion of the Business Combination, that 1,000,000 shares of Pubco Common Stock are to be issued to the PIPE Investors in connection with the Transaction Financing, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, and that no shares of Pubco Common Stock are issued pursuant to the Incentive Plan, (i) the CDAQ Public Shareholders, (ii) the Sponsors (including shares to be transferred to the Non-Redemption Investors), (iii) Polar, (iv) KMC Sellers, and (v) PIPE Investors, in each case, will own approximately 0.4%, 20.6%, 5.1%, 70.1% and 3.8% of the issued and outstanding shares of Pubco Common Stock, respectively, without any conversion or exercise of notes, options or warrants.

If any of the CDAQ Public Shareholders exercise their redemption rights, the percentage of the issued and outstanding shares of Pubco Common Stock held by the CDAQ Public Shareholders will decrease and the percentages of issued and outstanding shares of Pubco Common Stock held by the Sponsor and its affiliate, and the KMC Sellers will each increase, in each case relative to the percentage held if none of the CDAQ Public Shares are redeemed. CDAQ Public Shareholders that do not redeem their CDAQ Public Shares in connection with the Business Combination will experience dilution upon the issuance of any shares of Pubco Common Stock pursuant to the Incentive Plan and other future equity issuances by Pubco that are unanticipated as of the date of this proxy statement/prospectus.

The tables below illustrate varying beneficial ownership levels in Pubco immediately upon Closing, assuming no redemptions by CDAQ Public Shareholders, 25% Redemptions by CDAQ Public Shareholders (27,716 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders), 50% Redemptions by CDAQ Public Shareholders (55,433 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders), 75% Redemptions by CDAQ Public Shareholders (83,149 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders) and Maximum Redemptions by CDAQ Public Shareholders (110,866 CDAQ Class A Ordinary Shares are redeemed by CDAQ Public Shareholders). The Maximum Redemptions scenario reflects the maximum number of CDAQ Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination. If any of these assumptions are not correct, these percentages will be different.

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Potential ownership of issued and outstanding shares of Pubco Common Stock upon Closing:

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CDAQ Public Shareholders	110,866	0.4%	83,150	0.3%	55,433	0.2%	27,717	0.1%	-	-
CDAQ Sponsor	1,937,061	7.3%	1,937,061	7.3%	1,937,061	7.3%	1,937,061	7.3%	1,937,061	7.3%
CDAQ Legacy Sponsor	2,092,348	7.9%	2,092,348	7.9%	2,092,348	7.9%	2,092,348	7.9%	2,092,348	7.9%
Non-Redemption Investors	1,457,300	5.5%	1,457,300	5.5%	1,457,300	5.5%	1,457,300	5.5%	1,457,300	5.5%
Polar Shares	1,350,000	5.1%	1,350,000	5.1%	1,350,000	5.1%	1,350,000	5.1%	1,350,000	5.1%
KMC Sellers	18,623,329	70.1%	18,623,329	70.2%	18,623,329	70.2%	18,623,329	70.3%	18,623,329	70.4%
PIPE Investors	1,000,000	3.8%	1,000,000	3.8%	1,000,000	3.8%	1,000,000	3.8%	1,000,000	3.8%
Total shares outstanding at Closing, not reflecting potential sources of dilution	26,570,904		26,543,188		26,515,471		26,487,755		26,460,038

Potential ownership of issued and outstanding shares of Pubco Common Stock upon Closing (assuming conversion or exercise of CDAQ Warrants, KMC Options and KMC Warrants):

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
CDAQ Public Shareholders(1)	7,191,029	16.3%	7,163,313	16.3%	7,135,596	16.2%	7,107,880	16.2%	7,080,163	16.1%
CDAQ Sponsor(2)	6,582,459	15.0%	6,582,459	15.0%	6,582,459	15.0%	6,582,459	15.0%	6,582,459	15.0%
CDAQ Legacy Sponsor (4)	2,279,015	5.2%	2,279,015	5.2%	2,279,015	5.2%	2,279,015	5.2%	2,279,015	5.2%
Non-Redemption Investors	1,457,300	3.3%	1,457,300	3.3%	1,457,300	3.3%	1,457,300	3.3%	1,457,300	3.3%
Polar Shares	1,350,000	3.1%	1,350,000	3.1%	1,350,000	3.1%	1,350,000	3.1%	1,350,000	3.1%
KMC Sellers(3)	24,145,972	54.8%	24,145,972	54.8%	24,145,972	54.9%	24,145,972	54.9%	24,145,972	55.0%
PIPE Investors	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.3%	1,000,000	2.3%
Total shares outstanding at Closing, reflecting potential sources of dilution	44,005,745		43,978,029		43,950,312		43,922,596		43,894,879

(1)	Includes 7,080,163 shares underlying the 7,080,163 CDAQ Public Warrants.
(2)	Includes 4,645,398 shares underlying the 4,645,398 CDAQ Private Warrants.
(3)	Includes 1,164,525 shares underlying the KMC Options and 4,358,088 shares underlying the KMC Warrants.
(4)	Includes 186,667 shares underlying the 186,667 CDAQ Private Warrants.

Dilution

Dilution per share to CDAQ Public Shareholders is determined by CDAQ’s NTBV per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on NTBV per share, from the CDAQ Public Shareholders as set forth as follows under five redemption scenarios.

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The following table illustrates NTBV per share and the change in NTBV per share, as adjusted, following the Closing, but excluding the other effects of the Business Combination, while giving effect to probable or consummated transactions that are material and other material effects on NTBV per share. These are presented in relation to the offering price per Public Share in the CDAQ IPO as set forth as follows under the five (5) redemption scenarios:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Offering price of the securities in the CDAQ IPO price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$7,054,883	6,730,050	6,405,217	6,080,384	5,755,551
As adjusted shares(2)	7,947,575	7,919,859	7,892,142	7,864,426	7,836,709
Net tangible book value per share, as adjusted, as of December 31, 2025	$0.89	0.85	0.81	0.77	0.73
Dilution per share to CDAQ Public Shareholders	$9.11	9.15	9.19	9.23	9.27

(1)	See table below for reconciliation of NTBV, as adjusted.
(2)	See table below for reconciliation of as adjusted shares.

	Assuming No Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Net tangible book value per share, as adjusted, as of December 31, 2025	$7,054,883	6,730,050	6,405,217	6,080,384	5,755,551

Numerator adjustments
CDAQ’s net tangible book value	$(9,349,999)	(9,349,999)	(9,349,999)	(9,349,999)	(9,349,999)
Transaction expenses to be incurred by CDAQ	(1,272,015)	(1,272,015)	(1,272,015)	(1,272,015)	(1,272,015)
Conversion of related party promissory note in CDAQ Class A Ordinary Shares	1,765,872	1,765,872	1,765,872	1,765,872	1,765,872
Settlement of Legacy Sponsor note	(175,000)	(175,000)	(175,000)	(175,000)	(175,000)
Settlement of non-redemption liability	6,025,173	6,025,173	6,025,173	6,025,173	6,025,173
Interest on Polar Capital Investment payable – related party	(1,238,480)	(1,238,480)	(1,238,480)	(1,238,480)	(1,238,480)
Transaction Financings proceeds	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Reclassification of shares subject to redemption to equity	1,299,332	974,499	649,666	324,833	-
As adjusted net tangible book value	$7,054,883	6,730,050	6,405,217	6,080,384	5,755,551

Denominator adjustments
CDAQ Public Shareholders	110,866	83,150	55,433	27,717	-
CDAQ Sponsor	1,937,061	1,937,061	1,937,061	1,937,061	1,937,061
CDAQ Legacy Sponsor	2,092,348	2,092,348	2,092,348	2,092,348	2,092,348
Non-Redemption Investors	1,457,300	1,457,300	1,457,300	1,457,300	1,457,300
Polar Shares	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
PIPE Investors	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
As adjusted CDAQ’s shares outstanding(1)	7,947,575	7,919,859	7,892,142	7,864,426	7,836,709

(1)	Excludes the dilutive effect of 11,912,228 shares representing 7,080,163 outstanding CDAQ Public Warrants and 4,832,065 outstanding CDAQ Private Placement Warrants.

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CDAQ issued the CDAQ Public Shares as part of Units in the CDAQ IPO at $10.00 per Unit. After giving effect to the issuance of the 21,240,488CDAQ Public Shares in the CDAQ IPO and the 4,832,065 CDAQ Private Warrants to the Legacy Sponsor in the CDAQ Private Placement that closed simultaneously with the CDAQ IPO, less redemptions of CDAQ Public Shares, there were 5,420,988 CDAQ Ordinary Shares and 4,832,065 CDAQ Private Warrants issued and outstanding. In connection with the Business Combination, assuming its consummation in accordance with the Merger Agreement, immediately after the Closing, Pubco is expected to have outstanding an aggregate of 26,570,904 shares of Pubco Common Stock, including (i) 5,597,575 shares of Pubco Common Stock issued to CDAQ Shareholders in the Purchaser Merger, (ii) 18,623,329 shares of Pubco Common Stock issued to the KMC Sellers in the Company Merger, (iii) 1,350,000 shares of Pubco Common Stock issued to Polar, and (iv) 1,000,000 shares of Pubco Common Stock issued to the PIPE Investors. These shares outstanding assume no shares of Pubco Common Stock are issued and outstanding under the Incentive Plan. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions,” “25% Redemptions,” “50% Redemptions,” “75% Redemptions” and “Maximum Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 26,570,904 total shares of Pubco Common Stock outstanding immediately after giving effect to the Business Combination under the “No Redemptions” scenario based on the assumptions set forth in the preceding paragraph and as further described above. Where there are no redemptions of CDAQ Public Shares prior to the Closing, CDAQ valuation is based on the $10.00 issuance price per Unit in the CDAQ IPO and is therefore calculated as: $10.00 (per Unit CDAQ IPO price) multiplied by 26,570,904 shares, or $265,709,043. The following table illustrates the valuation at the $10.00 issuance price per Unit in the CDAQ for each redemption scenario:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
CDAQ shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$1,108,660	$831,500	$554,330	$277,170	$-
CDAQ Public Shareholders shares outstanding post Business Combination	110,866	83,150	55,433	27,717	-
CDAQ Sponsor shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$19,370,612	$19,370,612	$19,370,612	$19,370,612	$19,370,612
CDAQ Sponsor shares outstanding post Business Combination	1,937,061	1,937,061	1,937,061	1,937,061	1,937,061
CDAQ Legacy Sponsor shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$20,923,480	$20,923,480	$20,923,480	$20,923,480	$20,923,480
CDAQ Legacy Sponsor shares outstanding post Business Combination	2,092,348	2,092,348	2,092,348	2,092,348	2,092,348

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	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
KMC Sellers shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$186,223,291	$186,223,291	$186,223,291	$186,223,291	$186,223,291
KMC Sellers shares outstanding post Business Combination	18,623,329	18,623,329	18,623,329	18,623,329	18,623,329
CDAQ Non-Redemption Investors shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$14,573,000	$14,573,000	$14,573,000	$14,573,000	$14,573,000
CDAQ Non-Redemption Investors shares outstanding post Business Combination	1,457,300	1,457,300	1,457,300	1,457,300	1,457,300
PIPE Investors shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$10,000,000	$10,000,000	$10,000,000	$10,000,000	$10,000,000
PIPE Investors shares outstanding post Business Combination	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
Polar Shares valuation based on offering price of the securities in the CDAQ IPO of $10.00 per Unit	$13,500,000	$13,500,000	$13,500,000	$13,500,000	$13,500,000
PIPE Investors shares outstanding post Business Combination	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
Total valuation based on offering price of the securities in CDAQ IPO of $10.00 per Unit	$265,709,043	$265,431,883	$265,154,713	$264,877,553	$264,600,383
Total shares outstanding post Business Combination(1)	26,570,904	26,543,188	26,515,471	26,487,755	26,460,038

(1)	Excludes the dilutive effects of 7,080,163 shares underlying the 7,080,163 CDAQ Public Warrants, 4,832,065 shares underlying 4,832,065 outstanding CDAQ Private Warrants, the 1,164,525 shares underlying the KMC Options, and the 4,358,088 shares underlying the KMC Warrants.

The foregoing required disclosure is not a guarantee that the trading price of Pubco Common Stock will not be below the offering price in the CDAQ IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 3,310,866 CDAQ Class A Ordinary Shares and 2,110,122 CDAQ Class B Ordinary Shares outstanding on December 31, 2025.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan expected to be adopted in connection with the Closing.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership percentage associated with shares of Pubco Common Stock held by non-redeeming CDAQ Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to CDAQ Public Shareholders’ percentage ownership in Pubco, potentially significantly, and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Beneficial Ownership of Securities” and as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

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Organizational Structure

The following simplified diagrams illustrate the ownership structures of CDAQ, KMC and Pubco before the consummation of the Business Combination:

CDAQ

Pubco

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KMC

Following the Business Combination

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Business Combination:

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Board of Directors and Executive Officers of Pubco Following the Business Combination

Upon the Closing of the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. The executive officers and directors of Pubco, their ages as of ______, 2026, and their positions upon the Closing of the Business Combination will be the following:

Name	Age	Position(s)
Executive Officers
Cesar A. López Alarcón	61	President, Chief Executive Officer and Director
(1)		Chief Operations Officer
(1)		Chief Financial Officer

Non-Employee Directors
(2)		Director Nominee
John P. Ryan(1)	65	Director Nominee
Kelly Earle(1)	41	Director Nominee
Timothy R. McCutcheon(1)	53	Director Nominee

(1)	The Pubco Board intends to appoint a Chief Financial Officer and Chief Operating Officer prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part and appoint John P. Ryan, Kelly Earle and Timothy R. McCutcheon as directors upon the Closing of the Business Combination.

(2)	CDAQ will nominate a person to serve on the Pubco Board prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part and the Pubco Board will appoint such person as a director upon the Closing of the Business Combination.

Date, Time and Place of the Extraordinary General Meeting of CDAQ Shareholders

The Meeting will be held on ______, 2026 at ______ a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually via live webcast on the Internet at https://www.cstproxy.com/______. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/______.

You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/______ and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Voting Power; Record Date

CDAQ Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned CDAQ Ordinary Shares at the close of business on ______, 2026 which is the Record Date for the Meeting. CDAQ Shareholders are entitled to one vote at the Meeting for each Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 5,420,988 CDAQ Ordinary Shares issued and outstanding, consisting of 3,310,866 CDAQ Class A Ordinary Shares and 2,110,122 CDAQ Class B Ordinary Shares. Of these shares, 110,866 were CDAQ Public Shares, with the rest being held by the Sponsors.

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Quorum and Vote of CDAQ Shareholders

A quorum of CDAQ Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of at least one-third of the then issued and outstanding CDAQ Ordinary Shares (whether in person or by proxy). As of the Record Date, CDAQ Shareholders holding 1,806,997 CDAQ Ordinary Shares would be required to achieve a quorum at the Meeting. Other than the 5,310,122 CDAQ Ordinary Shares held by the Sponsors, which represent approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares and which will count towards this quorum, CDAQ will not need any CDAQ Public Shares to be represented in person or by proxy at the Meeting to have a valid quorum.

Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

The Merger Proposal is required to be approved by a special resolution of the holders of CDAQ Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding CDAQ Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Approval of the Organizational Documents Proposals is being sought by way of an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CDAQ Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CDAQ or the CDAQ Board.

Assuming a quorum is established, a CDAQ Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Redemption Rights

Pursuant to the CDAQ Memorandum and Articles, CDAQ Public Shareholders may elect to have their CDAQ Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (net of taxes payable), by (b) the total number of the then issued and outstanding CDAQ Public Shares. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $______ as of ______, 2026, this would have amounted to $______ per share. CDAQ Public Shareholders may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Meeting and whether they vote for or against the Business Combination Proposal.

If a CDAQ Public Shareholder exercises its redemption rights, then such CDAQ Public Shareholder will be exchanging its CDAQ Public Shares for cash and will not hold shares of Pubco Common Stock upon consummation of the Business Combination. Such a CDAQ Public Shareholder will be entitled to receive cash for its CDAQ Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CST in accordance with the procedures described herein. See the section titled “Extraordinary General Meeting of CDAQ Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your CDAQ Public Shares for cash.

In connection with the CDAQ IPO, the Sponsor and CDAQ’s executive officers and directors agreed to waive any redemption rights with respect to any CDAQ Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CDAQ’s executive officers and directors did not receive separate consideration for the waiver.

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Appraisal Rights

CDAQ Shareholders do not have appraisal rights in connection with the Business Combination or the Company Merger under either the Cayman Companies Act or under the DGCL.

CDAQ Shareholders may have appraisal rights in connection with the Purchaser Merger under the Cayman Companies Act. In this proxy statement/prospectus, these appraisal rights or dissent rights are sometimes referred to as “Dissent Rights.” See section “Extraordinary General Meeting of CDAQ Shareholders — Appraisal Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CDAQ has engaged ______ as the proxy solicitor to assist in the solicitation of proxies. If a CDAQ Shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A CDAQ Shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy or attending and voting, virtually via the live webcast or in person, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of CDAQ Shareholders — Revoking Your Proxy.”

Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination

When CDAQ Public Shareholders consider the recommendation of the CDAQ Board in favor of approval of the Business Combination and other Proposals, CDAQ Public Shareholders should keep in mind that the Sponsors and CDAQ’s directors and officers have interests in the Proposals that are different from or in addition to (and which may conflict with), the interests of a CDAQ Public Shareholder as a CDAQ Shareholder. These interests include, among other things:

●	As of the date hereof, the Sponsor is the record holder of 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. The 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants were acquired by the Sponsor from the Legacy Sponsor in the Sponsor Handover for an aggregated amount of $300,000 in cash consideration, which is to be paid upon the closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 3,093,036 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 4,645,398 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrant on ______, 2026. Pursuant to various non-redemption agreements, the Sponsor has agreed to transfer to the Non-Redemption Investors an aggregate of 1,457,300 Founder Shares promptly at or following the closing of an initial business combination (but no later than two (2) business days after the satisfaction of the requisite conditions to such transfer);

●

As of the date hereof, the Legacy Sponsor is the record holder of 2,217,086 CDAQ Ordinary Shares and 186,667 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 2,217,086 CDAQ Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 186,667 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrants on ______, 2026;

●	If CDAQ does not consummate a business combination by the Business Combination Deadline, CDAQ will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding CDAQ Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 5,310,122 Founder Shares held by the Legacy Sponsor and the Sponsor would be worthless because holders of Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The aggregate value of the Founder Shares, assuming a per share value equal to the $______ closing price of the CDAQ Public Shares on ______, 2026, is estimated to be approximately $______ million. The Founder Shares were initially issued for an aggregate price of only $25,000. This means that if the Business Combination is consummated, the Sponsors would likely recoup their initial investment in CDAQ and make a substantial profit on that investment, even if the shares of Pubco Common Stock trade at a significant discount to the current price of the CDAQ Class A Ordinary Shares causing the CDAQ Public Shareholders to experience a negative rate of return in the Pubco;

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●	In order to finance transaction costs in connection with an initial business combination, the Initial Shareholders, the Sponsor or an affiliate of the Initial Shareholders or the Sponsor, or certain of the prior directors and officers or current directors and officers may, but are not obligated to, provide the Working Capital Loans to CDAQ. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the CDAQ Private Warrants. In the event that an initial business combination does not close, CDAQ may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. CDAQ has issued two unsecured promissory notes: (i) the 2021 Promissory Note issued to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor, for an aggregate principal amount of up to $1,000,000 and (ii) the Sponsor Loan Note issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000, as further described under the heading “Information About CDAQ,” for CDAQ’s working capital (including potential extension funding) needs. As of ______, 2026, $125,000 was outstanding under the 2021 Promissory Note and $1,765,872 was outstanding under the Sponsor Loan Note. As part of the Sponsor Handover, the Sponsor has agreed to pay the Legacy Sponsor an aggregate of $300,000 in cash consideration, which is to be paid upon closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). Pursuant to the Sponsor Letter Agreement, all amounts outstanding as of the Closing under the Sponsor Loan Note shall be automatically converted, immediately prior to the Purchaser Merger, into CDAQ Class A Ordinary Shares at $10.00 per share. If the Business Combination is not consummated by the Business Combination Deadline, the Legacy Sponsor, the Sponsor, CDAQ’s directors and officers and their affiliates may not receive any payment in respect of the promissory notes, in whole or in part;

●	Polar has agreed to fund up to $1,500,000 to CDAQ, subject to certain funding milestones pursuant to the Polar Subscription Agreement, in order to meet the Sponsor’s commitment to CDAQ under a drawdown request. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten (10) dollars of the Polar Capital Investment. In addition, pursuant to the Merger Agreement, immediately prior to the Closing, CDAQ shall issue to Polar 1,350,000 CDAQ Class A Ordinary Shares pursuant to the Polar Subscription Agreement. As of ______, 2026, $1,500,000 was drawn down, which is unlikely to be repaid if the Business Combination is not consummated by the Business Combination Deadline;

●	If CDAQ is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed to indemnify CDAQ in the event that claims for services rendered or products sold to CDAQ or by a prospective target business reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CDAQ Public Share and (ii) the actual amount per CDAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account. This indemnity does not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under CDAQ’s indemnity of the underwriters of the CDAQ IPO against certain liabilities, including liabilities under the Securities Act;

●	CDAQ’s Sponsor, its officers and directors, and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CDAQ’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If CDAQ does not complete a business combination by the Business Combination Deadline, CDAQ may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of CDAQ’s Sponsor, officers and directors, or their affiliates had incurred any expenses which would be reimbursed at the Closing;

●	The Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor. Pursuant to the Administrative Services Agreement, CDAQ pays the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor;

●	The anticipated election of ______ as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, ______ will receive any cash or equity compensation that the Pubco Board determines to pay _____. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination;”

●	CDAQ’s officers and directors have not been required to, and have not, committed their full time to CDAQ’s affairs, which may have resulted in a conflict of interest in allocating their time between CDAQ’s operations and its business combination and their other businesses; and

●	HCG MM is the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Both individuals disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

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The foregoing interests present a risk that the Sponsors and CDAQ’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the CDAQ Public Shareholders rather than to liquidate, in which case the Sponsors would lose their entire investment.

The personal and financial interests of the Sponsors, as well as CDAQ’s officers and directors, may have influenced their motivation in identifying and selecting KMC as a business combination target, completing the Business Combination with KMC and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result results in conflicts of interest on the part of such officers, directors and Sponsors between what he, she or they may believe is in the best interests of CDAQ and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In considering the recommendations of the CDAQ Board to vote for the proposals, its shareholders should consider these interests. See this section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

In addition to the foregoing, CDAQ’s officers and directors had fiduciary or contractual obligations to other entities while CDAQ was seeking to locate a target business for a business combination.  Accordingly, if any of CDAQ’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to CDAQ and might have only decided to present it to CDAQ if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. The CDAQ Memorandum and Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of CDAQ shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CDAQ; and (ii) CDAQ renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CDAQ, on the other.  Notwithstanding the foregoing, these other fiduciary or contractual obligations and the CDAQ Memorandum and Articles’ waiver of such rights did not impact CDAQ’s search for an acquisition target. The Sponsor considered various factors in its support for the Business Combination. Some benefits to the Sponsor included the opportunity to monetize their interests in CDAQ following the Closing and obtain significant returns in Pubco, especially if Pubco performs well in the public markets. However, the Sponsor also considered detriments, such as the dilution of the Sponsor’s ownership stake as described below in the section titled “The Business Combination — Ancillary Agreements — Second Letter Agreement Amendment.”

Other than as indicated above, no compensation has been or will be received by the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction, and no securities have been or will be issued by CDAQ to the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction.

CDAQ Director and Officer Fiduciary Duties and Contractual Obligations

CDAQ’s directors and officers have fiduciary or contractual obligations to entities other than CDAQ. The CDAQ Memorandum and Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CDAQ; and (ii) CDAQ renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CDAQ, on the other. CDAQ does not believe, however, that the fiduciary duties or contractual obligations of its directors or officers has materially impacted its search for an acquisition target.

Below is a table summarizing the entities to which CDAQ’s directors and officers currently have fiduciary duties or contractual obligations:

Directors and Officers	Entity	Entity’s Business	Affiliation
Daniel J. Hennessy	Hennessy Capital Investment Corp. VIII	SPAC	Chairman and Chief Executive Officer
	Hennessy Capital Group LLC	Alternative Investments	Managing Member
	Hennessy Capital Investment Corp. VII	SPAC	Chairman and Chief Executive Officer
	Innventure, Inc.	Venture Capital	Director
Thomas D. Hennessy	Hennessy Capital Group, LLC	Alternative Investments	Managing Partner of Growth Strategies
	Hennessy Capital Investment Corp. VIII	SPAC	President
	Hennessy Capital Investment Corp. VII	SPAC	President, Chief Operating Officer, and director
Nick Geeza	Hennessy Capital Growth Strategies	Alternative Investment Company	Head of Business Development
M. Joseph Beck
Anna Brunelle	Hennessy Capital Investment Corp. VII	SPAC	director
Kirk Hovde	Hovde Group	Investment Banking	Managing Principal & Head of Investment Banking
Matt Schindel

Interests of KMC’s Directors and Executive Officers in the Business Combination

When CDAQ Public Shareholders consider the recommendation of the CDAQ Board in favor of approval of the Business Combination and the other Proposals, CDAQ Public Shareholders should keep in mind that KMC’s directors and executive officers have actual or potential material conflicts of interest with CDAQ Public Shareholders, which could cause them to pursue terms of Business Combination less favorable to CDAQ Public Shareholders, and they owe no fiduciary duty to CDAQ Public Shareholders. These interests include, among other things:

●	Cesar A. López Alarcón, a director and the President and Chief Executive Officer of KMC, is expected to own approximately 5.0% of Pubco Common Stock (assuming no redemptions) and serve as President and Chief Executive Officer of Pubco after the Closing of the Business Combination.

●	Cesar A. López Alarcón is expected to enter into an executive employment agreement with Pubco to be effective upon the Closing of the Business Combination as described below in the section titled “Executive and Director Compensation – KMC – Narrative Disclosure to the Summary Compensation Table – Cesar A. López Alarcón Consulting Agreement and Other Compensation Arrangements.”

●	KMC and certain affiliates of Cesar A. López Alarcón are party to several related party transactions as described in the section titled “Certain Relationships and Related Party Transactions – KMC’s Relationships and Related Party Transactions.

●	John P. Ryan, Vice President of Corporate Affairs and Corporate Secretary of KMC, is expected to own 1.8% of Pubco Common Stock (assuming no redemptions) and serve as a director of Pubco after the Closing of the Business Combination.

●	Howard Crosby, a director of KMC KMC, is expected to own 1.9% of Pubco Common Stock (assuming no redemptions).

●	Gold Express Mines, Inc., an affiliate of John P. Ryan and Howard Crosby, is expected to own 5.0% of Pubco Common Stock (assuming no redemptions) after the Closing of the Business Combination.

●	KMC and Gold Express Mines, Inc. are parties to several related party transactions as described in the section titled “Certain Relationships and Related Party Transactions – KMC’s Relationships and Related Party Transactions.

Consideration Received by the Sponsors and their Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsors and their affiliates in connection with the Business Combination and the Transaction Financings, the amount of securities issued or to be issued by Pubco to the Sponsors and their affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Consideration
The Legacy Sponsor

At Closing, the Legacy Sponsor will hold a total of 2,217,086 shares of Pubco Common Stock in exchange for the 2,217,086 Founder Shares held by the Legacy Sponsor.

At Closing, the Legacy Sponsor will hold a total of 186,667 Pubco Private Warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for CDAQ Private Warrants held by the Legacy Sponsor.

The Sponsor

At Closing, the Sponsor will hold a total of 3,269,623 shares of Pubco Common Stock, which consists of (i) shares to be issued in exchange for the 1,635,736 Founder Shares held by the Sponsor, (ii) 176,587 shares underlying outstanding balance of $1,765,872 of the Sponsor Loan Note less (iii) 1,457,300 Founder Shares to be transferred by the Sponsor to the Non-Redemption Investors at or promptly following the Closing.

At Closing, the Sponsor will hold a total of 4,645,398 Pubco Private Warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for CDAQ Private Warrants held by the Sponsor.

Pursuant to the Administrative Services Agreement, CDAQ pays the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor.

Because the Founder Shares were purchased at a nominal price, the CDAQ Public Shareholders will incur immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders” and “Risk Factors — Risks Related to the Business Combination — CDAQ Public Shareholders who do not redeem their CDAQ Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Founder Shares held by the Sponsor, since the value of the CDAQ Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Common Stock in the Business Combination and the Transaction Financings.”

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The Sponsors may, on or before the Closing of the Business Combination, distribute to their members some or all of the Founder Shares and CDAQ Private Warrants held by them. Except for the intended distribution of CDAQ securities held by the Sponsors pursuant to its governing documents, there are currently no specified circumstances or arrangements under which CDAQ securities held by the Sponsors or their affiliates could be transferred, or that could result in the forfeiture, surrender or cancellation of such securities, subject to certain permitted exceptions for pre-closing distributions or transfers of the Legacy Sponsor securities and the Sponsor securities (subject, as applicable, to contractual lock-up restrictions).

Certain Engagements in Connection with the Business Combination and Related Transactions

On October 12, 2023, CDAQ entered into a letter agreement, as supplemented on February 18, 2026 (“Cohen Letter Agreement”), to engage Cohen & Company Securities, LLC, acting through its Cohen & Company Capital Markets division (“Cohen”), to act as its non-exclusive placement agent in connection with a private placement of equity, equity-linked and/or convertible securities (the “PIPE securities”) or other similar capital raising transaction in connection with the Business Combination (the “PIPE”). Among other services, Cohen agreed to assist CDAQ and KMC arrange meetings with potential investors and coordinate the execution and closing of the PIPE. Cohen was not engaged to deliver and did not deliver a fairness opinion or otherwise make any determination as to the fairness of the transactions described in this proxy statement/prospectus.

Upon the Closing, Cohen will be entitled to a transaction fee in connection with the PIPE of an amount equal to five percent (5.0%) of the sum of (A) the gross proceeds raised from investors first introduced to CDAQ, Pubco, KMC and their respective affiliates by Cohen and received by CDAQ, Pubco or KMC simultaneously with or before the closing of the PIPE, subject to certain exceptions and (B) proceeds released from the Trust Account at the Closing of the Business Combination (other than pursuant to redemptions) with respect to any CDAQ Shareholder that (x) entered into a non-redemption or other similar agreement or (y) did not redeem CDAQ Class A Ordinary Shares, in each case of clauses (x) and (y), to the extent that such shareholders were first introduced to CDAQ, Pubco, KMC and their respective affiliates by Cohen (the “Transaction Fee”). In addition, CDAQ also agreed to reimburse Cohen for certain reasonable and documented out-of-pocket expenses.

If CDAQ terminates the Cohen Letter Agreement for convenience, then Cohen is entitled to Transaction Fee that is due and payable to it, if a PIPE and Business Combination close within twelve months of such termination.

In the ordinary course of its business activities, Cohen and its respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Cohen or their respective affiliates. Cohen and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CDAQ Board’s Reasons for Approval of the Business Combination

The CDAQ Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the CDAQ Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The CDAQ Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. This explanation of CDAQ’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The CDAQ Board, in evaluating the Business Combination, consulted with CDAQ management and its financial, legal and other advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of CDAQ and (ii) to recommend that the CDAQ Shareholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the CDAQ Board considered a range of factors, including, but not limited to, the factors discussed below. The CDAQ Board viewed its decision as being based on all of the information available and the factors presented to and considered by the CDAQ Board. In addition, individual directors may have given different weights to different factors.

The CDAQ Board, in evaluating the Business Combination, consulted with CDAQ management and its financial, legal and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — CDAQ Board’s Reasons for the Approval of the Business Combination,” and concluded that the Business Combination was in the commercial interests of CDAQ and the CDAQ Shareholders.

In considering the Business Combination, neither the CDAQ Board nor any committee thereof obtained a fairness opinion from an independent investment banking firm or another independent firm that commonly renders opinions that the terms of the Business Combination are fair to CDAQ Shareholders from a financial point of view.

Recommendation to CDAQ Shareholders

The CDAQ Board has determined that the Business Combination Proposal and each of the other Proposals are in the best interests of CDAQ and unanimously recommends that CDAQ Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

For more information about the CDAQ Board’s recommendation and the Proposals, see the sections titled “Extraordinary General Meeting of CDAQ Shareholders — Recommendation of the CDAQ Board” and “The Business Combination Proposal — CDAQ Board’s Reasons for the Approval of the Business Combination.”

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Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of CDAQ Public Shares and the ownership and disposition of shares of Pubco Common Stock, see the section entitled “U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CDAQ will be treated as the “acquired” company for financial reporting purposes, and KMC will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	KMC’s stockholders will hold a majority of the voting power of Pubco after the Business Combination;

●	The Pubco Board will consist of five board members, four of which will be designated by KMC and one will be designated by CDAQ;

●	KMC’s operations will substantially comprise the ongoing operations of Pubco; and

●	KMC’s senior management will comprise the senior management of Pubco.

Another determining factor was that CDAQ does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CDAQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of shares of Pubco Common Stock held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “Risk Factors — Risks Related to Being a Public Company — Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Common Stock less attractive to investors.”

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Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Purchaser Merger, which will be filed on behalf of CDAQ with the Registrar of Companies of the Cayman Islands upon the approval of the Purchaser Merger and satisfaction of all other conditions not waived by the applicable parties under the Merger Agreement and (ii) filings with the State of Delaware necessary to effectuate the Business Combination, including (a) the Company Merger, which will be filed on behalf of KMC and Company Merger Sub with the Secretary of State of the State of Delaware upon the approval of the Business Combination Proposal, the satisfaction of all other conditions not waived by the applicable parties under the Merger Agreement.

Conditions to the Parties’ Obligations to the Closing

Under the Merger Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of conditions including:

Mutual Conditions to Obligations of All Parties:

●	the approval of the CDAQ Shareholder Approval Matters;

●	the approval of the Business Combination, Merger Agreement and Ancillary Documents by KMC Sellers;

●	the consummation of the Business Combination not being prohibited by applicable law;

●	the effectiveness of the Registration Statement;

●	the shares of Pubco Common Stock having been approved for listing on Nasdaq;

●	the Minimum Cash Condition having been met; and

●	the expiration of certain regulatory waiting periods and approval of any necessary governmental approvals.

Each of the above listed conditions may be waived (where legally permissible) by CDAQ and KMC.

Conditions to Obligations of KMC:

●	the representations and warranties of CDAQ being true and correct, subject to the applicable materiality standards contained in the Merger Agreement;

●	material compliance by CDAQ with its pre-closing covenants; and

●	there having been no occurrence of a Material Adverse Effect with respect to CDAQ since the date of the Merger Agreement which is continuing and uncured;

Each of the above listed conditions may be waived by KMC.

Conditions to Obligations of CDAQ:

●	the representations and warranties of KMC being true and correct, subject to the applicable materiality standards contained in the Merger Agreement;

●	material compliance by KMC with their pre-closing covenants;

●	no occurrence of a Material Adverse Effect with respect to KMC; and

●	termination of certain contracts as set forth in the Merger Agreement.

Each of the above listed conditions may be waived by CDAQ.

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No Solicitation

During the Interim Period, each of the parties to the Merger Agreement agreed not to solicit, encourage or engage in discussions regarding any acquisition proposal or alternative transaction outside the transactions contemplated by the Merger Agreement. The parties also agreed not to provide non-public information or enter into any agreements related to such proposals. If any party receives an Acquisition Proposal, such party is expected to promptly notify the other parties and keep them informed of any developments.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of CDAQ, Pubco, the Merger Subs and KMC as of the date of the Merger Agreement or other specified dates solely for the benefit of certain of the parties to the Merger Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. See the section entitled “The Business Combination — The Merger Agreement – Representations and Warranties” for a further discussion.

Covenants

In addition to customary covenants regarding the conduct of their respective businesses, no trading, notification of certain matters, efforts, access and information, confidential information and public announcements, D&O indemnification, CDAQ public filings, tax matters, use of Trust Account proceeds and other customary covenants, the parties agreed to certain covenants as described further in “The Business Combination — The Merger Agreement – Covenants”.

Summary of Risk Factors

In evaluating the proposals to be presented at the Meeting, CDAQ Shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks are summarized below.

Risks Related to the Business of Pubco and KMC

●	KMC is an exploration stage mining company that also is developing a desalination plant and has limited operating history. KMC currently does not operate any mines, and there is no assurance that KMC will ever produce minerals from the Titanium Project or any of KMC’s other properties or fully develop and commercialize the desalination plant.

●	The Titanium Project is in the exploration stage.

●	Inaccuracies of historical information with respect to KMC’s mineral projects could hinder its exploration plans.

●	KMC’s mineral exploration efforts are highly speculative in nature and may be unsuccessful.

Risks Related to Being a Public Company

●	Pubco will incur increased costs as a result of operating as a public company, and Pubco’s management will be required to devote substantial time to compliance with Pubco’s public company responsibilities and corporate governance practices.

●	Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Common Stock less attractive to investors.

●	If Pubco fails to maintain an effective system of disclosure controls and internal control over financial reporting, Pubco’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●	Changes in accounting principles may cause previously unanticipated fluctuations in Pubco’s financial results, and the implementation of such changes may impact Pubco’s ability to meet its financial reporting obligations.

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Risks Related to the Business Combination

●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

●	If CDAQ Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their CDAQ Public Shares into a pro rata portion of the Trust Account and will instead become shareholders of Pubco.

●	Since the Sponsor and CDAQ’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and KMC is appropriate as CDAQ’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CDAQ if the Business Combination is not completed or any other business combination is not completed.

Risks Related to Ownership of Pubco Common Stock Following the Business Combination

●	The market price of the Pubco Common Stock may be volatile or may decline regardless of Pubco’s operating performance. You may lose some or all of your investment.

●	We cannot be sure about whether the shares of Pubco Common Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Common Stock in the future even if Pubco is successful in listing Pubco Common Stock on the Nasdaq Capital Market or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Common Stock and subject Pubco to additional trading restrictions.

●	A market for Pubco’s shares may not develop, which could adversely affect the liquidity and price of its shares.

●	Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.

Risks Related to Taxation

●	The Mergers may cause U.S. Holders to recognize gain or include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)).

●	The exercise of redemption rights may be treated as a sale or distribution.

Information about CDAQ

CDAQ is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on March 8, 2021. CDAQ was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination or other similar business combination with one or more businesses or entities.

On August 30, 2023, the Sponsor and the Legacy Sponsor entered into the Sponsor Purchase Agreement, and on August 31, 2023, the Sponsor and the Legacy Sponsor consummated the Sponsor Handover. Pursuant to the Sponsor Purchase Agreement, (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants to the Sponsor; (ii) the Sponsor agreed to cause CDAQ to pay an aggregated amount of $300,000 in cash consideration upon Closing of the Business Combination at the Legacy Sponsor’s direction to entities or accounts as directed by the Legacy Sponsor (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor); (iii) the Sponsor entered into a joinder to the Registration Rights Agreement; (iv) the Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor; (v) all of the Prior Directors or Officers of CDAQ resigned, and Daniel J. Hennessy, Thomas D. Hennessy, Anna Brunelle, Kirk Hovde, Matt Schindel and M. Joseph Beck were appointed as directors and Thomas D. Hennessy and Nick Geeza were appointed as the Chief Executive Officer and the Chief Financial Officer of CDAQ, respectively; and (vi) CDAQ entered into the Letter Agreement with the Legacy Sponsor, the Sponsor and CDAQ’s former officers and directors, pursuant to which the Sponsor became a party to the Letter Agreement and all Founder Shares and CDAQ Private Warrants transferred to the Sponsor remain subject to the terms of the Letter Agreement. Immediately following the Sponsor Handover, the Legacy Sponsor retained 2,217,086 Founder Shares and 186,667 CDAQ Private Warrants, which CDAQ Private Warrants will be transferred to certain institutional investors that are not affiliated with CDAQ (the “Institutional Anchor Investors”) upon the closing of the initial business combination.

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On October 19, 2023, CDAQ held an extraordinary general meeting of shareholders to approve proposals to amend the CDAQ Memorandum and Articles to (i) extend the date by which CDAQ must consummate an initial business combination from October 19, 2023 to July 19, 2024 and (ii) provide for the right of holders of CDAQ Class B Ordinary Shares to convert such shares into CDAQ Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holders. In connection with the vote to approve these proposals, CDAQ Public Shareholders holding 16,045,860 CDAQ Public Shares exercised their right to redeem those CDAQ Public Shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $169.1 million (approximately $10.54 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares.

On March 29, 2024, CDAQ entered into a joinder to the Letter Agreement with each of the current directors and officers, which is effective as of the Sponsor Handover on August 31, 2023.

On July 18, 2024, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four times until April 19, 2025 (or such earlier date as determined by the CDAQ. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,713,143 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $29.6 million (approximately $10.92 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares, and 5,681,485 CDAQ Class A Ordinary Shares (including 2,481,485 CDAQ Public Shares) were issued and outstanding immediately following that redemption.

On April 16, 2025, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination from April 19, 2025 to April 20, 2026 or such earlier date as determined by the CDAQ Board. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,370,619 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $26.7 million (approximately $11.25 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares, and 3,310,866 CDAQ Class A Ordinary Shares (including 110,866 CDAQ Public Shares) were issued and outstanding immediately following that redemption.

The mailing address of CDAQ’s principal executive office is 195 US HWY 50, Suite 207, Zephyr Cove, NV 89448 and its telephone number is (775) 339-1671. After the consummation of the Business Combination, CDAQ will become a wholly-owned subsidiary of Pubco.

For more information about CDAQ, see the sections entitled “CDAQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About CDAQ.”

Information about KMC

KMC was incorporated on February 18, 2020 in Delaware under the name Tavros Gold Corp. On July 17, 2020, February 22, 2021, April 5, 2021 and August 8, 2023, KMC filed certificates of amendment to their certificate of incorporation changing its corporate name to TiO2 Minerals Corp., CopperEx Corp., Key Metals Corp. and Key Mining Corp., respectively.

KMC is a global critical minerals and infrastructure company with a portfolio of exploration-stage mineral projects and a permitted water desalination plant (with the maritime concession currently in the granting stage). KMC’s flagship assets are the Cerro Blanco Project, comprised of a rutile project, from which high grade titanium dioxide (TiO2) can be processed, and the permitted water desalination plant that is being developed and positioned to supply water to regional mining, agricultural and community users, including the Titanium Project. Each of the Titanium Project and the Water Desalination Project are in the Atacama Region (also known as Region III) of the Republic of Chile.

KMC’s principal executive offices are located at 701 Brickell Avenue, Suite 1550, Miami, Florida 33131. The offices of KMC’s two subsidiaries in Chile are located at Alonso de Monroy 2677, Suite 602A, Vitacura, Santiago, Chile 630713. KMC’s website address is https://keyminingcorp.com. Information on or accessible through KMC’s website is not a part of this proxy statement/prospectus.

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SELECTED HISTORICAL FINANCIAL DATA OF CDAQ

The following tables present CDAQ’s selected historical financial information derived from CDAQ’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “CDAQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. CDAQ’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Income Statement Data:
Loss from operations	$(3,217,619)	$(5,942,936)
Interest earned on cash or investments held in Trust Account	$344,811	$1,928,109
Change in fair value of derivative warrant liabilities	$(119,121)	$469,341
Net income (loss)	$(2,9991,929)	$(3,545,486)
Weighted average shares of Class A Ordinary Shares outstanding subject to possible redemption, basic and diluted	857,773	3,960,705
Basic and diluted net income (loss) per share - Class A Ordinary Shares subject to possible redemption	$(0.49)	$(0.38)
Weighted average shares of non-redeemable Class A Ordinary Shares outstanding, basic and diluted	3,200,000	1,739,726
Basic and diluted net income (loss) per share - non-redeemable Class A Ordinary Shares	$(0.49)	$(0.38)
Weighted average shares of non-redeemable Class B Ordinary Shares outstanding, basic and diluted	2,110,122	3,570,396
Basic and diluted net income (loss) per share- non-redeemable Class B Ordinary Shares	$(0.49)	$(0.38)

	December 31, 2025	December 31, 2024
Balance Sheet Data:
Cash held in the Trust Account	$1,293,496	$27,637,300
Total assets	$1,451,504	$27,689,918
Total liabilities	$9,508,007	$6,281,630
Class A Ordinary Shares subject to possible redemption	$1,293,496	$27,637,300
Total shareholders’ deficit	$(9,349,999)	$(6,229,012)

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SELECTED HISTORICAL FINANCIAL DATA OF KMC

The following tables set forth a summary of KMC’s historical consolidated financial data as of, and for the period ended on, the dates indicated. KMC has derived the consolidated statements of operations data for the years ended December 31, 2025 and 2024 and the consolidated balance sheet data as of December 31, 2025 and 2024 from its audited consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. You should read the summary financial data below in conjunction with the section titled “KMC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and KMC’s financial statements and related notes included elsewhere in this proxy statement/prospectus. The summary consolidated financial data in this section are not intended to replace the financial statements and are qualified in their entirety by the financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

	Years Ended December 31,
	2025	2024

Revenues	$-	$-
Operating Expenses
Exploration expense	616,803	1,091,400
General and administrative	205,908	570,000
Professional fees	236,984	860,108
Officers’ and directors’ fees	414,980	553,500
Travel	110,358	141,011
Depreciation	91,719	93,298
Bad debt	-	10,664
Total operating expenses	1,676,752	3,319,981
Net loss	$(1,676,752)	(3,319,981)

Per share information:
Net loss per common share, basic and diluted	(0.03)	(0.06)
Weighted-average shares of common stock outstanding, basic and diluted	91,118,388	77,222,388

Balance Sheet Data:

	December 31,
	2025	2024

Balance Sheet Data:
Cash and cash equivalents	$157,117	$650,969
Certificate of deposit	-	-
Deposit and prepaids	119,570	161,553
Deferred offering costs	-	122,789
Other receivable	-	-
Total current assets	276,687	935,310

Mineral interests	2,913,634	3,000,277
Vat receivable	459,957	381,459
Total assets	3,683,689	4,442,176
Accounts payable and accrued liabilities	827,937	838,402
Warrant liability	-	122,789
Total current liabilities	1,092,937	961,191
Total liabilities	1,092,937	961,191
Total equity	$2,590,751	$3,480,985

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what Pubco’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of KMC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of USD. The historical financial statements of CDAQ have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares into cash:

●	Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 110,866 Public Shares exercise their redemption rights for $1.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $11.72 per share as of February 28, 2026. The Maximum Redemptions scenario reflects the maximum number of Public Shares that can be redeemed and includes all adjustments contained in the No Redemptions scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following tables set out the share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the Maximum Redemptions scenario:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
KMC Sellers	18,623,329	70.1%	18,623,329	70.4%
Public Shareholders(1)	110,866	0.4%	-	-
CDAQ Sponsor (2)	1,937,061	7.3%	1,937,061	7.3%
CDAQ Legacy Sponsor	2,092,348	7.9%	2,092,348	7.9%
Non-Redemption Investors	1,457,300	5.4%	1,457,300	5.5%
Polar Shares	1,350,000	5.1%	1,350,000	5.1%
PIPE Investors	1,000,000	3.8%	1,000,000	3.8%
Total shares of Pubco Common Stock outstanding	26,570,904		26,460,038

(1)	The shares presented reflect the redemption of 16,045,860 CDAQ Public Shares on October 19, 2023, the redemption of 2,713,143 CDAQ Public Shares on July 18, 2024, and the redemption of 2,370,619 CDAQ Public Shares on April 16, 2025.

(2)	Includes 176,587 shares from the conversion of the Sponsor Loan Note upon the consummation of the Business Combination.

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2025, gives effect to the Business Combination as if it had occurred on December 31, 2025. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, gives effect to the Business Combination as if it had occurred on January 1, 2025, the earliest period presented.

	Pro Forma Combined
	No Redemptions Scenario	Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2025
Net loss	$(7,799,629)	$(7,729,629)
Net loss per share – basic and diluted	$(0.29)	$(0.29)
Weighted average shares outstanding – basic and diluted
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2025
Total assets	$10,639,379	$9,340,047
Total liabilities	$1,825,394	$1,825,394
Total equity	$8,813,985	$7,514,653

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Risk Factors

The following risk factors may have a material adverse effect on the business, financial condition and results of operations of Pubco, KMC and CDAQ following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your CDAQ Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco, KMC and CDAQ may face additional risks and uncertainties that are not presently known to them or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of KMC and the financial statements of CDAQ and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Related to the Business of Pubco and KMC

KMC is an exploration stage mining company that also is developing a desalination plant and has limited operating history. KMC currently does not operate any mines, and there is no assurance that KMC will ever produce minerals from the Titanium Project or any of KMC’s other properties or fully develop and commercialize the desalination plant.

KMC is an exploration stage mining company that also is developing a desalination plant. KMC has no material property with mineral reserves disclosed. KMC does not currently operate any mines, and KMC does not have any direct or indirect interest in any active mining operations. KMC’s sole material mineral project, the Titanium Project, is in the exploration stage and has never been mined for titanium dioxide by KMC or by any prior owner. Additionally, KMC’s water desalination plant is in the development stage and KMC has never produced revenue from it or any other desalination plant. KMC has limited operating history upon which to base estimates of future operating costs, capital expenditure needs, site remediation costs or other necessary investments. KMC has no experience in developing or operating a mine or a desalination plant. KMC may never be able to develop and produce minerals from a commercially viable mineral property.

Further advancing KMC’s sole material mineral property through the development stage (which the SEC defines as the preparation of mineral reserves for extraction) will require significant capital and time, and successful commercial production from any mine will be subject to the additional risks associated with developing and establishing new mining operations and business enterprises including:

●	completing feasibility studies to verify reserves and commercial viability, including the ability to find sufficient mineralization to support a commercial mining operation;

●	obtaining the financial resources to fund further exploration, permitting and construction of infrastructure, mining, refining and other processing facilities and equipment at the Cerro Blanco Project in Chile;

●	the availability of drilling and other mining and processing equipment;

●	compliance with environmental and other governmental approval and permit requirements;

●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;

●	potential increases in exploration, development, construction, and operating costs due to changes in the cost of fuel, water, power, materials, and supplies;

●	potential shortages of mineral processing, construction, and other facilities and related supplies; and

●	potential shortages of properly trained and experienced exploration personnel, skilled labor and other personnel.

Accordingly, KMC may not be able to successfully complete its planned exploration activities, establish mining operations or profitably produce minerals at any of KMC’s current or future properties.

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The Titanium Project is in the exploration stage.

The Titanium Project, KMC’s sole material mineral property, has not been determined to contain any mineral reserves pursuant to recognized reserve guidelines, and there is no assurance that KMC will be able to establish the presence of mineral reserves at such property. The SEC defines a mineral reserve as an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of a qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Whether any mineral project is economically viable depends on a variety of factors, including the size, grade and other attributes of the mineral deposit, the availability of infrastructure such as smelters, roads, electricity, water and shipping facilities, government regulation and market prices. Many of these factors will be beyond KMC’s control and could result in cost increases or market price decreases that make extraction of any mineral reserves unprofitable.

The probability of any individual mining property containing a reserve under the definition of the SEC is remote. There is no assurance that the Titanium Project, KMC’s sole material mineral property, contains any reserves, and all of KMC’s expenditures on exploration activities could fail to produce any results demonstrating the existence of any mineral reserves. Even if KMC does eventually discover mineral reserves at the Titanium Project, there is no assurance that such reserves can or will be developed into producing mines or that KMC will extract those reserves at a profit. Exploration and development in the mining industry involves substantial risks and few mineral properties that are explored are ultimately developed into producing mines.

Inaccuracies of historical information with respect to KMC’s mineral projects could hinder its exploration plans.

Disclosures in this proxy statement/prospectus with respect to the Titanium Project are based upon historical data compiled by parties who were previously involved with the property. If any of such historical data is inaccurate or incomplete, KMC’s exploration and development plans and KMC’s estimates of financing needs may be adversely affected. Estimates that guide KMC’s development and financing plans are based on the interpretation of geological data, feasibility studies, anticipated climatic conditions and other factors. Any of the following events, among the other events and uncertainties described in this proxy statement/prospectus, could affect the accuracy of such estimates:

●	unanticipated changes in the grade and tonnage of mineralized material;

●	incorrect data used in engineering assumptions;

●	delays in construction schedules;

●	unanticipated construction and transportation costs;

●	incorrect predictions of the nature and timing of major equipment needs;

●	unavailability of adequate mining personnel or unfavorable outcomes of labor negotiations; and

●	adverse changes in laws or regulations (including laws or regulations regarding mining concessions, prices, cost of consumables, royalties, duties, taxes, permitting and restrictions or production quotas on exportation of minerals).

Inaccuracies in such estimates could adversely affect KMC’s ability to continue its exploration plans and to profitably produce minerals at the Titanium Project or any of KMC’s future properties.

KMC’s mineral exploration efforts are highly speculative in nature and may be unsuccessful.

Mineral exploration is highly speculative in nature, involves many uncertainties and risks and is frequently unsuccessful. The purpose of exploration is to demonstrate the dimensions, position and mineral characteristics of mineral deposits, estimate mineral resources, assess amenability of the deposit to mining and processing scenarios and estimate potential deposit value. Once mineralization is discovered, it may take years from the initial exploration phases before production is possible, during which time the project may cease to be feasible. Substantial expenditures are required to establish proven and probable mineral reserves, to determine processes to extract the metals and, if required, to construct mining and processing facilities and obtain the rights to the land and resources required to develop the mining activities.

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Development projects have no operating history upon which to base estimates of proven and probable mineral reserves and estimates of future operating costs. Estimates are, to a large extent, based upon the interpretation of geological data and modeling obtained from drill holes and other sampling techniques, feasibility studies that derive estimates of operating costs based upon anticipated tonnage and grades of material to be mined and processed, the configuration of the deposit, expected recovery rates of metal from the mill feed material, facility and equipment capital and operating costs, anticipated climatic conditions and other factors. As a result, actual operating costs and economic returns based upon development of proven and probable mineral reserves may differ significantly from those originally estimated. Moreover, significant decreases in actual or expected commodity prices may mean mineralization, once found, will be uneconomical to mine.

Suitable infrastructure may not be available or damage to existing infrastructure may occur.

Mining, development and exploration activities depend on adequate infrastructure. Reliable roads, bridges, port and/or rail transportation, power sources, water supply and access to key consumables are important determinants for capital and operating costs. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration, development or exploitation of KMC’s projects. If adequate infrastructure is not available in a timely and cost-effective manner, the exploitation or development of KMC’s mineral projects might not be commenced or completed on a timely basis, or at all, the resulting operations might not achieve the anticipated production volume and the construction costs and operating costs associated with the exploitation and/or development of KMC’s projects might be higher than anticipated. In addition, extreme weather phenomena, sabotage, vandalism, government, non-governmental organization and community or other interference in the maintenance or provision of such infrastructure could adversely affect KMC’s business, results of operations, financial condition or prospects.

A shortage of equipment and supplies and/or the time it takes such items to arrive at the Cerro Blanco Project could adversely affect KMC’s ability to operate its business.

KMC is dependent on various supplies and equipment to engage in exploration and development at the Titanium Project and the development of the Water Desalination Project. The shortage of such supplies and equipment and/or the time it takes such items to arrive at the Cerro Blanco Project could have a material adverse effect on KMC’s ability to carry out its operations and develop such projects and therefore limit or increase the cost of production or development. Such shortages could also result in increased construction costs and cause delays in expansion projects.

KMC may rely on joint ventures or other third-party contracts to conduct key aspects of its operations.

KMC may enter into and rely on joint ventures or other types of third-party contracts to develop its sole material mineral property or for other key aspects of its operations. In that event, KMC’s operations will be subject to risks, some of which will be outside of its control, including, among others, risks relating to:

●	negotiating agreements with such third parties on acceptable terms;

●	the inability to replace a third party and its operating equipment in the event that KMC or the third party terminate the applicable agreement;

●	reduced control over those aspects of KMC’s operations that are the responsibility of the joint venture partner or other third party;

●	failure of a joint venture partner or other third party to perform under an agreement or disputes relative to performance under such agreement;

●	interruption of operations or increased costs in the event that a joint venture partner or other third party ceases its business due to insolvency or other unforeseen events and KMC’s ability to replace the joint venture partner with a new partner on comparable and commercially reasonable terms;

●	failure of a joint venture partner or other third party to comply with legal and regulatory requirements; and

●	problems of a joint venture partner or other third party with managing its workforce, including as a result of labor unrest, shortages, or other employment issues.

In addition, KMC may incur liability to third parties as a result of the actions of its joint venture partners or other third parties. The occurrence of one or more of these risks could increase KMC’s costs, and adversely affect KMC’s business, financial condition, results of operations and prospects.

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KMC may fail to identify attractive acquisition candidates or fail to successfully integrate acquired mineral properties or successfully manage joint ventures.

As part of KMC’s development strategy, it may acquire additional mineral properties. However, KMC may not be able to identify attractive acquisition candidates in the future or, if KMC does, succeed at effectively managing their integration or operations. In particular, significant and increasing competition exists for mineral acquisition opportunities throughout the world. KMC faces strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, titanium dioxide as well as in entering into joint ventures with other parties. If the expected synergies from such transactions do not materialize or if KMC fails to integrate them successfully into its existing business or operate them successfully with KMC’s joint venture partners, or if there are unexpected liabilities, KMC’s business, results of operations or financial condition could be adversely affected.

In connection with any future acquisitions, KMC may incur indebtedness or issue equity securities, resulting in increased interest expense or dilution of the percentage ownership of existing shareholders. Unprofitable acquisitions or joint ventures, or additional indebtedness or issuances of securities in connection with such acquisitions, may adversely affect the price of Pubco Common Stock.

KMC has no current commitments with respect to any acquisition. KMC does not know if it will be able to identify acquisitions it deems suitable, whether KMC will be able to successfully complete any such acquisitions on favorable terms or at all. KMC’s potential inability to integrate any business effectively may adversely affect its business, results of operations, financial condition or prospects.

KMC relies on information technology systems which are subject to disruption, damage, failure and other risks.

Information technology systems are essential to the conduct of KMC’s business. KMC’s information technology systems, and the systems of any third parties that KMC may rely on in the future, are subject to disruption, damage or failure due to computer viruses, security breaches, cyberattacks, natural disasters, design defects and other risks. Cyberattacks, in particular, are sophisticated and continue to evolve, and may include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in KMC’s systems or the systems of third parties that KMC relies on, unauthorized releases of confidential or otherwise protected information or the corruption of data. Given the ongoing and evolving nature of cyber threats and the unpredictability as to the timing, nature and scope of information technology disruptions, KMC or the third party vendors KMC relies on may be subject to operational delays, the compromising of confidential or otherwise protected information, the destruction or corruption of data, other security breaches, improper use of KMC’s systems and networks, or financial losses from remedial actions relating to any of the foregoing, any of which could have a material adverse effect on KMC’s business, financial condition, results of operations or prospects.

KMC’s success depends on developing and maintaining relationships with the local communities where it operates.

The success of KMC’s future operations will require that KMC maintain good relationships with the communities where it operates, and in particular, the Atacama Region located in northern Chile (also known as Chile’s Region III). KMC believes that its current relationship with the community is good, but public and governmental attitudes towards KMC may be changing given the potential effect of mining activities on the environment and communities in the Atacama Region. For example, in January 2023, the cabinet of the current Chilean government rejected a proposed $2.5 billion iron mining project in Northern Chile because of environmental concerns. Civic concerns about environmental or other impacts of KMC’s proposed exploration activities in Chile could have an adverse effect on KMC’s reputation or operations and may impact KMC’s relationship with the local communities in which KMC operates, including Chile’s Atacama Region. There can be no assurance that KMC’s efforts will ensure good relations. If KMC cannot maintain good relations with such communities where it operates, KMC’s business, financial condition, results of operations or prospects may be adversely impacted.

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If KMC fails to attract and retain senior management, KMC’s business may be materially and adversely affected.

KMC’s success depends in large part on KMC’s continued ability to attract, retain and motivate highly qualified personnel. KMC highly depend upon members of senior management, and in particular Cesar A. López Alarcón, KMC’s President and Chief Executive Officer, John P. Ryan, KMC’s Vice President of Corporate Affairs, and Reinaldo Reyes, KMC’s Country Manager (KM Chile). The loss of any one of these people, and KMC’s inability to replace them in a timely manner and on comparable terms, could impair its ability to execute its business plan, which could have a material adverse effect on its business, results of operations, financial condition or prospects.

Competition for qualified personnel in the mining industry is intense due to the limited number of individuals who possess the skills and experience required in KMC’s industry. As a result, KMC might not be able to attract and retain personnel to sufficiently staff its exploration teams. If KMC needs to hire additional personnel to expand KMC’s exploration or if it initiates production activities, and it cannot attract and retain qualified personnel in a timely manner or on acceptable terms, or at all, it could have a material adverse effect on KMC’s business, results of operations, financial condition or prospects.

Certain of KMC’s officers and directors do not devote full time to the affairs of KMC and could allocate their time and attention to other business ventures which may not benefit KMC.

Enrique Correa, Country Manager (KM Chile) and director, John P. Ryan, KMC’s Vice President of Corporate Affairs and Corporate Secretary, and independent director nominees of Pubco are engaged in other business activities. Although there are none known to KMC, the potential for conflicts of interest exists among KMC and such persons for future business opportunities that may not be presented to KMC. Such officers and directors may have conflicts of interests in allocating time, services, and functions between the other business ventures in which those persons may be or become involved.

Risks Related to KMC’s Financial Position and Capital Needs

KMC’s independent registered public accounting firm has expressed substantial doubt about KMC’s ability to continue as a going concern, which may hinder KMC’s ability to obtain future financing.

KMC’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. As a result, KMC’s independent registered public accounting firm included an explanatory paragraph in its report on its financial statements for the years ended December 31, 2024 and 2023 with respect to this uncertainty. While KMC believes that the net proceeds from the Business Combination and the Transaction Financing, together with KMC’s existing cash and cash equivalents, will be sufficient for KMC to fund its operating expenses and capital expenditures requirements for the next 12 months, KMC has based these estimates on assumptions that may prove to be wrong, and KMC may need to raise additional funds. The reaction of stockholders to the inclusion of a going concern statement by KMC’s independent registered public accounting firm, and its potential inability to continue as a going concern, in future years could materially adversely affect the share price of Pubco Common Stock and Pubco’s ability to raise new capital.

KMC will require substantial additional capital to explore and/or develop the Cerro Blanco Project and KMC may be unable to raise additional capital on favorable terms or at all.

KMC’s business is capital intensive. Specifically, the exploration and exploitation of reserves, mining and processing costs, the development of KMC’s water desalination plant, the maintenance of machinery and equipment and compliance with applicable laws and regulations require substantial capital expenditures. KMC will be required to make substantial expenditures for the continued exploration and, if warranted, development of KMC’s mineral properties, and the development of KMC’s water desalination plant. For example, KMC, and following the Closing of the Business Combination, Pubco will likely be required to raise capital or take other measures to fund future exploration and development activities associated with the Cerro Blanco Project described in this proxy statement/prospectus under “Information Related to KMC — Properties — Exploration and Related Programs.” However, there can be no assurance that KMC or Pubco will be able to raise additional funds for such activities or that if KMC or Pubco is able to do so, that such financing will be on terms that are favorable to KMC or Pubco.

Mining industry development projects typically require years and significant expenditures before production can begin. Such projects could experience unexpected problems and delays during development, construction and start-up. KMC may not be successful in obtaining the required financing or, if KMC can obtain such financing, such financing may not be on terms that are favorable to KMC. Any failure to obtain sufficient equity or debt financing for KMC’s operations on favorable terms could have a material adverse effect on KMC’s financial condition, results of operations, and prospects.

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KMC has a limited operating history on which to evaluate its business and performance, and accordingly, KMC’s prospects must be considered in light of the risks that any new company encounters.

KMC was incorporated under the laws of the State of Delaware on February 18, 2020. KMC has never generated any revenue from operations, the Titanium Project, KMC’s material mineral property, is in the exploration stage, and KMC has never produced minerals in commercial quantities from such mineral property. KMC faces many risks common to early-stage enterprises, including under-capitalization, cash shortages and limitations with respect to personnel and other resources. The likelihood that in the future KMC will generate a level of revenue to achieve and sustain profitable operations must be considered in light of the early stage of KMC’s operations.

There is no assurance that KMC’s sole material mineral property will ultimately produce minerals in commercially viable quantities or otherwise generate operating earnings. Further advancing KMC’s sole material mineral property through the development stage will require significant capital and time, and successful commercial production from any mines on such properties will require KMC to complete feasibility studies to estimate the anticipated economic returns of a project, obtain adequate financing, obtain various permits, construct processing plants and infrastructure, and complete other activities. KMC may not succeed in establishing mining operations or profitably producing metals at any of KMC’s current or future properties.

Additionally, there is no assurance that the Water Desalination Project will ultimately operate at commercially viable levels or generate positive operating earnings. Advancing this project through development and into commercial operation will require significant capital and time, including completion of ready-to-built preparations, feasibility studies to estimate anticipated economic returns, securing adequate financing, obtaining necessary permits, building the desalination plant and supporting infrastructure, and performing other essential activities. There is a risk that KMC may not complete development, commence operations, or achieve profitable water production at the Water Desalination Project.

KMC has incurred operating losses since inception on February 18, 2020, expects to incur significant operating losses for the foreseeable future and may never achieve or sustain profitability.

Since KMC’s inception on February 18, 2020, KMC has incurred significant losses and KMC expects to continue to incur losses for the foreseeable future. KMC’s net losses were $2,397,394 and $4,397,780 for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025, KMC had an accumulated deficit of $16,620,813. The extent of any future losses and whether KMC can generate revenue in future years remains uncertain.

KMC may never achieve or sustain profitability. KMC’s sole material mineral property and sole water desalination project have not commenced commercial production, and commercial production will require significant capital and expenditures. To become and remain profitable, KMC must generate significant revenues at KMC’s sole material mineral property and its sole water desalination project, which will require KMC to be successful in a range of challenging activities that are subject to numerous risks, including those set forth in this “Risk Factors” section. In addition, KMC may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect KMC’s revenues, expenses and profitability. KMC’s failure to achieve or sustain profitability would depress Pubco’s market value, could impair KMC’s ability to execute KMC’s business plan, raise capital or continue KMC’s operations.

KMC has identified material weaknesses in its internal control over financial reporting, and KMC cannot provide assurances that these material weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

Prior to the Closing of the Business Combination, KMC has been a private company with limited accounting personnel to adequately execute KMC’s accounting processes and limited supervisory resources with which to address KMC’s internal control over financial reporting. As a private company, KMC has not designed or maintained an effective control environment as required of public companies under the rules and regulations of the SEC. Although KMC is not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, management identified several material weaknesses in KMC’s internal control over financial reporting in connection with KMC’s preparation and the audits of its financial statements for fiscal years 2025 and 2024.

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A material weakness is a deficiency, or combination of deficiencies, in internal control over financing reporting such that there is a reasonable possibility that a material misstatement of KMC’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses KMC identified are listed below:

●	KMC did not employ a sufficient number of staff to maintain optimal segregation of duties;

●	KMC’s management had the override of KMC’s internal control over financial reporting;

●	KMC had insufficient communication of key transactions to its accounting personnel;

●	KMC did not properly disclose related party transactions;

●	KMC lacks a sufficient number of independent members of its board of directors;

●	communication among KMC’s personnel of key transactions; and

●	KMC’s independent registered public accounting firm discovered material adjustments during its audit and interim review procedures.

KMC has begun implementation of a plan to remediate the material weaknesses described above. These remediation measures are ongoing and include hiring additional accounting personnel and implementing additional policies, procedures and controls. KMC cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of internal control over financial reporting over a sustained period of financial reporting cycles. As a result, the timing of when KMC will be able to fully remediate the material weaknesses is uncertain, and KMC may not fully remediate these material weaknesses during fiscal year 2026. If the steps KMC takes do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that these control deficiencies or others would result in a material misstatement of KMC’s annual or interim consolidated financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize KMC’s ability to comply with its reporting obligations, limit KMC’s ability to access the capital markets and adversely impact Pubco’s stock price.

KMC may experience increased costs at the Cerro Blanco Project which could have a material adverse effect on its business, financial condition, results of operation and prospects.

The costs of exploring and developing the Cerro Blanco Project will be subject to variation from time to time due to a variety of factors including

●	inflation and general economic conditions;

●	changes in the grade and metallurgy of samples from KMC’s properties;

●	revisions to mine plans, if any, in response to the physical shape and location of any applicable ore body;

●	changes in the cost of labor and third-party consultants as a result of changes in demand for those services and regional or national wage pressure; and

●	changes in governmental regulation, including taxation, environmental, permitting and other regulations.

Costs are also affected by the price of commodities necessary for KMC’s operations such as fuel, steel, rubber, water, and electricity. Such commodities may be subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at the Cerro Blanco Project could have a material negative impact on KMC’s business, financial condition, results of operation and prospects.

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Risks Related to the Mining Industry

The mining industry is highly competitive.

The mining industry is highly competitive. Much of KMC’s competition will come from larger and more established mining companies that have greater resources than KMC, including more executive management and administrative personnel, more qualified employees, newer and more efficient equipment, lower cost structures, greater liquidity and access to credit and other financial resources, more effective risk management policies and procedures, and greater financial resources allowing for a greater ability to explore and develop mining properties and withstand potential losses. As a result of such advantages, some of KMC’s competitors may be able to (i) respond more quickly to new laws, regulations or emerging technologies, (ii) devote greater resources to the operation, expansion or efficiency of their operations, and (iii) expend greater amounts of resources, including capital, in acquiring new and prospective mining properties. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties; and the resulting competitors or alliances may gain significant market share to KMC’s detriment. KMC may not be able to compete successfully against current and future competitors, and any such failure to compete successfully could have a material adverse effect on KMC’s business, financial condition or results of operations.

KMC faces significant risks and hazards inherent to the mining industry.

Mineral exploration is highly speculative and involves unique risks that are greater than the risks generally associated with other businesses. Hazards such as adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground control problems, cave-ins, changes in the regulatory environment, metallurgical and other processing problems, mechanical equipment failure, facility performance problems, fire and natural phenomena such as inclement weather conditions, floods and earthquakes are inherent risks in KMC’s operations. Hazards inherent to the mining industry can cause injuries or death to employees, contractors or other persons at KMC’s mineral properties, work stoppages and delayed production, increased production costs, damage to, or destruction of, mineral properties or production facilities, personal injury or death, asset write-downs, monetary losses, loss of or suspension of permits as a result of regulatory action, reputational damage and other liabilities. Safety measures implemented by KMC may not be successful in preventing or mitigating future accidents. KMC is subject to all the risks inherent in the mining industry, including, without limitation, the following:

●	based on additional exploration work KMC will do on the Titanium Project and evaluations of possible mineral deposits on such project, KMC may conclude that development of and production from such project is not technically, economically, or legally feasible;

●	KMC may fail to successfully discover and develop commercially viable quantities of minerals due to a variety of factors, including the quality of KMC’s management, inaccurate interpretations of geological data from KMC’s sole material mineral property, inadequate levels of geological and technical expertise among KMC’s personnel, and the quality of land available for exploration on the Titanium Project;

●	most mineral exploration projects (even projects on properties that are known to have quantities of mineral deposits) do not result in the discovery of commercially viable mineral deposits;

●	the feasibility of mining on the Titanium Project will depend on factors beyond KMC’s control including fluctuations in metal prices and production costs, inflation and other economic conditions, the proximity and liquidity of markets for applicable minerals, the availability of processing equipment, government regulations (including regulations relating to prices, taxes, royalties, land tenure, land use, import and export of minerals and environmental protection);

●	KMC will require substantial additional expenditures to establish proven and probable mineral reserves through further exploration activities, to determine metallurgical processes needed to extract the desired minerals and, ultimately, to construct and operate mining and processing facilities;

●	if KMC progresses to the production stage at the Titanium Project, KMC’s activities could be subject to the risks of losses in the market value of metal, environmental hazards, industrial accidents, labor disputes, impediments from unusual or unexpected geologic formations, unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, interruptions from forest fires, inclement weather conditions and other acts of God; some of these risks may not be insurable at a reasonable cost;

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●	KMC could be subject to governmental investigations which could result in significant penalties and fines, or even enforcement actions that could result in the closing of certain of KMC’s operations;

●	KMC could be subject to litigation by persons who may be harmed in connection with KMC’s operations, and the outcome of any such litigation may be impossible to predict; and

●	if KMC develops or eventually mine on the Titanium Project without the appropriate licenses and approvals, KMC could incur liability or such operations could be suspended.

As noted above, KMC may be subject to governmental investigations and claims and litigation filed on behalf of persons who are harmed while at KMC’s property or otherwise in connection with its operations from time to time. To the extent that KMC is subject to personal injury or other claims or lawsuits in the future, it may not be possible to predict the ultimate outcome of these claims and lawsuits due to the nature of personal injury litigation. Similarly, if KMC is subject to governmental investigations or proceedings, KMC may incur significant penalties and fines, and enforcement actions against KMC could result in the closing of certain of its operations. If claims and lawsuits or governmental investigations or proceedings are ultimately resolved against KMC, it could have a material adverse effect on KMC’s business, results of operations or financial condition. Also, if KMC develops or eventually mine on property without the appropriate licenses and approvals, KMC could incur liability or its operations could be suspended, which could have a material adverse effect on KMC’s business, financial condition or results of operations.

If KMC fails to comply with safety, environmental and other laws and regulations in Chile, it could be subject to fines and its exploration and development activities could be impaired.

Chile has national and local laws and regulations pertaining to safety, environmental protection, health and other matters that will apply to KMC’s exploration and development activities and the properties where it conducts such activities. In accordance with such regulations, KMC is required to conduct environmental impact studies or statements before KMC conducts any new mining activities or significant modifications of existing mining project that could impact the environment or the health of people in the surrounding areas. KMC is also required to obtain an environmental license for those projects and activities. The Chilean Environmental Assessment Service (Servicio de Evaluación Ambiental) evaluates environmental impact studies and statements submitted for its approval. The public, government agencies or local authorities may review and challenge projects that may adversely affect the environment, either before these projects are executed or once they are operating, if they fail to comply with applicable regulations. In order to ensure compliance with environmental regulations, Chilean authorities may impose fines up to approximately US$9 million per infraction, revoke environmental permits or temporarily or permanently close facilities, among other enforcement measures. Chilean environmental regulations have become increasingly stringent in recent years, both with respect to the approval of new projects and in connection with the implementation and development of projects already approved, and KMC believes that this trend is likely to continue.

Given public interest in environmental enforcement matters, these regulations or their application may also be subject to political considerations that are beyond KMC’s control. Applicable Chilean laws include, but are not limited to, the Mine Health and Safety Act of 1989, the Health Code, the Health and Basic Conditions Act of 1999, the Subcontracting Law, the Environmental Law of 1994, and the Labor Code. These laws and the related regulations are extensive, and the relevant regulatory bodies are empowered to use their enforcement powers to ensure compliance with such laws and regulations. Compliance with these laws and regulations or responding to any enforcement actions by regulatory bodies seeking to enforce compliance with applicable regulations requires or will require substantial capital expenditures. There can be no assurance that compliance with such laws and regulations, or future laws or regulations, will not have a material adverse effect on KMC’s business, financial condition or results of operation.

Chilean mining laws will require that KMC obtains various governmental permits, which can involve a complex, time-consuming and uncertain process.

KMC’s exploration and other mining-related activities in Chile will require numerous permits issued by various governmental agencies, including environmental permits. These permits may relate to, among other things mining operations, drilling, reclamation and closure plans, water discharge, water usage, air quality, and industrial artificial (tailings) ponds. The processes involved in obtaining, complying with and renewing each of these permits can be time-consuming, costly and difficult. Despite KMC’s diligent efforts, there is no assurance that it will obtain, or in the future renew, as applicable, all permits needed for KMC to successfully explore, develop and conduct operations at any of KMC’s existing or future mineral properties. In addition, permit terms and conditions may impose other restrictions and requirements on how KMC conducts its operations and may limit its flexibility in the exploration and/or development of its mineral property.

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There may be defects in KMC’s rights under the mining claims that comprise the Titanium Project in Chile, and such defects could impair KMC’s ability to explore for mineralized material and to otherwise develop such property.

The mining claims KMC relies on at the Titanium Project in Chile may be challenged, and KMC may not have, or may not be able to obtain, the surface rights needed to explore for at or develop any resources present at the property related to such claims. Unknown defects with respect to any of such claims could adversely affect KMC’s ability to explore and develop the property or process the mineral that it may ultimately mine at the property. Title insurance for mineral properties is generally not available at a reasonable cost, and KMC may have limited ability to ensure that it has obtained valid rights to individual mineral properties. KMC relies on public records in Chile with respect to its mining claims. However, any challenge to KMC’s rights in a concession could result in litigation, insurance claims and potential losses, hinder its access to capital, delay the exploration and development of the property and ultimately result in the loss of some or all of its interest in the related mineral project.

Volatility in commodity markets may impair KMC’s financial results and access to capital.

Prices for metals constantly fluctuate, and if the prices of titanium dioxide (the primary mineral for which KMC is exploring) experience sudden or protracted declines, its exploration activities for such mineral may become unattractive and it may discontinue those activities. Prices of minerals are determined by a variety of factors, including market volatility in commodities prices; the exchange rate between the Chilean Peso and the U.S. Dollar; global and regional supply and demand; and changes or volatility in political and economic conditions and production costs in major mineral producing regions of the world.

Risks Related to the Water Desalination

The water desalination industry is highly competitive.

Many competitors are larger, have more experience, more robust capital resources, and access to more advanced technologies and operational expertise than KMC, which may allow them to respond faster to regulatory changes, invest more heavily in plant building and expansion or capture greater market share. Established firms may pursue strategic partnerships and acquisitions or form alliances, potentially adversely impacting KMC’s competitive position. If KMC cannot compete effectively with existing and future competitors in the water desalination sector, KMC’s business, financial condition, and results of operations could be materially impacted.

KMC faces significant risks and hazards inherent to the development and operation of a water desalination project.

Water desalination development involves unique risks that are greater than the risks generally associated with other businesses These include potential adverse environmental conditions, regulatory changes, technical and equipment failures, facility performance issues, natural disasters, industrial accidents, labor disruptions, and fluctuations in input costs such as energy and chemicals. There is a possibility KMC may not complete development or achieve profitable operations at the Water Desalination Project due to technical, economic, or legal factors. Development may be impaired by inaccurate assessments of water demand, permitting delays, shifting regulations, unforeseen site or marine conditions, and unexpected increases in construction or operating costs. Failure to obtain necessary permits, maintain environmental compliance, or secure water offtake contracts could result in project delays, financial penalties, or suspension of operations.

The Water Desalination Project’s success depends on entering into and maintaining long-term water purchase agreements with mining, utility and agricultural off-takers, which may not materialize as expected.

The Water Desalination Project’s success relies on securing and performing under long-term water purchase agreements, primarily with mining companies, as well as water utilities and agricultural users, often on take-or-pay terms. While KMC has entered into memoranda of understanding for a portion of its capacity, a significant share of the plant’s capacity remains uncontracted, and there can be no assurance that non-binding understandings will convert into definitive long-term contracts on the expected schedule or terms, or at all. Even where definitive agreements are executed, off-takers may seek to renegotiate or terminate agreements due to changes in their operations, commodity prices, water demand, regulatory requirements or financial condition. Counterparty defaults, disputes, insolvencies or restructurings could reduce contracted volumes, delay payment or result in litigation or arbitration, any of which could negatively impact revenues, cash flows and the ability of the project to service debt and make distributions.

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The Water Desalination Project’s off-take portfolio is expected to be concentrated in a limited number of mining customers whose operations and water needs may be affected by commodity price volatility, regulatory changes and other factors.

The Atacama Region is heavily dependent on the mining sector, and the Water Desalination Project is expected to contract a significant portion of its capacity with a limited number of mining customers. The demand for desalinated water from these customers may fluctuate with commodity prices, production decisions, mine expansions, environmental regulations and other operational and financial factors affecting such customers. If one or more major mining customers reduce or cease their water purchases for any reason, the Water Desalination Project may be unable to promptly replace such volumes with sales to other customers on similar terms, which could adversely affect utilization, revenues and cash flows.

Potential demand and offtake for the Water Desalination Project may be insufficient to support its economic viability or profitability.

The Water Desalination Project is expected to rely on long-term offtake arrangements with the Titanium Project and third-party mining, industrial, agricultural and community users to recover its capital and operating costs and generate an adequate return. The Water Desalination Project may not secure sufficient binding offtake commitments on acceptable terms and pricing, or existing or future counterparties may delay, reduce or terminate their purchases as a result of changes in their operational plans, commodity prices, access to alternative water sources, regulatory or environmental constraints, or other market or economic factors.

In addition, regional water demand may develop more slowly than anticipated, competitive desalination or water supply projects may be developed, or regulatory changes could limit the volumes that may be contracted or delivered, any of which could result in under-utilization of the plant’s capacity. If the Water Desalination Project does not obtain and maintain adequate offtake volumes at prices sufficient to cover its costs, the project may not be economically viable, may fail to produce a profit, and KMC could be required to restructure the project, seek additional capital support, or impair or write down all or a portion of KMC’s investment.

KMC may be unable to obtain approvals to increase the permitted capacity of the Water Desalination Project as contemplated, which would limit potential returns and could adversely affect KMC’s business.

The Environmental Impact Statement (the “EIS”) for the Water Desalination Project currently authorizes a base plant design of approximately 440 L/s of desalinated water. Any increase in capacity, such as the contemplated expansion to approximately 57,000 m³/day (about 660 L/s) by incorporating osmotically assisted reverse osmosis (OARO) technology, would require an amendment to the existing EIS and the approval of the relevant Chilean environmental authorities. There can be no assurance that such approvals will be obtained on acceptable terms, within anticipated timelines, or at all. The requested increase in capacity may be delayed, conditioned in a manner that materially reduces its economic attractiveness, or denied outright. Failure to secure an EIS amendment for higher capacity could materially limit the scale, revenue potential and operating leverage of the Water Desalination Project relative to KMC’s current planning scenarios.

Competition from other desalination projects in the Atacama Region could reduce demand for the Water Desalination Project and exert downward pressure on prices.

The Water Desalination Project is expected to compete with existing and future seawater desalination plants and other alternative water supply solutions in the Atacama Region and surrounding areas. If additional desalination projects are permitted, financed and constructed ahead of, or in parallel with, the Water Desalination Project, these projects may secure key customers, offer lower tariffs due to economies of scale, more favorable financing terms or different regulatory or fiscal regimes, or otherwise provide water on terms that are more attractive than those KMC can offer.

Increased regional supply of desalinated water, the development of shared or multi-client water infrastructure or the entry of larger, better-capitalized competitors could result in excess capacity and intensify competition for offtake contracts, which could in turn force KMC to accept lower prices, shorter contract terms, reduced minimum-take commitments or more onerous commercial terms in order to secure or retain customers. If competitive pressures limit KMC’s ability to contract sufficient volumes at prices and on terms that allow KMC to recover its capital and operating costs and earn an adequate return, the Water Desalination Project may not achieve its expected economic or financial performance, and KMC could be required to restructure the Water Desalination Project, seek additional capital support, or impair or write down all or a portion of KMC’s investment.

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Although the Water Desalination Project has obtained an EIS approval and most of the permits required to begin construction, certain key permits and land rights, including final maritime concessions and remaining easements, remain outstanding or subject to renewal and challenge.

The Water Desalination Project has secured an approved EIS and most of the permits needed for plant site, water pipeline and power transmission works, but certain authorizations, including the maritime concession and a portion of land easements, are in process, subject to approval or re-application, or not yet fully granted. These permits and rights may be delayed, conditioned, modified, challenged or denied, and existing approvals may be subject to appeals, revisions, or changes in law, regulation or interpretation. If any required authorization is not obtained or maintained on acceptable terms, the project may not proceed to construction, may be delayed, or may need to be redesigned, which could materially and adversely affect KMC’s business, financial condition and results of operations.

The Water Desalination Project remains in a development stage and may not be completed, commissioned or operated as currently planned, on time or within budget.

The Water Desalination Project is a large capital-intensive infrastructure project that is not yet constructed and remains subject to completion risk. The Water Desalination Project could experience significant delays or cost overruns as a result of engineering or design changes, construction difficulties, contractor performance, supply chain disruptions, inflation, labor availability, regulatory requirements, environmental or social opposition, or other factors beyond KMC’s control. Any material delay in construction, increase in project costs, or failure to achieve anticipated technical performance could adversely affect the economics of the Water Desalination Project, require additional capital, or cause KMC to impair or write down its investment in the Water Desalination Project.

Risks Related to KMC’s Operations in the Republic of Chile

The Cerro Blanco Project is located in Chile which makes KMC vulnerable to risks associated with operating in one major geographic area.

The Cerro Blanco Project is located within the Atacama Region of the Republic of Chile. KMC’s business, financial condition, results of operations and prospects could be adversely affected by changes in, among other things, Chilean laws, regulations and governmental policies. Specifically, President Gabriel Boric, who took office in March 2022, has proposed expanding the role of the government and reducing the involvement of the private sector in the Chilean economy. These proposals included tax reforms and changes to certain aspects of the Chilean economy, including the mining industry. There can be no assurance that the Chilean economy and KMC’s business and prospects will not experience material adverse effects as a result of any future civil unrest or reforms adopted to implement President Boric’s agenda with respect to monetary, fiscal, tax, economic, social and other governmental policies. Particularly, changes in governmental policies relating to the mining industry and taxation may adversely affect KMC’s business, financial condition, results of operations and prospects.

In addition, other adverse developments, such as financial crises resulting from inflation, monetary devaluation, foreign exchange controls, and other adverse economic and market conditions in Chilean financial and capital markets resulting from internal or international events, could occur in Chile during future periods. Any of these developments could hinder KMC’s ability to explore and/or develop its mineral property and water desalination plant in Chile and could have a material adverse impact on KMC’s business, results of operations, financial condition or prospects.

Changes in laws or regulations regarding mining concessions in Chile could increase KMC’s expenses.

The Titanium Project comprises an aggregate of 52 exploitation claims in Chile. Chilean mining claims are granted under Chilean law which requires KMC to pay certain annual maintenance fees and submit certain reports. KMC’s rights under these mining claims could be subject to changes in the Chilean Constitution or other applicable mining laws, which could have a material adverse impact on KMC’s exploration activities and, ultimately, any exploration, development or mining activities at its Chilean mineral projects which, in turn would materially impair KMC’s business, financial condition and results of operations.

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Possible changes to the Chilean Constitution and other Chilean laws could affect a range of mining and water rights, and such changes could adversely impact KMC’s business, financial condition and results of operations.

Changes in other Chilean laws may also impact KMC’s operations. For example, KMC’s exploration and development activities in Chile will require access to water within the Atacama Region, which is primarily an arid desert area. Thus, water use rights will be essential to KMC’s operations and KMC could seek to obtain rights from the Chilean Water Authority to water from rivers and wells near KMC’s operations. In 2022, the Chilean Water Code was amended to establish limits on the duration of certain water rights, to cause such rights to expire for non-use, and to give priority to human consumption, sanitation, conservation and environmental protection. If changes in Chilean laws and the Chilean Constitution, including laws relating to water rights, restrict KMC’s access to key resources or increase the cost of such access or its other operating costs, KMC could experience a material adverse impact on its business, financial condition, results of operations and prospects.

Changes in Chilean regulatory, environmental or water policies could adversely affect the Water Desalination Project.

Chile is actively evolving its legal and regulatory framework for water resources, environmental protection and desalination infrastructure, including in connection with mining activities. New or amended laws or regulations may impose more stringent environmental, marine, social or water allocation standards, require additional mitigation or monitoring, alter concession or permitting processes, or otherwise affect the feasibility or operation of the Water Desalination Project. In addition, the Ministry of Public Works and other public bodies are promoting new desalination projects through concessions and public-private partnerships, which may affect demand, tariffs, regulatory expectations and competitive dynamics in the sector. Any adverse changes in regulatory requirements, delays in approvals, or unfavorable conditions imposed by authorities could result in higher costs, delays or restrictions on the Water Desalination Project’s development and operation.

The Water Desalination Project may face environmental, marine and social opposition, including with respect to seawater intake, brine discharge, land access and perceived impacts on local communities.

Despite the Water Desalination Project’s existing environmental approvals and mitigation plans, stakeholders may challenge the Water Desalination Project’s environmental and social impacts, including potential effects on marine ecosystems, fisheries, coastal land use, local communities and other users. Community concerns, non-governmental organization campaigns, administrative or judicial challenges, or changes in social expectations could lead to additional studies, mitigation measures, monitoring obligations, or restrictions on operations, as well as reputational impacts.

If the Water Desalination Project is perceived as adversely affecting local communities or the environment, authorities may impose new conditions or limitations, and community opposition could delay construction, disrupt operations or increase costs. Failure to maintain a constructive and transparent relationship with local communities, indigenous groups, regulators and other stakeholders could materially and adversely affect the Water Desalination Project and KMC’s business.

The Cerro Blanco Project is located in an area with a high risk of earthquakes.

The Atacama Region of Chile, where the Cerro Blanco Project is located, is a seismically active zone with a high risk of earthquakes. Historically, Atacama and nearby regions have experienced several major earthquakes. Since January 2022, Atacama has experienced numerous earthquakes, most of which were minor, but five of which were at least 5.0 in magnitude on the Richter scale. Chile may also experience volcanic activity. A major earthquake or volcanic eruption could have significant negative consequences for KMC’s operations and infrastructure, such as roads, rail, and access to goods. Although KMC will maintain insurance policies that will include earthquake coverage with limits and deductibles that it considers appropriate, there can be no assurance that a future seismic or volcanic event will not have a material adverse effect on KMC’s business, financial condition and results of operations.

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Chile’s ratification of an international convention on rights of its indigenous and tribal peoples could impact KMC’s exploration and development activities.

Chile has ratified Convention 169 (the “Indigenous Rights Convention”) of the International Labor Organization. The Indigenous Rights Convention established several rights of indigenous people and tribal people. Among other rights, the Indigenous Rights Convention states that indigenous groups should be (i) notified and consulted before any development on indigenous land, and (ii) have, to the extent possible, a stake in benefits resulting from the exploitation of natural resources in indigenous lands. The Chilean government addressed item (i) above through Supreme Decree No. 66, issued by the Social Development Ministry. This decree requires government entities to consult indigenous groups that may be directly affected by the adoption of legislative or administrative measures, and it also defines criteria for the projects or activities that must be reviewed through the environmental evaluation system that also require such consultation. Although the scope of these rights has not been clarified by the Chilean government, future laws or regulations to implement the Indigenous Rights Convention could affect KMC’s exploration and development of its mineral project in Chile. To the extent that the new rights outlined in the Indigenous Rights Convention become laws or regulations in Chile, judicial interpretations of the convention of those laws or regulations could affect the development of KMC investment projects in lands that have been defined as indigenous, which could have a material adverse effect on its business, financial condition and results of operations. The Chilean Supreme Court has consistently held that consultation processes must be carried out in the manner prescribed by the Indigenous Rights Convention.

For example, consultation with indigenous groups on KMC’s development plans could delay regulatory approvals, including environmental permits, as well as public opposition by local and/or international political, environmental and ethnic groups, particularly in environmentally sensitive areas or in areas inhabited by indigenous populations. Furthermore, the omission of the consultation process when required by law may result in the revocation or annulment of regulatory approvals, including environmental permits already granted.

If any such future law or regulation affects KMC’s exploration or development plans, it could have a material adverse effect on KMC’s business, financial condition and results of operations.

KMC is and might be subject to new and upcoming labor laws and regulations in Chile and may be exposed to liabilities and potential costs for non-compliance.

KMC is subject to recently enacted local labor laws and regulations that govern, among other things, the relationship between KMC and its employees. These new labor regulations are mainly a result of the impact of the global COVID-19 pandemic as well as to the economic and political volatility and civil unrest in Chile beginning in October and November 2019. Additionally, there have been several labor bills recently under discussion in the Chilean Congress, and therefore KMC may be subject to additional labor laws in the near future. Furthermore, there have been changes and proposed changes to various labor laws which include, without limitation, changes related to teleworking, sexual and other forms of harassment, workplace violence, maternity and paternity rights and the protection of personal, family and work life, inclusion of employees with disabilities, minimum wages, unemployment insurance benefits, employee and employer relationships, pensions, profit sharing, working hours and other matters.

Additionally, during 2023, President Boric enacted and published a law amending the Chilean Labor Code mainly regarding the reduction of working hours. This amendment reduces the ordinary working week in Chile gradually during the next five years from the present 45 hours to 40 hours, without reduction of remuneration; provided that in cases of continuous operational processes such as mining, exceptional work shifts with a maximum weekly average of 42 hours may be authorized and employers may compensate the excess over 40 hours with subsequent time off or in payment. This change in the Labor Code may result in an effective increase in labor costs in Chile with respect to both direct employees and outsourced personnel and could have a material adverse effect on KMC’s prospects, business, financial condition and results of operations.

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Changes in the exchange rate between the Chilean Peso and the U.S. Dollar could have an adverse impact on KMC’s financial condition and results of operations.

Because KMC’s primary operations will be conducted in Chile, most of its operating expenditures will be paid in Chilean Pesos. Therefore, KMC will be exposed to foreign exchange fluctuations when it translates its Chilean Peso-based operating results into U.S. Dollars for financial reporting purposes. The Chilean Peso has been subject to large devaluations and revaluations in the past and may be subject to significant fluctuations in the future. These fluctuations may cause KMC to recognize substantial foreign exchange gains and losses, which could significantly affect its earnings. There can be no assurance that KMC’s results of operation will not experience significant negative impacts from foreign exchange losses. As a result, fluctuations in the exchange rates the Chilean person or other applicable foreign currencies to the U.S. Dollar may have a material adverse effect on KMC’s business, financial condition and results of operations.

Other Risks

KMC is not insured against all possible losses that could result from its mineral project development activities, including the operation of heavy equipment, and KMC may not be able to defend against lawsuits or pay judgments rendered against KMC in connection with such activities.

KMC does currently insure against all the risks and hazards of mineral exploration, development and mining operations. KMC’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to the Titanium Project or facilities, injury or death, environmental damage to KMC’s properties or the properties of third parties, delays in the ability to undertake exploration, monetary losses and possible legal liability for any of the foregoing.

Although KMC may maintain insurance to protect against certain risks in amounts that it considers reasonable, such insurance will not cover all risks associated with its activities. KMC may be unable to maintain insurance to cover certain of these risks at economically feasible premiums or at all. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Losses from these events may cause KMC to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Climate change may adversely affect KMC’s operations and it may have increased costs to comply with laws and regulations relating to climate change.

Climate change may adversely affect KMC’s current and future operations. Changes to regional climates and extreme weather events in Chile, where KMC currently conduct all KMC’s exploration activities, could hinder its exploration activities and any future mining operations, for example limiting the availability of water or causing disruptions in the availability of other essential commodities, and could require KMC to make additional expenditures to mitigate the impact of such events. In addition, governments at various levels are enacting laws, or tightening existing laws, to regulate, among other things, carbon emissions and energy efficiency. In Chile, a Climate Change Framework Law, published in June of 2022, sets a goal of net zero emissions of greenhouse gases by 2050, and delegates implementation of this goal to various agencies. KMC’s exploration, development and future mining operations in Chile could involve the emission of greenhouse gas, and therefore it may be subject to new or tightened regulations as a result of this law. The costs, time and effort of complying with applicable laws and regulations may have a material adverse effect on KMC’s business, financial condition, results of operations, prospects and its ability to commence or continue its exploration, development and future mining operations.

Increasing attention to environmental, social, and governance, or ESG, matters may impact KMC’s business.

Increasing attention to ESG matters, including those related to climate change and sustainability, and increasing societal, investor and legislative pressure on companies to address ESG matters may result in increased costs, increased investigations and litigation or threats thereof, negative impacts on KMC’s access to capital markets, and damage to its reputation. Increasing attention to climate change, for example, may result in additional governmental investigations and private litigation, or threats thereof, against KMC. In addition, some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters, including climate change and climate-related risks. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to negative investor sentiment towards KMC and to the diversion of investment to other industries, which could have a negative impact on its access to and costs of capital. Additionally, evolving expectations on various ESG matters, including biodiversity, waste, and water, may increase costs, require changes in how KMC operate and lead to negative stakeholder sentiment.

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Risks Related to Being a Public Company

Pubco will incur increased costs as a result of operating as a public company, and Pubco’s management will be required to devote substantial time to compliance with Pubco’s public company responsibilities and corporate governance practices.

Following the Closing of the Business Combination, Pubco will incur significant legal, accounting, and other expenses that KMC and Pubco did not incur as a private company, which Pubco expects to further increase after Pubco is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies. Pubco’s management and other personnel will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase Pubco’s legal and financial compliance costs and will make some activities more time-consuming and costly. Pubco cannot predict or estimate the amount of additional costs Pubco will incur as a public company or the specific timing of such costs.

Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Common Stock less attractive to investors.

Pubco will qualify as an “emerging growth company,” as defined in the JOBS Act. While Pubco remains an emerging growth company, it will be permitted to, and plans to, rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of Pubco’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in Pubco’s periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information Pubco provides will be different than the information that is available with respect to other public companies that are not emerging growth companies.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Pubco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.

Pubco cannot predict whether investors will find Pubco Common Stock less attractive if it relies on these exemptions. If some investors find Pubco Common Stock less attractive as a result, there may be a less active trading market for Pubco Common Stock. The market price of Pubco Common Stock may be more volatile.

Pubco expects to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which Pubco has total annual gross revenue of at least $1.235 billion, or (3) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Common Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

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If Pubco fails to maintain an effective system of disclosure controls and internal control over financial reporting, Pubco’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Following the Business Combination, Pubco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Capital Market. Pubco expects that the requirements of these rules and regulations will continue to increase Pubco’s legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly and place significant strain on Pubco’s personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that Pubco maintain effective disclosure controls and procedures and internal control over financial reporting. Pubco is continuing to develop and refine its disclosure controls and other procedures that are designed to ensure that information required to be disclosed by Pubco in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Pubco’s principal executive and financial officers. KMC and following the Business Combination, Pubco, is also continuing to improve its internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, KMC has expended, and anticipate that it will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, Pubco may experience material weaknesses in Pubco’s controls.

KMC’s current controls and any new controls that Pubco develops may become inadequate because of changes in conditions in its business. Further, weaknesses in Pubco’s disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm Pubco’s results of operations or cause Pubco to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Pubco’s internal control over financial reporting that Pubco will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Pubco’s reported financial and other information, which would likely have a negative effect on the trading price of Pubco Common Stock. In addition, if Pubco is unable to continue to meet these requirements, Pubco may not be able to remain listed on the Nasdaq Capital Market.

Changes in accounting principles may cause previously unanticipated fluctuations in Pubco’s financial results, and the implementation of such changes may impact Pubco’s ability to meet its financial reporting obligations.

Pubco will prepare its financial statements in accordance with GAAP in the United States, which are subject to interpretation or changes by the Financial Accounting Standards Board (“FASB”), the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. New accounting pronouncements and changes in accounting principles have occurred in the past and are expected to occur in the future which may have a significant effect on Pubco’s financial results. Furthermore, any difficulties in implementation of changes in accounting principles, including the ability to modify Pubco’s accounting systems, could cause Pubco to fail to meet its financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in Pubco.

Pubco’s management has limited experience in operating a public company.

Pubco executive officers have limited experience in the management of a publicly traded company. The Pubco management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Pubco. Pubco may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that Pubco will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

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Pubco’s business and operations could be negatively affected if it becomes subject to any securities litigation, shareholder activism, regulatory actions or compliance issues which could cause Pubco to incur significant expenses, hinder execution of business and growth strategies, including by distracting Pubco’s management and impacting the price of Pubco securities.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. Shareholder activism, which could take many forms or arise in a variety of situations, as well as the frequency of lawsuits against SPAC sponsors, has been increasing recently, especially in the context of SPAC business combinations. Volatility in the share price of Pubco securities or other reasons may in the future cause Pubco to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert Pubco’s management attention and resources from Pubco’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Pubco’s future, adversely affect its relationships with customers and make it more difficult to attract and retain qualified personnel. Also, Pubco may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the price of Pubco securities could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Provisions in Pubco’s governing documents and Delaware corporate law will make it more difficult to effect a change in control of Pubco, which could adversely affect the price of Pubco Common Stock.

The Pubco Charter and the Pubco Bylaws will contain provisions that could delay or prevent changes in control or changes in Pubco’s management without the consent of the Pubco Board. These provisions will include the following:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of the Pubco Board to expand the size of the Pubco Board;

●	the exclusive right of the Pubco Board to elect a director to fill a vacancy, however occurring, including by an expansion of the Pubco Board, which prevents stockholders from being able to fill vacancies on the Pubco Board;

●	directors may only be removed from office by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of Pubco’s then outstanding shares of capital stock entitled to vote on the election of such directors;

●	the ability of the Pubco Board to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including voting or other rights or preferences, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

●	the ability of the Pubco Board to alter the Pubco Bylaws without obtaining stockholder approval;

●	the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal the Pubco Bylaws or repeal the provisions of the Pubco Charter regarding the election and removal of directors;

●	prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of Pubco’s stockholders;

●	the requirement that a special meeting of stockholders may be called only by the Pubco Board, which may delay the ability of Pubco’s stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of Pubco.

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Pubco is also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, or DGCL. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the Pubco Board has approved the transaction. For a description of Pubco’s capital stock, see the section titled “Description of Pubco Securities.”

Pubco’s governing documents designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Pubco’s stockholders, which could limit Pubco’s stockholders’ ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers or other employees.

The Pubco Charter and the Pubco Bylaws will provide, unless Pubco consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, to the fullest extent permitted by law, is the sole and exclusive forum for (i) any derivative claim or cause of action brought on Pubco’s behalf; (ii) any claim or cause of action for breach of fiduciary duty owed by any of Pubco’s current or former directors, officers or other employees, agents or stockholders to Pubco or to Pubco’s stockholders; (iii) any claim or cause of action against Pubco or any of Pubco’s current or former directors, officers or other employees, arising out of or pursuant to any provision of the DGCL, the Pubco Charter or the Pubco Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Pubco Charter or the Pubco Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against Pubco or any of its current or former directors, officers or other employees, governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided, however, that the exclusive forum provision described above will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Pubco Charter and the Pubco Bylaws, however, provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. For the avoidance of doubt, this provision is intended to benefit and may be enforced by Pubco, its officers and directors.

Additionally, the Pubco Charter and the Pubco Bylaws provide that any person or entity holding, owning, or otherwise acquiring any interest in any of Pubco’s securities shall be deemed to have notice of and consented to the provisions described above.

These provisions may increase costs associated with, and/or limit a stockholder’s ability to bring, a claim in a judicial forum that it finds favorable for disputes with Pubco or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although Pubco Common Stockholders will not be deemed to have waived Pubco’s compliance with federal securities laws and the rules and regulations thereunder. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in Pubco’s governing documents, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find the choice of forum provision contained in the Pubco Charter and the Pubco Bylaws to be inapplicable or unenforceable in an action, Pubco may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect Pubco’s financial condition, results of operations, and liquidity.

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If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Common Stock could decline.

The trading market for Pubco Common Stock will be influenced by the research and reports that industry or securities analysts publish about Pubco, Pubco’s business. Pubco may be unable or slow to attract research coverage and if one or more analysts cease coverage of Pubco, the price and trading volume of Pubco’s securities would likely be negatively impacted. If any of the analysts that may cover Pubco change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst that may cover Pubco ceases covering Pubco or fails to regularly publish reports on Pubco, it could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline. If one or more of the analysts who cover Pubco downgrades Pubco Common Stock or if Pubco’s reporting results do not meet their expectations, the market price of Pubco Common Stock could decline. Moreover, the market price of Pubco Common Stock may decline after the Business Combination if Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on Pubco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Pubco Common Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of Pubco Common Stock. In addition, a decline in the market price of Pubco Common Stock following the consummation of the Business Combination could adversely affect Pubco’s ability to issue additional securities and to obtain additional financing in the future.

Risks Related to the Business Combination

The market price of shares of Pubco Common Stock after the Business Combination will be affected by factors different from those currently affecting the market price of CDAQ Class A Ordinary Shares.

The market price of shares of Pubco Common Stock after the Business Combination will be influenced by various factors, distinct from those affecting the market price of CDAQ Class A Ordinary Shares before the Business Combination. These include the financial performance of Pubco, economic conditions, market trends, investor psychology and political and social factors.

The market price of Pubco Common Stock may change significantly following the Business Combination. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. Public stockholders may not be able to resell their shares of Pubco Common Stock at an attractive price due to a number of factors such as those listed in “Risks Related to the Business of Pubco and KMC” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of Pubco’s competitors;

●	changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by Pubco or its competitors;

●	announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in Pubco’s management;

●	changes in general economic or market conditions or trends in Pubco’s industry or markets;

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●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

●	future sales by Pubco of Pubco Common Stock or other securities;

●	investor perceptions of the investment opportunity associated with Pubco Common Stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

●	litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

●	guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

●	the development and sustainability of an active trading market for Pubco Common Stock;

●	actions by institutional or activist shareholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Common Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Common Stock is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

The consummation of the Business Combination is subject to a number of conditions, including those relating to the Minimum Cash Condition, and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: approval of the CDAQ Shareholder Approval Matters by CDAQ Shareholders; the approval of the Merger Agreement and the Ancillary Agreements by KCM stockholders absence of any laws or orders prohibiting completion of the Business Combination; effectiveness of this proxy statement/prospectus; the shares of Pubco Common Stock having been approved for listing on Nasdaq or another national securities exchange; the accuracy of the representations and warranties by all parties (subject to the materiality standards set forth in the Merger Agreement); the performance in all material respects by the parties of their covenants and agreements related to the Business Combination; the Minimum Cash Condition has been met and no occurrence of a material adverse effect on CDAQ, Pubco or KMC. These conditions to the Closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.

Either CDAQ or KMC may agree to waive, in whole or in part, the conditions to its obligations to consummate the Business Combination or certain of the other transactions contemplated by the Merger Agreement, to the extent permitted by each of the parties’ organizational documents and applicable laws. Failure to close the Transaction Financing could make the Minimum Cash Condition harder to achieve, unless KMC agrees to waive the Minimum Cash Condition.

If CDAQ does not complete the Business Combination, CDAQ could be subject to various risks, including:

●	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Merger Agreement;
●	negative reactions from the financial markets, including declines in the price of CDAQ Class A Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and
●	the attention of CDAQ management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

As of the date of this proxy statement/prospectus, the amount of proceeds that will be received in connection with a Transaction Financing has not been determined. While the closing of Transaction Financing is not a condition to the consummation of the Business Combination, without a Transaction Financing, CDAQ will not meet the Minimum Cash Condition after giving effect to Trust Account redemptions and the payment of CDAQ expenses and liabilities and up to $1.0 million in KMC transaction expenses. Therefore, without a Transaction Financing and assuming the Minimum Cash Condition is not waived, it is likely that the Business Combination will not close.

In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after CDAQ Shareholder approval of the CDAQ Shareholder Approval Matters, or Pubco, KMC or CDAQ may elect to terminate the Merger Agreement in certain other circumstances. For more information, see the section entitled “Questions and Answers About the Proposals — What conditions must be satisfied or waived to complete the Business Combination?”

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Neither the CDAQ Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, CDAQ Shareholders have no assurance from an independent source that the number of shares of Pubco Common Stock to be issued to the KMC Sellers and CDAQ Shareholders in the Business Combination is fair to CDAQ — and, by extension, CDAQ Shareholders — from a financial point of view.

In considering the Business Combination, neither the CDAQ Board nor any committee thereof obtained a fairness opinion from an independent investment banking firm or another independent firm that commonly renders opinions that the terms of the Business Combination are fair to CDAQ Shareholders from a financial point of view. The CDAQ Board, in evaluating the Business Combination, consulted with CDAQ management and its financial, legal and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — CDAQ Board’s Reasons for the Approval of the Business Combination,” and concluded that the Business Combination was in the commercial interests of CDAQ and the CDAQ Shareholders. The CDAQ Board believes that because of the professional experience and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to CDAQ Shareholders. Accordingly, investors will be relying solely on the judgment of the CDAQ Board in valuing Pubco and KMC, and the CDAQ Board may not have properly valued such businesses. As a result, the terms may not be fair from a financial point of view to CDAQ Shareholders. The lack of a fairness opinion (or any similar report or appraisal) may also lead to an increased number of CDAQ Public Shareholders to vote against the Business Combination or demand redemption of their CDAQ Public Shares, which could potentially impact CDAQ’s ability to consummate the Business Combination. For information about the standards used by the CDAQ Board in evaluating the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Background of the Business Combination with KMC.

The Merger Agreement contains provisions that limit CDAQ from seeking an alternative business combination. If the Business Combination is not completed, those restrictions may make it harder for CDAQ to complete an alternate business combination before the Business Combination Deadline.

While the Merger Agreement is in effect, CDAQ may not solicit, assist, initiate, facilitate the making, submission or announcement of, or intentionally encourage any alternative transaction or acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative transaction or acquisition proposal could be more favorable to CDAQ Shareholders than the Business Combination. Further, if CDAQ holds and concludes the Meeting but the approval of the CDAQ Shareholder Approval Matters is not obtained, either CDAQ or KMC may terminate the Merger Agreement. If the Merger Agreement is terminated and the CDAQ Board seeks another business combination, these provisions will make it more difficult for CDAQ to complete an alternative business combination by the Business Combination Deadline following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect. There can be no assurance that CDAQ will be able to find another acquisition target that would consummate a business combination or that such other business combination will be completed prior to the Business Combination Deadline. For more information, see the section entitled “The Business Combination — Termination and Effects of Termination.”

Neither CDAQ nor the CDAQ Shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties in the Merger Agreement made by Pubco or KMC or any other party thereto ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Pubco, CDAQ and KMC to each other in the Merger Agreement will not survive the Closing. As a result, CDAQ and the CDAQ Shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty in the Merger Agreement made by Pubco and KMC proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, CDAQ and the CDAQ Shareholders would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

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The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders.

CDAQ’s Initial Shareholders have invested in us an aggregate of $7,273,098, comprised of the $25,000 purchase price for the Founder Shares and the $7,248,098 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share upon consummation of CDAQ’s initial business combination, the 5,310,122 Founder Shares would have an aggregate implied value of $53,101,220, despite having been originally purchased for an aggregate of $25,000 or approximately $0.005 per share. Even if the trading price of CDAQ Ordinary Shares was as low as $1.37 per share, and the Private Warrants were worthless, the value of the Founder Shares would be equal to the Initial Shareholders’ initial investment in us. As a result, CDAQ’s Initial Shareholders and the Sponsor are likely to be able to recoup their investment in CDAQ and make a substantial profit on that investment, even if the CDAQ Public Shares lose significant value. Accordingly, the Sponsor, and CDAQ’s directors and officers who have an economic interest in the Sponsor, may have an economic incentive that differs from that of the CDAQ Public Shareholders to pursue and consummate an initial business combination, including the Business Combination, rather than to liquidate and to return all of the cash in the Trust Account to the CDAQ Public Shareholders, even if that business combination were with a riskier or less-established target business. This may have influenced the CDAQ management team’s motivation in identifying and selecting KMC as CDAQ’s acquisition target and seeking to consummate the Business Combination. For the foregoing reasons, CDAQ Public Shareholders should consider the CDAQ management team’s financial incentive to complete the Business Combination when evaluating whether to redeem their CDAQ Public Shares in connection with the consummation of the Business Combination. See also “Risk Factors — Risks Related to the Business Combination — Since the Sponsor and CDAQ’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and KMC is appropriate as CDAQ’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CDAQ if the Business Combination is not completed or any other business combination is not completed.”

CDAQ Public Shareholders who do not redeem their CDAQ Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Founder Shares held by the Sponsor, since the value of the CDAQ Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Common Stock in the Business Combination and the Transaction Financings.

The issuance of a significant number of shares of Pubco Common Stock in the Business Combination and in connection with the Transaction Financings will dilute the equity interests of CDAQ Public Shareholders in Pubco following the Business Combination and may adversely affect prevailing market prices for shares of Pubco Common Stock.

In addition, the Sponsor acquired the Founder Shares at a nominal price, also significantly contributing to this dilution. “— Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders.”

It is anticipated that, upon the completion of the Business Combination and the consummation of the Transaction Financings, and assuming, among other things, that no CDAQ Public Shareholders exercise redemption rights with respect to their CDAQ Public Shares upon completion of the Business Combination, that 1,000,000 shares of Pubco Common Stock are to be issued to the PIPE Investors in connection with the Transaction Financing, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, and that no shares of Pubco Common Stock are issued pursuant to the Incentive Plan, (i) the CDAQ Public Shareholders, (ii) the Sponsors (including shares to be transferred to the Non-Redemption Investors), (iii) Polar, (iv) KMC Sellers, and (v) PIPE Investors, in each case, will own approximately 0.4%, 20.6%, 5.1%, 70.1% and 3.8% of the issued and outstanding shares of Pubco Common Stock, respectively, without any conversion or exercise of notes, options or warrants.

These ownership percentage assume a $10.00 share price and other assumptions set forth in the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Business Combination,” “Questions and Answers About the Proposals — What equity stake will current CDAQ Public Shareholders, the Sponsor, and their affiliates and KMC Sellers hold in Pubco immediately after the completion of the Business Combination and the Transaction Financings?” in this proxy statement/prospectus. As such, CDAQ Public Shareholders who do not redeem their CDAQ Public Shares will experience immediate dilution upon Closing. For more information, see the section entitled “Summary of the Proxy Statement/Prospectus — Dilution.”

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Additionally, future issuances of Pubco Common Stock, including pursuant to the Incentive Plan, may significantly dilute the equity interests of CDAQ Public Shareholders who do not redeem their CDAQ Public Shares and may adversely affect prevailing market prices for Pubco Common Stock.

Further, Pubco may also, from time to time in the future, issue additional shares of Pubco Common Stock or securities convertible into Pubco Common Stock pursuant to a variety of transactions, including acquisitions or other capital markets transactions. Issuing additional shares of its capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of Pubco’s public stockholders, reduce the market price of Pubco Common Stock, or both. If Pubco issues preferred stock, holders of such Pubco preferred stock could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Common Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Common Stock upon the Closing, including CDAQ Public Shareholders who do not redeem their CDAQ Public Shares, will bear the risk that future offerings may reduce the market price of Pubco Common Stock and dilute their percentage ownership further.

If CDAQ Public Shareholders who wish to exercise their redemption rights in connection with the Business Combination fail to properly demand such redemption rights, they will not be entitled to convert their CDAQ Public Shares into a pro rata portion of the Trust Account and will instead become shareholders of Pubco.

In connection with the Business Combination, CDAQ Public Shareholders may demand that CDAQ redeem their CDAQ Public Shares at the Closing in return for a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the Closing Date. CDAQ Public Shareholders who seek to exercise this redemption right must deliver their CDAQ Public Shares (either physically or electronically) to CST prior to the vote at the Meeting. Any CDAQ Public Shareholder who fails to properly demand redemption rights will not be entitled to redeem their CDAQ Public Shares and receive a pro rata portion of the funds available in the Trust Account and will instead exchange their CDAQ Public Shares for shares of Pubco Common Stock and become shareholders of Pubco. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of CDAQ Shareholders — Redemption Rights” for the procedures to be followed.

CDAQ Public Shareholders will not have any rights or interests in funds from the Trust Account except under certain limited circumstances as provided for in the CDAQ Memorandum and Articles, which includes in connection with the consummation of the Business Combination. Therefore, for a CDAQ Public Shareholder to liquidate their investment in CDAQ prior to such times, a CDAQ Public Shareholder may be forced to sell their CDAQ Public Shares in the open market, potentially at a loss.

CDAQ Public Shareholders will be entitled to receive funds from the Trust Account in accordance with the provisions of the CDAQ Memorandum and Articles and only upon the earlier to occur of: (i) CDAQ’s completion of the Business Combination or another business combination if the Business Combination is not consummated, and then only in connection with those CDAQ Public Shares that CDAQ Public Shareholders have properly elected to redeem, subject to the limitations described herein and as provided for in the CDAQ Memorandum and Articles, (ii) the redemption of CDAQ Public Shares if CDAQ is unable to complete a business combination by the Business Combination Deadline, subject to applicable law and as further described herein and as provided for in the CDAQ Memorandum and Articles, or (iii) in connection with an amendment to the CDAQ Memorandum and Articles prior to the consummation of the Business Combination or another business combination (a) to allow for an extension of the Business Combination Deadline or (b) with respect to other material provisions relating to (i) the holders of CDAQ Class A Ordinary Shares or (ii) pre-initial business combination activity. In no other circumstances will a CDAQ Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, for a CDAQ Public Shareholder to liquidate their investment in CDAQ prior to such times, a CDAQ Public Shareholder may be forced to sell their CDAQ Public Shares in the open market, potentially at a loss.

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The ability of CDAQ Public Shareholders to exercise redemption rights with respect to a large number of CDAQ Class A Ordinary Shares may reduce proceeds available to Pubco after Closing, reduce the public “float” of shares of Pubco Common Stock after Closing, reduce the liquidity of the trading market for the shares of Pubco Common Stock after Closing, or make it difficult to obtain or maintain the quotation, listing or trading shares of Pubco Common Stock on Nasdaq or another national securities exchange, or limit our ability meet the Minimum Cash Condition and consequently may not allow the parties to complete the Business Combination, or optimize Pubco’s capital structure following the Business Combination.

CDAQ Public Shareholders may vote in favor of the Business Combination and still elect to redeem their shares. We do not know how many CDAQ Public Shareholders may exercise their redemption rights in connection with the Business Combination. If a larger number of CDAQ Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Pubco following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful.

In such event, if adequate third-party financing is unavailable or only available on unreasonable terms, Pubco may not be able to obtain or maintain the listing of its securities on Nasdaq, New York Stock Exchange or another national securities exchange for lack of liquidity and may not have sufficient cash and liquidity to finance its operations as currently contemplated following the Business Combination.

If the exercise of redemption rights by CDAQ Public Shareholders and/or a failure to consummate the Transaction Financing limit our ability to meet the Minimum Cash Condition, the Merger Agreement could terminate and the Business Combination may not be consummated unless the Minimum Cash Condition is waived by KMC. There can be no assurance that KMC would waive any such provision of the Merger Agreement.

Recently, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Securities of companies such as Pubco that formed through business combinations with special purpose acquisition companies such as CDAQ may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to such business combinations. As a result, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.

Recently, companies that have gone public through mergers with special purpose acquisition companies have experienced significant declines in their market values, often trading below the price of the SPAC’s shares prior to the business combination. These declines have been attributed to a number of factors, including include inflationary pressures, increases in interest rates and other adverse economic and market forces, challenges in meeting financial projections, limited operating histories as public companies, difficulties establishing or scaling business operations, increased redemption levels at the time of the business combination, limited liquidity and reduced analyst coverage compared to traditional IPO companies, and heightened scrutiny by regulators and investors of SPAC transactions and post-business combination companies. If there are substantial redemptions by CDAQ Public Shareholders in connection with the Business Combination, there will be a lower public float of Pubco Common Stock following the Closing, which may cause volatility in the price of Pubco securities and adversely impact Pubco’s ability to secure financing following the Closing.

Therefore, investors in Pubco may experience a material decline in the value of their investment following the Business Combination. The securities of companies formed through SPAC mergers may also be subject to greater volatility and unique risks compared to other public companies, including increased scrutiny from regulators and investors. There can be no assurance that Pubco will be able to avoid similar outcomes. Investors in Pubco may therefore experience a material decline in the value of their investment following the Business Combination, and the trading price of Pubco’s securities could be subject to significant fluctuations and downward pressure.

Litigation relating to the Business Combination could result in an injunction preventing completion of the Business Combination, substantial costs to KMC, Pubco and CDAQ, and/or may adversely affect Pubco’s business, financial condition or results of operations following the Business Combination.

Legal proceedings may be initiated in connection with the Business Combination, including claims challenging the transaction or seeking to enjoin its completion. Any such litigation could result in substantial costs, divert management’s attention and resources, and, if successful, could prevent or delay the completion of the Business Combination. Even if the Business Combination is completed, litigation could adversely affect Pubco’s business, financial condition, or results of operations.

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Since the Sponsor and CDAQ’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and KMC is appropriate as CDAQ’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CDAQ if the Business Combination is not completed or any other business combination is not completed.

When CDAQ Public Shareholders consider the recommendation of the CDAQ Board to vote in favor of each of the Proposals, including the Business Combination Proposal, they should consider that the Sponsor and CDAQ’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders. The CDAQ Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to CDAQ Shareholders that they vote in favor of the Proposals presented at the Meeting, including the Business Combination Proposal. CDAQ Shareholders should take these interests into account in deciding whether to approve the Proposals. These interests include, among other things, the following.

●	As of the date hereof, the Sponsor is the record holder of 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. The 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants were acquired by the Sponsor from the Legacy Sponsor in the Sponsor Handover for an aggregated amount of $300,000 in cash consideration, which is to be paid upon closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 3,093,036 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 4,645,398 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrant on ______, 2026. Pursuant to various non-redemption agreements, the Sponsor has agreed to transfer to the Non-Redemption Investors an aggregate of 1,457,300 Founder Shares promptly at or following the closing of an initial business combination (but no later than two (2) business days after the satisfaction of the requisite conditions to such transfer);

●

As of the date hereof, the Legacy Sponsor is the record holder of 2,217,086 CDAQ Ordinary Shares and 186,667 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 2,217,086 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 186,667 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrant on ______, 2026;

●	If CDAQ does not consummate a business combination by the Business Combination Deadline, CDAQ will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding CDAQ Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 5,310,122 Founder Shares held by the Legacy Sponsor and the Sponsor would be worthless because holders of Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The aggregate value of the Founder Shares, assuming a per share value equal to the $______ closing price of the CDAQ Public Shares on ______, 2026, is estimated to be approximately $______ million. The Founder Shares were initially issued for an aggregate price of only $25,000. This means that if the Business Combination is consummated, the Sponsors would likely recoup their initial investment in CDAQ and make a substantial profit on that investment, even if the shares of Pubco Common Stock trade at a significant discount to the current price of the CDAQ Class A Ordinary Shares causing the CDAQ Public Shareholders to experience a negative rate of return in the Pubco;

●	In order to finance transaction costs in connection with an initial business combination, the Initial Shareholders, the Sponsor or an affiliate of the Initial Shareholders or the Sponsor, or certain of the prior directors and officers or current directors and officers may, but are not obligated to, provide the Working Capital Loans to CDAQ. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the CDAQ Private Warrants. In the event that an initial business combination does not close, CDAQ may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. CDAQ has issued two unsecured promissory notes: (i) the 2021 Promissory Note issued to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor, for an aggregate principal amount of up to $1,000,000 and (ii) the Sponsor Loan Note issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000, as further described under the heading “Information About CDAQ,” for CDAQ’s working capital (including potential extension funding) needs. As of ______, 2026, $125,000 was outstanding under the 2021 Promissory Note and $1,765,872 was outstanding under the Sponsor Loan Note. As part of the Sponsor Handover, the Sponsor has agreed to pay the Legacy Sponsor an aggregate of $300,000 in cash consideration, which is to be paid upon closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). Pursuant to the Sponsor Letter Agreement, all amounts outstanding as of the Closing under the Sponsor Loan Note shall be automatically converted, immediately prior to the Purchaser Merger, into CDAQ Class A Ordinary Shares at $10.00 per share. If the Business Combination is not consummated by the Business Combination Deadline, the Legacy Sponsor, the Sponsor, CDAQ’s directors and officers and their affiliates may not receive any payment in respect of the promissory notes, in whole or in part;

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●	Polar has agreed to fund up to $1,500,000 to CDAQ, subject to certain funding milestones pursuant to the Polar Subscription Agreement, in order to meet the Sponsor’s commitment to CDAQ under a drawdown request. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten (10) dollars of the Polar Capital Investment. In addition, pursuant to the Merger Agreement, immediately prior to the Closing, CDAQ shall issue to Polar 1,350,000 CDAQ Class A Ordinary Shares pursuant to the Polar Subscription Agreement. As of ______, 2026, $1,500,000 was drawn down, which is unlikely to be repaid if the Business Combination is not consummated by the Business Combination Deadline;

●	If CDAQ is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed to indemnify CDAQ in the event that claims for services rendered or products sold to CDAQ or by a prospective target business reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CDAQ Public Share and (ii) the actual amount per CDAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account. This indemnity does not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under CDAQ’s indemnity of the underwriters of the CDAQ IPO against certain liabilities, including liabilities under the Securities Act;

●	CDAQ’s Sponsor, its officers and directors, and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CDAQ’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If CDAQ does not complete a business combination by the Business Combination Deadline, CDAQ may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of CDAQ’s Sponsor, officers and directors, or their affiliates had incurred any expenses which would be reimbursed at the Closing;

●	The Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor. Pursuant to the Administrative Services Agreement, CDAQ pays the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor;

●	The anticipated election of ______ as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, ______ will receive any cash or equity compensation that the Pubco Board determines to pay ______. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination;”

●	CDAQ’s officers and directors have not been required to, and have not, committed their full time to CDAQ’s affairs, which may have resulted in a conflict of interest in allocating their time between CDAQ’s operations and its business combination and their other businesses; and

●	HCG MM is the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Both individuals disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

The foregoing interests present a risk that the Sponsors and CDAQ’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the CDAQ Public Shareholders rather than to liquidate, in which case the Sponsors would lose their entire investment.

The personal and financial interests of the Sponsors, as well as CDAQ’s officers and directors, may have influenced their motivation in identifying and selecting KMC as a business combination target, completing the Business Combination with KMC and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result in conflicts of interest on the part of such officers, directors and Sponsors between what he, she or they may believe is in the best interests of CDAQ and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. Shareholders should consider these interests in considering the recommendations of the CDAQ Board to vote for the proposals. See this section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

In addition to the foregoing, CDAQ’s officers and directors had fiduciary or contractual obligations to other entities while CDAQ was seeking to locate a target business for a business combination.  Accordingly, if any of CDAQ’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to CDAQ and might have only decided to present it to CDAQ if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. The CDAQ Memorandum and Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of CDAQ shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CDAQ; and (ii) CDAQ renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CDAQ, on the other.  Notwithstanding the foregoing, these other fiduciary or contractual obligations and the CDAQ Memorandum and Articles’ waiver of such rights did not impact CDAQ’s search for an acquisition target. The Sponsor considered various factors in its support for the Business Combination. Some benefits to the Sponsor included the opportunity to monetize their interests in CDAQ following the Closing and obtain significant returns in Pubco, especially if Pubco performs well in the public markets. However, the Sponsor also considered detriments, such as the dilution of the Sponsor’s ownership stake as described below in the section titled “The Business Combination — Ancillary Agreements — Second Letter Agreement Amendment.”

Other than as indicated above, no compensation has been or will be received by the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction, and no securities have been or will be issued by CDAQ to the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQs Directors and Executive Officers in the Business Combination.”

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The Sponsors may, on or before the Closing of the Business Combination, distribute to their members some or all of the Founder Shares and Private Warrants held by it, but such distributed CDAQ securities shall remain subject to the contractual lock-up restrictions imposed by the Letter Agreement, as applicable.

The parties to the Merger Agreement may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Merger Agreement.

The parties to the Merger Agreement may agree to waive, in whole or in part, some of the conditions to the obligations to consummate the Business Combination or certain of the other transactions contemplated by the Merger Agreement, to the extent permitted by the CDAQ Memorandum and Articles, and applicable laws. For example, it is a condition to CDAQ’s obligations to consummate the Business Combination that certain of KMC’s representations and warranties are true and correct in all respects as of the Closing, subject to the materiality exceptions set forth in the Merger Agreement. However, if the CDAQ Board determines that it is in the best interest of CDAQ to waive any such breach, then the CDAQ Board may elect to waive that condition and consummate the Business Combination; provided that no party is able to waive the condition that CDAQ Shareholders approve the Business Combination Proposal.

CDAQ’s directors and officers will have discretion on whether to agree to changes or waivers in the terms of the Merger Agreement, and their interests in exercising that discretion may conflict with those of the CDAQ Shareholders.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CDAQ to agree to amend the Merger Agreement, to consent to certain actions taken by Pubco or KMC or to waive or exercise rights that CDAQ is entitled to under the Merger Agreement. Such events could arise because of a request by Pubco or KMC to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Pubco’s expected business strategy and would entitle CDAQ to terminate the Merger Agreement. In any of such circumstances, it would be at CDAQ’s discretion, acting through the CDAQ Board, to grant its consent or waive those rights.

The existence of the financial and personal interests of one or more of the directors of CDAQ described in the preceding risk factors (and as described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between such director’s potential beliefs in what is best for CDAQ and such director’s potential beliefs in what is best for himself or herself in determining whether or not to take the requested action.

In the event that CDAQ, Pubco, KMC and the other parties to the Merger Agreement authorize an amendment to the Merger Agreement that does not require further approval by CDAQ Shareholders, CDAQ will inform CDAQ Shareholders of such amendment by press release or other public communication. In the event that CDAQ, Pubco, KMC and the other parties to the Merger Agreement authorize an amendment to the Merger Agreement that requires further approval by CDAQ Shareholders, to the extent this proxy statement/prospectus has been mailed to CDAQ Shareholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to CDAQ Shareholders, and proxies would be re-solicited for approval of such amendment.

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CDAQ Shareholders who are not affiliated with the Sponsor may be exposed to greater risk as a result of becoming shareholders of Pubco through the Business Combination rather than acquiring shares of Pubco Common Stock directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco Common Stock in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of CDAQ and Pubco. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, CDAQ Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public security offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a SPAC, such as CDAQ, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by CDAQ and its advisors in connection with the Business Combination may not be as great as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in KMC’s business or problems with KMC management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco Common Stock.

Unlike an underwritten initial public offering, the initial trading of Pubco Common Stock will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco Common Stock on applicable national securities exchange could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco Common Stock during the period immediately following the listing.

Furthermore, the Sponsor and CDAQ’s directors and officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders. Such interests may have influenced the CDAQ Board in making their recommendation that CDAQ Shareholders vote in favor of the Business Combination Proposal and the other Proposals. In addition, in the event the Business Combination is completed, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if after consummation of the Business Combination the trading price of Pubco Common Stock materially declines. See “— Since the Sponsor and CDAQ’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of CDAQ Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with Pubco and KMC is appropriate as CDAQ’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CDAQ if the Business Combination is not completed or any other business combination is not completed” and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.” See also “The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders.”

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CDAQ did not consummate its initial business combination within 36 months of the effectiveness of the CDAQ IPO registration statement, and as such, Nasdaq delisted CDAQ’s securities from Nasdaq, which could have a material adverse effect on the trading of CDAQ’s securities and its ability to consummate an initial business combination.

Nasdaq’s rules and guidance currently provide that a SPAC (such as CDAQ) must satisfy certain listing conditions, including that it must complete one or more business combinations meeting certain conditions within 36 months of the effectiveness of its initial public offering registration statement (the “36-Month Requirement”). If a SPAC does not meet the 36-Month Requirement, it will receive a Staff Delisting Determination from Nasdaq, which, among other things, informs the SPAC that (i) its securities will be suspended as of a date certain; (ii) it has a right to request review of the Staff Delisting Determination by a Hearings Panel; and (iii) a timely request for such review will stay the suspension and delisting action pending the issuance of a written decision of the Hearings Panel. CDAQ’s registration statement in connection with the CDAQ IPO was declared effective by the SEC on October 14, 2021, meaning that its deadline to complete a business combination to comply with the 36-Month Requirement was October 14, 2024.

On October 15, 2024, CDAQ received a letter from the Listing Qualifications Department of Nasdaq stating that the staff of Nasdaq (“Staff”) has determined that its securities would be delisted from Nasdaq, the trading of the CDAQ Class A Ordinary Shares, Warrants, and Units would be suspended at the opening of business on October 22, 2024, and a Form 25-NSE will be filed with the SEC, which will remove CDAQ’s securities from listing and registration on Nasdaq pursuant to the 36-Month Requirement. Since CDAQ failed to complete a Business Combination by October 14, 2024, the Nasdaq Staff concluded that CDAQ did not comply with the Nasdaq 36 Month Requirement and CDAQ’s securities were subject to delisting. On October 22, 2024, the listing of CDAQ’s securities on Nasdaq was suspended and on March 5, 2025, Nasdaq filed the Form 25-NSE to delist CDAQ’s securities from Nasdaq. CDAQ’s securities are currently quoted on an over-the-counter market and it may face significant material adverse consequences, including:

●	a diminished ability to complete an initial business combination;

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the CDAQ Class A Ordinary Shares is a “penny stock,” which will require brokers trading in the CDAQ Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Investors should be aware that the gratuitous waiver of all or part of the deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for CDAQ to complete the Business Combination.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Ladenburg Thalmann & Co. Inc. (collectively, the “Underwriters”) were underwriters in the CDAQ IPO. Pursuant to the Underwriting Agreement (as defined below), the Underwriters were entitled to receive, upon consummation of an initial business combination, a deferred fee of three and half percent (3.50%) of the gross proceeds of the CDAQ IPO, or $7,434,171. CDAQ’s management approached the Underwriters and requested they waive entitlement to their remaining deferred discount to be paid pursuant to the Underwriting Agreement in connection with an initial business combination. CDAQ sought the waiver of the Underwriters’ remaining deferred discount in order to make CDAQ a more attractive acquisition vehicle to a target business in connection with an initial business combination. In August 2023, CDAQ received formal confirmations from Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, of their decisions to waive any entitlement they may have to their deferred underwriting fees payable held in the Trust Account with respect to any business combination. Accordingly, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC will not receive any portion of the deferred underwriting fee. While Citigroup Global Markets Inc. and J.P. Morgan Securities LLC did not provide any detail as to the reasons for why they agreed to waive their respective underwriting fees, and CDAQ did not seek out such reasons or engage in dialogue with them to that effect, investors should be aware that the waiver of the Citigroup Global Markets Inc. and J.P. Morgan Securities LLC’s remaining deferred discount could indicate that Citigroup Global Markets Inc. and J.P. Morgan Securities LLC do not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transactions described herein. Each of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC has performed all of its obligations under the Underwriting Agreement to obtain the deferred underwriting fee, but voluntarily waived its right to be compensated for such fee. Such waiver was provided without any consideration from CDAQ and without any conditions. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC have no other contractual relationship with CDAQ. Investors should be aware that the gratuitous waiver of all or part of the deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for CDAQ to complete the Business Combination.

None of the Underwriters was responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure and has not had a role in the Business Combination. CDAQ is not aware of any disputes or disagreements between CDAQ and any of the Underwriters regarding CDAQ or any matter relating to its operations with respect to the waiver by Citigroup Global Markets Inc. and J.P. Morgan Securities LLC. CDAQ believes that the waiver was a result of a broader departure from the deSPAC and PIPE markets by many financial institutions at that time, particularly in light of the change in sponsor.

Additionally, none of the Underwriters have had any further communication with CDAQ since delivery of the waivers and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to its resignation and/or refusal to act in an initial business combination. Therefore, there can be no assurances that the Underwriters agree with such disclosure, and no inference can be drawn to this effect. Further, investors should not place any reliance on the fact that the Underwriters were previously involved with CDAQ IPO.

If CDAQ is deemed to be an investment company under the Investment Company Act, CDAQ may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for CDAQ to complete the Business Combination.

The SEC’s adopting release with respect to the 2024 SPAC Rules provided guidance relating to the potential status of SPACs as investment companies subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company is dependent on specific facts and circumstances, and CDAQ can give no assurance that a claim will not be made that CDAQ has been operating as an unregistered investment company.

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If CDAQ is deemed to be an investment company under the Investment Company Act, CDAQ’s activities may be restricted, including

(i)	restrictions on the nature of its investments; and

(ii)	restrictions on the issuance of securities, each of which may make it difficult for CDAQ to complete the Business Combination.

In addition, CDAQ may have to impose burdensome requirements, including:

(i)	registration as an investment company;

(ii)	adoption of a specific form of corporate structure; and

(iii)	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless CDAQ can qualify for an exclusion, CDAQ must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. CDAQ is mindful of the SEC’s investment company definition and guidance and does not intend to complete an initial business combination with an investment company, or to acquire minority interests in other businesses or “investment securities” exceeding the permitted threshold.

To mitigate the risk that its business activities will subject CDAQ to the Investment Company Act, CDAQ’s proceeds held in the Trust Account have only been invested in U.S. government treasury obligations with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by CDAQ meeting certain conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The holding of the assets in the Trust Account in this form is intended to be temporary and for the sole purpose of facilitating the Business Combination or another business combination. To mitigate the risk that CDAQ might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that CDAQ holds investments in the Trust Account, CDAQ may, at any time, instruct CST, as trustee of the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. CDAQ’s cash if held in these accounts may exceed any applicable FDIC insurance limits. Should events, including limited liquidity, defaults, non-performance or other adverse developments occur with respect to the banks or other financial institutions that hold CDAQ’s funds, or that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, the value of the assets in the Trust Account could be impaired, which could have a material impact on CDAQ’s operating results, liquidity, financial condition and prospects. For example, on March 10, 2023, the FDIC announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. CDAQ cannot guarantee that the banks or other financial institutions that will hold CDAQ’s funds will not experience similar issues in the future.

Pursuant to the investment management trust agreement between CDAQ and CST, CST is not permitted to invest in securities or assets other than as described above. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), CDAQ intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The CDAQ IPO was not intended for persons who were seeking a return on investments in government securities or investment securities. The Trust Account is intended solely as a temporary depository for funds pending the earliest to occur of: (i) the completion of the Business Combination or another business combination; (ii) the redemption of any CDAQ Public Shares properly submitted in connection with a shareholder vote to amend the CDAQ Memorandum and Articles (x) in a manner that would affect the substance or timing of its obligation to redeem 100% of the CDAQ Public Shares if CDAQ does not complete the Business Combination or another business combination by the Business Combination Deadline; or (y) with respect to any other provision relating to the rights of CDAQ Public Shareholders or pre-business combination activity; or (iii) absent the consummation of a business combination by the Business Combination Deadline, return of the funds held in the Trust Account to CDAQ Public Shareholders as part of CDAQ’s redemption of the CDAQ Public Shares.

CDAQ is aware of litigation claiming that certain SPACs should be considered to be investment companies. Although CDAQ believes that these claims are without merit, CDAQ cannot guarantee that it will not be deemed to be an investment company and thus subject to the Investment Company Act. Notwithstanding CDAQ’s investment activities or the mitigation measures included herein, CDAQ could still be deemed to be or have been an investment company at any time since the CDAQ IPO.

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If CDAQ were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which CDAQ has not allotted funds and may hinder its ability to complete the Business Combination or may result in its liquidation. CDAQ may also be forced to abandon its efforts to complete an initial business combination, including the Business Combination, and instead be required to liquidate the Trust Account. In such case, CDAQ investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of the CDAQ Securities following such a transaction, and CDAQ Warrants would expire worthless.  If CDAQ is unable to complete the Business Combination or any other business combination, CDAQ Public Shareholders may only receive $______ per share on the liquidation of the Trust Account (which is the approximate amount per Public Share based on the Trust Account balance as of ______, 2026), and CDAQ Public Shareholders would also lose the possibility of an investment opportunity in Pubco or another potential business combination.

Members of CDAQ’s management team and the CDAQ Board have significant experience as founders, board members, officers, executives or employees of other companies. Certain of those persons, as well as CDAQ’s affiliates, have been, may be, or may become, involved in litigation, investigations or other proceedings, including related to those companies or otherwise. The defense or prosecution of these matters could be time-consuming and could divert CDAQ management’s attention, and may have an adverse effect on CDAQ, which may impede CDAQ’s ability to consummate the Business Combination.

During the course of their careers, members of CDAQ’s management team and the CDAQ Board have had significant experience as founders, board members, officers, executives or employees of other companies. As a result of their involvement and positions in these companies, certain of those persons, as well as certain of CDAQ’s affiliates, have been, may be or may in the future become involved in litigation, investigations or other proceedings, including relating to the business affairs of such companies, transactions entered into by such companies, or otherwise. Individual members of CDAQ’s management team and the CDAQ Board also may become involved in litigation, investigations or other proceedings involving claims or allegations related to or as a result of their personal conduct, either in their capacity as a corporate officer or director or otherwise, and may be personally named in such actions and potentially subject to personal liability. Any liability from such proceedings may or may not be covered by insurance and/or indemnification, depending on the facts and circumstances. The defense or prosecution of these matters could be time-consuming. Any litigation, investigations or other proceedings and the potential outcomes of such actions may divert the attention and resources of CDAQ’s management team and the CDAQ Board away from the Business Combination and may negatively affect CDAQ’s reputation. CDAQ and KMC are not aware of any litigation, investigations or other proceedings that may have a material impact on the parties’ ability to consummate the Business Combination.

Changes in laws or regulations (including the adoption of policies by governing administrations), or a failure to comply with any laws and regulations, may adversely affect CDAQ’s business, including CDAQ’s ability to complete the Business Combination.

CDAQ is subject to laws and regulations enacted by national, regional and local governments. These governing bodies may seek to change laws and regulations, as well as adopt new policies, including tariffs and other economic policies, that could negatively impact CDAQ or Pubco. CDAQ is also required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time-consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on CDAQ’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on CDAQ’s business.

On January 24, 2024, the SEC adopted the 2024 SPAC Rules which became effective on July 1, 2024, requiring, among other items, (i) additional disclosures relating to SPAC sponsors and related persons; (ii) additional disclosures relating to SPAC business combination transactions; (iii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and business combination transactions; (iv) additional disclosures regarding projections included in SEC filings in connection with proposed business combination transactions; and (v) the requirement that both the SPAC and its acquisition target be co-registrants for business combination registration statements.

In addition, the SEC’s adopting release provided the SPAC Guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs of, and the time needed to complete, the Business Combination.

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If the Business Combination is not approved and CDAQ does not consummate another initial business combination by the Business Combination Deadline, then the Sponsor’s CDAQ Ordinary Shares will become worthless and the expenses it has incurred will not be reimbursed. These interests may have influenced its decision to approve the Business Combination.

The Sponsor beneficially owns 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants and the Sponsor has no redemption rights with respect to these CDAQ Ordinary Shares. If the Business Combination with Pubco or another business combination is not completed by the Business Combination Deadline, these securities will be worthless. Certain directors and executive officers of CDAQ have indirect economic interests in the Sponsor and accordingly, they may have an incentive to pursue and consummate an initial business combination, even if that business combination were with an acquisition target or on terms less favorable to CDAQ Public Shareholders than liquidation. See also “— The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders.”

In addition, CDAQ’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CDAQ’s behalf, such as identifying and investigating possible acquisition targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Pubco. However, if CDAQ fails to consummate the Business Combination or another initial business combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, CDAQ may not be able to repay or reimburse these amounts if the Business Combination is not completed. As of September 30, 2025, no such amounts had been incurred by any of CDAQ’s officers, directors or their affiliates.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

These financial interests may have influenced the decision of CDAQ’s directors to approve the Business Combination with Pubco and to continue to pursue such Business Combination. In considering the recommendations of the CDAQ Board to vote for each of the Proposals, CDAQ Shareholders should consider these interests.

Shares of Pubco Common Stock may not meet the initial listing requirement of Nasdaq or another national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Common Stock and subject Pubco to additional trading restrictions.

In connection with the Business Combination, Pubco will be required to demonstrate its compliance with initial listing requirements of Nasdaq or another national securities exchange, which are more rigorous than the applicable continued listing requirements. Pubco will apply to have shares of Pubco Common Stock listed on Nasdaq or another national securities exchange upon consummation of the Business Combination, which listing is a condition to Closing pursuant to the Merger Agreement, unless waived by all of the parties thereto. CDAQ cannot assure CDAQ Public Shareholders that Pubco will be able to meet the initial listing requirements.

If Pubco fails to meet the initial listing requirements and Nasdaq or another national securities exchange does not list its shares of Pubco Common Stock on its exchange, none of the parties to the Merger Agreement would be required to consummate the Business Combination. In the event that all such parties elected to waive this condition, and the Business Combination were consummated without shares of Pubco Common Stock being listed on Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including:

●	a limited availability of market quotations for shares of Pubco Common Stock;

●	reduced liquidity for shares of Pubco Common Stock;

●	a determination that shares of Pubco Common Stock are “penny stocks” which will require brokers trading in shares of Pubco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Common Stock;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Common Stock are not listed on Nasdaq or another national securities exchange, such shares would not qualify as covered securities and Pubco would be subject to regulation in each state in which Pubco offers its shares of Pubco Common Stock because states are not preempted from regulating the sale of securities that are not covered securities.

Even if shares of Pubco Common Stock are listed, Pubco may be unable to maintain the listing of its shares of Pubco Common Stock in the future. For more information, see “Currently, there is no public market for the Pubco Common Stock. CDAQ Public Shareholders cannot be sure about whether the Pubco Common Stock will develop an active trading market, their market price or whether Pubco will successfully obtain authorization for listing on Nasdaq.”

CDAQ’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by third-party claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with Pubco.

If CDAQ does not consummate the Business Combination with Pubco or another business combination by the Business Combination Deadline, CDAQ’s Sponsor will be liable to ensure that the claims of businesses, vendors or other parties to which CDAQ owes money and who did not sign a waiver forbidding claims against the Trust Account do not reduce the proceeds in the Trust Account below $10.00 per share (or any lesser amount resulting from reductions in the value of the trust assets), net of any interest withdrawn to pay taxes. If CDAQ consummates a Business Combination within the requisite time period, on the other hand, CDAQ will be liable for all these third-party claims. Neither CDAQ nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to CDAQ. See the section of this proxy statement/prospectus entitled “CDAQ Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations of the Sponsor may have influenced the CDAQ Board decision to approve the Business Combination with Pubco and to continue to pursue the Business Combination. In considering the recommendations of CDAQ’s Board to vote for the Business Combination Proposal, and other proposals, CDAQ’s shareholders should consider these interests.

CDAQ Shareholders may be held liable for claims by third parties against CDAQ to the extent of distributions received by them.

If CDAQ is unable to complete the Business Combination with KMC or another business combination by the end of the Business Combination Deadline, CDAQ will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten (10) business days thereafter, redeem 100% of the issued and outstanding CDAQ Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to CDAQ to pay its taxes, divided by the number of then issued and outstanding CDAQ Public Shares, which redemption will completely extinguish CDAQ Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CDAQ’s remaining shareholders and the CDAQ Board, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to its obligations under Cayman Islands laws to provide for claims of creditors and the requirements of other applicable law. CDAQ cannot assure CDAQ Public Shareholders that it will properly assess all claims that may be potentially brought against CDAQ.

If CDAQ is forced to enter into an insolvent liquidation, any distributions received by CDAQ Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, CDAQ’s liabilities exceeded its assets, or it was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by CDAQ Shareholders. Furthermore, CDAQ’s directors may be viewed as having breached their fiduciary duties to CDAQ or CDAQ’s creditors and/or may have acted in bad faith, thereby exposing themselves and CDAQ to claims, by paying CDAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against CDAQ for these reasons. CDAQ and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while CDAQ was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of CI15,000 and to imprisonment for five years in the Cayman Islands.

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CDAQ’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the CDAQ Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the assets in the Trust Account, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CDAQ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CDAQ currently expects that its independent directors would take legal action on CDAQ’s behalf against the Sponsor to enforce its indemnification obligations to CDAQ, it is possible that CDAQ’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CDAQ’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the CDAQ Public Shareholders may be reduced below $______ per share (which is the approximate amount per Public Share based on the Trust Account balance as of ______, 2026).

CDAQ may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

CDAQ has agreed to indemnify its officers and directors, subject to certain limitations, against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. Accordingly, any indemnification provided will be able to be satisfied by CDAQ only if (i) CDAQ has sufficient funds outside of its Trust Account or (ii) CDAQ consummates the Business Combination. CDAQ’s obligation to indemnify its officers and directors may discourage CDAQ’s shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit CDAQ and its shareholders. Furthermore, a CDAQ shareholder’s investment may be adversely affected to the extent CDAQ pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

CDAQ may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although CDAQ is not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions, if applicable, will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses.

The Sponsor currently owns 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants. HCG MM is the sole member of the Sponsor and has voting and investment discretion with respect to CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on CDAQ Board. Thomas D. Hennessy also serves as our Chief Executive Officer and Daniel J. Hennessy serves as our Chairman of the Board. Other members of the Sponsor include certain officers and directors of CDAQ, who are all U.S. citizens. The Sponsor is not controlled by any non-U.S. persons on a look-through basis. To the best of CDAQ’s knowledge, the Sponsor does not have substantial ties or substantial interests with any non-U.S. persons.

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CDAQ does not believe that either CDAQ or the Sponsor constitute a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers us to be a “foreign person” under such rules and regulations and believes that the business of our business combination target, KMC may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with KMC falls within the scope of applicable foreign ownership restrictions, CDAQ may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, CDAQ may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after the Closing of the Business Combination.

Although CDAQ does not believe KMC is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent CDAQ from consummating the Business Combination with KMC. If CDAQ were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because CDAQ has only a limited time to complete the Business Combination, our failure to obtain any required approvals by the Business Combination Deadline may require us to liquidate. If CDAQ liquidates, its CDAQ Public Shareholders may only receive $______ per share (based on the approximate amount in the Trust Account on ______, 2026), and its warrants will expire worthless. This will also cause you to lose any potential investment opportunity in KMC and the chance of realizing future gains on your investment through any price appreciation in the combined company.

The Sponsors and CDAQ’s directors and officers have entered into letter agreements with CDAQ, which requires them to vote in favor of the Business Combination, regardless of how the CDAQ Public Shareholders vote.

The Sponsors and CDAQ’s directors and officers have entered into letter agreements with CDAQ, including the Letter Agreement, pursuant to which, among other things, they have agreed to vote all of their CDAQ Ordinary Shares in favor of any proposed business combination, except that any CDAQ Public Shares that they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination. As of the date of this proxy statement/prospectus, the Sponsors own approximately 68.15% of the issued and outstanding CDAQ Ordinary Shares.

Each of the Business Combination Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, , the Incentive Plan Proposal and the Adjournment Proposal and the election of each director nominee pursuant to the Director Election Proposal is required to be approved by an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

The Merger Proposal is required to be approved by a special resolution of the holders of CDAQ Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding CDAQ Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Approval of the Organizational Documents Proposals is being sought by way of an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CDAQ Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CDAQ or the CDAQ Board.

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Assuming a quorum is established, a CDAQ Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Because CDAQ is seeking to obtain shareholder approval of the Business Combination, the Sponsor and CDAQ’s directors and officers and their respective affiliates may elect to purchase CDAQ Public Shares from CDAQ Public Shareholders, subject to any limitations under Rule 14e-5 under the Exchange Act, which may influence the vote on the Business Combination and reduce the public “float” of CDAQ Class A Ordinary Shares.

CDAQ is seeking to obtain shareholder approval of the Business Combination. Subject to compliance with applicable securities laws, including Rule 14e-5 under the Exchange Act, the Sponsor, CDAQ’s directors and officers and their affiliates may purchase CDAQ Public Shares in privately negotiated transactions or in the open market prior to the record date of the Meeting, although they are under no obligation or duty to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a CDAQ Public Shareholder would receive if it elected to have its CDAQ Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase CDAQ Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of CDAQ Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CDAQ’s directors and officers or any of their affiliates purchase CDAQ Public Shares in privately negotiated transactions from CDAQ Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their CDAQ Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the CDAQ Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, CDAQ’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire CDAQ Public Shares or not to elect to have their CDAQ Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase CDAQ Public Shares in such transactions.

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If such purchases are made, the public “float” of CDAQ Class A Ordinary Shares may be reduced and the number of beneficial holders of CDAQ Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of CDAQ Public Shares on Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event the Sponsor, CDAQ’s directors and officers or their affiliates were to purchase CDAQ Public Shares from CDAQ Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

●	CDAQ would disclose in this proxy statement/prospectus the possibility that the Sponsor, CDAQ’s directors and officers or their affiliates may CDAQ Public Shares from CDAQ Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor, CDAQ’s directors and officers or their affiliates were to purchase CDAQ Public Shares from CDAQ Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;

●	CDAQ would include in this proxy statement/prospectus a representation that any of the CDAQ Public Shares purchased by the Sponsor, CDAQ’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;

●	the Sponsor, CDAQ’s directors and officers or their affiliates would either not possess any redemption rights with respect to such CDAQ Public Shares or they would waive such rights; and

●	CDAQ would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:

●	the amount of CDAQ Public Shares purchased outside of the redemption offer by the Sponsor, CDAQ’s directors and officers or their affiliates, along with the average purchase price;

●	the purpose of the purchases by the Sponsor, CDAQ’s directors and officers or their affiliates;

●	the impact, if any, of the purchases by the Sponsor, CDAQ’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;

●	the identities of the CDAQ Shareholders who sold CDAQ Public Shares to the Sponsor, CDAQ’s directors and officers or their affiliates s (if not purchased in the open market) or the nature of the CDAQ Shareholders (e.g., 5% shareholders) who sold CDAQ Public Shares to the Sponsor, CDAQ’s directors and officers or their affiliates; and

●	the number of CDAQ Public Shares for which CDAQ has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

CDAQ and KMC will incur transaction costs in connection with the Business Combination.

Each of the parties to the Merger Agreement has incurred and expects that it will incur significant, non-recurring costs in connection with the consummation of the Business Combination. Pubco may also incur additional costs to retain key employees. CDAQ and Pubco will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. As of the date of this proxy statement/prospectus, CDAQ, KMC and Pubco estimate that they will incur approximately $5 million in aggregate transaction costs. Some of these costs are payable regardless of whether the Business Combination is completed.

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Risks Related to Ownership of Pubco Common Stock Following the Business Combination

The market price of the Pubco Common Stock may be volatile or may decline regardless of Pubco’s operating performance. You may lose some or all of your investment.

The trading price of the Pubco Common Stock following completion of the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your Pubco Common Stock at an attractive price due to a number of factors such as the following:

●	Pubco’s operating and financial performance and prospects;

●	Pubco’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

●	the public’s reaction to Pubco’s press releases or other public announcements and filings with the SEC;

●	the market’s reaction to Pubco’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

●	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

●	changes in the prices of titanium dioxide and other energy metals

●	strategic actions by Pubco or its competitors, such as acquisitions or restructurings;

●	changes in laws or regulations which adversely affect Pubco’s industry or Pubco;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	changes in senior management or key personnel;

●	adverse resolution of new or pending litigation against Pubco; and

●	changes in general market, economic and political conditions in the United States, Chile and other global economies or financial markets, including those resulting from inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

These market and industry factors may materially reduce the market price of Pubco Common Stock, regardless of Pubco’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Common Stock is low. As a result, you may suffer a loss on your investment.

We cannot be sure about whether the shares of Pubco Common Stock will develop an active trading market or whether Pubco is able to maintain the listing of Pubco Common Stock in the future even if Pubco is successful in listing Pubco Common Stock on Nasdaq Capital Market, or any other national securities exchange, which could limit investors’ ability to make transactions in shares of Pubco Common Stock and subject Pubco to additional trading restrictions.

As part of the Business Combination, each outstanding CDAQ Class A Ordinary Share (including the CDAQ Class A Ordinary Shares issued upon conversion of the outstanding CDAQ Class B Ordinary Shares) will be converted automatically into one share of Pubco Common Stock. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. CDAQ and Pubco have agreed to cause the shares of Pubco Common Stock to be issued in the Business Combination to be approved for listing on Nasdaq Capital Market, or any other national securities exchange, prior to the Closing of the Business Combination. CDAQ cannot assure CDAQ Public Shareholders that Pubco will be able to meet the initial listing requirements. However, Pubco may be unsuccessful in listing Pubco Common Stock on Nasdaq Capital Market, or any other national securities exchange, and even if successful, Pubco may be unable to maintain the listing of Pubco Common Stock in the future. A successful listing also does not ensure that a market for the shares of Pubco Common Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the shares of Pubco Common Stock following the Closing of the Business Combination and the shares of Pubco Common Stock may trade at a price less than the current market price of the CDAQ Class A Ordinary Shares.

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If Pubco fails to meet the initial listing requirements of Nasdaq or another national securities exchange does not list its shares of Pubco Common Stock on its exchange, none of the parties to the Merger Agreement would be required to consummate the Business Combination. In the event that all such parties elected to waive this condition, and the Business Combination were consummated without shares of Pubco Common Stock being listed on Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including:

●	a limited availability of market quotations for shares of Pubco Common Stock;

●	reduced liquidity for shares of Pubco Common Stock;

●	to the extent that Pubco does not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, a determination that shares of Pubco Common Stock are “penny stocks” which will require brokers trading in shares of Pubco Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Common Stock;

●	a limited amount of news and analyst coverage; and

●	decreased ability to issue additional securities or obtain additional financing in the future

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Common Stock are not listed on the Nasdaq Capital Market or another national securities exchange, such shares would not qualify as covered securities and Pubco would be subject to regulation in each state in which Pubco offers its shares of Pubco Common Stock because states are not preempted from regulating the sale of securities that are not covered securities.

Even if Pubco is successful in listing Pubco Common Stock and developing a public market, there may not be enough liquidity in such market to enable Pubco Common Stockholders to sell their shares of Pubco Common Stock. If a public market for the shares of Pubco Common Stock does not develop, investors may not be able to re-sell their shares of Pubco Common Stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Pubco Common Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for the shares of Pubco Common Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Pubco Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Pubco Common Stock. Many of these factors and conditions are beyond the control of Pubco or shareholders of Pubco.

A market for Pubco’s shares may not develop, which could adversely affect the liquidity and price of its shares.

The price of Pubco’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Pubco’s securities may never develop or, if developed, may not be sustained. In addition, the price of Pubco’s securities can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if Pubco’s securities are not listed on, or become delisted from, the Nasdaq Capital Market for any reason, and are quoted on the OTC Markets, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on the Nasdaq Capital Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

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Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.

CDAQ issued CDAQ Class A Ordinary Shares for $10.00 per share upon the closing of the CDAQ IPO. As with other SPACs, each CDAQ Class A Ordinary Share issued in the CDAQ IPO carries a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing. As of the Record Date, the redemption price per CDAQ public share was approximately $______, which is the approximate redemption amount per Public Share based on the Trust Account balance as of ______, 2026. Following the Closing, the shares of Pubco Common Stock outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with SPACs in recent years, and may be significantly less than $10.00 per share.

Pubco Common Stockholders will experience dilution in the future due to any exercise of existing warrants and any future issuances of equity securities in Pubco.

Each of CDAQ and KMC has outstanding warrants which will be exchanged for Pubco Warrants upon the Closing of the Business Combination. In addition, Pubco may issue additional equity securities in the future. The exercise of Pubco Warrants and KMC Warrants, or the issuance of additional shares of Pubco Common Stock or other equity-linked securities Pubco will dilute the ownership interests of existing shareholders and may adversely affect the market price of Pubco Common Stock.

The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco Common Stockholders and could adversely affect the price of Pubco Common Stock.

Pubco may obtain additional financing and may issue additional shares and/or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or preferred shares. Issuing additional shares of Pubco Common Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of Pubco’s existing shareholders, reduce the market price of outstanding shares of Pubco Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Common Stock. The potential issuance of additional securities may delay or prevent a change in control of us, discourage bids for our securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our securities, including Pubco Common Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Common Stock bear the risk that Pubco’s future offerings and exercise of any options under any stock option plans that Pubco may implement may reduce the market price of Pubco Common Stock and dilute their percentage ownership.

Since the completion of the CDAQ IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. Accordingly, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.

Since the completion of the CDAQ IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. These include inflationary pressures and other adverse economic and market forces have contributed to these drops in market value for SPACs. As a result, the CDAQ Class A Ordinary Shares may be subject to potential downward pressures, which may result in high levels of exercises of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions by CDAQ Public Shareholders in connection with the Business Combination, there will be a lower public float of Pubco Common Stock following the Closing of the Business Combination, which may cause volatility in the price of Pubco’s securities and adversely impact our ability to secure financing following the Closing of the Business Combination.

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Currently, there is no public market for the Pubco Common Stock. CDAQ Public Shareholders cannot be sure about whether the Pubco Common Stock will develop an active trading market, their market price or whether Pubco will successfully obtain authorization for listing o nNasdaq.

As part of the Business Combination, each outstanding CDAQ Class B Ordinary Share and CDAQ Public Share will be converted automatically into one share of Pubco Common Stock. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. The parties have agreed to cause the shares of Pubco Common Stock to be issued in the Business Combination to be approved for listing on Nasdaq prior to the effective time of the Business Combination. However, Pubco may be unsuccessful in listing its Common Stock on Nasdaq, and even if successful, that listing does not ensure that a market for the Pubco Common Stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the Pubco Common Stock and the Pubco Common Stock may trade at a price less than the current market price of the CDAQ Public Shares.

Even if Pubco is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their shares. If a public market for the Pubco Common Stock does not develop, investors may not be able to re-sell their shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the Pubco Common Stock following completion of the Business Combination and the development and continued existence of a market and favorable price for the Pubco Common Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Pubco Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the Pubco Common Stock. Many of these factors and conditions are beyond the control of Pubco or Pubco shareholders.

Pubco does not intend to pay dividends on Pubco Common Stock for the foreseeable future.

Pubco currently intends to retain all available funds and any future earnings to fund the development and growth of its business. As a result, Pubco does not anticipate declaring or paying any cash dividends on Pubco Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of Pubco Board and will depend on, among other things, Pubco’s business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to Pubco indebtedness, industry trends and other factors that Pubco Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing Pubco’s current and future indebtedness. In addition, Pubco may incur additional indebtedness, the terms of which may further restrict or prevent it from paying dividends on Pubco Common Stock. As a result, you may have to sell some or all of your Pubco Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Pubco’s inability or decision not to pay dividends could also adversely affect the market price of Pubco Common Stock.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of the shares of Pubco Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.

The financial forecasts for Pubco are based on various assumptions that may not be realized.

Any financial forecasts or projections provided in connection with the Business Combination are based on numerous assumptions regarding future events and circumstances, many of which are beyond Pubco’s control. There can be no assurance that these assumptions will prove to be accurate or that the projected results will be realized. Actual results may differ materially from those forecasted, and investors should not place undue reliance on such projections.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Pubco Common Stock.

Pubco’s management currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results Pubco achieves. Pubco’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on it regularly, its share price or trading volume could decline. While Pubco’s management expects research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Pubco Common Stock could be adversely affected.

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Risks Related to Taxation

The Mergers may cause U.S. Holders to recognize gain or include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)).

Each of CDAQ and Pubco intends for the Mergers, taken together and as part of an integrated transaction, to be treated as, and each will take the position that the Mergers should be treated as an exchange within the meaning of Section 351 of the Code. Assuming that the Mergers so qualify, and subject to the discussion below under the section entitled “U.S. Federal Income Tax Considerations”:

●	a U.S. Holder whose CDAQ Public Shares have a fair market value of less than $50,000 on the date of the Mergers, and who on the date of the Mergers owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CDAQ entitled to vote and less than 10% of the total value of all classes of stock of CDAQ, will generally not recognize any gain or loss and will generally not be required to include any part of CDAQ’s earnings in income pursuant to the Mergers.

●	a U.S. Holder whose CDAQ Public Shares have a fair market value of $50,000 or more on the date of the Mergers, and who on the date of the Mergers owns (actually and constructively) less than 10% of the total combined voting power of all classes of stock of CDAQ entitled to vote and less than 10% of the total value of all classes of stock of CDAQ will generally recognize gain (but not loss) with respect to the shares of Pubco Common Stock received in the Mergers. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to such U.S. Holder, provided certain other requirements are satisfied; and

●	a U.S. Holder who on the date of the Mergers owns (actually and constructively) 10% or more of the total combined voting power of all classes of stock of CDAQ entitled to vote or 10% or more of the total value of all classes of stock of CDAQ will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulations Section 1.367(b)-2(d)) attributable to the CDAQ Public Shares it directly owns.

As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” CDAQ believes it is likely properly classified as a PFIC for U.S. federal income tax purposes. If CDAQ were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Mergers discussed above, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CDAQ Public Shares for shares of Pubco Common Stock pursuant to the Mergers.

Any such gain would be taxable income with no corresponding receipt of cash in the Mergers. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under the section entitled “U.S. Federal Income Tax Considerations — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their CDAQ Public Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code.

The obligations of CDAQ and Pubco to complete the Mergers are not conditioned on the receipt of opinions of counsel to the effect that the Mergers will qualify as an exchange within the meaning of Section 351(a) of the Code for U.S. federal income tax purposes. If the Mergers do not qualify as an exchange under Section 351(a) of the Code, each U.S. Holder will generally recognize capital gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Pubco Common Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the CDAQ Public Shares, Common Units, exchanged therefor. Special considerations apply to U.S. Holders of Public Warrants. For a discussion such considerations, and a more complete description of the material U.S. federal income tax consequences of the Mergers, see the section entitled “U.S. Federal Income Tax Considerations.”

The exercise of redemption rights may be treated as a sale or distribution.

The U.S. federal income tax consequences of exercising redemption rights with respect to your CDAQ Public Shares depends on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of CDAQ Ordinary Shares you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Mergers) relative to all of the CDAQ Ordinary Shares outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Mergers, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations — Redemptions.”

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Extraordinary General Meeting of CDAQ Shareholders

General

CDAQ is furnishing this proxy statement/prospectus to CDAQ Shareholders as part of the solicitation of proxies by the CDAQ Board for use at the Meeting to be held on ______, 2026, and at any adjournment thereof. This proxy statement/prospectus provides CDAQ Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on ______, 2026, at ______ a.m., Eastern Time. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/______.

Purpose of the Extraordinary General Meeting of Shareholders

At the Meeting, CDAQ is asking CDAQ Shareholders to:

●	consider and vote upon the Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;

●	consider and vote upon the Merger Proposal, A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B;

●	consider and vote on the Pubco Charter Proposal;

●	consider and vote upon the Organizational Documents Proposals;

●	consider and vote upon the Director Election Proposal;

●	consider and vote upon the Incentive Plan Proposal. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E; and

●	consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Recommendation of the CDAQ Board

The CDAQ Board has unanimously determined that the Business Combination Proposal is in the best interests of CDAQ; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Record Date; Issued and Outstanding Shares; CDAQ Shareholders Entitled to Vote

CDAQ Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned CDAQ Ordinary Shares at the close of business on ______, 2026 which is the Record Date for the Meeting. CDAQ Shareholders are entitled to one vote at the Meeting for each Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

As of the close of business on the Record Date, there were 5,420,988 CDAQ Ordinary Shares issued and outstanding, consisting of 3,310,866 CDAQ Class A Ordinary Shares and 2,110,122 CDAQ Class B Ordinary Shares. Of these shares, 110,866 were CDAQ Public Shares, with the rest being held by the Sponsors.

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Quorum and Vote of CDAQ Shareholders

A quorum of CDAQ Shareholders is necessary to hold a valid meeting. A quorum for the Meeting consists of the holders of at least one-third of the then issued and outstanding CDAQ Ordinary Shares (whether in person or by proxy). As of the Record Date, CDAQ Shareholders holding 1,806,997 CDAQ Ordinary Shares would be required to achieve a quorum at the Meeting. Since the CDAQ Ordinary Shares held by the Sponsor represent approximately 57.1% of the issued and outstanding CDAQ Ordinary Shares and which will count towards this quorum, CDAQ will not need any of the CDAQ Public Shares to be represented in person (including via the virtual meeting platform) or by proxy at the Meeting to have a valid quorum.

The Merger Proposal is required to be approved by a special resolution of the holders of CDAQ Ordinary Shares, which requires the affirmative vote of holders of at least two-thirds of the issued and outstanding CDAQ Ordinary Shares as of the Record Date, being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting.

Approval of the Organizational Documents Proposals is being sought by way of an ordinary resolution of CDAQ Shareholders, which requires the affirmative vote of a simple majority of the issued and outstanding CDAQ Ordinary Shares as of the Record Date being entitled to vote, present in person (including via the virtual meeting platform) or by proxy and voting thereon at the Meeting. However, the CDAQ Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CDAQ or the CDAQ Board.

Assuming a quorum is established, a CDAQ Shareholder’s failure to vote by proxy or to vote at the Meeting will have no effect on the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

Voting Your CDAQ Ordinary Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of CDAQ Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the CDAQ Ordinary Shares you beneficially own are properly counted.

Voting Your CDAQ Ordinary Shares — Shareholders of Record

There are three ways to vote your CDAQ Ordinary Shares at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your CDAQ Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your CDAQ Ordinary Shares will be voted as recommended by the CDAQ Board

“FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Pubco Charter Proposal, “FOR” the Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

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You Can Vote By Internet. CDAQ Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting https://www.cstproxy.com/______ and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

You Can Attend Meeting and Vote. If you attend the Meeting, you may submit your vote at the Meeting, in which case any proxy that you have given will be revoked and only the vote you cast at the Meeting will be counted.

Voting Your Shares — Beneficial Owners

If your CDAQ Ordinary Shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those CDAQ Ordinary Shares and those CDAQ Ordinary Shares are considered as held in “street name.” If you are a beneficial owner of CDAQ Ordinary Shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from CDAQ. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your CDAQ Ordinary Shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your CDAQ Ordinary Shares along with your name and email address to CST. Requests for registration should be directed to proxy@continentalstock.com. Written requests can be mailed to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Telephone: 917-262-2373

Email: proxy@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on ______, 2026.

You will receive a confirmation of your registration by email after CDAQ receives your registration materials. You may attend the Meeting by visiting https://www.cstproxy.com/______. You will also need a voter control number included on your proxy card in order to be able to vote your CDAQ Ordinary Shares or submit questions during the Meeting. Follow the instructions provided to vote. CDAQ encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by CDAQ Sponsor, Directors and Officers

The Sponsors currently hold an aggregate of 5,310,122 CDAQ Ordinary Shares. The directors and officers of CDAQ do not directly own any CDAQ Ordinary Shares. The Sponsors have agreed to vote their 5,310,122 CDAQ Ordinary Shares, representing approximately 98.0% of the issued and outstanding CDAQ Ordinary Shares, in favor of each of the Proposals. As a result, with respect to each Proposal that requires approval of CDAQ Shareholders by an ordinary resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved. With respect to each Proposal that requires approval of CDAQ Shareholders by a special resolution, in addition to the Sponsors’ CDAQ Ordinary Shares, CDAQ would not need any CDAQ Public Shares (assuming all issued and outstanding CDAQ Ordinary Shares are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved, and CDAQ would not need any CDAQ Public Shares (assuming a minimum number of CDAQ Ordinary Shares to achieve a quorum are voted at the Meeting) to be voted in favor of such Proposals in order to have such Proposals approved.

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Attending the Meeting

The Meeting will be held on ______, 2026 at ______ a.m. Eastern Time. The Meeting will be held at the offices of Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, New York 10105, and virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Meeting via a live webcast available at https://www.cstproxy.com/______. You or your proxyholder will be able to attend and vote at the Meeting by visiting https://www.cstproxy.com/______ and using a control number assigned by CST. To register and receive access to the Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will need the voter control number included on your proxy card in order to be able to vote your shares or submit questions during the Meeting. If you do not have a voter control number, you will be able to listen to the Meeting only and you will not be able to vote or submit questions during the Meeting.

Revoking Your Proxy

If you are a CDAQ Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may enter a new vote by Internet or telephone;

●	you may send a later-dated, signed proxy card to Compass Digital Acquisition Corp., 195 US HWY 50, Suite 207, Zephyr Cove, NV 89448, Attn: Chief Executive Officer, so that it is received by CDAQ’s Chief Executive Officer on or before the Meeting; or

●	you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a CDAQ Shareholder and have any questions about how to vote or direct a vote in respect of your CDAQ Ordinary Shares, you may call CDAQ’s proxy solicitor at ______.

Redemption Rights

Pursuant to the CDAQ Memorandum and Articles, any holders of CDAQ Public Shares may demand that such CDAQ Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (less taxes payable), calculated as of two (2) business days prior to the Closing. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the CDAQ IPO (calculated as of two (2) business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to CDAQ to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $______ million as of ______, 2026, the estimated per share redemption price would have been $______.

In order to exercise your redemption rights, you must:

●	prior to 5:00 p.m. Eastern Time on ______, 2026 (two (2) business days before the Meeting), tender your CDAQ Public Shares physically or electronically and submit a request in writing that CDAQ redeem your CDAQ Public Shares for cash to CST, CDAQ’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

●	deliver your CDAQ Public Shares either physically or electronically through DTC to CST at least two (2) business days before the Meeting. CDAQ Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from CST and time to effect delivery. It is CDAQ’s understanding that CDAQ Public Shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, CDAQ does not have any control over this process and it may take longer than two weeks. CDAQ Public Shareholders who hold their CDAQ Public Shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your CDAQ Public Shares as described above, your CDAQ Public Shares will not be redeemed.

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Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to CST) and thereafter, with CDAQ’s consent, until the Closing of the Business Combination. If you delivered your CDAQ Public Shares for redemption to CST and decide within the required timeframe not to exercise your redemption rights, you may request that CST return your CDAQ Public Shares (physically or electronically). You may make such request by contacting CST at the phone number or address listed above.

Prior to exercising redemption rights, CDAQ Public Shareholders should verify the market price of CDAQ Class A Ordinary Shares, as they may receive greater proceeds from the sale of their CDAQ Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your CDAQ Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CDAQ Class A Ordinary Shares when you wish to sell your CDAQ Public Shares.

If you exercise your redemption rights, your CDAQ Public Shares will cease to be outstanding immediately prior to the consummation of the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

In connection with the CDAQ IPO, the Sponsor and CDAQ’s officers and directors agreed to waive any redemption rights with respect to any CDAQ Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CDAQ’s officers and directors did not receive separate consideration for the waiver.

Appraisal Rights

CDAQ Shareholders do not have appraisal rights in connection with the Business Combination or the Company Merger under either the Cayman Companies Act or under the DGCL. CDAQ Shareholders may have appraisal rights in connection with the Purchaser Merger under the Cayman Companies Act.

Holders of record of CDAQ Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its CDAQ Ordinary Shares must give written objection to the Purchaser Merger to CDAQ prior to the shareholder vote at the Meeting to approve the Purchaser Merger and follow the procedures set out in Section 238 of the Cayman Companies Act.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the CDAQ Memorandum and Articles, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”. CDAQ Shareholders who elect to have their Public Shares redeemed in accordance with the CDAQ Memorandum and Articles will not be entitled to exercise statutory dissenter rights under the Cayman Companies Act.

Any CDAQ Shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act must do so in respect of all of the CDAQ Ordinary Shares that person holds and that person will lose their right to exercise their redemption rights as detailed in the CDAQ Memorandum and Articles. Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Cayman Companies Act.

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It is possible that, if shareholders exercise their statutory dissenter rights, the fair value of the CDAQ Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights in accordance with CDAQ Memorandum and Articles as described herein. Shareholders need not vote against any of the proposals at the Meeting in order to exercise their statutory dissenter rights under the Cayman Companies Act.

CDAQ Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice to CDAQ prior to the Meeting and follow the process prescribed in Section 238 of the Cayman Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with CDAQ Memorandum and Articles, which is discussed above in the section titled “Questions and Answers about the Proposals — How do I exercise my Redemption Rights?”

At the Effective Time, those shares belonging to dissenting shareholders (“Dissenting Shares”) shall no longer be outstanding and shall automatically be cancelled by virtue of the Mergers, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act and such other rights as are granted by the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Companies Act shall cease and such CDAQ Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s CDAQ Ordinary Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time the right to receive the Merger Consideration comprising one share of Pubco Common Stock for each CDAQ Ordinary Share, without any interest thereon. As a result, such shareholder will not receive any cash for their CDAQ Ordinary Shares and will become a stockholder of Pubco.

In the event that any holder of CDAQ Ordinary Shares delivers notice of their intention to exercise dissenter rights, the Company and the other parties to the Merger Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act. Section 239 of the Cayman Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent, provided that the merger consideration constitutes inter alia shares of any company which, at the effective date of the merger, are listed on a national securities exchange. In such circumstances where the exception under Section 239 of the Cayman Companies Act is invoked, no dissenter rights shall be available to CDAQ Shareholders, including those CDAQ Shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Cayman Companies Act in full up to such date, and each such holder’s CDAQ Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one share of Pubco Common Stock for each CDAQ Ordinary Share, without any interest thereon. Accordingly, CDAQ Shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their CDAQ Ordinary Shares and the certainty provided by the redemption process may be preferable for CDAQ Shareholders wishing to exchange their Public Shares for cash.

Proxy Solicitation Costs

CDAQ is soliciting proxies on behalf of the CDAQ Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CDAQ and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CDAQ will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CDAQ will bear the cost of the solicitation.

CDAQ has hired ______ to assist in the proxy solicitation process. CDAQ will pay ______, a fee of $______, plus reimbursement of out-of-pocket expenses in connection with services relating to the Meeting.

CDAQ will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CDAQ will reimburse them for their reasonable expenses.

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PROPOSAL 1: The Business Combination Proposal

General

CDAQ Shareholders are being asked to approve the Merger Agreement and the Business Combination. CDAQ Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached hereto as Annex A. Please see the section entitled “The Business Combination — The Merger Agreement” and “— Ancillary Documents” for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this Proposal.

CDAQ may consummate the Business Combination only if (i) the Business Combination Proposal is approved by an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting, (ii) the Merger Proposal is approved by a special resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting, and (iii) the Incentive Plan Proposal is approved by an ordinary resolution, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting.

If any of those Proposals is not approved by CDAQ Shareholders, the Business Combination will not be consummated, unless waived by the parties. Each of the Merger Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, and the Incentive Plan Proposal are conditional upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

On January 6, 2026, CDAQ entered into the Merger Agreement with Pubco, Purchaser Merger Sub, Company Merger Sub and KMC for the Business Combination between CDAQ and KMC.

Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all outstanding KMC Options and KMC Warrants. Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

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Organizational Structure

Prior to the Business Combination

The following simplified diagrams illustrate the ownership structures of CDAQ, KMC and Pubco before the consummation of the Business Combination:

CDAQ

Pubco

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KMC

Following the Business Combination

The following simplified diagram illustrates the ownership structure of Pubco following the consummation of the Business Combination:

Headquarters; Listing of Securities

After completion of the transactions contemplated by the Merger Agreement:

●	the corporate headquarters and principal executive offices of Pubco will be located at 701 Brickell Avenue, Suite 1550, Miami, FL 33131; and

●	if Pubco’s application for listing are approved, shares of Pubco Common Stock and Pubco Warrants will be traded on the Nasdaq Capital Market under the symbols “KMCM” and “KMCMW,” respectively.

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Background of the Business Combination

CDAQ is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability on March 8, 2021. CDAQ was formed for the purpose of entering into merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On October 19, 2021, CDAQ consummated its IPO of 20,000,000 Units. Each Unit consists of one Public Share and one-third of one Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $200,000,000. A total of $200,000,000, comprised of $196,000,000 of the proceeds from the CDAQ IPO, including $7,000,000 of the underwriters’ deferred underwriting committee, and $4,000,000 of the proceeds from certain CDAQ Private Placement, was placed in the Trust Account.

On October 19, 2023, CDAQ held an extraordinary general meeting of shareholders to approve, among other things, a proposal to amend the amended and restated memorandum and articles of association to extend the date by which it must consummate an initial business combination from October 19, 2023 to July 19, 2024. In connection with the vote to approve this proposal, Public Shareholders holding 16,045,860 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $169.1 million (approximately $10.54 per share) from the Trust Account to pay the redemption price for those Public Shares.

On July 18, 2024, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend its amended and restated memorandum and articles of association to extend the date by which CDAQ must consummate an initial business combination from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four times until April 19, 2025 (or such earlier date as determined by the CDAQ Board. In connection with the vote to approve this proposal, Public Shareholders holding 2,713,143 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $29.6 million (approximately $10.92 per share) from the Trust Account to pay the redemption price for those Public Shares, and 5,681,485 Class A Ordinary Shares (including 2,481,485 Public Shares) were issued and outstanding immediately following that redemption.

On April 16, 2025, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend CDAQ’s restated memorandum and articles of association to extend the date by which CDAQ must consummate an initial business combination from April 19, 2025 to April 20, 2026 or such earlier date as determined by the CDAQ Board. In connection with the vote to approve this proposal, Public Shareholders holding 2,370,619 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $26.7 million (approximately $11.25 per share) from the Trust Account to pay the redemption price for those Public Shares, and 3,310,866 Class A Ordinary Shares (including 110,866 Public Shares) were issued and outstanding immediately following that redemption.

CDAQ’s sponsor was originally Compass Digital SPAC LLC, a Delaware limited liability company. On August 30, 2023, upon the consummation of the Sponsor Handover, HCG Opportunity, LLC, a Delaware limited liability company, became the new sponsor of CDAQ.

On August 30, 2023, the Sponsor and the Legacy Sponsor entered into the Sponsor Purchase Agreement, and on August 31, 2023, the Sponsor and the Legacy Sponsor consummated the Sponsor Handover. Pursuant to the Sponsor Purchase Agreement, (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants to the Sponsor; (ii) the Sponsor agreed to cause CDAQ to pay an aggregated amount of $300,000 in cash consideration upon Closing of the Business Combination at the Legacy Sponsor’s direction to entities or accounts as directed by the Legacy Sponsor (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor); (iii) the Sponsor entered into a joinder to the Registration Rights Agreement; (iv) the Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor; (v) all of the Prior Directors or Officers of CDAQ resigned, and Daniel J. Hennessy, Thomas D. Hennessy, Anna Brunelle, Kirk Hovde, Matt Schindel and M. Joseph Beck were appointed as directors and Thomas D. Hennessy and Nick Geeza were appointed as the Chief Executive Officer and the Chief Financial Officer of CDAQ, respectively; and (vi) CDAQ entered into the Letter Agreement with the Legacy Sponsor, the Sponsor and CDAQ’s former officers and directors, pursuant to which the Sponsor became a party to the Letter Agreement and all Founder Shares and CDAQ Private Warrants transferred to the Sponsor remain subject to the terms of the Letter Agreement. Immediately following the Sponsor Handover, the Legacy Sponsor retained 2,217,086 Founder Shares and 186,667 CDAQ Private Warrants, which CDAQ Private Warrants will be transferred to the Institutional Anchor Investors upon the closing of the initial business combination. On March 29, 2024, CDAQ entered into a joinder to the Letter Agreement with each of the current directors and officers, which is effective as of the Sponsor Handover on August 31, 2023.

Prior to entering into the Merger Agreement, CDAQ conducted a thorough search for a potential business combination transaction, utilizing the network and investing and operating experience of its management team and the CDAQ Board. The terms of the proposed Business Combination with KMC were the result of thorough negotiations between the representatives of CDAQ and KMC, based on diligence efforts of the CDAQ management team with the support of its advisors, as further described below.

Prior to the consummation of the CDAQ IPO, neither CDAQ, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with KMC. The following is a brief description of the background of the negotiations between the parties, the Business Combination and related transactions.

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Commencing on August 17, 2023, the date on which the Sponsor assumed the rights and obligations of the Legacy Sponsor to CDAQ, CDAQ conducted an active search for potential business combination targets, leveraging its and its advisors’ relationships with company founders, executives of private and public companies, venture capitalists and growth equity fund managers, as well as the extensive network and relationships of Cohen, and other investment banks. For details on the fees payable to Cohen for its roles in the Business Combination, see the section entitled “The Business Combination – Certain Engagements in Connection with the Business Combination and Related Transactions.” CDAQ initiated contact with more than 110 potential targets across a broad range of sectors including, among others, software, electric vehicles, asset management, and oil and gas services.

The following chronicle of events leading up to the execution of the Merger Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by CDAQ, but sets forth the significant discussions and steps that CDAQ took prior to execution of the Merger Agreement with KMC.

Background of CDAQ’s Discussions with Targets Other Than KMC

CDAQ met with the management teams of 61 potential targets and conducted additional due diligence with respect to 31 of these potential targets. Additional due diligence consisted of, among other things, in-person or virtual meetings the targets’ shareholders and/or advisors as well as review of business and historical and projected financial information. CDAQ submitted non-binding indications of interests to 16 of these targets that it believed were most suitable for a business combination. CDAQ proceeded to submit letters of intent to six (6) of those targets. CDAQ executed a letter of intent with two (2) targets other than KMC and a business combination agreement with one of those targets, EEW (as defined below).

●	Target A: CDAQ and Target A, an oilfield equipment technology company, began discussing the possibility of engaging in a business combination transaction in late October 2023. Following execution of a non-disclosure agreement (an “NDA”), CDAQ conducted various aspects of diligence, including an on-site visit, and negotiated potential transaction terms with Target A for approximately two months, following which Target A determined to discontinue such discussions to pursue alternative transactions.

●	Target B: Following execution of a NDA, for a period of weeks commencing in October 2024, CDAQ carried out due diligence and engaged in discussions with Target B, a telecommunications software business. CDAQ shared a letter of intent with Target B in mid-November 2024. Following some weeks of diligence and transaction negotiations, CDAQ and Target B discontinued discussions to pursue other opportunities.

●	Target C: Following execution of an NDA, for a period of weeks commencing in late February 2024, CDAQ carried out due diligence and engaged in discussions with Target C, an autonomous technology and retail business. After initial diligence and negotiations, CDAQ and Target C mutually executed a letter of intent dated March 29, 2024 and began confirmatory diligence. This included CDAQ conducting an on-site visit at Target C for purposes of conducting due diligence, as well as meeting with the management of Target C. CDAQ also conducted office visits and further familiarized itself with Target C’s product offerings. CDAQ also requested additional diligence documents and information from Target C following the initial diligence visits which were unsatisfactorily addressed. Given the diligence concerns identified, CDAQ informed Target C that it no longer desired to move ahead with a potential business combination transaction and CDAQ and Target C mutually terminated the letter of intent on April 15, 2024.

●	Target D: Discussions between CDAQ and Target D, a consumer-oriented luxury goods marketplace, began in early March 2024, following the parties’ execution of an NDA. In April 2024, CDAQ sent Target D a letter of intent. However, in the weeks following, Hennessy Capital determined that Target D would be a better fit for another one of the SPACs it sponsored and the letter of intent from CDAQ was never executed.

●	Target E: For a period of four months beginning in April 2024 following the execution of an NDA, CDAQ and Target E, a middle market private equity buyout firm, began discussing a possible business combination transaction. CDAQ conducted various aspects of diligence and negotiated potential transaction terms with Target E. Ultimately, CDAQ and Target E discontinued discussions to pursue other opportunities.

●	Target F - EEW Renewables Ltd, a company formed under the laws of England and Wales (“EEW”): Following execution of an NDA, for a period of months commencing in February 2024, CDAQ carried out due diligence and engaged in discussions with EEW, an independent, global, pure-play renewable energy projects developer. After initial diligence and negotiations, CDAQ and EEW mutually executed a letter of intent on June 6, 2024 and began confirmatory diligence. Following months of diligence and negotiation, CDAQ and EEW executed a business combination agreement on September 5, 2024 (the “EEW Business Combination Agreement”), which was subject to numerous covenants and conditions, including delivery of PCAOB compliant financial statements by EEW on or prior to October 31, 2024. Such financial statements were not delivered by EEW until August 2025, and the initial confidential filing of the registration statement on Form F-4 for such transaction was filed on September 30, 2025. Immediately prior to the filing of the registration statement, EEW management had indicated some concerns about the fact that no financing had yet been raised for the transaction, although CDAQ had previously told EEW management on numerous occasions that significant efforts by CDAQ to seek financing would start after the registration statement is filed with the Securities and Exchange Commission on a non-confidential basis, and the discussions between the parties deteriorated from there. On November 3, 2025, CDAQ received a notice from EEW purporting to terminate the EEW Business Combination Agreement pursuant to Sections 10.1(b) (failure to close by the outside date under the EEW Business Combination Agreement of January 19, 2025) and 10.1(d) thereof (breach of the EEW Business Combination Agreement). On November 6, 2025, CDAQ sent a written response to EEW disputing such termination, asserting, among other things, that the representations, warranties and covenants of CDAQ set forth in the EEW Business Combination Agreement purported by EEW in its termination notice to have been breached by CDAQ either were not breached at all or were not breached at a level giving rise to a termination right, and that, in any event, EEW did not have the right to terminate the EEW Business Combination Agreement due to EEW’s previous and continuing breaches of certain key covenants of the EEW Business Combination Agreement, including the failure to deliver the required PCAOB audits on a timely basis. After further discussions between the parties’ respective counsels to see if the transaction could be salvaged, CDAQ determined that EEW did not want to move ahead with the transaction and that it could not be salvaged. Accordingly, on November 17, 2025, CDAQ sent EEW a letter terminating the EEW Business Combination Agreement, effective immediately, pursuant to Section 10.1(e) thereof, as a result of EEW’s material uncured breaches of the EEW Business Combination Agreement.

During CDAQ’s search for a business combination target, CDAQ management kept members of the CDAQ Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors and the material discussions with such businesses and the status thereof.

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Background of the Business Combination with KMC

CDAQ was first introduced to KMC on October 25, 2025 by Brandon Sun, Managing Director at Cohen. For details on Cohen’s roles in the Business Combination, see the section entitled “The Business Combination – Certain Engagements in Connection with the Business Combination and Related Transactions.”

On October 29, 2025, Thomas D. Hennessy, Daniel Hennessy and Nick Geeza, along with the Cohen team, first met with Cesar A. Lopez Alarcon, Founder, Chief Executive Officer and Director of KMC, John Ryan, Founder and Vice President of Corporate Affairs of KMC and Sarah Cuddy, legal counsel and office manager of KMC. Following the introductory call, and on the same day, CDAQ sent KMC an initial list of due diligence questions. On October 29, 2025, CDAQ sent KMC an NDA, which was executed on October 31, 2025. On the same date, KMC provided written responses to the initial due diligence questions and granted CDAQ access to a virtual data room with more detailed information, including unaudited financials and KMC’s SK-1300 technical report summary for the Cerro Blanco Project.

On November 4, 2025, Mr. Thomas D. Hennessy submitted a non-binding indication of interest to Messrs. Alarcon and Ryan, that included a PowerPoint presentation, which they discussed with Messrs. Thomas D. Hennessy and Geeza on a phone call on November 6, 2025. Among other things, they discussed the transaction proposal, timeline and process of a proposed business combination and CDAQ’s finances.

On November 6, 2025, Messrs. Thomas D. Hennessy, Daniel Hennessy and Geeza met with Mr. Lopez and Ms. Cuddy to discuss the general structure and timeline of a proposed business combination, as well as introductory diligence matters including establishing a data room and the status of KMC’s audited financial statements.

On November 11, 2025, Mr. Thomas D. Hennessy submitted a letter of intent to Messrs. Alarcon and Ryan. On November 12, 2025, Messrs. Alarcon and Ryan sent comments on the letter of intent. The comments were focused on the board composition, minimum cash condition, transaction financing, transaction expenses, working capital arrangements, exclusivity, and employee agreements among other things.

On November 15, 2025, Mr. Thomas D. Hennessy submitted a revised letter of intent to Messrs. Alarcon and Ryan. The revised letter of intent focused on the seller earnout, composition of the post-closing Pubco Board, the Legacy Sponsor promissory note, and working capital arrangements, among other things.

On November 17, 2025, Messrs. Thomas D. Hennessy and Geeza had a call with Messrs. Alarcon and Ryan, and Ms. Cuddy regarding the letter of intent. On November 18, 2025, Mr. Thomas D. Hennessy submitted a revised non-binding letter of intent to Messrs. Alarcon and Ryan. The revised non-binding letter of intent included a PowerPoint presentation reflecting the latest deal terms negotiated in connection with the letter of intent, able to be shared with KMC investors. On November 18, 2025, Mr. Thomas D. Hennessy submitted a revised letter of intent to Messrs. Alarcon and Ryan, and the letter of intent was executed by both parties on the same day.

On November 20, 2025, Messrs. Thomas D. Hennessy and Geeza, Messrs. Alarcon and Ryan and Ms. Cuddy, Ellenoff Grossman & Schole LLP, counsel for CDAQ (“EGS”), and Troutman Pepper Locke LLP, counsel for KMC (“TPL”), held a kick-off call to discuss the transaction timeline, transaction structure and drafting responsibilities.

On November 25, 2025, Mr. Geeza, Chief Finical Officer of CDAQ, met with Ms. Cuddy in Miami, Florida, where KMC’s US-office is based, and discussed the transaction timeline, KMC’s team and its operations in Chile.

After the kick-off call, CDAQ continued to conduct business and financial due diligence, with the assistance of Philippi Prietocarrizosa Ferrero Du & Uría S.A.S. a law firm with offices in Chile (“PPU”) for technical mining and infrastructure due diligence, with respect to the Cerro Blanco Project, Lockton Companies LLP, an insurance consultant (“Lockton”), for insurance and human resources due diligence and Scott Wilson of Resource Development Associates, Inc., a consulting firm specializing in mining (“RDA” and collectively with Lockton and PPU the “Due Diligence Advisors”) for to review KMC’s SK-1300 technical report summary for the Cerro Blanco Project. CDAQ, EGS and the Due Diligence Advisors held weekly or bi-weekly virtual meetings and exchanged due diligence materials regarding commercial, legal, mineral resources, macro, insurance, employee benefits and other matters. The parties’ representatives and advisors held weekly or bi-weekly virtual meetings to discuss progress on, and provide updates with respect to, key workstreams and other aspects of the potential business combination, investor presentation, and to periodically refine the transaction timeline and related work plans. These meetings were also typically attended by Messrs. Alarcon and Ryan and Ms. Cuddy, as representatives of KMC and Messrs. Thomas D. Hennessy and Geeza as representatives of CDAQ.

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From December 9, 2025 until December 12, 2025, Messrs. Thomas D. Hennessy and Geeza travelled to Santiago, Chile to visit KMC’s titanium dioxide and desalination sites. On December 9, 2025, Messrs. Thomas D. Hennessy and Geeza attended presentations at KMC’s offices which covered various aspects of KMC’s business including technical and legal matters. On December 10, 2025, Messrs. Thomas D. Hennessy and Geeza flew to the titanium dioxide and desalination sites and attended an onsite presentation given by Christian Feddersen, a geologist consulting for KMC. Messrs. Thomas D. Hennessy and Geeza concluded their site visits on December 11, 2025 and returned to Santiago. Mr. Thomas D. Hennessy departed Chile later that day. On December 12, 2025, Mr. Geeza met with PPU and departed Chile later that day.

On December 8, 2025, EGS delivered an initial draft of the Merger Agreement to KMC and TPL. On December 15, 2025, TPL sent CDAQ and EGS comments to the initial draft of the Merger Agreement. These initial comments included:

●	that the domestication of CDAQ should occur prior to the Mergers rather than after the Mergers,

●	the removal of earnout consideration,

●	the removal of the requirement that during the Interim Period, within 30 days after each calendar month, each three month quarterly period and each fiscal year, KMC deliver to CDAQ an unaudited consolidated income statement and an unaudited consolidated balance sheet from the period from September 30, 2025 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year,

●	a requirement that the CDAQ Board unanimously recommend to the CDAQ shareholders the approval of the Merger Agreement and the Proposals and that such recommendation be included in the proxy statement/prospectus (without a customary fiduciary duty exception),

●

a reduction in the amount of loans that can be taken by CDAQ during the Interim Period from $1,500,000 excluding loans necessary in connection with an amendment to CDAQ’s organizational documents and trust agreement to extend its deadline to consummate its initial business consummation extension to $1,000,000 inclusive of such extension loans

●	an increase in the amount of the Transaction Financing to be sought by the parties from $10,000,000 to $15,000,000,

●	that the $5,000,000 minimum cash requirement must be met not only after the payment of CDAQs accrued expenses and other unpaid indebtedness of CDAQ, but a new requirement after the payment of up to $1,000,000 of KMC’s accrued expenses; and

●	adding a requirement that all filling fees and Nasdaq listing fees be split 50/50 instead of KMC paying 100% of such fees.

Between December 15, 2025 and the signing of the Merger Agreement, CDAQ, EGS, KMC and TPL held numerous discussions and negotiated the terms and conditions of the Merger Agreement, and exchanged drafts of the merger agreement, including as described in more detail below.

On December 15, 2025, EGS, TPL, CDAQ and KMC held a meeting to discuss key workstreams, aspects of the business combination, and key open issues related to the Merger Agreement that were raised in TPL’s markup.

On December 16, 2025, CDAQ held a board meeting with EGS, KMC, TPL and RDA present where Mr. Lopez presented the KMC investor presentation to the CDAQ Board. At the same meeting, Mr. Wilson provided a summary of his review of KMC’s SK-1300 technical report for the Cerro Blanco Project and the potential strengths, opportunities and weaknesses of the opportunity.

On December 17, 2025, a telephonic meeting of the CDAQ Board was held, with CDAQ management and representatives of EGS, Maples, Lockton and Cohen in attendance. At the meeting, EGS provided an overview of the due diligence findings with respect to KMC to date, including a summary of the key findings from the legal, risk and benefits and macro due diligence review conducted by CDAQ’s representatives and advisors. At the meeting, PPU, Lockton and RDA reviewed and discussed their respective due diligence findings, which included descriptions of KMC’s assets, operations, mining rights, permits, and current risks affecting KMC’s business.

On December 18, 2025, Mr. Geeza met with Mr. Lopez in Key Biscayne, Florida, to discuss KMC’s capabilities and experience as a team, as well as the general timeline of the contemplated transaction.

On December 18, 2025, TPL delivered an initial draft of the KMC disclosure schedules to EGS. On January 1, 2026, EGS delivered an initial draft of the CDAQ disclosure schedules to TPL. On January 1, 2026, EGS delivered an initial draft of the other disclosure schedules to TPL. TPL and EGS exchanged several drafts of the disclosure schedules between December 18, 2025 and January 5, 2026.

On December 19, 2025, the parties, who were engaged in good faith negotiations regarding the Merger Agreement, mutually agreed in writing to extend the exclusivity obligations of CDAQ and KMC under the executed letter of intent.

On December 22, 2025, in the very early morning, EGS circulated a revised draft of the Merger Agreement, which was intended to address the comments raised by the parties. On December 22, 2025, in the late afternoon, TPL circulated comments based on the December 22, 2025 draft of the Merger Agreement, and sent a further revised draft a few hours later based on additional discussions between KMC and TPL. The remaining material open points after such revised draft were:

●	the removal of any specific requirement during the Interim Period, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, for KMC deliver to CDAQ an unaudited consolidated income statement and an unaudited consolidated balance sheet of KMC and its subsidiaries for the period from September 30, 2025 (or for periods from and after January 1, 2026, December 31, 2025) through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, but instead adding an express requirement for KMC to deliver audited financial statements for the fiscal year ended December 31, 2025 within 120 days after the date of the Merger Agreement;

●	the $5,000,000 minimum cash requirement must be met not only after the payment of CDAQ’s accrued expenses and other unpaid indebtedness of CDAQ, but a new requirement after the payment of up to $1,000,000 of KMC’s accrued expenses; and.

●	that CDAQ has a special termination right if KMC failed to deliver their interim PCAOB reviewed September 30, 2025 financial statements within 30 days after execution of the Merger Agreement.

On December 22, 2025, the parties held an all-hands call with the CDAQ management team, the KMC management team, EGS, TPL and other representatives of the parties. The purpose of the meeting was to discuss and seek to resolve any material open business and legal issues.

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On December 29, 2025, EGS circulated an initial draft of the Voting Agreement, and on December 30, 3025, EGS circulated a revised draft of the Voting Agreement and an initial draft of the Sponsor Letter Agreement. TPL confirmed that it was signed off on the forms of Voting Agreement and Sponsor Letter Agreement that had been circulated.

On December 31, 2025, EGS circulated an initial draft of the Second Letter Agreement Amendment. TPL confirmed that it was signed off on the draft of the Second Letter Agreement Amendment that had been circulated.

On January 2, 2026, EGS circulated an initial draft of the Seller Registration Rights Agreement. TPL confirmed that it was signed off on the draft of the Seller Registration Rights Agreement that had been circulated.

On December 31, 2025, in the very early morning, EGS circulated a revised draft of the Merger Agreement, which was intended to address the comments raised in the TPL draft circulated on December 22, 2025. CDAQ and EGS proposed to resolve the main points that were previously open as: (a) the timeline for KMC to delivery PCAOB audited financial statements for December 31, 2025 was set at 90 days after the signing of the Merger Agreement, (b) CDAQ had a special termination right for KMC failing to deliver either the interim reviewed September 30, 2025 financial statements or the PCAOB audited December 31, 2025 financial statements by the required dates, and (c) the $5,000,000 minimum cash requirement was also net of up to $1,000,000 in KMC’s accrued expenses

On January 2, 2026, EGS circulated an initial draft of the Founder Registration Rights Agreement Amendment. TPL confirmed that it was signed off on the draft of the Founder Registration Rights Agreement Amendment that had been circulated.

On January 2, 2026, a telephonic meeting of the CDAQ Board was held with CDAQ management as well as representatives of EGS and Maples and Calder (Cayman) LLP, CDAQ’s Cayman Islands legal counsel (“Maples”), in attendance. Mr. Thomas D. Hennessy provided an update on the transaction and transaction timeline. Maples provided an overview of the board’s fiduciary duties under Cayman Islands law. EGS provided the CDAQ Board with an overview of the proposed Business Combination and the key terms of the proposed Merger Agreement and the Ancillary Documents, which were still subject to confirmation from KMC and TPL. A draft of the Merger Agreement along with a written summary of its material terms were delivered to the members of the CDAQ Board in advance of the meeting.

On January 2, 2026, EGS, TPL, CDAQ and KMC held a meeting and KMC and TPL confirmed that they were in agreement with respect to the proposed resolutions set forth in the December 31, 2025 draft of the Merger Agreement of the previously open business points, and the parties continued to focus on the process for signing and announcing the transaction.

On January 5, 2026, a telephonic meeting of the CDAQ Board was held, with CDAQ management as well as representatives of EGS and Maples in attendance. At the meeting, EGS reviewed material updates to the Merger Agreement and Ancillary Documents since the prior board meeting, and reviewed and summarized resolutions that the CDAQ Board was being asked to consider and approve in connection with the Merger Agreement and the transactions contemplated thereby. A substantially complete draft of the Merger Agreement was delivered to the members of the CDAQ Board in advance of the meeting. Following the conclusion of the meeting, by written consent resolutions, the CDAQ Board unanimously approved the Merger Agreement, the Ancillary Documents and the Business Combination.

On January 6, 2026, the parties entered into the Merger Agreement and the Ancillary Documents. On the same day, the parties issued a joint press release announcing the entry of the Merger Agreement. Since the date that the Merger Agreement was executed, the parties have held, and expect to continue to hold, regular discussions regarding the timing of the consummation of the Business Combination and various preparatory efforts in connection therewith.

On February 5, 2026, the parties to the Merger Agreement entered into Amendment No. 1 to the Merger Agreement, which corrects a scrivener’s error in the Merger Agreement to clarify that the aggregate Merger Consideration to be paid to holders of all of KMC’s securities (including holders of in-the-money KMC Options and KMC Warrants) will be equal to $230.0 million.

On March 16, 2026, CDAQ filed a definitive proxy statement for an extraordinary general meeting in lieu of an annual general meeting of shareholders to be held on April 14, 2026 to, among other things, extend the Business Combination Deadline on a monthly basis, up to three (3) times, from April 20, 2026 through July 20, 2026.

CDAQ Board’s Reasons for the Approval of the Business Combination

The CDAQ Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the CDAQ Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The CDAQ Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. This explanation of CDAQ’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The CDAQ Board, in evaluating the Business Combination, consulted with CDAQ management and its financial, legal and other advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of CDAQ and (ii) to recommend that the CDAQ Shareholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the CDAQ Board considered a range of factors, as discussed below. The CDAQ Board viewed its decision as being based on all of the information available and the factors presented to and considered by the CDAQ Board. In addition, individual directors may have given different weights to different factors.

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The CDAQ Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	KMC’s Significant Addressable Market. Macro, commercial demand, and policy tailwinds support KMC’s focus on critical minerals, as global demand for critical metals continues to grow across energy storage & batteries, electric vehicles, electronics and semiconductors, industrial alloys and magnets, and defense applications, while supply remains highly concentrated.

●	KMC’s Flagship Titanium Project. KMC’s 100%-owned Titanium Project in Chile is a rutile titanium dioxide asset, including an S-K 1300 compliant Measured and Indicated resource of 107 Mt at 1.78% TiO₂ and ranking among the world’s top 10 rutile deposits, supported by extensive historical drilling, technical studies and existing regional infrastructure.

●	KMC’s Water Desalination Project. KMC’s permitted seawater reverse-osmosis desalination project in Chile’s Atacama Region is designed as a ~440 L/s regional “non-continental” water hub intended to support long-term water needs across mining, industrial, agricultural and community users, including the Titanium Project.

●	KMC’s Fire Copper Project (Arizona). KMC’s 100%-owned “Fire Claims” (52 unpatented lode mining claims in Yavapai County, Arizona) provide low-cost exploration upside in a known copper district adjacent to Edge Copper’s Zonia Copper Project, supporting KMC’s broader strategy to build a diversified critical minerals platform.

●	KMC’s Management Team Experience and Capabilities. KMC’s leadership team has decades of global experience in mining exploration, development and M&A, including experience with public company leadership and operations across multiple jurisdictions.

●	Differentiated Platform and Geographic Diversity. KMC has a multi-jurisdiction strategy across the Americas, anchored by its Chilean titanium and water infrastructure assets and its copper exploration claims in Arizona.

●	Pipeline and Growth Opportunities. In addition to its existing flagship assets, KMC has an established, differentiated global pipeline of high-quality mining asset acquisition targets, including several U.S. critical minerals opportunities sourced through proprietary industry relationships.

●	Project De-Risking and Value Creation Roadmap. The CDAQ Board considered the advanced permitting status and technical work completed to date at Cerro Blanco, including environmental approvals covering key project components and ongoing metallurgy and feasibility work programs, which the CDAQ Board believes can reduce development risk relative to earlier-stage projects.

●	Due Diligence. Due diligence examinations of KMC and discussions with KMC’s management team and CDAQ’s legal, risk, commercial, mining, and financial advisors concerning CDAQ’s due diligence examination of KMC.

●	Negotiated Transaction. The financial and other terms of the Merger Agreement, including the consideration deliverable to the security holders of KMC thereunder, and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CDAQ and KMC and that the terms of the Business Combination, including the valuation of KMC for purposes of the transaction and other information about KMC, were evaluated carefully and unanimously approved by the independent members of the CDAQ Board.

●	Other Alternatives. Following a thorough review of other business combination opportunities reasonably available to CDAQ since the time of the CDAQ IPO, the CDAQ Board believes that the proposed Business Combination with KMC represents the most attractive opportunity for CDAQ and for investors based upon the process utilized to evaluate and assess other potential acquisition targets.

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The CDAQ Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macroeconomic, Commodity and Regulatory Risks and Uncertainties. Macroeconomic uncertainty, commodity price volatility and geopolitical and regulatory changes could adversely affect the economics and financing environment for KMC’s projects and its results of operations;

●	Budget May Not Be Achieved. The risk that KMC’s actual exepenses and project milestones (including exploration, metallurgy, permitting, construction and offtake execution) set forth in KMC’s budget may not be achieved;

●	Redemption and Financing Risk. The potential that a significant number of CDAQ shareholders elect to redeem their shares prior to the consummation of the Business Combination, which could reduce cash proceeds available to Pubco following Closing if other financing is not obtained prior to Closing;

●	Shareholder Vote. The risk that CDAQ Shareholders may fail to provide the votes necessary to effect the Business Combination;

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CDAQ’s control;

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

●	Listing and Public Company Readiness Risks. The challenges associated with preparing KMC, a private entity with limited operating history, for the applicable disclosure, internal controls and listing requirements to which it will be subject as a publicly traded company;

●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

●	CDAQ Shareholders Receiving a Minority Position. The risk that CDAQ Shareholders will hold a minority position in Pubco following the Business Combination;

●	Liquidation of CDAQ. The risks and costs to CDAQ if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CDAQ being unable to effectuate a business combination within the timeline required by the CDAQ Memorandum and Articles;

●	Conflicts of Interest. The risk that conflicts of interest of CDAQ’s management or members of the CDAQ Board may have influenced CDAQ Board’s determination to pursue the proposed Business Combination with KMC;

●	Fees and Expenses. The fees and expenses associated with completing the Business Combination could exceed expectations; and

●	Other Risk Factors. Various other risk factors associated with the business of KMC, including: risks related to exploration and development activities; risks related to the continuing validity of existing permitting and the ability to secure necessary future permitting; risks related to the lack of land rights necessary for the development of the Cerro Blanco Titanium Project; and risks related to community relations in Chile, project construction and operation, including the potential for legacy contractual covenants to obligate KMC to (a) enter into certain service agreements with third party suppliers and (b) appoint third-party designees to project advisory committees, and the development and commercialization of the Water Desalination Project, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

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In evaluating the conflicts of interest referenced above, the CDAQ Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for CDAQ IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by CDAQ with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco and the trading prices of Pubco Common Stock.

After considering the foregoing, the CDAQ Board concluded, in its business judgment, that the potential benefits to CDAQ and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

CDAQ did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination. As a result, there is a risk that the CDAQ Board may not have properly valued KMC’s business.

KMC’s Reasons for Engaging the Business Combination Agreement

In reaching its decision to approve the Business Combination, the KMC Board consulted with KMC’s management and advisors and considered a wide variety of factors, including:

●	the significant factors listed here as generally supporting its decision:
●	greater liquidity for KMC stockholders as well as increased access to capital and an expanded range of potential investors for KMC as a public company;
●	enhanced institutional visibility and credibility, as well as increased public market awareness of KMC and its business model; and
●	the advantages of the Business Combination over a traditional IPO, including greater speed of execution and potentially higher proceeds and less dilution of KMC’s existing stockholders.

KMC also highly valued CDAQ ‘s management team’s expertise in capital markets. CDAQ’s involvement in negotiating the Transaction Financing and managing other key aspects is seen to be instrumental in ensuring a smooth and successful entry into the public market. This partnership was a key reason KMC chose to pursue the Business Combination with CDAQ, as CDAQ’s support was expected to significantly enhance KMC’s long-term success as a publicly traded entity.

The KMC Board also considered a variety of risks and potentially negative factors, including the following:

●	the possibility that the Business Combination may not be completed on the terms or the timeline contemplated by KMC and CDAQ or at all;
●	the risk that the completion of the Business Combination (or the failure to complete the Business Combination) could negatively affect KMC’s future business and financial results;
●	the potential risk of diverting KMC’s management’s focus and resources from operational matters and other strategic opportunities while working to implement the Business Combination; and
●	the additional costs and expenses that KMC will incur in connection with the Business Combination and following the completion of the Business Combination.

The foregoing discussion of the factors considered by the KMC Board is not exhaustive and is intended only to reflect the principal factors considered by the KMC Board. In view of the wide variety of factors considered by the KMC Board in connection with its evaluation of the Business Combination and the complexity of these matters, the KMC Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In consideration of the factors described above and the other factors, individual members of the KMC Board may have viewed factors differently or given different weights to these factors. After considering the various potentially positive and negative factors, including the foregoing, the KMC Board determined that, in the aggregate, the potential benefits of the Business Combination outweigh the risks and uncertainties of the Business Combination.

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Benefits and Detriments of the Business Combination and the Transaction Financing Transaction.

Stakeholder	Benefits	Detriments
CDAQ	The consummation of the Business Combination avoids the liquidation of the trust account and is expected to create value for CDAQ and the CDAQ Public Shareholders. Should the Business Combination with KMC close successfully, CDAQ will therefore benefit.	By pursuing the Business Combination, CDAQ could have potentially forgone opportunities to identify a target with more optimal risk/return profile than CDAQ that would create greater value for CDAQ than the CDAQ Public Shareholders.

The Sponsor and its Affiliates	The consummation of the Business Combination avoids the liquidation of the trust account and is expected to create value for CDAQ and the CDAQ Public Shareholders.

By pursuing the Business Combination, CDAQ could have potentially forgone opportunities to identify a target with more optimal risk/return profile than CDAQ that would create greater value for CDAQ than the CDAQ Public Shareholders.

CDAQ Public Shareholders	In connection with the IPO, the CDAQ Public Shareholders purchased each CDAQ Unit at a price of $10.00 per unit. If any CDAQ Public Shareholder does not elect to redeem their CDAQ Public Shares in connection with the Business Combination, such CDAQ Public Shareholder will receive one share of Pubco Common Stock in exchange for one CDAQ Public Share at the Closing. Following the Closing, to the extent that the Pubco Common Stock will be trading above $10.00 per share, CDAQ Public Shareholders may receive returns on their investments on CDAQ Public Shares upon the disposition of such shares.

Upon the consummation of Business Combination, CDAQ Public Shareholders will experience immediate dilution of their shareholdings in CDAQ. Assuming that no CDAQ Public Shareholders exercise redemption rights with respect to their CDAQ Public Shares upon completion of the Business Combination, that 1,000,000 shares of Pubco Common Stock are to be issued to the PIPE Investors in connection with the Transaction Financings, that there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, and that no shares of Pubco Common Stock are issued pursuant to the Incentive Plan, (i) the CDAQ Public Shareholders, (ii) the Sponsors (including shares to be transferred to Non-Redemption Investors pursuant to various non-redeeming non-redemption agreements), (iii) Polar, (iv) KMC Sellers, and (v) PIPE Investors, in each case, will own approximately 0.4%, 20.6%, 5.1%, 70.1% and 3.8% of the issued and outstanding shares of Pubco Common Stock, respectively, without any conversion or exercise of notes, options or warrants.

In connection with the IPO, the CDAQ Public Shareholders purchased each CDAQ Unit at a price of US$10.00 per unit. If any CDAQ Public Shareholder does not elect to redeem its CDAQ Public Shares in connection with the Business Combination, such CDAQ Public Shareholder will receive one share of Pubco Common Stock in exchange for one CDAQ Public Share at the Closing. Following the Closing, to the extent that Pubco Common Stock will be trading above $10.00 per share, CDAQ Public Shareholders may receive returns on their investments on CDAQ Public Shares upon the disposition of such shares

KMC

   After the consummation of the Business Combination, Pubco Common Stock will be listed on Nasdaq. As a U.S. public company, Pubco will enjoy enhanced visibility in the capital markets. In addition, Pubco will be able to raise funds through the U.S. public capital markets, providing it with access to capital to execute its expansion and growth strategies.

KMC stockholders acquired their respective KMC shares at a price lower than $10.00 per share. To the extent that the Pubco Common Stock will trade above their per share acquisition price, KMC stockholders will receive a positive return on their respective investments in KMC.

As a public company, KMC will incur significant legal, accounting and other expenses that KMC does not incur as a privately held company. KMC will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective financial and disclosure controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to KMC’s business and results of operations. KMC and Pubco expect that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements.

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Benefits and Detriments of the Transaction Financing

Stakeholder	Benefits	Detriments
CDAQ

The Transaction Financing could provide Pubco with funding sufficient to fully fund Pubco’s business plan, including the capital investments.

The Transaction Financing would also allow the parties to meet the Minimum Cash Condition.

All stakeholders would benefit from not having to immediately seek additional funding post-Closing.

The securities issued in the Transaction Financing could be priced at a discount to the market price of the CDAQ Public Shares, which would result in less available proceeds to Pubco.

Sponsor and affiliates	All stakeholders would benefit from having an in a company that does not have to immediately seek additional funding post-Closing.	Stockholders will experience immediate, material dilution in connection with the issuance of shares in connection with the Transaction Financing.

CDAQ Public Shareholders	All stakeholders would benefit in a company that does not have to immediately seek additional funding post-Closing.	Stockholders will experience immediate, material dilution in connection with the issuance of shares in connection with the Transaction Financing.

KMC	The Transaction Financing could provide Pubco with funding to be sufficient to fully fund Pubco’s business plan.	The securities issued in the Transaction Financing could be priced at a discount to the market price of the CDAQ Public Shares, which would result in less available proceeds to Pubco.

Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination

When CDAQ Public Shareholders consider the recommendation of the CDAQ Board in favor of approval of the Business Combination and other Proposals, CDAQ Public Shareholders should keep in mind that the Sponsors and CDAQ’s directors and officers have interests in the Proposals that are different from, or in addition to (and which may conflict with), the interests of a CDAQ Public Shareholder as a CDAQ Shareholder. These interests include, among other things:

●	As of the date hereof, the Sponsor is the record holder of 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. The 3,093,036 CDAQ Ordinary Shares and 4,645,398 CDAQ Private Warrants were acquired by the Sponsor from the Legacy Sponsor in the Sponsor Handover for an aggregated amount of $300,000 in cash consideration, which is to be paid upon the closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 3,093,036 CDAQ Class B Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 4,645,398 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrant on ______, 2026. Pursuant to various non-redemption agreements, the Sponsor has agreed to transfer to the Non-Redemption Investors an aggregate of 1,457,300 Founder Shares promptly at or following the closing of an initial business combination (but no later than two (2) business days after the satisfaction of the requisite conditions to such transfer);

●

As of the date hereof, the Legacy Sponsor is the record holder of 2,217,086 CDAQ Ordinary Shares and 186,667 CDAQ Private Warrants, each whole warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share at a purchase price of $11.50 per share. As of the date hereof, the aggregate value of such securities is estimated to be approximately $______ million, assuming (i) the per share value of the 2,217,086 CDAQ Ordinary Shares is the same as the $______ closing price of the CDAQ Class A Ordinary Shares on ______, 2026 and (ii) the per warrant value of the 186,667 CDAQ Private Warrants is the same as the $______ closing price of the CDAQ Public Warrants on ______, 2026;

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●	If CDAQ does not consummate a business combination by the Business Combination Deadline, CDAQ will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding CDAQ Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 5,310,122 Founder Shares held by the Legacy Sponsor and the Sponsor would be worthless because holders of Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. The aggregate value of the Founder Shares, assuming a per share value equal to the $______ closing price of the CDAQ Public Shares on ______, 2026, is estimated to be approximately $______ million. The Founder Shares were initially issued for an aggregate price of only $25,000. This means that if the Business Combination is consummated, the Sponsors would likely recoup their initial investment in CDAQ and make a substantial profit on that investment, even if the shares of Pubco Common Stock trade at a significant discount to the current price of the CDAQ Class A Ordinary Shares causing the CDAQ Public Shareholders to experience a negative rate of return in the Pubco;

●	In order to finance transaction costs in connection with an initial business combination, the Initial Shareholders, the Sponsor or an affiliate of the Initial Shareholders or the Sponsor, or certain of the prior directors and officers or current directors and officers may, but are not obligated to, provide the Working Capital Loans to CDAQ. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the CDAQ Private Warrants. In the event that an initial business combination does not close, CDAQ may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. CDAQ has issued two unsecured promissory notes: (i) the 2021 Promissory Note issued to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor, for an aggregate principal amount of up to $1,000,000 and (ii) the Sponsor Loan Note issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000, as further described under the heading “Information About CDAQ,” for CDAQ’s working capital (including potential extension funding) needs. As of ______, 2026, $125,000 was outstanding under the 2021 Promissory Note and $1,765,872 was outstanding under the Sponsor Loan Note. As part of the Sponsor Handover, the Sponsor has agreed to pay the Legacy Sponsor an aggregate of $300,000 in cash consideration, which is to be paid upon closing of an initial business combination (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor). Pursuant to the Sponsor Letter Agreement, all amounts outstanding as of the Closing under the Sponsor Loan Note shall be automatically converted, immediately prior to the Purchaser Merger, into CDAQ Class A Ordinary Shares at $10.00 per share. If the Business Combination is not consummated by the Business Combination Deadline, the Legacy Sponsor, the Sponsor, CDAQ’s directors and officers and their affiliates may not receive any payment in respect of the promissory notes, in whole or in part;

●	Polar has agreed to fund up to $1,500,000 to CDAQ, subject to certain funding milestones pursuant to the Polar Subscription Agreement, in order to meet the Sponsor’s commitment to CDAQ under a drawdown request. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten (10) dollars of the Polar Capital Investment. In addition, pursuant to the Merger Agreement, immediately prior to the Closing, CDAQ shall issue to Polar 1,350,000 CDAQ Class A Ordinary Shares pursuant to the Polar Subscription Agreement. As of ______, 2026, $1,500,000 was drawn down, which is unlikely to be repaid if the Business Combination is not consummated by the Business Combination Deadline;

●	If CDAQ is unable to complete a business combination by the Business Combination Deadline, the Sponsor has agreed to indemnify CDAQ in the event that claims for services rendered or products sold to CDAQ or by a prospective target business reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CDAQ Public Share and (ii) the actual amount per CDAQ Public Share held in the Trust Account as of the date of the liquidation of the Trust Account. This indemnity does not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under CDAQ’s indemnity of the underwriters of the CDAQ IPO against certain liabilities, including liabilities under the Securities Act;

●	CDAQ’s Sponsor, its officers and directors, and their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on CDAQ’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If CDAQ does not complete a business combination by the Business Combination Deadline, CDAQ may not have the cash necessary to reimburse these expenses. As of the date of this proxy statement/prospectus, none of CDAQ’s Sponsor, officers and directors, or their affiliates had incurred any expenses which would be reimbursed at the Closing;

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●	The Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor. Pursuant to the Administrative Services Agreement, CDAQ pays the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor;

●	The anticipated election of ______ as a director of Pubco in connection with the consummation of the Business Combination. As such, in the future, ______will receive any cash or equity compensation that the Pubco Board determines to pay ______. For more information on Pubco director compensation, see “Management of Pubco Following the Business Combination;”

●	CDAQ’s officers and directors have not been required to, and have not, committed their full time to CDAQ’s affairs, which may have resulted in a conflict of interest in allocating their time between CDAQ’s operations and its business combination and their other businesses; and

●	HCG MM is the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Both individuals disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

The foregoing interests present a risk that the Sponsors and CDAQ’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to the CDAQ Public Shareholders rather than to liquidate, in which case the Sponsors would lose their entire investment.

The personal and financial interests of the Sponsors, as well as CDAQ’s officers and directors, may have influenced their motivation in identifying and selecting KMC as a business combination target, completing the Business Combination with KMC and influencing the operation of the business following the Business Combination. The existence of such financial and personal interests may result in conflicts of interest on the part of such officers, directors and Sponsors between what he, she or they may believe is in the best interests of CDAQ and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. Shareholders should consider these interests in considering the recommendations of the CDAQ Board to vote for the proposals. See this section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination.”

In addition to the foregoing, CDAQ’s officers and directors had fiduciary or contractual obligations to other entities while CDAQ was seeking to locate a target business for a business combination.  Accordingly, if any of CDAQ’s officers or directors had become aware of a business combination opportunity which was suitable for an entity to which he or she had then-current fiduciary or contractual obligations, such officer or director would have been entitled to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity prior to CDAQ and might have only decided to present it to CDAQ if such entity rejected the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors were subject. The CDAQ Memorandum and Articles provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer of CDAQ shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CDAQ; and (ii) CDAQ renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CDAQ, on the other.  Notwithstanding the foregoing, these other fiduciary or contractual obligations and the CDAQ Memorandum and Articles’ waiver of such rights did not impact CDAQ’s search for an acquisition target. The Sponsor considered various factors in its support for the Business Combination. Some benefits to the Sponsor included the opportunity to monetize their interests in CDAQ following the Closing and obtain significant returns in Pubco, especially if Pubco performs well in the public markets. However, the Sponsor also considered detriments, such as the dilution of the Sponsor’s ownership stake as described below in the section titled “The Business Combination — Ancillary Agreements — Second Letter Agreement Amendment.”

Other than as indicated above, no compensation has been or will be received by the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction, and no securities have been or will be issued by CDAQ to the Sponsors, their affiliates or promoters in connection with the Business Combination or any related financing transaction.

Interests of KMC’s Directors and Executive Officers in the Business Combination

When CDAQ Public Shareholders consider the recommendation of the CDAQ Board in favor of approval of the Business Combination and the other Proposals, CDAQ Public Shareholders should keep in mind that KMC’s directors and executive officers have actual or potential material conflicts of interest with CDAQ Public Shareholders, which could cause them to pursue terms of Business Combination less favorable to CDAQ Public Shareholders, and they owe no fiduciary duty to CDAQ Public Shareholders. These interests include, among other things:

●	Cesar A. López Alarcón, a director and the President and Chief Executive Officer of KMC, is expected to own approximately 5.0% of Pubco Common Stock (assuming no redemptions) and serve as President and Chief Executive Officer of Pubco after the Closing of the Business Combination.

●	Cesar A. López Alarcón is expected to enter into an executive employment agreement with Pubco to be effective upon the Closing of the Business Combination as described below in the section titled “Executive and Director Compensation – KMC – Narrative Disclosure to the Summary Compensation Table – Cesar A. López Alarcón Consulting Agreement and Other Compensation Arrangements.”

●	KMC and certain affiliates of Cesar A. López Alarcón are party to several related party transactions as described in the section titled “Certain Relationships and Related Party Transactions – KMC’s Relationships and Related Party Transactions.

●	John P. Ryan, Vice President of Corporate Affairs and Corporate Secretary of KMC, is expected to own 1.8% of Pubco Common Stock (assuming no redemptions) and serve as a director of Pubco after the Closing of the Business Combination.

●	Howard Crosby, a director of KMC, is expected to own 1.9% of Pubco Common Stock (assuming no redemptions).

●	Gold Express Mines, Inc., an affiliate of John P. Ryan and Howard Crosby, is expected to own 5.0% of Pubco Common Stock (assuming no redemptions) after the Closing of the Business Combination.

●	KMC and Gold Express Mines, Inc. are parties to several related party transactions as described in the section titled “Certain Relationships and Related Party Transactions – KMC’s Relationships and Related Party Transactions.

Consideration Received by the Sponsors and their Affiliates

Set forth below is a summary of the terms and amount of the consideration received or to be received by the Sponsors and their affiliates in connection with the Business Combination and the Transaction Financings, the amount of securities issued or to be issued by Pubco to the Sponsors and their affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Consideration
The Legacy Sponsor

At Closing, the Legacy Sponsor will hold a total of 2,217,086 shares of Pubco Common Stock in exchange for the 2,217,086 Founder Shares held by the Legacy Sponsor.

At Closing, the Legacy Sponsor will hold a total of 186,667 Pubco Private Warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for CDAQ Private Warrants held by the Legacy Sponsor.

The Sponsor

At Closing, the Sponsor will hold a total of 3,269,623 shares of Pubco Common Stock, which consists of (i) shares to be issued in exchange for the 1,635,736 Founder Shares held by the Sponsor, (ii) 176,587 shares underlying outstanding balance of $1,765,872 of the Sponsor Loan Note less (iii) 1,457,300 Founder Shares to be transferred by the Sponsor to the Non-Redemption Investors at or promptly following the Closing.

At Closing, the Sponsor will hold a total of 4,645,398 Pubco Private Warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for CDAQ Private Warrants held by the Sponsor.

Pursuant to the Administrative Services Agreement, CDAQ pays the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of CDAQ management team and other expenses and obligations of the Sponsor.

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Because the Founder Shares were purchased at a nominal price, the CDAQ Public Shareholders will incur immediate dilution upon the Closing of the Business Combination. See the sections titled “Summary of the Proxy Statement/Prospectus — Dilution,” “Risk Factors — Risks Related to the Business Combination — The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of shares of Pubco Common Stock at such time is substantially less than $10.00 per share, which may create an economic incentive for the CDAQ management team to pursue and consummate the Business Combination which differs from the CDAQ Public Shareholders” and “Risk Factors — Risks Related to the Business Combination — CDAQ Public Shareholders who do not redeem their CDAQ Public Shares will experience immediate dilution upon Closing of the Business Combination as a result of the Founder Shares held by the Sponsor, since the value of the CDAQ Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, as well as a result of the issuance of the shares of Pubco Common Stock in the Business Combination and the Transaction Financings.”

The Sponsors may, on or before the Closing of the Business Combination, distribute to their members some or all of the Founder Shares and CDAQ Private Warrants held by them. Except for the intended distribution of CDAQ securities held by the Sponsors pursuant to its governing documents, there are currently no specified circumstances or arrangements under which CDAQ securities held by the Sponsors or their affiliates could be transferred, or that could result in the forfeiture, surrender or cancellation of such securities, subject to certain permitted exceptions for pre-closing distributions or transfers of the Legacy Sponsor securities and the Sponsor securities (subject, as applicable, to contractual lock-up restrictions).

Potential Purchases of CDAQ Public Shares

In connection with the CDAQ Shareholder vote to approve the Business Combination, the Sponsor, CDAQ’s directors, officers, advisors or any of their respective affiliates may purchase CDAQ Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so.

Any such purchases shall be effected at a price per share no higher than the amount per share a CDAQ Public Shareholder would receive if it elected to have its CDAQ Public Shares redeemed in connection with the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase CDAQ Public Shares in such transactions. Such a purchase may include a contractual acknowledgment that such shareholder, although still the record holder of CDAQ Public Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CDAQ’s directors and officers or any of their affiliates purchase CDAQ Public Shares in privately negotiated transactions from CDAQ Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their CDAQ Public Shares. It is intended that, if Rule 10b-18 under the Exchange Act would apply to such purchases, then such purchases will comply with Rule 10b-18 under the Exchange Act, to the extent it applies, which provides a safe harbor for purchases made under certain conditions, including with respect to timing, pricing and volume of purchases. Any such purchases, together with the CDAQ Ordinary Shares currently owned by the Sponsor, could influence the vote on the Business Combination or otherwise result in the completion of the Business Combination that may not otherwise have been possible.

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Additionally, at any time at or prior to the consummation of the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, CDAQ’s directors and officers and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire CDAQ Public Shares or not to elect to have their CDAQ Public Shares redeemed. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase CDAQ Public Shares in such transactions.

In the event the Sponsor, CDAQ’s directors and officers or their affiliates were to purchase CDAQ Public Shares from CDAQ Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act to the extent such rule is applicable including, in pertinent part, through adherence to the following:

●	CDAQ would disclose in this proxy statement/prospectus the possibility that the Sponsor, CDAQ’s directors and officers or their affiliates may CDAQ Public Shares from CDAQ Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor, CDAQ’s directors and officers or their affiliates were to purchase CDAQ Public Shares from CDAQ Public Shareholders, they would do so at a price no higher than the price offered through the redemption process;

●	CDAQ would include in this proxy statement/prospectus a representation that any of the CDAQ Public Shares purchased by the Sponsor, CDAQ’s directors and officers or their affiliates would not be voted in favor of approving the Business Combination;

●	the Sponsor, CDAQ’s directors and officers or their affiliates would either not possess any redemption rights with respect to such CDAQ Public Shares or they would waive such rights; and

●	CDAQ would disclose in a Form 8-K filed prior to the Extraordinary General Meeting, the following items, to the extent material:

●	the amount of CDAQ Public Shares purchased outside of the redemption offer by the Sponsor, CDAQ’s directors and officers or their affiliates, along with the average purchase price;

●	the purpose of the purchases by the Sponsor, CDAQ’s directors and officers or their affiliates;

●	the impact, if any, of the purchases by the Sponsor, CDAQ’s directors and officers or their affiliates on the likelihood that the Business Combination will be approved at the Extraordinary General Meeting;

●	the identities of the CDAQ Shareholders who sold CDAQ Public Shares to the Sponsor, CDAQ’s directors and officers or their affiliates (if not purchased in the open market) or the nature of the CDAQ Shareholders (e.g., 5% shareholders) who sold CDAQ Public Shares to the Sponsor, CDAQ’s directors and officers or their affiliates; and

●	the number of CDAQ Public Shares for which CDAQ has received redemption requests pursuant to its redemption offer as of a date shortly prior to the filing date of the Form 8-K.

If such purchases are made, the public “float” of CDAQ Class A Ordinary Shares may be reduced and the number of beneficial holders of CDAQ Class A Ordinary Shares may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of CDAQ Public Shares on Nasdaq or another securities exchange. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such.

Recommendation of the CDAQ Board

After careful consideration of the matters described above, the CDAQ Board determined unanimously that each of the Business Combination Proposal, the Merger Proposal, the Pubco Charter Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, is advisable and in the best interests of CDAQ and unanimously recommend that you vote or give instructions to vote “FOR” each of these Proposals.

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The foregoing discussion of the information and factors considered by the CDAQ Board is not meant to be exhaustive but includes the material information and factors considered by the CDAQ Board as well as any other factors that the CDAQ Board deemed relevant. The CDAQ Board’s decision to approve the Business Combination was based on factors existing as of the date of its approval on January 6, 2026.

The Pubco Charter

When the Business Combination is completed, certain rights of shareholders will be governed by the Pubco Charter and Pubco Bylaws rather than the CDAQ Memorandum and Articles and certain rights of shareholders.

This comparison is not intended to be complete and is qualified in its entirety by reference to the CDAQ Memorandum and Articles and the Pubco Charter and the Pubco Bylaws. You should read the forms of the Pubco Charter and the Public Bylaws attached to this proxy statement/prospectus as Annexes C and D, respectively, carefully and in its entirety.

At or prior to the consummation of the Business Combination, the board of directors and stockholders of Pubco will amend and restate Pubco’s certificate of incorporation in the form of the Pubco Charter. The Pubco Charter will reflect the following material differences from the CDAQ Memorandum and Articles:

CDAQ Memorandum and Articles	Pubco Charter

Corporate Purpose

The objects for which CDAQ is established are unrestricted and CDAQ shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.	The purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Authorized Share Capital/Capital Stock

CDAQ’s authorized share capital is US $22,100 divided into 200,000,000 Class A ordinary shares of a par value of US $0.0001 each, 20,000,000 Class B ordinary shares of a par value of US $0.0001 each and 1,000,000 preference shares of a par value of US $0.0001 each.	The total number of shares of all classes of capital stock which Pubco shall have authority to issue is 300,000,000 shares, of which (i) 250,000,000 shares shall be a class designated as common stock, par value $0.0001 per share and (ii) 50,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share of Pubco preferred stock (the “Undesignated Preferred Stock”)

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CDAQ Memorandum and Articles	Pubco Charter

Preference Shares.The directors of CDAQ may issue, allot and dispose of shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise to such persons, at such times and on such terms as they think proper, and may also vary such rights (subject to Companies Act and the CDAQ Memorandum and Articles); and grant options with respect to such shares and issue warrants or similar instruments with respect thereto, save that the directors of CDAQ shall not allot, issue, grant options over or otherwise dispose of shares to the extent that it may affect the ability of CDAQ to carry out a “Class B Share Conversion” as set out in the CDAQ Memorandum and Articles.	Undesignated Preferred Stock.The Pubco Board or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to the DGCL, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

Rights and Options.The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied (i) by the creation, allotment or issue of further shares ranking pari passu therewith or shares issued with preferred or other rights or (ii) where the constitutional documents of CDAQ are amended or new constitutional documents are adopted, in each case, as a result of CDAQ undertaking a transfer by way of continuation to a jurisdiction outside the Cayman Islands.	Rights and Options.Pubco has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of Pubco’s capital stock or other securities, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Pubco Board or any authorized committee thereof. The Pubco Board or any authorized committee thereof is expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Ordinary Shares.The directors of CDAQ may issue, allot, and dispose of shares, in such manner, on such terms and having such rights and being subjected to such restrictions as they may from time to time determine, and may also vary such rights (subject to the Cayman Companies Act and the CDAQ Memorandum and Articles); and grant options with respect to such shares and issue warrants or similar instruments with respect thereto, save that the directors of CDAQ shall not allot, issue, grant options over or otherwise dispose of shares to the extent that it may affect the ability of CDAQ to carry out a “Class B Share Conversion” as set out in the CDAQ Memorandum and Articles.	Pubco Common Stock.The Pubco Board is expressly authorized to provide for the issuance of shares of Pubco Common Stock from time to time. Except as may otherwise be provided in the Pubco Charter (including any certificate of designations filed with the Secretary of State of the State of Delaware establishing the terms of a series of Pubco preferred stock), each holder of Pubco Common Stock will be entitled to one vote for each share of common stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

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CDAQ Memorandum and Articles	Pubco Charter

Directors; Classes

The directors of CDAQ are divided into three classes: Class I, Class II and Class III. The Class I directors shall stand appointed for a term of three years expiring at CDAQ’s first annual general meeting, the Class II directors shall stand appointed for a term of three years expiring at CDAQ’s second annual general meeting, and the Class III directors shall stand appointed for a term of three years expiring at CDAQ’s third annual general meeting. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The number of Directors of Pubco will be fixed solely and exclusively by resolution duly adopted from time to time by the Pubco Board.

The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock will be classified, with respect to the term for which they severally hold office, into three classes. Such classes will be as nearly equal in number of Directors as reasonably possible. The Pubco Board will assign directors into classes at the time the classification becomes effective. The initial Class I directors will serve for a term expiring at the first annual meeting of stockholders to be held after the filing of the Pubco Charter, the initial Class II directors will serve for a term expiring at the second annual meeting of stockholders to be held after the filing of the Pubco Charter, and the initial Class III directors will serve for a term expiring at the third annual meeting of stockholders to be held after the filing of the Pubco Charter. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the directors elected to each class will hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Board Vacancies; Removal

Directors may be appointed either to fill a vacancy in the CDAQ board of directors or as an additional director by the Directors CDAQ or by Ordinary Resolution (being the affirmative vote of a simple majority of the holders of Shares entitled to vote, voting in person or by proxy at a general meeting of CDAQ more a resolution passed in writing by all of the holders of Shares).

Prior to the initial business combination, CDAQ may by an Ordinary Resolution of the holders of the CDAQ Class B Ordinary Shares (being the affirmative vote of a simple majority of the holders of CDAQ Class B Ordinary Shares entitled to vote, voting in person or by proxy at a general meeting of CDAQ more a resolution passed in writing by all of the holders of CDAQ Class B Ordinary Shares) appoint any person to be a director. Any director appointed in accordance with the CDAQ Memorandum and Articles shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect directors and to fill vacancies in the Pubco Board relating thereto, any and all vacancies in the Pubco Board, however occurring, including, without limitation, by reason of an increase in the size of the Pubco Board, or the death, resignation, disqualification or removal of a Director, will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Pubco Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, any director (including persons elected by directors to fill vacancies in the Pubco Board) may be removed from office only with cause. Subject to the rights, if any, of any series of Undesignated Preferred Stock and any limitations imposed by law, any individual director or the entire Pubco Board may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of Pubco entitled to vote on the election of such directors.

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CDAQ Memorandum and Articles	Pubco Charter

Stockholder/Shareholder Voting

Subject to any rights or restrictions for the time being attached to any share, every shareholder present in person and every person representing a shareholder by proxy shall, at a general meeting of CDAQ have one (1) vote for each share of which he or the person represented by proxy is the holder.	Subject to the rights, if any, of any series of Undesignated Preferred Stock, and to the requirements of law, each holder of Pubco Common Stock shall be entitled to one vote for each share of Pubco Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Pubco Common Stock are entitled to vote. Except as otherwise required by law or the Pubco Charter, at any annual or special meeting of the stockholders of Pubco, the holders of the Pubco Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Stockholder/Shareholder Meetings

The directors, the CEO, or the chairman may call a general meeting. If at any time there are no directors, any two shareholders (or if there is only one shareholder, then that shareholder) entitled to vote at general meetings may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the directors.

Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of Pubco may be called only by (i) the Pubco Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairperson of the Pubco Board, or (iii) the Chief Executive Officer of Pubco, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of Pubco.

Stockholders must comply with certain advance notice procedures to nominate candidates to Pubco or to propose matters to be acted upon at a stockholders’ meeting, as provided in the Pubco Bylaws.

Any action required or permitted to be taken by the stockholders of Pubco at any annual or special meeting of stockholders of Pubco must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

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CDAQ Memorandum and Articles	Pubco Charter

Amendments to the Governing Documents

Subject to the Cayman Companies Act, CDAQ may by Special Resolution alter or amend the CDAQ Memorandum and Articles in whole or in part. Prior to the closing of a business combination, only the Class B Ordinary Shares shall carry the right to vote on a Special Resolution for the purposes of amending the CDAQ Memorandum and Articles in accordance with a continuation of CDAQ out of the Cayman Islands.

Except as otherwise provided by law, the Pubco Bylaws may be amended or repealed by the Pubco Board by the affirmative vote of a majority of the Directors then in office.

The Pubco Bylaws may be amended or repealed, at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 66 2/3% of the outstanding shares of Pubco capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Pubco Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of Pubco capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Whenever any vote of the holders of capital stock of Pubco is required to amend or repeal any provision of the Pubco Charter, and in addition to any other vote of holders of Pubco capital stock that is required by the Pubco Charter or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of Pubco capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided however, that the following provisions of the Pubco Charter requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the outstanding capital stock of Pubco to be effective:

●	the provisions regarding stockholder action by written consent;
●	the provisions regarding calling special meetings of stockholders;
●	the provisions regarding advance notice of stockholder nominations and cumulative voting;
●	the provisions providing for a classified board of directors (the election and term of Pubco’s directors);
●	the provisions regarding resignation and removal of directors;
●	the provisions regarding filling vacancies on Pubco’s Board and newly created directorships;
●	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
●	the indemnification provision;
●	the provisions regarding amending Pubco’s Bylaws;
●	the provisions requiring exclusive forum in Delaware for certain stockholder litigation; and

the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

Authority of the Directors

The business shall be managed by the directors who may pay all expenses incurred in setting up and registering CDAQ and may exercise all the powers of CDAQ as conferred upon them in the CDAQ Memorandum and Articles and the Cayman Companies Act.	The business and affairs of Pubco are managed by or under the direction of the Pubco Board except as otherwise provided by the Certificate or required by law.

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CDAQ Memorandum and Articles	Pubco Charter

Liability of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default. The CDAQ Memorandum and Articles provides for indemnification of officers and directors against any pending or threatened action or proceeding, costs, charges, expenses, losses, damages or liabilities incurred, other than by the director’s or officer’s own actual fraud, willful default or willful neglect.	A director or officer of Pubco will not be personally liable to Pubco or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director’s or officer’s duty of loyalty to Pubco or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director or officer derived an improper personal benefit. If the DGCL is amended after the effective date of the Pubco Charter to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Pubco will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers, Employees and Others

See “— Liability of Directors and Officers” above.

See “— Liability of Directors and Officers”

Pubco may indemnify to the fullest extent permitted by the DGCL any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of Pubco or any predecessor to Pubco or serves or served at any other legal entity as a director, officer, employee or agent at the request of Pubco.

Exclusive Forum

Unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative claim or cause of action brought on behalf of Pubco; (ii) any claim or cause of action for breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders; (iii) any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, arising out of or pursuant to any provision of the DGCL, this Certificate or the Bylaws of Pubco (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of Pubco (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided however that the foregoing shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by Pubco, its officers and Directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

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For more information regarding the Pubco Charter, see the section entitled “Description of Pubco Securities.”

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Closing of the Business Combination

When the Business Combination is completed, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Cayman Companies Act. Certain differences exist between the DGCL and the Cayman Companies Act that will alter certain of the rights of shareholders and affect the powers of the CDAQ Board and management following the Closing of the Business Combination.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, CDAQ may continue to refer to the share owners of CDAQ as “shareholders.”

Provision	Cayman Islands	Delaware

Applicable legislation	The Cayman Companies Act.	General Corporation Law of the State of Delaware.
General Vote Required for Combinations with Interested Stockholders/Shareholders	No similar provision.

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.

Appraisal Rights	Under the Cayman Companies Act and subject to certain exceptions, shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the courts of the Cayman Islands.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

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Provision	Cayman Islands	Delaware

Requirements for Stockholder/Shareholder Approval

Certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Cayman Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Under the CDAQ Memorandum and Articles an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous resolution in writing.

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of governing documents requires the affirmative vote of a majority of outstanding voting power; most other stockholder approvals require a the affirmative vote of a majority of the voting power present and entitled to vote on the matter, provided a quorum is present. The Pubco Charter and Pubco Bylaws follow the statutory provision for stockholder approval.

Requirement for Quorum	The holders of at least one-third of the issued and outstanding shares of the company being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall constitute a quorum.

Quorum is a majority of outstanding voting power unless otherwise set in the governing documents but cannot be less than one-third of shares entitled to vote at the meeting. The Pubco Charter and Pubco Bylaws follow the statutory provision and provide that the holders of a majority of voting power outstanding and entitled to vote constitutes a quorum.

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Provision	Cayman Islands	Delaware

Stockholder/Shareholder Consent to Action Without Meeting

A company’s articles of association may allow shareholders to pass special and ordinary resolutions in writing. Special resolutions passed in writing must be approved by all the members entitled to vote at a general meeting of the company. Ordinary resolutions passed in writing may be approved by such number of shareholders as prescribed by the company’s articles of association. The CDAQ Memorandum and Articles requires an Ordinary Resolution in writing to be adopted unanimously.

Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent. The Pubco Charter prohibits stockholders from acting by written consent and all actions of the stockholders must be taken at an annual or a special meeting.

Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of their memorandum and articles of association, register of mortgages and charges, and any special resolutions). Under Cayman Islands law, the names of an exempted company’s current directors can be obtained from a search conducted at the Registrar of Companies.

Subject to certain requirements, any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by more than the number of votes which have actually been; and those who control the company are perpetrating a “fraud on the minority”).

A stockholder may bring a derivative suit subject to procedural requirements. Delaware is the exclusive forum for such suits as per the Pubco Charter.

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Provision	Cayman Islands	Delaware

Removal of Directors	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, directors may be granted the power to remove a director.

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the voting power held by the shares then entitled to vote at an election of directors, except as follows: (a) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the Pubco Board will be classified after the Closing of the Business Combination, pursuant to the Pubco Charter a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors	Subject to the memorandum and articles of association, the board of directors of a company may increase the size of the board and fill any vacancies.

The number of directors is fixed by, or in the manner provided by, the certificate of incorporation or the by-laws. The by-laws may provide that the board may increase the size of the board and fill any vacancies. The Pubco Charter and the Pubco Bylaws provide the number of directors is determined by resolution of the Pubco Board.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted. The Pubco Charter provides that the Pubco Board is classified.

Fiduciary Duties of Directors

The fiduciary duties of a director of a Cayman Islands exempted company are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

Directors must exercise a duty of care and duty of loyalty, which includes the duty to act in good faith, to the company and its stockholders.

Indemnification of Directors and Officers	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of the director’s own actual fraud or willful default.	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their own actual fraud or willful default.	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

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Regulatory Matters

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Purchaser Merger, which will be filed on behalf of CDAQ with the Registrar of Companies of the Cayman Islands upon the approval of the Merger Proposal and satisfaction of all other conditions not waived by the applicable parties under the Merger Agreement and (ii) filings with the State of Delaware necessary to effectuate the Business Combination, including the Company Merger, which will be filed on behalf of KMC and Company Merger Sub with the Secretary of State of the State of Delaware upon the approval of the Business Combination Proposal, the satisfaction of all other conditions not waived by the applicable parties under the Merger Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CDAQ will be treated as the “acquired” company for financial reporting purposes, and KMC will be the accounting “acquirer.” This determination was primarily based on the assumption that:

● KMC’s stockholders will hold a majority of the voting power of Pubco after the Business Combination;

● The Pubco Board will consist of five board members, four of which will be designated by KMC and one will be designated by CDAQ;

● KMC’s operations will substantially comprise the ongoing operations of Pubco; and

● KMC’s senior management will comprise the senior management of Pubco.

Another determining factor was that CDAQ does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CDAQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

Appraisal Rights

CDAQ Shareholders do not have appraisal rights in connection with the Business Combination or the Company Merger under either the Cayman Companies Act or under the DGCL. CDAQ Shareholders may have appraisal rights or Dissent Rights in connection with the Purchaser Merger under the Cayman Companies Act.

Holders of record of CDAQ Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its CDAQ Ordinary Shares must give written objection to the Purchaser Merger to CDAQ prior to the shareholder vote at the Meeting to approve the Purchaser Merger and follow the procedures set out in Section 238 of the Cayman Companies Act.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the CDAQ Memorandum and Articles, which are discussed above in the section titled “Questions and Answers about the Proposals –– Do I have Redemption Rights?” CDAQ Shareholders who elect to have their Public Shares redeemed in accordance with the CDAQ Memorandum and Articles will not be entitled to exercise statutory dissenter rights under the Cayman Companies Act.

Any CDAQ Shareholder who elects to exercise statutory dissenter rights under the Cayman Companies Act must do so in respect of all of the CDAQ Ordinary Shares that person holds and that person will lose their right to exercise their redemption rights as detailed in the CDAQ Memorandum and Articles. Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Cayman Companies Act.

It is possible that, if shareholders exercise their statutory dissenter rights, the fair value of the CDAQ Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights in accordance with CDAQ Memorandum and Articles as described herein. Shareholders need not vote against any of the proposals at the Meeting in order to exercise their statutory dissenter rights under the Cayman Companies Act.

CDAQ Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice to CDAQ prior to the Meeting and follow the process prescribed in Section 238 of the Cayman Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with CDAQ Memorandum and Articles, which is discussed above in the section titled “Questions and Answers about the Proposals –– How do I exercise my Redemption Rights?”

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At the Effective Time, those Dissenting Shares shall no longer be outstanding and shall automatically be cancelled by virtue of the Mergers, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act and such other rights as are granted by the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Cayman Companies Act shall cease and such CDAQ Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s CDAQ Ordinary Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time the right to receive the Merger Consideration comprising one share of Pubco Common Stock for each CDAQ Ordinary Share, without any interest thereon. As a result, such shareholder will not receive any cash for their CDAQ Ordinary Shares and will become a stockholder of Pubco.

In the event that any holder of CDAQ Ordinary Shares delivers notice of their intention to exercise dissenter rights, the Company and the other parties to the Merger Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Act. Section 239 of the Cayman Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent, provided that the merger consideration constitutes inter alia shares of any company which, at the effective date of the merger, are listed on a national securities exchange. In such circumstances where the exception under Section 239 of the Cayman Companies Act is invoked, no dissenter rights shall be available to CDAQ Shareholders, including those CDAQ Shareholders who have delivered a written objection to the Mergers prior to the Meeting and followed the process prescribed in Section 238 of the Cayman Companies Act in full up to such date, and each such holder’s CDAQ Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration comprising one share of Pubco Common Stock for each CDAQ Ordinary Share, without any interest thereon. Accordingly, CDAQ Shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their CDAQ Ordinary Shares and the certainty provided by the redemption process may be preferable for CDAQ Shareholders wishing to exchange their Public Shares for cash.

Required Vote and Recommendation of the CDAQ Board

The Closing is conditioned on the approval of the Business Combination Proposal at the Meeting. The consummation of the Business Combination will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the CDAQ Shareholders entitled to vote thereon as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

The Sponsor has agreed to vote its CDAQ Ordinary Shares, representing approximately 39.70% of the issued and outstanding CDAQ Ordinary Shares, in favor of the adoption and approval of the Merger Agreement and the Business Combination and each of the CDAQ Shareholder Approval Matters as described below under “The Business Combination — Ancillary Documents –– Sponsor Support Agreement.”

If the Business Combination Proposal is not approved, then the other Proposals (other than the Adjournment Proposal) will not be presented to the CDAQ Shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Compass Digital Acquisition Corp. (“CDAQ”) into an agreement and plan of merger, dated as of January 6, 2026 (and as may be amended or restated from time to time, the “Merger Agreement”), by and among CDAQ, Pubco, the Purchaser Merger Sub, the Company Merger Sub and KMC (each as defined in the Merger Agreement), pursuant to which: (i) Purchaser Merger Sub will merge with and into CDAQ, with the CDAQ continuing as the surviving entity and as a result of which the shareholders of the CDAQ (the “CDAQ Shareholders”) will receive one share of Pubco common stock for each Class A ordinary share of par value US$0.0001 each (or Class A common stock held by such CDAQ Shareholder; and (ii) Company Merger Sub will merge with and into the KMC, with the KMC continuing as the surviving company, and as a result of which the members of the KMC will receive shares of common stock of Pubco in exchange for their membership interests in the Company, and the performance by the CDAQ of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects. All of the transactions contemplated by the Merger Agreement are collectively referred to as the “Business Combination.”

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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The Business Combination

This section describes the material provisions of the Merger Agreement\ but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the Ancillary Documents. The CDAQ Shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. CDAQ does not believe that the disclosure schedules contain information that is material to an investment decision.

The Merger Agreement

General

On January 6, 2026, CDAQ entered into the Merger Agreement with Pubco, Purchaser Merger Sub, Company Merger Sub and KMC, for a proposed Business Combination between CDAQ and KMC. KMC is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States. Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all outstanding KMC Options and KMC Warrants. Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

Merger Consideration

Pursuant to the Merger Agreement, the Merger Consideration to be paid by Pubco to the KMC stockholders (excluding holders of KMC Options and KMC Warrants) at the effective time of the Mergers will be an amount equal to $230.0 million, which will be paid entirely in shares of Pubco Common Stock, with each share valued at $10.00 per share. Each KMC stockholder will receive a number of shares of Pubco Common Stock equal to the result of dividing the “Per Share Price” (as defined in the Merger Agreement) by $10.00. No fractional shares of Pubco Common Stock will be issued, instead the number of shares issued to each recipient will be rounded up to the nearest whole share. Outstanding KMC Options and KMC Warrants will be assumed by Pubco and converted into options and warrants to acquire shares of Pubco Common Stock with the same terms as the existing KMC Options and KMC Warrants, except that the exercise price and number of shares will be adjusted based on the conversion ratio of KMC Common Stock to Pubco Common Stock. The shares of Pubco Common Stock issued as Merger Consideration and the Pubco options and warrants that are issued following the assumption of KMC Options and KMC Warrants by Pubco are not subject to any contractual post-Closing lock-up or transfer restrictions.

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Representations and Warranties

The Merger Agreement contains customary representations and warranties of CDAQ, Pubco, the Merger Subs and KMC as of the date of the Merger Agreement or other specified dates solely for the benefit of certain of the parties to the Merger Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. “Material Adverse Effect” as used in the Merger Agreement means, in short, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the Transactions, in each case subject to certain customary exceptions. Certain of the representations are also subject to specified exceptions and qualifications contained in information provided pursuant to certain disclosure schedules to the Merger Agreement.

In the Merger Agreement, CDAQ made certain customary representations and warranties to KMC as of the date of the Merger Agreement and as of the Closing of the Business Combination, including, among others, with respect to (i) corporate organization, qualification to do business and good standing, (ii) authorization to enter into and be bound by the Merger Agreement and to complete the contemplated Transactions, (iii) governmental approvals and consents necessary in connection with the Business Combination, (iv) absence of conflicts with organizational documents, applicable laws and CDAQ material contracts as a result of entering into the Merger Agreement or consummating the Business Combination, (v) capitalization, (vi) proper filing of documents with the SEC and accuracy of CDAQ financial statements, (vii) absence of certain changes, (viii) compliance with laws, (ix) actions, orders and permits, (x) taxes and returns, (xi) employees and employee benefit plans, (xii) properties, (xiii) material contracts, (xiv) transactions with affiliates, (xv) the Investment Company Act, (xvi) finders and brokers, (xvii) CDAQ activities since its incorporation, (xviii) certain business practices of CDAQ, (xix) insurance, (xx) independent investigation, (xxi) accuracy of information supplied and (xxii) the Trust Account.

In the Merger Agreement, Pubco and the Merger Subs made certain customary representations and warranties to KMC, including, among others, with respect to (i) corporate organization, qualification to do business and good standing, (ii) authorization to enter into and be bound by the Merger Agreement and to complete the contemplated Transactions, (iii) governmental approvals and consents necessary in connection with the Business Combination, (iv) absence of conflicts with organizational documents, applicable laws and material contracts of the applicable party as a result of entering into the Merger Agreement or consummating the Business Combination, (v) capitalization, (vi) ownership of Pubco Common Stock, (vii) Pubco and Merger Subs activities, (viii) finders and brokers and (ix) the Investment Company Act.

In the Merger Agreement, KMC made certain customary representations and warranties to CDAQ, as of the date of the Merger Agreement and as of the Closing, including, among others, with respect to (i) corporate organization, qualification to do business and good standing, (ii) authorization to enter into and be bound by the Merger Agreement and to complete the contemplated Transactions, (iii) capitalization, (iv) subsidiaries, (v) government approvals and consents necessary in connection with the Business Combination, (vi) non-contravention, (vii) financial statements, (viii) absence of certain changes, (ix) compliance with laws, (x) KMC’s permits, (xi) litigation, (xii) material contracts of KMC, (xiii) intellectual property, (xiv) taxes and returns, (xv) real property, (xvi) personal property, (xvii) title to and sufficiency of assets, (xviii) employment matters, including the representation that KMC has no employees and operates through independent contractors, (xix) benefit plans, (xx) environmental matters, (xxi) mining and desalination, including representations regarding the validity and good standing of certain Chilean mining concessions, and the necessary maritime concessions and permits for certain desalination facilities, (xxii) transactions with related persons, (xxiii) insurance, (xxiv) books and records, (xxv) certain business practices, (xxvi) the Investment Company Act, (xxvii) finders and brokers, (xxviii) independent investigation and (xxix) accuracy of information supplied.

Each party’s representations, warranties and pre-Closing covenants contained in the Merger Agreement do not survive the Closing, and no party has any post-Closing indemnification obligations. Only the covenants and agreements of the parties to be performed after the Closing will survive the Closing, with such covenants and agreements surviving until fully performed. The Merger Agreement does not permit recourse against anyone other than the parties to the Merger Agreement.

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Covenants

As described in further detail below, the Merger Agreement also contains certain covenants of the parties, which do not survive the Closing (other than those that are to be performed after the Closing). Certain of the covenants are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Conduct of Business Prior to Closing by KMC

During the Interim Period, KMC agreed to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) comply with all applicable laws applicable to it, its businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

In addition, during the Interim Period, KMC agreed not to and to cause its subsidiaries not to, without the prior written consent of CDAQ:

●	except as required to give effect to the transactions contemplated by the Merger Agreement and internal business reorganizations, amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, in each case other than in connection with (A) the grant of any equity awards to employees or other service providers of KMC or any of its subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance of equity securities in connection with the exercise of any warrants previously issued by KMC prior to the date thereof or (C) the issuance or sale by KMC of any equity or equity linked securities of KMC;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities; provided that KMC shall be permitted to effect one reverse stock split within the ratio of 1-for-2 to 1-for-20, as determined by KMC’s board of directors;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $100,000 individually or $500,000 in the aggregate;

●	increase the compensation of its independent contractors, consultants and directors other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any independent contractor, consultant or director, or materially increase other benefits of independent contractors, consultants or directors generally, or enter into or establish any benefit plan with, for or in respect of any current independent contractor, consultant or director, in each case other than as required by applicable law or in the ordinary course of business consistent with past practice;

●	make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with U.S. GAAP;

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●	transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of KMC’s registered intellectual property set forth in the schedules to the Merger Agreement, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

●	terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a KMC material contract, in any case outside of the ordinary course of business consistent with past practice, other than entering into amendments to certain of the KMC Warrants to purchase KMC Common Stock to lower the exercise price of such KMC Warrants from $0.45 per share to $0.15 per share;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP and after consulting with KMC’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, KMC, its subsidiaries or their respective affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the KMC’s financial statements;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

●	close or materially reduce its activities, or effect any layoff or personnel reduction or change, at any of its facilities;

●	make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a KMC material contract;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than KMC’s desalination plant;

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of KMC;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person;

●	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment for the Transactions; or

●	authorize or agree to do any of the foregoing actions.

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Conduct of Business Prior to Closing by CDAQ, Pubco and the Merger Subs

During the Interim Period, CDAQ, Pubco, and the Merger Subs agreed to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all laws applicable to them and their respective businesses, assets and employees and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of its respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding the foregoing, CDAQ may, without prior written consent of any other party, extend the deadline by which it must complete its initial business combination by way of an amendment of the CDAQ Memorandum and Articles.

In addition, during the Interim Period, CDAQ, Pubco and the Merger Subs agreed not to, without the prior written consent of KMC:

●	amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (provided, that this covenant shall not prevent CDAQ from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (including the consummation of any Transaction Financing and the costs and expenses necessary for an extension, up to aggregate additional indebtedness during the Interim Period of $1,500,000.

●	make or rescind any material election relating to material taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	amend, waive or otherwise change the Trust Agreement in any manner adverse to CDAQ;

●	terminate, waive or assign any material right under any CDAQ material contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting CDAQ’s outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, CDAQ or its subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in CDAQ’s financial statements;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a contract in existence as of the date of the Merger Agreement or entered into in the ordinary course of business or in accordance with the terms of the Merger Agreement during the Interim Period;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of securities of CDAQ;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

●	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment for the Transactions; or

●	authorize or agree to do any of the foregoing actions.

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No Solicitation

During the Interim Period, each party is subject to a customary “no-shop” covenant, pursuant to which such party may not, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Merger Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, or (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party is a party. Each party, is also required to promptly notify the other parties of any unsolicited acquisition proposals and any requests for non-public information relating to such party or its affiliates in connection with any acquisition proposal, and to terminate any related discussions.

Registration Statement

CDAQ, Pubco and KMC agreed (i) to prepare and file this Registration Statement with the SEC to register the Pubco securities to be issued in replacement of CDAQ and KMC securities, (ii) that the Registration Statement will include a proxy statement for soliciting proxies from CDAQ Shareholders to vote in the Proposals at the Meeting, and (iii) a CDAQ proxy statement that will be contained therein for the purpose of soliciting proxies from CDAQ shareholders for the matters to be acted upon at a shareholders meeting to be called for CDAQ Shareholders to vote on, among other matters, the Merger Agreement and the Transactions, and CDAQ will call such shareholders meeting within 30 days after the Registration Statement has become effective. The CDAQ Board will be required to include in the Registration Statement its recommendation that CDAQ Shareholders approve the Merger Agreement and the Transactions and related matters (the “CDAQ Board Recommendation”).

CDAQ agreed that the CDAQ Board will not change, withdraw, withhold, qualify or modify its recommendation to the CDAQ Shareholders that they vote in favor of the CDAQ Shareholder Approval Matters (“Change in Recommendation”), unless the CDAQ Board determines in good faith, after consultation with its outside counsel, that such Change in Recommendation is required by the CDAQ Board’s fiduciary duties under applicable law. In order to make such Change in Recommendation, the CDAQ Board must (i) provide written notice to CDAQ (the “Recommendation Change Notice”) that it is prepared to make a Change in Recommendation at least ten (10) days prior to taking such action, which notice shall specify the basis for why a failure to make an Change in Recommendation would constitute a breach of its fiduciary duties to CDAQ and its shareholders under applicable law, (ii) during the ten (10) day period after delivery of the Recommendation Change Notice, CDAQ shall negotiate in good faith with KMC regarding any revisions or adjustments to the Merger Agreement that KMC proposes to make as would enable the CDAQ Board to reaffirm the CDAQ Board Recommendation and not make such Change in Recommendation and (iii) at the end of such ten (10) day period and taking into account any changes to the terms of the Merger Agreement committed to in a binding written offer by KMC, the CDAQ Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to CDAQ and CDAQ shareholders under applicable Law.

Pubco Board of Directors

The parties agreed to take all necessary actions to ensure that the Pubco Board, effective as of Closing, consists of five (5) directors, to be comprised of as follows: (i) one (1) director designated, prior to Closing, by CDAQ, and (ii) four (4) directors designated, prior to Closing, by KMC, one of whom will have served as the President and Chief Executive Officer of KMC prior to the Closing and will also serve as the Chairman of the Pubco Board. A majority of the members of the Pubco Board following the Closing will qualify as independent directors under the Nasdaq Listing Rules and any other independence criterial by applicable law. The Pubco Board will be a classified board with three (3) classes of directors serving staggered three-year terms, with the composition of each class determined prior to the Closing, subject to applicable securities exchange requirements.

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Transaction Financings

The Merger Agreement provides that KMC, CDAQ and Pubco shall use their commercially reasonable efforts to enter into financing agreements (“Financing Agreements”) for Transaction Financings for gross proceeds sufficient to meet the Minimum Cash Condition on such terms and structuring, and using such strategy, placement agents and approach, as CDAQ and KMC shall mutually agree. KMC, CDAQ and Pubco agree to reasonably cooperate in connection such Financing Agreements (including having KMC’s senior management participate in investor meetings as reasonably requested), and further agreed not to (i) reduce the committed investment amount to be received by CDAQ, KMC or Pubco under any Financing Agreement or reduce or impair the rights of CDAQ, KMC or Pubco under any Financing Agreement or (ii) permit any amendment, modification, or waiver of any provision or remedy under, or replace any of the Financing Agreements.

Other Covenants

In addition to customary covenants regarding no trading, notification of certain matters, efforts, access and information, confidential information and public announcements, D&O indemnification, CDAQ public filings, tax matters, use of Trust Account proceeds and other customary covenants, the parties agreed to the following covenants:

●	KMC will deliver to CDAQ certain financial statements by their delivery date set forth in the Merger Agreement.

●	KMC to call a stockholders meeting as soon as practicable after the Registration Statement has become effective and use its reasonable best efforts to secure the required stockholder approval, including enforcing the Voting Agreements.

●	Pubco will adopt an equity incentive plan at Closing reserving shares equal to 15% of its outstanding common stock immediately after the Closing, and will file and maintain the effectiveness of a registration statement on Form S-8 covering shares issuable under the plan as soon as practicable when available.

●	KMC will use its reasonable best efforts to cause certain specified individuals to enter into new employment agreements, effective as of the Closing, with Pubco in form and substance reasonably acceptable to KMC and CDAQ.

●	CDAQ will use commercially reasonable efforts to cause the insiders, including the Legacy Sponsor and other holders of CDAQ founder shares, to execute joinders to be bound by the Second Letter Agreement Amendment.

●	Immediately prior to the Closing, CDAQ will issue CDAQ Class A Ordinary Shares to Polar, pursuant to the Polar Subscription Agreement, which such shares will not be eligible for redemption (the “Polar Shares”). At the Closing, CDAQ and Pubco will pay the amounts owed to Polar under the Polar Subscription Agreement, and the parties will use commercially reasonable efforts to register the Polar Shares pursuant to the Registration Statement or, if not registered therein, through a post-Closing registration statement.

Conditions to Closing

The Merger Agreement is subject to customary closing conditions, including (i) receipt of CDAQ shareholder approval, (ii) receipt of approval by KMC’s stockholders of the Merger Agreement and Ancillary Agreements, (iii) completion of any antitrust expiration periods, as applicable, (iv) receipt of any specified third party and governmental authority consents, (v) no law or order preventing the Transactions, (vi) appointment of Pubco Board members at Closing, (vii) that the Registration Statement will have been declared effective by the SEC, (viii) the Minimum Cash Condition having been met at Closing, after giving effect to Trust Account redemptions, Transaction Financing proceeds and payment of CDAQ expenses and liabilities and up to $1.0 million in KMC transaction expenses, (ix) Pubco will have amended and restated its organizational documents in substantially the form attached to the Merger Agreement, (x) the Pubco Common Stock having been approved for listing on either Nasdaq Capital Market or NYSE American, as mutually determined by CDAQ and KMC, (xi) the amended Pubco organizational documents being in full force and effective, (xii) CDAQ’s fulfilment of its obligations, including accuracy of CDAQ, Pubco and Merger Subs’ representations and warranties, compliance with pre-Closing covenants, no Material Adverse Effect on CDAQ which is continuing and uncured, and effectiveness and/or delivery of certain specified ancillary documents and customary closing certificates and (xiii) KMC’s fulfilment of its obligations, including accuracy of KMC’s representations and warranties, compliance with pre-Closing covenants, no Material Adverse Effect on KMC which is continuing and uncured, and effectiveness and/or delivery of certain specified ancillary documents and customary closing certificates.

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Termination and Effects of Termination

The Merger Agreement contains certain termination rights for different parties. If the Merger Agreement is validly terminated pursuant to the following grounds, the Merger Agreement will become void without any liability on the part of any of the parties thereto or their respective representatives except in the case of willful breach of the Merger Agreement or the fraud of a party thereto. However, confidentiality, waiver of claims against the Trust Account and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.

Mutual Termination Rights

The Merger Agreement may be terminated and the Business Combination may be abandoned by:

●	mutual written consent of CDAQ and KMC;

●	either CDAQ or KMC if the closing conditions are not satisfied or waived by the Outside Date (provided, that if CDAQ seeks and obtains an extension, CDAQ shall have the right by providing written notice thereof to KMC to extend the Outside Date for an additional period equal to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for CDAQ to consummate its Business Combination pursuant to such extension and (iii) such period as determined by CDAQ); provided, however, the right to terminate the Merger Agreement shall not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

●	either CDAQ or KMC if a final, non-appealable order is issued by a governmental authority permanently restraining, enjoining or otherwise prohibiting the Business Combination; or

●	either CDAQ or KMC if the Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the CDAQ Shareholders have duly voted, and the required CDAQ Shareholder approval was not obtained.

CDAQ’s Termination Rights

The Merger Agreement may be terminated and the Business Combination may be abandoned by CDAQ:

●	if subject to certain limitations, KMC has materially breached any of its representations, warranties, covenants or agreements or if any representation or warranty of KMC has become materially untrue or materially inaccurate and such breach or inaccuracy is incapable of being cured or is not cured within the timeframe described under the Merger Agreement;

●	upon the occurrence of a Material Adverse Effect of KMC; or

●	upon the failure of KMC to deliver certain required financial statements by their delivery date set forth in the Merger Agreement.

KMC’s Termination Rights

The Merger Agreement may be terminated and the Business Combination may be abandoned by KMC:

●	if, prior to obtaining the required CDAQ Shareholder approval, the CDAQ Board makes a Change in Recommendation and has not rescinded such Change in Recommendation and reaffirmed the CDAQ Board Recommendation prior to such termination; or

●	upon the occurrence of a Material Adverse Effect of CDAQ.

Fees and Expenses

The fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, CDAQ and KMC have each agreed to be responsible for fifty percent (50%) of any fees, costs and expenses paid or payable as a result of or in connection with or arising from (i) the filing of this Registration Statement, (ii) submitting an application to the Nasdaq Capital Market or NYSE American for the registration of the Pubco Common Stock and/or Pubco Warrants or other regulatory filing fees (the “Regulatory Expenses”). There is no termination fee, however, if the Merger Agreement is terminated due to the other party’s material breach, the non-terminating party will bear 100% of the Regulatory Expenses.

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Trust Account Waiver

KMC has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in CDAQ’s Trust Account (including any distributions therefrom) held for CDAQ’s public shareholders. KMC further agreed not to assert, and waived any right to assert, any claim against the Trust Account (including any distributions therefrom).

Governing Law and Jurisdiction

The Merger Agreement is governed by Delaware law, without giving effect to the conflict of laws principles. All actions arising out of or relating to the Merger Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court) (or in any appellate court thereof).

Ancillary Documents

The foregoing descriptions of the Merger Agreement and the Ancillary Documents are qualified in their entirety by reference to the full texts or respective forms of each of the Merger Agreement and the Ancillary Documents, copies of which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part.

Voting Agreement

Simultaneously with the execution of the Merger Agreement, certain KMC stockholders that are insiders, or affiliates of insiders, KMC and CDAQ entered into Voting Agreements, pursuant to which, among other things, each KMC stockholder party thereto agreed (a) to support and vote in favor of the adoption of the Merger Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their equity interests in KMC (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Voting Agreements cover approximately 20.75% of KMC’s outstanding voting securities as of the date of the Merger Agreement.

Sponsor Letter Agreement

Simultaneously with the execution of the Merger Agreement, CDAQ, KMC and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed to (i) vote all of its CDAQ Class A Ordinary Shares and its CDAQ Class B Ordinary Shares in favor of the Merger Agreement and the Transactions, (ii) waive certain of its anti-dilution protections on its Class B Ordinary Shares, and (iii) convert at the Closing all amounts outstanding under the Sponsor Loan Note into CDAQ Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of the CDAQ Class A Ordinary Shares to the Sponsor, the Sponsor Loan Note shall be deemed satisfied in full.

Second Letter Agreement Amendment

Simultaneously with the execution of the Merger Agreement, Pubco, CDAQ, the Sponsor and certain other CDAQ officers and directors entered into the Second Letter Agreement Amendment. Pursuant to the Merger Agreement, CDAQ has agreed to use its commercially reasonable efforts to cause the Legacy Sponsor and certain other holders of CDAQ Class B Ordinary Shares to enter into the Second Letter Agreement Amendment by executing joinder agreements thereto. The Second Letter Agreement Amendment (i) adds Pubco as a party to the Letter Agreement and (ii) amends the terms of the lock-up set forth in the Letter Agreement to be consistent with the lack of a contractual lock-up on the Pubco securities issued to KMC stockholders in the Company Merger, such that effective upon Closing, the post-Closing lock-up provisions are deleted in their entirety and any post-Closing lock-up with respect to any Pubco securities owned by any party thereto will be eliminated. On January 13, 2026, the Legacy Sponsor executed a joinder to the Second Letter Agreement Amendment.

Seller Registration Rights Agreement

Prior to the Closing, Pubco and certain KMC stockholders who are reasonably expected to be an executive officer, director and/or affiliate of Pubco immediately after the Closing will enter into the Seller Registration Rights Agreement, pursuant to which each KMC stockholder party thereto will be granted substantially the same priorities and registration rights as the Sponsor and other holders or registrable securities under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment).

Founder Registration Rights Agreement Amendment

Prior to the Closing, Pubco, CDAQ, the Sponsor, the Legacy Sponsor and the other holders of registrable securities under the Founder Registration Rights Agreement will enter into the Founder Registration Rights Agreement Amendment, pursuant to which Pubco will assume the registration obligations of CDAQ under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock in lieu of CDAQ ordinary shares, and the Sponsor, the Legacy Sponsor and the other holders of registrable securities parties thereto will have substantially the same priorities and registration rights as the KMC stockholders under the Seller Registration Rights Agreement.

The foregoing descriptions of the Merger Agreement and the Ancillary Documents are qualified in their entirety by reference to the full texts or respective forms of each of the Merger Agreement and the Ancillary Documents, copies of which are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part.

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PROPOSAL 2: The MERGER Proposal

Overview

In connection with the Business Combination, CDAQ Shareholders are being asked to approve and to adopt by a special resolution the Plan of Merger, substantially in the form attached to this proxy statement/prospectus as Annex B.

The Merger Proposal, if approved, will authorize the Purchaser Merger and the Plan of Merger. Under the Merger Agreement, the approval of the Plan of Merger is a condition to the Closing of the Business Combination, and vice versa. Pursuant to the Cayman Companies Act, the Plan of Merger is required to be approved by special resolution, and is required to implement the Business Combination.

Required Vote and Recommendation of the CDAQ Board

The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being a resolution passed by a majority of bot less than two thirds of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Pubco Charter Proposal. The adoption of the Merger Proposal is conditioned upon the adoption of the Business Combination Proposal.

The Sponsor has agreed to vote its CDAQ Ordinary Shares in favor of the adoption and approval of the Merger Agreement and the Business Combination and each of the Purchaser Shareholder Approval Matters as described above under “The Business Combination — Ancillary Documents — Sponsor Letter Agreement.”

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Plan of Merger, by and among Compass Digital Acquisition Corp. (“CDAQ”) and Titan SPAC Merger Sub Corp. (“Purchaser Merger Sub”), substantially in the form attached to the proxy statement/prospectus as Annex B (including the annexures thereto, the “Plan of Merger”) be and is hereby authorized, approved and confirmed in all respects, that the merger of Purchaser Merger Sub with and into CDAQ with CDAQ surviving the merger as a whole owned subsidiary of Titan Holdings Corp. be and is hereby authorized, approved and confirmed in all respects and all the undertaking, property and liability of Purchaser Merger Sub vest in CDAQ by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands, and that CDAQ be and is hereby authorized to enter into the Plan of Merger.”

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the Proposals. In addition, CDAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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PROPOSAL 3: The Pubco Charter Proposal

Overview

In connection with the Business Combination, CDAQ Shareholders are being asked to approve and to adopt by an ordinary resolution the Pubco Charter and the Pubco Bylaws, substantially in the form attached to this proxy statement/prospectus as Annexes C and D, respectively. All CDAQ Shareholders are encouraged to read the Proposed Organizational Documents in their entirety.

Reasons for the Adoption of the Proposed Organizational Documents

If the Business Combination is to be consummated, Pubco will adopt the Proposed Organizational Documents, substantially in the form attached to this proxy statement/prospectus, which are necessary to adequately address the needs of Pubco following the Closing. A discussion of the material provisions contained in the Proposed Organizational Documents, including its material differences with the CDAQ Memorandum and Articles, is set forth in the section entitled “The Organizational Documents Proposals.”

Required Vote and Recommendation of the CDAQ Board

The approval of the Pubco Charter Proposal does not require the passing of a resolution under the CDAQ Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CDAQ Board is asking CDAQ Shareholders to approve the Pubco Charter Proposal by an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Pubco Charter Proposal. The adoption of the Pubco Charter Proposal is conditioned upon the adoption of the Business Combination Proposal.

The Sponsor has agreed to vote its CDAQ Ordinary Shares in favor of the adoption and approval of the Merger Agreement and the Business Combination and each of the Purchaser Shareholder Approval Matters as described above under “The Business Combination — Ancillary Documents — Sponsor Letter Agreement.”

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the amended and restated certificate of incorporation of Pubco, in the form appended to the proxy statement/prospectus as Annex C (the “Pubco Charter”), and the amended and restated bylaws of Pubco, in the form appended to the proxy statement/prospectus as Annex D (the “Pubco Bylaws”), including the differences between the CDAQ Memorandum and Articles and the Pubco Charter and Pubco Bylaws, such differences including, without limitation, (i) the absence of the specific provisions relating to CDAQ as a blank check company included in the CDAQ Memorandum and Articles in the Pubco Charter and Pubco Bylaws, (ii) the differences in the authorized share capital of CDAQ set out in the CDAQ Memorandum and Articles and the authorized share capital of Pubco in the Pubco Charter, (iii) the differences in board classification between the CDAQ Memorandum and Articles and the Pubco Charter and the Pubco Bylaws, (iv) the differences in shareholder meeting requirements and written consent procedures between the CDAQ Memorandum and Articles and the Pubco Charter and Pubco Bylaws, and (vi) the differences in name, purpose and duration of existence between the CDAQ Memorandum and Articles and the Pubco Charter and Pubco Bylaws, be confirmed, ratified and approved.”

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the Proposals. In addition, CDAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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PROPOSAL 4: The Organizational Documents PROPOSALS

Overview

As required by SEC guidance requiring that CDAQ Shareholders have the opportunity to present their views on important corporate governance provisions, CDAQ is requesting that CDAQ Shareholders vote upon, on a non-binding advisory basis, seven proposals, by ordinary resolutions, to approve certain governance provisions in the Proposed Organizational Documents, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Delaware law. Accordingly, the CDAQ Shareholder votes regarding the Organizational Documents Proposals are advisory votes and are not binding on CDAQ or the CDAQ Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals, the Pubco Charter will take effect upon the Closing.

The seven Organizational Documents Proposals that CDAQ is asking CDAQ Shareholders to approve in connection with the Business Combination consist of approving the following material differences between CDAQ Memorandum and Articles and the Proposal Organizational Documents, each of which would be effected by the filing of the Pubco Charter with the Secretary of State of the State of Delaware: (i) Proposal 4A —  to approve the provision in the Pubco Charter authorizing the issuance of up to 300,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share; (ii) Proposal 4B — to require the vote of at least 66 2⁄3% of the voting power of the outstanding shares of capital stock, rather than a simple majority, to amend or repeal certain provisions of the Pubco Charter; (iii) Proposal 4C — to eliminate any provisions relating to Pubco’s ongoing existence and to make Pubco’s existence perpetual; (iv) Proposal 4D — to remove certain provisions related to CDAQ’s status as a special purpose acquisition company; (v) Proposal 4E — to provide the sole and exclusive forum for the resolution of certain stockholder litigation; (iii) Proposal 4F  — to prohibit stockholder action by written consent; and (viii) Proposal 4G — to permit stockholders to remove a director from office only for cause.

The tables contained under each of Proposals 4A to 4G below set forth a summary of the material differences between CDAQ Memorandum and Articles and the Proposed Organizational Documents, as well as the reasons for proposing each of these amendments. These summaries are qualified by reference to the complete text of the Proposed Organizational Documents. The Pubco Charter and the Pubco Bylaws are attached to this proxy statement/prospectus as Annexes C and D, respectively. All stockholders are encouraged to read the Pubco Charter and the Pubco Bylaws in their entirety for a more complete description of its terms.

Proposal 4A — Authorized Capital Stock

This proposal is to approve the provision in the Pubco Charter authorizing the issuance of up to 300,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
Authorized Capital Stock	The share capital of CDAQ is US $22,100 divided into 200,000,000 CDAQ Class A Ordinary Shares of a par value of US $0.0001 each, 20,000,000 CDAQ Class B Ordinary Shares of a par value of US $0.0001 each and 1,000,000 preference shares of a par value of US $0.0001 each.	The Pubco Charter will have 300,000,000 authorized shares of capital stock, consisting of (i) 250,000,000 shares of Pubco Common Stock and (ii) 50,000,000 shares of Pubco preferred stock.	This revision is desirable because it provides for the authorization of a number of shares of Pubco Common Stock necessary to consummate the Business Combination including, without limitation, the Transaction Financings and also provides flexibility for future issuances of Pubco Common Stock if determined by the Pubco Board from time to time to be in the best interests of Pubco without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future equity incentive plans, pursuant to which Pubco may provide equity incentives to employees, officers and directors.

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Proposal 4B — A Supermajority Vote to Amend Certificate of Incorporation

This proposal is to approve the provisions of the Pubco Charter requiring the vote of at least 66 2⁄3% of the voting power of the outstanding shares of capital stock, rather than a simple majority to amend or repeal certain provisions of the Pubco Charter.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
A Supermajority Vote to Amend Certificate of Incorporation	Subject to the Cayman Companies Act, CDAQ may by Special Resolution alter or amend the CDAQ Memorandum and Articles in whole or in part. Prior to the closing of a business combination, only the holders of the CDAQ Class B Ordinary Shares shall carry the right to vote on a Special Resolution for the purposes of amending the CDAQ Memorandum and Articles in accordance with a continuation of CDAQ out of the Cayman Islands.

Amendments to certain provisions of the Pubco Charter will require the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the outstanding capital stock of Pubco to be effective. The following provisions require a 66  2⁄3% supermajority vote to be amended:

●     the provisions regarding stockholder action by written consent;

●      the provisions regarding calling special meetings of stockholders;

●     the provisions regarding advance notice of stockholder nominations and cumulative voting;

●     the provisions providing for a classified board of directors (the election and term of Pubco’s directors);

●     the provisions regarding resignation and removal of directors;

●     the provisions regarding filling vacancies on Pubco’s Board and newly created directorships;

●     the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

●     the indemnification provision;

●     the provisions regarding amending Pubco’s Bylaws;

●     the provisions requiring exclusive forum in Delaware for certain stockholder litigation; and

●     the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

This revision is desirable because the CDAQ Board believes that it is important to require a supermajority vote to amend certain key provisions of the Pubco Charter and Pubco Bylaws to promote stability and encourage any person seeking control of Pubco to negotiate with the Pubco Board to reach terms that are appropriate for all stockholders.

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Proposal 4C — Duration of Existence

This proposal is to approve the removal of certain provisions relating to Pubco’s ongoing existence and to make Pubco’s existence perpetual.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
Duration of Existence	The CDAQ Memorandum and Articles provides that in the event CDAQ does not consummate an initial business combination within the specified period of time contained in the CDAQ Memorandum and Articles, CDAQ shall cease all operations except for the purpose of winding up. CDAQ has twenty-four (24) months from the closing date of the CDAQ IPO to consummate an initial business combination.	The Pubco Charter retains the default of perpetual existence under the DGCL.	This revision is desirable because adopting the default perpetual existence under the DGCL allows Pubco to preserve flexibility to engage in any lawful business activities permitted under the laws of the State of Delaware, thereby allowing Pubco to adapt to changing business opportunities and regulatory environments.

Proposal 4D — Removal of Special Purpose Acquisition Company Provisions

This proposal is to approve the removal of certain provisions relating to CDAQ’s status as a special purpose acquisition company.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
Provisions Specific to Special Purpose Acquisition Companies	The CDAQ Memorandum and Articles sets forth sets various provisions related to its operations as a special purpose acquisition company prior to the consummation of an initial business combination.	The Pubco Charter does not include these special purpose acquisition company provisions because, upon consummation of the Business Combination, Pubco will not be a special purpose acquisition company. In addition, the provisions requiring that the proceeds from CDAQ’s IPO be held in a trust account until a business combination or liquidation of CDAQ and the terms governing CDAQ’s consummation of a proposed business combination will not be applicable to Pubco following consummation of the Business Combination.	This revision is desirable because it eliminates provisions specific to CDAQ’s status as a blank check company which will serve no purpose following the Business Combination.

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Proposal 4E — Exclusive Forum

This proposal is to expressly consent to the selection of Delaware as the sole and exclusive forum for the resolution of certain stockholder litigation and the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
Exclusive Forum	The CDAQ Memorandum and Articles do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The proposed Pubco Charter will expressly provide that the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for

●     any derivative claim or cause of action brought on behalf of Pubco;

●     any claim or cause of action for breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders;

●     any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, arising out of or pursuant to any provision of the DGCL, the Pubco Charter or the Pubco Bylaws;

●     any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Pubco Charter or the Pubco Bylaws;

●     any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

●     any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; and

provided, however, that the exclusive forum provision described above will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Pubco Charter and the Pubco Bylaws, however, provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This revision is desirable because having the forum selection provision allows for (i) the consolidation of multi-jurisdiction litigation, (ii) avoidance of state court forum shopping and (iii) provides efficiencies in managing the procedural aspects of securities litigation.

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Proposal 4F — Stockholder Action by Written Consent

This proposal is to approve the provisions in the proposed Pubco Charter prohibiting stockholders of Pubco from acting by written consent.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
Stockholder Action by Written Consent	The CDAQ Memorandum and Articles contains no limitations on the ability to take shareholder action by written consent.	The Pubco Charter will provide that no action may be taken or effected by a written consent of stockholders in lieu of an annual or special meeting.	This revision is desirable because permitting action at a meeting (whether the annual meeting or a special meeting) is a fairer process than the action by written consent process as it provides all stockholders the opportunity to participate and vote. Meetings are held at a time, date and venue announced publicly in advance, and all stockholders receive prior notice of the meeting and are invited to attend the meeting and make their views known. Approval of proposals at a stockholder meeting ensures that proposals are widely disseminated to stockholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the SEC. If a meeting is convened, the board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to stockholders. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies. Such procedural protections provide all stockholders the opportunity to fully consider, discuss and deliberate the merits of a proposed action prior to voting.

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Proposal 4G — Removal of Directors

This proposal is to approve the provisions in the proposed Pubco Charter permitting stockholders to remove a director from office only for cause.

	CDAQ Memorandum and Articles	Proposed Organizational Documents	Reasons for the Proposed Change
Removal of Directors	The CDAQ Memorandum and Articles provide that (i) prior to the consummation of a Business Combination, the Company may by Ordinary Resolution of the holders of the CDAQ Class B Ordinary Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the CDAQ Class B Ordinary Shares remove any director; and (ii) after the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director. The CDAQ Memorandum and Articles and Cayman Islands law do note require cause for shareholders to remove a director.	The Pubco Charter will provide that directors may only be removed for cause.	This revision is desirable because it reduces the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Pubco Board without showing that such directors have acted in a manner amounting to a show of cause. These changes will enhance the likelihood of continuity and stability in the composition of the Pubco Board, avoid costly takeover battles, reduce the Pubco Board’s vulnerability to a hostile change of control and enhance the ability of the Pubco Board to maximize stockholder value in connection with any unsolicited offer to acquire Pubco.

The following is a summary of the key changes effected by the Pubco Charter, but this summary is qualified in its entirety by reference to the full text of the Pubco Charter, a copy of which is included as Annex C:

●	authorize the issuance of up to 300,000,000 shares, consisting of 250,000,000 shares of Pubco Common Stock, and 50,000,000 shares of Pubco preferred stock;

●	provide that any vote to amend or repeal Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII (Amendment of Bylaws), Article IX (Exclusive Forum ) and Article X (Amendment of Certificate of Incorporation) of the Pubco Charter shall require a vote of not less than 66 2/3% of the outstanding shares of capital stock entitled to vote on such amendment or repeal;

●	make Pubco’s existence the default under the DGCL which will make Pubco’s existence perpetual;

●	provide that the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, be the sole and exclusive forum for certain stockholder litigation and the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act;

●	delete the provisions under CDAQ Memorandum and Articles relating to CDAQ’s status as a blank check company, which will serve no purpose following the Business Combination;

●	provide that no action may be taken or effected by a written consent of stockholders in lieu of an annual or special meeting; and

●	provide that directors may only be removed for cause.

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Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. CDAQ Board’s reasons for proposing each of these provisions to the Pubco Charter are set forth below.

●	Approve Pubco’s authorized shares of capital stock. The Pubco Charter provides for a number of authorized shares of capital stock necessary to consummate the Business Combination including, without limitation, the Transaction Financings and also provides flexibility for future issuances of Pubco Common Stock if determined by the Pubco Board from time to time to be in the best interests of Pubco without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future equity incentive plans, pursuant to which Pubco may provide equity incentives to employees, officers and directors.

●	Increasing the vote required to amend certain provisions of the Pubco Charter. The CDAQ Board believes that it is important to require a supermajority vote to amend certain key provisions of the Pubco Charter to promote stability and encourage any person seeking control of Pubco to negotiate with the Pubco Board to reach terms that are appropriate for all stockholders.

●	Providing for Pubco’s perpetual existence. The Pubco Charter will make Pubco’s existence perpetual which allows Pubco to preserve flexibility to engage in any lawful business activities permitted under the laws of the State of Delaware, thereby allowing Pubco to adapt to changing business opportunities and regulatory environments.

●	Removal of Special Purpose Acquisition Company Provisions. The proposed Pubco Charter eliminates provisions specific to CDAQ’s status as a blank check company which will serve no purpose following the Business Combination.

●	Providing that the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom as the sole and exclusive forum for certain stockholder litigation and the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. The CDAQ Board believes that having the federal forum selection provision allows for (i) the consolidation of multi-jurisdiction litigation, (ii) avoidance of state court forum shopping and (iii) provides efficiencies in managing the procedural aspects of stockholder litigation.

●	Providing that no action may be taken or effected by a written consent of stockholders in lieu of an annual or special meeting. The CDAQ Board believes that permitting action at a meeting (whether the annual meeting or a special meeting) is a fairer process than the action by written consent process as it provides all stockholders the opportunity to participate and vote. Meetings are held at a time, date and venue announced publicly in advance, and all stockholders receive prior notice of the meeting and are invited to attend the meeting and make their views known. Approval of proposals at a stockholder meeting ensures that proposals are widely disseminated to stockholders through the proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the SEC. If a meeting is convened, the board is provided with an opportunity to present an analysis of such proposals and can present its recommendations to stockholders. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxies. Such procedural protections provide all stockholders the opportunity to fully consider, discuss and deliberate the merits of a proposed action prior to voting.

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●	Providing that directors may only be removed for cause. The CDAQ Board believes that providing for removal of directors only for cause reduces the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Pubco Board without showing that such directors have acted in a manner amounting to a show of cause. These changes will enhance the likelihood of continuity and stability in the composition of the Pubco Board, avoid costly takeover battles, reduce the Pubco Board’s vulnerability to a hostile change of control and enhance the ability of the Pubco Board to maximize stockholder value in connection with any unsolicited offer to acquire Pubco.

Required Vote and Recommendation of the CDAQ Board

The approval of the Organizational Documents Proposals does not require the passing of resolutions under the CDAQ Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CDAQ Board is asking CDAQ Shareholders to approve the Organizational Documents Proposals by ordinary resolutions, being resolutions passed by a simple majority of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Organizational Documents Proposals. The adoption of the Organizational Documents Proposals is conditioned upon the adoption of the Business Combination Proposal.

The full text of the resolutions to be passed is as follows:

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on an advisory and non-binding basis, to approve each of the following proposals (Proposals 4A-G):

Proposal 4A

The provisions in the Pubco Charter providing that the total number of authorized shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, be and hereby are confirmed, ratified and approved;

Proposal 4B

The provisions of the Pubco Charter providing that that the following provisions in the Pubco Charter may be amended or repealed, in whole or in part, or any provision inconsistent therewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote on such amendment or repeal: Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII (Amendment of Bylaws), Article IX (Exclusive Forum ) and Article X (Amendment of Certificate of Incorporation), be and hereby are confirmed, ratified, and approved;

Proposals 4C and 4D

The provisions of the Pubco Charter related to the change from a blank check company with a limited time period to complete a business combination to a corporation with perpetual existence, be and hereby are confirmed, ratified and approved;

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Proposal 4E

The provisions of the Pubco Charter expressly providing that the (i) Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative claim or cause of action brought on behalf of Pubco; (b) any claim or cause of action for breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders; (c) any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, arising out of or pursuant to any provision of the DGCL, the Pubco Charter or the Pubco Bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Pubco Charter or the Pubco Bylaws; (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided, however, that the exclusive forum provision described above will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Pubco Charter and the Pubco Bylaws, however, provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Proposal 4F

The provisions of the Pubco Charter providing that no action may be taken or effected by a written consent of stockholders in lieu of an annual or special meeting be and hereby are confirmed, ratified and approved;

Proposal 4G

The provisions of the Pubco Charter providing that directors of Pubco may only be removed for cause are confirmed, ratified and approved.”

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the Proposals. In addition, CDAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.  See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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PROPOSAL 5: The Director Election Proposal

Overview

CDAQ Shareholders are also being asked to approve the Director Election Proposal by an ordinary resolution to elect five directors, Cesar A. López Alarcón, John P. Ryan, Kelly Earle, Timothy R. McCutcheon and ____________, effective upon the Closing, to serve for their respective terms under the Proposed Organizational Documents, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Effective upon the Business Combination, the Pubco Board will consist of five directors in three classes, including (i) four persons who are designated, prior to the Closing, by KMC, one of whom is Cesar A. López Alarcón (who shall be a Class III director, the chairman of the Pubco Board and the president and chief executive officer of Pubco upon the Closing), one of whom is John P. Ryan (who shall be a Class II director and who qualifies as an independent director under the Nasdaq Listing Rules), and two of whom are Kelly Earle and Timothy R. McCutcheon (each of whom shall serve as Class I directors and qualify as independent directors under the Nasdaq Listing Rules), and (ii) one person designated by CDAQ, who shall be ___________(who shall be a Class II director and who qualifies as an independent director under Nasdaq rules). The Director Election Proposal will allow Pubco to elect those directors and satisfy its requirements under the Nasdaq Listing Rules to hold a meeting at which shareholders can elect directors.

The Pubco Board will be a classified board with three classes of directors, Class I, Class II and Class III, with only one class of directors being elected each year and each class serving a three-year term. Class I will consist of two (2) directors whose initial terms expire at the first annual meeting of the stockholders of Pubco following the Closing Date, Class II will consist of two (2) directors whose initial terms expire at the second annual meeting of the stockholders of Pubco following the Closing Date, and Class III will consist of one (1) director whose initial terms expire at the third annual meeting of the stockholders of Pubco following the Closing Date. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death. This classification of the Pubco Board may have the effect of delaying or preventing changes in Pubco’s control or management. Pubco’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of Pubco’s voting stock.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Pubco Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Pubco Board will shorten the term of any incumbent director.

The CDAQ Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director.

For more information on the experience of each of these director nominees, see the section entitled “Management of Pubco Following the Business Combination” in this proxy statement/prospectus.

Required Vote and Recommendation of the CDAQ Board

The approval of the Director Election Proposal does not require the passing of a resolution under the CDAQ Memorandum and Articles or Cayman Islands law. Notwithstanding this, the CDAQ Board is asking CDAQ Shareholders to approve the Director Election Proposal by ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Director Election Proposal. The adoption of the Director Election Proposal is conditioned upon the adoption of each of the Business Combination Proposal, and the Incentive Plan Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the proposal to elect Cesar A. López Alarcón, John P. Ryan, Kelly Earle, Timothy R. McCutcheon and _________, in each case, to serve as directors of Pubco until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, be adopted and approved.”

Name of Director	Class of Director
Cesar A. López Alarcón	Class III
John P. Ryan	Class II
_________	Class II
Kelly Earle	Class I
Timothy McCutcheon	Class I

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the Proposals. In addition, CDAQ’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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PROPOSAL 6: The Incentive Plan Proposal

In connection with the Business Combination, CDAQ is requesting that CDAQ Shareholders vote upon a proposal by ordinary resolution to approve the Incentive Plan, which provides for awards to certain eligible service providers of Pubco. The Pubco Board and sole Pubco stockholder will adopt the Incentive Plan prior to the effectiveness of this proxy statement/prospectus.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to attract and retain highly qualified persons to serve as employees, non-employee consultants, advisors, independent contractors (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) or non-employee directors (expected to be four) and promote ownership by such employees, non-employee consultants, advisors, independent contractors and non-employee directors of a greater proprietary interest in Pubco, thereby aligning their interests more closely with the interests of Pubco’s stockholder. Pubco considers equity compensation to be a vital element of Pubco’s compensation program and believes that the ability to grant stock awards at competitive levels is in the best interests of Pubco and future Pubco Common Stockholders. Pubco believes the Incentive Plan is critical in enabling Pubco to grant stock awards as an incentive and retention tool as Pubco competes for talent.

The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached hereto

Summary of the Incentive Plan

Prior to the effectiveness of this proxy statement/prospectus, Pubco intends to adopt the Incentive Plan. The Incentive Plan will enable Pubco to provide stock-based incentives that align the interests of employees, non-employee consultants, advisors, independent contractors and non-employee directors with those of the stockholders of Pubco by motivating its employees to achieve long-term results and rewarding them for their achievements and to attract and retain the types of employees, consultants and directors who will contribute to Pubco’s long-range success.

Eligibility

Employees, non-employee consultants, advisors, independent contractors or non-employee directors of Pubco or its affiliates, or any potential employee (including a potential officer) of, potential non-employee consultant, advisor or independent contractor to, or potential non-employee director of, Pubco or its affiliates, who has been offered employment or service with Pubco or its affiliate, provided that such potential employee, potential non-employee consultant, advisor or independent contractor to, or potential non-employee director of, Pubco or any affiliate may not receive any payment or exercise any right relating to an award until such person has commenced employment or service with Pubco or an affiliate. Incentive stock options (“ISOs”), however, may only be granted to employees of Pubco and its corporate subsidiaries. As of the date of this proxy statement/prospectus, __ employees, __ consultants. Advisors and independent contractors, and __ non- employee directors are expected to be eligible to participate in the Incentive Plan.

Administration

Pubco will bear all expenses of the Incentive Plan and will expect that Pubco’s Compensation Committee will administer the plan. The Compensation Committee will have the authority to grant awards to such eligible persons and upon such terms and conditions (not inconsistent with the provisions of the Incentive Plan) as it may consider appropriate. Among the Compensation Committee’s powers will be the authority to (i) determine the form, amount and other terms and conditions of awards; (ii) clarify, construe or resolve any ambiguity in any provision of the Incentive Plan or any award agreement; (iii) amend the terms of outstanding awards, subject to the grantee’s consent in certain cases and the Incentive Plan’s prohibitions against repricing of awards without stockholder approval; and (iv) adopt such rules, forms, instruments and guidelines for administering the Incentive Plan as the Compensation Committee deems necessary or proper. The Compensation Committee may delegate any or all of its administrative authority to one or more of Pubco’s officers, except with respect to awards to (a) “executive officers” of Pubco (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of Pubco (as defined by Rule 16a-1(f) under the Exchange Act), (b) non-employee directors or (c) persons who are expected to be subject to Section 16 of the Exchange Act. Based on service, performance and/or other factors or criteria, the Compensation Committee may, after grant of the award, accelerate the vesting of all or any part of the award. Notwithstanding the foregoing, any exercise of discretion regarding awards for non-employee directors must be approved by the Pubco Board.

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Share Reserve

Subject to adjustment pursuant to the Incentive Plan’s adjustment provisions, the maximum number of shares of Pubco Common Stock that may be granted under the plan is ______. The maximum number of shares of Pubco Common Stock that may be delivered pursuant to the exercise of incentive stock options is ______.

Share Counting Provisions

Shares of common stock covered by an award will only be counted as used to the extent actually used. A share of common stock issued in connection with an award under the Incentive Plan shall reduce the total number of shares of common stock available for issuance under the Incentive Plan by one; provided, however, that, upon settlement of a stock appreciation right, or SAR, the total number of shares available for issuance under the Incentive Plan shall be reduced by the gross number of shares underlying the portion of the SAR that is exercised. If any award under the Incentive Plan terminates without the delivery of shares of common stock, or is settled by delivery of fewer shares of common stock underlying the award, whether by lapse, forfeiture, cancellation or otherwise, the shares of common stock subject to such award, to the extent of any such termination, shall again be available for grant under the Incentive Plan. Notwithstanding the foregoing, upon the exercise of any such award granted in tandem with any other awards, such related awards shall be cancelled to the extent of the number of shares of common stock as to which the award is exercised, and such number of shares shall no longer be available for awards under the Incentive Plan. If any shares subject to an award granted under the Incentive Plan are withheld or applied as payment in connection with the exercise of such award or the withholding or payment of taxes related thereto or separately surrendered by the participant for any such purpose, such returned shares of common stock will be treated as having been delivered for purposes of determining the maximum number of shares remaining available for grant under the Incentive Plan and shall not again be treated as available for grant under the Incentive Plan. The number of shares available for issuance under the Incentive Plan may not be increased through the purchase of shares on the open market with the proceeds obtained from the exercise of any options or purchase rights granted under the Incentive Plan. Notwithstanding the foregoing, however, in the case of any substitute award granted in assumption of or in substitution for an entity award issued by an acquired entity, shares delivered or deliverable in connection with such substitute award shall not be counted against the number of shares reserved under the Incentive Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a shareholder-approved plan of an acquired entity (as appropriately adjusted to reflect the transaction) also may be used for awards under the Incentive Plan, and shall not reduce the number of shares otherwise available under the Incentive Plan (subject to applicable stock exchange requirements).

If a dividend or other distribution (whether in cash, shares or other property) (excluding ordinary dividends or distributions), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or the repurchase or exchange of shares of Pubco Common Stock or other securities, or other rights to purchase shares of Pubco’s securities or other similar transaction or event, affects shares of Pubco Common Stock such that the Compensation Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the Incentive Plan, the Compensation Committee shall make an equitable change or adjustment as it deems appropriate in the number and kind of securities that may be issued pursuant to awards under the Incentive Plan, the per individual limits on the awards that can be granted in any calendar year and any outstanding awards and the related exercise prices (as defined below) relating to any such awards, if any.

Types of Awards

The Incentive Plan will permit the grant of any or all of the following types of awards to grantees: (i) stock options, including non-qualified options and ISOs; (ii) SARs; (iii) restricted stock; (iv) deferred stock and restricted stock units; (v) performance units and performance shares; (vi) dividend equivalents; and (vii) other stock-based awards.

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Generally, awards under the Incentive Plan are granted for no consideration other than prior and/or future services. Awards granted under the Incentive Plan may, in the discretion of the Compensation Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the Incentive Plan or any other plan of ours; provided, however, that if a SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term, and the exercise price of the SAR may not be less than the exercise price of the related ISO. The material terms of each award will be set forth in a written or electronic award agreement between the grantee and Pubco. The agreements will specify when the award may become vested, exercisable or payable. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of Delaware govern the Incentive Plan. The Incentive Plan will be unfunded, and Pubco will not segregate any assets for grants of awards under the Incentive Plan. The Incentive Plan will not be subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA.

Other than awards excluded from the minimum vesting requirement as set forth herein, no award may be granted under the Incentive Plan that will be eligible to vest earlier than 12 months after the date of grant and/or have a performance period of less than 12 months. Notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of Pubco Common Stock available under the Incentive Plan may be granted without regard to such minimum vesting requirements. The foregoing restrictions do not limit the Compensation Committee’s authority to accelerate, or provide for the acceleration of, the vesting of all or any part of any award granted under the Incentive Plan.

Stock Options and SARs

The Compensation Committee will be authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of Pubco or one of Pubco’s parent or subsidiary corporations). A stock option allows a grantee to purchase a specified number of Pubco’s shares at a predetermined price per share, or the Option Exercise Price, during a fixed period measured from the date of grant. A SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share, or the SAR Exercise Price. The Option Exercise Price or SAR Exercise Price will be determined by the Compensation Committee and set forth in the award agreement, but neither may be less than the fair market value of a share on the grant date (110 percent of the fair market value in case of certain ISOs or SARs granted in tandem with certain ISOs).

The term of each option or SAR will be determined by the Compensation Committee and set forth in the award agreement, except that the term may not exceed the date immediately preceding the 10-year anniversary of the date of grant (five year anniversary of the date of grant in case of certain ISOs or SARs granted in tandem with certain ISOs). Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Compensation Committee, by delivering shares of common stock previously owned by the grantee, by the withholding of shares of common stock to be acquired upon the exercise of such option or by delivering restricted shares of common stock. The Compensation Committee may also permit a grantee to pay the Option Exercise Price through the sale of shares acquired upon exercise of the option through a broker-dealer to whom the grantee has delivered irrevocable instructions to deliver sales proceeds sufficient to pay the purchase price to us. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as nonqualified options. No participant may be granted SARs in tandem with ISOs, which are first exercisable in any calendar year for shares of Company stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000.

Restricted Shares

The Compensation Committee may award restricted shares consisting of shares of common stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Compensation Committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. Unless the award agreement eliminates such rights, a grantee receiving restricted shares will have the right to vote the restricted shares and to receive any dividends payable on such restricted shares if and at the time the restricted shares vest (such dividends to either be deemed reinvested into additional restricted shares subject to the same terms as the restricted shares to which such dividends relate or accumulated and paid in cash when the restricted shares vest). Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the award agreement.

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Restricted Stock Units and Deferred Stock

The Compensation Committee may also grant restricted stock unit awards and/or deferred stock awards. A deferred stock award is the grant of a right to receive a specified number of shares of Pubco Common Stock at the end of specified deferral periods or upon the occurrence of a specified event. A restricted stock unit award is the grant of a right to receive a specified number of shares of Pubco Common Stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award.

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership. Unless the agreement eliminates such rights, however, a grantee receiving restricted stock units or deferred stock will receive dividend equivalents with respect to restricted stock units or deferred stock, and such dividend equivalents will either be deemed to be reinvested in additional shares of restricted stock units or deferred stock subject to the same terms as the shares of restricted stock or deferred stock to which such dividend equivalents relate or accumulated and paid in cash only if the related restricted stock units or deferred stock becomes vested and payable.

Performance Units

The Compensation Committee may grant performance units, which entitle a grantee to cash or shares of common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Compensation Committee and reflected in the award agreement. The Compensation Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Performance Shares

The Compensation Committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Compensation Committee and reflected in the award agreement. The Compensation Committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement.

Dividend Equivalents

The Compensation Committee is authorized to grant dividend equivalents, which provide a grantee the right to receive payment equal to the dividends paid on a specified number of Pubco’s shares. Dividend equivalents may be paid directly to grantees upon vesting or may be deferred for later delivery under the Incentive Plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in Pubco’s shares, other awards or in other property. No dividend equivalents may be granted in conjunction with any grant of stock options or SARs.

Other Stock-Based Awards

In order to enable us to respond to material developments in the area of taxes and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the Incentive Plan also authorizes the Compensation Committee to grant awards that are valued in whole or in part by reference to or otherwise based on shares of Pubco Common Stock. The Compensation Committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

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Performance-Based Awards

The Compensation Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or payable under the Incentive Plan, or as a condition to accelerating the timing of such events. Any applicable performance measure may be applied on a pre- or post-tax basis. An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Notwithstanding the foregoing, the vesting, exercise or payment of an award (other than a performance-based award) can be conditioned on mere continued employment or service.

Settlement of Awards

Awards generally may be settled in cash, shares of Pubco Common Stock, other awards or other property, in the discretion of the Compensation Committee to the extent permitted by the terms of the Incentive Plan.

Change in Control

If there is a merger or consolidation of Pubco with or into another corporation or a sale of substantially all of Pubco’s shares or assets, or a Corporate Transaction, that results in a Change in Control (as defined in the Incentive Plan), and the outstanding awards are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the Compensation Committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the terms of the Incentive Plan or the Compensation Committee accelerates the vesting of any such awards) and, with respect to any vested and nonforfeitable awards, the Compensation Committee shall either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction and/or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of the option or SAR exceeds the fair market value of Pubco’s shares and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee. If any other award is not vested immediately prior to the consummation of the Corporate Transaction, such award will be cancelled without any payment to the grantee. Additionally, outstanding time-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) generally shall vest and become non-forfeitable upon a Change in Control; outstanding time-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) generally shall vest and become non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause, in each case within two years after the Change in Control (provided such accelerated vesting does not violate Section 409A of the Code). Outstanding performance-based awards that are not assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be prorated and vest at target; outstanding performance-based awards that are assumed by the surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company) shall be converted into time-based awards and will become vested and non-forfeitable upon the grantee’s retirement, death, disability, or termination without cause, in each case within two years after the Change in Control (provided such accelerated vesting does not violate Section 409A of the Code). The foregoing actions are subject to compliance with Section 409A of the Code.

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Amendment and Termination of the Incentive Plan

The Incentive Plan may be amended, suspended or terminated by the Pubco Board without further shareholder approval, unless such shareholder approval of any such amendment is required by law or regulation or under the rules of any stock exchange or automated quotation system on which shares of Pubco’s common stock are then listed or quoted. An amendment will be contingent on approval of Pubco’s shareholders if the amendment would (i) materially increase the number of shares authorized under the Incentive Plan, (ii) expand the types of awards that may be granted under the Incentive Plan, or (iii) materially expand the class of individuals eligible to participate in the Incentive Plan. In addition, subject to the terms of the Incentive Plan, no amendment or termination of the Incentive Plan may materially and adversely affect the right of a grantee under any outstanding award granted under the Incentive Plan without the participant’s consent.

Unless earlier terminated by the Pubco Board, the Incentive Plan will terminate when no shares of common stock remain reserved and available for issuance and no other awards remain outstanding or, if earlier, on the day immediately preceding the tenth anniversary of the date of adoption of the Incentive Plan by Board.

Shareholder Rights

No grantee will have any rights as a shareholder of Pubco until such award is settled by the issuance of common stock, other than awards for which certain voting and dividend rights or dividend equivalents may be granted.

Transferability

Generally, an award will be non-transferable except by will or the laws of descent and distribution, and during the lifetime of the grantee to whom the award is granted, the award may only be exercised by, or payable to, the grantee. However, the Compensation Committee may provide that awards other than ISOs or a corresponding SAR that is related to an ISO may be transferred by a grantee to any permitted transferee (as defined in the Incentive Plan). Any such transfer will be permitted only if (i) the grantee does not receive any consideration for the transfer, (ii) the Compensation Committee expressly approves the transfer and (iii) the transfer is on such terms and conditions as are appropriate for the permitted transferee. The holder of the transferred award will be bound by the same terms and conditions that governed the award during the period that it was held by the grantee, except that such transferee may only transfer the award by will or the laws of descent and distribution.

No Repricing

Notwithstanding any other provision of the Incentive Plan, no option or SAR may be amended to reduce the exercise or grant price nor cancelled in exchange for other options or SARs with a lower exercise or grant price or shares or cash, without shareholder approval.

Compliance with Applicable Law

No award shall be exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax and securities laws), any listing agreement with any stock exchange to which Pubco is a party, and the rules of all domestic stock exchanges on which Pubco’s shares may be listed.

No Employment Rights

Awards will not confer upon any individual any right to continue in the employ or service of Pubco or any affiliate or subsidiary.

Recoupment of Awards

The Incentive Plan provides that awards granted under the Incentive Plan are subject to any recoupment policy that Pubco may have in place or any obligation that Pubco may have regarding the claw-back of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the SEC or other applicable law or the primary stock exchange on which Pubco’s shares are listed.

Miscellaneous

Each grantee in the Incentive Plan will remain subject to the securities trading policies adopted by Pubco from time to time with respect to the exercise of options or SARs or the sale of shares of Company stock acquired pursuant to awards granted under the Incentive Plan. A grantee shall forfeit any and all rights under an award upon notice of termination by Pubco or any affiliate for “Cause” as such term is defined in the Incentive Plan. Award agreements shall contain such other terms and conditions as the Compensation Committee may determine in its sole discretion (to the extent not inconsistent the Incentive Plan).

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New Plan Benefits

Awards under the Incentive Plan will be granted in amounts and to individuals as determined by the Pubco Compensation Committee in its sole discretion. Certain amounts have been promised to individuals pursuant to certain employment agreement and the Pubco non-employee director compensation policy adopted by the Pubco Board.

The following table sets forth awards of options, restricted stock and RSUs that are intended to be granted by Pubco to employees and non-employee directors under the Incentive Plan, subject to (i) the consummation of the Closing, (ii) the requisite board of directors and shareholders of CDAQ and/or Pubco (as applicable) approve the Incentive Plan, (iii) the shares underlying the 2025 Equity Incentive Plan are registered on a Form S-8, and (iv) continuous employment or service (as applicable) with the Pubco through the applicable date of grant.

Cesar A. López Alarcón is eligible to receive a grant of _______ performance-based restricted stock units, subject to the Pubco Board (or its compensation committee) approval, vesting conditions established by the Pubco Board (or its compensation committee) and other conditions. The dollar value of the RSUs that will be granted will be determined based on the closing price of Pubco Common Stock on the date of grant, are not determinable at this time, and therefore are not included in the table below.

Each of Pubco’s non-employee directors (Timothy R. McCutcheon, John P. Ryan, Kelly Earle and _______) are eligible to receive initial restricted grants with a grant date fair value equal to $60,000 that vest monthly over a period of 36 months, subject to continued service with the Pubco an initial stock option grants with a grant date fair value equal to $60,000, that vest monthly over a period of 36 months, subject to continued service with the Pubco, and subject to the achievement of certain performance goals. The number of shares that will be granted following the date of this proxy statement/prospectus will be determined based on the closing price of Pubco Common Stock on the date of grant, are not determinable at this time, and are therefore not included in the table below.

Incentive Plan

Name and position	Dollar value ($)		Number of options		Number of restricted stock		Number of units
CEO	—		—		—		____	(1)
Executive Group	—		—		—		—
Non-Executive Director Group	480,000	(2)		(3)		(4)	—
Non-Executive Officer Employee Group	—		—		—		—

(1) The number of units includes the _________ time and performance-based restricted stock units granted to Mr. López, which are subject to Pubco Board (or its compensation committee) approval, vesting conditions established by the Pubco Board, and other conditions. The restricted stock units vest upon the achievement of certain performance conditions and are subject to Mr. López’s continuous employment with the Pubco through the date in which the vesting conditions are satisfied. To the extent that any outstanding portion of the restricted stock units remains unvested as of Mr. López termination of employment with the Pubco, any such portion will automatically be forfeited for no consideration.

(2) The amount included includes the $120,000 grant date fair value to Messrs. McCutcheon, Ryan and ______ and Ms. Earle.

(3) The number of stock options will equal $60,000 divided by the closing stock price on the date of the Closing.

(4) The number of restricted shares will equal $60,000 divided by the closing stock price on the date of the Closing.

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U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Incentive Plan based on the law in effect as of the date of this proxy statement/prospectus. This summary, which is presented for the information of shareholders considering how to vote on this proposal, is not intended to be exhaustive. It does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes) or foreign, state, or local tax consequences. Nor does it describe tax consequences based on any grantee’s particular circumstances. Each grantee in the Incentive Plan should refer to the text of the plan set forth in Annex E to this proxy statement/prospectus and consult with his or her own tax advisor as to specific questions relating to tax consequences of participation in the plan.

Nonqualified Stock Options. The grant of a nonqualified stock option will not be a taxable event. The optionee generally will recognize ordinary income upon exercise of the option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including option shares withheld by us to satisfy tax withholding obligations) over the exercise price of the option, and generally the company will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “IRC”) or any other tax rule. Upon disposition of the shares received upon exercise, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the optionee upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the optionee’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the option was exercised).

ISOs. Neither the grant nor the exercise of an ISO will be a taxable event for regular tax purposes, except that the alternative minimum tax may apply to the exercise. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of the option provided the optionee does not dispose of such shares within two years from the date the option was granted or within one year after the shares were transferred to the optionee. For purposes of determining such gain or loss, the optionee’s basis in such shares will, in general, be the exercise price of such option. If the optionee satisfies both of the holding periods described above, then the Company will not be allowed a deduction by reason of the exercise of the option. If the optionee disposes of the shares acquired upon exercise before satisfying both of the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized upon the disposition of the shares) and the exercise price of such option, and the Company will generally be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the IRC or any other tax rule. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be taxed as a long-term or short-term capital gain, depending upon the length of time the recipient held the shares.

SARs. The grant of a SAR will not be a taxable event. The recipient of a SAR generally will recognize ordinary income upon exercise of the SAR, in an amount equal to the excess of the fair market value of the exercised shares at the time of exercise (including shares withheld by us to satisfy tax withholding obligations) over the exercise or base price of the SAR, and generally the Company will be allowed a deduction in this amount, subject to any limitations under Section 162(m) of the IRC or any other tax rule. Upon disposition of any shares received upon exercise, the recipient will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. The amount of long-term or short-term capital gain or loss recognized by the recipient upon disposition of the shares will be an amount equal to the difference between the amount realized on the disposition and the recipient’s basis in the shares (which basis is ordinarily the fair market value of the shares on the date the SAR was exercised).

Restricted Shares. The grant of restricted stock will not be a taxable event until the award vests, unless the participant timely files an election under Section 83(b) of the IRC to be taxed at the time of grant. If the recipient makes such an election, he or she will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss, and any dividends paid after the date of grant will be taxed as dividend income. If the recipient does not make an 83(b) election, the recipient will upon vesting recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any), and any dividends that accrue and become vested similarly will be taxed as ordinary wage income. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. The Company will generally be allowed a deduction for the compensation income recognized by the recipient, subject to any limitations under Section 162(m) or any other tax rule.

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Restricted Stock Units, Deferred Stock, Performance Units and Performance Based Awards. The grant of an award of restricted stock units (including deferred stock, performance-based awards, or performance units) will not be a taxable event. The recipient of the award generally will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock received (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents), and generally the Company will be entitled to a deduction in this amount, subject to any limitations under Section 162(m) of the IRC or any other tax rule. A recipient’s basis for determining gain or loss on a subsequent disposition of these shares of common stock will be the amount the recipient must include in income with respect to the shares. Any gain or loss recognized on a disposition of the shares of common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares. A recipient who makes a proper election to defer the settlement of restricted stock units will not recognize income with respect to the restricted stock units, and the Company will not be entitled to a corresponding deduction, until the end of the deferral period. At the end of the deferral period, the recipient will recognize ordinary compensation income, and the Company will be entitled to a corresponding deduction, subject to any limitations under Section 162(m) of the IRC or any other tax rule, equal to the fair market value of the shares of common stock issued at that time (or the amount of any cash payment made in lieu of shares or upon the vesting and payment of any dividend equivalents).

Other Stock-Based Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights, or other stock-based, the recipient will generally recognize ordinary income in an amount equal to the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the IRC.

Equity Compensation Plan Information

Because future awards under the Incentive Plan will be granted in the discretion of the Compensation Committee, the type, number of recipients and other terms of such awards cannot be determined at this time.

Required Vote and Recommendation of the CDAQ Board

The approval of the Incentive Plan Proposal will require an ordinary resolution, being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Incentive Plan Proposal. The adoption of the Incentive Plan Proposal is a condition to Closing and is conditioned upon the adoption of each of the Business Combination Proposal and the Director Election Proposal.

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Key Mining Holdings Corp. Omnibus Incentive Compensation Plan (a copy of which is attached to this proxy statement/prospectus as Annex E) and any form of award agreements thereunder, be approved and adopted in all respects.”

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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PROPOSAL 7: The Adjournment Proposal

Overview

The Adjournment Proposal, if adopted, will allow the CDAQ Board or the Chairman of the Meeting to adjourn the Meeting to a later date or dates. The Adjournment Proposal will be presented to CDAQ Shareholders in the event that it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the CDAQ Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the CDAQ Memorandum and Articles and Cayman Islands law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by CDAQ Shareholders, the CDAQ Board or the Chairman of the Meeting will not have the power, under the CDAQ Memorandum and Articles, to adjourn the Meeting to a later date in the event it is determined by CDAQ that additional time is necessary or appropriate to complete the Business Combination or for any other reason. As a result, a new extraordinary general meeting would need to be called before the CDAQ Shareholders could vote on Proposals again.

Required Vote and Recommendation of the CDAQ Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed at the Meeting by a simple majority of the votes cast by, or on behalf of, the CDAQ Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, as an ordinary resolution, that Meeting be adjourned to such later date or dates to be determined by directors of Compass Digital Acquisition Corp.”

THE CDAQ BOARD UNANIMOUSLY RECOMMENDS THAT CDAQ SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of CDAQ’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of CDAQ and what they may believe is best for himself, herself or themselves in determining to recommend that CDAQ Shareholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsors and CDAQ’s Directors and Executive Officers in the Business Combination” for a further discussion.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences (i) to U.S. Holders and Non-U.S. Holders (each as defined below, and together, the “Holders”) of CDAQ Public Shares and Public Warrants that participate in the Business Combination, (ii) to Holders of CDAQ Public Shares that exercise their redemption rights in connection with the Business Combination, and (iii)  to Holders of Pubco Common Stock that own and dispose of Pubco Common Stock after the Business Combination. The following discussion is the opinion of Ellenoff Grossman & Schole LLP and is based on the Code, the Treasury Regulations, and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this discussion and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretations could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (“IRS”) or courts will not adopt a position that is contrary to the description included in the following summary.

This discussion is limited to Holders who hold their CDAQ Public Shares and Public Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all tax considerations that may be relevant to a particular type of person considering their particular circumstances. For example, this discussion does not address the U.S. federal income tax consequences to Holders that are subject to special treatment under U.S. federal income tax law, such as:

●	partnerships and other pass-through entities;

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	specified expatriates or former long-term residents of the United States;

●	persons that hold CDAQ Public Shares, as applicable, as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	persons required to accelerate the recognition of any item of gross income with respect to CDAQ Public Shares as a result of such income being recognized on an applicable financial statement;

●	persons who actually or constructively own 5% or more of CDAQ Public Shares and Pubco Common Stock after the Business Combination, as applicable, by vote or value (except as specifically provided below); or

●	the Sponsor and its affiliates.

In addition, this discussion does not address (i) any U.S. federal non-income tax consequences, including estate, gift or other tax consequences, (ii) any state, local or non-U.S. tax consequences, or (iii) the tax on net investment income or the alternative minimum tax. If an entity (or an arrangement) treated as a partnership for U.S. federal income tax purposes holds CDAQ Public Shares, Public Warrants, , the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences to them.

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For purposes of this discussion, because the components of a Unit are generally separable at the option of a Holder of such Unit, the Holder of a Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Class A Ordinary Share and Public Warrant components of the Unit, and the discussion below with respect to actual Holders of CDAQ Class A Ordinary Shares also should apply to Holders of Units (as the deemed owners of the underlying CDAQ Class A Ordinary Shares that constitute a part of the Units). Accordingly, the separation of a Unit into one Class A Ordinary Share and one-half of one Public Warrant generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences to them.

For purposes of this description, a “U.S. Holder” means a beneficial owner of CDAQ Public Shares, Public Warrants, or, after the Business Combination, Pubco Common Stock, as applicable, that is for U.S. federal income tax purposes:

i.	an individual citizen or resident of the United States;

ii.	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof, or the District of Columbia;

iii.	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

iv.	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of CDAQ Public Shares or Public Warrants or, after the Business Combination, Pubco Common Stock, as applicable, that is neither a U.S. Holder nor a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT WITH RESPECT TO A HOLDER MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGERS, THE EXERCISE OF ITS REDEMPTION RIGHTS, THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF PUBCO COMMON STOCK AFTER THE BUSINESS COMBINATION AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

The Mergers

It is the opinion of Ellenoff Grossman & Schole LLP that the Mergers, taken together and as part of an integrated transaction, will qualify as an exchange within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”). However, Section 351(e)(1) of the Code provides that even if an exchange otherwise satisfies all the requirements of Section 351(a) of the Code, Section 351 of the Code shall not apply to a transfer of property to an “investment company.” Whether Pubco is an investment company for purposes of Section 351(e)(1) of the Code will depend in part on the gross value of the assets of Pubco immediately after the Business Combination which is uncertain.

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The Business Combination is not conditioned on the receipt of an opinion of counsel that it will qualify for the Intended Tax Treatment. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the Intended Tax Treatment.

Tax Consequences of the Mergers to U.S. Holders

In General

If the Intended Tax Treatment applies, a U.S. Holder generally will not recognize taxable gain or loss upon the exchange of its CDAQ Public Shares, as applicable, solely for shares of Pubco Common Stock pursuant to the Business Combination, except as provided below in the sections entitled “— Effect of Section 367 of the Code on U.S. Holders” and “— PFIC Considerations.” A U.S. Holder’s aggregate tax basis in the shares of Pubco Common Stock received in connection with the Business Combination will generally be the same as its aggregate tax basis in the CDAQ Public Shares, as applicable, surrendered in the transaction, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below). In addition, the holding period of shares of Pubco Common Stock received in the Business Combination generally will include the holding period of CDAQ Public Shares, as applicable, surrendered in the Business Combination.

If the Intended Tax Treatment does not apply, then a U.S. Holder that exchanges CDAQ Public Shares for Pubco Common Stock in the Business Combination generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Closing Date) of the Pubco Common Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the CDAQ Public Shares, exchanged therefor. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such CDAQ Public Shares exceeds one year. The deductibility of capital losses is subject to limitations.

Effect of Section 367 of the Code on U.S. Holders

In General

Section 367 of the Code applies to certain transactions involving foreign corporations, including transactions such as the Mergers. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Mergers.

U.S. Holders who own CDAQ Public Shares representing 10% or more (by vote and value) of the stock of CDAQ

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who on the date of the Mergers, beneficially owns (directly, indirectly, or constructively, including as a result of complicated attribution rules) 10% or more of the total combined voting power of all classes of stock of CDAQ entitled to vote or 10% or more of the total value of all classes of stock of CDAQ (a “10% U.S. Shareholder”) generally must include in income the “all earnings and profits amount” attributable to the CDAQ Public Shares it directly owns within the meaning of the Treasury Regulations under Section 367(b) of the Code.

U.S. Holders who own CDAQ Public Shares representing less than 10% (by vote and value) of the stock of CDAQ

Subject to the discussion in the section entitled “— PFIC Considerations” below, a U.S. Holder whose CDAQ Public Shares, on the date of the Mergers, have a fair market value of $50,000 or more and who, on the date of the Mergers, is not a 10% U.S. Shareholder, generally will recognize gain (but not loss) with respect to the Pubco Common Stock received pursuant to the Mergers, unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below. Any such gain would be equal to the excess of the fair market value of such shares of Pubco Common Stock received in the Mergers, over the U.S. Holder’s adjusted tax basis in the CDAQ Public Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain and should be long-term capital gain if the U.S. Holder held the CDAQ Public Shares for more than one year.

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In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its CDAQ Public Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

i.	a statement that the Mergers constitute a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

ii.	a complete description of the Mergers;

iii.	a description of any stock, securities or other consideration transferred or received in the Mergers;

iv.	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

v.	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CDAQ establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CDAQ Public Shares, and (B) a representation that the U.S. Holder has notified CDAQ or Pubco that the U.S. Holder is making the election; and

vi.	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Mergers, and the U.S. Holder must send notice of making the election to CDAQ or Pubco no later than the date such tax return is filed. In connection with this election, CDAQ may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CDAQ’s earnings and profits upon written request.

A U.S. Holder who, at the time of the Mergers, is not a 10% U.S. Shareholder and whose CDAQ Public Shares have a fair market value of less than $50,000, generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367(b) of the Code in connection with the Mergers.

PFIC Considerations

In General

In addition to Section 367(b) of the Code, the Mergers may be a taxable event to U.S. Holders to the extent that Section 1291(f) of the Code applies, if CDAQ is or ever was a “passive foreign investment company,” or “PFIC,” under Section 1297 of the Code (as discussed further in “— Consequences if CDAQ is a PFIC” below). A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

i.	at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or

ii.	at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

PFIC Status of CDAQ

Since CDAQ is a blank check company with no current active business and, based upon the composition of its income (i.e., interest) and assets (i.e., cash) and upon a review of its financial statements, CDAQ believes that it is likely properly classified as a PFIC.

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Consequences if CDAQ is a PFIC

Even if the Mergers are treated as an exchange within the meaning of Section 351(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, the proposed Treasury Regulations would require gain recognition to U.S. Holders of CDAQ Public Shares as a result of the Mergers if:

i.	CDAQ were classified as a PFIC at any time during such U.S. Holder’s holding period in such CDAQ Public Shares; and

ii.	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CDAQ Public Shares or in which CDAQ was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such CDAQ Public Shares.

The tax on any such recognized gain would be imposed based on a complex set of computational rules. Under these rules:

i.	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CDAQ Public Shares;

ii.	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CDAQ was a PFIC, will be taxed as ordinary income;

iii.	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

iv.	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effect of Section 367 of the Code on U.S. Holders.”

It is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of CDAQ Public Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Mergers with respect to their CDAQ Public Shares in the manner set forth above. A U.S. Holder that has made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CDAQ Public Shares is referred to herein as an “Electing Shareholder,” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of CDAQ Public Shares will depend on whether the U.S. Holder has made a timely and effective election to treat CDAQ as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CDAQ Public Shares during which CDAQ qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s CDAQ Public Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CDAQ Public Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CDAQ Public Shares.

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A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to CDAQ is contingent upon, among other things, the provision by CDAQ of a “PFIC Annual Information Statement” to such U.S. Holder. CDAQ will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of CDAQ Public Shares with respect to each taxable year for which CDAQ determines it is or has been a PFIC. There is no assurance, however, that CDAQ will timely provide such information. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its CDAQ Public Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Mergers except to the extent described under “— Effect of Section 367 of the Code on U.S. Holders” and subject to the discussion above under “— Tax Consequences of the Mergers to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CDAQ, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of CDAQ Public Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (an “MTM Election”). No assurance can be given that the CDAQ Public Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their CDAQ Public Shares in connection with the Mergers or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its CDAQ Public Shares at the end of its taxable year over its adjusted basis in its CDAQ Public Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its CDAQ Public Shares over the fair market value of its CDAQ Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its CDAQ Public Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CDAQ Public Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to CDAQ Public Shares, including in connection with the Mergers.

THE PFIC RULES ARE VERY COMPLEX. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

Tax Treatment of Pubco Warrants

The appropriate U.S. federal income tax treatment of Pubco Warrants received in the Business Combination in exchange for Public Warrants is uncertain because, as described below, it is unclear whether the Mergers, in addition to qualifying as an exchange described in section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. There are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as CDAQ, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of CDAQ. For example, the requirements for reorganization treatment could be affected by the magnitude of Public Share redemptions that occur in connection with the Business Combination. As a result, CDAQ’s counsel is unable to opine whether the Business Combination qualifies as a reorganization under Section 368 of the Code. If the Business Combination qualifies as an exchange governed only by Section 351 of the Code (and not by section 368 of the Code), a U.S. Holder that holds no CDAQ Public Shares and whose Public Warrants automatically convert into Pubco Warrants will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. Holder’s adjusted basis in its Public Warrants. A U.S. Holder’s basis in its Pubco Warrants received in the Business Combination will equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants will begin on the day after the Business Combination. If the Business Combination qualifies as a “reorganization” under Section 368 of the Code as well an exchange described in section 351(a) of the Code, a U.S. Holder whose Public Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. Holder’s adjusted tax basis in the Pubco Warrants received should be equal to the U.S. Holder’s adjusted tax basis in the Public Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Public Warrants exchange therefor were held by such U.S. Holder.

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If the Business Combination qualifies as an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code), a U.S. Holder that receives Pubco Common Stock in exchange for CDAQ Public Shares and that holds Public Warrants that automatically convert into Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Common Stock and the Pubco Warrants received by such holder over (y) such U.S. Holder’s aggregate adjusted tax basis in the CDAQ Public Shares and Public Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such U.S. Holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Business Combination on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Common Stock and (ii) the Pubco Warrants received by such U.S. Holder among the CDAQ Public Shares and Public Warrants owned by such U.S. holder immediately prior to the Business Combination in proportion to their fair market values. Any loss realized by a U.S. Holder would not be recognized. In this case, the holding period of the Pubco Common Stock received in the Business Combination will include the holding period during which the CDAQ Public Shares exchanged therefor were held by such U.S. Holder, and the holding period of Pubco Warrants received in the Business Combination will begin on the day after the Business Combination.

If the Business Combination qualifies as a “reorganization” under Section 368 of the Code as well as an exchange governed only by Section 351 of the Code, a U.S. Holder that receives Pubco Common Stock in exchange for CDAQ Public Shares and whose Public Warrants automatically convert into a Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. Holder’s tax basis in the Pubco Common Stock and the Pubco Warrants received will be equal to the U.S. Holder’s basis in the CDAQ Public Shares and Public Warrants exchanged therefor, and the holding period of the Pubco Common Stock and Pubco Warrants will include the holding period during which the CDAQ Public Shares and Public Warrants exchanged therefor were held by such U.S. Holder.

U.S. holders of Public Warrants are urged to consult with their tax advisors regarding the treatment of their Public Warrants in connection with the Business Combination.

Tax Consequences of the Mergers to Non-U.S. Holders

The Mergers are not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of CDAQ Public Shares unless the Mergers fail to qualify for as an exchange within the meaning of Section 351(a) of the Code (and do not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its CDAQ Public Shares in connection with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Mergers occur and meets certain other requirements.

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Redemptions

In General

The U.S. federal income tax consequences to a Holder of CDAQ Public Shares that exercises its redemption rights with respect to its CDAQ Public Shares will depend on whether the redemption qualifies as a sale under Section 302 of the Code. Whether a redemption of CDAQ Public Shares qualifies for sale treatment will depend largely on the total number of CDAQ Ordinary Shares treated as held by a redeemed Holder before and after the redemption (including any shares treated as constructively owned by the Holder as a result of owning Public Warrants or otherwise and any shares that a Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of CDAQ outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the Holder’s interest in CDAQ, or (iii) is “not essentially equivalent to a dividend” with respect to the Holder. These tests are explained more fully below.

In order to meet the substantially disproportionate test, the percentage of CDAQ’s outstanding voting stock actually and constructively owned by a Holder immediately following the redemption of CDAQ Public Shares must, among other requirements, be less than 80% of the percentage of CDAQ’s outstanding voting stock actually and constructively owned by the Holder immediately before the redemption. There will be a complete termination of a Holder’s interest in CDAQ if either (i) all of the shares actually and constructively owned by the Holder are redeemed or (ii) all of the shares actually owned by the Holder are redeemed and the Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the Holder does not constructively own any other shares (including any stock constructively owned by the Holder as a result of owning Public Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the Holder’s proportionate interest in CDAQ. Whether the redemption will result in a meaningful reduction in a Holder’s proportionate interest in CDAQ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares generally will be treated as a corporate distribution to the redeemed Holder.

Tax Consequences of Exercising Redemption Rights to U.S. Holders

If the redemption of a U.S. Holder’s CDAQ Public Shares is treated as a sale, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the CDAQ Public Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the CDAQ Public Shares so disposed of exceeds one year. The deductibility of capital losses is subject to limitations.

If the redemption of a U.S. Holder’s CDAQ Public Shares is treated as a corporate distribution, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from CDAQ’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of CDAQ’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described above.

Tax Consequences of Exercising Redemption Rights to Non-U.S. Holders

The U.S. federal income tax consequences to a Non-U.S. Holder of CDAQ Public Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed or instead a corporate distribution, as described above under the section entitled “— Redemptions — In General.” The U.S. federal income tax consequences to a Non-U.S. Holder will be as described below under “— Ownership and Disposition of Pubco Common Stock — Tax Consequences to Non-U.S. Owners.”

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Ownership and Disposition of Pubco Common Stock

Tax Consequences to U.S. Holders

Distributions on Pubco Common Stock

In general, distributions of cash or other property to U.S. Holders of Pubco Common Stock (other than certain distributions of Pubco Common Stock or rights to acquire Pubco Common Stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Pubco Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Pubco Common Stock, as described below under the section entitled “— Sales or other Taxable Exchanges or Dispositions of Pubco Common Stock.”

Sales or other Taxable Exchanges or Dispositions of Pubco Common Stock

Upon a sale or other taxable disposition of Pubco Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Pubco Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Distributions on Pubco Common Stock

In general, distributions of cash or other property to U.S. Holders of Pubco Common Stock (other than certain distributions of Pubco Common Stock or rights to acquire Pubco Common Stock), will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Pubco (or another applicable withholding agent) will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Pubco Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Pubco Common Stock, which will be treated as described below under the section entitled “— Sales or other Taxable Exchanges or Dispositions of Pubco Common Stock.”

Sales or other Taxable Exchanges or Dispositions of Pubco Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale or other taxable exchange or disposition of Pubco Common Stock, unless:

i.	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

ii.	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

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iii.	Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Pubco Common Stock being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with a redemption) at a tax rate of 30% (or a lower applicable tax treaty rate). If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such Pubco Common Stock may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption.

Information Reporting and Backup Withholding

Dividend payments with respect to Pubco Common Stock, proceeds from the sale, exchange, redemption or other taxable disposition of Pubco Common Stock or CDAQ Public Shares and amounts received in the Business Combination may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder’s United States federal income tax liability, and a Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

FATCA generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including shares of Pubco Common Stock and CDAQ Public Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Pubco Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of Pubco Common Stock and CDAQ Public Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

EACH HOLDER IS URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGERS, THE EXERCISE OF REDEMPTION RIGHTS, THE MERGERS, AND THE OWNERSHIP AND DISPOSITION OF PUBCO COMMON STOCK AFTER THE BUSINESS COMBINATION.

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Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of CDAQ and KMC, adjusted to give effect to the Business Combination and related transactions.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited balance sheet of KMC as of December 31, 2025, with the historical audited balance sheet of CDAQ as of December 31, 2025, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2025.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, presents the historical audited statement of operations of KMC for the year ended December 31, 2025, with the historical audited statement of operations of CDAQ for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had occurred on January 1, 2025.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, has been derived from:

●	The historical audited financial statements of CDAQ as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited financial statements of KMC as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been derived from:

●	The historical audited financial statements of CDAQ for the year ended December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited financial statements of KMC for the year ended December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates transaction accounting adjustments. KMC and CDAQ have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting transaction accounting adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of KMC and CDAQ included in this proxy statement/prospectus and the sections “KMC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CDAQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

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Description of the Transactions

Share Redemptions

On October 19, 2023, CDAQ held an extraordinary general meeting to approve proposals to amend the Amended and Restated Charter to (i) extend the date by which CDAQ must consummate an initial business combination from October 19, 2023 to July 19, 2024 and (ii) to provide for the right of a holder of CDAQ Class B Ordinary Shares, par value $0.0001 per share convert such shares into Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of the business combination at the election of the holder. In connection with the vote to approve the charter amendment proposals, Public Shareholders holding 16,045,860 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at approximately $10.54 per share, or approximately $169.1 million (the “October 2023 Redemptions”).

On July 18, 2024, CDAQ held an extraordinary general meeting in lieu of an annual general meeting of shareholders to approve a proposal to amend the Amended and Restated Charter to extend the date by which CDAQ must consummate an initial business combination from July 19, 2024 to December 19, 2024 and then on a monthly basis up to four (4) times until April 19, 2025 (or such earlier date as determined by the CDAQ Board (the “Second Extension Amendment Proposal”). In connection with the vote to approve the Second Extension Amendment Proposal, public shareholders holding 2,713,143 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at approximately $10.92 per share, or approximately $29.6 million (the “July 2024 Redemptions”).

On April 16, 2025, CDAQ held an extraordinary general meeting in lieu of an annual general meeting of shareholders to approve a proposal to amend the Amended and Restated Charter to extend the date by which CDAQ must consummate an initial business combination from April 19, 2025 to April 19, 2026 (or such earlier date as determined by the CDAQ Board (the “2025 Extension Amendment Proposal”). In connection with the vote to approve the 2025 Extension Amendment Proposal, public shareholders holding 2,370,619 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at approximately $11.25 per share, or approximately $26.7 million (the “April 2025 Redemptions” and together with the October 2023 Redemptions and July 2024 Redemptions, the “Extension Redemptions”).

The Merger Agreement

On January 6, 2026, CDAQ entered into the Merger Agreement with Pubco, Purchaser Merger Sub, Company Merger Sub and KMC, for a proposed Business Combination between CDAQ and KMC. KMC is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States. Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all outstanding KMC Options and KMC Warrants. Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

On February 5, 2026, the parties to the Merger Agreement entered into Amendment No. 1 to the Merger Agreement, which corrects a scrivener’s error in the Merger Agreement to clarify that the aggregate Merger Consideration to be paid to holders of all of KMC’s securities (including holders of in-the-money KMC Options and KMC Warrants) will be equal to $230.0 million.

Pursuant to the Merger Agreement, the total Merger Consideration to be paid by Pubco to the KMC stockholders (excluding holders of KMC Options and KMC Warrants) at the Effective Time of the Mergers will be an amount equal to $230.0 million, which will be paid entirely in shares of Pubco Common Stock, with each share valued at $10.00 per share. Each KMC stockholder will receive a number of shares of Pubco Common Stock equal to the result of dividing the “Per Share Price” (as defined in the Merger Agreement) by $10.00. No fractional shares of Pubco Common Stock will be issued, instead the number of shares issued to each recipient will be rounded up to the nearest whole share. Outstanding KMC Options and KMC Warrants will be assumed by Pubco and converted into options and warrants to acquire shares of Pubco Common Stock with the same terms as the existing KMC Options and KMC Warrants, except that the exercise price and number of shares will be adjusted based on the conversion ratio of KMC Common Stock to Pubco Common Stock. The shares of Pubco Common Stock issued as Merger Consideration and the Pubco options and warrants that are issued following the assumption of KMC Options and KMC Warrants by Pubco are not subject to any contractual post-Closing lock-up or transfer restrictions.

176

At the Effective Time, every issued and outstanding CDAQ Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one CDAQ Class A Ordinary Share and one-third (1/3rd) of a CDAQ Public Warrant. At the Effective Time, each issued and outstanding CDAQ Class A Ordinary Share that is not redeemed or converted in the closing redemption and each CDAQ Class B Ordinary Share (other than for CDAQ Public Shareholders who shall have demanded properly in writing dissenters’ rights for such CDAQ Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights) shall be converted automatically into and thereafter represent the right to own one share of Pubco Common Stock. Following the Effective Time, all CDAQ Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. At the Effective Time, each issued and outstanding CDAQ Public Warrant shall be assumed by Pubco and converted into one Pubco Public Warrant and each issued and outstanding CDAQ Private Warrant shall be assumed by Pubco and converted into one Pubco Private Warrant. At the Effective Time, the QDAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the CDAQ Public Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares.

Simultaneously with the execution of the Merger Agreement, certain KMC stockholders that are insiders, or affiliates of insiders, KMC and CDAQ entered into Voting Agreements, pursuant to which, among other things, each KMC stockholder party thereto agreed (a) to support and vote in favor of the adoption of the Merger Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their equity interests in KMC (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Voting Agreements cover approximately 20.75% of KMC’s outstanding voting securities as of the date of the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, CDAQ, KMC and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed to (i) vote all of its CDAQ Class A Ordinary Shares and its CDAQ Class B in favor of the Merger Agreement and the Transactions, (ii) waive certain of its anti-dilution protections on its CDAQ Class B Ordinary Shares, and (iii) convert at the Closing of Business Combination (all amounts outstanding under the Sponsor Loan Note, dated November 21, 2024, issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000 into CDAQ Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of the CDAQ Class A Ordinary Shares to the Sponsor, the Sponsor Loan Note shall be deemed satisfied in full.

In connection with the execution of the Merger Agreement, Pubco, CDAQ, the Sponsor and certain other CDAQ shareholders, officers and directors entered into the Second Letter Agreement Amendment. The Second Letter Agreement Amendment (i) adds Pubco as a party to the Letter Agreement and (ii) amends the terms of the lock-up set forth in the Letter Agreement to be consistent with the lack of a contractual lock-up on the Pubco securities issued to KMC securityholders in the Company Merger, such that effective upon Closing, the post-Closing lock-up provisions are deleted in their entirety and any post-Closing lock-up with respect to any Pubco securities owned by any party thereto will be eliminated. On January 13, 2026, the Legacy Sponsor executed a joinder to the Second Letter Agreement Amendment.

Prior to the Closing, Pubco, CDAQ, the Sponsor, and the other holders of registrable securities under the Founder Registration Rights Agreement will enter into an amendment to the Founder Registration Rights Agreement Amendment, pursuant to which Pubco will assume the registration obligations of CDAQ under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares, and the Sponsor, the Legacy Sponsor and the other holders of registrable securities parties thereto will have substantially the same priorities and registration rights as the KMC stockholders under the Seller Registration Rights Agreement.

177

Prior to the Closing, Pubco and certain KMC stockholders who are reasonably expected to be an executive officer, director and/or affiliate of Pubco immediately after the Closing will enter into the Seller Registration Rights Agreement, pursuant to which each KMC stockholder party thereto will be granted substantially the same priorities and registration rights as the Sponsor and other holders or registrable securities under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment).

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CDAQ will be treated as the “acquired” company for financial reporting purposes, and KMC will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	KMC’s stockholders will hold a majority of the voting power of Pubco post Business Combination;

●	The Pubco Board will consist of five board members, four of which will be designated by KMC and one will be designated by CDAQ;

●	KMC’s operations will substantially comprise the ongoing operations of Pubco; and

●	KMC’s senior management will comprise the senior management of Pubco.

Another determining factor was that CDAQ does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CDAQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 110,866 Public Shares exercise their redemption rights for $1.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $11.72 per share as of February 28, 2026. The Maximum Redemptions scenario includes all adjustments contained in the No Redemptions scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

The following tables set out the share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the Maximum Redemptions scenario:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
KMC Sellers	18,623,329	70.1%	18,623,329	70.4%
Public Shareholders (1)	110,866	0.4%	-	-%
CDAQ Sponsor (2)	1,937,061	7.3%	1,937,061	7.3%
CDAQ Legacy Sponsor	2,092,348	7.9%	2,092,348	7.9%
Non-Redemption Investors	1,457,300	5.4%	1,457,300	5.5%
Polar Shares	1,350,000	5.1%	1,350,000	5.1%
PIPE Investors	1,000,000	3.8%	1,000,000	3.8%
Total shares of Pubco Common Stock outstanding	26,570,904		26,460,038

(1)	The shares presented reflect the redemption of 16,045,860 CDAQ Public Shares on October 19, 2023, the redemption of 2,713,143 CDAQ Public Shares on July 18, 2024, and the redemption of 2,370,619 CDAQ Public Shares on April 16, 2025.
(2)	Includes 176,857 shares from the conversion of the Sponsor Loan Note upon the consummation of the Business Combination.

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The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, are based on the historical financial statements of KMC and CDAQ. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025

			Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	KMC (Historical)	CDAQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$157,117	$972	$10,000,000	A	$6,955,771	$(1,299,332)	F	$5,656,439
			1,299,332	B
			(2,847,000)	C
			80,000	G
			(300,000)	H
			(1,500,000)	J
			15,000	M
			50,350	O
Deposits and prepaids	119,570	-	-		119,570	-		119,570
Due from Sponsor	-	157,036	-		157,036	-		157,036
Total current assets	276,687	158,008	6,797,682		7,232,377	(1,299,332)		5,933,045
Non-current assets
Property and equipment, net	33,411	-	-		33,411	-		33,411
Mineral interests	2,913,634	-	-		2,913,634	-		2,913,634
Vat receivable	459,957	-	-		459,957	-		459,957
Cash held in Trust Account	-	1,293,496	(1,299,332)	B	-	-		-
			5,836	I
Total non-current assets	3,407,002	1,293,496	(1,293,496)		3,407,002	-		3,407,002
Total assets	$3,683,689	$1,451,504	$5,504,186		$10,639,379	$(1,299,332)		$9,340,047

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$827,937	$-	$-		$827,937	$-		$827,937
Accounts payable - related party	70,000	-	-		70,000	-		70,000
Accounts payable	-	397,294	-		397,294	-		397,294
Accrued expenses	-	774,904	(677,985)	C	96,919	-		96,919
Deferred officer’s and director’s fees	177,500	-	-		177,500	-		177,500
Note payable - related party	17,500	-	-		17,500	-		17,500
Polar Capital Investment payable - related party	-	261,520	(261,520)	J	-	-		-
Non-redemption liability	-	6,025,173	(6,025,173)	K	-	-		-
2021 Promissory note - Legacy Sponsor	-	125,000	(125,000)	H	-	-		-
Working Capital Loans	-	1,685,872	80,000	G	-	-		-
			(1,765,872)	H
Total current liabilities	1,092,937	9,269,763	(8,775,550)		1,587,150	-		1,587,150
Non-current liabilities
Derivative warrant liabilities	-	238,244	-		238,244	-		238,244
Total non-current liabilities	-	238,244	-		238,244	-		238,244
Total liabilities	1,092,937	9,508,007	(8,775,550)		1,825,394	-		1,825,394

CDAQ Class A ordinary shares subject to possible redemption	-	1,293,496	(1,299,332)	F	-	-		-
			5,836	I
SHAREHOLDERS’ DEFICIT
KMC common stock	91,118	-	(93,218)	D	34	-		34
			2,000	L
			100	M
			34	O
Pubco common stock	-	-	100	A	2,657	(11)	F	2,646
			1,862	D
			695	N
Class A ordinary shares	-	320	(484)	N	-	-		-
			11	F
			18	H
			135	J
Class B ordinary shares	-	211	(211)	N	-	-		-
Subscription receivable	-	-	-	D	-	-		-
Additional paid-in capital	18,820,447	205,815	9,999,900	A	25,432,107	(1,299,321)	F	24,132,786
			(1,397,000)	C
			91,356	D
			(11,741,840)	E
			1,299,321	F
			1,765,854	H
			(135)	J
			6,025,173	K
			298,000	L
			14,900	M
			50,316	O
Stock to be issued	300,000	-	(300,000)	L	-	-		-
Accumulated deficit	(16,620,813)	(9,556,345)	(772,015)	C	(16,620,813)	-		(16,620,813)
			11,741,840	E
			(175,000)	H
			5,836	I
			(5,836)	I
			(1,238,480)	J
Total shareholders’ equity (deficit)	2,590,752	(9,349,999)	15,573,232		8,813,985	(1,299,332)		7,514,653

Total shareholders’ equity (deficit) and liabilities	$3,683,689	$1,451,504	$5,504,186		$10,639,379	$(1,299,332)		$9,340,047

(1)	The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited balance sheet of KMC as of December 31, 2025, with the historical audited balance sheet of CDAQ as of December 31, 2025.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

			Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	KMC (Historical)	CDAQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined

Revenues	$-	$-	$-		$-	$-	$-

Operating costs and expenses
Exploration expense	(616,803)	-	-		(616,803)	-	(616,803)
Professional fees	(236,984)	-	-		(236,984)	-	(236,984)
Officers’ and directors’ fees	(414,980)	-	-		(414,980)	-	(414,980)
Travel	(110,358)		-		(110,358)	-	(110,358)
General and administrative	(205,908)	(1,100,454)	(772,015)	BB	(2,078,377)	-	(2,078,377)
Depreciation	(91,719)	-	-		(91,719)	-	(91,719)
Bad debt	-	-	-		-	-	-
Non-redemption expense	-	(1,997,165)	-		(1,997,165)	-	(1,997,165)
Administrative expenses - related party	-	(120,000)	120,000	CC	-	-	-
Operating loss	(1,676,752)	(3,217,619)	(652,015)		(5,546,386)	-	(5,546,386)

Loss from operations	(1,676,752)	(3,217,619)	(652,015)		(5,546,386)	-	(5,546,386)

Other (expense) income
Interest income	-	-	-		-	-	-
Exchange gain (loss)	(386,643)	-	-		(386,643)	-	(386,643)
Loss on disposal of mineral interest	(333,999)	-	-		(333,999)	-	(333,999)
Interest earned on cash (investments) held in Trust Account	-	344,811	(344,811)	AA	-	-	-
Interest expense	-	-	(1,413,480)	DD	(1,413,480)	-	(1,413,480)
Change in fair value of derivative warrant liabilities	-	(119,121)	-		(119,121)	-	(119,121)
Loss before income tax expense	(2,397,394)	(2,991,929)	(2,410,306)		(7,799,629)	-	(7,799,629)

Income tax expense	-	-	-		-	-	-
Net (loss) income	$(2,397,394)	$(2,991,929)	$(2,410,306)		$(7,799,629)	$-	$(7,799,629)

Basic and diluted net loss per share	$(0.06)

Basic and diluted weighted average number of shares outstanding	91,118,388

Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption		$(0.49)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption		857,773

Basic and diluted net loss per share, non-redeemable Class A ordinary shares		$(0.49)

Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares		3,200,000

Basic and diluted net loss per share, non-redeemable Class B ordinary shares		$(0.49)

Basic and diluted weighted average shares outstanding, non-redeemable Class B ordinary shares		2,110,122

Pro forma weighted average number of shares outstanding - basic and diluted					26,570,904		26,460,038

Pro forma loss per share - basic and diluted					$(0.29)		$(0.29)

(1)	Please refer to Note 6 — “Net Loss per Share” for details.
(2)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, contains the historical audited statement of operations of KMC for the year ended December 31, 2025, with the historical audited statement of operations of CDAQ for the year ended December 31, 2025.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions in the Merger Agreement

The Merger Agreement

On January 6, 2026, CDAQ entered into the Merger Agreement with Pubco, Purchaser Merger Sub, Company Merger Sub and KMC, for a proposed Business Combination between CDAQ and KMC. KMC is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States. Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all outstanding KMC Options and KMC Warrants. Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

Pursuant to the Merger Agreement, the total Merger Consideration to be paid by Pubco to the KMC stockholders (excluding holders of KMC Options and KMC Warrants) at the Effective Time of the Mergers will be an amount equal to $230.0 million, which will be paid entirely in shares of Pubco Common Stock, with each share valued at $10.00 per share. Each KMC stockholder will receive a number of shares of Pubco Common Stock equal to the result of dividing the “Per Share Price” (as defined in the Merger Agreement) by $10.00. No fractional shares of Pubco Common Stock will be issued, instead the number of shares issued to each recipient will be rounded up to the nearest whole share. Outstanding KMC Options and KMC Warrants will be assumed by Pubco and converted into options and warrants to acquire shares of Pubco Common Stock with the same terms as the existing KMC Options and KMC Warrants, except that the exercise price and number of shares will be adjusted based on the conversion ratio of KMC Common Stock to Pubco Common Stock. The shares of Pubco Common Stock issued as Merger Consideration and the Pubco options and warrants that are issued following the assumption of KMC Options and KMC Warrants by Pubco are not subject to any contractual post-Closing lock-up or transfer restrictions.

At the Effective Time, every issued and outstanding CDAQ Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one CDAQ Class A Ordinary Share and one-third (1/3rd) of a CDAQ Public Warrant. At the Effective Time, each issued and outstanding CDAQ Class A Ordinary Share that is not redeemed or converted in the closing redemption and each CDAQ Class B Ordinary Share (other than for CDAQ Public Shareholders who shall have demanded properly in writing dissenters’ rights for such CDAQ Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights) shall be converted automatically into and thereafter represent the right to own one share of Pubco Common Stock. Following the Effective Time, all CDAQ Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. At the Effective Time, each issued and outstanding CDAQ Public Warrant shall be assumed by Pubco and converted into one Pubco Public Warrant and each issued and outstanding CDAQ Private Warrant shall be assumed by Pubco and converted into one Pubco Private Warrant. At the Effective Time, the QDAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the CDAQ Public Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares.

Simultaneously with the execution of the Merger Agreement, certain KMC stockholders that are insiders, or affiliates of insiders, KMC and CDAQ entered into Voting Agreements, pursuant to which, among other things, each KMC stockholder party thereto agreed (a) to support and vote in favor of the adoption of the Merger Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their equity interests in KMC (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Voting Agreements cover approximately 20.75% of KMC’s outstanding voting securities as of the date of the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, CDAQ, KMC and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed to (i) vote all of its CDAQ Class A Ordinary Shares and its CDAQ Class B in favor of the Merger Agreement and the Transactions, (ii) waive certain of its anti-dilution protections on its CDAQ Class B Ordinary Shares, and (iii) convert at the Closing of Business Combination (all amounts outstanding under the Sponsor Loan Note, dated November 21, 2024, issued by CDAQ to the Sponsor for an aggregate principal amount up to $2,500,000 into CDAQ Class A Ordinary Shares at $10.00 per share, and that upon the issuance and delivery of the CDAQ Class A Ordinary Shares to the Sponsor, the Sponsor Loan Note shall be deemed satisfied in full.

In connection with the execution of the Merger Agreement, Pubco, CDAQ, the Sponsor and certain other CDAQ shareholders, officers and directors entered into the Second Letter Agreement Amendment. The Second Letter Agreement Amendment (i) adds Pubco as a party to the Letter Agreement and (ii) amends the terms of the lock-up set forth in the Letter Agreement to be consistent with the lack of a contractual lock-up on the Pubco securities issued to KMC securityholders in the Company Merger, such that effective upon Closing, the post-Closing lock-up provisions are deleted in their entirety and any post-Closing lock-up with respect to any Pubco securities owned by any party thereto will be eliminated. On January 13, 2026, the Legacy Sponsor executed a joinder to the Second Letter Agreement Amendment.

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Prior to the Closing, Pubco, CDAQ, the Sponsor, and the other holders of registrable securities under the Founder Registration Rights Agreement will enter into an amendment to the Founder Registration Rights Agreement Amendment, pursuant to which Pubco will assume the registration obligations of CDAQ under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares, and the Sponsor, the Legacy Sponsor and the other holders of registrable securities parties thereto will have substantially the same priorities and registration rights as the KMC stockholders under the Seller Registration Rights Agreement.

Prior to the Closing, Pubco and certain KMC stockholders who are reasonably expected to be an executive officer, director and/or affiliate of Pubco immediately after the Closing will enter into the Seller Registration Rights Agreement, pursuant to which each KMC stockholder party thereto will be granted substantially the same priorities and registration rights as the Sponsor and other holders or registrable securities under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment).

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Pubco will experience. KMC and CDAQ did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. Pubco has elected not to present Management’s Adjustments and will only be presenting transaction accounting adjustments in the following unaudited pro forma condensed combined financial information.

CDAQ does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of KMC have been prepared in accordance with U.S. GAAP. The historical financial statements of CDAQ have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by KMC.

Pubco has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that Public Shareholders holding 110,866 Public Shares exercise their redemption rights for $1.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $11.72 per share as of February 28, 2026. The Maximum Redemptions scenario includes all adjustments contained in the No Redemptions scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

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The following tables set out the share ownership of Pubco on a pro forma basis assuming the No Redemptions scenario and the Maximum Redemptions scenario:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
KMC Sellers	18,623,329	70.1%	18,623,329	70.4%
Public Shareholders (1)	110,866	0.4%	-	-%
CDAQ Sponsor (2)	1,937,061	7.3%	1,937,061	7.3%
CDAQ Legacy Sponsor	2,092,348	7.9%	2,092,348	7.9%
Non-Redemption Investors	1,457,300	5.4%	1,457,300	5.5%
Polar Shares	1,350,000	5.1%	1,350,000	5.1%
PIPE Investors	1,000,000	3.8%	1,000,000	3.8%
Total shares of Pubco Common Stock outstanding	26,570,904		26,460,038

(1)	The shares presented reflect the redemption of 16,045,860 CDAQ Public Shares on October 19, 2023, the redemption of 2,713,143 CDAQ Public Shares on July 18, 2024, and the redemption of 2,370,619 CDAQ Public Shares on April 16, 2025.
(2)	Includes 176,587 shares from the conversion of the Sponsor Loan Note upon the consummation of the Business Combination.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of Pubco. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, CDAQ will be treated as the “acquired” company for financial reporting purposes, and KMC will be the accounting “acquirer.” This determination was primarily based on the assumption that:

●	KMC’s stockholders will hold a majority of the voting power of Pubco post Business Combination;

●	The Pubco Board will consist of five board members, four of which will be designated by KMC and one will be designated by CDAQ;

●	KMC’s operations will substantially comprise the ongoing operations of Pubco; and

●	KMC’s senior management will comprise the senior management of Pubco.

Another determining factor was that CDAQ does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of CDAQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

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Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:

A.	Reflects proceeds to be received from the Transaction Financing of $10,000,000 at $10.00 per share for the issuance of 1,000,000 shares of Pubco Common Stock, par value $0.0001 to meet the condition in the Merger Agreement of the minimum cash condition of at least $5.0 million at Closing, after giving effect to Trust Account redemptions, Transaction Financing proceeds, and payment of CDAQ expenses and liabilities and up to $1.0 million in KMC transaction expenses. CDAQ is still negotiating the terms with its potential PIPE Investors and deemed entering into such Transaction Financings as probable.

B.	Reflects the liquidation and reclassification of $1.3 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.	Represents preliminary estimated transaction costs expected to be incurred by CDAQ and KMC of approximately $2.925 million for placement agent, legal, accounting, and advisory fees incurred as part of the Business Combination.

For the CDAQ transaction costs of $2.0 million, $0.7 million of these fees have been accrued and none of these fees have been paid as of the pro forma balance sheet date. $0.5 million related to the PIPE fees have been recorded to additional paid in capital. The remaining amount of $0.8 million is reflected in an adjustment to accumulated losses.

For the KMC fees of $0.925 million, $0.028 million of these fees have been paid and none of these fees have been accrued as of the pro forma balance sheet date. The $0.897 million fees have been recorded to additional paid-in capital.

D.	Represents the conversion of 93,554,389 shares of KMC Common Stock into 18,623,329 shares of Pubco Common Stock, based on the Per Share Price of $1.9906 and a conversion ratio of 0.19906419, upon the Closing of the Business Combination.

E.	Reflects the elimination of CDAQ’s historical accumulated losses after recording the transaction costs to be incurred by CDAQ of $0.8 million as described in (C) above, the interest expense to be incurred by CDAQ of $1.2 million as described in (H) and (J) below, the adjustment to CDAQ Class A Ordinary Shares subject to redemption of $0.01 million, and the interest earned in the Trust Account subsequent to December 31, 2025, of $0.01 million as described in (I) below.

F.	The No Redemption scenario reflects no redemptions of Public Shares. The Maximum Redemptions scenario reflects the maximum redemption of 110,866 Public Shares for aggregate redemption payments of $1.3 million in the aggregate upon consummation of the Business Combination at a redemption price of approximately $11.72 per share as of February 28, 206. The Maximum Redemptions scenario includes all adjustments contained in the No Redemptions scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions scenario.

G.	Reflects the additional draw on the CDAQ Working Capital Loan of $0.08 million subsequent to December 31, 2025.

H.	Reflects the payment of $0.2 million of interest expense and the payment of $0.1 million of principal on the Legacy Sponsor promissory note and the conversion of $1.7 million of the Working Capital Loans into CDAQ Class A Ordinary Shares at $10.00 per share upon the closing of the Business Combination.

I.	Reflects the interest earned in the Trust Account of $0.01 million and accretion of CDAQ Class A Ordinary Shares subject to possible redemption of $0.01 million subsequent to December 31, 2025.

J.	Reflects the recognition of $1.2 million of interest expense, and the payment of the return of capital of $1.5 million of the Polar Capital Investment payable – related party upon the closing of the Business Combination. Reflects the issuance of 0.9 shares of CDAQ Class A Ordinary Shares for the balance of the Polar Capital Investment of $1.5 million, or 1,350,000 shares, par value $0.0001 to Polar.

K.	Reflects the settlement of the non-redemption liability upon the closing of the Business Combination.

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L.	Reflects 2,000,000 KMC shares of common stock to be issued in the amount of $300,000, par value $0.001.

M.	Reflects cash to be received by KMC and 100,000 shares of KMC to be issued in the aggregate amount of $0.015 million, par value $0.001.

N.	Reflects the conversion of CDAQ Class A Ordinary Shares and Class B Ordinary Shares into Pubco Common Stock on a one-for-one basis upon the closing of the Business Combination.

O.	Reflects the 335,666 KMC Warrants exercised into Pubco Common Stock at an exercisable price of $0.15 per share.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.

BB.	Reflects the transaction costs of CDAQ of $0.8 million as if incurred on January 1, 2025.

CC.	Reflects the elimination of administrative service fees that will cease to be paid upon the Closing.

DD.	Reflects the recognition of interest expense on the Polar Capital Investment payable and the Legacy Sponsor note as described in (H) and (J) above.

Note 6 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average Pubco Common Stock outstanding and the issuance of additional Pubco Common Stock in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

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The unaudited pro forma condensed combined financial information has been prepared, assuming two alternative levels of redemption of Public Shares:

	For the Year Ended December 31, 2025
	No Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
KMC Sellers	18,623,329	18,623,329
Public Shareholders (1)	110,866	-
CDAQ Sponsor (2)	1,937,061	1,937,061
CDAQ Legacy Sponsor	2,092,348	2,092,348
Non-Redemption Investors	1,457,300	1,457,300
Polar Shares	1,350,000	1,350,000
PIPE Investors	1,000,000	1,000,000
Total shares of Pubco Common Stock outstanding – basic and diluted	26,570,904	26,460,038

(1)	The shares presented reflect the redemption of 16,045,860 CDAQ Public Shares on October 19, 2023, the redemption of 2,713,143 CDAQ Public Shares on July 18, 2024, and the redemption of 2,370,619 CDAQ Public Shares on April 16, 2025.
(2)	Includes 176,587 shares from the conversion of the Sponsor Loan Note upon the consummation of the Business Combination.

	For the Year Ended December 31, 2025
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(7,799,629)	$(7,799,629)
Weighted average shares outstanding of Pubco Common Stock – basic and diluted	26,570,904	26,460,038
Net loss per share – basic and diluted	$(0.29)	$(0.29)
Excluded securities: (1)
CDAQ Public Warrants	7,080,163	7,080,163
CDAQ Private Warrants	4,832,065	4,832,065
KMC Options	1,164,525	1,164,525
KMC Warrants	4,358,088	4,358,088

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

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INFORMATION RELATED TO PUBCO

Pubco is a Delaware corporation that was incorporated on December 30, 2025. Pubco’s principal executive offices are located at 701 Brickell Avenue, Suite 1550, Miami, FL 33131 and its telephone number is (786) 847-3320.

Business

Pubco was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Pubco owns no material assets and does not operate any business.

Fiscal Year

Pubco’s fiscal year is the calendar year, ending on December 31.

Sole Stockholder

Prior to the consummation of the Business Combination, the sole stockholder of Pubco is CDAQ. Upon the consummation of the Business Combination, Pubco will become a new public company owned by the prior CDAQ Shareholders and the KMC Stockholders.

Board of Directors

Upon the consummation of the Business Combination, the number of directors of Pubco is expected to be to five persons, including four independent directors. Immediately following the consummation of the Business Combination, the composition of the Pubco Board will satisfy the applicable independence requirements under the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act.

Legal Proceedings

As of the date of this proxy statement/prospectus, Pubco was not party to any material legal proceedings. In the future, Pubco may become party to legal matters and claims arising in the ordinary course of business.

Properties

Pubco currently does not own or lease any physical property.

Employees

Pubco currently has no employees.

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Information About CDAQ

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CDAQ.

Overview

We are a blank check company incorporated in the Cayman Islands on March 8, 2021. CDAQ was formed for the purpose of effectuating a business combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Initial Public Offering

On October 19, 2021, we consummated the CDAQ IPO of 20,000,000 Units. Each Unit consists of one CDAQ Public Share and one-third of one CDAQ Public Warrant, with each whole CDAQ Public Warrant entitling the holder thereof to purchase one CDAQ Class A Ordinary Share for $11.50 per share. The Units were sold at a price of $10.00 per CDAQ Public Unit, generating gross proceeds of $200,000,000. Certain Institutional Anchor Investors purchased an aggregate of 20,000,000 CDAQ Public Units. The Institutional Anchor Investors also purchased 1,547,727 Founder Shares from the Legacy Sponsor at the original purchase price of $0.005 per share.

We granted the over-allotment option to purchase up to an additional 3,000,000 over-allotment units at the CDAQ IPO price to cover over-allotments, if any. On November 30, 2021, the underwriters of the CDAQ IPO partially exercised the over-allotment option to purchase an additional 1,240,488 over-allotment units at a price of $10.00 per over-allotment unit, generating gross proceeds of approximately $12,404,880.

Simultaneously with the closing of the CDAQ IPO and pursuant to the CDAQ Private Warrants Purchase Agreement, we completed the private sale of an aggregate of 4,666,667 CDAQ Private Warrants to our Legacy Sponsor in the CDAQ Private Placement at a purchase price of $1.50 per CDAQ Private Warrant, generating gross proceeds of $7,000,000. Also, in connection with the partial exercise of the over-allotment option, the Legacy Sponsor purchased an additional 165,398 CDAQ Private Warrants at a purchase price of $1.50 per CDAQ Private Warrant. Concurrently with the closing of the CDAQ Private Placement, the Institutional Anchor Investors paid the Legacy Sponsor $280,000 for the transfer of an aggregate of 186,667 CDAQ Private Warrants, which transfer will take place upon the closing of the initial business combination.

A total of $200,000,000, comprised of $196,000,000 of the proceeds from the CDAQ IPO and $4,000,000 of the proceeds from the CDAQ Private Placement, was placed in the Trust Account maintained by CST, acting as trustee.

Our Legacy Sponsor was CDAQ SPAC LLC, a Delaware limited liability company. As described in more detail below, on August 31, 2023, upon the consummation of the Sponsor Handover, HCG Opportunity, LLC, a Delaware limited liability company, became our Sponsor.

We must complete our initial business combination by April 20, 2026, the end of our Business Combination Deadline, unless our Business Combination Deadline is further extended. If our initial business combination is not consummated by the end of our Business Combination Deadline, then, unless the CDAQ Board shall otherwise determine, our existence will terminate, and we will distribute all amounts in the Trust Account.

Sponsor Handover

On August 30, 2023, the Legacy Sponsor and the Sponsor entered into the Sponsor Purchase Agreement, and on August 31, 2023, the Legacy Sponsor and the Sponsor consummated the Sponsor Handover. Pursuant to the terms of the Sponsor Purchase Agreement, at the Sponsor Handover: (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants to the Sponsor; (ii) Sponsor agreed to cause us to pay an aggregated amount of $300,000 in cash consideration upon closing of the business combination to entities or accounts as directed by the Legacy Sponsor (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor); (iii) the Sponsor entered into the a joinder to the Registration Rights Agreement; (iv) the Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor; (v) all Prior Directors and Officers resigned, and Daniel J. Hennessy, Thomas D. Hennessy, Anna Brunelle, Kirk Hovde, Matt Schindel and M. Joseph Beck were appointed as directors and Thomas D. Hennessy and Nick Geeza were appointed as our Chief Executive Officer and our Chief Financial Officer, respectively; and (vi) we entered into the an amendment to the letter agreement with the Legacy Sponsor, the Sponsor and the Prior Directors and Officers, pursuant to which the Sponsor became a party to the Letter Agreement and all Founder Shares and CDAQ Private Warrants transferred to the Sponsor remain subject to the terms of the Letter Agreement. Immediately following the Sponsor Handover, the Legacy Sponsor retained 2,217,086 Founder Shares and 186,667 CDAQ Private Warrants, which CDAQ Private Warrants will be transferred to the Institutional Anchor Investors upon the closing of the initial business combination. On March 29, 2024, we entered into the Letter Agreement Joinder with each of our current directors and officers, which is effective as of the Sponsor Handover on August 31, 2023.

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Extensions of our Business Combination Deadline

On October 19, 2023, CDAQ held an extraordinary general meeting of shareholders to approve proposals to amend the CDAQ Memorandum and Articles to (i) extend the date by which CDAQ must consummate an initial business combination from October 19, 2023 to July 19, 2024 and (ii) provide for the right of holders of CDAQ’s CDAQ Class B Ordinary Shares, to convert those shares into CDAQ Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holders.

In connection with the vote to approve these proposals, CDAQ Public Shareholders holding 16,045,860 CDAQ Public Shares exercised their right to redeem those shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $169.1 million (approximately $10.54 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares.

On July 18, 2024, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend the CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four times until April 19, 2025 (or such earlier date as determined by the Compass Board. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,713,143 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $29.6 million (approximately $10.92 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares.

On April 16, 2025, CDAQ held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend CDAQ’s restated memorandum and articles of association to extend the date by which CDAQ must consummate an initial business combination from April 19, 2025 to April 20, 2026 or such earlier date as determined by the CDAQ Board. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,370,619 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $26.7 million (approximately $11.25 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares, and 3,310,866 CDAQ Class A Ordinary Shares (including 110,866 CDAQ Public Shares) were issued and outstanding immediately following that redemption.

On March 16, 2026, CDAQ filed a definitive proxy statement for an extraordinary general meeting in lieu of an annual general meeting of the shareholders to be held on April 14, 2026 and proposed to, among other things, extend the Business Combination Deadline on a monthly basis, up to three (3) times, from April 20, 2026 through July 20, 2026.

CDAQ may seek to further extend the Business Combination Deadline consistent with applicable laws and regulations by amending the CDAQ Memorandum and Articles. Such an amendment would require the approval of the CDAQ Public Shareholders, who will be provided the opportunity to redeem all or a portion of their CDAQ Public Shares in connection with the vote on such approval. Such redemptions will decrease the amount held in our Trust Account and our capitalization.

Merger Agreement

On January 6, 2026, CDAQ entered into the Merger Agreement with Pubco, Purchaser Merger Sub, Company Merger Sub and KMC. KMC is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States. Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all outstanding KMC Options and KMC Warrants. Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

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For more information about the Merger Agreement and the Business Combination, please see the section entitled “The Business Combination.”

Nasdaq Compliance

CDAQ Public Units, CDAQ Public Shares and Public Warrants were each traded on the Global Market tier of Nasdaq under the symbols “CDAQU,” “CDAQ” and “CDAQW”, respectively. Our Units commenced public trading on October 15, 2021, and our CDAQ Public Shares and Public Warrants commenced separate public trading on December 6, 2021.

On October 15, 2024 we received a letter from the Listing Qualifications Department of Nasdaq, which stated that the staff of Nasdaq (the “Nasdaq Staff”) had determined that (i) our securities would be delisted from Nasdaq, (ii) trading of our CDAQ Class A Ordinary Shares, Public Warrants, and Units would be suspended at the opening of business on October 22, 2024 and (iii) a Form 25-NSE would be filed with the SEC, which would remove our securities from listing and registration on Nasdaq. Under the Nasdaq 36 Month Requirement, a SPAC must complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement. Since we failed to complete a business combination by October 14, 2024, the Nasdaq Staff concluded that we did not comply with the Nasdaq 36 Month Requirement and our securities were subject to delisting. On October 22, 2024, the listing of our securities on Nasdaq was suspended and on March 5, 2025, Nasdaq filed the Form 25-NSE to delist our securities from Nasdaq.

Following the suspension of trading on Nasdaq, our CDAQ Class A Ordinary Shares, Public Warrants, and Units are quoted on the OTCID Basic Market under the symbols “CDAQF,” “CDAWF” and “CDAUF,” respectively.

We remain a reporting entity under the Exchange Act with respect to continued disclosure of financial and operational information.

Voting Restrictions in Connection with the Meeting

CDAQ Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned CDAQ Ordinary Shares at the close of business on ______, 2026, which is the Record Date for the Meeting. CDAQ Shareholders are entitled to one vote at the Meeting for each Ordinary Share held as of the Record Date. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the CDAQ Public Shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your CDAQ Public Shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

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Redemption Rights for CDAQ Public Shareholders upon Completion of the Business Combination

Under the CDAQ Memorandum and Articles, in connection with any proposed initial business combination, if CDAQ seeks shareholder approval of an initial business combination, CDAQ Public Shareholders must be offered the opportunity to redeem their CDAQ Public Shares, regardless of whether they vote for or against the proposed initial business combination, subject to the limitations described in the CDAQ Memorandum and Articles as described in the CDAQ IPO Prospectus and herein. Accordingly, in connection with the Business Combination with KMC, CDAQ Public Shareholders may seek to redeem their CDAQ Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Redemption of CDAQ Public Shares and Liquidation if no Initial Business Combination

The CDAQ Memorandum and Articles provides that CDAQ will have only until the Business Combination Deadline (which is April 20, 2026) to complete an initial business combination. If CDAQ has not completed an initial business combination by the Business Combination Deadline and does not seek CDAQ Shareholder approval to amend the CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination or by such earlier liquidation date as the CDAQ Board may approve, CDAQ will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem the CDAQ Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (net of amounts previously released to CDAQ to pay its taxes and up to $100,000 of dissolution expenses), divided by the number of then issued and outstanding CDAQ Public Shares, which redemption will completely extinguish CDAQ Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CDAQ’s remaining shareholders and the CDAQ Board, liquidate and dissolve, subject in each case to CDAQ’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

CDAQ has entered into Letter Agreements with the Sponsor and its officers and directors, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or CDAQ Private Warrants held by them if CDAQ fails to complete an initial business combination by the Business Combination Deadline. However, if such persons acquire CDAQ Public Shares in or after the CDAQ IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such CDAQ Public Shares if CDAQ fails to complete an initial business combination by the Business Combination Deadline.

The Sponsor and CDAQ’s directors and officers have also agreed that they will not propose any amendment to the CDAQ Memorandum and Articles (i) to modify the substance or timing of CDAQ’s obligation to allow redemptions in connection with an initial business combination or to redeem 100% of the CDAQ Public Shares if CDAQ does not complete an initial business combination by the Business Combination Deadline or (ii) with respect to any other material provisions relating to the rights of holders of CDAQ Class A Ordinary Shares or pre-initial business combination activity, unless CDAQ provides the CDAQ Public Shareholders with the opportunity to redeem their CDAQ Public Shares upon effectiveness of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding CDAQ Public Shares, subject to applicable law.

CDAQ expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the CDAQ IPO and CDAQ Private Placement held outside the Trust Account and any Working Capital Loans (as defined below). However, if those funds are not sufficient to cover the costs and expenses associated with implementing CDAQ’s plan of dissolution, CDAQ is not permitted to withdraw any interest earned on the Trust Account balance for such purpose.

As of ______, 2026, based on funds in the Trust Account of approximately $______ million, the per-share redemption amount received by CDAQ Public Shareholders upon CDAQ’s dissolution would be $______ per share. The funds deposited in the Trust Account could, however, become subject to the claims of CDAQ’s creditors, which would have higher priority than the claims of CDAQ Public Shareholders. CDAQ cannot assure you that the actual per-share redemption amount received by CDAQ Public Shareholders will not be substantially less than $______ per share. While CDAQ intends to pay such amounts, if any, CDAQ cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

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Although CDAQ seeks to have all vendors, service providers (other than WithumSmith+Brown, PC (“Withum”), its independent registered public accounting firm and the underwriters of the CDAQ IPO), prospective acquisition targets and other entities with which CDAQ does business execute agreements with CDAQ waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the CDAQ Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CDAQ’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CDAQ’s management will consider whether competitive alternatives are reasonably available to CDAQ and will only enter into an agreement with such third-party if CDAQ management believes that such third party’s engagement would be in the best interests of CDAQ under the circumstances. Examples of possible instances where CDAQ may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by CDAQ management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CDAQ management is unable to find a service provider willing to execute a waiver. Withum and the underwriters of the CDAQ IPO have not executed agreements with CDAQ waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CDAQ and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to CDAQ if and to the extent any claims by a third party (other than Withum and the underwriters of the CDAQ IPO) for services rendered or products sold to CDAQ, or a prospective acquisition target with which CDAQ has entered into a written letter of intent, confidentiality or other similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of taxes, if any, and up to $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under CDAQ’s indemnity of the underwriters of the CDAQ IPO against certain liabilities, including liabilities under the Securities Act, and CDAQ’s public auditor.

However, CDAQ has not asked the Sponsor to reserve for such indemnification obligations, nor has CDAQ independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CDAQ believes that the Sponsor’s only assets are the CDAQ Class B Ordinary Shares and Private Warrants that it owns. Therefore, CDAQ cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CDAQ’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, CDAQ may not be able to complete its initial business combination and a CDAQ Public Shareholder would receive such lesser amount per Public Share in connection with any redemption of its CDAQ Public Shares. None of CDAQ’s officers or directors will indemnify CDAQ for claims by third parties including, without limitation, claims by vendors and prospective acquisition targets.

In the event that the funds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the Trust Account assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CDAQ’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CDAQ currently expects that its independent directors would take legal action on CDAQ’s behalf against the Sponsor to enforce its indemnification obligations to CDAQ, it is possible that CDAQ’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, CDAQ cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

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If CDAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CDAQ that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in CDAQ’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of CDAQ Shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, CDAQ cannot assure you that it will be able to return $10.00 per share to CDAQ Public Shareholders. Additionally, if CDAQ files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against CDAQ that is not dismissed, any distributions received by CDAQ Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CDAQ Shareholders. Furthermore, the CDAQ Board may be viewed as having breached its fiduciary duty to CDAQ’s creditors and/or may have acted in bad faith, and thereby exposing itself and CDAQ to claims of punitive damages, by paying CDAQ Public Shareholders from the Trust Account prior to addressing the claims of creditors. CDAQ cannot assure you that claims will not be brought against CDAQ for these reasons.

CDAQ Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the CDAQ Public Shares if CDAQ does not complete an initial business combination by the Business Combination Deadline, (ii) in connection with a shareholder vote to amend the CDAQ Memorandum and Articles (x) to modify the substance or timing of CDAQ’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the CDAQ Public Shares if it does not complete an initial business combination by the Business Combination Deadline or (y) with respect to any other material provisions relating to the rights of holders of CDAQ Class A Ordinary Shares or pre-initial business combination activity or (iii) if they redeem their respective CDAQ Public Shares for cash upon the completion of CDAQ’s initial business combination. In no other circumstances will a CDAQ Public Shareholder have any right or interest of any kind to or in the Trust Account. In the event CDAQ seeks shareholder approval in connection with its initial business combination, a CDAQ Public Shareholder’s voting in connection with such initial business combination alone will not result in a CDAQ Public Shareholder’s redeeming its CDAQ Public Shares for an applicable pro rata share of the Trust Account. Such CDAQ Public Shareholder must have also exercised its redemption rights described above. These provisions of the CDAQ Memorandum and Articles, like all provisions of the CDAQ Memorandum and Articles, may be amended with a shareholder vote, pursuant to the provisions of the CDAQ Memorandum and Articles.

Employees

CDAQ currently has two executive officers: Thomas D. Hennessy, Chief Executive Officer and Nick Geeza, Chief Financial Officer.

Directors and Executive Officers

CDAQ’s executive directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Daniel J. Hennessy	67	Chairman of the Board
Thomas D. Hennessy	40	Chief Executive Officer and Director
Nick Geeza	39	Chief Financial Officer
Joseph Beck	39	Director
Anna Brunelle	57	Director
Kirk Hovde	37	Director
Matt Schindel	39	Director

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Daniel J. Hennessy has served as the Chairman of our Board since August 2023. Mr. Hennessy is also the Managing Member of Hennessy Capital Group LLC, an alternative investment firm he established in 2013 that focuses on sustainable industrial technology and infrastructure sectors. Mr. Hennessy currently serves as the Chairman of the Board and Chief Executive Officer of Hennessy Capital Investment Corp. VIII (NASDAQ: HCIC) (“Hennessy VIII”), and Hennessy Capital Investment Corp. VII (NASDAQ: HVII) (“Hennessy VII”). Mr. Hennessy has also served as a director of Innventure, Inc. (NASDAQ: INV) since October 2024. He also has served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Investment Corp. VI (“Hennessy VI”) from January 2021 until its Business Combination with Namib Minerals (NASDAQ: NAMM), which closed on June 5, 2025. He also served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Investment Corp. V (“Hennessy V”), from October 2020 until its liquidation in December 2022. Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. IV(“Hennessy IV”), from March 2019 until its Business Combination with Canoo Holdings Ltd, which closed on December 21, 2020 and changed its name to Canoo Inc. Canoo Inc. filed for bankruptcy and ceased all operations on January 17, 2025. He also served as a senior advisor to PropTech Investment Corporation II, a SPAC targeting businesses in the real estate technology industry, and 7GC & Co. Holdings Inc., a SPAC targeting businesses in the technology industry. Mr. Hennessy previously served as senior advisor to PropTech Acquisition Corporation, a SPAC targeting businesses in the real estate technology industry, which closed its initial Business Combination with Porch Group Inc. (Nasdaq: PRCH) in December 2020. From January 2017 to October 2018, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. III (“Hennessy III”), which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, in October 2018, and in November 2019, NRC Group Holdings Corp. merged with U.S. Ecology, Inc., and Mr. Hennessy served as a director of NRC Group Holdings Corp. from October 2018 to October 2019. From April 2015 to February 2017, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. II (“Hennessy II”), which merged in February 2017 with Daseke, which was subsequently acquired in April 2024 by TFI International (NYSE and TSX: TFII). Mr. Hennessy served as Vice Chairman of the Board of Daseke from February 2017 to June 2021. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. (“Hennessy I”), which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and Mr. Hennessy served as Vice Chairman of the Board of Blue Bird Corporation from February 2015 to April 2019. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is qualified to serve as one of our directors due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy I, Hennessy II, Hennessy III, Hennessy IV, Hennessy V, Hennessy VI, Hennessy VII and Hennessy VIII.

Thomas D. Hennessy has served as our Chief Executive Officer and one of our directors since August 2023. He has served as a Managing Partner of Growth Strategies of Hennessy Capital Group, LLC, an alternative investment firm founded in 2013 that focuses on investing in industrial, infrastructure, real estate and sustainable technologies. Since February 2026, Mr. Hennessy has served as President and director of Hennessy VIII. Since January 2025, Mr. Hennessy has also served as President, Chief Operating Officer, and director of Hennessy VII. Mr. Hennessy has previously served as a Chairman and CEO of Global Technology Acquisition Corp. I, a SPAC. Mr. Hennessy has previously served as a director of TortoiseEcofin Acquisition Corporation III, a SPAC. Mr. Hennessy has previously served as Chairman and Chief Executive Officer of two, a SPAC, which in March 2024 closed a business combination agreement with LatAm Logistic Properties S.A. (NYSE: LPA), a leading developer, owner, and manager of institutional quality, class A industrial and logistics real estate in Central and South America. Mr. Hennessy has previously served as a director of Jaguar Global Growth Corporation I, a SPAC, which in October 2023 closed a business combination with Captivision Inc. (Nasdaq: CAPT), a leading designer and manufacturer of architectural media display glass. Mr. Hennessy has previously served as a director of 7GC & Co. Holdings, a SPAC, which in December 2023 closed a business combination with Banzai International Inc. (Nasdaq: BNZI), a leading marketing technology company that provides data-driven marketing and sales solutions. Previously, Mr. Hennessy served as Chairman, Co-Chief Executive Officer, and President of PropTech Acquisition Corporation’s business combination with Porch Group Inc. (Nasdaq: PRCH) in 2020 and subsequently served as an independent director of Porch Group. Mr. Hennessy previously served as a Portfolio Manager of Abu Dhabi Investment Authority (ADIA) and prior to that as an Investment Associate for Sam Zell’s Equity International. Mr. Hennessy started his career in the Investment Bank at Credit Suisse. Mr. Hennessy holds a B.A. degree from Georgetown University and an MBA from the University of Chicago Booth School of Business. Mr. Hennessy is qualified to serve as one of our directors due to his extensive experience with SPACs and his expertise in mergers and acquisitions.

Nick Geeza has served as our Chief Financial Officer since August 2023. He has served as Head of Business Development of Hennessy Capital Growth Strategies, an alternative investment company, since April 2023. From May 2023 to March 2024, Mr. Geeza served as Chief Financial Officer of two (NYSE: TWOA), a SPAC, which completed its business combination with Logistic Properties of the Americas (NYSE: LPA) in March 2024. Mr. Geeza previously served as Enterprise Sales Director for Capital Preferences, Ltd., a wealth technology platform focused on using behavioral economics to reveal client preferences and drive increased assets under management for global enterprise financial institutions, since March 2022. From November 2007 to March 2022, Mr. Geeza served as Senior Vice President in the Derivative Products Group at U.S Bank National Association, where he was responsible for developing and servicing client relationships in the National Corporate Banking Technology, Automotive and Insurance divisions. During his tenure, Mr. Geeza assisted in the development and successful implementation of a dynamic hedging platform, advised on compliance with U.S. GAAP accounting requirements, and negotiated International Swaps and Derivatives Association, Dodd-Frank, and collateral management documentation. Prior to U.S. Bank, Mr. Geeza worked at JP Morgan Chase & Co. in New York. Mr. Geeza graduated Cum Laude with a B.S. from Georgetown University and earned an MBA from the University of Chicago Booth School of Business.

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M. Joseph Beck has served as one of our directors since August 2023. From March 2023 to March 2024, he served as a director of two (NYSE: TWOA), a SPAC, which completed its business combination with Logistic Properties of the Americas (NYSE: LPA) in March 2024. From August 2020 to November 2022, he served as Co-Chief Executive Officer, Chief Financial Officer and director of PropTech Investment Corporation II, which consummated a business combination with Appreciate Holdings, Inc. (Nasdaq: SFR). From July 2019 to December 2020, he served as Co-Chief Executive Officer, Chief Financial Officer and director of PropTech Acquisition Corporation, which consummated a business combination with Porch Group (Nasdaq: PRCH) From November 2022 to March 2024, he served as a director of Appreciate Holdings, Inc. From December 2020 to December 2023, he served as a director of 7GC & Co. Holdings Inc. (Nasdaq: VII), a SPAC targeting the technology industry, which consummates a business combination with Banzai International, Inc., a marketing technology company. From February 2021 to November 2023, Mr. Beck served as a director of Jaguar Global Growth Corporation I, a SPAC that completed its business combination with Captivision Inc. (Nasdaq: CAPT), a designer and manufacturer of architectural media glass. Mr. Beck has served as a Managing Partner of Growth Strategies of Hennessy Capital Group LLC since July 2019. From August 2012 to July 2019, Mr. Beck served as a Senior Investment Manager of ADIA. From July 2008 to August 2012, Mr. Beck served as an analyst in the Investment Banking Division of Goldman, Sachs & Co. Mr. Beck holds a B.A. degree from Yale University. Mr. Beck is qualified to serve as one of our directors due to his experience with public companies and capital markets.

Anna Brunelle has served as one of our directors since August 2023. She served as the Chief Financial Officer of May Mobility from October 2023 to March 2025, and as Chief Financial Officer of Ouster Inc., from August 2020 to May 2023, which completed a Business Combination with Colonnade Acquisition Corp., a SPAC, in March 2021, and subsequently merged with Velodyne Lidar, Inc. (previously NASDAQ: VLDR) in February 2023. Ms. Brunelle has over 20 years of experience in finance, accounting, investor relations, corporate and business development, as well as business operations and analytics. She previously served as Chief Financial Officer of Kinestral Technologies from April 2018 through May 2020 and Chief Financial Officer and Interim Chief Operating Officer of Soylent from March 2016 through October 2017. She has also served as Chief Financial Officer of GlobalLogic, Chief Financial Officer of Tivo, Inc., and Senior Consultant for Deloitte & Touche, LLP. Ms. Brunelle currently serves as a director of Hennessy VII and previously served as a director of Hennessy VI from October 2021 to June 2025, and Halio International from March 2019 through May 2020. She also served as a director of Bolt Threads, Inc. from August 2021 to August 2024, which completed a Business Combination with a SPAC. During her tenure in leadership positions, she has worked on successful IPOs of technology companies and completed multiple private and public acquisitions and divestitures. Ms. Brunelle received her B.S. in Business Administration (accounting concentration) from California Polytechnic State University — San Luis Obispo. Ms. Brunelle is qualified to serve as one of our directors due to her background in accounting and finance and her experience as the chief financial officer for both public and private companies and as a director.

Kirk Hovde has served as one of our directors since August 2023. He serves as Managing Principal & Head of Investment Banking at Hovde Group where he is responsible for leading the firm’s investment banking practice, as well as evaluating the financial and strategic options of financial institutions. In this capacity, Mr. Hovde performs financial analyses and valuations of banks and thrifts, assists in the facilitation of M&A transactions and capital offerings, and assesses the impact of national and regional trends on the financial services industry. Mr. Hovde is also a member of Hovde Group’s Management Operating Committee, which is tasked with the day-to-day management of the firm and implementation of the longer-term strategic plan and vision. Prior to joining Hovde Group, Mr. Hovde was with Deloitte & Touche LLP in Chicago, Illinois, where he provided assurance services to both public and private clients in a broad array of industries. These services primarily consisted of regular financial audit and Sarbanes-Oxley attestation engagements, but also included special projects for acquisitions and divestitures. Mr. Hovde, a native of Chicago, earned a Bachelor of Business Administration, double majoring in Accounting and Finance, Investment & Banking, from the School of Business at the University of Wisconsin, Madison. He is a Certified Public Accountant in the State of Illinois, has his series 7, 24, 63 and 79 FINRA licenses and has passed Level II of the CFA Program. Mr. Hovde is qualified to serve as one of our directors due to his experience in finance, M&A and capital markets.

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Matt Schindel has served as one of our directors since August 2023. He has previously served as a director of TortoiseEcofin Acquisition Corporation III, a SPAC. Mr. Schindel has more than two decades of experience as an investor and operator of growth companies, including more than a decade in climate and renewable energy related businesses. Mr. Schindel currently leads finance at Cerebras Systems, a pioneer in accelerating generative AI with wafer-scale AI computing systems. Between February 2020 and July 2023, he served as Chief Financial Officer at Snapdocs, a real estate software company that provides automation solutions for lenders, title companies, notaries, and other participants in real-estate transactions. Prior to Snapdocs, Mr. Schindel held various executive roles at Sunrun, Inc., the nation’s leading residential solar, storage, and energy services company. Mr. Schindel holds a Bachelor’s Degree from Harvard College. Mr. Schindel is qualified to serve as one of our directors due to his experience with public companies and capital markets.

Family Relationships

Other than the below, no family relationships exist between any of our directors or executive officers:

●	Daniel J. Hennessey is the father of Thomas D. Hennessey;
●	Daniel J. Hennessey is the uncle of Kirk Hovde; and
●	Thomas D. Hennessey and Kirk Hovde are cousins.

Number and Terms of Office of Officers and Directors

Our Board of Directors consists of six members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we were not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The first extraordinary general meeting on November 2, 2023 was held in lieu of our first annual general meeting of shareholders.

The term of office of the first class of directors, consisting of Joeseph Beck and Kirk Hovde, who were re-elected by holders of our CDAQ Class B Ordinary Shares in connection with the 2024 extraordinary general meeting, will expire at the fourth annual general meeting. The term of office of the second class of directors, consisting of Thomas D. Hennessy and Matt Schindel, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Daniel J. Hennessy and Anna Brunelle, will expire at the third annual general meeting.

Only holders of CDAQ Class B Ordinary Shares have the right to appoint directors in any general meeting held prior to or in connection with the completion of our initial business combination. Holders of our CDAQ Public Shares are not entitled to vote on the appointment of directors during such time. These provisions of the CDAQ Memorandum and Articles relating to the rights of holders of CDAQ Class B Ordinary Shares to appoint directors may be amended by a special resolution passed by a majority of at least 90% of our CDAQ Ordinary Shares voting in a general meeting. Our officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, rather than for specific terms of office. The CDAQ Board is authorized to appoint officers as it deems appropriate pursuant to the CDAQ Memorandum and Articles.

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us, other than our Chief Financial Officer, who was paid an aggregate of $0 and $20,500 for services provided to us in 2025 and 2024, respectively. Commencing on October 19, 2021 through the earlier of closing of our initial business combination and our liquidation, we may pay our Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to our Sponsor, secretarial and administrative support services provided to members of our management team and other expenses and obligations of our Sponsor, pursuant to the Administrative Services Agreement, as assigned to our Sponsor by the Legacy Sponsor. In addition, our Sponsors, Prior Directors and Officers, officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our Audit Committee reviews on a quarterly basis all payments that were made by us to our Sponsors, Prior Directors and Officers, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made from funds held outside the Trust Account. Other than quarterly Audit Committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been or will be paid by us to our Sponsors, Prior Directors and Officers, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

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After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination, such as the KMC Registration Statement. We have not established any limit on the amount of such fees that may be paid by Pubco to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination because the directors of Pubco will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Pubco Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors of Pubco.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the closing of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business, but we do not believe that the ability of our management to remain with us after the closing of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the CDAQ Board

The CDAQ Board has three standing committees: the Audit Committee, a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”). Both our Audit Committee and our Compensation Committee are composed solely of independent directors. Subject to phase-in rules, the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the Audit Committee of a listed company be comprised solely of independent directors, and the Nasdaq Listing Rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by our Board and has the composition and responsibilities described below.

CDAQ Audit Committee

Anna Brunelle, Matt Schindel and Kirk Hovde serve as the members and Anna Brunelle serves as chair of the Audit Committee. All members of our Audit Committee are independent of and unaffiliated with our Sponsors. Under the applicable SEC rules, all the directors on the Audit Committee must be independent.

Each member of the Audit Committee is financially literate and our Board of Directors has determined that Anna Brunelle qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

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We have adopted a charter of the Audit Committee, which details the principal functions of the Audit Committee, including:

●	assisting with Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the registered public accounting firm has with us in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

CDAQ Compensation Committee

Matt Schindel and M. Joseph Beck serve as the members and Matt Schindel serves as chair of the Compensation Committee.

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We have adopted a charter of the Compensation Committee, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and making recommendations to our Board of Directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to Board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than (i) the payment to our Sponsor of up to $10,000 per month pursuant to the Administrative Services Agreement for office space, utilities, salaries or other cash compensation paid to consultants to our Sponsor, secretarial and administrative support, other expenses, (ii) obligations of our Sponsor and reimbursement of expenses and (iii) the payment of an aggregate of $0 and $20,500 to our Chief Financial Officer, for services provided to us in 2025 and 2024, respectively, no compensation of any kind, including finders, consulting or other similar fees, is paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the closing of an initial business combination. Accordingly, it is likely that prior to the closing of an initial business combination, the Compensation Committee will only be responsible for the review and recommendation of any compensation arrangements entered into in connection with such initial business combination.

The charter of the Compensation Committee also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq Listing Rules and the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating Committee are Kirk Hovde and M. Joseph Beck, and Kirk Hovde serves as chair of the Nominating Committee.

We have adopted a charter of the Nominating Committee, which details the purpose and responsibilities of the Nominating Committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board of Directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the Board of Directors;

●	developing and recommending to the Board of Directors and overseeing implementation of our corporate governance guidelines;

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●	coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter of the Nominating Committee also provides that the Nominating Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our CDAQ Public Shares do not have the right to recommend director candidates for nomination to our Board of Directors.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC has also adopted Rule 10D-1 under the Exchange Act (the “SEC Clawback Rule”) that direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

On December 7, 2023, our Board of Directors approved the adoption of the Policy on Recoupment of Incentive Compensation (the “Clawback Policy”), with an effective date of October 2, 2023, in order to comply with the SEC Clawback Rule and the Nasdaq Listing Rules, as set forth in the Nasdaq Listing Rule 5608 (the “Nasdaq Clawback Rules”).

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers as defined in the SEC Clawback Rule (“Covered Officers”) in the event that we are required to prepare an accounting restatement, in accordance with the Nasdaq Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, our Board of Directors may recoup from the Covered Officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

Compensation Committee Interlocks and Insider Participation

None of CDAQ’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CDAQ Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) applicable to our directors, officers and employees. We have filed a copy of our Code Ethics as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025. You may review the Code of Ethics by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code Ethics and the charters of the committees of our Board of Directors will be provided without charge upon request from us. If we make any amendments to our Code Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or the Nasdaq Listing Rules, we will disclose the nature of such amendment or waiver in a Current Report on Form 8-K and on our website. The information included on or accessible through our website is not incorporated by reference this registration statement or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Trading Policies

On October 14, 2021, we adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing standards.

Legal Proceedings

To the knowledge of CDAQ’s management, there is no litigation currently pending or contemplated against CDAQ, or any of its respective officers or directors in their capacity as such or against any CDAQ property.

Periodic Reporting and Audited Financial Statements

CDAQ has registered the CDAQ Class A Ordinary Shares under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, CDAQ’s annual report will contain financial statements audited and reported on by CDAQ’s independent registered public accountants.

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CDAQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CDAQ. References to CDAQ “management” or CDAQ’s “management team” refers to CDAQ’s officers and directors.

The following discussion and analysis provides information which CDAQ’s management believes is relevant to an assessment and understanding of its results of operations and financial condition. This discussion and analysis should be read together with the sections of the proxy statement/prospectus entitled “Other Information Related to CDAQ”, and CDAQ’s audited financial statements and related notes thereto that are included elsewhere in the proxy statement/prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in the proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on March 8, 2021, formed for the purpose of effectuating a business combination. We are an early stage and emerging growth company and, as such, are subject to all of the risks associated with early stage and emerging growth companies. We expect to continue to incur significant costs in the pursuit of our acquisition plans. There can be no assurance that our plans to complete an initial business combination, including the Business Combination, will be successful.

We will not generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income from the proceeds derived from the CDAQ IPO and the CDAQ Private Placement.

We completed our CDAQ IPO of 20,000,000 CDAQ Public Units, including 1,240,488 over-allotment units pursuant to the partial exercise of the over-allotment option, each CDAQ Public Unit consisting of one CDAQ Public Share and one-third of one CDAQ Public Warrant, at $10.00 per CDAQ Public Unit on October 19, 2021.

Certain Institutional Anchor Investors that are not affiliated with us, the Legacy Sponsor, our prior directors, officers, or any member of our management purchased an aggregate of 20,000,000 CDAQ Public Units. The CDAQ Public Units were sold at an offering price of $10.00 per CDAQ Public Units, generating gross proceeds of $200 million.

Simultaneously with the closing of the CDAQ IPO, we consummated the sale of 4,666,667 CDAQ Private Warrants at a price of $1.50 per CDAQ Private Warrant to our Legacy Sponsor in the CDAQ Private Placement, generating gross proceeds of $7 million. Concurrently with the closing of the CDAQ Private Placement, the Institutional Anchor Investors paid the Legacy Sponsor $280,000 for the transfer of an aggregate of 186,667 CDAQ Private Warrants, which transfer will be effective upon the closing of the initial business combination.

The Institutional Anchor Investors also purchased equity interests of the Legacy Sponsor equivalent to 1,547,727 Founder Shares from the Legacy Sponsor at the original purchase price of $0.005 per share.

Following the closing of the CDAQ IPO on October 19, 2021, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the CDAQ IPO and the CDAQ Private Placement was placed in the Trust Account located in the United States and shall be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us. On October 19, 2023, we instructed CST to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with CST continuing to act as trustee, until the earlier of the consummation of the initial business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the CDAQ IPO and CDAQ Private Placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.

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On November 30, 2021, we consummated the sale of an additional (i) 1,240,488 over-allotment units to the underwriters, at $10.00 per over-allotment unit, and (ii) 165,398 CDAQ Private Warrants, at $1.50 per CDAQ Private Warrant, generating total gross proceeds of $12,404,880 and $248,097, respectively. The underwriters forfeited the balance of the over-allotment option. A total of $12,404,880 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds deposited into the Trust Account in connection with our CDAQ IPO to $212,404,880. We incurred additional offering costs of $682,268 in connection with the over-allotment (of which $434,171 was for deferred underwriting fees). On August 11, 2023 and August 14, 2023, the underwriters informed us of their decision to waive their rights to the deferred underwriting commission held in the Trust Account.

Our management has broad discretion with respect to the specific application of the net proceeds of the CDAQ IPO and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. The CDAQ Memorandum and Articles provide that the business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a business combination. We will only complete a business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that we will be able to successfully effect a business combination.

We will provide the CDAQ Public Shareholders with the opportunity to redeem all or a portion of their CDAQ Public Shares upon the completion of a business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer. In connection with such vote, the CDAQ Public Shareholders will be entitled to redeem their CDAQ Public Shares for a pro rata portion of the amount then in the Trust Account ($11.14 per share as of December 31, 2024, net of taxes paid and payable). There will be no redemption rights upon the completion of a business combination with respect to Warrants. These CDAQ Class A Ordinary Shares have been recorded at a redemption value and classified as temporary equity upon the completion of the CDAQ IPO, in accordance with ASC 480.

Each of our Sponsors has agreed (i) to vote its Founder Shares and any CDAQ Public Shares purchased during or after the CDAQ IPO in favor of a business combination; (ii) not to propose an amendment to the CDAQ Memorandum and Articles with respect to our pre-business combination activities prior to the closing of a business combination unless we provide dissenting CDAQ Public Shareholders with the opportunity to redeem their CDAQ Public Shares in conjunction with any such amendment; (iii) not to redeem any CDAQ Ordinary Shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a business combination (or to sell any CDAQ Ordinary Shares in a tender offer in connection with a business combination if we do not seek shareholder approval in connection therewith) or a vote to amend the provisions of the CDAQ Memorandum and Articles relating to shareholders’ rights of pre-business combination activity; and (iv) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a business combination is not consummated. However, the Sponsors will be entitled to liquidating distributions from the Trust Account with respect to any CDAQ Public Shares purchased during or after the CDAQ IPO if we fail to complete our business combination.

If we are unable to complete a business combination by April 20, 2026 (unless extended by CDAQ Shareholder), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the CDAQ Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding CDAQ Public Shares, which redemption will completely extinguish CDAQ Public Shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of us, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than 11.58 per Public Share (net of taxes paid or payable, as of December 31, 2025).

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As of December 31, 2025 and December 31, 2024, we held cash of $972 and $27,720, respectively, and current liabilities of $9,269,763 and $6,162,507, respectively. Further, we expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

Business Combination with KMC

On January 6, 2026, CDAQ entered into the Merger Agreement with Pubco, Purchaser Merger Sub, Company Merger Sub and KMC. KMC is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States. Pursuant to the Merger Agreement, (a) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity and a wholly-owned subsidiary of Pubco and with the securityholders of CDAQ receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco and with KMC stockholders receiving shares of Pubco Common Stock and with Pubco assuming all outstanding KMC Options and KMC Warrants. Immediately following the Purchaser Merger, CDAQ will de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation. As a result, each of CDAQ and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the Business Combination and Pubco will become a publicly-traded holding company named “Key Mining Holdings Corp.”

On February 5, 2026, the parties to the Merger Agreement entered into Amendment No. 1 to the Merger Agreement, which corrects a scrivener’s error in the Merger Agreement to clarify that the aggregate Merger Consideration to be paid to holders of all of KMC’s securities (including holders of in-the-money KMC Options and KMC Warrants) will be equal to $230.0 million.

Sponsor Handover

On August 30, 2023, the Legacy Sponsor and the Sponsor entered into the Sponsor Purchase Agreement, and on August 31, 2023, the Legacy Sponsor and the Sponsor consummated the Sponsor Handover. Pursuant to the terms of the Sponsor Purchase Agreement, at the Sponsor Handover: (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants to the Sponsor; (ii) Sponsor agreed to cause us to pay an aggregated amount of $300,000 in cash consideration upon closing of the business combination to entities or accounts as directed by the Legacy Sponsor (including the repayment of the $125,000 balance of the 2021 Promissory Note payable to the Legacy Sponsor); (iii) the Sponsor entered into the a joinder to the Registration Rights Agreement; (iv) the Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor; (v) all Prior Directors and Officers resigned, and Daniel J. Hennessy, Thomas D. Hennessy, Anna Brunelle, Kirk Hovde, Matt Schindel and M. Joseph Beck were appointed as directors and Thomas D. Hennessy and Nick Geeza were appointed as our Chief Executive Officer and our Chief Financial Officer, respectively; and (vi) we entered into the an amendment to the Letter Agreement with the Legacy Sponsor, the Sponsor and the Prior Directors and Officers.

Extension of the Business Combination Deadline

We initially had until October 19, 2023, 24 months from the closing of the CDAQ IPO, to consummate our initial business combination.

On October 19, 2023, we held an extraordinary general meeting of shareholders to approve proposals to amend the CDAQ Memorandum and Articles to (i) extend the Business Combination Deadline from October 19, 2023 to July 19, 2024 and (ii) provide for the right of holders of CDAQ Class B Ordinary Shares to convert such shares into CDAQ Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holders. In connection with the vote to approve these proposals, CDAQ Public Shareholders holding 16,045,860 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $169.1 million (approximately $10.54 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares.

On July 18, 2024, we held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, a proposal to amend the CDAQ Memorandum and Articles to extend the Business Combination Deadline from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four times until April 19, 2025 (or such earlier date as determined by the Compass Board. In connection with this vote to approve the extension of the Business Combination Deadline, CDAQ Public Shareholders holding 2,713,143 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $29.6 million (approximately $10.92 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares.

On April 16, 2025, we held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders to approve, among other things, (i) a proposal to amend CDAQ Memorandum and Articles to extend the date by which CDAQ must consummate an initial business combination from April 19, 2025 to April 20, 2026 (or such earlier date as determined by the CDAQ Board), and (ii) to eliminate the redemption limitation. In connection with the vote to approve this proposal, CDAQ Public Shareholders holding 2,370,619 CDAQ Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, CDAQ removed approximately $26.7 million (approximately $11.25 per share) from the Trust Account to pay the redemption price for those CDAQ Public Shares, and 3,310,866 CDAQ Class A Ordinary Shares (including 110,866 CDAQ Public Shares) were issued and outstanding immediately following that redemption.

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We may seek to further extend the Business Combination Deadline consistent with applicable laws and regulations by amending the CDAQ Memorandum and Articles. Such an amendment would require the approval of our CDAQ Public Shareholders, who will be provided the opportunity to redeem all or a portion of their CDAQ Public Shares in connection with the vote on such approval. Such redemptions will decrease the amount held in our Trust Account and our capitalization.

Business Combination with EEW

On September 5, 2024, we entered into a business combination agreement (the “EEW Business Combination Agreement”) with EEW Renewables Ltd, a company formed under the laws of England and Wales (“EEW”), and other parties named therein.

On November 3, 2025, CDAQ received a notice from EEW purporting to terminate the EEW Business Combination Agreement pursuant to Sections 10.1(b) and 10.1(d) thereof. On November 6, 2025, CDAQ sent a written response to EEW disputing such termination, asserting, among other things, that the representations, warranties and covenants of CDAQ set forth in the EEW Business Combination Agreement purported by EEW in the Notice to have been breached by CDAQ either were not breached at all or were not breached at a level giving rise to a termination right, and that, in any event, EEW does not have the right to terminate the EEW Business Combination Agreement due to EEW’s previous and continuing breaches of certain key covenants of the EEW Business Combination Agreement. Consequently, CDAQ believes that EEW’s purported termination of the EEW Business Combination Agreement is invalid under the terms of the EEW Business Combination Agreement. On November 17, 2025, CDAQ sent EEW a letter terminating the EEW Business Combination Agreement, effective immediately, pursuant to Section 10.1(e) thereof, as a result of EEW’s material uncured breaches of the EEW Business Combination Agreement. The letter further seeks compensation for the losses incurred by CDAQ and the Sponsor in connection with EEW’s breaches of the EEW Business Combination Agreement. The termination of the EEW Business Combination Agreement shall have the effects set forth in Section 10.2 of the EEW Business Combination Agreement.

Founder Share Conversion

On October 19, 2023, following the approval of the Founder Share Amendment Proposal by our shareholders at the 2023 extraordinary general meeting, the Sponsor and Legacy Sponsor converted an aggregate of 600,000 Founder Shares on a one-for-one basis into CDAQ Class A Ordinary Shares (the “2023 Founder Share Conversion”) and waived any right to receive funds from the Trust Account with respect to the CDAQ Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Founder Shares under the terms of the Letter Agreement.

On July 24, 2024, in connection with the 2024 extraordinary general meeting and the 2024 Redemptions, the Sponsor and Legacy Sponsor also converted an aggregate of 2,600,000 Founder Shares on a one-for-one basis into CDAQ Class A Ordinary Shares and waived any right to receive funds from the Trust Account with respect to the CDAQ Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Founder Shares under the terms of the Letter Agreement.

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Results of Operations

We have neither engaged in any operations nor generated any revenue to date. Our entire activity from inception up to December 31, 2025, relates to our formation, the CDAQ IPO, the search for a target business and the consummation of an initial business combination, such as the Transactions with KMC. We will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest. We have generated non-operating income in the form of interest income on cash and cash equivalents or investments from the proceeds derived from the CDAQ IPO and the CDAQ Private Placement, which are partially offset by operating expenses and related party administrative expenses. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2025, we had a net loss of $2,991,929, consisting of $3,217,619 in loss from operations, of which $1,220,454 were operating expenses, including $120,000 of administrative expenses with related party and a change in fair value of non-redemption liability of $1,997,165 , and a change in fair value of derivative warrant liabilities of $119,121 offset by interest earned on cash held in the Trust Account of $344,811.

For the year ended December 31, 2024, we had a net loss of $3,545,486, consisting of $5,942,936 loss from operations (of which $1,794,928 of operating expenses, including $120,000 of administrative expenses with related party, $4,028,008 in non-redemption expense), offset by change in fair value of derivative warrant liabilities of $469,341, and interest earned on cash held in the Trust Account of $1,928,109.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, we had $972 in our operating bank account and a working capital deficit of $3,086,582. To date, our liquidity needs have been satisfied through (i) a payment of $25,000 from the Legacy Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares, (ii) a loan of approximately $195,000 pursuant to the IPO Promissory Note issued to an affiliate of the Legacy Sponsor, (iii) the net proceeds from the consummation of the CDAQ Private Placement not held in the Trust Account, (iv) borrowings under the 2021 Promissory Note (as defined below), (v) the Polar Capital Investment and (vi) borrowings under the Sponsor Loan Note.

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As of December 31, 2024, we had $27,720 in our operating bank account and working capital deficit of $2,081,881. To date, our liquidity needs have been satisfied through (i) a payment of $25,000 from the Legacy Sponsor to cover certain expenses on our behalf in exchange for the issuance of the Founder Shares, (ii) a loan of approximately $195,000 pursuant to the IPO Promissory Note issued to an affiliate of the Legacy Sponsor, (iii) the net proceeds from the consummation of the Private Placement not held in the Trust Account, (iv) borrowings under the an unsecured promissory note (the “2021 Promissory Note”) in the principal amount of up to $1,000,000 to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor, (v) the Polar Capital Investment and (vi) borrowings under the Sponsor Loan Note.

IPO Promissory Note

Prior to the closing of the CDAQ IPO, an affiliate of the Legacy Sponsor loaned us approximately $195,000 pursuant to a promissory note for up to $250,000 (the “IPO Promissory Note”). Such loans and advances were non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the CDAQ IPO. The loans of $195,000 were fully repaid upon the consummation of the CDAQ IPO on October 19, 2021. No additional borrowing is available under the IPO Promissory Note.

Working Capital Loans

In order to finance transaction costs in connection with a business combination, the Initial Shareholders, the Sponsors or an affiliate of the Initial Shareholders or Sponsors, or certain of our Prior Directors and Officers or current directors and officers may, but are not obligated to, provide us Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the CDAQ Private Warrants. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

2021 Promissory Note

On December 30, 2021, we issued the 2021 Promissory Note, an unsecured promissory note in the principal amount of up to $1,000,000 to GCG, an affiliate of our Legacy Sponsor. The 2021 Promissory Note bears no interest and is repayable in full upon consummation of the initial business combination. GCG has the option to convert any unpaid balance of the 2021 Promissory Note into 2021 Note Warrants to purchase CDAQ Class A Ordinary Shares equal to the principal amount of the 2021 Promissory Note so converted divided by $1.50. The terms of any such 2021 Note Warrants will be identical to the terms of the CDAQ Private Warrants. As of December 31, 2025 and December 31, 2024, there was $125,000 outstanding on the 2021 Promissory Note.

Sponsor Loan Note

On November 21, 2024, we issued the Sponsor Loan Note in the aggregate principal amount of up to $2,500,000 to the Sponsor. The Sponsor Loan Note bears no interest and is repayable in full upon the earlier of (i) the date on which we consummate an initial business combination and (ii) the date of our liquidation. If, prior to the business combination, the principal balance of the Sponsor Loan Note has not been paid in full, then, at the Sponsor’s option and subject to certain conditions, up to $1,375,000 of the unpaid principal amount of the Sponsor Loan Note may be converted into the 2024 Note Warrants to purchase CDAQ Class A Ordinary Shares at a conversion price of $1.50 per 2024 Note Warrant. The 2024 Note Warrants shall be identical to the CDAQ Private Warrants. The 2024 Note Warrants and their underlying securities are entitled to the registration rights set forth in the Sponsor Loan Note. As of December 31, 2025 and December 31, 2024, there was $1,635,872 and $1,115,000, respectively, outstanding under the Sponsor Loan Note.

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Polar Capital Investment

On September 6, 2023, we entered into the Polar Subscription Agreement with Polar and the Sponsor, pursuant to which Polar agreed to make the Polar Capital Investment to us of up to $1,500,000. As of December 31, 2025 and 2024, we had drawn $1,500,000 and $1,250,000 under the Polar Capital Investment, respectively, that was fair valued at $261,520 and $227,273, respectively.

For more information on the Polar Subscription Agreement and Polar Capital Investment, see “— Investor Subscription Agreement” below.

Demand Deposit Account Transfer

On October 19, 2023, we instructed CST to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with CST continuing to act as trustee, until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the CDAQ IPO and CDAQ Private Placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.

As of December 31, 2025 and 2024, we had marketable securities held in the Trust Account of $1,293,496 and $27,637,300, respectively (including approximately $184,836 and $2,822,450, respectively, of interest income). We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable, if any), to complete an initial business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Going Concern

Based on the foregoing, we believe that we may not have sufficient working capital to meet its anticipated obligations through the earlier of the consummation of an initial business combination or one year from the date of the accompanying unaudited condensed financial statements. Over this period, we will be using these funds for paying existing accounts payable, operating costs, performing due diligence on prospective target businesses with which to consummate an initial business combination, paying for travel expenditures and structuring, negotiating and consummating our business combination.

In connection with the our assessment of going concern considerations in accordance with FASB ASC Subtopic 205-40 “Presentation of Financial Statements - Going Concern,” hawse have until April 20, 2026 to consummate a business combination. It is uncertain that we will be able to consummate a business combination by this time and lack the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the accompanying unaudited condensed financial statements. If a business combination is not consummated by the Business Combination Deadline, there will be a mandatory liquidation and subsequent dissolution of our Company. We cannot provide any assurance that (i) new financing will be available to us on commercially acceptable terms, if at all, or (ii) that our plans to consummate an initial business combination will be successful. We have determined that the liquidity condition and mandatory liquidation should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. The consolidated financial statements and notes thereto contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Contractual Obligations

Administrative Services Agreement

Commencing on October 14, 2021, and until completion of the Company’s initial business combination or liquidation, the Company may reimburse the Sponsors up to an aggregate amount of $10,000 per month for office space and secretarial and administrative support pursuant to the Administrative Services Agreement. Per the Administrative Services Agreement, it is at the Company’s option as to whether or not to pay this administrative fee. The Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor on August 31, 2023, in connection with the Sponsor Handover. For the years ended December 31, 2025 and 2024, the total administrative expenses were $120,000. As of December 31, 2025 and 2024, there was $280,000 and $160,000, respectively, accrued, but not paid.

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Registration Rights

The holders of the Founder Shares, CDAQ Private Warrants and any 2021 Note Warrants and 2024 Note Warrants (and in each case holders of their underlying securities, as applicable) are entitled to registration rights pursuant to the Registration Rights Agreement, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our CDAQ Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements. On August 31, 2023, the Sponsor executed the Registration Rights Agreement Joinder in connection with the Sponsor Handover.

Underwriting Agreement

In connection with the CDAQ IPO, the underwriters were granted the over-allotment option to purchase up to 3,000,000 over-allotment units, if any. On November 30, 2021, the underwriters purchased an additional 1,240,488 over-allotment units pursuant to the partial exercise of the over-allotment option. The over-allotment units were sold at an offering price of $10.00 per over-allotment unit, generating aggregate additional gross proceeds of $12,404,880 to us.

The underwriters of the CDAQ IPO were entitled to a cash underwriting discount of 2.00% of the gross proceeds of the CDAQ IPO, or $4,000,000 (or $4,600,000 if the over-allotment option was exercised in full) pursuant to the terms of the underwriting agreement we entered into in connection with the CDAQ IPO (the “Underwriting Agreement”). In addition, the underwriters were entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the CDAQ IPO, or $7,000,000 (or $8,050,000 if the over-allotment option was exercised in full). The deferred fees were to become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the Underwriting Agreement.

On August 11, 2023 and August 14, 2023, we received formal confirmations from Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, informing us of their decisions to waive any entitlement they may have to their deferred underwriting fees payable held in the Trust Account with respect to any business combination.

Investor Subscription Agreement

On September 6, 2023, we entered into the Polar Subscription Agreement with the Sponsor and Polar, pursuant to which Polar agreed to fund up to $1,500,000 to us, subject to certain funding milestones. Once we have reached a defined milestone, upon on at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown against Polar’s capital commitment, a Polar Capital Investment, in order to meet the Sponsor’s commitment to us under a drawdown request. As of December 31, 2025 and 2024, we had drawn $1,500,000 and $1,250,000, on the Polar Capital Investment that was fair valued at $261,520 and $227,273. The Polar Capital Investment will be repaid to Polar by us upon the closing of an initial business combination. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten dollars of the Polar Capital Investment. In the event we liquidate without consummating a business combination, any amounts remaining in our cash accounts (excluding the Trust Account) will be paid by us to Polar within five (5) calendar days of the liquidation, and such amounts will be the sole recourse for Polar.

Letter Agreement

Our Sponsors, former and current directors and officers have entered into by the Letter Agreement with us, pursuant to which, they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination by the Business Combination Deadline. However, if they acquire CDAQ Public Shares in or after the CDAQ IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such CDAQ Public Shares if we fail to complete our initial business combination by the Business Combination Deadline.

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Additionally, pursuant to the Letter Agreement, our Sponsors, former and current directors and officers will not propose any amendment to the CDAQ Memorandum and Articles (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our CDAQ Public Shares if we do not complete our initial business combination by the Business Combination Deadline or (ii) with respect to any other material provisions relating to shareholders’ rights or pre- initial business combination activity, unless we provide our CDAQ Public Shareholders with the opportunity to redeem their CDAQ Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding CDAQ Public Shares.

Non-Redemption Agreements

Between October 9, 2023 and October 19, 2023, we entered into the 2023 non-redemption agreements with the Sponsor and unaffiliated third-party investors in exchange for such investors agreeing not to redeem an aggregate of 4,998,734 CDAQ Public Shares in connection with the vote to approve the Charter Amendment Proposals at the 2023 EGM (“Non-Redemption Agreements”). In exchange for these commitments not to redeem such CDAQ Public Shares, the Sponsor agreed to transfer to such investors an aggregate of 749,810 Founder Shares held by the Sponsor promptly following the closing of a business combination (but no later than two business days after the satisfaction of the requisite conditions to such transfer).

We estimated the aggregate fair value of the 749,810 Founder Shares attributable to such investors pursuant to the 2023 Non-Redemption Agreements to be $3,444,008 or on a weighted average of $4.59 per share, which is estimated by taking into consideration the estimated probability of the consummation of a business combination, estimated concessions and estimated cost of carrying charges to eliminate the investors’ exposure to changes in the price of their Founder Shares. The fair value of the Founder Shares was determined to be an expense in accordance with SEC Staff Accounting Bulletin Topic 5T, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)” (the “SAB 5T”).

Between July 15, 2024 and July 18, 2024, the Company entered into agreements with the Sponsor and unaffiliated third-party investors exchange for such investors agreeing not to redeem an aggregate of 2,475,000 CDAQ Public Shares in connection with the vote to approve the 2024 Extension Amendment Proposal at the 2024 extraordinary general meeting. In exchange for these commitments not to redeem such CDAQ Public Shares, the Sponsor agreed to transfer to such investors an aggregate of (i) 412,498 Founder Shares for the first five (5) months of the extension of the Business Combination Deadline from July 19, 2024 to December 19, 2024 and (ii) 82,498 Founder Shares per month, for each month of the extension of the Business Combination Deadline from December 19, 2024 until April 19, 2025, as needed. The Founder Shares to be transferred to such investors pursuant to the 2024 Non-Redemption Agreements are held by the Sponsor and are to be transferred in connection with the closing of the business combination. In connection with its entry into the 2024 Non-Redemption Agreements, the Company agreed that, in the event of the liquidation of the Trust Account, it will only utilize up to $50,000 of funds from the accrued interest of the Trust Account to pay any dissolution expenses if it does not effect a business combination prior to the Business Combination Deadline. As of July 15, 2024, the Company estimated the aggregate fair value of these 742,490 Founder Shares at $4,076,270, or approximately $5.49 per share on a weighted-average basis.

On May 8, 2025, the Company entered into a non-redemption agreement with the Sponsor and an unaffiliated, third-party investor in exchange for such investor agreeing not to redeem 100,000 CDAQ Public Shares in connection with the vote to approve the 2025 Extension Amendment Proposal at the 2025 extraordinary general meeting of shareholders. In exchange for the commitment not to redeem the 100,000 CDAQ Public Shares, the Sponsor agreed to transfer to such investor (i) 20,000 Founder Shares held by the Sponsor and (ii) if the initial business combination is not completed by October 19, 2025, an additional 20,000 Founder Shares held by the Sponsor. As of May 8, 2025, the Company estimated the aggregate fair value of these 40,000 Founder Shares at $223,000, or approximately $5.56 per share on a weighted-average basis. As of September 30, 2025, pursuant to the various non-redemption agreements, the Sponsor has agreed to transfer 782,490 CDAQ Class B Ordinary Shares to the Non-Redemption Investors on or promptly after the consummation of the business combination.

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As of December 31, 2025 and 2024, the Company estimated the aggregate fair value of these 782,490 and 742,490 Founder Shares, respectively, at $6,025,173 and $4,028,008, or approximately $7.70 and $5.43 per share, respectively, on a weighted-average basis. The Company considered the estimated probability of the consummation of a business combination, estimated concessions and estimated cost of carrying charges to eliminate the investor’s exposure to changes in the price of those CDAQ Class B Ordinary Shares. The fair value of the CDAQ Class B Ordinary Shares was determined to be an expense in accordance with SAB 5T and classified as a liability due to the variability in the number of Founder Shares to be transferred, depending on the timing of the business combination.

Critical Accounting Estimates

This section is based on our condensed financial statements and notes thereto contained elsewhere in this Registration Statement which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

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Critical Accounting Policies

We have identified the following as our critical accounting policies:

Net Loss Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of CDAQ Ordinary Shares, CDAQ Class A Ordinary Shares and CDAQ Class B Ordinary Shares. Income is shared pro rata between the two classes of CDAQ Ordinary Shares. Net loss per Ordinary Share is calculated by dividing the net loss by the weighted average of CDAQ Ordinary Shares outstanding for the respective period. We did not consider the effect of the Warrants issued in connection with the CDAQ IPO and the CDAQ Private Placement to purchase an aggregate of 1,240,488 CDAQ Ordinary Shares in the calculation of diluted loss per share because their exercise is contingent upon future events. Accretion associated with the redeemable CDAQ Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Warrant Liability

We account for Warrants as either equity-classified or liability-classified instruments based on an assessment of the Warrant’s specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to our own CDAQ Ordinary Shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the unaudited condensed statements of operations of the financial statements contained elsewhere in this proxy statement/prospectus.

CDAQ Class A Ordinary Shares Subject to Redemption

We account for our CDAQ Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. CDAQ Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable CDAQ Ordinary Shares (including CDAQ Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, CDAQ Ordinary Shares are classified as shareholders’ deficit. Our CDAQ Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, CDAQ Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the unaudited condensed balance sheets of the financial statements contained elsewhere in this proxy statement/prospectus.

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INFORMATION RELATED TO KMC

Unless the context otherwise requires, all references in this section to “we,” “us” or “our,” the “Company,” “Key Mining” or “KMC” refer to Key Mining Corp. and its subsidiaries after giving effect to the consummation of the Business Combination.

Explanations of Measurements

In this section, units of measurements may be presented using United States or metric systems. Conversion rates from United States to metric systems and from metric to United States systems are provided in the tables below. All currency amounts in this proxy statement/prospectus are in United States dollars, unless otherwise indicated.

U.S. Unit	Equivalent Measure in Metric System
1 acre	0.4047 hectares
1 foot	0.3048 meters
1 mile	1.609 kilometers
1 ounce (troy)	31.103 grams
1 pound	0.4536 kilograms
1 ton	0.907 tonnes (i.e., “metric tons”)

Metric Unit	Equivalent Measure in U.S. System
1 hectare	2.47 acres
1 meter	3.28 feet
1 kilometer	0.62 miles
1 gram	0.032 ounces (troy)
1 kilogram	2.2046 pounds
1 tonne	1.102 tons

Glossary of Mining Terms

“Albitized Gabbro” is gabbro with a mineral composition that was altered such that albite, a type of feldspar mineral, has become a dominant constituent.

“Anatase” means a crystalline mineral which is the most common naturally occurring form of TiO2 but which is less stable at high temperatures than rutile.

“BLM” means the United States Bureau of Land Management.

“Block Model” means a three-dimensional representation of the distribution of mineralization within a deposit which can be based on information from various sources including drilling results, soil samples from the surface or shallow subsurface, analyses of geological features, and geophysical surveys using various non-invasive technologies.

“Breccia” means angular clasts of various sizes that have been cemented together. Breccia typically form where rocks are broken apart and later re-cemented in areas of limited movement, such as near a fault zone, a steep mountainside or a volcanic area.

“Claim” means a legal right allowing its holder to conduct certain activities relating to mineralization within a defined area. In Chile, there are two types of claims, referred to as “exploration” and “exploitation” claims, each of which is defined elsewhere in this Glossary of Terms. In the United States, claims generally apply to land owned by the U.S. federal government and exist under a system established under the General Mining Law of 1872; such U.S. claims are administered by the BLM although certain states may oversee mining activities within their borders to ensure compliance with state laws and regulations. U.S. claims generally grant the holder the right to explore for and conduct mining operations at the claim site. Mining rights with respect to privately owned land in the United States are typically conveyed by means of leases. The holder of a claim, whether in Chile or the United States, may be required to obtain various permits in connection with certain exploration and extraction activities and must comply with applicable environmental laws.

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“Clast” means a fragment of rock that is distinct from the surrounding rock and that was broken, transported, and deposited by various geological processes including erosion, weathering, and sedimentation.

“Copper Equivalent Cut-off Grade” means the threshold grade, typically expressed as a percentage, used to determine which parts of a mineral deposit are economically viable for extraction, taking into account multiple metals present in the deposit. Because mineral deposits often contain more than one type of metal, each with a different market value, a copper-equivalent cut-off grade allows for the evaluation of the economic potential of a deposit by expressing all metals present in the deposit in terms of their value-equivalent copper content. For example, in applying a two-tenths of one percent (0.20%) copper-equivalent cut-off grade to the gold present in a deposit, the amount of gold in the deposit must contribute value equivalent to what would be derived from a pure copper deposit with a 0.20% copper grade.

“Core Mapping” means the detailed examination and documentation of core samples obtained from drilling to gain insights into subsurface geology and potential mineralization.

“Core Sample” see “Drill Core.”

“Cut-off Grade” means a term used in S-K 1300 to describe the grade that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility).

“Deposit” means an accumulation of minerals.

“Development Stage Property” means a term used in S-K 1300 to describe a property that has mineral reserves disclosed but no material extraction.

“Diamond Drilling” means drilling a core sample with a drill bit that has industrial diamonds embedded in its cutting edge. Diamond drilling is considered a relatively accurate and reliable method for extracting core samples.

“Dioxide” means an oxide compound that contains two oxygen atoms. In mining, “dioxide” refers to mineralized rock in which some of the minerals, for example titanium, have combined with two oxygen atoms.

“Drill Core” means a cylindrical rock sample obtained by using a drilling tool that cuts a cylindrical core of rock from the subsurface.

“Exploitation Claim” (concesión de explotación) means a claim granted by the State of Chile to convey the exclusive right to establish mining operations and extract minerals for commercial purposes within a designated area. Exploitation claims do not have an expiration term, and their owners are required to pay an annual license fee in order to maintain their validity.

“Exploration Claim” (concesión de exploración) means a claim granted by the State of Chile to convey the exclusive right to explore for mineral resources within a designated area during a term of four years, upon the expiration of which its holder may apply for another term of four years (for which the holder must submit evidence of exploration work) or for an Exploitation Claim, in either case with respect to the original claim area.

“Exploration Stage Property” means a term used in S-K 1300 to describe a property that has no mineral reserves disclosed.

“Feasibility Study” means a term used in S-K 1300 to describe a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by S-K 1300, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project.

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“Feedstock” means material used as an input for an industrial process including the process of refining for metals and minerals. In refining for titanium dioxide, common feedstocks are the minerals ilmenite and rutile, and to a lesser extent anatase, as well as leucoxene containing altered forms of the foregoing minerals. In refining for copper, common feedstocks are copper sulfide minerals such as chalcopyrite which is typically found in igneous rocks.

“Feldspar” means a group of rock-forming minerals that make up a significant portion of the Earth’s crust and that have an important role in the formation of many types of rocks, including igneous, metamorphic, and sedimentary rocks.

“Formation” means, in the context of geology or mining terms, a distinct layer of sedimentary or volcanic rock with similar physical, visual and other characteristics.

“Gabbro” is a coarse-grained, dark-colored, intrusive igneous rock.

“Grade” means the concentration of metal contained in mineralized material, which is often expressed in pounds per ton or kilograms per tonne for non-precious metals and in ounces per ton or grams per tonne for precious metals; “grade” is sometimes also expressed as a percentage which indicates the percentage that the weight of the metal content represents of the total weight of the mineralized material.

“Granite” means a common type of intrusive igneous rock, composed mainly of minerals like feldspar, that forms underground as magma cools and solidifies, leading to the formation of large mineral crystals within the rock.

“Hornfels” means fine-grained rock that has undergone mineralogical and textural changes as a result of contact metamorphism (i.e., the exposure of rocks to high temperatures and low pressures from a nearby heat source such as magma or lava).

“Igneous Rock” means rock formed from the cooling and solidification of magma.

“Ilmenite” means a mineral composed of iron titanium oxide (FeTiO3). Ilmenite is a significant source of titanium.

“Indicated Mineral Resource” means a term used in S-K 1300 to describe that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

“Inferred Mineral Resource” means a term used in S-K 1300 to describe that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

“Intrusion” means a type of igneous rock formation within the Earth’s crust that results from the injection of magma into pre-existing rock. As the magma cools it solidifies to form a new rock body which is referred to as an intrusion.

“Lava” means magma that has erupted onto the Earth’s surface.

“Lode Mining Claim” means a mining claim in the United States that grants the holder the right to explore for and extract minerals contained in a lode within the boundaries of the markers staked to establish the claim.

“Lode” means a mineral deposit within a hard rock formation.

“Magma” means molten (i.e., in a hot, liquid state) rock beneath the Earth’s surface.

“Measured Mineral Resource” means a term used in S-K 1300 to describe that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in S-K 1300, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

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“Metamorphic Rock” means a type of rock resulting from a geological transformation (which typically occurs over time deep within the Earth’s crust and may be due to changes in temperature or pressure and/or from chemically active fluids) from a pre-existing rock (which may have been sedimentary, igneous, or other metamorphic rock) into new rock with a different mineral composition, texture, and/or structure.

“Mineralization” means the concentration of metals within a body of rock or the process by which such concentration occurs.

“Mineral Reserve” means a term used in S-K 1300 to describe an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of a qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

“Mineral Resource” means a term used in S-K 1300 to describe a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

“Mining” means the extraction of valuable geological materials from the Earth.

“NSR Royalty” means a royalty paid in respect of the net smelter return derived from a resource extraction operation; a net smelter return is typically determined as the gross revenue from the operation, less applicable processing, transportation, insurance, and other agreed upon costs.

“Open Pit” means a mine excavation open to the surface.

“Open Stope” means a mining method whereby the ore body is accessed through a network of dugout underground spaces (sometimes referred to as stopes) often in a series of horizontal levels that may vary in size and shape depending on the ore geometry and other factors, with the ore loosened by various methods including drilling, blasting, or mechanical excavation, and the broken ore transported to the surface for processing. After ore extraction, open stopes may be filled with waste material or a combination of waste and cement to help provide stability to the underground operations

“Outcrop” means that part of a geologic formation or structure that appears at the surface of the earth.

“Patented Mining Claim” means a mining claim in which the land is owned by the claim holder.

“Pluton” means a large, irregularly shaped and relatively deep igneous rock body formed by an intrusion.

“Porphyry Deposits” means, in the context of copper resources or reserves, large-tonnage, low-grade, hydrothermal copper sulfide occurrences that are distinguished by very large volumes of altered rock and that are found within porphyritic intrusions or breccia formation.

“PPM” means parts per million, or the number of units of a substance present in every million units of a sample such as a soil or rock sample. PPM may be expressed as milligrams per kilogram (mg/kg) or grams per ton (g/t), depending on the mass of the sample being analyzed.

“Pre-Feasibility Study” means a term used in S-K 1300 to describe a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.

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“Probable Mineral Reserves” means a term used in S-K 1300 to describe the economically mineable part of an indicated and, in some cases, a measured mineral resource.

“Production Stage” means a term used in S-K 1300 to describe (i) in the context of a mineral property, a property with material extraction of mineral reserves and (ii) in the context of an issuer of securities (such as common stock), an issuer that is engaged in material extraction of mineral reserves on at least one material property.

“Proven Mineral Reserves” means a term used in S-K 1300 to describe the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

“Qualified Person” or “QP” means a term used in S-K 1300 to describe an individual who (1) is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of us; and (2) is an eligible member or licensee in good standing of a recognized professional organization that meets certain criteria specified under S-K 1300.

“RDA” means Resource Development Associates, Inc., a third-party firm that employs a professional geologist whose education and experience satisfy the requirements of a qualified person and who prepared the Cerro Blanco Technical Report Summary.

“Reclamation” means the process of returning land to another use after mining is completed.

“Recovery” means that portion (usually expressed as a percentage) of the metal contained in mineralized material that is successfully extracted by processing.

“RC Drilling” means a drilling technique (also known as “reverse circulation drilling”) where the drill cuttings are combined with air or a mixture of air and water that is sent down the outer space of the drill pipe and then brought to the surface through the inner space of the drill pipe.

“Rutile” is a crystalline mineral which is a naturally occurring form of TiO₂. Rutile often occurs in igneous rocks such as granite and gabbro. When found in nature, rutile often contains other substances, such as iron, niobium, tantalum, vanadium, tungsten or tin, which must be processed out to derive a commercially high-grade titanium dioxide usable in various industrial applications.

“Sampling” means selecting a fractional part of a mineral deposit for analysis.

“Sediment” means solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solution or secretion by organisms, and that forms in layers on the earth’s surface at ordinary temperatures in a loose, unconsolidated form.

“Sedimentary” means formed by the deposition of sediment.

“S-K 1300” means subpart 1300 of Regulation S-K, promulgated by the U.S. Securities and Exchange Commission, which sets forth the rules and regulations for disclosure by registrants engaged in the mining industry.

“Silicate Mineral” means a compound that contains silicon and oxygen as its basic building blocks, and also contains a metal such as aluminum, iron, magnesium, calcium, sodium, or potassium.

“Skarn” means a coarse-grained metamorphic rock composed of calcium-iron-magnesium-manganese-aluminum silicate minerals that typically form by the replacement of carbonate-bearing rock in connection with magmatic hydrothermal activity.

“Sphene” means a calcium-titanium silicate mineral (also known as “titanite”) that is a relatively rare but significant accessory mineral in a variety of rock types, including igneous, metamorphic, and some sedimentary rocks.

“Sulfide” means a compound of sulfur and a metallic element or elements.

“Tailings” means waste materials that remain from a mining operation after the desired minerals or metals are extracted from mineralized material. Tailings may include potentially harmful chemicals, and to avoid contamination of nearby soil and water tailings are sometimes stored in tailings ponds where, through evaporation and other methods, the water content of the tailings is reduced to make disposal safer.

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“Trenching” means a preliminary exploration technique in which shallow trenches are cut in the Earth’s surface to expose and examine subsurface geological features, mineralization, or rock formations.

“Unpatented Lode Mining Claim” means a Lode Mining Claim in which the land is not owned by the claim holder but remains under federal or state ownership.

“Volcanic rock” means rock formed from magma that erupted and cooled on the Earth’s surface or shallow subsurface.

“Waste” means rock lacking sufficient grade and/or other characteristics of a desired metal or mineral.

Overview

KMC is a global critical minerals and infrastructure company with a portfolio of exploration-stage mineral project and a permitted regional water desalination project. The Company’s flagship assets are the Cerro Blanco Project, comprised of a rutile project, from which high grade titanium dioxide (TiO2) can be processed and the permitted water desalination plant (with the maritime concession currently in the granting stage) that is being developed and positioned to supply water to regional mining, agricultural and community users, including the Titanium Project. Each of the Titanium Project and the Water Desalination Project are in the Atacama Region (also known as Region III) of the Republic of Chile.

Our principal executive offices are located at 701 Brickell Avenue, Suite 1550, Miami, Florida 33131. The offices of our two subsidiaries in Chile are located at Alonso de Monroy 2677, Suite 602A, Vitacura, Santiago, Chile 630713. Our website address is https://keyminingcorp.com. Information on or accessible through our website is not a part of this proxy statement/prospectus.

Our corporate structure is shown in the following diagram:

Corporate History

We were incorporated on February 18, 2020 in Delaware under the name Tavros Gold Corp. On July 17, 2020, February 22, 2021, April 5, 2021 and August 8, 2023, we filed certificates of amendment to our certificate of incorporation changing our corporate name to TiO2 Minerals Corp., CopperEx Corp., Key Metals Corp. and Key Mining Corp., respectively.

On June 17, 2021, we formed Key Metals Corporation Chile SpA, a Chilean sociedad por acciones (i.e., a “company by shares”) (“KM Chile”), in the Republic of Chile. On May 1, 2023, we entered into a Share Purchase Agreement, (the “GEM Purchase Agreement”) with Gold Express Mines, Inc. (“GEM Nevada”), pursuant to which we agreed to purchase from GEM Nevada all of the issued and outstanding shares (the “CBT Shares”) of Cerro Blanco Titanium, Inc., a Delaware corporation (“CBT”). At the time of consummation of the share purchase transaction under the GEM Purchase Agreement, CBT owned all of the issued and outstanding capital stock of Gold Express Mines SpA (“GEM Chile”) which owns the mineral claims and other assets (including physical and electronic data, the rights to a physical drill core, a buyout right on a net smelter royalty, and miscellaneous geological, mining and metallurgical reports) that comprise the Cerro Blanco Project. In consideration for the CBT Shares, we issued to GEM Nevada 17.5 million shares of our common stock equivalent to approximately $2.4 million in value. See “Certain Relationships and Related Party Transactions.” For additional information regarding the Cerro Blanco Project, see “— Business — Our Mineral Projects” and “— Properties — Cerro Blanco Project.” Following our acquisition of the CBT shares, we simplified our corporate structure through an internal transaction whereby, effective May 9, 2023, CBT transferred all the outstanding shares of GEM Chile to us. As a result of that internal transaction, GEM Chile is our direct wholly owned subsidiary and CBT was dissolved.

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Our Business Strategy

Our business strategy is focused on the exploration, development, and acquisition of high value critical mineral assets across Chile, the United States, and select countries globally. We are also currently focused on the development of the substantially permitted water desalination plant (with the maritime concession currently in the granting stage) as core infrastructure to supply water to regional mining, agricultural and community users in northern Chile, including the Titanium Project.

We intend to build KMC as a diversified critical minerals and infrastructure platform anchored by the Cerro Blanco Project while advancing our Arizona copper-target exploration project, the Fire Copper Project. KMC also intends to acquire additional critical minerals, including rare earth element (REE) projects, in the United States and other international jurisdictions in the future. The Cerro Blanco Titanium Project and the associated Water Desalination Project are expected to remain KMC’s flagship assets, providing long-term exposure to rutile-based titanium dioxide markets and contracted water-infrastructure in a tier-one mining jurisdiction. Complementing this Chilean core, KMC’s Fire Copper Project, a greenfield target in Arizona expands the Company’s exposure to critical minerals (copper) important for energy transition and advanced technologies.

The Titanium Project has an emphasis on rutile from which high grade titanium dioxide (TiO2) can be processed. The Water Desalination Project is designed to meet water needs of the Titanium Project and other regional water needs driven by mining and agriculture in the Atacama Desert, one of the driest non-polar deserts in the world. The Water Desalination Project is strategically positioned near the coast to supply water to regional mining, agricultural and community users, including the Cerro Blanco Titanium Project via long-distance pipelines and established power transmission routes. The Water Desalination Project has the required, fully approved EIS permit and secured easements for the necessary infrastructure under the existing EIS granted for the Titanium Project.

The Cerro Blanco Project is located in the Atacama Region (also known as Region III) of the Republic of Chile which is a highly active mining area with a mining specific labor force. We believe that Chile is a political cornerstone of South America, one of the most industrialized countries in Latin America and a suitable location for end-producers in North America. We believe that Chile has favorable mining policies. Furthermore, we believe that Chile is an established, well-functioning democracy with a free and fair election process. Moreover, according to Ernst & Young’s Chile’s mining and metals investment guide 2023, mining is one of the main drivers of Chile’s economic activity, contributing an average of 10% of the country’s jobs and 10.4% to Chile’s gross domestic product over the last 10 years. Chile’s presidential election resulted in the appointment of José Antonio Kast on December 14, 2025. President-elect Kast brings forward a pro-mining platform emphasizing regulatory streamlining, fiscal stability, and ongoing support for investment in strategic sectors such as copper, lithium, and industrial minerals. CNN, “Chile elects Kast as president, deepening regional shift to law-and-order politics,” December 14, 2025, available at https://www.cnn.com/2025/12/14/americas/chile-election-kast-latam-intl

To execute our business strategy, we will require substantial additional financial resources. We intend to seek the necessary additional financing through the issuance of additional equity or debt securities, but there can be no assurance that such financing will be available to us in sufficient amounts, on attractive terms, on a timely basis, or at all. See “Risk Factors — Risks Related to KMC’s Financial Position and Capital Needs — KMC will require substantial additional capital to explore and/or develop the Cerro Blanco Project and KMC may be unable to raise additional capital on favorable terms or at all.”

We consider the focus of our business strategy to be justified because we believe the long-term prospects for the titanium dioxide market is strong, as described in more detail below.

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General

We believe demand for titanium dioxide will be influenced by such factors as global economic conditions, geopolitical events, trade policies, the availability of raw materials, and technological innovations. Any significant changes in one or more of these factors could materially change future demand and prices for titanium dioxide.

Critical Minerals Industry Overview

Government Policy Support

Several international organizations and government agencies, including the US Geological Survey (USGS), identify titanium and copper as critical minerals essential to national security, economic competitiveness and the clean energy transition. These materials are characterized by significant strategic importance, concentrated and vulnerable supply chains, and accelerating demand across defense, aerospace, electrification and advanced manufacturing sectors.

Recognition of critical mineral supply risks has driven substantial government policy initiatives, particularly in the United States. The American Energy Innovation Act of 2020 supports responsible domestic production of critical minerals and expands federal research into extraction, processing and recycling technologies relevant to these supply chains. In 2025, President Trump issued Executive Orders 14241, 14156 and 14154 directing immediate measures to increase American mineral production, expand domestic exploration and processing capacity, and establish the National Energy Dominance Council to accelerate federal permitting for critical mineral projects. Earlier, the Inflation Reduction Act (2022) established targeted tax credits, grants and procurement incentives to boost domestic US production, processing and recycling of critical minerals, while the United States’ Critical Minerals Strategy (2024) outlined a comprehensive national plan to secure reliable supplies and reduce dependence on foreign sources. For this reason, the United States will be a key jurisdiction we intend to expand into as the Company expands its asset base in the future.

Market Scale and Growth Drivers

The broader global critical minerals market is experiencing substantial structural growth. According to DataM Intelligence, the critical minerals market was valued at approximately $328 billion in 2024 and is projected to reach $587 billion by 2032, representing a compound annual growth rate of 7.5%. This expansion is driven by multiple demands: (i) energy storage and battery technologies (expected demand growth of 96%), (ii) electric vehicles (expected demand growth of 91%), (iii) semiconductors and high-purity electronics, (iv) aerospace and defense alloys, and (v) industrial applications including magnets for renewable energy systems.

Supply Chain Concentration and Geopolitical Risk

Production of critical minerals is heavily concentrated among a small number of countries and operators. As of 2024, China accounts for approximately 69% of global rare earth element production, with reserves similarly concentrated, creating significant supply chain vulnerability and pricing risk for Western manufacturers and defense-industrial bases. This geographic concentration, combined with limited reserves and few major producing regions, has prompted governments across North America, Europe and Asia to pursue explicit strategies to diversify supply and increase domestic production of critical minerals.

KMC’s Positioned Exposure to Critical Minerals

KMC’s titanium and copper portfolio is strategically positioned to benefit from this structural demand environment. The Cerro Blanco Titanium Project targets rutile-bearing titanium dioxide mineralization, identified as a critical mineral by the US Department of the Interior due to its essential role in aerospace alloys, defense systems and advanced manufacturing, combined with a structural supply-demand gap in the natural rutile market. The Fire Copper Project in Arizona provides optionality to copper, a foundational metal for grid electrification and energy transition infrastructure.

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Management believes that KMC’s exposure to titanium through its Chilean titanium project is supported by free trade agreements with Chile that facilitate duty-free access for mineral products, established mining frameworks in Chile, and increasing corporate and geopolitical demand for supply-chain security. The Company’s greenfield copper project located in Arizona is supported by favorable policy in the United States. Collectively, these critical minerals combined with their jurisdictions enhance the Company’s ability to participate in the expected long-term growth of global critical mineral demand.

The Market for Titanium Dioxide (TiO2)

Rutile can form as a result of various geologic or chemical processes, and natural rutile may contain impurities such as iron, silica, niobium, tantalum and tin. End users often require supplies of purchased rutile to contain at least 94% titanium dioxide. Compared to other naturally occurring forms of TiO2, rutile has the highest TiO2 content, typically above 90%. As a result, natural rutile is the preferred feedstock in manufacturing titanium pigment and producing titanium metal.

Titanium dioxide is a white inorganic compound that is highly reflective, has a very high melting point, is insoluble in water and is considered non-toxic within certain parameters. As a result of these unique qualities, titanium dioxide has numerous commercial uses to increase brightness, durability and/or opaqueness, including as an ingredient in paints and other coatings, plastics, cosmetics, ceramics, paper, printing ink, welding materials, and certain textiles. We expect that the rutile we may extract and process from the Cerro Blanco Project would generally be sold as a TiO2 feedstock to end users in the coatings and other industries mentioned above. The following chart from S&P Global Market Intelligence indicates that Cerro Blanco contains one of the top 10 rutile deposits in the world:

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Derived from the online article “Ukraine war elevates rutile price amid tight market, multiyear drilling high” dated July 27, 2022 (https://www.spglobal.com/marketintelligence/en/news-insights/latest-news-headlines/ukraine-war-elevates-rutile-price-amid-tight-market-multiyear-drilling-high-71249966) which cites S&P Global Market Intelligence, July 2022, as the source of the table. Please note that our wholly owned subsidiary GEM Chile now owns all the Cerro Blanco claims attributed in the table to Future Science Holdings Inc.

We believe that the demand for titanium dioxide in these industries is likely to increase in the long term due to, among other things, construction activity as the global economy continues to develop, urbanize and industrialize, increasing emphasis on lightweight and durable coatings in the automotive industry, and greater consumer attention to cosmetics in emerging economies.

Titanium dioxide is also used to produce titanium in its metal form. Because it easily combines with other elements, titanium usually occurs in nature in combination with other substances which often include oxygen, rather than as the pure metal. The most common minerals containing titanium are ilmenite, rutile, and titanite (also referred to as sphene). Titanium, a chemical element with the symbol Ti on the periodic table, has a variety of industrial uses due to its high strength-to-weight ratio, resistance to corrosion and heat, and biocompatibility. For example, titanium metal is used in the aerospace industry in aircraft structures and components, in the defense sector in military aircraft, naval vessels, and armor systems, in the automotive industry in various components where manufacturers seek to use lightweight materials to improve fuel efficiency and reduce emissions, and in the medical industry in implants and other devices. We believe that the demand for titanium metal is likely to increase in the long term due to a growing emphasis on lightweight materials for vehicles, the demand for biocompatible implants for an aging global population, projected growth in air travel, and advances in aerospace and military technologies utilizing strong and lightweight components. According to a report by the European Union, titanium is considered a critical raw material due to its scarcity, China-controlled supply chains and requirement for decarbonization of the global economy as part of the green energy transition (European Commission, Critical Raw Materials for Strategic Technologies and Sectors in the EU: A Second Foresight Study, 2023).

According to Maia Research, a private consulting firm, global titanium feedstock consumption is approximately 9.5 million tons on an annual basis, of which the majority is consumed by the pigment industry. The high-grade titanium feedstock market consumes on an annual basis approximately 2.8 million tons of contained titanium with strong demand driven from the pigment and metal industries (Maia Research, Global Nature Rutile Market Research Report, November 2025).

According to Maia Research, there have been no discoveries of major rutile deposits in over 50 years, two major western mines are expected to cease production in the next few years, and no significant projects are expected to come online in the near term. While Jacinth-Ambrosia by Iluka Resources in South Australia (discovered in 2004) produces some rutile, it mainly produces Zircon (Maia Research, Global Nature Rutile Market Research Report, November 2025). As a result, market analysts forecast limited supplies and higher prices for TiO2 in the future. Based on these factors, we believe that the titanium industry is moving towards processing “dirtier” sources of feedstock (such as ilmenite, titanium slag and synthetic rutile), and that the rutile market will continue to be strong.

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The following chart presents forecasted international supply and demand for natural rutile (Ti02).

Source: Maia Research, Global Nature Rutile Market Research Report, November 2025.

The following table shows the average price per ton for rutile during the three years ending 2025, according to Maia Research.

Rutile Prices ($U.S.) per Ton
Time Period	Average Price (US$/ton)
2023	1486
2024	1410
2025	1469

Source: Maia Research, Global Nature Rutile Market Research Report, November 2025.

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The following chart produced by Maia sets forth the top four titanium producing countries in the world in 2024 (in 1,000 metric tonnes):

TOP FOUR GLOBAL PRODUCERS OF TITANIUM

Source: Maia Research, Global Nature Rutile Market Research Report, November 2025.

Laws and Regulations

Chile

Because the Cerro Blanco Project is located in the Republic of Chile, our operations at such project will be subject to Chilean laws and regulations, including those relating to mining. The principal sources of such Chilean laws and regulations include the Constitution of the Republic of Chile, Chile’s Organic Constitutional Law on Mining Concessions, and Chile’s Mining Code (and the regulations existing thereunder). Chile’s laws and regulations pertaining to water rights and environmental protection are also applicable to mining companies.

Chile’s mining laws grant to the State exclusive ownership and control of all mineral deposits in the country. However, any person (including any Chilean or foreign individual or legal entity) can acquire rights, as to specified areas, to explore for or mine all mineral deposits except oil, gas, lithium, uranium, and thorium which are reserved for the State. In this proxy statement we refer to any such right as a “claim” (although under Chilean law the term “concession” is typically used). Such rights are granted by local courts as either “exploration” claims or “exploitation” claims. An exploration claim is valid for a period of four years after it is granted by the Court, subject to payment of an annual maintenance fee. Before the end of the four-year period, the holder may either (i) request a single renewal period of four years by furnishing evidence that it has conducted exploration work in the area, or (ii) apply to convert the claim to an exploitation claim. An exploitation claim has an indefinite duration subject to payment of an annual maintenance fee. Mining claims provide the owner with the right to use water at the claim site for mining operations, and the right to defend the claim against the state and other third parties. The holder of a mining claim must obtain from the landowner access to the area required to conduct mining activities. Where the holder of the claim and landowner don’t reach an agreement, or when the landowner is the State, as is the case with certain of the Cerro Blanco claims, the claim holder may bring suit against the landowner in order to obtain a mining easement, and in the suit the judge will, based on the arguments made by the parties and expert reports, establish a compensation for the use of the land. Where the landowner is a private party, as is the case with certain of the Cerro Blanco claims, the claim holder negotiates an easement directly with the private owner, provided that if the negotiations are unsuccessful, the local court may grant the easement on terms determined to be reasonable. The claim holder must indemnify the landowner for damage caused by any exploration and mining activities and must remediate environmental harm caused by such activities.

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Based on a survey of mining industry participants for 2022 by the Fraser Institute, a widely recognized non-partisan research and educational organization based in Canada, Chile ranked 35th out of 62 jurisdictions for mining investment attractiveness, 38th out of 62 jurisdictions on its index for policy perception, and 26th out of 47 jurisdictions on its index for best practices mineral potential. See “Risk Factors — Risks Related to KMC’s Operations in the Republic of Chile.”

The principal environmental laws applicable to Chilean mining projects are (a) Law No. 19,300 (the Environmental Framework Law), (b) Law No. 20,417, which created the Ministry for the Environment, the Environmental Assessment Service (“Servicio de Evaluación Ambiental” or “SEA”) and the Superintendence of the Environment (“Superintendencia del Medio Ambiente” or “SMA”), and (c) Supreme Decree No. 40/2012 which administers the Regulation of the Environmental Impact Assessment System (“Sistema de Evaluación de Impacto Ambiental” or “SEIA”). Under the foregoing system of laws and regulations, certain exploration activities, and most mining activities, require prior approval from the SEA based on an assessment of potential environmental impacts under SEIA regulations. Our expected level of exploration activities will be below applicable thresholds and are not within environmentally protected areas, and therefore we do not expect to be subject to such review at this time. For any drilling we may conduct pursuant to our exploration plans, we expect to obtain the necessary drilling rights by filing notices regarding the commencement of exploration activities with the National Geology and Mining Service (“Servicio Nacional de Geología y Minería” or “SERNAGEOMIN”). However, before we commence mining operations at the Cerro Blanco Project, it will be necessary for us to file a detailed environmental impact study (EIS) with respect to such operations and obtain approval of the EIS from the SEA. See “— Properties — Cerro Blanco Project — Environmental Matters and Permitting.”

If our future activities generate taxable income in Chile, our subsidiaries in Chile will be subject to a 27% national corporate income tax applicable to most companies in Chile.

Mining operators in Chile may also be subject to additional mining taxes (Mining Taxes) that can vary based on the operator’s level of annual mining revenue and the equivalent sales value of metric tons of fine copper (MTFC). One threshold for these taxes is 50,000 MTFC which, based on the average COMEX price for the first quarter of 2023, equates to approximately $439 million in annual sales. These Mining Taxes include:

●	A profits tax on mining operators with annual mining revenue of more than 12,000 MTFC. This tax ranges from 0.4% to 26% depending on the operator’s annual MTFC and profit margin.

●	An ad valorem tax of 1% of annual mining revenue on mining operators with annual mining revenue of more than 50,000 MTFC.

However, the potential combined overall burden for Mining Taxes on mining operators (including (i) the corporate income tax (which is currently 27% of corporate taxable income), and (ii) a hypothetical dividend withholding tax equivalent to a value which, including the corporate income tax described under item (i) above, generates a 35% aggregate tax burden over corporate taxable income) and (iii) the Mining Taxes) is limited to either 45.5% or 46.5% of net mining operational taxable income, depending on whether the mining operator’s average 6-year sales value does not exceed 80,000 MTFC or exceeds 80,000 MTFC, respectively.

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Our Mineral Projects

Cerro Blanco Project

Our wholly owned subsidiary GEM Chile is the direct owner of 52 mining claims covering a total of 10,537 hectares located in the Atacama Region of Chile. Fifty of these mining claims are exploitation claims and two are exploration claims. In January 2023, GEM Chile purchased 26 of the 52 Cerro Blanco claims from Manquehue Asesorías Mineras SpA (“MAM Chile”); and in May 2023, we purchased the parent of GEM Chile from GEM Nevada. In connection with its purchase of these 26 claims (two of which are exploration claims), GEM Chile agreed to satisfy certain obligations owed by MAM Chile to an unrelated third party from whom MAM Chile acquired 23 of such 26 claims in 2022, including (i) the obligation to pay such third party a royalty of 2% of the “net smelter return” from minerals extracted from such 23 claims; provided that such royalty may be terminated at our option by payment of $1,950,000 to the third party, (ii) the obligation to buy and use at such 23 claims water produced from a desalination plant to be constructed and controlled by the third party, and (iii) the obligation to appoint an individual designated by the third party to an advisory committee for the Cerro Blanco Project, for a monthly fee of $1,500. On May 4, 2023, GEM Chile acquired 26 additional exploitation claims (which are located near the 26 claims acquired from MAM Chile) from Ignacio Joaquín López Alarcón, who acquired the exploitation claims on April 21, 2023, through an auction bid process resulting from a foreclosure for unpaid taxes by the prior owner. Further information about the Cerro Blanco Project is set forth in this proxy statement under the caption “— Properties — Cerro Blanco Project.”

The Fire Copper Project and Other Future Mining Property Acquisitions

The 100% owned “Fire claims” (the “Fire Copper Project”) located in Yavapai County, Arizona consists of 52 unpatented lode mining claims staked adjacent to Edge Copper’s Zonia Copper Project in central Arizona’s Walnut Grove district. According to the Zonia Project’s “NI 43-101 Resource Estimate for the Zonia Project 2024 Update” having an effective date of August 27, 2024 prepared by Moose Mountain Technical Services of British Columbia, available at https://minedocs.com/27/Zonia-TR-Amended-08272024.pdf, the Zonia Copper Project is a brownfield open-pit copper oxide development with heap-leach SX-EW processing, existing infrastructure and a substantial copper resource base. No technical data has yet been collected on the Company’s Fire Copper Project and it is solely a greenfield prospective copper-target at present. From the Company’s perspective, the Fire Copper Project’s potential value at present, lies primarily in its strategic position immediately northeast of third-party Edge Copper’s Zonia Copper Project.

On December 31, 2025, KMC acquired the Fire Copper Project from EastWest Ventures LLC (“EastWest Ventures”). EastWest Ventures was a related party at the time of the acquisition transaction. See the section entitled “Certain Relationships and Related Person Transactions — KMC Relationships and Related Party Transactions.”

The Fire Copper Project is not considered material to the Company’s financial condition, results of operations, or future prospects, and the Company’s obligations with respect to these properties are limited to payment of annual BLM licensing fees and related administrative matters. Management continues to review and assess additional critical mineral project opportunities that may enhance the Company’s asset portfolio.

Key Mining Corp. Properties
Location and Access Map

Fire Copper Project
Arizona
North Pacific Ocean
Mexico
Gulf of Mexico
North Atlantic Ocean
Caribbean
US Virgin Islands
Central America
Caribbean Sea
Aruba (NETH)
TRINIDAD & TOBAGO
VENEZUELA
SURINAME
GUYANA
French Guianna (France)
COLOMBIA
ECUADOR
PERU
BRAZIL
BOLIVIA
PARAGUAY
Antofagasta
Copiapó
Vallenar
Santiago
Cerro Blanco Titanium & Water Desalination Project
URUGUAY
ARGENTINA
CHILE
South Atlantic Ocean
South Pacific Ocean
Legend
KMC Properties
Chile Major Cities
Canada
USA
Mexico
Central America & Others
Chile
South America
Kilometers
0 5001,000 2,000
South Pacific Ocean
Copiapó
Posada Algarrobal
Chile
Huasco
Freirina
Vallenar
Argentina
Cerro Blanco Titanium & Water Desalination Project
25 12.5 0 25 Kilometers
Legend
Cerro Blanco Titanium Project
Water Desalination Project
Major Cities
Primary Routes
Railroad
Secondary Roads
Chile Regions
Chile

PROJECTION INFORMATION
WGS 1984 19S

North & South America
Regional Location Map

N W E S

Chile
Cerro Blanco Titamium & Water Desalination Project
Detailed Location Map

Resource Development Associates
Author: S. Wilson

Elevation Technical Services
Figures: R. Gelskey

Date: 1/19/2026

The Company may continue to enhance the value of its assets from time to time by acquiring interests in other critical mineral projects that management believes have potential for significant value-appreciation through exploration and development. Such future projects may be located in the United States or global jurisdictions which the Company believes to be favorable to mining.

Competition

The mining industry is highly competitive. Mining companies compete for, among other things, mining properties from which minerals and other substances can be profitably extracted; personnel with technical expertise to find, develop, and operate mining properties; labor to operate the properties; and capital to finance the development of such properties. Many of our competitors have financial and technical resources substantially greater than ours. Several large mining companies are vertically integrated and explore for, mine, refine, and market metallic minerals on a global basis. Our relatively small size and limited capital resources, and current or future competition, could have a material adverse effect on our ability to develop our mineral projects, recruit and retain qualified personnel, or acquire the capital needed to fund our operations and develop mining projects. See “Risk Factors — Risks Related to the Mining Industry.”

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Environmental, Social and Governance

We endeavor to use environmental, social and governance, or ESG, principles in all phases of our operations, including our exploration, development and other mining-related activities. In the areas near our projects in the Atacama Region of Chile, we work to build good relationships with key stakeholders to increase the economic and social benefits from our activities. In all our operations, we will endeavor to use best industry practices to limit environmental impacts and ensure worker safety. In addition, our board of directors intends to work with management to identify additional areas to pursue effective ESG policies, potentially including increased use of clean and/or renewable energy in our mining operations, conserving water use, reducing our environmental footprint, utilizing a diverse workforce from local communities, improving health and safety performance, promoting cultural heritage and protecting biodiversity.

Overview of the Water Desalination Project

The Water Desalination Project, held through our Chilean subsidiary GEM Chile, is a permitted, multi-purpose seawater reverse osmosis facility to be located south of Punta Guacolda near Huasco, in Chile’s Atacama Region, in proximity to the Titanium Project. The Water Desalination Project is designed as a regional “non-continental” water hub with an authorized capacity of approximately 440 liters per second (L/s) of desalinated seawater, intended to supply long-term water needs of mining, industrial, agricultural and community users in a structurally water-constrained district of northern Chile, including the Titanium Project. The Water Desalination Project is designed as shared regional infrastructure, enabling users to secure consistent, non-continental water supply under offtake-contracts that can reduce the individual offtaker’s capital expenditures compared to standalone desalination solutions.

Water Desalination Market in Chile

The World Resources Institute currently ranks Chile among the 20 countries facing the highest levels of water stress globally (“25 Countries Housing One Quarter of the Population Face Extremely High Water Stress,” World Resources Institute, August 16, 2023, https://www.wri.org/insights/highest-water-stressed-countries). Chile has one of Latin America’s most active seawater desalination markets, driven primarily by the copper mining industry in its arid northern regions and by increasing water stress for urban and industrial users (International Bar Association, August 31, 2025, https://www.ibanet.org/chile-desalination-challenge).

Chile’s more than 4,000-kilometer coastline contrasts with extremely dry inland mining districts and several water-stressed urban centers. Policymakers and private operators are increasingly turning to large-scale seawater desalination as a strategic water-supply solution for the Chile’s industrial, agricultural and community needs.

Desalination capacity in Chile is concentrated in the northern regions where mining operations predominate and water scarcity is most acute. The Atacama Desert, where much of Chile’s copper mining occurs, is among the driest places in the world, with some locations experiencing no measurable rainfall for over a decade. This extreme aridity makes conventional water sources inadequate for large-scale industrial operations, necessitating alternative water-supply solutions such as desalination.

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Existing and Planned Capacity in Chile

Currently, Chile has approximately 24 large seawater desalination plants in operation with combined installed capacity exceeding 12,000 liters per second, and additional plants under construction or advanced development. Most existing facilities are located in the northern regions of Tarapacá, Antofagasta, Atacama and Coquimbo, which coincide with Chile’s principal copper mining districts and several coastal cities that depend on desalinated seawater for human consumption and industrial use (Inventory of Desalination Plants in Chile, November 30, 2025 https://www.acades.cl/catastro-de-plantas-de-agua-de-mar/).

Role of Mining and Future Demand for Water Desalination

Market participants expect continued growth in water desalination and other alternative water-supply sources in Chile as utilities, mining companies and industrial users seek secure, climate-resilient water supplies and reduce their exposure to increasing water stress.

The U.S. International Trade Administration notes that Chilean copper producers have become major users and sponsors of water desalination projects as they reduce reliance on continental freshwater and respond to stricter environmental and social expectations. Sector studies indicate that seawater (both raw and desalinated) will supply a growing majority of total water consumed by Chilean copper mining over the next decade, with seawater use expected to more than double by the early 2030s (From Freshwater to Seawater: Water Demand in Chilean Copper Mining Outlook, AX Legal June 17, 2025 https://ax.legal/2025/06/17/from-freshwater-to-seawater-water-demand-in-chilean-copper-mining-outlook/)

Desalinated seawater is predicted to continue to supply a growing majority of total water consumed by Chilean mining projects over the next five to ten years. The Chilean Copper Commission (COCHILCO) projects that by 2031, approximately 47% of water used in Chile’s mining sector will be sourced from the ocean, compared to approximately 25% in 2020. This represents a transformation in the sector’s water supply strategy, impacting infrastructure development, capital allocation, and operational costs across the mining and water desalination industries. Government of Chile, Mining industry to build 15 new desalination plants by 2028, https://www.gob.cl/en/news/mining-industry-build-15-new-desalination-plants-2028-use-seawater-will-almost-equal-use-fresh-water-decade/

Water Desalination Infrastructure

Desalination plants take seawater and convert it into freshwater using a process called reverse osmosis. Large reverse-osmosis desalination plants combined with high-pressure pumping systems and long-distance pipelines transport water from the coast to high-altitude mine sites. Seawater is first captured from the ocean under a maritime concession, which authorizes the intake and discharge infrastructure on the coastline. The water then passes through pre-treatment filters and is pumped at high pressure through semi-permeable membranes that separate the salt from the water. This process produces freshwater for industrial or municipal use and a brine stream that is returned to the sea in compliance with environmental requirements.

To transport the water inland, projects typically require easements for pipelines and power lines, as well as land for the plant site, pumping stations and storage tanks. In mining regions, the freshwater is then moved through long-distance pipelines and high-pressure booster stations to reach high-altitude facilities. This technology provides a reliable water supply independent of freshwater basins and is widely used in Chile’s northern mining districts.

The Water Desalination Project

The Water Desalination Project is being advanced toward a “ready-to-build” stage and is supported by an approved EIS that authorizes: (i) a 440 L/s seawater reverse osmosis plant; (ii) seawater intake and brine discharge works; (iii) storage and pumping facilities; (iv) a water pipeline corridor of approximately 74 km from the coast to the Titanium Project (including approximately 10–12 km from marine works to the plant site and a desalinated water pipeline to the mine area); and (v) an approximately 12 km, 13.8 kV power line and related auxiliary infrastructure connecting to Chile’s national grid. Most site, pipeline and power easements covered by the EIS have been secured, and we are advancing remaining land rights and a major maritime concession for the marine components.

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Key Mining Corp. / Cerro Blanco Titanium & Water Desalination Project
Property Location and Access Map

Legend
Water Desalination Project
Cerro Blanco Titanium Project
Major Cities
Primary Routes
Railroad
Secondary Roads
Chile
Water Desalination Project
Huasco
South Pacific Ocean
Chile
Freirina
Cerro Blanco Titanium Project
5 2.5 0 5 Kilometers

PROJECTION INFORMATION
WGS 1984 19S

Chile
Detailed Location Map

N
W E
S

Resource Development Associates
Author: S. Wilson
Elevation Technical Services
Figures: R. Gelskey

Date: 1/19/2026

Located in the Huasco area of the Atacama Region, where mining and agriculture compete for scarce surface and groundwater, the Water Desalination Project is intended to reduce reliance on continental freshwater resources and to support Chile’s broader policy shift toward desalinated seawater in mining, industrial and community applications. Our current development plan contemplates an approximately two-year construction period from a final investment decision to commercial operation and targets a minimum plant capacity factor of approximately 93% of the permitted 440 L/s design.

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Technical Configuration

Under the approved EIS, the Water Desalination Project comprises conventional seawater reverse osmosis process trains with pre-treatment, high-pressure membrane systems, post-treatment, brine management and energy-recovery systems, together with brine dispersion measures and intake design intended to mitigate marine impacts. In a conventional configuration of the type contemplated in the EIS, overall water recovery is expected to be in the range of approximately 45%–50%.

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Currently Plant Configuration (440 L/s capacity)

Future Expansion Potential

We have developed an enhanced OARO case that contemplates integrating osmotically assisted reverse osmosis, or OARO, technology licensed from Toyobo/Mitsubishi. The OARO configuration is expected to increase overall water recovery from 45%-50% to approximately 66%, reducing brine volume and potentially lowering unit water costs and discharge impacts, at an estimated incremental capital cost of approximately 25% relative to the base 440 L/s design and a conceptual total plant capacity of approximately 57,000 m³/day (about 660 L/s). Any increase in permitted capacity above 440 L/s would require an amendment to the existing EIS and approval by the relevant Chilean environmental authorities, and cost and return estimates for the OARO Case remain under review and may change as engineering work progresses.

Commercial Strategy, Offtake and Use by the Titanium Project

We view the Water Desalination Project as a core infrastructure asset intended to generate long-term, contracted cash flows from a diversified portfolio of mining, utility, agricultural and community customers. The current commercial strategy is to secure primarily U.S. dollar-denominated and inflation-indexed, long-term take-or-pay (or take-or-pay-like) water purchase agreements for most of the plant’s capacity prior to or concurrent with project financing, with remaining capacity allocated to shorter-term or higher-priced volumes, including potential supply to local communities and utilities.

In July 2025 GEM Chile entered into a non-binding indication of interest with Agrosuper Chile that sets out principal commercial terms for a potential future long-term water supply agreement. Under this indication of interest, Agrosuper anticipates future desalinated water requirements of approximately 100–150 L/s and has agreed that, while the Water Desalination Project is in operation and has available capacity, it will seek water pricing and supply proposals from GEM Chile, retaining full discretion to accept or reject any proposal. The indication of interest does not create any binding purchase or sale obligation and does not restrict GEM Chile or any future project vehicle or partner from contracting with other third-party offtakers. The indication of interest expires on July 24, 2026, unless extended by mutual written consent. In addition to the non-binding indication of interest with Agrosuper, we are engaged in ongoing, non-binding discussions with other third-party prospective industrial, mining and community water offtake customers in the Huasco region.

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Under the Agreement to Purchase Mining Claims dated January 18, 2023 for a portion of the Titanium Project’s mining concessions (23 of the total 52) comprising the Titanium Project between Manquehue Asesorías Mineras SpA and White Mountain Minerals SpA and the subsequent Agreement to Purchase Mining Claims between Manquehue Asesorías Mineras SpA and Gold Express Mines SpA, each relating to certain Titanium mining concessions that form part of the Cerro Blanco Project, the Company must buy and use desalinated water for the Cerro Blanco Project supplied by the desalination plant controlled and operated by White Mountain Minerals SpA or its parent company, Nexo Water Ventures LLC. This obligation is limited to the 23 mineral concessions acquired from White Mountain Minerals SpA and does not extend to the balance of the Titanium concessions comprising the Cerro Blanco Project.

Based on the Company’s review of publicly available records and permitting databases in Chile, we are not aware of any environmental or other permits having been granted to White Mountain Minerals SpA or its parent company, Nexo Water Ventures LLC or its affiliates for the construction or operation of a desalination plant in the Huasco region. Considering these circumstances, we believe that the likelihood that the Cerro Blanco Titanium Project will be required to purchase desalinated water under these agreements in the foreseeable future is remote. If, at the time the Titanium Project commences production or otherwise requires a secure water supply and such third-party is unable to deliver the needed volume, the Company would allocate approximately 80–85 L/s of capacity from the Water Desalination Project to meet the Titanium Project’s needs. Until the Titanium Project has a need for water supply, we intend to fully allocate the entire 440 L/s to third-party offtakers who wish to purchase water from the Water Desalination Project and continue to seek third-party offtakers for the future as we continue to develop the Water Desalination Project toward ready to build phase.

Capital Requirements and Financing Plan

Based on our present engineering and third-party cost engineering cost estimation study provided in 2024 by ILF Ingeniería Chile Limitada, the Water Desalination Project will require an aggregate capital investment of approximately $260 million, including direct and indirect construction costs, contingencies and construction management, but excluding downstream distribution infrastructure such as water pipelines to individual offtakers. The Company’s internal estimates anticipate the desalination plant capital cost to be within a range of approximately $200 million to $250 million; however, this estimate remains preliminary and is subject to change as engineering, contracting and market conditions evolve (particularly if the Company pursues the OARO Case and obtains the necessary government approvals or makes other design optimizations for the OARO Case).

We have developed an initial project-level financing concept that contemplates funding a substantial portion of total capital requirements with non-recourse or limited-recourse project debt, with the balance funded through equity contributions from us, proceeds from a proposed business combination and related offerings, and/or capital provided by a strategic or financial partner. We will be required to obtain significant additional capital to fund the Water Desalination Project and we may not be able to obtain such financing on acceptable terms or at all. Delays in reaching financial close, higher-than-expected construction or operating costs, lower-than-expected contracted offtake volumes or prices, or adverse changes in credit markets could require us to seek additional capital, re-sequence or scale back project components, or reduce its ownership interest in the Water Desalination Project in favor of an infrastructure partner.

Development Strategy and BNP Paribas Engagement

We engaged BNP Paribas Securities Corp. (“BNPP”) as our exclusive financial advisor for the Water Desalination Project because of BNPP’s experience financing large-scale water and desalination infrastructure in Chile and the broader Latin American region. In 2024, BNPP acted as one of the lead arrangers and lenders on the approximately US$860–883 million project financing for the Aconcagua / Aguas Pacífico desalination plant and related aqueduct system in central Chile, a multi-client facility. Water desalination infrastructure being a core focus of BNPP’s regional project-finance business positions them as a strong partner to maximize value for KMC’s Water Desalination Project.

BNPP’s engagement is in connection with a potential strategic partnership, joint venture or acquisition transaction involving all or part of the Water Desalination Project, as well as related CDAQ Private Placements of equity or equity-linked securities for GEM Chile or other project vehicles; BNPP has no obligation to underwrite or provide financing. BNPP supports KMC’s team with respect to financial modeling, optimization of the technical and commercial configuration and preparation of marketing materials and data rooms for prospective partners, lenders and offtakers. Our objective is to leverage BNPP’s desalination and water-infrastructure experience in Latin America and its global network to identify and negotiate a strategic partner and project-level financing package capable of supporting a final investment decision and the advancement of the Water Desalination Project from its current development stage into construction and long-term operation.

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Environmental, Social and Governance Considerations

The Water Desalination Project is expected to contribute to regional water security by substituting desalinated seawater for freshwater in a basin experiencing chronic water stress. The Water Desalination Project’s permitting framework has been developed under Chilean environmental law and, with respect to prospective lenders and strategic partners, is being evaluated against international environmental and social standards, including the Equator Principles and the International Finance Corporation Performance Standards, through an Environmental and Social Action Plan.

Plant design incorporates energy-recovery equipment, intake and brine dispersion systems and other mitigation measures intended to reduce environmental impacts associated with seawater abstraction, brine discharge and energy consumption; however, such measures cannot eliminate environmental, regulatory or community-related risks. We expect that continued engagement with local stakeholders, municipalities, indigenous and fishing communities and other affected parties will be an important element of maintaining social license to operate, particularly in relation to marine impacts, land access along the pipeline corridor and allocation of water among industrial and community users.

Regulatory and Policy Environment

Chile has adopted a range of measures to facilitate desalination and diversify water sources, including clearer rules for seawater use, streamlined procedures for strategic projects, and proposals for shared “water highways” and regional desalination hubs. Chilean regulators and courts continue to focus on environmental review of marine discharge, energy use and coastal ecosystems, with policy discussions emphasizing the need to pair desalination with renewable power to mitigate greenhouse-gas emissions and local environmental impacts (“Chile’s Water Shift: From Drought to National Blueprint for Reuse and Desalination,” International Desalination and Reuse Association (IDRA), August 15, 2025, https://idrawater.org/news/chiles-water-shift-from-drought-to-national-blueprint-for-reuse-and-desalination/).

Facilities and Equipment

We lease and maintain our executive office at 701 Brickell Avenue, Suite 1550, Miami, Florida 33131. We also lease the KM Chile office in Santiago, Chile. We do not currently own any real property. During the remainder of 2024, we will be purchasing, constructing, upgrading and maintaining various items of equipment, facilities and other infrastructure needed for our exploration activities at the Cerro Blanco Project in Chile, including water pipelines and pumping systems, electrical power lines and transmission systems, and camps and other facilities for personnel. We believe that we have, or will be able to purchase or construct, adequate facilities and equipment for our planned exploration activities at the Cerro Blanco Project in Chile, on a timely basis as needed and at commercially reasonable prices. See “Risk Factors — Risks Related to KMC’s Financial Position and Capital Needs — KMC will require substantial additional capital to explore and/or develop the Cerro Blanco Project and KMC may be unable to raise additional capital on favorable terms or at all.”

Employees and Independent Contractors

As of December 31, 2024, we have engaged eight consultants. Five consultants serve us full-time and three consultants serve us part-time. These consultants provide management, technical, administrative, accounting and legal services to the Company. During the next 18 months at least, we expect that we will obtain all other services necessary to our administrative and operational activities, including mineral exploration and development activities, by utilizing independent contractors in Chile or the United States. We believe adequate third-party contractors, including geologists, mining engineers, drilling contractors, and construction companies, are available in the Atacama Region of Chile to perform our mineral exploration, development and other activities over the next 18 to 24 months. We believe independent contractors will be an efficient use of our resources, providing us greater flexibility in our cost structure until we commence mining operations, if at all, which would likely require us to hire full-time or part-time employees in Chile. However, there are risks associated with our planned reliance upon third parties for substantial parts of our activities. See “Risk Factors — Risks Related to the Business of Pubco and KMC — KMC may rely on joint ventures or other third-party contracts to conduct key aspects of its operations.”

Legal proceedings

KMC is not currently a party to any material legal proceedings. However, from time to time it is possible that we could become involved in legal proceedings or be subject to claims that arise from the conduct of our business. Regardless of their outcome, any such proceedings or claims could have an adverse impact on us because of the costs of defending or settling such matters, as well as the possible diversion of personnel and other resources and other factors; and there can be no assurances that favorable outcomes will be obtained in any such matters.

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Properties

The information regarding the Cerro Blanco Project that is set forth in this proxy statement/prospectus, including in this “Properties” section: (i) is, except where attributed to another source, derived from the technical report summary titled “S-K 1300 Technical Report Summary for the Cerro Blanco Rutile Titanium Bearing Mineral Deposit, Region III, Atacama, Chile” dated August 7, 2023, revised December 6, 2023 and as further revised on February 2, 2026 (the “Cerro Blanco Technical Report Summary”), a copy of which is filed as Exhibit 96.1 to the Registration Statement of which this proxy statemen/prospectus forms a part; and (ii) does not purport to be a complete summary of, is subject to all the assumptions, qualifications and procedures set out in, and is qualified in its entirety with reference to the full text of, the Cerro Blanco Technical Report Summary. The Cerro Blanco Technical Report Summary was prepared in accordance with S-K 1300 and is dated and signed by Resource Development Associates, Inc., or RDA. RDA is a third-party firm that employs a professional geologist whose education and experience satisfy the requirements of a “qualified person” under S-K 1300 and who prepared the Cerro Blanco Technical Report Summary. Neither RDA nor such qualified person has any interest in us. RDA has approved the summary of the Cerro Blanco Technical Report Summary set forth in this “Properties” section.

For a description of the key assumptions, parameters and methods used to estimate mineral resources disclosed in this proxy statement, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Cerro Blanco Technical Report Summary each of which is incorporated by reference in this proxy statement/prospectus.

Summary of Our Mineral Projects

As summarized below, KMC’s portfolio includes two critical mineral projects in both Chile and the United States, with Cerro Blanco as the flagship titanium dioxide asset and a complementary copper exploration project. For additional information about the projects, see “— Business — Our Mineral Projects.” Only one of our projects, the Cerro Blanco Project, is material to our business or financial condition. A technical report summary pursuant to S-K 1300 with respect to the Cerro Blanco Project is filed as Exhibit 96.1 to the Registration Statement of which this proxy statement/prospectus is a part. A summary of such technical report summary is set forth below under the captions “— Business — Our Mineral Projects — Cerro Blanco Project.”

	Location	Description of mineral rights, form of ownership and acreage.	Mineralization
Cerro Blanco Project		Fifty-Two claims covering 10,537 hectares. Our subsidiary GEM Chile is the direct owner of the claims. Twenty-three of the claims are subject to a 2% NSR royalty that may be cancelled at our option for a payment of $1,950,000.	Rutile, which we intend to refine to a high-grade form of titanium dioxide (TiO2).

Fire Copper Project	Yavapai County, Arizona	Fifty-two unpatented lode mining claims. KMC ownership of the claims is recorded with the BLM.	Possible undiscovered deposits of copper hosted in oxide setting.

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The following maps show the locations of our two projects.

Key Mining Corp. Properties
Location and Access Map
Arizona
Fire Copper Project
North Pacific Ocean
Mexico
Gulf of Mexico
North Atlantic Ocean
Caribbean
US Virgin Islands
Central America
Caribbean Sea
Aruba (NETH)
TRINIDAD & TOBAGO
VENEZUELA
SURINAME
GUYANA
French Guianna (France)
COLOMBIA
ECUADOR
PERU
BRAZIL
BOLIVIA
PARAGUAY
Antofagasta
Copiapo
Vallenar
Santiago
Cerro Blanco Titanium & Water Desalination Project
URUGUAY
ARGENTINA
CHILE
South Atlantic Ocean
South Pacific Ocean
Legend
KMC Properties
Chile Major Cities
Canada
USA
Mexico
Central America & Others
Chile
South America
Kilometers
0 500 1,000 2,000
North & South America
Regional Location Map
South Pacific Ocean
Copiapó
Posada Algarrobal
Chile
Huasco
Freirina
Vallenar
Argentina
Cerro Blanco Titanium & Water Desalination Project
Legend
Cerro Blanco Titanium Project
Water Desalination Project
Major Cities
Primary Routes
Railroad
Secondary Roads
Chile Regions
Chile
25 12.5 0 25 Kilometers
Chile
Cerro Blanco Titamium & Water Desalination Project
Detailed Location Map
N
W
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S
Resource Development Associates
Author: S. Wilson
Elevation Technical Services
Figures: R. Gelskey
Date: 1/16/2026

Exploration Stage Company. None of our mineral projects has an operating mine or has ever produced any mineral in commercial quantities. We have not demonstrated the existence of mineral reserves at any of our projects, and therefore each of our projects is in the exploration stage and KMC is considered an exploration stage company. KMC is not conducting any on-site exploration activities at any of our projects, although we have plans to commence certain exploration activities at the Cerro Blanco Project. See “— Properties — Cerro Blanco Project— Exploration and Related Programs.” We expect to remain an exploration stage company for the foreseeable future. To exit the exploration stage, become a development stage issuer and, ultimately, commence mining at any of our projects, it will be necessary for us to demonstrate the existence of proven or probable mineral reserves at one or more of our projects, and complete one or more feasibility studies that would enable us to obtain financing on reasonable terms and in amounts sufficient to establish and operate the applicable mining operations.

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Summary of Resource Estimates. The following table summarizes our mineral resource estimates as shown in the Cerro Blanco Technical Report Summary.

For purposes of estimating the measured, indicated and inferred mineral resources at the Cerro Blanco Project presented in the table below, RDA used the following parameters to determine the reasonable prospects for economic extraction of saleable TiO2 through open pit mining methods: mining cost of $2.00 per tonne, recovery of 85%, processing costs of $15.00 per tonne, a selling price of $1,850.00 per tonne, and a point of reference of in situ mineralization prior to extraction by open pit mining methods. These parameters yield a cut-off grade of 1.0% TiO2 which RDA used in estimating the Cerro Blanco Project mineral resources reported in the table below.

Amounts in the table have been rounded and may not sum due to rounding.

Summary of Mineral Resources
	Measured mineral resources		Indicated mineral resources		Measured + indicated mineral resources		Inferred mineral resources
CERRO BLANCO PROJECT (Chile, Atacama Region) Effective Date: August 7, 2023:
	Amount	Grades/ qualities	Amount	Grades/ qualities	Amount	Grades/ qualities	Amount	Grades/ qualities
Titanium Dioxide (TiO2 ) (amounts are in millions of metric tons):	56.3	1.80%	50.6	1.75%	106.8	1.78%	67.6	1.38%

Internal Controls. Our internal controls relating to quality assurance and quality control (QA/QC) to date have consisted primarily of reviewing records maintained by prior owners of the Cerro Blanco claims as to the chain of custody of samples, including samples used for lab analyses, and satisfying ourselves that the procedures followed with respect to such custody was consistent with industry standards. As noted below, we plan to conduct additional exploration activities that involve sampling.

Before commencing those activities, and conducting assays of such sampling and the reporting of results from those assays, we intend to establish sampling and analytical QA/QC protocols that are consistent with industry standards including, without limitation, the following: (i) for the project’s data, establishing an accurate, reliable and defensible database that can be used to produce updated estimates of mineralization and feasibility studies; (ii) sampling to verify known mineralization; (iii) confirming that samples (from both surface collection or drilling) are of the highest possible quality; (iv) establishing procedures to ensure the security and integrity of samples from point of origin to analytical laboratory; and (v) implementing industry-standard QA/QC procedures to confirm the accuracy and reliability of the laboratory analyses, including the use of duplicate samples (i.e., two or more samples from the same sample submitted to the laboratory for analysis as if they were separate samples), blanks (i.e., samples containing no detectable mineralization) and standards (i.e., samples with known assay values), and confirming assay values from the original assay laboratory by submitting the same sample to a second laboratory.

Cerro Blanco Project

Description and Location. The Cerro Blanco Project consists of fifty-two (52) claims covering 10,537 hectares located in the commune of Freirina which is part of the Atacama Region (also known as Region III) of the Republic of Chile. The project comprises nine identified prospects, known as Las Carolinas, La Cantera, Honorios Creek, Hippo Ear, Quartz Creek, Bono, Algodón, Chascones, and Eli. We consider the Las Carolinas, La Cantera, and Eli prospects to be the most promising areas for exploration and, ultimately, mining at the Cerro Blanco Project, and our long-term plans to develop the Cerro Blanco Project are focused on the claims located in those three prospects. Accordingly, the resource estimates reported in the Cerro Blanco Technical Report Summary are based on data relating to the Las Carolinas, La Cantera, and Eli prospects.

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The project area has a maximum altitude of approximately 1,200 meters above sea level. The project is approximately 525 kilometers north of the city of Santiago, the capital of Chile, approximately 39 kilometers west of city of Vallenar, the capital of Huasco Province, and approximately 25 kilometers east of the Pacific Ocean port town of Huasco. More specifically, the project is approximately 14.5 kilometers due south of Freirina, a small town located on highway C-46 which is the roadway connecting the town of Huasco to the city of Vallenar. The project can be reached by driving south approximately 15 kilometers over a non-improved road that starts from C-46 approximately seven kilometers east of Freirina. The project’s map coordinates are 28°38.5’ south latitude, and 71°4.5’ west longitude. Fifty of the Cerro Blanco claims are exploitation claims and two are exploration claims. The following maps show the location of the Cerro Blanco Project.

The following map shows the layout of the Cerro Blanco claims. Certain of the map legends use the term “concessions” which is the term used in Chile for mining claims.

Cerro Blanco Project Mineral Claims

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The Cerro Blanco Project is an “exploration stage property” which, under S-K 1300, is a property without mineral reserves disclosed. No mining operations have ever been conducted at the Cerro Blanco project by us or any previous owner. Subject to the receipt of adequate funding in the future (which, for the avoidance of doubt, does not include funds raised in this offering) and the lock-up period described in the “Underwriting” section of this proxy statement, our activities at the Cerro Blanco Project will be exploratory in nature, after which we anticipate we may complete the further exploration activities described below in this proxy statement under the sub-caption “— Exploration and Related Programs.” Through such further exploration activities, we expect to develop additional information to more precisely identify and quantify deposits of TiO2-bearing mineralization at the project and to determine the types and locations of mines to be used for extracting such deposits. We also anticipate that such additional information may allow us, in conjunction with a qualified person, to upgrade a substantial portion of the mineral resources described in this proxy statement to mineral reserves, thus making the Cerro Blanco Project a development stage property under S-K 1300 and, thereafter, to prepare a Feasibility study that will enable us to obtain the necessary financing to commence mining operations at the project.

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Terrain and Climate. The regional terrain has hills of gentle to moderate relief with sparse vegetation. The Cerro Blanco Project area consists primarily of hills of a gentle relief and wide large valleys, some places incised by ancient drainages and/or fault scarps. The project has an elevation ranging from approximately 400 meters to approximately 1,200 meters above sea level and has minimal vegetation consisting mostly of desert scrub and cacti. The project area has a very arid, high-altitude desert climate suitable for exploration during the entire year. Rainfall is occasional and irregular, and in some years only received during winter (i.e., mid-June to mid-September). The coastline near the port of Huasco generally has a northeast alignment at approximately 15 degrees on the compass.

Geology and Mineralization. The Cerro Blanco Project is located between the central belt of intrusions in the northern belt of the Freirina fault zone, and west of the Vallenar-La Serena iron belt. The dominant rock formations holding rutile deposits at the project are granodiorite and leucotonalite, which are types of igneous rocks. Intrusions of plutonic rocks form about 80% of the outcrops in the area. These plutonic rocks vary from granites to gabbro and are distributed in three linear north-northeast trending belts, with the Cerro Blanco Project being located within the eastern belt. The Cerro Blanco Project area contains several titanium-bearing minerals, including rutile, which is usually contained in albitized gabbro, as well as ilmenite, anatase, sphene, and titanomagnetite. In preparing the mineral resource estimates for the Cerro Blanco Technical Report Summary, RDA considered mineralization from rocks composed at least 80% of either rutile or leucoxene containing the titanium-bearing minerals anatase, ilmenite, titanomagnetite or sphene. To gain additional insight into the rutile + leucoxene mineralization at the project, we intend to conduct core mapping of the data from previous drilling programs and our future exploration activity described below, subject to the receipt of adequate funding in the future (which, for the avoidance of doubt, does not include funds raised in this offering).

Ownership. Our wholly owned subsidiary GEM Chile is the direct owner of the Cerro Blanco claims. In connection with its purchase of 23 of the 52 claims comprising the Cerro Blanco project, GEM Chile assumed certain obligations the seller of the claims owed to an unrelated third party, including (i) the obligation to pay such third party an NSR royalty of 2% with respect to minerals extracted from the 23 claims (provided we may terminate such royalty obligation by paying the third party $1,950,000) and (ii) the obligation to buy and use processed water for the Cerro Blanco Project from a desalination plant controlled by the third party. All of the claims we plan to develop at the Las Carolinas, La Cantera, and Eli prospects are subject to the 2% NSR royalty.

Surface Access. The land where the claims comprising the Las Carolinas, La Cantera, and Eli prospects are located is owned by the State of Chile and managed by the Chilean Ministry of National Assets (the Ministerio de Bienes Nacionales or the MBN). Typically, the MBN grants easements to mining claim holders without complication (provided legal requirements are met) as a consequence of a trial conducted in civil courts, where the compensation to be paid by the latter is determined. The other Cerro Blanco claims are located on land owned by private owners, including a Chilean agribusiness company. Access to the Las Carolinas, La Cantera, and Eli prospects is available via public roadway, although we will require easements from one or more private landowners for an access corridor for power transmission lines and a water pipeline, and we plan to begin negotiations for that purpose in 2024. We believe most of the private landowners do not presently intend to use the surface areas at or nearby the Cerro Blanco claims, and therefore we do not anticipate any material difficulty negotiating acceptable access rights.

Infrastructure. The project can be reached by driving south approximately 15 kilometers over a non-improved road that starts from Highway C-46 approximately seven kilometers east of Freirina. Close proximity to Highway 5 which runs the length of Chile provides good access and distribution for necessary supplies. The Pacific Ocean port of Huasco is capable of handling 70,000-metric-ton ships. Although there is currently no infrastructure at the Cerro Blanco Project site, we believe that the Atacama Region has adequate infrastructure resources for exploration and, if applicable, mining activities at the project, including independent contractors who supply energy, water, transportation, labor, processing facilities, camps and related residence facilities, tailings storage facilities, and port facilities. High-tension power lines pass approximately 15 kilometers to the north of the project along the Vallenar-Huasco highway.

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As noted above, we agreed to obtain water for 23 of the Cerro Blanco claims from a desalination plant controlled by a third-party affiliate of a prior owner of the claims and, subject to availability, we currently expect to use such water source for exploration and mining activities at all Cerro Blanco claims. However, if this third party’s proposed desalinization plant is not operational during some or all of our further exploration activities described below, we may need to obtain water from a different source. We believe there are adequate alternative sources of water, including from the Water Desalination Project. The Water Desalination Project is a permitted, multi-purpose seawater reverse osmosis facility. The Water Desalination Project is designed as a regional “non-continental” water hub with an authorized capacity of approximately 440 liters per second (L/s) of desalinated seawater, intended to supply long-term water needs of mining, industrial, agricultural and community users in a structurally water-constrained district of northern Chile, including the Titanium Project. Under the approved EIS, the Water Desalination Project comprises conventional seawater reverse osmosis process trains with pre-treatment, high-pressure membrane systems, post-treatment, brine management and energy-recovery systems, together with brine dispersion measures and intake design intended to mitigate marine impacts. In a conventional configuration of the type contemplated in the EIS, overall water recovery is expected to be in the range of approximately 45%–50%. Prior to the time the Water Desalination Project is operational we will source water from the Huasco River which is approximately 15 kilometers north of the project; from other desalinization plants in the Atacama region; and potentially from subterranean wells within the local pediment gravels immediately north and west of the project. During our exploration activities, we expect that our water supply will be delivered by tank trucks. If KMC is ultimately able to begin mining operations at the Cerro Blanco Project, our water needs will increase substantially, and we would expect to have water delivered to the project by pipeline.

Environmental Matters and Permitting. We believe that the size and location of the exploration activities that we expect to conduct in the next 18 months will not require that we file and obtain approval of any environmental filings or other material governmental approvals. Therefore, we expect that we will be able to proceed with drilling and other exploration activities at the Cerro Blanco Project by filing notices regarding the commencement of exploration activities with the National Geology and Mining Service (“Servicio Nacional de Geología y Minería” or “SERNAGEOMIN”).

Under Chilean law, mining (as opposed to exploration) generally requires approval of an environmental impact study, or EIS, from the Environmental Assessment Service (“Servicio de Evaluación Ambiental” or “SEA”) based on an assessment of potential environmental impacts. An EIS was submitted by the previous owner White Mountain Titanium in 2013 with respect to a prospective open-pit mining project at the Las Carolinas, La Cantera, and Eli prospects, and the SEA approved that EIS in 2015. In 2024, the approved EIS was successfully transferred to the name of GEM Chile, the Chilean subsidiary holding the Cerro Blanco Project. The mining activities we expect to engage in at the Cerro Blanco Project are similar to but smaller in overall scope than the activities approved by the SEA in 2015. For this reason, the Company does not believe, or have any indication to believe, that it is necessary to submit a new EIS for review by the SEA. Approval of an EIS can be a lengthy and uncertain process which could involve local citizens, and there is no assurance that we will secure the necessary approval to conduct mining activities at the project in the manner or on a timing we consider optimal should the current EIS not apply to the Company’s planned mining activities.

Exploration History. We have not conducted any drilling, soil sampling or similar on-site exploration activity at the Cerro Blanco Project. Chilean governmental reports dating from as early as 1953 report the existence of rutile deposits in the project area. However, the first exploration activity at the project known to us occurred in 1990 or 1991 by a prior owner who conducted surface rock sampling, geological mapping and 450 meters of trenching. Such activity, and substantially all the exploration activities at the project described below, were conducted at the claims comprising the Las Carolinas, La Cantera, and Eli prospects which are subject to the NSR royalty described above.

In 1992, a subsidiary of Phelps Dodge acquired an option with respect to the project and conducted more extensive surface rock sampling and, in late 1992 and early 1993, completed 1,200 meters of diamond drilling and 6,000 meters of percussion drilling. In 1993, Phelps Dodge extracted two 15-ton samples for metallurgical testing. Phelps Dodge purchased the project in 1996 and conducted further metallurgical testing in 1997 with results suggesting that the project could produce rutile with a TiO2 content of 95% or more.

In 1999, Phelps Dodge sold the project to Dorado Mineral Resources NL, who conducted a preliminary processing test, which produced high grade rutile, and commissioned geologists and other third parties to review prior exploration programs, estimate the project’s mineralization, analyze the possibility of a mining project in highest density drilling, and collect a second bulk sample of 25 tons for metallurgical testing. During this work by Dorado, the project area was geologically re-mapped. Ownership of the project was acquired by Kinrade Resources Limited in 2001 and then by White Mountain Titanium Corporation, or White Mountain, in 2003.

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During its ownership of the project, White Mountain conducted drilling programs as follows: (i) in 2004, a program of 12 diamond drill holes was completed, and data from this drilling, and from drilling completed by Phelps Dodge, was used by third party consultants to prepare a project resource estimate; (ii) in 2006, 16 diamond drill holes totaling 2,451 meters were cut (of which 15 were from the Las Carolinas Prospect), (iii) in 2008, 32 diamond drill holes totaling 4,684 meters were cut from the Eli prospect; and (iv) in 2010 and 2011, 54 diamond drill holes totaling 7,047 meters were cut as infill on previously drilled areas of the on Las Carolinas prospect. Samples obtained in 2006, 2008 and 2010-11 that showed visible rutile mineralization were assayed in 3-meter intervals by a lab in in Canada. In 2009, White Mountain commissioned pilot plant tests based on over 250 tons of material extracted through a blasting program; these tests provided information for developing further engineering studies and related purposes, and confirmed earlier laboratory scale results that showed the ability to extract high grade rutile from the project. In 2012, White Mountain commissioned a magnetic geophysical terrestrial survey on an area of approximately 22.5 square kilometers centered on the Las Carolinas prospect.

Exploration and Related Programs. We plan to conduct additional drilling, primarily at the Las Carolinas and La Cantera prospects, including, (i) in-fill drilling which will increase the density of data points within previously drilled areas in order to better understand the characteristics of the mineral deposits of the areas; (ii) step-out drilling to explore whether mineralization may exist beyond the boundaries of the areas that we currently believe hold mineral deposits; and (iii) geotechnical diamond drilling to collect data related to the stability and behavior of the rock and soil at possible project mining sites. We also may conduct trenching, sampling (including geochemical sampling), mapping (including surface, magnetic and geological mapping), and initial diamond drilling on prospects located near the Las Carolinas and La Cantera prospects as well as other Cerro Blanco prospects that we believe may have promising geophysical signatures or high grades of surface TiO2. Our future exploration program is similar to the exploration activities outlined by RDA in the Cerro Blanco Technical Report Summary, and our estimated budget for such exploration program is approximately $3 million which, for the avoidance of doubt, will be partially funded from the proceeds associated with this offering. Our ability to complete the balance of our planned exploration program depends on the availability to us of adequate financial resources, which cannot be assured. See “Risk Factors — Risks Related to KMC’s Financial Position and Capital Needs — KMC will require substantial additional capital to explore and/or develop the Cerro Blanco Project and KMC may be unable to raise additional capital on favorable terms or at all.”

Based on our understanding of the soil and topography at the Cerro Blanco project, we currently believe the prospect areas that we would mine initially are suited for an open pit mine, although our final decision as to the type of mine could change depending on the results of our further exploration work.

In the fall of 2024, we initiated a pilot-scale metallurgical program with SGS Lakefield in Toronto designed to refine the process flowsheet for rutile concentrate production and to generate engineering data that would support a future feasibility study and detailed design work. Samples from such rutile concentrate will be provided to potential Tio2 offtakers. Subject to the completion of additional drilling, feasibility studies, financing and construction, our current development plan contemplates the potential commencement of commercial production at the Cerro Blanco Titanium Project as early as the first quarter of 2029.

About RDA and its Qualified Person Employee. RDA, through one of its employees who is a qualified person under S-K 1300 criteria, performed a detailed review of the Cerro Blanco drill and geological data to confirm the accuracy and reliability of the data used in the resource estimates provided below, and also visited the project site. The historical exploration data used in the Cerro Blanco project resource estimates was obtained through documented procedures and involved verification and validation of exploration and production data, prior to consideration of geological modelling or mineral resource estimation. No limitations were placed on RDA or its qualified person employee to conduct data verification. The sampling methods, security, and analytical procedures used by prior owners of the project in their drilling campaigns were deemed by RDA and its qualified person employee as adequate for an exploration stage project. RDA and its qualified person employee were not aware of any significant risks or uncertainties that could be expected to affect the reliability of the resource estimates presented in this proxy statement/prospectus. In the opinion of RDA and its qualified person employee, the data was suitable and adequate for the estimation of mineral resources at the Cerro Blanco project.

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Resource Estimates. The mineral resources presented in the table below were estimated in accordance with the principles of S-K 1300. Resource estimates were constrained by a three-dimensional solid model developed from geological and analytical data using a block size of ten cubic meters. The block grades were estimated by Ordinary Kriging, Inverse Distance Squared (ID2) and Nearest Neighbor (NN) methods using 3-meter down hole drill composites. The drill hole data and the 3-D geological modeling used for the resource estimates were derived from the database prepared in 2011 by a White Mountain geologist. Eighty-seven White Mountain diamond drill holes were used for the resource estimation. Whole rock analyses were available for all 87 holes. A total of 43 Phelps Dodge drill holes (7 diamond drill holes and 36 percussion holes) were used. Eight Phelps Dodge percussion drill holes were twinned by White Mountain in 2006 with RC drill holes. RC drilling results were prioritized against the percussion drill hole in the database. The estimated resources were validated graphically and analytically. The graphical validation was performed on screen by grade comparison between estimated blocks versus drill holes samples grades. RDA and its qualified person employee believe there is good correlation between the drill hole data and estimated blocks.

The resource estimates presented in the table below are based on the Las Carolinas, La Cantera, and Eli prospects, the locations of which are highlighted on the following map.

For purposes of estimating the measured, indicated and inferred mineral resources at the Cerro Blanco Project presented in the table below, RDA used the following parameters to determine the reasonable prospects for economic extraction of saleable TiO2 through open pit mining methods: mining cost of $2.00 per tonne, recovery of 85%, processing costs of $15.00 per tonne, a selling price of $1,850.00 per tonne, and a point of reference of in situ mineralization prior to extraction by open pit mining methods. These parameters yield a cut-off grade of 1.0% TiO2 which RDA used in estimating the Cerro Blanco Project mineral resources reported in the table below. Amounts in the table have been rounded and may not sum due to rounding.

	Cerro Blanco Project Mineral Resource Estimates
Prospect	Measured (million metric tons)	TiO2%	Indicated (million metric tons)	TiO2%	M&I (million metric tons)	TiO2%	Inferred (million metric tons)	TiO2%
TiO2 Resource (above 1% TiO2 )
Las Carolinas	47.0	1.90	40.5	1.88	87.5	1.89	7.7	1.97
La Cantera	—	—	—	—	—	—	52.5	1.31
Eli	9.3	1.26	10.1	1.24	19.4	1.25	7.4	1.26
Total Resource	56.3	1.80	50.6	1.75	106.8	1.78	67.6	1.38

The effective date of the estimate is August 7, 2023. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the mineral resources estimated will be converted to mineral reserves. Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

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KMC’s Management’s discussion AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of KMC’s consolidated financial condition and results of operations together with KMC’s audited consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis and other parts of this proxy statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations related to future events and KMC’s future financial performance that involve risks, uncertainties, and assumptions, such as statements regarding KMC’s intentions, plans, objectives, and expectations for KMC’s business. KMC’s actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth in the section titled “Risk Factors.” See also the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

KMC is a global critical minerals and infrastructure company with a portfolio of exploration-stage mineral projects and a permitted water desalination plant (with the maritime concession currently in the granting stage). KMC’s flagship assets are the Cerro Blanco Project, comprised of the Titanium Project, and the Water Desalination Project. Each of the Titanium Project and the Water Desalination Project are in the Atacama Region (also known as Region III) of the Republic of Chile.

To date, KMC has funded its operations primarily with proceeds from the sale of its equity securities. From KMC’s inception on February 18, 2020 to December 31, 2025, KMC has received approximately $13.4 million in net proceeds from sales of its equity securities. Since KMC’s inception on February 18, 2020, KMC has incurred significant losses and it expects to continue to incur losses for the foreseeable future. KMC’s net losses were $2,397,394 and $4,397,779 for years ended December 31, 2025 and December 31, 2024, respectively. As of December 31, 2025, KMC had an accumulated deficit of $16,620,813. KMC may never achieve or sustain profitability. The Cerro Blanco Project has not commenced commercial production, and commercial production at the Cerro Blanco Project will require significant capital and expenditures. To become and remain profitable, KMC must generate significant revenues at one or more of KMC’s mineral projects or desalination project, which will require KMC to be successful in a range of challenging activities.

Recent Developments

SQM Exploration Agreement

On August 30, 2021, KMC’s wholly owned subsidiary KM Chile entered into an agreement (the “SQM Exploration Agreement”) with Sociedad Química y Minera de Chile S.A. (translated as “Chemical and Mining Company of Chile Inc.”) (“SQM”). The SQM Exploration Agreement granted KM Chile the right to explore for copper and other metallic mineral substances on 158 mining claims which cover 37,755 hectares in the Atacama Region of Chile (the “Fiel Rosita Project”). SQM is the direct owner of the Fiel Rosita Project mining claims. The SQM Exploration Agreement provided KM Chile the opportunity, subject to the satisfaction of certain conditions to become an 80% partner in a Chilean entity to be formed with SQM for the purpose of exploiting the metallic mineral substances at the Fiel Rosita Project in Chile. On April 30, 2024, pursuant to the SQM Exploration Agreement, KM Chile delivered a termination notice to SQM. As a result, all KM Chile’s and SQM’s obligations under the SQM Agreement terminated, and there is no carrying value of the Fiel Rosita asset as at December 31, 2025 and December 31, 2024. KMC’s business strategy does not involve exploring for copper at the Fiel Rosita Project. KMC’s business strategy is focused on the exploration for mineral deposits at the Titanium Project and the commercialization of Desalination Project.

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GEM Purchase Agreement

On May 1, 2023, KMC entered into the GEM Purchase Agreement with GEM Nevada pursuant to which KMC agreed to purchase from GEM Nevada all of the issued and outstanding shares of CBT. At the time of consummation of the share purchase transaction under the GEM Purchase Agreement, CBT owned all of the issued and outstanding capital stock of GEM Chile, which owns the mineral concessions and other assets (including physical and electronic data, the rights to a physical drill core, a buyout right on a net smelter royalty, and miscellaneous geological, mining and metallurgical reports) that comprise the Cerro Blanco Project. In consideration for the CBT Shares, KMC issued to GEM Nevada shares of KMC Common Stock that, as agreed with GEM Nevada, had an aggregate value of approximately $2.4 million. As of the closing date of the GEM Purchase Agreement, (i) Cesar López, KMC’s President and Chief Executive Officer and a director, beneficially owned 4.08% of the issued and outstanding shares of capital stock of GEM Nevada, (ii) Enrique Correa, KMC’s Country Manager (KM Chile) and a director, beneficially owned 0.41% of the issued and outstanding shares of capital stock of GEM Nevada, (iii) John Ryan, KMC’s Vice President of Corporate Affairs and Co-Founder, was the Chief Executive Officer of GEM Nevada, a director of GEM Nevada, a director of CBT and a director of GEM Chile, and beneficially owned 3.15% of the issued and outstanding shares of capital stock of GEM Nevada, and (iv) Howard Crosby, one of KMC’s directors, was a director and executive officer of GEM Nevada, and a director and Vice President of CB and beneficially owned 3.15% of the issued and outstanding shares of capital stock of GEM Nevada. Each of Messrs. Ryan and Crosby is entitled to his pro rata distribution of any shares of KMC Common Stock that GEM Nevada may distribute to its stockholders. Following the acquisition of the CBT shares, KMC simplified its corporate structure through an internal transaction whereby, effective May 9, 2023, CBT transferred all the outstanding shares of GEM Chile to KMC. As a result of that transaction, GEM Chile is a direct wholly owned subsidiary of KMC and CBT was an inactive wholly owned subsidiary formally dissolved.

2023 Warrant Exercises

From July 2023 to November 2023, in order to induce the exercise of outstanding warrants to purchase KMC Common Stock, KMC agreed, upon the exercise of such warrants, to issue a new warrant to purchase one share of KMC Common Stock at an exercise price of $2.40 per share for a period of four years from the date of issuance; provided however, in the event that (A) either (i) KMC did not close an initial public offering on or prior to April 30, 2024; or (ii) shares of KMC Common Stock or other equity securities of KMC were not registered under Section 12(b) of the Exchange Act , and (B) KMC Common Stock or other equity securities were not listed on the Nasdaq Stock Market LLC or the NYSE American by April 30, 2024, then the exercise price of the new warrants would be reduced to $1.80 per share and the expiration date of such warrants would be extended by one year. Effective May 1, 2024, the exercise price of such warrants was reduced to $1.80 and the expiration date for such warrants was extended by one year. KMC received $3,039,989 in gross proceeds in connection with these warrant exercises, and KMC issued new warrants to purchase an aggregate of 1,688,884 shares of KMC Common Stock.

2024 Financing

From August 21, 2024 to January 10, 2025, KMC entered into securities purchase agreement with various investors, pursuant to which KMC issued (i) an aggregate of 12,292,332 shares of KMC Common Stock at a purchase price per share equal to $0.25, resulting in gross proceeds to KMC of $3,073,083, and (ii) warrants (the “2024 Investor Warrants”) to purchase an aggregate of 6,146,196 shares of KMC Common Stock. Each 2024 Investor Warrant had an exercise price of $0.45 per share, was immediately exercisable and can be exercised at any time after their original issuance until the five-year anniversary of the date of original issuance. Of the total proceeds from the 2024 Financing, 210,000 shares were issued through a debt-for-shares exchange. In this transaction, KMC settled three outstanding invoices for officers’ and directors’ fees totaling $52,500 by issuing shares at a price of $0.25 per share in lieu of making cash payments. All three parties participating in the exchange entered into debt settlement agreements.

In connection with the 2024 Financing, KMC issued warrants to the placement agent to purchase up to 1,555,500 shares of KMC Common Stock. Each warrant had an exercise price of $0.45 per share, was immediately exercisable and can be exercised at any time after their original issuance until the 10-year anniversary of the date of original issuance.

Fire Mining Claims

On December 31, 2025, EastWest Ventures entered into and closed an asset purchase agreement with KMC for the sale of 52 unpatented lode mining claims located in Yavapai County, Arizona, commonly referred to as the Fire Mining Claims, including all minerals and ores in, upon, or under the claims. Under the purchase agreement, KMC acquired only the Fire Mining Claims in exchange for a total purchase price of 2,000,000 restricted shares of KMC Common Stock valued at $0.15 per share. Sarah Cuddy, the sole member manager of EastWest Ventures, also serves as a consultant to KMC, providing office management, administration and legal support services. Ms. Cuddy is the spouse of Cesar López, KMC’s Chief Executive Officer and a director.

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Business Combination with CDAQ

On January 6, 2026, CDAQ, Pubco, KMC, Purchaser Merger Sub and Company Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, (i) CDAQ will de-register from the Register of Companies in the Cayman Islands by way of continuation and re-register in the State of Delaware so as to re-domicile as and become a Delaware corporation, (ii) Purchaser Merger Sub will merge with and into CDAQ, with CDAQ continuing as the surviving entity, and (iii) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity.

For more information about the Merger Agreement and Ancillary Documents, please see the section entitled “The Business Combination.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Operating Expenses

Exploration Expenses

KMC conducts exploration activities under mining concessions in Chile. KMC expects exploration expenses to increase significantly as KMC continues to expand its exploration activities at the Cerro Blanco Project and KMC’s other exploration properties. KMC’s exploration expenses primarily consist of drilling and assay costs, engineering and other geological and support costs at the Cerro Blanco Project.

General and Administrative Expenses

KMC’s general and administrative expenses consist of consultant fees and other general administration costs. KMC’s general and administrative expenses are expected to increase significantly as it prepares to operate as a public company. KMC expects higher costs related to consultants, benefits, compliance and corporate governance, stock exchange listing fees, transfer agent and other shareholder-related fees, and other administrative costs.

Professional Fees Expense

KMC’s professional fees expenses consist of legal, accounting and audit fees. KMC’s professional fees expenses are expected to increase significantly. KMC expects higher costs due to additional reporting requirements of a public company.

Officers’ and Directors’ fees

KMC’s officer’s and directors’ fees consist of salaries and stock-based compensation. KMC expects its officers’ and directors’ fees to increase as a public company and the granting of stock-based compensation.

Income Taxes

As KMC has incurred substantial losses to date, it may receive further benefits in the form of deferred tax assets that can reduce its future income tax liabilities, if it is more likely than not that the benefit will be realized before expiration. Historically, KMC has not recognized these potential benefits in its financial statements and have fully reserved for such net deferred tax assets, as KMC believes it is more likely than not that the full benefit of these net deferred tax assets will not be realized before expiration.

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Results of Operations

Year Ended December 31, 2025 Compared to Year Ended December 31, 2024

For the year ended December 31, 2025, KMC experienced a net loss of $2,397,394 compared to a net loss of $4,397,779 for the year ended December 31, 2024. The $2,000,385 decrease in net loss was primarily attributable to the following:

Exploration expense decreased to $616,803 for the year ended December 31, 2025, compared to $1,091,400 for the year ended December 31, 2024, due to the cancellation of the Fiel Rosita project.

General and administrative expense decreased to $205,908 for the year ended December 31, 2025, compared to $570,000 for the year ended December 31, 2023, primarily due to decreased consulting fees.

Professional fees decreased to $236,984 for the year ended December 31, 2025, compared to $860,108 for the year ended December 31, 2024, primarily due to expenses related an offering and increased audit and legal fees in 2024 which did not occur in 2025.

Officers’ and director’s fees decreased to $414,980 for the year ended December 31, 2025, compared to $553,500 for the year ended December 31, 2024, primarily due to the departure of the CFO in October 2024.

Travel expense decreased to $110,358 for the year ended December 31, 2025, compared to $141,011 for the year ended December 31, 2024, primarily due the decreased travel to the project sites located outside of the United States.

Depreciation expense decreased to $91,719 for the year ended December 31, 2025, compared to $93,298 for the year ended December 31, 2024, primarily due to an asset becoming fully depreciated.

Other expense decreased to $720,642 for the year ended December 31, 2025, compared to $1,077,798 for the year ended December 31, 2024, primarily as a result of the disposal of mineral claims in the U.S., which resulted in a loss on disposal of mineral interests of $1,113,357 in 2024 decreasing to $386,643 in 2025 offset by a change currency exchange gains on translation of foreign operations from a gain of $6,572 in 2024 to a loss of $333,999 in 2025.

Cash Flows

As of December 31, 2025, KMC had cash and cash equivalents of $157,117 compared to $650,969 at December 31, 2024. The decrease in cash and cash equivalents was primarily due to continued costs of operating the business and maintaining KMC’s mineral properties.

As of December 31, 2025, KMC had related party debt of $265,000 in officers’ and directors’ fees, consulting fees due to the wife of the President of KMC and notes payable to officers’ and directors’ of $17,500 compared to $0 at December 31, 2024. KMC had no outstanding lines of credit or other bank financing arrangements as of December 31, 2025 and 2024. KMC had certain payment obligations related to the Fiel Rosita project, however as a result of the termination of the SQM Exploration Agreement subsequent to March 31, 2024, KMC has no further payment obligations. During the years ended December 31, 2025 and 2024 KMC received $1,157,160 and $1,652,188, respectively, in net proceeds for the sale of its equity securities in private placement and warrant exercises.

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Based on KMC’s current business plans, KMC believes that KMC’ existing cash and cash equivalents and funds received in the Mergers, will be sufficient for KMC to fund its operating expenses and capital expenditure requirements for the next 18 months. This estimate is based on certain significant assumptions, which are uncertain and may turn out to be incorrect. KMC is focused on its forward-looking liquidity needs. KMC is evaluating its ongoing fixed cost structure as well as decisions related to project retention, advancement and development. KMC will be required to raise additional capital or take other measures to fund future exploration, including, but not limited to, the activities associated with the Cerro Blanco Project described in this proxy statement/prospectus under “—Properties — Exploration and Related Programs.” Significant development activities, if warranted, will require KMC arranges for financing in advance of planned expenditures. In addition, KMC expects to continue to increase its current financial resources with external financings as long as its long-term business needs require KMC to do so.

Liquidity and Capital Resources

The following table presents KMC’s sources and uses of cash for the periods indicated:

	Years Ended December 31,
	2025	2024

Net cash used in operating activities	$(1,675,357)	$(2,794,725)
Net cash provided by (used in) investing activities	-	990,516
Net cash provided by financing activities	1,174,660	1,706,998
Effect of foreign exchange on cash	6,845	(4,426)
Decrease in cash and cash equivalents	(493,852)	(101,637)
Cash and cash equivalents at the beginning of the period	650,969	752,606
Cash and cash equivalents at the end of the period	$157,117	$650,969

Cash used by operating activities was $1,675,357 and $2,794,725 for the years ended December 31, 2025 and 2024, respectively. The $1,119,368 decrease between December 31, 2025 and December 31, 2024 was primarily due to a decrease in net loss and a decrease in loss on disposal of mineral interest offset by an increase in exchange loss.

Cash provided/used by investing activities was $0 and $990,516 for the years ended December 31, 2025 and 2024, respectively. The $990,516 decrease between December 31, 2025 and December 31, 2024 was primarily due to the redemption of a $1,000,000 certificate of deposit to earn additional interest in 2024.

Cash provided by financing activities was $1,174,660 and $1,706,998 for the years ended December 31, 2025 and 2024, respectively. Cash provided by financing activities in all periods primarily relates to sales of common stock and exercise of warrants.

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In December 2025, the Company had an offering (the “Private Placement”) for sale of up to 10,000,000 additional shares of common stock at $0.15 per share, As of December 31, 2025, a total of 1,404,001 units have been sold for a total of $210,600.

On August 26, 2024, KMC commenced an offering (the “2024 Private Placement Offering”) for the sale of up to 10,000,000 shares of KMC Common Stock at a price per share equal to $0.25 per share, and one-half (1/2) of a five-year warrant (the “Private Placement Warrants”). Each whole 2024 Private Placement Warrant entitles the holder thereof to purchase one share of KMC Common Stock at a price of $0.45 per share and only whole warrants are exercisable. KMC sold a total of 12,082,332 shares of KMC Common Stock and 6,041,166 2024 Private Placement Warrants. KMC received net proceeds from the 2024 Private Placement Offering of $2,653,557 after commissions and offering expenses paid by KMC. The final closing of the 2024Private Placement Offering occurred on January 10, 2025. Additionally, 210,000 units were issued to officers’ and directors’ for services valued at $52,500.

In connection with the 2024 Private Placement Offering, KMC paid a broker-dealer placement agent (the “Placement Agent”), a 13% cash commission on the gross proceeds plus a $25,000 placement fee and other costs for a total of $367,025. KMC also issued warrants to purchase 1,555,500 shares of KMC Common Stock to the Placement Agent. Each of these warrants entitles the holder thereof to purchase one share of KMC Common Stock at a price of $0.25 per share and has a term of 10 years from the date of issuance.

Off-Balance Sheet Arrangements

KMC did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

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Critical Accounting Policies and Estimates

The discussion of KMC’s financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires KMC to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. KMC evaluates its estimates and assumptions on an ongoing basis. The results of KMC’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to KMC’s consolidated financial statements.

Critical accounting policies are those policies that, in management’s view, are most important in the portrayal of KMC’s financial condition and results of operations. The notes to the consolidated financial statements also include disclosure of significant accounting policies. The methods, estimates and judgments that KMC uses in applying its accounting policies have a significant impact on the results that KMC reports in its financial statements. These critical accounting policies require KMC to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain.

Mineral Interests

Mineral interests consist of the legal right to explore, extract, and retain the benefits from mineral deposits. Mining assets include mineral rights which are considered tangible assets under which are required to be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

KMC expenses all mineral exploration costs as incurred as it is still in the exploration stage. If KMC identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production. Interest expense allocable to the cost of developing mining properties and to construct new facilities is capitalized until assets are ready for their intended use.

To date, KMC has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

Stock Based Compensation

KMC periodically issues stock options and warrants to employees and non-employees for services and for financing costs. The fair value of KMC’s stock option and warrant grants is estimated using the Black-Scholes Option Pricing model, which uses certain assumptions related to the fair value of KMC Common Stock, risk-free interest rates, expected stock price volatility, expected life of the stock options or warrants, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes Option Pricing model and the stock award’s vesting terms. For stock price volatility, KMC utilizes the average volatility of a group of peer companies that are of a similar nature to KMC. The assumptions used in the Black-Scholes Option Pricing model could materially affect compensation expense recorded in future periods.

Because KMC Common Stock is not yet traded on a stock exchange or in the over-the-counter market, the fair value of common stock issued on a non-cash basis is determined based on the most recent cash sales of KMC Common Stock adjusted for any restrictions or other equity instruments issued in connection with the non-cash transaction.

Functional Currency

Items included in the financial statements of each of KMC and its subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional and reporting currency of KMC and its former subsidiary CBT, are the U.S. Dollar (“USD” or “$”). The functional currency of KMC’s Chilean subsidiaries, KMC-Chile and GEM Chile, are the Chilean Peso. All amounts in these consolidated financial statements are in USD, unless otherwise stated.

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Transactions in currencies other than the entity’s functional currency are recorded at the exchange rate prevailing at the dates of the transactions. Monetary assets and liabilities are remeasured using the period end foreign exchange rate. Non-monetary assets and liabilities are remeasured using the historical rate. All gains and losses on translation of these foreign currency transactions are included in the consolidated statements of operations.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

KMC is exposed to market risk related to changes in interest rates. KMC had cash and cash equivalents of $157,117 as of December 31, 2025 and $650,969 as of December 31, 2024. KMC’s exposure to interest rate risk is not significant and a hypothetical 1% change in interest rates during any of the periods presented would not have had a material impact on KMC’s financial statements included elsewhere in this proxy statement/prospectus.

Foreign Currency

KMC’s functional currency is the U.S. Dollar. As of the date of this proxy statement/prospectus, KMC is exposed to foreign currency rate risk related to various third-party service contracts denominated in foreign currencies. A hypothetical 10% change in exchange rates during any of the periods presented would not have had a material impact on KMC’s financial statements included elsewhere in this proxy statement/prospectus.

Going Concern Assessment

KMC’s consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared on a basis which assumes KMC is a going concern. As discussed in Note 2 to those financial statements, KMC has suffered recurring losses from operations, does not expect to generate revenues or operating cash flows for the foreseeable future, and has stated that substantial doubt exists about KMC’s ability to continue as a going concern. KMC’s ability to continue as a going concern may be viewed unfavorably by current and prospective investors, as well as by analysts and creditors. This may in turn make it more difficult for KMC to raise the additional financing necessary to continue to operate its business and KMC may be forced to significantly alter its business strategy, substantially curtail its current operations, or cease operations altogether. Based on KMC’s current business plans, KMC believes that existing cash and cash equivalents and the funds received in the Mergers will be sufficient for KMC to fund its operating expenses and capital expenditures requirements through at least the next 18 months. This estimate is based on certain significant assumptions, which are uncertain and may turn out to be incorrect.

Emerging Growth Company

KMC is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act (the “Jobs Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs, including that an EGC can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. KMC has elected to use the extended transition period for complying with new or revised accounting standards, and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates for ASUs. KMC may take advantage of these exemptions up until it is no longer an EGC.

Internal Control over Financial Reporting

KMC’s management is responsible for establishing and maintaining effective internal control over financial reporting for our Company. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of KMC’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect KMC’s transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of KMC’s financial statements; providing reasonable assurance that receipts and expenditures of KMC’s assets are made in accordance with management’s authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of KMC’s assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. KMC’s management has concluded that the consolidated financial statements included elsewhere in this proxy statement/prospectus present fairly, in all material respects, KMC’s financial position, results of operation and cash flows in conformity with GAAP.

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An evaluation was conducted under the supervision and with the participation of KMC’s management of the effectiveness of the design and operation of KMC’s internal control over financial reporting in accordance with the Committee of Sponsoring Organizations of the Treadway Commission’s 2013 Integrated Framework. Based on that evaluation, KMC’s management concluded that its internal control over financial reporting was not effective as of December 31, 2025 and December 31, 2024. Management has identified the following material weaknesses:

●	KMC did not employ a sufficient number of staff to maintain optimal segregation of duties;

●	KMC’s management had the override of its internal control over financial reporting;

●	KMC had insufficient communication of key transaction to its accounting personnel;

●	KMC did not properly disclose related party transactions;

●	KMC ack a sufficient number of independent members of our board of directors;

●	communication among our personal of key transactions; and

●	KMC’s independent registered public accounting firm discovered material adjustments during its audit and interim review procedures.

KMC has begun implementation of a plan to remediate the material weaknesses described above. These remediation measures are ongoing and include hiring additional accounting personnel and implementing additional policies, procedures and controls. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of internal control over financial reporting over a sustained period of financial reporting cycles. As a result, the timing of when KMC will be able to fully remediate the material weaknesses is uncertain, and KMC may not fully remediate these material weaknesses during fiscal year 2026.

If KMC fails to maintain effective internal control over financial reporting in the future, it could result in a material misstatement of its financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in KMC’s financial information or cause Pubco’s stock price to decline. KMC’s independent registered public accounting firm has not assessed the effectiveness of its internal control over financial reporting and, under the JOBS Act, will not be required to provide an attestation report on the effectiveness of KMC’s internal control over financial reporting so long as KMC qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in KMC’s internal control over financial reporting go undetected.

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Management of Pubco Following the Business Combination

Management and the Pubco Board

Upon the Closing of the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. The executive officers and directors of Pubco, their ages as of February 3, 2026, and their positions upon the Closing of the Business Combination will be the following:

Name	Age	Position(s)
Executive Officers
Cesar A. López Alarcón	61	President, Chief Executive Officer and Director
(1)		Chief Operations Officer
(1)		Chief Financial Officer

Non-Employee Directors
______	___	Director Nominee
John P. Ryan(1)	65	Director Nominee
Kelly Earle(1)	41	Director Nominee
Timothy R. McCutcheon(1)	53	Director Nominee

(1)	The Pubco Board intends to appoint a Chief Financial Officer and Chief Operating Officer prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part and appoint ___________, John P. Ryan, Kelly Earle and Timothy R. McCutcheon as directors upon the Closing of the Business Combination
(1)	CDAQ intends to nominate a person to serve on the Pubco Board prior to the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part and the Pubco Board intends to appoint such nominee as a director upon the Closing of the Business Combination.

Executive Officers

Cesar A. López Alarcón — President, Chief Executive Officer and Director

Mr. López is one of KMC’s co-founders and has served as KMC’s President and Chief Executive Officer and a director since February 2020. From November 2018 to October 2020, Mr. López served as President and Chief Executive Officer of New Energy Metals, a minerals and metals mining company. Since September 2019, Mr. López has served as a director of CopperEx Resources Corporation, a Canadian mineral exploration company. From 2011 to 2015, he served as founder partner, Chief Executive Officer and a member of the board of directors of Aegean Metals Group, a mineral exploration Company (TSX: AGN). From 2005 to 2009, he served as a founding partner and Chief Executive Officer of AQM Copper, Inc., and from 2003 to 2009, he served as a founding partner and director of Centenario Copper Corporation. From 2006 to 2010, he served as a director of White Mountain Titanium Corporation, a titanium mining company. Mr. López has been a member of the Chilean Bar Association since 1989, and a member of the Rocky Mountain Mineral Law Foundation since 1997. Mr. López received his law degree from the Universidad Gabriela t Mistral in Chile in 1988, a Masters of Laws (LLM) in International Law and Legal Studies from Golden Gate University in 1995 and a master’s degree in mineral economics from Universidad de Chile in 2014.

The Pubco Board believes that Mr. López is qualified to serve on the Pubco Board due to the valuable experience he brings in his capacity as KMC’s and Pubco’s President and Chief Executive Officer along with his extensive experience and knowledge of KMC’s and Pubco’s industry.

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Non-Employee Directors

CDAQ Director – Director Nominee

John P. Ryan — Director Nominee

Mr. Ryan has served as KMC’s Vice President of Corporate Affairs from April 2023 and as KMC’s Corporate Secretary since May 2021. Since December 2021, Mr. Ryan has served as a Vice President and Director of LGX Energy, Inc., an oil and gas exploration company. Since June 2020, Mr. Ryan has served as the Chief Executive Officer and Chairman of the board of directors of Gold Express Mines, Inc., a multi-commodity mining company focused on the discovery, development and production of precious and base metal assets. Since September 2013, Mr. Ryan has served as Chief Executive Officer of Premium Exploration, Inc., which filed for bankruptcy protection in August 2015. From November 2016 to September 2020, Mr. Ryan served as a director of Bunker Hill Mining Corp., a development stage mining company, and for a portion of that time Mr. Ryan also served as Interim CEO. Mr. Ryan obtained his bachelor of science degree in mining engineering from the University of Idaho in 1985, and his juris doctor from Boston College Law School in 1992.

The Pubco Board believes that Mr. Ryan is qualified to serve on the Pubco Board due to his extensive experience and knowledge of KMC’s and Pubco’s industry.

Kelly Earle — Director Nominee

Ms. Earle will become a member of Pubco’s Board upon the Closing of the Business Combination. Ms. Earle is a geologist, investor relations, corporate advisory and marketing professional. In February 2013, Ms. Earle founded K. Earle Consulting, an investor relations and corporate development services company for junior mining companies. From April 2016 to December 2021, Ms. Earle served as Vice President, Communications to Skeena Resources Limited, a Canadian mining exploration and development company, and from January 2021 to December 2022, she served as its Senior Vice President, Corporate Development. From April 2018 to December 2022, Ms. Earle served as an advisor to the British Columbia Regional Mining Alliance, a regional partnership between industry and provincial government representatives to promote mining investment in the Gold Triangle of northwest British Columbia, Canada. From April 2021 to December 2021, Ms. Earle served as a member of the board of directors of QuestEx Gold & Copper Ltd., a mining company with precious and base metal projects in British Columbia, Canada. From January 2019 to July 2020, Ms. Earle served as a member of the board of directors of New Energy Metals Corp., a mining company with energy metals assets in South America. From November 2018 to March 2021, Ms. Earle served as Industry Mentor and Advisory Board Chair for the Center for Advanced Subsurface Earth Resource Models. From September 2013 to January 2015, Ms. Earle served as Investor Relations Officer to Aegean Metals Group Inc., a mining company, and from June 2011 to June 2013, she served as Corporate Communications Manager to Altan Nevada Minerals Ltd. and Altan Rio Minerals Ltd., two junior mining companies with assets in Nevada and Mongolia. Ms. Earle obtained her bachelor of science degree in geology from the University of British Columbia and her CPIR (Certified Professional Investor Relations) designation through the Ivey School of Business at Western University.

The Pubco Board believes that Ms. Earle is qualified to serve on the Pubco Board due to her extensive experience and knowledge of KMC’s and Pubco’s industry.

Timothy R. McCutcheon — Director Nominee

Mr. McCutcheon will become a member of the Pubco Board upon the Closing of the Business Combination. Mr. McCutcheon is a capital markets professional and corporate manager with over 25 years’ business experience. Since August 2024, Mr. McCutcheon has served as CEO of Talisman Metals PLC, a mineral exploration company with assets in Morocco. From June 2016 to December 2020, Mr. McCutcheon served as President of Wealth Minerals Ltd., a company that is developing lithium assets in Chile, and he currently serves as a Strategic Advisor to Wealth Minerals Ltd. From August 2016 to August 2019, Mr. McCutcheon served as Chief Executive Officer and a director of Ashanti Gold Corp., a gold mining and exploration company. From January 2009 to August 2018, Mr. McCutcheon served as a director of Ovoca Gold PLC, a gold mining and exploration company, and from April 2006 to July 2009, Mr. McCutcheon served as a partner of DBM Capital Partners, a boutique mining resource merchant bank and a company he founded. From January 2003 to April 2006, Mr. McCutcheon served as Head Metals and Mining Analyst to Aton Capital, a European brokerage firm. Mr. McCutcheon obtained his bachelor’s degree in history and his MBA in finance from Columbia University.

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The Pubco Board believes that Mr. McCutcheon is qualified to serve on the Pubco Board due to his extensive experience and knowledge of KMC’s and Pubco’s industry and his experience in the capital markets.

Strategic Advisor to the Pubco Board

Tom Henricksen

Mr. Henricksen has been a freelance consultant geologist since July 1996 and has provided his services to numerous companies carrying out exploration for gold and base metals around the world. Mr. Henricksen currently serves as the Chief Geologist in Turkey and Georgia for Silk Road Metals, a metals company, since 2019 and as a consultant geologist for Coeur Mining, Inc., a mining company, from 2014 to 2018. Mr. Henricksen has also served as the consultant geologist for Inca One Gold Corp., a metals company, since March 2015. Previous to this, Mr. Henricksen served as a consultant for New Energy Metals, Old World Metals, and Forte Cu between January 2016 and August 2020. Additionally, Mr. Henricksen served as the Vice President of Exploration for Indigo Exploration, a geological exploration company, from January 2013 to August 2020 and as the President and Chief Executive Officer of Plan B Minerals, a minerals company, from 2012 to 2019. In 2018, Mr. Henricksen, was awarded the Colin Spence Award for excellence in global mineral exploration in connection with his role in discovery the Hot Maden hybrid VMS/epithermal deposit in Turkey. Mr. Henricksen received his bachelors of science in geology from the University of Wisconsin-Oshkosh in 1969 and his Ph.D. in Economic Geology from Oregon State University in 1974.

Family Relationships

There are no family relationships among Pubco’s directors and executive officers.

Board Composition and Election of Directors

Pubco’s business and affairs will be organized under the direction of the Pubco Board. It is anticipated that the Pubco Board will consist of five members upon the Closing of the Business Combination. Cesar A. López Alarcón will serve as Chair of the Pubco Board. The primary responsibilities of the Pubco Board will be to provide oversight, strategic guidance, counseling and direction to Pubco’s management. The Pubco Board will meet on a regular basis and additionally as required.

After the Closing of the Business Combination, the number of directors will be fixed by the Pubco Board, subject to the terms of Pubco’s amended and restated certificate of incorporation and amended and restated bylaws that will become effective at the Closing of the Business Combination. Each of Pubco’s directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board of Directors

In accordance with Pubco’s amended and restated certificate of incorporation, which will become effective at the Effective Time, Pubco’s directors will be divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of Pubco’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. Pubco’s then current directors will be divided among the three classes as follows:

●	the Class I directors will be Kelly Earle and Timothy McCutcheon and their term will expire at the first annual meeting of stockholders held following the Closing of the Business Combination;
●	the Class II directors will be ______ and John P. Ryan, and their terms will expire at the second annual meeting of stockholders held following the Closing of the Business Combination; and
●	the Class III director will be Cesar A. López Alarcón and his term will expire at the third annual meeting of stockholders held following the Closing of the Business Combination.

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Role of Board in Risk Oversight

Upon the Closing of the Business Combination, risk assessment and oversight will be an integral part of Pubco’s governance and management processes. The Pubco Board will encourage management to promote a culture that incorporates risk management into Pubco’s corporate strategy and day-to-day business operations. Management will discuss strategic and operational risks at regular management meetings and conduct specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing Pubco. Throughout the year, senior management will review these risks with the Pubco Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

The Pubco Board will not have a standing risk management committee, but rather will administer this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address the risks inherent in their respective areas of oversight. While the Pubco Board will be responsible for monitoring strategic risk exposure, the Pubco Audit Committee will oversee management of financial reporting, compliance and litigation risks, as well as the steps management has taken to monitor and control such exposures. The Pubco nominating and corporate governance committee manages risks associated with the independence of the Pubco Board, potential conflicts of interest and the effectiveness of the Pubco Board and the Pubco Compensation Committee will be responsible for overseeing the management of risks relating to Pubco’s executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risks for Pubco.

Director Independence

In connection with the Business Combination, Pubco will apply to list its common stock on The Nasdaq Capital Market. Under the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq Listing Rules require that each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Pubco intends to satisfy the audit committee independence requirements of Rule 10A-3 as of the Closing of the Business Combination.

Additionally, compensation committee members must not have a relationship with Pubco that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Pubco intends to satisfy the compensation committee independence requirements as of the Closing of the Business Combination.

Prior to the completion of the Business Combination, the parties undertook a review of the independence of the individuals named above as director nominees and determined that each of the director nominees, other than Messrs. López and Ryan, will qualify as independent directors, as defined under the rules of the Nasdaq Listing Rules, and the Pubco Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq Listing Rules relating to director independence requirements. In addition, Pubco will be subject to the rules of the SEC and the Nasdaq Listing Rules relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Committees

Effective upon the Closing of the Business Combination, the Pubco Board will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the Closing of the Business Combination, copies of the charters for each committee will be available on Pubco’s website. Information contained on or accessible through Pubco’s website is not a part of this proxy statement/prospectus, and the inclusion of Pubco’s website address in this proxy statement/prospectus is an inactive textual reference only.

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Audit Committee

The Pubco Audit Committee will consist of _________. _____________ and __________. The Pubco Board expects to determine that each member of the Pubco Audit Committee is independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of the Pubco Audit Committee will be __________. The Pubco Board expects to determine that each member of the audit committee can read and understanding fundamental consolidated financial statements and that _________ is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Pubco Audit Committee will be directly responsible for, among other things:

●	appointing, evaluating, and overseeing a firm to serve as Pubco’s independent registered public accounting firm to audit Pubco’s consolidated financial statements;

●	ensuring the independence of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Pubco’s interim and year-end operating results;

●	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

●	considering the adequacy of Pubco’s internal controls and internal audit function;

●	monitoring and reviewing legal, regulatory, and administrative compliance to the extent affecting Pubco’s financial results;

●	reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;

●	reviewing and recommending changes or amendments to the code of business and conduct and ethics;

●	reviewing material related party transactions or those that require disclosure;

●	determining and reviewing risk assessment guidelines and policies, including cybersecurity risks, financial risk exposure, and internal controls regarding information security; and

●	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The Pubco Compensation Committee will consist of __________, ___________ and ___________. The Pubco Board expects to determine that each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the Nasdaq Listing Rules. The chair of the Pubco Compensation Committee is expected to be _______. The compensation committee will be responsible for, among other things:

●	reviewing and approving the compensation of Pubco’s executive officers and recommending that the Pubco Board approves the compensation of Pubco’s Chief Executive Officer;

●	reviewing and recommending to the Pubco Board the compensation of Pubco’s directors;

●	administering Pubco’s stock and equity incentive plans and overseeing regulatory compliance related to such plans;

●	reviewing and approving, or making recommendations to the Pubco Board with respect to, incentive compensation and equity plans; and

●	reviewing Pubco’s overall compensation philosophy.

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Nominating and Corporate Governance Committee

The Pubco nominating and corporate governance committee will consist of ____________, _______________ and __________. The Pubco Board expects to determine that each member of the nominating and corporate governance committee meets the requirements for independence under the Nasdaq Listing Rules. The chair of the Pubco nominating and corporate governance committee will be __________. The nominating and corporate governance committee will be responsible for, among other things:

●	developing and recommending selection criteria for new directors for the Pubco Board;

●	identifying and recommending candidates for membership on the Pubco Board;

●	reviewing and determining board director independence annually and, as needed, as potential conflicts of interest arise;

●	reviewing and recommending Pubco’s corporate governance guidelines and policies;

●	overseeing the process of evaluating the performance of the Pubco Board; and

●	assisting the Pubco Board on corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Pubco’s compensation committee has ever been an executive officer or employee of Pubco. None of Pubco’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Pubco Board or the Pubco Compensation Committee.

In connection with the Business Combination, the Pubco Board will adopt a code of business conduct and ethics that will apply to all of Pubco’s directors, officers, and employees. The code of business conduct and ethics will cover fundamental ethics and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of Pubco’s property and information, and compliance with legal and regulatory requirements. Pubco’s code of business conduct and ethics will be posted on the investor relations section of Pubco’s website at keyminingcorp.com. Pubco intends to disclose any amendments to Pubco’s code of business conduct and ethics, or waivers of its requirements, on Pubco’s website to the extent required by the applicable rules and exchange requirements.

Clawback Policy

In connection with the Business Combination, the Pubco Board will adopt a clawback policy to apply to Pubco’s officers. The clawback policy will be intended to comply with the requirements of Exchange Act Rule 10D-1 and any implementing regulations adopted by Nasdaq and will apply if Pubco is required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The clawback policy will require certain incentive compensation that was received after the clawback policy’s effective date and erroneously awarded based on the restated financial results to be promptly repaid.

Limitation on Liability and Indemnification Matters

Pubco’s amended and restated certificate of incorporation and amended and restated bylaws, each of which will each become effective upon the Closing of the Business Combination, will limit Pubco’s directors’ liability and may indemnify Pubco’s directors and officers to the fullest extent permitted under DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	any breach of the director’s duty of loyalty to Pubco or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper benefit.

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The DGCL and Pubco’s amended and restated bylaws provide that Pubco will, in certain situations, indemnify Pubco’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law.

Pubco intends to enter into indemnification agreements with each of Pubco’s directors and officers. These indemnification agreements may require Pubco, among other things, to indemnify Pubco’s directors and officers for some expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of Pubco’s directors or officers, or any of Pubco’s subsidiaries or any other company or enterprise to which the person provides services at Pubco’s request. Subject to certain limitations, Pubco’s indemnification agreements also require Pubco to advance expenses incurred by Pubco’s directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

Pubco will maintain a directors’ and officers’ insurance policy pursuant to which Pubco’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Pubco believes that these provisions in Pubco’s amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Pubco’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against Pubco’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Pubco’s directors and officers, even though an action, if successful, might benefit Pubco and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Pubco pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of Pubco’s directors, officers or employees for which indemnification is sought and Pubco is not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, Pubco has been advised that in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the beneficial ownership of CDAQ Ordinary Shares, as of ______, 2026 and (ii) expected beneficial ownership of shares of Pubco Common Stock immediately following completion of the Business Combination, assuming both that the CDAQ Public Shareholders elect to redeem no CDAQ Public Shares and alternatively that the CDAQ Public Shareholders elect to redeem the maximum amount of the CDAQ Public Shares.

This ownership information is provided in respect of:

●	each person who is the beneficial owner of more than 5% of the issued and outstanding CDAQ Ordinary Shares;

●	each of CDAQ’s current executive officers and directors;

●	all of CDAQ’s current executive officers and directors as a group;

●	each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Common Stock after the completion of the Business Combination;

●	each of Pubco’s current executive officers and directors;

●	each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and

●	all of Pubco’s expected executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the CDAQ Memorandum and Articles, each Ordinary Share entitles the holder to one vote per share, except as otherwise described herein. Pursuant to the Pubco Charter, each share of Pubco Common Stock will entitle the holder to one vote per share. Each share of Pubco Common Stock will not entitle the holder to vote on any matters except as required by law.

Beneficial ownership of CDAQ Ordinary Shares prior to the completion of the Business Combination is based on 5,420,988 CDAQ Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of Pubco Common Stock immediately following completion of the Business Combination assumes two scenarios:

●	No Redemptions: This scenario assumes no CDAQ Public Shareholders exercise their redemption rights.

●	Maximum Redemptions: This scenario assumes that CDAQ Public Shareholders choose to exercise their redemption rights in respect of the 110,866 CDAQ Public Shares. The Maximum Redemptions amount reflects the maximum number of CDAQ Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination.

The beneficial ownership information below also assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of ______, 2026 of each of CDAQ and Pubco are the same as the number of such securities outstanding and convertible or exercisable upon consummation of the Business Combination. Based on the foregoing assumptions, we estimate that there would be 26,570,904 shares of Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the No Redemptions scenario, and 26,460,038 shares of Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemptions scenario. Both scenarios assume that 18,623,329 shares of Pubco Common Stock will be issued to the KMC Sellers. If the actual facts are different from the foregoing assumptions, the ownership figures in Pubco and the columns under No Redemptions and Maximum Redemptions in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to CDAQ Ordinary Shares or shares of Pubco Common Stock owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of CDAQ

The following table sets forth information regarding the beneficial ownership of CDAQ Ordinary Shares as of ______, 2026, based on information obtained from the persons named below, with respect to the beneficial ownership of CDAQ Ordinary Shares, by:

●	each person known by CDAQ to be the beneficial owner of more than 5% of outstanding CDAQ Ordinary Shares;

●	each of CDAQ’s executive officers and directors; and

●	all of CDAQ’s executive officers and directors as a group.

In the table below, percentage ownership is based on 5,420,988 CDAQ Ordinary Shares, consisting of (i) 3,310,866 CDAQ Class A Ordinary Shares and (ii) 2,110,122 CDAQ Class B Ordinary Shares, issued and outstanding as of ______, 2026. On all matters to be voted upon, except for the election of directors of the board, holders of the CDAQ Class A Ordinary Shares and CDAQ Class B Ordinary Shares vote together as a single class, unless otherwise required by applicable law. Currently, all of the CDAQ Class B Ordinary Shares are convertible into CDAQ Class A Ordinary Shares on a one-for-one basis.

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Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all CDAQ Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the Private Warrants as these Private Warrants are not exercisable within 60 days of the Record Date.

	CDAQ Class A Ordinary Shares		CDAQ Class B Ordinary Shares		Approximate
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Percentage of Total Outstanding CDAQ Ordinary Shares
HCG Opportunity, LLC (the Sponsor) (2)	2,260,941	68.3%	832,095	39.43%	39.70%
Daniel J. Hennessy (2)	2,260,941	68.3%	832,095	39.43%	39.70%
Thomas D. Hennessy (2)	2,260,941	68.3%	832,095	39.43%	39.70%
Nick Geeza	-	—	-	-	-
Joseph Beck	-	—	-	-	-
Anna Brunelle	-	—	-	-	-
Kirk Hovde	-	—	-	-	-
Matt Schindel	-	—	-	-	-
All directors and executive officers as a group (7 individuals)	2,260,941	68.3%	832,095	39.43%	39.70%

Other 5% Shareholders
Compass Digital SPAC LLC (our Legacy Sponsor) (3)	939,059	28.4%	1,278,027	60.57%	28.45%
Sea Otter Securities Group LLC (4)	841,098	25.4%	-	-	10.79%
Citadel Parties (5)	752,899	22.7%	-	-	9.66%

(1)	Unless otherwise noted, the principal business address of each of the following entities or individuals is c/o 195 US Hwy 50, Suite 207, Zephyr Cove, NV 89488.
(2)	HCG Opportunity MM, or HCG MM, the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Messrs. Hennessy disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.
(3)	According to a Schedule 13G filed with the SEC on February 14, 2023 by the Legacy Sponsor. These amounts include (i) 105,000 CDAQ Class A Ordinary Shares and 91,647 CDAQ Class B Ordinary Shares held by our prior independent directors and (ii) 591,978 CDAQ Class A Ordinary Shares and 591,978 CDAQ Class B Ordinary Shares held by certain Institutional Anchor Investors, who hold membership interests in the Legacy Sponsor. The principal business address of the Legacy Sponsor is 3626 N. Hall St., Suite 910, Dallas, Texas, 75219.
(4)	According to a Schedule 13G/A filed with the SEC on November 3, 2021 by Sea Otter Securities Group LLC, a Delaware limited liability company (“Sea Otter”). The number of CDAQ Public Shares held by Sea Otter is reported as of October 26, 2021, which does not reflect any redemption of shares by Sea Otter in connection with the Extension Redemptions or any other transactions after October 26, 2021, or in connection with the Non-Redemption Agreements. Accordingly, the number of CDAQ Public Shares and the percentages set forth in the table may not reflect Sea Otter’s current beneficial ownership. The principal business address of Sea Otter is 107 Grand St, 7th Floor, New York, New York 10013.
(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2023 by (i) Citadel Advisors LLC, a Delaware limited liability company that holds 752,750 CDAQ Public Shares (“Citadel Advisors”), (ii) Citadel Advisors Holdings LP, a Delaware limited partnership that holds 752,750 CDAQ Public Shares (“CAH”), (iii) Citadel GP LLC, a Delaware limited liability company that holds 752,750 CDAQ Public Shares (“CGP”), (iv) Citadel Securities LLC, a Delaware limited liability company that holds 149 CDAQ Public Shares (“Citadel Securities”), (v) Citadel Securities Group LP, a Delaware limited partnership that holds 149 CDAQ Public Shares (“CALC4”), (vi) Citadel Securities GP, a Delaware general partnership that holds 149 CDAQ Public Shares LLC (“CSGP”) and (vii) Mr. Kenneth Griffin, a U.S. citizen that holds 752,899 CDAQ Public Shares (“Mr. Griffin,” collectively with Citadel Advisors, CAH, CGP, Citadel Securities, CALC4 and CSGP, the “Citadel Parties”). The CDAQ Public Shares reported by the Citadel Parties are owned by Citadel Credit Master Fund LLC, a Delaware limited liability company (“CCMF”), and Citadel Securities. Citadel Advisors is the portfolio manager for CCMF. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The number of CDAQ Public Shares held by the Citadel Parties is reported as of December 31, 2022, which does not reflect any redemption of shares by the Citadel Parties in connection with the Extension Redemptions or any other transactions after December 31, 2022, or in connection with the Non-Redemption Agreements. Accordingly, the number of CDAQ Public Shares and the percentages set forth in the table may not reflect the Citadel Parties’ current beneficial ownership. The principal business address of each of the Citadel Parties is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.

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Post-Business Combination Beneficial Ownership Table of Pubco

The following tables sets forth information regarding the expected beneficial ownership of Pubco Common Stock following the Closing, assuming “No Redemptions” and “Maximum Redemptions” of CDAQ Public Shareholders exercising their redemption rights in connection with the Business Combination, based on information obtained from the persons named below, with respect to the beneficial ownership of Pubco Common Stock, by:

●	each person expected to be the beneficial owner of more than 5% of the issued and outstanding shares of Pubco Common Stock after the completion of the Business Combination;

●	each of Pubco’s current executive officers and directors;

●	each person who is expected to become an executive officer or a director of Pubco upon completion of the Business Combination; and

●	all of Pubco’s expected executive officers and directors as a group.

No Redemptions

In the table below, percentage ownership is based on 26,570,904 shares of Pubco Common Stock. This scenario assumes that: (i) no CDAQ Public Shareholders exercise their redemption rights; (ii) there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor; and (iii) no shares of Pubco Common Stock are issued and outstanding under the Incentive Plan. Numbers may vary if the number of CDAQ Public Shares redeemed is different.

	Pubco Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class
Cesar A. López Alarcón(2)	1,353,636	5.1%
John P. Ryan(3)	478,451	1.8%
Kelly Earle	—	—
Timothy R. McCutcheon	—	—
CDAQ Director	—	—
All Directors and Executive Officers as a group (5 individuals) (4)	1,832,087	6.8%
Other 5% Shareholders
Gold Express Mines(5)	1,329,441	5.0%
Thomas Hamilton (6)	2,057,980	7.7%
HCG Opportunity, LLC(7)	6,281,134	23.6%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 701 Brickell Avenue, Suite 1550, Miami, FL 33131.
(2)	Consists of (i) 955,508 shares of Pubco Common Stock and (ii) stock options to purchase 398,128 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(3)	Consists of (i) 359,012 shares of Pubco Common Stock and (ii) stock options to purchase 119,439 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(4)	Consists of (i) 1,314,520 shares of Pubco Common Stock and (ii) stock options to purchase 517,567 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026
(5)	John P. Ryan, Howard Crosby, James Czirr and Terrence Dunne are the directors of Gold Express Mines Inc.’s (“GEM”) board of directors. Any action by GEM with respect to us or shares of our common stock, including voting and dispositive decisions, requires a vote of three out of the four directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by three out of the four directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by GEM. Accordingly, none of the directors on GEM’s board of directors is deemed to have or share beneficial ownership of our shares of common stock held by GEM. The business address of GEM is 61/2 North 2nd Avenue, Suite 201, Walla Walla, WA 99362.
(6)	Consists of (i) 1,540,413 shares of Pubco Common Stock and (ii) warrants to purchase 517,567 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(7)	Consists of (i) 1,635,736 shares of Pubco Common Stock and (ii) warrants to purchase 4,645,398 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026. HCG Opportunity MM, or HCG MM, the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Messrs. Hennessy disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

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Maximum Redemptions

In the table below, percentage ownership is based on 26,460,038 shares of Pubco Common Stock expected to be issued immediately following Closing. This scenario assumes that: (i) CDAQ Public Shareholders choose to exercise their redemption rights in respect of the 110,866 CDAQ Public Shares and (ii) no shares of Pubco Common Stock are issued and outstanding under the Incentive Plan. The Maximum Redemptions amount reflects the maximum number of CDAQ Public Shares that can be redeemed such that sufficient funds are available to pay all transaction costs to be paid prior to or upon the Closing of the Business Combination. Numbers may vary, including if not all CDAQ Public Shareholders redeem their CDAQ Public Shares.

	Pubco Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class
Cesar A. López Alarcón(2)	1,353,636	5.1%
John P. Ryan(3)	478,451	1.8%
Kelly Earle	—	—
Timothy R. McCutcheon	—	—
CDAQ Director	—	—
All Directors and Executive Officers as a group (5 individuals) (4)	1,832,087	6.9%

Other 5% Shareholders
Gold Express Mines(5)	1,329,441	5.0%
Thomas Hamilton (6)	2,057,980	7.7%
HCG Opportunity, LLC(7)	6,281,134	23.7%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 701 Brickell Avenue, Suite 1550, Miami, FL 33131.
(2)	Consists of (i) 955,508 shares of Pubco Common Stock and (ii) stock options to purchase 398,128 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(3)	Consists of (i) 359,012 shares of Pubco Common Stock and (ii) stock options to purchase 119,439 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(4)	Consists of (i) 1,540,413 shares of Pubco Common Stock and (ii) stock options to purchase 517,567 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(5)	John P. Ryan, Howard Crosby, James Czirr and Terrence Dunne are the directors of Gold Express Mines Inc.’s (“GEM”) board of directors. Any action by GEM with respect to us or shares of our common stock, including voting and dispositive decisions, requires a vote of three out of the four directors of the board of directors. Under the so-called “rule of three,” because voting and dispositive decisions are made by three out of the four directors of the board of directors, none of the directors is deemed to be a beneficial owner of securities held by GEM. Accordingly, none of the directors on GEM’s board of directors is deemed to have or share beneficial ownership of our shares of common stock held by GEM. The business address of GEM is 61/2 North 2nd Avenue, Suite 201, Walla Walla, WA 99362.
(6)	Consists of (i) 1,540,412 shares of Pubco Common Stock and (ii) warrants to purchase 517,567 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026.
(7)	Consists of (i) 1,635,736 shares of Pubco Common Stock and (ii) warrants to purchase 4,645,398 shares of Pubco Common Stock that may be exercised within 60 days of February 4, 2026. HCG Opportunity MM, or HCG MM, the sole member of the Sponsor and has voting and investment discretion with respect to the CDAQ Ordinary Shares held of record by the Sponsor. Thomas D. Hennessy and Daniel J. Hennessy are the sole members of HCG MM and serve on the CDAQ Board. Thomas D. Hennessy also serves as the Chief Executive Officer of CDAQ and Daniel J. Hennessy serves as the Chairman of the CDAQ Board. Messrs. Hennessy disclaim beneficial ownership of such CDAQ Ordinary Shares, other than their pecuniary interests therein.

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EXECUTIVE AND DIRECTOR COMPENSATION

CDAQ

None of CDAQ officers or directors have received any cash compensation for services rendered to it, other than its Chief Financial Officer, who was paid an aggregate of $0 and $20,500 for services provided to CDAQ in 2025 and 2024, respectively. Commencing on October 19, 2021 through the earlier of closing of its initial business combination and its liquidation, CDAQ may pay the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of its management team and other expenses and obligations of the Sponsor, pursuant to the Administrative Services Agreement, as assigned to the Sponsor by the Legacy Sponsor. In addition, the Sponsors, Prior Directors and Officers, officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on CDAQ’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CDAQ’s Audit Committee reviews on a quarterly basis all payments that were made by us to the Sponsors, Prior Directors and Officers, officers or directors, or its or their affiliates. Any such payments prior to an initial business combination are made from funds held outside the Trust Account. Other than quarterly Audit Committee review of such reimbursements, CDAQ does not have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with CDAQ’s activities on its behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been or will be paid by CDAQ to the Sponsors, Prior Directors and Officers, officers and directors, or any of their respective affiliates, prior to completion of an initial business combination.

After the completion of an initial business combination, directors or members of our management team who remain with CDAQ may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to CDAQ Shareholders in connection with a proposed initial business combination. CDAQ has not established any limit on the amount of such fees that may be paid by the combined company to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the CDAQ Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the CDAQ Board.

CDAQ does not intend to take any action to ensure that members of its management team maintain their positions with us after the closing of its initial business combination, although it is possible that some or all of its officers and directors may negotiate employment or consulting arrangements to remain with it after its initial business combination. __, CDAQ’s __, is expected to serve on the Pubco Board after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with it may influence CDAQ’s management’s motivation in identifying or selecting a target business but CDAQ does not believe that the ability of its management to remain with it after the closing of its initial business combination will be a determining factor in its decision to proceed with any potential business combination. CDAQ is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

KMC

KMC’s named executive officers, or NEOs, for the year ended December 31, 2025, which consist of its current principal executive officer, and KMC’s other most highly compensated executive officer, are:

●	Cesar A. López Alarcón, KMC’s President and Chief Executive Officer; and

●	Enrique Correa, Country Manager of KM Chile.

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Summary Compensation Table

The following table provides information regarding the compensation earned by KMC’s NEOs for the years ended December 31, 2025 and 2024.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Cesar A. López Alarcón	2025	180,000	—	—	—	—	180,000
President and Chief Executive Officer	2024	180,000	—	—	—	—	180,000
Enrique Correa	2025	144,000	—	—	—	—	144,000
Country Manager (KM Chile)	2024	144,000	—	—	—	—	144,000

Narrative Disclosure to the Summary Compensation Table

Elements of Compensation

The compensation of KMC’s NEOs generally consists of base salary and long-term incentive compensation in the form of equity awards as described below, however for fiscal year 2025, KMC’s compensation program consisted entirely of salary.

Base Salary

The base salary payable to the NEOs is intended to provide a fixed component of compensation reflecting each of their skill set, experience, role, responsibilities, and contributions. Mr. López’s initial base salary was specified in his consulting agreement, as described below, and Mr. Correa’s initial base salary was specified in his consulting agreement, as described below. For fiscal year 2025, Messrs. López’s and Correa’s annual base salary rates were $180,000 and 144,000, respectively.

Long Term Equity Incentives

KMC did not grant any long-term equity incentives to KMC’s NEOs during fiscal year 2025.

Compensation and Consulting Arrangements with KMC’s NEOs

Cesar A. López Alarcón Consulting Agreement and Other Compensation Arrangements

In September 2021, in his capacity as Chief Executive Officer and a director, KMC issued to Mr. López an option to purchase 500,000 shares of its common stock at an exercise price of $0.30 per share. The option vested as to 125,000 shares on the date of grant and as to 125,000 shares on each of March 13, 2022, December 13, 2022 and September 13, 2023. The expiration date of the option is September 12, 2028.

263

In January 2022, KMC entered into a consulting agreement with Mr. López, or the López Consulting Agreement. The López Consulting Agreement provides that he will serve as KMC’s Chief Executive Officer and sets his annual base compensation at $180,000 payable in equal monthly installments. The López Consulting Agreement may be terminated by Mr. Lopez upon not less than 30 days written notice to KMC and may be terminated by KMC upon not less than 60 days’ written notice to Mr. Lopez. Additionally, KMC may terminate the López Consulting Agreement immediately (unless otherwise noted below) upon the occurrence of any of the following: (i) any willful failure by Mr. López in the performance of any of the services under his consulting agreement; (ii) the conviction of Mr. López of a criminal or summary conviction offence related to the retainer of Mr. López under his consulting agreement, or any act involving money or other property involving KMC or any affiliate of KMC which would constitute a crime in the jurisdiction involved; (iii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against KMC, any affiliate of KMC, a supplier or service provider to KMC or any affiliate or a customer of KMC or any affiliate; (iv) the use by Mr. López of illegal drugs or the habitual and disabling use of alcohol or drugs; (v) any material breach of any of the terms of the consulting agreement by Mr. López which breach remains uncured after the expiration of five days following the delivery of written notice of such breach to Mr. López by KMC; (vi) any threatened or actual attempt by Mr. López to secure any personal profit in connection with the business of KMC or any of its affiliates or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of KMC or any of its affiliates; (vii) any act by Mr. López which is materially injurious to KMC or its business or that of any of its affiliates; (viii) any material breach by Mr. López of any of the policies governing the affairs of KMC and the conduct of its directors, officers, employees and consultants that may be applicable to Mr. López by virtue of the indemnification provisions of the consulting agreement; (ix) conduct by Mr. López amounting to inattention to, or substandard performance of, the services under the consulting agreement, which failure or conduct remains uncured after the expiration of 10 days following the delivery of written notice of such failure or conduct to Mr. López by KMC; (x) Mr. López commits an act of bankruptcy, is adjudicated bankrupt or otherwise becomes subject to the provisions of bankruptcy legislation in any state, or if a receiver, liquidator or receiver manager is appointed for the assets or business of Mr. López; (xi) substantially all of the assets of KMC are sold; (xii) a majority of the outstanding voting shares of KMC are sold, exchanged or otherwise disposed of in a single transaction or series of related transactions; (xiii) KMC terminates its business and liquidates its respective assets; (xiv) KMC is merged or consolidated in a transaction in which KMC’s stockholders receive less than 50% percent of the outstanding voting shares of the new or continuing corporation; or (xv) Mr. López is, in the reasonable judgement of KMC, unable to efficiently and competently perform and carry out the required services under the consulting agreement. Upon a termination by KMC as a result of the occurrence of any of the events above, Mr. López shall be entitled to receive all accrued and unpaid annual base compensation and payment of any expenses incurred by not yet reimbursed.

The López Consulting Agreement also contains customary non-competition provisions that extend for up to six months following the termination of the consulting agreement. The López Consulting Agreement also provides that he may receive and use for his own benefit unsolicited mineral exploration project submissions directed to Mr. López or his agent for companies other than KMC, and Mr. López is not under any obligation to make any such submissions known to KMC or to offer to KMC an opportunity to review or participate in the same. Finally, the López Consulting Agreement provides that Mr. López may receive unsolicited mineral exploration project submissions directed to KMC, or to Mr. López as agent for KMC, which submissions Mr. López will promptly deliver to KMC for consideration by KMC and if KMC has not notified Mr. López in writing within 30 days of receipt thereof by KMC that it intends to act upon such unsolicited mineral or mineral exploration project submissions, then Mr. López will have the right to consider such submissions for his own use and benefit and KMC will thereafter not have any further right to such submission.

In connection with Business Combination, Pubco is expected to enter into a new employment agreement, or the López Employment Agreement, that will be effective upon Closing of the Business Combination and replace the López Consulting Agreement. It is expected that the López Employment Agreement will provide for at-will employment and sets forth an annual base salary of $375,000, a target annual bonus opportunity at 70% of base salary, and eligibility to participate generally in employee benefit plans and the equity incentive plan.

Accordingly it is expected that the Pubco Board will grant to Mr. López under the Incentive Plan, effective upon the Closing of the Business Combination,

●	RSUs which shall become earned and fully vested upon the completion of a feasibility study (including any ‘bankable’ or ‘definitive’ feasibility study) for the Titanium Project that is prepared in compliance with Regulation S-K, Subpart 1300 and summarized in a technical report summary signed by a qualified person that concludes the project is economically viable for development and production, in each case as determined and certified in good faith by the Compensation Committee of Pubco;

●	RSUs which shall become earned and vested in equal tranches upon Pubco’s or any of its subsidiaries’ execution of an offtake agreement (or series of related agreements) with one or more investment-grade counterparties for the purchase of titanium concentrate from the Titanium Project providing, in aggregate, for committed annual contract quantities of at least 10,000 tonnes per annum per tranche on arm’s-length terms consistent with industry practice, up to an aggregate cap of 52,500 tonnes per annum. Each full 10,000-tonne per annum tranche of committed offtake so contracted, as determined and certified by the Compensation Committee of Pubco;

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●	RSUs which shall become earned and fully vested upon Pubco’s or any of its subsidiaries’ execution of a development or joint venture agreement with an investment-grade strategic partner pursuant to which such partner is obligated to fund, arrange funding for, or otherwise be financially responsible (in whole or in material part) for advancing the Water Desalination Project to ready-to-build status, evidenced by receipt of all material permits and approvals required to commence construction and completion of a Class 3 or better capital cost estimate and implementation schedule, as determined and certified by the Compensation Committee of Pubco;

●	RSUs which shall become earned and fully vested upon Pubco’s or any of its subsidiaries’ execution of a water supply or offtake agreement(s) for the Water Desalination Project with one or more mining, industrial, agricultural, municipal or community users providing, in aggregate, for the allocation and committed purchase of at least 300 L/s of desalinated water capacity (out of the project’s currently anticipated and permitted installed capacity totaling 440 L/s), while preserving the remaining capacity for the Company’s own water needs at the Titanium Project, as determined and certified by the Compensation Committee of Pubco;

●	RSUs which shall become earned and fully vested upon Pubco’s or any of its subsidiaries’ acquisition of a direct or indirect interest of not less than a majority equity stake in one or more mining properties that, individually or in the aggregate, constitute a material mining property for purposes of Regulation S-K, Subpart 1300, as determined in good faith by the Pubco Board and disclosed as such in Pubco’s SEC filings, and that is supported by an initial assessment (technical report in compliance with Regulation S-K, Subpart 1300), pre-feasibility study or feasibility study demonstrating a mineral resource or reserve of at least the economic equivalent of 250,000 tonnes of contained gold or gold-equivalent metal, as determined and certified by the Compensation Committee of Pubco; and

●	RSUs which shall become earned and fully vested upon the completion and public disclosure by Pubco of a technical report summary prepared in compliance with Regulation S-K, Subpart 1300 by a qualified person, declaring for the first time a maiden mineral resource estimate on a greenfield exploration property (whether currently held or subsequently acquired by Pubco or any of its subsidiaries) which the Pubco Board determines in good faith constitutes a material mining property under Regulation S-K, Subpart 1300, having regard to the tonnage, grade/quality and projected economic significance of such mineral resource, as determined and certified by the Committee.

It is expected that the López Employment Agreement will provide for severance benefits upon a termination of Mr. López’s employment by KMC without “cause”, or his resignation for “good reason”, subject to Mr. López’s execution of a general release of claims. The severance benefits are expected to be: (i) payment within 30 days following termination of all accrued and unpaid base salary and of any expenses that have been incurred but are unpaid, (ii) to provide Mr. López with vested plan benefits that by their terms extend beyond the termination of Mr. López’s employment, (iii) payment to Mr. López of an amount equal to Mr. López’s base salary as in effect immediately preceding the date of termination for a period of 24 months, to be paid in equal monthly or more frequent installments as are customary under Pubco’s payroll practices from time to time, (iv) payment of any amount equal to Mr. López’s annual bonus for any completed calendar year, to the extent earned for such year and unpaid as of the date of termination, and (iv) continuation of his health care (medical, dental and vision) plan coverage provided to Mr. López and his spouse and dependents at the time of the date of termination for 12 months after the date of termination.

It is expected that the López Employment Agreement will eliminate Mr. López’s right under the López Consulting Agreement (as described above) to use for his own benefit any unsolicited mineral exploration project submissions that were directed to Mr. López or his agent for companies other than Pubco, and has eliminated the fact that Mr. López has no obligation to make any such submissions known to Pubco or to offer to Pubco an opportunity to review or participate in the same. Additionally, the López Employment Agreement eliminates Mr. López’s right under the López Consulting Agreement to use for his own benefit any unsolicited mineral exploration project submissions that were directed to KMC, or to Mr. López as agent for Pubco, if Pubco failed to provide notice to Mr. López that it did not intend to act on such unsolicited mineral exploration project submissions.

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The López Employment Agreement is expected to include customary confidentiality and work product assignment covenants, and an agreement by Mr. López that he will not solicit KMC’s current or former employees contractors, customers or suppliers either during the period of his employment with Pubco or the one-year period after the termination or expiration of his employment with Pubco.

Enrique Correa’s Consulting Agreement

In September 2021, KMC issued to Mr. Correa, an option to purchase 400,000 shares of KMC Common Stock at an exercise price of $0.30 per share. The option vested as to 100,000 shares on the date of grant and as to 100,000 shares on each of March 13, 2022, December 13, 2022 and September 13, 2023. The expiration date of the option is September 12, 2028.

In October 2021, KM Chile entered into a consulting agreement, or the Correa Consulting Agreement, with Mr. Correa and Inversiones ZT Financial Group SpA, an entity affiliated with Mr. Correa. The Correa Consulting Agreement provides for that he will serve as KM Chile’s country manager and sets his annual base compensation at $144,000 payable in equal monthly installments. The Correa Consulting Agreement is for an indefinite term. The Correa Consulting Agreement may be terminated by Mr. López upon not less than 30 days written notice to KM Chile and may be terminated by KM Chile upon not less than 30 days’ written notice to Mr. López. Upon a termination, Mr. Correa shall be entitled to receive all accrued and unpaid annual base compensation, payment of any expenses incurred by not yet reimbursed.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by KMC’s NEOs as of December 31, 2025.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)		Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Cesar A. López Alarcón	09/13/2021	500,000	(1)	—	0.30	09/12/2028
Enrique Correa	09/13/2021	400,000	(2)	—	0.30	09/12/2028

(1)	This option vested with respect to 125,000 of the shares on September 13, 2021, March 13, 2022, December 13, 2022 and September 13, 2023.
(2)	This option vested with respect to 100,000 of the shares on September 13, 2021, March 13, 2022, December 13, 2022 and September 13, 2023.

Equity Incentive Plans

Omnibus Incentive Compensation Plan

In connection with the Business Combination, CDAQ is requesting that CDAQ Shareholders vote upon a proposal by ordinary resolution to approve the Incentive Plan, which provides for awards to certain eligible service providers of Pubco. The Pubco Board and sole Pubco stockholder will adopt the Incentive Plan prior to the effectiveness of this proxy statement/prospectus. See the section entitled “– Summary of the Incentive Plan” for a further discussion.

Other Benefits

Pubco currently does not provide any welfare benefits (i.e. health, dental, life, vision and disability insurance) to any of its employees.

Pubco does not maintain any 401(k) or defined benefit pension plans or nonqualified deferred compensation plans.

Rule 10b5-1 Sales Plans

Pubco’s directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell Pubco Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate a Rule 10b5-1 plan subject to compliance with Pubco’s insider trading policy. Pubco’s directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with Pubco’s insider trading policy.

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KMC DIRECTOR COMPENSATION

Non-Employee Director Compensation

The following table presents the total compensation earned by each of KMC’s non-employee directors in the year ended December 31, 2025. Other than as described below, none of KMC’s non-employee directors received any other compensation in the year ended December 31, 2025.

Name and principal position	Fees earned or paid in cash ($)	Option awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Howard Crosby	60,000	—	—	—	60,000
John May	30,000	—	—	—	30,000

Non-Employee Director Compensation Policy

KMC does not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on KMC’s board of directors or committees of KMC’s board of directors. KMC has entered into the following agreements, amended certain agreements, and granted the following awards:

●	In September 2021, KMC’s board of directors issued to Mr. Crosby options to purchase 150,000 shares of its common stock at an exercise price of $0.30 per share. The options vested as to 37,500 shares of KMC Common Stock on the date of grant and March 13, 2022, 25,000 shares of KMC Common Stock on September 13, 2022 and March 13, 2023, and will vest as to 25,000 shares of KMC Common Stock on September 13, 2023. The options will terminate on September 12, 2028.

PUBCO DIRECTOR COMPENSATION

In connection with Business Combination, the Pubco Board intends to adopt the following non-employee director compensation policy, to be effective upon the Closing of the Business Combination.

Compensation Elements: Non-Employee Director Compensation Policy
Cash
Annual Cash Retainer	$45,000
Annual Committee Chair Retainer
Audit	$10,000
Compensation Committee	$7,500
Nominating & Corporate Governance	$7,500
Annual Committee Member Retainer
Audit	$5,000
Compensation	$3,000
Nominating & Corporate Governance	$3,000
Equity
Initial Restricted Stock Grant(1)	$60,000
Initial Stock Option Grant(2)	$60,000
Annual Restricted Stock Grant(3)	$35,000
Annual Stock Option Grant(4)	$35,000

(1)	Initial restricted stock grants will generally vest monthly over a period of 36 months, subject to continued service with the Company.
(2)	Initial stock option grants will generally vest monthly over a period of 36 months, subject to continued service with the Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CDAQ’s Relationships and Related Party Transactions

In March 2021, an affiliate of the Legacy Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of CDAQ’s offering costs, in exchange for an aggregate of 5,750,000 Founder Shares, which were subsequently transferred to the Legacy Sponsor. Prior to the closing of the CDAQ IPO, an affiliate of the Legacy Sponsor loaned us an aggregate of up to $250,000 under the IPO Promissory Note. Such loans and advances were non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the CDAQ IPO. The loans of $195,000 were fully repaid upon the consummation of the CDAQ IPO on October 19, 2021.

The Legacy Sponsor committed, pursuant to a written agreement, to purchase an aggregate of 4,666,667 CDAQ Private Warrants (or 5,066,667 CDAQ Private Warrants if the over-allotment option was exercised in full), each exercisable to purchase one Class A Ordinary Share at $11.50 per share, at a price of $1.50 per whole CDAQ Private Warrant, or $7,000,000 in the aggregate (or $7,600,000 if the over-allotment option was exercised in full), in the CDAQ Private Placement, which occurred concurrently with the closing of the CDAQ IPO. On November 30, 2021, the underwriters of the CDAQ IPO purchased an additional 1,240,488 over-allotment units pursuant to the partial exercise of the over-allotment option. The over-allotment units were sold at an offering price of $10.00 per over-allotment unit, generating aggregate additional gross proceeds of $12,404,880.

On November 30, 2021, in connection with the partial exercise of the over-allotment option, the Legacy Sponsor surrendered 439,878 Founder Shares. Also, in connection with the partial exercise of the over-allotment option, the Legacy Sponsor purchased an additional 165,398 CDAQ Private Warrants at a purchase price of $1.50 per whole CDAQ Private Warrant. The CDAQ Private Warrants are identical to the Public Warrants sold in the CDAQ IPO, except that the CDAQ Private Warrants, so long as they are held by our Legacy Sponsor or its permitted transferees, (i) will not be redeemable by CDAQ, (ii) may not (including the CDAQ Class A Ordinary Shares issuable upon exercise of these CDAQ Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights. The CDAQ Private Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. If CDAQ does not complete its initial business combination by the Business Combination Deadline, the CDAQ Private Warrants will expire worthless. The CDAQ Private Warrants are subject to the transfer restrictions described below.

Sponsor Handover

On August 30, 2023, the Sponsors entered into the Sponsor Purchase Agreement, and on August 31, 2023, the Sponsors consummated the Sponsor Handover. Pursuant to the terms of the Sponsor Purchase Agreement, at the Sponsor Handover: (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 CDAQ Private Warrants to the Sponsor; (ii) the Sponsor agreed to cause us to pay an aggregated amount of $300,000 in cash consideration upon Closing of the Business Combination at the Legacy Sponsor’s direction to entities or accounts as directed by the Legacy Sponsor (including the repayment of $125,000 under the 2021 Promissory Note); (iii) the Sponsor entered into the Registration Rights Agreement Joinder; (iv) the Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor; (v) all Prior Directors and Officers resigned, and each member of our management team was appointed by our Sponsor; and (vi) we entered into the Insider Agreement Amendment with the Sponsors and the Prior Directors and Officers.

On March 29, 2024, CDAQ entered into the Letter Agreement Joinder with each of our directors and officers, which is effective as of the Sponsor Handover on August 31, 2023.

Founder Share Conversions

On October 19, 2023, following the approval of the Founder Share Amendment Proposal by CDAQ shareholders at the 2023 extraordinary general meeting, CDAQ issued an aggregate of 600,000 CDAQ Class A Ordinary Shares to the Sponsors upon the conversion of an equal number of CDAQ Class B Ordinary Shares held by the Sponsors as Founder Shares in the 2023 Founder Share Conversion.

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On July 24, 2024, in connection with the 2024 extraordinary general meeting and the 2024 Redemptions, the Sponsors also converted an aggregate of 2,600,000 Founder Shares on a one-for-one basis into CDAQ Class A Ordinary Shares in the 2024 Founder Share Conversion.

The CDAQ Class A Ordinary Shares issued in the Founder Share Conversions are subject to the same restrictions as applied to the CDAQ Class B Ordinary Shares before the Founder Share Conversions, including the Sponsors’ agreement not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which we complete a liquidation, merger, capital share exchange or similar transaction that results in our shareholders having the right to exchange their CDAQ Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the CDAQ Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Administrative Services Agreement

CDAQ currently utilizes office space at 195 US Hwy 50, Suite 207, Zephyr Cove, NV 89488, from the Sponsor as our executive offices. Commencing on October 14, 2021, CDAQ may pay the Sponsor up to $10,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of the management team and other expenses and obligations of the Sponsor, pursuant to the Administrative Services Agreement. Upon completion of its initial business combination or its liquidation, CDAQ will cease paying these monthly fees. There was an aggregate amount of $280,000 and $160,000 accrued, but not paid for the years ended December 31, 2025 and 2024, respectively, and there was $120,000 expenses incurred during the years ended December 31, 2025 and 2024. The Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor on August 31, 2023 in connection with the Sponsor Handover.

Compensation

No compensation of any kind, including finder’s and consulting fees, has been or will be paid by CDAQ to the Sponsors, Prior Directors and Officers, members of our management team, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. In addition, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CDAQ’s Audit Committee reviews on a quarterly basis all payments that were made by CDAQ to the Sponsors, Prior Directors and Officers, members of CDAQ’s management team or CDAQ or their affiliates.

After our initial business combination, members of CDAQ’s management team who remain with CDAQ may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders, such as the Pubco Registration Statement. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

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Working Capital Loans and Promissory Notes

In order to finance transaction costs in connection with an intended initial business combination, our Initial Shareholders, Sponsors or an affiliate of the Initial Shareholders or Sponsors, or certain of our Prior Directors and Officers or current directors and officers may, but are not obligated to, loan us Working Capital Loans as may be required on a non-interest basis. If we complete an initial business combination, we would repay such Working Capital Loans. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per whole warrant at the option of the lender at the time of the Business Combination. Such warrants would be identical to the CDAQ Private Warrants. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsors or an affiliate of our Sponsors as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

On December 30, 2021, we issued the 2021 Promissory Note, an unsecured promissory note in the principal amount of up to $1,000,000 to GCG, an affiliate of our Legacy Sponsor. The 2021 Promissory Note bears no interest and is repayable in full upon consummation of the initial business combination. GCG has the option to convert any unpaid balance of the 2021 Promissory Note into 2021 Note Warrants to purchase one share of CDAQ Class A Ordinary Shares equal to the principal amount of the 2021 Promissory Note so converted divided by $1.50. The terms of any such 2021 Note Warrants will be identical to the terms of our existing CDAQ Private Warrants held by GCG. As of December 31, 2025 and 2024, had borrowed an aggregate of $125,000 under the 2021 Promissory Note.

On November 21, 2024, we issued the Sponsor Loan Note in the aggregate principal amount of up to $2,500,000 to the Sponsor. The Sponsor Loan Note was issued in connection with advances the Sponsor has previously made and may make in the future to us for working capital expenses. The Sponsor Loan Note bears no interest and is repayable in full upon the earlier of (i) the date on which we consummate an initial business combination and (ii) the date of our liquidation. If, prior to the Business Combination, the principal balance of the Sponsor Loan Note has not been paid in full, then, at the Sponsor’s option and subject to certain conditions, up to $1,375,000 of the unpaid principal amount of the Sponsor Loan Note may be converted into the 2024 Note Warrants to purchase CDAQ Class A Ordinary Shares at a conversion price of $1.50 per 2024 Note Warrant. The 2024 Note Warrants shall be identical to the CDAQ Private Warrants. The 2024 Note Warrants and their underlying securities are entitled to the registration rights set forth in the Sponsor Loan Note. As of December 31, 2025 and 2024, there was $1,685,872 and $1,115,000, respectively, outstanding under the Sponsor Loan Note.

Polar Capital Investment

On September 6, 2023, CDAQ entered into the Polar Subscription Agreement with the Sponsor and Polar, pursuant to which Polar agreed to fund up to $1,500,000 to CDAQ, subject to certain funding milestones. Once we have reached a defined milestone, upon on at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown against Polar’s capital commitment, a Polar Capital Investment, in order to meet the Sponsor’s commitment to us under a drawdown request. The Polar Capital Investment will be repaid to Polar by us upon the closing of an initial business combination. Polar may elect to receive such repayment (i) in cash or (ii) in CDAQ Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten (10) dollars of the Polar Capital Investment. In addition, pursuant to the Merger Agreement, immediately prior to the Closing, CDAQ shall issue to Polar 1,350,000 CDAQ Class A Ordinary Shares pursuant to the Polar Subscription Agreement. In the event CDAQ liquidates without consummating a Business Combination, any amounts remaining in our cash accounts (excluding the Trust Account) will be paid by CDAQ to Polar within five (5) calendar days of the liquidation, and such amounts will be the sole recourse for Polar. As of December 31, 2025 and 2024, CDAQ had drawn $1,500,000 under the Polar Capital Investment. As of December 31, 2025, the Sponsor had sent the Company $1,457,550 in relation to the Polar Subscription Agreement, the remaining $42,450 is included in due from the Sponsor on the accompanying consolidated balance sheets.

CDAQ determined that the conversion option embedded in Polar Capital Investment should be bifurcated and accounted for as a derivative in accordance with ASC 815. The Company selected the fair value method in the allocation of proceeds to the debt and equity instruments issued in connection with the Polar Capital Investment. As of December 31, 2025 and 2024, an aggregate of $1,238,480 and $1,022,727 had been allocated as debt discount to reduce the fair value of the Polar Capital Investment to $261,520 and $227,273, respectively, as liabilities on the accompanying consolidated balance sheets. Further, as of December 31, 2025 and 2024, $1,238,480 and $1,022,727, respectively, is allocated to non-redeemable Class A Ordinary Shares and presented as additional paid-in capital on the accompanying statements of changes in shareholders’ deficit.

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Any of the foregoing payments to our Sponsors, repayments of loans from our Sponsors, or affiliates of our Sponsors, or repayments of any Working Capital Loans and the Polar Capital Investment prior to our initial business combination will be made using funds held outside the Trust Account.

Non-Redemption Agreements

Between October 9, 2023 and October 19, 2023, we entered into the 2023 Non-Redemption Agreements with the Sponsor and unaffiliated third-party investors in exchange for such investors agreeing not to redeem an aggregate of 4,998,734 CDAQ Public Shares in connection with the vote to approve the Charter Amendment Proposals at the 2023 extraordinary general meeting. In exchange for these commitments not to redeem the 2023 Non-Redeemed Shares, the Sponsor agreed to transfer to such investors an aggregate of 749,810 Founder Shares held by the Sponsor promptly following the Closing of the Business Combination (but no later than two business days after the satisfaction of the requisite conditions to such transfer).

Between July 17, 2024 and July 18, 2024, CDAQ entered into the 2024 Non-Redemption Agreements with the Sponsor and unaffiliated, third-party investors in exchange for such investors agreeing not to redeem an aggregate of 2,475,000 CDAQ Public Shares in connection with the vote to approve the 2024 Extension Amendment Proposal at the 2024 extraordinary general meeting. In exchange for these commitments not to redeem the 2024 Non-Redeemed Shares, the Sponsor agreed to transfer to such investors an aggregate of (i) 412,498 Founder Shares held by the Sponsor for the first five (5) months of the extension of the Business Combination Deadline from July 19, 2024 to December 19, 2024 pursuant to the 2024 Extension Amendment Proposal and (ii) 82,498 Founder Shares held by the Sponsor per month, for each additional month of the extension of the Business Combination Deadline from December 19, 2024 until April 19, 2025, as needed pursuant to the 2024 Extension Amendment Proposal, in connection with the Closing of the Business Combination, provided that (i) the investors did not exercise their redemption rights with respect to the 2024 Non-Redeemed Shares in connection with the 2024 extraordinary general meeting and (ii) the 2024 Extension Amendment Proposal was approved.

In connection with CDAQ’s entry into the 2024 Non-Redemption Agreements, CDAQ also agreed that, in the event of the liquidation of the Trust Account, CDAQ will only utilize up to $50,000 of funds from the accrued interest of the Trust Account to pay any dissolution expenses if CDAQ do not effect a Business Combination prior to the Business Combination Deadline.

Registration Rights

The holders of the Founder Shares, CDAQ Private Warrants and any 2021 Note Warrants and 2024 Note Warrants (and in each case holders of their underlying securities, as applicable) are entitled to registration rights pursuant to the Registration Rights Agreement, requiring CDAQ to register such securities for resale (in the case of the Founder Shares, only after conversion to CDAQ Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require CDAQ to register for resale such securities pursuant to Rule 415 under the Securities Act. CDAQ will bear the expenses incurred in connection with the filing of any such registration statements. On August 31, 2023, the Sponsor executed the Registration Rights Agreement Joinder in connection with the Sponsor Handover.

Letter Agreement

The Sponsors, Prior Directors and Officers, and directors and officers have entered into the Letter Agreement, as amended, with CDAQ, pursuant to which, they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if CDAQ fails to complete its initial business combination by the Business Combination Deadline. However, if the Sponsors or Prior Directors and Officers acquire CDAQ Public Shares in or after the CDAQ IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such CDAQ Public Shares if CDAQ fails to complete its initial business combination by the Business Combination Deadline.

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Additionally, pursuant to the Letter Agreement, as amended, they will not propose any amendment to the CDAQ Memorandum and Articles (i) to modify the substance or timing of our obligation to allow redemption in connection with CDAQ’s initial business combination or to redeem 100% of our CDAQ Public Shares if CDAQ does not complete our initial business combination by the Business Combination Deadline or (ii) with respect to any other material provisions relating to shareholders’ rights or pre- initial business combination activity, unless CDAQ provides its CDAQ Public Shareholders with the opportunity to redeem their CDAQ Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust account, including interest earned on the funds held in the Trust Account and not previously released to CDAQ to pay its taxes, divided by the number of then outstanding CDAQ Public Shares.

For more information on the agreements entered into in connection with the Business Combination, see “The Business Combination — Ancillary Documents”.

KMC’s Relationships and Related Party Transactions

The following includes a summary of transactions since January 1, 2023 and any currently proposed transactions to which KMC was or is expected to be a participant in which (1) the amount involved exceeded or will exceed the lesser of $120,000 or one percent of KMC’s average total assets at year end for the last two completed fiscal years, and (2) any of KMC’s directors, executive officers, or holders of more than 5% of KMC’s capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive and Director Compensation — KMC.”

Except as set forth below, KMC believes the terms obtained or consideration that KMC paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that KMC would pay or receive, as applicable, in arm’s-length transactions.

On May 1, 2023, KMC entered into the GEM Purchase Agreement with GEM Nevada, pursuant to which KMC agreed to purchase from GEM Nevada all of the issued and outstanding shares of CBT. At the time of consummation of the share purchase transaction under the GEM Purchase Agreement, CBT owned all of the issued and outstanding capital stock of GEM Chille which owns the mineral concessions and other assets (including physical and electronic data, the rights to a physical drill core, a buyout right on a net smelter royalty, and miscellaneous geological, mining and metallurgical reports) that comprise the Cerro Blanco Project. In consideration for the CBT Shares, KMC issued to GEM Nevada shares of KMC Common Stock that, as agreed with GEM Nevada, had an aggregate value of approximately $2.4 million. As of the closing date of the GEM Purchase Agreement, (i) Cesar López, KMC’s President and Chief Executive Officer and a director, beneficially owned 4.08% of the issued and outstanding shares of capital stock of GEM Nevada, (ii) Enrique Correa, KMC’s Country Manager (KM Chile) and a director, beneficially owned 0.41% of the issued and outstanding shares of capital stock of GEM Nevada, (iii) John Ryan, KMC’s Vice President of Corporate Affairs and Co-Founder, was the Chief Executive Officer of GEM Nevada, a director of GEM Nevada, a director of CBT and a director of GEM Chile, and beneficially owned 3.15% of the issued and outstanding shares of capital stock of GEM Nevada, and (iv) Howard Crosby, one of KMC’s directors, was a director and executive officer of GEM Nevada, and a director and Vice President of CB and beneficially owned 3.15% of the issued and outstanding shares of capital stock of GEM Nevada. Each of Messrs. Ryan and Crosby is entitled to his pro rata distribution of any shares of KMC Common Stock that GEM Nevada may distribute to its stockholders. Following the acquisition of the CBT shares, KMC simplified its corporate structure through an internal transaction whereby, effective May 9, 2023, CBT transferred all the outstanding shares of GEM Chile to KMC. As a result of that transaction, GEM Chile is a direct wholly owned subsidiary of KMC and CBT was an inactive wholly owned subsidiary formally dissolved.

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Engagement for Legal Services. KMC’s Chilean subsidiary, KM Chile has engaged Chile Inc., a mining law firm located in Santiago, Chile, to provide legal services to KM Chile with respect to the mining properties located in Chile. Ignacio López, a partner of Chile Inc., is the brother of Cesar López, KMC’s Chief Executive Officer and a director. Since January 1, 2023, KM Chile has paid Chile Inc. an aggregate of $135,386 for the legal services provided to KM Chile and paid KM Chile a contingent success fee of $157,298 for successfully reducing the Chilean annual mining licensing fees in 2024.

Engagement of Accounting and Bookkeeping Services. KM Chile has engaged Lopez y Cia., a law firm offering accounting and bookkeeping services located in Santiago, Chile. An employee of Lopez y Cia manages KM Chile’s books and records, tax filings and various back-office matters. Cesar López, KMC’s Chief Executive Officer and a director, is the sole owner of Lopez y Cia. Since January 1, 2023, KM Chile has paid Lopez y Cia an aggregate of $ 162,296.

Office Management Consultant. Sarah Cuddy serves as a consultant to KMC providing office management, administration and legal support services. Ms. Cuddy is the spouse of Cesar López, KMC’s Chief Executive Officer and a director. Ms. Cuddy is paid based on monthly services provided to KMC, which varies from month to month. Since January 1, 2023, KMC has paid Ms. Cuddy an aggregate of $235,759.

Service Agreement. GEM Chile entered into a service agreement with Manquehue Asesorias Mineras SpA, a Chilean sociedad por acciones (i.e., a “company by shares”) (“Manquehue”), on January 1, 2023. Manquehue is controlled by Cesar López, KMC’s Chief Executive Officer and a director. Under the agreement, Manquehue agreed to provide management services for the Cerro Blanco Project, which included geological, metallurgical, engineering, legal and property maintenance services for a fixed period of seven months, which ended on August 1, 2023. Pursuant to the terms of the agreement, GEM Chile agreed to pay Manquehue a monthly fee of $56,000 plus any value added taxes. Since January 1, 2023, GEM Chile has paid $187,060 to Manquehue in fees under the agreement to Manquehue for services rendered. There are no further obligations pursuant to the services agreement with Manquehue

Asset Purchase Agreement with Critical Minerals Corp. On August 21, 2023, KMC entered into an asset purchase agreement with Critical Minerals Corp. (“Critical Minerals”) for the purchase of a mineral exploration project called the Crystal Mountain Colorado Pegmatite Project, or the Crystal Mountain Project, which relates to 64 patented lode mining claims located in the Fort Collins area in Larimer County, Colorado. The total purchase price for the Crystal Mountain Project consisted of (i) $125,000 in cash; (ii) $57,500 to cover certain outstanding debt of Critical Minerals; and (iii) the issuance of options to purchase up to an aggregate of 1,050,000 shares of KMC Common Stock. The options are exercisable as follows: (a) options to purchase up to 500,000 shares of KMC Common Stock may be exercised at a price of $1.25 per share until August 21, 2026; (b) options to purchase up to 500,000 shares of KMC Common Stock may be exercised at a price of $2.50 per share until August 21, 2028; and (c) options to purchase up to 50,000 shares of KMC Common Stock may be exercised at a price of $1.35 per share until August 21, 2026. Critical Minerals is controlled by Sarah Cuddy, the spouse of Cesar López, KMC’s Chief Executive Officer and a director, and Enrique Correa, Country Manager (KM Chile). Each of Ms. Cuddy and Mr. Correa is entitled to his or her pro rata distribution of any shares of KMC Common Stock that Critical Minerals distributes to its stockholders upon the exercise of the stock options received as a part of the purchase price for the Crystal Mountain Project.

Asset Purchase Agreement with EastWest Ventures LLC. On December 31, 2025, EastWest Ventures LLC (“EastWest Ventures”) entered into and closed an asset purchase agreement with KMC for the sale of 52 unpatented lode mining claims located in Yavapai County, Arizona, commonly referred to as the Fire Mining Claims, including all minerals and ores in, upon, or under the claims. Under the purchase agreement, KMC acquired only the Fire Mining Claims in exchange for a total purchase price of 2,000,000 restricted shares of KMC Common Stock valued at $0.15 per share. Sarah Cuddy, the sole member manager of EastWest Ventures LLC, also serves as a consultant to KMC, providing office management, administration and legal support services. Ms. Cuddy is the spouse of Cesar López, KMC’s Chief Executive Officer and a director.

Pubco’s Relationships and Related Party Transactions

Policies and Procedures for Related Party Transactions

Pubco will adopt a written related party transaction policy, to be effective at the Closing of the Business Combination, setting forth the policies and procedures for the review and approval or ratification of related-party transactions. This policy will cover any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which the combined company were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee of combined company’s board of directors, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by the combined company of a related party.

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DESCRIPTION OF PUBCO SECURITIES

As a result of the Mergers and pursuant to the Merger Agreement, (i) CDAQ Shareholders (including the Sponsor) will receive shares of Pubco Common Stock in the Purchaser Merger and (ii) each of the KMC Holders will receive shares of Pubco Common Stock in the Company Merger.

The following description summarizes the terms of Pubco’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Delaware law and the Proposed Organizational Documents.

General

The authorized capital stock of Pubco will consist of 250,000,000 shares of Pubco Common Stock, par value $0.0001 per share, and 50,000,000 shares of Pubco preferred stock, par value $0.0001 per share. Pubco expects to have approximately 26,570,904 shares of Pubco Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of CDAQ’s outstanding CDAQ Class A Ordinary Shares are redeemed in connection with the Business Combination, or approximately 26,460,038 shares of Pubco Common Stock outstanding immediately after the consummation of the Business Combination in the Maximum Redemption scenario. For more information on the assumptions underlying the number of shares described in the foregoing as being issuable on the Closing Date, please see “Risk Factors — Risks Related to the Business Combination.” The actual number of shares of Pubco Common Stock issuable on the Closing Date will be determined pursuant to the terms of the respective Subscription Agreements and the Merger Agreement, as applicable

The following summary describes all material provisions of Pubco capital stock. You are urged to read the Pubco Charter and the Pubco Bylaws in their entirety (forms of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively) as well as the applicable provisions of the DGCL.

Common Stock

Voting Rights

Each holder of Pubco Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Pubco Common Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of Pubco Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Pubco Board out of legally available funds.

Liquidation

In the event of Pubco’s liquidation, dissolution or winding up, holders of Pubco Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Pubco’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of Pubco Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Pubco Common Stock. The rights, preferences and privileges of the holders of Pubco Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Pubco preferred stock that Pubco may designate in the future.

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Preferred Stock

The Pubco Charter authorizes a total of 50,000,000 shares of preferred stock.

Under the terms of Pubco Charter, the Pubco Board is authorized to direct Pubco to issue shares of preferred stock in one or more series without stockholder approval. The Pubco Board has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Pubco Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Pubco’s outstanding voting stock. Pubco have no present plans to issue any shares of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of Pubco Common Stock and Pubco preferred stock will be available for future issuance after the Business Combination without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Pubco Common Stock and Pubco preferred stock could make it more difficult or discourage an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger or otherwise.

Warrants

KMC Warrants

At the Closing of the Business Combination, certain accredited investors will hold KMC Warrants to purchase an aggregate of 5,473,220 shares of Pubco Common Stock at a weighted average exercise price of $1.60 per share and have an exercise period of either four, five or 10 years from the date of issuance. The exercise price of the KMC Warrants will be adjusted and the number of shares of Pubco Common Stock to be issued upon exercise of the KMC Warrants will be adjusted upon the occurrence of, among other things, the payment of a stock dividend, a stock split, the merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of Pubco, or other change in the capital structure of Pubco. In addition, the KMC Warrants include certain weighted average anti-dilution provisions in connection with future issuances by Pubco of securities which would entitle the holder to acquire Pubco Common Stock below the then applicable exercise price.

Public Warrants

Each whole Pubco Public Warrant will entitle the registered holder to purchase one share of Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement (as defined below), a Pubco Public Warrant holder may exercise its Pubco Public Warrants only for a whole number of shares of Pubco Common Stock. This means only a whole warrant may be exercised at a given time by a Pubco Public Warrant holder. No fractional Pubco Public Warrants will be issued upon separation of the units and only whole Pubco Public Warrants will trade. The Pubco Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any shares of Pubco Common Stock pursuant to the exercise of a Pubco Public Warrant and will have no obligation to settle such Pubco Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Common Stock underlying the Pubco Public Warrants is then effective and a prospectus relating thereto is current, subject to Pubco satisfying its obligations described below with respect to such registration. No Pubco Public Warrant will be exercisable and Pubco will not be obligated to issue shares of Pubco Common Stock upon exercise of a Pubco Public Warrant unless the share of Pubco Common Stock issuable upon such Pubco Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Pubco Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco Public Warrant, the holder of such Pubco Public Warrant will not be entitled to exercise such Pubco Public Warrant and such Pubco Public Warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any Pubco Public Warrant.

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Pubco is registering the shares of Pubco Common Stock issuable upon exercise of the Pubco Public Warrants in the Registration Statement of which this proxy statement/prospectus forms a part. However, because the Pubco Public Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, Pubco will agree that, as soon as practicable, but in no event later than 30 business days, after the Closing of the Business Combination, Pubco will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the Registration Statement of which this proxy statement/prospectus forms a part or a new registration statement covering the registration under the Securities Act of the shares of Pubco Common Stock issuable upon exercise of the Pubco Public Warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of Pubco Common Stock issuable upon exercise of the Pubco Public Warrants until the expiration of the Pubco Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Pubco Common Stock issuable upon exercise of the Pubco Public Warrants is not effective by the sixtieth (60) business day after the Closing of the Business Combination, Pubco Public Warrant holders may, until such time as there is an effective registration statement and during any period when Pubco will have failed to maintain an effective registration statement, exercise Pubco Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Pubco Common Stock are at the time of any exercise of a Pubco Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Pubco may, at its option, require holders of Pubco Public Warrants who exercise their Pubco Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Pubco so elects, Pubco will not be required to file or maintain in effect a registration statement.

Redemption of Warrants When the Price Per Share of Pubco Common Stock Equals or Exceeds $18.00

Once the Pubco Public Warrants become exercisable, Pubco may redeem the outstanding Pubco Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Pubco Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which Pubco refers to as the 30-day redemption period; and

●	if, and only if, the closing price of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Pubco sends the notice of redemption to the Pubco Public Warrant holders (the “Reference Value”).

If and when the Pubco Public Warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, Pubco will not redeem the Pubco Public Warrants unless an effective registration statement under the Securities Act covering the Pubco Common Stock issuable upon exercise of the Pubco Public Warrants is effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the 30-day redemption period.

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Pubco has established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the Pubco Public Warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the Pubco Public Warrants, each Pubco Public Warrant holder will be entitled to exercise his, her or its Pubco Public Warrants prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Pubco Public Warrant holder to pay the exercise price for each Pubco Public Warrant being exercised. However, the price of the Pubco Common Stock shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Pubco Public Warrant exercise price after the redemption notice is issued.

Redemption of Pubco Public Warrants When the Price Per Share of Pubco Common Stock Equals or Exceeds $10.00

Once the Pubco Public Warrants become exercisable on or after the Closing Date, Pubco may redeem the outstanding Pubco Public Warrants:

●	at $0.10 per Pubco Public Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Pubco Public Warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth under “Description of Pubco Securities — Warrants —Public Warrants” based on the redemption date and the “fair market value” of Pubco Common Stock;

●	if, and only if, the Reference Value (as defined above under “— Redemption of Pubco Public Warrants When the Price Per Shares of Pubco Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Pubco Private Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Pubco Private Warrants) as the outstanding Pubco Public Warrants, as described above.

The numbers in the table below represent the number of shares of Pubco Common Stock that a Pubco Public Warrant holder will receive upon exercise in connection with a redemption by Pubco pursuant to this redemption feature, based on the “fair market value” of Pubco Common Stock on the corresponding redemption date (assuming holders elect to exercise their Pubco Public Warrants and such Pubco Public Warrants are not redeemed for $0.10 per Pubco Public Warrant), determined based on volume-weighted average price of Pubco Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Pubco Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Pubco Public Warrants, each as set forth in the table below. Pubco will provide its Pubco Public Warrants with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Pubco Public Warrant or the exercise price of Pubco Public Warrants are adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Pubco Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Pubco Public Warrant after such adjustment and the denominator of which is the price of the Pubco Public Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Pubco Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Pubco Public Warrant is so adjusted. If the exercise price of the Pubco Public Warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

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	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Pubco Common Stock to be issued for each Pubco Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Pubco Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Pubco Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Pubco Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Pubco Public Warrants for 0.277 shares of Pubco Common Stock for each whole Pubco Public Warrant.

For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Pubco Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Pubco Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Pubco Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Pubco Public Warrants for 0.298 shares of Pubco Common Stock shares for each whole Pubco Public Warrant. In no event will the Pubco Public Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Pubco Common Stock per Pubco Public Warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding Pubco Public Warrants to be redeemed when the shares of Pubco Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Pubco Common Stock is below the exercise price of the Pubco Public Warrants. Pubco has established this redemption feature to provide Pubco with the flexibility to redeem the Pubco Public Warrants without the Pubco Public Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price Per Share of Pubco Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their Pubco Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of Pubco Common Stock for their Pubco Public Warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides Pubco with an additional mechanism by which to redeem all of the outstanding Pubco Public Warrants, and therefore have certainty as to Pubco’s capital structure as the Pubco Public Warrants would no longer be outstanding and would have been exercised or redeemed. Pubco will be required to pay the applicable redemption price to Pubco Public Warrant holders if Pubco chooses to exercise this redemption right and it will allow Pubco to quickly proceed with a redemption of the Pubco Public Warrants if Pubco determines it is in Pubco’s best interest to do so. As such, Pubco would redeem the Pubco Public Warrants in this manner when Pubco believes it is in Pubco’s best interest to update Pubco’s capital structure to remove the Pubco Public Warrants and pay the redemption price to the Pubco Public Warrant holders.

As stated above, Pubco can redeem the Pubco Public Warrants when the shares of Pubco Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Pubco’s capital structure and cash position while providing Pubco Public Warrant holders with the opportunity to exercise their Pubco Public Warrants on a cashless basis for the applicable number of shares. If Pubco chooses to redeem the Pubco Public Warrants when the shares of Pubco Common Stock are trading at a price below the exercise price of the Pubco Public Warrants, this could result in the Pubco Public Warrant holders receiving fewer shares of Pubco Common Stock than they would have received if they had chosen to wait to exercise their Pubco Public Warrants for Pubco Common Stock if and when such shares of Pubco Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional Pubco Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Pubco will round down to the nearest whole number of the number of shares of Pubco Common Stock to be issued to the holder.

Redemption Procedures. A holder of a Pubco Public Warrant may notify in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pubco Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Pubco Common Stock outstanding immediately after giving effect to such exercise.

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Anti-dilution Adjustments. If the number of outstanding Pubco Common Stock is increased by a share capitalization payable in Pubco Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Pubco Public Warrant will be increased in proportion to such increase in the outstanding shares of Pubco Common Stock. A rights offering to holders of shares of Pubco Common Stock entitling holders to purchase Pubco Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Pubco Common Stock equal to the product of (i) the number of shares of Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Common Stock) and (ii) one minus the quotient of (x) the price per Pubco Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Common Stock, in determining the price payable for Pubco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Pubco Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pubco, at any time while the Pubco Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco Common Stock on account of such Pubco Common Stock (or other securities into which the Pubco Public Warrants are convertible), other than (a) as described above, (b) certain Pubco Common Stock cash dividends, (c) to satisfy the redemption rights of the holders of Pubco Common Stock in connection with the Business Combination, or (d) in connection with the redemption of Pubco Common Stock upon Pubco’s failure to complete the Business Combination, then the Pubco Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Common Stock in respect of such event.

If the number of outstanding Pubco Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Pubco Public Warrant will be decreased in proportion to such decrease in outstanding Pubco Common Stock.

Whenever the number of shares of Pubco Common Stock purchasable upon the exercise of the Pubco Public Warrants is adjusted, as described above, the Pubco Public Warrant exercise price will be adjusted by multiplying the Pubco Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Common Stock purchasable upon the exercise of the Pubco Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Common Stock so purchasable immediately thereafter.

In addition, if (x) Pubco issues additional Pubco Common Stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Pubco Common Stock (with such issue price or effective issue price to be determined in good faith by the Pubco Board and, in the case of any such issuance to CDAQ’s sponsors or their affiliates, without taking into account any Founder Shares held by CDAQ Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of Business Combination (net of redemptions), and (z) the volume-weighted average trading price of Pubco Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Business Combination is completed (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Pubco Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of Pubco Public Warrants When the Price Per Share of Pubco Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of Pubco Public Warrants When the Price Per Share of Pubco Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

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In case of any reclassification or reorganization of the outstanding Pubco Common Stock (other than those described above or that solely affects the par value of such Pubco Common Stock), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of Pubco’s issued and outstanding Pubco Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the Pubco Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pubco Public Warrants and in lieu of the Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Pubco Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco Public Warrants would have received if such holder had exercised their Pubco Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Pubco Common Stock in such a transaction is payable in the form of Pubco Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Pubco Public Warrants properly exercises the Pubco Public Warrant within thirty days following public disclosure of such transaction, the Pubco Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Pubco Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Pubco Public Warrants when an extraordinary transaction occurs during the exercise period of the Pubco Public Warrants pursuant to which the holders of the Pubco Public Warrants otherwise do not receive the full potential value of the Pubco Public Warrants.

The Pubco Public Warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and CDAQ. The warrant agreement provides that the terms of the Pubco Public Warrants may be amended without the consent of any holder in certain circumstances, including, (i) to cure any ambiguity, (ii) correct any defective provision or (iii) to make any modifications or amendments that are necessary in the good faith determination of the Pubco Board (taking into account then existing market precedents) to allow for all Pubco Public Warrants to be classified as equity in Pubco’s financial statements (provided that no such amendment or modification pursuant to the proceeding clause (iii) may increase the exercise price or shorten the exercise period), but other amendments or modifications require the approval by the holders of at least a majority of the then outstanding Pubco Public Warrants to make any change that adversely affects the interests of the registered holders provided that, solely with respect to such other modification or amendment to the terms of only the Pubco Private Warrants or any provision of the warrant agreement with respect to only the Pubco Private Warrants, such modification or amendment shall require the vote or written consent of the holders of (x) at least a majority of the number of the then-outstanding Pubco Public Warrants and (y) at least a majority of the number of the then-outstanding Pubco Private Warrant. You should review a copy of the warrant agreement, which will be filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Pubco Public Warrants.

The Pubco Public Warrants may be exercised upon surrender of the Pubco Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Pubco Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pubco, for the number of shares of Pubco Public Warrants being exercised. The Pubco Public Warrant holders do not have the rights or privileges of holders of Pubco Common Stock and any voting rights until they exercise their Pubco Public Warrants and receive Pubco Common Stock.

After the issuance of Pubco Common Stock shares upon exercise of the Pubco Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Pubco Public Warrants. If, upon exercise of the Pubco Public Warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round down to the nearest whole number, the number of shares of Pubco Common Stock to be issued to the Pubco Public Warrant holder.

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Exclusive Forum Provision. Pubco’s Warrant Agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against Pubco arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that Pubco irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Pubco will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Pubco Private Warrants

The Pubco Private Warrants (including the Pubco Common Stock issuable upon exercise of such CDAQ Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of the business Combination and they will not be redeemable by Pubco so long as they are held by the Sponsor, its members or any of their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the Pubco Private Warrants on a cashless basis. Except as described below, the Pubco Private Warrants have terms and provisions that are identical to those of the Pubco Public Warrants. If the Pubco Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Pubco Private Warrants will be redeemable by Pubco and exercisable by the holders on the same basis as the Pubco Public Warrants.

Except as described under “—Redemption of Pubco Public Warrants When the Price Per Pubco Common Stock Equals or Exceeds $10.00,” if holders of the Pubco Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Pubco Private Warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the Pubco Private Warrants, multiplied by the excess of the “historical fair market value” of the Pubco Common Stock over the exercise price of the Pubco Private Warrants by (y) the fair market value. For these purposes, the “historical fair market value” will mean the average reported closing price of Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Pubco Private Placement Warrant exercise is sent to the warrant agent. The reason that Pubco has agreed that these Pubco Private Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with Pubco following the Business Combination. If they remain affiliated with Pubco, their ability to sell Pubco securities in the open market will be significantly limited. Pubco expects to have policies in place that prohibit insiders from selling Pubco securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Pubco securities, an insider cannot trade in Pubco securities if he or she is in possession of material non-public information. Accordingly, unlike CDAQ Public Shareholders who could exercise their Pubco Private Warrants and sell the Pubco Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Pubco believes that allowing the holders to exercise such Pubco Private Warrants on a cashless basis is appropriate.

Exclusive Venue

The Pubco Charter and the Pubco Bylaws provide that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative claim or cause of action brought on behalf of Pubco; (ii) any claim or cause of action for breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders; (iii) any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, arising out of or pursuant to any provision of the DGCL, the Pubco Charter or the Pubco Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Pubco Charter or the Pubco Bylaws; (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against Pubco or any current or former director, officer or other employee of Pubco, governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided, however, that the exclusive forum provision described above will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. In addition, the foregoing provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Although Pubco believes these provisions benefit Pubco by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against Pubco’s directors and officers.

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Limitations on Liability and Indemnification of Officers and Directors

The Pubco Charter will limit the liability of Pubco directors to the fullest extent permitted by the DGCL, and the Pubco Bylaws provide that Pubco will indemnify them to the fullest extent permitted by such law. Pubco has entered into and expects to continue to enter into agreements to indemnify Pubco’s directors, executive officers and other employees as determined by the Pubco Board. Under the terms of such indemnification agreements, Pubco is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Pubco, or any of its subsidiaries, or was serving at Pubco’s request in an official capacity for another entity. Pubco must indemnify its officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreements. The indemnification agreements also require Pubco if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by Pubco. Any claims for indemnification by Pubco’s directors and officers may reduce Pubco’s available funds to satisfy successful third-party claims against Pubco and may reduce the amount of money available to Pubco.

Anti-Takeover Effects of Provisions of the Pubco Charter, the Pubco Bylaws and Delaware Law

Certain provisions of Delaware law and the Pubco Charter and the Pubco Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Pubco. Pubco expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Pubco to first negotiate with the Pubco Board, which Pubco believes may result in an improvement of the terms of any such acquisition in favor of Pubco Common Stockholders. However, they also give the Pubco Board the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

The Pubco Charter provides that the Pubco Board is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. In addition, the Pubco Charter provides that directors may only be removed from the Pubco Board with cause. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of Pubco or its management.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Pubco Charter provides that special meetings of the stockholders may be called only by (i) the Pubco Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the chairperson of the Pubco Board, or (iii) the chief executive officer of Pubco, and special meetings of stockholders may not be called by any other person or persons. The Pubco Charter and the Pubco Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in the proposed bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of Pubco or its management.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Pubco Common Stock entitled to vote thereon were present and voted, unless the Pubco Charter provides otherwise. The Pubco Charter precludes stockholder action by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

The Pubco Charter further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of the Pubco Charter, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal the Pubco Bylaws, although the Pubco Bylaws may be amended by a simple majority vote of the Pubco Board.

Transfer Agent and Registrar

The transfer agent and registrar for Pubco Common Stock will be Continental Stock Transfer & Trust Company.

Listing

Following the completion of the Business Combination, the shares of Pubco Common Stock and Pubco Warrants will be traded on Nasdaq under the symbols “KMCM” and “KMCMW,” respectively.

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COMPARISON OF SHAREHOLDERS’ RIGHTS

See the section entitled “Proposal 1 - The Business Combination Proposal - Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Closing of the Business Combination.”

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SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Pubco will issue up to 26,570,904 shares of Pubco Common Stock to the KMC Sellers and CDAQ shareholders in connection with the Business Combination. All of the shares of Pubco Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by CDAQ and KMC’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of CDAQ Class A Ordinary Shares (which, in connection with the Business Combination, will be converted into Pubco Common Stock) in the public market could adversely affect prevailing market prices of Pubco Common Stock.

Second Letter Agreement Amendment

Simultaneously with the execution of the Merger Agreement, Pubco, CDAQ, the Sponsor and certain other CDAQ officers and directors entered into the Second Letter Agreement Amendment. The Second Letter Agreement Amendment (i) adds Pubco as a party to the Letter Agreement and (ii) amends the terms of the lock-up set forth in the Letter Agreement to be consistent with the lack of a contractual lock-up on the Pubco securities issued to KMC stockholders in the Company Merger, such that effective upon Closing, the post-Closing lock-up provisions are deleted in their entirety and any post-Closing lock-up with respect to any Pubco securities owned by any party thereto will be eliminated. On January 13, 2026, the Legacy Sponsor executed a joinder to the Second Letter Agreement Amendment.

Seller Registration Rights Agreement

Prior to the Closing, Pubco and certain KMC stockholders who are reasonably expected to be an executive officer, director and/or affiliate of Pubco immediately after the Closing will enter into the Seller Registration Rights Agreement, pursuant to which each KMC stockholder party thereto will be granted substantially the same priorities and registration rights as the Sponsor and other holders or registrable securities under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment.

Founder Registration Rights Agreement Amendment

Prior to the Closing, Pubco, CDAQ, the Sponsor, the Legacy Sponsor and the other holders of registrable securities under the Founder Registration Rights Agreement will enter into the Founder Registration Rights Agreement Amendment, pursuant to which Pubco will assume the registration obligations of CDAQ under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock in lieu of CDAQ Ordinary Shares, and the Sponsor, the Legacy Sponsor and the other holders of registrable securities parties thereto will have substantially the same priorities and registration rights as the KMC stockholders under the Seller Registration Rights Agreement.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Pubco Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Pubco Common Stock for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Pubco Common Stock then outstanding; or

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●	the average weekly reported trading volume of the Pubco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there were 110,866 CDAQ Public Shares outstanding. All of these shares are freely tradable without restriction or further registration under the Securities Act, except for any shares held by one of CDAQ’s affiliates within the meaning of Rule 144 under the Securities Act.

As of the date of this proxy statement/prospectus, there were a total of 11,912,228 CDAQ Warrants outstanding, consisting of 7,080,163 CDAQ Public Warrants and 4,832,065 CDAQ Private Warrants. Each warrant is exercisable for one Class A Ordinary Share (or one share of Pubco Common Stock post-Business Combination), at a price of $11.50 per share, subject to adjustment, in accordance with the terms of the Warrant Agreement entered into in connection with the CDAQ IPO. The CDAQ Public Warrants are freely tradable, except for any warrants held by one of CDAQ’s affiliates within the meaning of Rule 144 under the Securities Act.

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TICKER SYMBOL, MARKET PRICE AND DIVIDENDS

Ticker Symbols and Market Prices

The CDAQ Class A Ordinary Shares, CDAQ Public Units and CDAQ Public Warrants are currently quoted on OTCID Basic Market under the symbols “CDAQF,” “CDAQUF” and “CDAQWF,” respectively. As of ______, 2026, the Record Date for the Meeting, the closing price for each of the CDAQ Class A Ordinary Shares, Units and Public Warrants was $______, $______, and $______, respectively. Holders of CDAQ Class A Ordinary Shares, Units and Public Warrants should obtain current market quotations for the securities. The market price of CDAQ Class A Ordinary Shares, Units and Public Warrants could vary at any time prior to the Closing. Market price information regarding CDAQ Class B Ordinary Shares is not provided here because there is no established public trading market for CDAQ Class B Ordinary Shares.

There is currently no public market for the equity securities of KMC or Pubco. We are applying to list shares of Pubco Common Stock and Pubco Warrants on the Nasdaq Capital Market upon the Closing under the ticker symbols “KMCM” and “KMCMW,” respectively.

Dividends

CDAQ, Pubco and KMC have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future. Further, if Pubco incurs further indebtedness, its ability to declare dividends may be limited by restrictive covenants Pubco may agree to in connection therewith.

OTHER SHAREHOLDER COMMUNICATIONS

CDAQ Shareholders and interested parties may communicate with the CDAQ Board, any committee chairperson or the non-management directors as a group by writing to the CDAQ Board or committee chairperson in care of Compass Digital Acquisition Corp., 195 US HWY 50, Suite 207, Zephyr Cove, NV 89448. Following the Business Combination, such communications should be sent in care of Pubco at 701 Brickell Avenue, Suite 1550, Miami, FL 33131 and its telephone number is (786) 847-3320. Each communication will be forwarded, depending on the subject matter, to the CDAQ Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the shares of Pubco Common Stock to be issued in connection with the Business Combination will be passed upon by Troutman Pepper Locke LLP. The material U.S. federal income tax consequences of the Business Combination will be passed upon by Ellenoff Grossman & Schole LLP. Certain legal matters as to Cayman Islands law will be passed upon for CDAQ by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statements of CDAQ as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of KMC as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025 included in this proxy statement/prospectus have been so included in reliance on the report of Fruci & Associates II, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The technical information appearing in this proxy statement/prospectus concerning the Cerro Blanco Project was derived from the S-K 1300 Technical Report Summary for the Cerro Blanco Rutile Titanium Bearing Mineral Deposit, Region III, Atacama, Chile, dated August 7, 2023, revised December 6, 2023, as further revised February 2, 2026, prepared by Resource Development Associates Inc., independent mining consultants.

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HOUSEHOLDING INFORMATION

Unless CDAQ has received contrary instructions, CDAQ may send a single copy of this proxy statement/prospectus to any household at which two or more CDAQ Shareholders reside if CDAQ believes the CDAQ Shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce CDAQ’s expenses. However, if CDAQ Shareholders prefer to receive multiple sets of CDAQ’s disclosure documents at the same address this year or in future years, the CDAQ Shareholders should follow the instructions described below. Similarly, if an address is shared with another CDAQ Shareholder and together both of the CDAQ Shareholders would like to receive only a single set of CDAQ’s disclosure documents, the CDAQ Shareholders should follow these instructions: If the CDAQ Ordinary Shares are registered in the name of the CDAQ Shareholder, the CDAQ Shareholder should contact CDAQ’s offices at Compass Digital Acquisition Corp., 195 US HWY 50, Suite 207, Zephyr Cove, NV 89448. If a bank, broker or other nominee holds the shares, the CDAQ Shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

CDAQ will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, CDAQ has retained ______ as its proxy solicitor, for a fee of $______ plus reimbursement of out-of-pocket expenses for their services. CDAQ and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding CDAQ Ordinary Shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CDAQ. No additional compensation will be paid to CDAQ’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2027 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2027 annual meeting of shareholders will be held. For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the shareholders at Pubco’s 2027 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Pubco Bylaws. Since the 2027 annual meeting would be Pubco’s first annual meeting of shareholders, such proposals must be received by Pubco at its offices at 701 Brickell Avenue, Suite 1550, Miami, FL 33131 at reasonable time before Pubco begins to print and mail the 2027 annual meeting proxy materials in order to be considered for inclusion in Pubco’s proxy materials for the 2027 annual meeting.

In addition, if the Business Combination is consummated, the Pubco Bylaws will provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to Pubco at 701 Brickell Avenue, Suite 1550, Miami, FL 33131, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting. Nominations and proposals also must satisfy other requirements set forth in the Pubco Bylaws. The Pubco Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Where You Can Find More Information

CDAQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. Pubco will file, upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read CDAQ’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

CDAQ will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

287

All information contained in this document relating to CDAQ has been supplied by CDAQ, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Compass Digital Acquisition Corp.
195 US HWY 50, Suite 207
Zephyr Cove, NV 89448
Attn: Thomas D. Hennessy
(775) 339-1671
Email: ______

You may also obtain these documents by requesting them in writing or by telephone from CDAQ’s proxy solicitor at:

______

If you are a CDAQ Shareholder and would like to request documents, please do so by ______, 2026 to receive them before the Meeting. If you request any documents from CDAQ, CDAQ will mail them to you by first class mail or another equally prompt means.

Neither CDAQ, KMC, nor Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITY

CDAQ is a Cayman Islands exempted company. If CDAQ does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting a domestication following the Mergers, you may have difficulty serving legal process within the United States upon CDAQ. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CDAQ in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, CDAQ has been advised by Maples Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against CDAQ judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Maples Calder (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. However, CDAQ may be served with process in the United States with respect to actions against CDAQ arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CDAQ’s securities by serving CDAQ’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CDAQ’s securities is the Continental Stock Transfer & Trust Company. The transfer agent for Pubco’s securities will be Continental Stock Transfer & Trust Company.

288

INDEX TO FINANCIAL STATEMENTS

COMPASS DIGITAL ACQUISITION CORP.

KEY MINING CORP.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Compass Digital Acquisition Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Compass Digital Acquisition Corp. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by April 20, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2023.

New York, New York

March 6, 2026

PCAOB ID Number 100

F-2

COMPASS DIGITAL ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024

ASSETS
Current assets
Cash	$972	$27,720
Prepaid expenses	-	24,898
Due from sponsor	157,036	-
Total current assets	158,008	52,618
Cash held in Trust Account	1,293,496	27,637,300
Total assets	$1,451,504	$27,689,918

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$397,294	$165,912
Accrued expenses	774,904	501,314
Polar Capital Investment payable – related party	261,520	227,273
Non-redemption liability	6,025,173	4,028,008
2021 Promissory Note - Legacy Sponsor	125,000	125,000
Working Capital Loans	1,685,872	1,115,000
Total current liabilities	9,269,763	6,162,507
Derivative warrant liabilities	238,244	119,123
Total liabilities	9,508,007	6,281,630

Commitments and Contingencies (Note 6)

Class A Ordinary Shares subject to possible redemption, $0.0001 par value; 110,866 and 2,481,485 shares at $11.67 and $11.14 per share redemption value at December 31, 2025 and 2024, respectively	1,293,496	27,637,300

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2025 and 2024	-	-
Class A Ordinary Shares, $0.0001 par value; 200,000,000 shares authorized; 3,200,000 shares issued and outstanding (excluding the 110,866 and 2,481,485 shares subject to possible redemption, respectively) at December 31, 2025 and 2024	320	320
Class B Ordinary Shares, $0.0001 par value; 20,000,000 shares authorized, 2,110,122 issued and outstanding at December 31, 2025 and 2024	211	211
Additional paid-in capital	205,815	-
Accumulated deficit	(9,556,345)	(6,229,543)
Total shareholders’ deficit	(9,349,999)	(6,229,012)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$1,451,504	$27,689,918

The accompanying notes are an integral part of these consolidated financial statements.

F-3

COMPASS DIGITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2025	2024

General and administrative expense	$1,100,454	$1,794,928
Administrative expenses – related party	120,000	120,000
Non-redemption expense	1,997,165	4,028,008
Loss from operations	(3,217,619)	(5,942,936)

Other income (expense)
Interest earned on cash held in Trust Account	$344,811	$1,928,109
Change in fair value of derivative warrant liabilities	(119,121)	469,341
Total other income (expense)	225,690	2,397,450
Net loss	$(2,991,929)	$(3,545,486)

Weighted average shares outstanding of Class A Ordinary Shares subject to possible redemption, basic and diluted	857,773	3,960,705

Basic and diluted net loss per share- Class A Ordinary Shares subject to possible redemption	$(0.49)	$(0.38)

Weighted average shares outstanding of non-redeemable Class A Ordinary Shares, basic and diluted	3,200,000	1,739,726

Basic and diluted net loss per share- non-redeemable Class A Ordinary Shares	$(0.49)	$(0.38)

Weighted average shares outstanding of non-redeemable Class B Ordinary Shares, basic and diluted	2,110,122	3,570,396

Basic and diluted net loss per share- non-redeemable Class B Ordinary Shares	$(0.49)	$(0.38)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

COMPASS DIGITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2023	600,000	$60	4,710,122	$471	$-	$(1,369,588)	$(1,369,057)
Allocation of Polar Capital Investment payable proceeds to equity instrument	-	-	-	-	613,640	-	613,640
Conversion of Class B Ordinary Shares into Class A Ordinary Shares	2,600,000	260	(2,600,000)	(260)	-	-	-
Accretion of Class A Ordinary Shares subject to redemption	-	-	-	-	(613,640)	(1,314,469)	(1,928,109)
Net loss	-	-	-	-	-	(3,545,486)	(3,545,486)
Balance - December 31, 2024	3,200,000	320	2,110,122	211	-	(6,229,543)	(6,229,012)
Allocation of Polar Capital Investment payable proceeds to equity instrument	-	-	-	-	215,753	-	215,753
Accretion of Class A Ordinary Shares subject to redemption	-	-	-	-	(9,938)	(334,873)	(344,811)
Net loss	-	-	-	-	-	(2,991,929)	(2,991,929)
Balance - December 31, 2025	3,200,000	$320	2,110,122	$211	$205,815	$(9,556,345)	$(9,349,999)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

COMPASS DIGITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2025	2024

Cash flows from operating activities
Net loss	$(2,991,929)	$(3,545,486)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash held in Trust Account	(344,811)	(1,928,109)
Change in fair value of derivative Warrant liabilities	119,121	(469,341)
Non-redemption expense	1,997,165	4,028,008
Change in operating assets and liabilities
Prepaid expenses	24,898	10,741
Due from Sponsor	(157,036)	-
Account payable	231,382	(310,655)
Accrued expenses	273,590	333,516
Net cash used in operating activities	(847,620)	(1,881,326)

Cash flows from investing activities
Cash withdrawn from Trust Account in connection with redemption	26,688,615	29,638,365
Net cash provided by investing activities	26,688,615	29,638,365

Cash flows from financing activities
Proceeds from Polar Capital Investment payable-related party	250,000	750,000
Proceeds of Working Capital Loans	570,872	1,115,000
Redemption of Ordinary Shares	(26,688,615)	(29,638,365)
Net cash used in financing activities	(25,867,743)	(27,773,365)

Net decrease in cash	(26,748)	(16,326)
Cash, beginning of period	27,720	44,046
Cash, end of period	$972	$27,720

Supplemental disclosure of non-cash investing and financing activities

Allocation of Polar Capital Investment payable proceeds to equity instrument	$215,753	$613,640

The accompanying notes are an integral part of these consolidated financial statements.

F-6

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Compass Digital Acquisition Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on March 8, 2021. The Company was formed for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies. The Company has one wholly-owned subsidiary that was formed on December 30, 2025, Titan Holdings Corp., a Delaware corporation (“Pubco”).

As of December 31, 2025, the Company had not yet commenced any operations. All activity for the period from March 8, 2021 (inception) through December 31, 2025 relates to the Company’s formation, the initial public offering that was consummated by the Company on October 19, 2021 (the “Initial Public Offering” or “IPO”), which is described below, and identifying a target company for and consummating a Business Combination, including the KMC Business Combination (as defined and described in Note 12). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and the Private Placement (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor was originally Compass Digital SPAC LLC (the “Legacy Sponsor”), until August 31, 2023 and has been HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor,” together, with the Legacy Sponsor, the “Sponsors”), since August 31, 2023 (see Note 5).

The Registration Statement on Form S-1 for the Initial Public Offering, initially filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2021, as amended (File No. 333-259502), was declared effective on October 14, 2021 (the “IPO Registration Statement”). On October 19, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the (i) Class A Ordinary Shares (as defined below) included in the Units offered, the “Public Shares” and (ii) redeemable warrants included in the Units offered, the “Public Warrants”), at $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consists of one Class A Ordinary Share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”), and one-third of one Public Warrant (see Note 3).

Certain institutional anchor investors that are not affiliated with the Company, the Legacy Sponsor, or the Company’s officers, directors, or any member of the Company’s management (“Management” and such investors, the “Institutional Anchor Investors”) purchased an aggregate of 20,000,000 Units in the Initial Public Offering. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $200,000,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) to the Legacy Sponsor at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $7,000,000 (such sale, the “Private Placement”) (see Note 4). Concurrently with the closing of the Private Placement, the Institutional Anchor Investors paid the Legacy Sponsor $280,000 for the transfer of an aggregate of 186,667 Private Placement Warrants, which transfer will take place upon the closing of the initial Business Combination.

The Institutional Anchor Investors also purchased a portion of the equity interests of the Legacy Sponsor equivalent to 1,547,727 Founder Shares (as defined in Note 5) from the Legacy Sponsor at the original purchase price of $0.004 per share. The Founder Shares may be converted into Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a Business Combination at the election of the holders and will be automatically converted into Class A Ordinary Shares at the Business Combination on a one-for-one basis, subject to adjustment as provided in its Amended and Restated Memorandum and Articles of Association (as amended and currently in effect, the “Amended and Restated Charter”).

F-7

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Transaction costs amounted to $11,929,189, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $929,189 of other offering costs. Of these transaction fees, the Company subsequently obtained a discount related to the underwriter fees of $199,999 and expensed $631,124 related to the allocation of offering costs and Founder Shares to Warrant expense. Other non-cash transaction costs include the fair value in excess of consideration of $10,414,655 in relation to Founder Shares purchased by Institutional Anchor Investors. Subsequent to the Initial Public Offering close, there was an additional $676,712 in related transaction offering costs incurred, of which $37,917 related to the allocation of offering costs and Founder Shares to Warrant expense in 2021.

Following the closing of the Initial Public Offering on October 19, 2021, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement was placed in a trust account located in the United States (the “Trust Account”) to be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below. On October 19, 2023, the Company instructed Continental Stock Transfer & Trust Company, the trustee of the Trust Account (“Continental”), to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of the initial Business Combination or the Company’s liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.

The underwriters of the Initial Public Offering notified the Company of their intention to partially exercise the over-allotment option on November 30, 2021 (the “Over-Allotment Option”). As such, on November 30, 2021, the Company consummated the sale of an additional 1,240,488 units (the “Over-Allotment Units”), at $10.00 per Over-Allotment Unit, and the sale of an additional 165,398 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $12,404,880 and $248,097, respectively. The underwriters forfeited the balance of the Over-Allotment Option. A total of $12,404,880 of the net proceeds of the exercise of the Over-Allotment Option was deposited into the Trust Account, bringing the aggregate proceeds deposited into the Trust Account in connection with the Initial Public Offering to $212,404,880. The Company incurred additional offering costs of $682,268 in connection with the exercise of the Over-Allotment Option (of which $434,171 was for deferred underwriting fees). On August 11, 2023 and August 14, 2023, the underwriters informed the Company of their decision to waive their rights to the deferred underwriting commission held in the Trust Account.

Management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are being applied generally toward consummating a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

F-8

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($11.67 per Public Share as of December 31, 2025, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Warrants. These Class A Ordinary Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Charter, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsors have agreed (i) to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination; (ii) not to propose an amendment to the Amended and Restated Charter with respect to the Company’s pre-Business Combination activities prior to the closing of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (iii) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Charter relating to shareholders’ rights of pre-Business Combination activity; and (iv) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination by April 20, 2026 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors (the “Board of Directors”), liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit of $10.00.

The Sponsors have agreed that they will be liable to the Company if and to the extent any claims by a third party (other than the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsors to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsors have sufficient funds to satisfy their indemnity obligations and believe that the Sponsors’ only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsors would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company seeks to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities, with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-9

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Sponsor Handover

On August 30, 2023, the Legacy Sponsor and the Sponsor entered into an agreement (the “Sponsor Purchase Agreement”), and on August 31, 2023, the Legacy Sponsor and the Sponsor consummated the transactions contemplated thereby (the “Sponsor Handover”). Pursuant to the terms of the Sponsor Purchase Agreement, at the Sponsor Handover: (i) the Legacy Sponsor transferred 3,093,036 Founder Shares and 4,645,398 Private Placement Warrants to the Sponsor; (ii) the Sponsor agreed to cause the Company to pay an aggregated amount of $300,000 in cash consideration upon closing of the Business Combination at the Legacy Sponsor’s direction to entities or accounts as directed by the Legacy Sponsor (including the repayment of the $125,000 balance of the note payable to the Legacy Sponsor); (iii) the Sponsor entered into a joinder to the Company’s registration rights agreement, dated October 14, 2021 (the “Registration Rights Agreement”); (iv) the Legacy Sponsor assigned the existing administrative services agreement with the Company, dated October 14, 2021 (the “Administrative Services Agreement”) to the Sponsor; (v) all of the members of the Board of Directors and officers of the Company resigned, and Daniel J. Hennessy, Thomas D. Hennessy, Anna Brunelle, Kirk Hovde, Matt Schindel and M. Joseph Beck were appointed as directors and Thomas D. Hennessy and Nick Geeza were appointed as the Chief Executive Officer and the Chief Financial Officer of the Company, respectively; and (vi) the Company entered into an amendment to the existing Letter Agreement, dated October 14, 2021 (as amended, the “Letter Agreement”). with the Legacy Sponsor, the Sponsor and the Company’s former officers and directors, pursuant to which the Sponsor became a party to the Letter Agreement and all Founder Shares and Private Placement Warrants transferred to the Sponsor remain subject to the terms of the Letter Agreement.

On March 29, 2024, the Company entered into a joinder to Letter Agreement with each of the current directors and officers, which is effective as of the Sponsor Handover on August 31, 2023.

Extensions of the Combination Period

At the extraordinary general meeting of shareholders held by the Company on October 19, 2023 (the “2023 EGM”), to approve proposals to amend the Amended and Restated Charter to (i) extend the date by which the Company must consummate an initial business combination from October 19, 2023 to July 19, 2024 (the “2023 Extension Amendment Proposal”) and (ii) to provide for the right of holders of the Company’s Class B Ordinary Shares, par value $0.0001 per share (the “Class B Ordinary Shares,” and together with the Class A Ordinary Shares, the “Ordinary Shares”), to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a Business Combination at the election of the holders (the “Founder Share Amendment Proposal” and together with the 2023 Extension Amendment Proposal, the “Charter Amendment Proposals”).

In connection with the vote to approve the Charter Amendment Proposals, Public Shareholders holding 16,045,860 Public Shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the “2023 Redemptions”). As a result, approximately $169.1 million (approximately $10.54 per share) was removed from the Trust Account to pay such holders.

On July 18, 2024, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders (the “2024 EGM”) to approve, among other things, a proposal to amend the Amended and Restated Charter to extend the date by which the Company must consummate an initial Business Combination from July 19, 2024 to December 19, 2024, and then on a monthly basis up to four (4) times until April 19, 2025 (or such earlier date as determined by the Board of Directors (the “2024 Extension Amendment Proposal”).

In connection with the vote to approve the 2024 Extension Amendment Proposal, Public Shareholders holding 2,713,143 Public Shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the “2024 Redemptions”). As a result of the 2024 Redemptions, approximately $29.6 million (approximately $10.92 per share) was removed from the Trust Account to pay such holders.

F-10

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

On April 16, 2025, the Company held an extraordinary general meeting of shareholders in lieu of an annual general meeting of shareholders (the “2025 EGM”) to approve, among other things, a proposal to amend the Amended and Restated Charter to extend the date by which the Company must consummate an initial Business Combination from April 19, 2025 to April 20, 2026 (or such earlier date as determined by the Board of Directors (the “2025 Extension Amendment Proposal”).

In connection with the vote to approve the 2025 Extension Amendment Proposal, Public Shareholders holding 2,370,619 Public Shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account (the “2025 Redemptions”). As a result of the 2025 Redemptions, approximately $26.7 million (approximately $11.25 per share) was removed from the Trust Account to pay such holders.

Founder Share Conversions

On October 19, 2023, following the approval of the Founder Share Amendment Proposal at the 2023 EGM, the Sponsors also converted an aggregate of 600,000 Founder Shares on a one-for-one basis into Class A Ordinary Shares (the “2023 Founder Share Conversion”) and waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Founder Shares under the terms of the Letter Agreement.

On July 24, 2024, in connection with the 2024 EGM and the 2024 Redemptions, the Sponsors also converted an aggregate of 2,600,000 Founder Shares on a one-for-one basis into Class A Ordinary Shares (the “2024 Founder Share Conversion”) and waived any right to receive funds from the Trust Account with respect to the Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Founder Shares under the terms of the Letter Agreement.

EEW Business Combination Agreement

On September 5, 2024, the Company entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “EEW Business Combination Agreement”) with (i) the Sponsor, in the capacity as the representative from and after the closing of the transactions contemplated by the EEW Business Combination Agreement for the shareholders of the Company, (ii) upon execution of a joinder thereto, a to-be-formed Cayman Islands exempted company to be named “EEW Renewables Corp” (“EEW Pubco”), (iii) upon execution of a joinder thereto, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of EEW Pubco to be named “EEW Merger Sub” (“EEW Merger Sub”), (iv) EEW Renewables Ltd, a company formed under the laws of England and Wales (“EEW”), (v) the shareholders of EEW named therein that executed and delivered the EEW Business Combination Agreement on the signing date (together with any transferees of ordinary shares of EEW prior to the Closing that either sign a joinder agreement to become a party thereto, or that become bound thereby pursuant to the drag-along rights to be set forth in EEW’s amended organizational documents (collectively, the “Sellers”), and (vi) E.E.W. Global Holding Limited, in the capacity as the representative for the Sellers in accordance with the terms and conditions of the EEW Business Combination Agreement.

On November 3, 2025, the Company received a notice from EEW purporting to terminate the EEW Business Combination Agreement, pursuant to Sections 10.1(b) and 10.1(d) thereof. On November 6, 2025, the Company sent a written response to EEW disputing such termination, asserting, among other things, that the representations, warranties and covenants set forth in the EEW Business Combination Agreement purported by EEW in the notice to have been breached by us either were not breached at all or were not breached at a level giving rise to a termination right, and that, in any event, EEW does not have the right to terminate the EEW Business Combination Agreement due to EEW’s previous and continuing breaches of certain key covenants of the EEW Business Combination Agreement. The Company believes that EEW’s purported termination of the EEW Business Combination Agreement is invalid under the terms of the EEW Business Combination Agreement.

On November 17, 2025, the Company sent EEW a letter terminating the EEW Business Combination Agreement, effective immediately, pursuant to Section 10.1(e) thereof, as a result of EEW’s material uncured breaches of the EEW Business Combination Agreement. The letter further seeks compensation for the losses incurred by the Company and the Sponsor in connection with EEW’s breaches of the EEW Business Combination Agreement. The termination of the EEW Business Combination Agreement had the effects set forth in Section 10.2 of the EEW Business Combination Agreement.

F-11

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Upon termination of the EEW Business Combination Agreement, each of the Lock-Up Agreement, Insider Letter Amendment, Sponsor Agreement and Non-Competition Agreements (as each is defined in the EEW Business Combination Agreement) also terminated in accordance with their respective terms.

Liquidity and Going Concern

As of December 31, 2025, the Company had $972 in its operating bank accounts and a working capital deficit of $3,086,582.

To date, the Company’s liquidity needs have been satisfied through (i) a payment of $25,000 from the Legacy Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares, (ii) a loan of approximately $195,000 from the Legacy Sponsor pursuant to a promissory note for up to $250,000 (the “IPO Promissory Note”), (iii) the net proceeds from the consummation of the Private Placement not held in the Trust Account, (iv) the Polar Capital Investment (as defined in Note 5), and (v) the Working Capital Loans (as defined in Note 5) pursuant to the 2021 Promissory Note and the 2024 Promissory Note (each as defined in Note 5). The Company fully repaid the IPO Promissory Note on October 19, 2021. No additional borrowing is available under the IPO Promissory Note (see Note 5).

As of December 31, 2025, the Company had drawn $1,500,000 from the Polar Capital Investment that was fair valued at $261,520, $125,000 outstanding from the 2021 Working Capital Loans and $1,685,872 outstanding from the 2024 Working Capital Loan (see Note 5).

Based on the foregoing, Management believes that the Company may not have sufficient working capital to meet its anticipated obligations through the earlier of the consummation of an initial Business Combination or one year from the date of the accompanying consolidated financial statements. Over this period, the Company has been and will continue to use these funds for paying existing accounts payable, operating costs, and completing our Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Subtopic 205-40 “Presentation of Financial Statements – Going Concern,” the Company has until April 20, 2026 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time and the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the accompanying consolidated financial statements. If a Business Combination is not consummated with the Combination Period, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company cannot provide any assurance that (i) new financing will be available to it on commercially acceptable terms, if at all, or (ii) that its plans to consummate an initial Business Combination will be successful. Management has determined that the liquidity condition and mandatory liquidation should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

F-12

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the accompanying consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying consolidated financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $972 and $27,720 of cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Cash Held in Trust Account

At December 31, 2025 and 2024, the Company had $1,293,496 and $27,637,300, respectively, in cash held in the Trust Account. At December 31, 2025 and 2024, all of the assets held in the Trust Account were held in demand deposit accounts.

F-13

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ deficit. The Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the accompanying consolidated balance sheets. For the year ended December 31, 2025 and 2024, the Company recorded accretion on the Class A Ordinary Shares of $344,811, and $1,660,199, respectively, to redemption value related to the interest in the Trust Account.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Therefore, the Company’s tax provision was zero for the periods presented.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the accompanying consolidated balance sheet dates that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Class A Ordinary Shares and Warrants. The costs allocated to Warrants were recognized in other expenses, and those related to the Class A Ordinary Shares were charged against the carrying value of the Class A Ordinary Shares. The Company complies with the requirements of FASB ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs.”

Net Loss Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of Ordinary Shares: Class A Ordinary Shares and Class B Ordinary Shares. Net loss is shared pro rata between the two classes of Ordinary Shares. Net loss per Ordinary Share is calculated by dividing net loss by the weighted average number of Ordinary Shares outstanding for the respective period. As of December 31, 2025 and 2024, the inclusion of financial instruments in the calculation of earnings per share is contingent on a future event. As a result, diluted net loss per Ordinary Share is the same as basic net loss per Ordinary Share for the periods presented. Accretion associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

F-14

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of Ordinary Shares:

	For the Year Ended December 31,
	2025	2024
Redeemable Class A Ordinary Shares
Numerator: Net loss allocable to Redeemable Class A Ordinary Shares	$(416,090)	$(1,514,771)

Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares
Basic and diluted weighted average shares outstanding, Redeemable Class A Ordinary Shares	857,773	3,960,705
Basic and diluted net loss per share, Redeemable Class A Ordinary Shares	$(0.49)	$(0.38)

Non-Redeemable Class A Ordinary Shares
Numerator: Net loss allocable to non-redeemable Class A Ordinary Shares
Net income allocable to non-redeemable Class A Ordinary Shares	$(1,552,259)	$(665,332)

Denominator: Weighted Average Non-Redeemable Class A Ordinary Shares	3,200,000	1,739,726
Basic and diluted net loss per share, non-redeemable Class A Ordinary Shares	$(0.49)	$(0.38)

Non-Redeemable Class B Ordinary Shares
Numerator: Net loss allocable to non-redeemable Class B Ordinary Shares
Net loss allocable to non-redeemable Class B Ordinary Shares	$(1,023,580)	$(1,365,443)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	2,110,122	3,570,396
Basic and diluted net loss per share, non-redeemable Class B Ordinary Shares	$(0.49)	$(0.38)

Warrant Liability

The Company accounts for its Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own Ordinary Shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the accompanying statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the accompanying statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are accounted in the accompanying consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

F-15

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company accounts for the conversion features in the Working Capital Loans under ASC 815. The conversion features were classified as a derivative liability and the Company has determined that the fair value was immaterial at December 31, 2025 and 2024.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 10).

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines “fair value” as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’ own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1-Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2-Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3-Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - INITIAL PUBLIC OFFERING

On October 19, 2021, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $200,000,000, and incurring offering costs of $11,929,189, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $929,189 of other offering costs. Each Unit consists of one Public Share and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share.

The Institutional Anchor Investors purchased an aggregate of 20,000,000 Units at the offering price of $10.00 per Unit.

F-16

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The underwriters notified the Company of their intention to partially exercise the Over-Allotment Option on November 30, 2021. As such, on November 30, 2021, the Company consummated the sale of an additional 1,240,488 Units, at $10.00 per Unit, and the sale of an additional 165,398 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $12,404,880 and $248,097, respectively. The underwriters forfeited the balance of the Over-Allotment Option. A total of $12,404,880 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $212,407,824, including $2,944 in interest. The Company incurred additional offering costs of $682,269 in connection with the exercise of the Over-Allotment Option (of which $434,171 was for deferred underwriting fees). On August 11, 2023 and August 14, 2023, the underwriters informed the Company of their decision to waive their rights to the deferred underwriting commission held in the Trust Account.

NOTE 4 - PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Legacy Sponsor purchased 4,666,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating total proceeds of $7,000,000 to the Company. Substantially concurrently with the closing of the Private Placement, the Institutional Anchor Investors paid the Legacy Sponsor $280,000 for the transfer of an aggregate of 186,667 Private Placement Warrants, which transfer will take place upon the closing of the initial Business Combination. In connection with the partial exercise of the Over-Allotment option, the Legacy Sponsor purchased an additional 165,398 Private Placement Warrants at a purchase price of $1.50 per whole Private Placement Warrant.

Each Private Placement Warrant is identical to the Public Warrants, except there are no redemption rights or liquidating distributions from the Trust Account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

NOTE 5 - RELATED PARTY TRANSACTIONS

Founder Shares

On March 9, 2021, the Company issued an aggregate of 5,750,000 Class B Ordinary Shares (the “Founder Shares”) to the Legacy Sponsor for an aggregate purchase price of $25,000. On May 13, 2021, the Legacy Sponsor transferred an aggregate of 721,402 Founder Shares to the Company’s independent directors at their original issue price. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Legacy Sponsor to the extent that the Over-Allotment Option was not exercised in full or in part, so that the Legacy Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 30, 2021, the underwriters partially exercised the Over-Allotment Option to purchase an additional 1,240,488 Units. As a result, the Company forfeited 439,878 Class B Ordinary Shares. On October 19, 2023, the Sponsors converted an aggregate of 600,000 Founder Shares on a one-for-one basis into Class A Ordinary Shares in the 2023 Founder Share Conversion. As of December 31, 2025 and 2024, the Company had 2,110,122 Class B Ordinary Shares issued and outstanding.

Pursuant to the Letter Agreement, the Sponsors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital share exchange or similar transaction that results in the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Ordinary Shares exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Business Combination, the Founder Shares will be released from the lock-up.

In connection with the closing of the Initial Public Offering, the Legacy Sponsor sold equity interest of the Legacy Sponsor equivalent to 1,547,727 Founder Shares to the Institutional Anchor Investors at the original purchase price of $0.004 per share. The Company estimated the aggregate fair value of the Founder Shares attributable to the Institutional Anchor Investors to be $6.73 per share. The fair value of the Founder Shares was valued based on the probability of the Company completing a Business Combination and marketability. The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with SEC Staff Accounting Bulletin Topic 5A, “Expensing of Offering” and SEC Staff Accounting Bulletin Topic 5T, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)” (“SAB 5T”). Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs related to the Founder Shares amounted to $10,414,655, of which $10,062,469 was charged to shareholders’ deficit upon the completion of the Initial Public Offering and $352,186 was expensed to the accompanying statements of operations and included in transaction costs attributable to Warrant liabilities.

F-17

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Sponsor Employment Agreement

The Sponsor has entered into employment agreements, which include base salaries and bonuses for employees who may support both the Company and its affiliated entities. Under the terms of employment agreements, the Sponsor may pay employee compensation through any entity it controls, including the Company. Management determines that allocating base salary and discretionary bonuses ratably among its affiliated entities is a fair and standard practice, as employees typically support multiple entities simultaneously. This approach ensures that compensation costs are proportionally shared based on the benefit each affiliated entity receives, preventing any single entity from bearing an unfair share of shared expenses. It aligns with common practices in multi-entity investment platforms, while still allowing Management the flexibility to adjust allocations based on specific operational or financial considerations. Consistent with this, certain portions of payroll have been allocated to the Company. For the year ended December 31, 2025, the Company incurred and paid payroll and bonuses in the amount of $36,969. These amounts are included in the Company’s general and administrative expenses on the accompanying statements of operations. In connection with the employment agreements, as of December 31, 2025, the Company paid $114,586 on the behalf of the Sponsor, which is included in due from Sponsor on the accompanying consolidated balance sheets and will be paid at the consummation of a Business Combination.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsors, affiliates of the Sponsors, or the Company’s former officers and directors or current directors or officers may, but are not obligated to, loan the Company funds as may be required (such loan from the Legacy Sponsor, its affiliates or the former officer and directors, the “2021 Working Capital Loan,” and such loan from the Sponsor, its affiliates or the current directors or offices, the “2024 Working Capital Loan,” and together, the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.50 per warrant. These warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

2021 Promissory Note Payable – Legacy Sponsor

On December 30, 2021, there was a written agreement in place for the 2021 Working Capital Loan. The Company issued an unsecured promissory note (the “2021 Promissory Note”) in the principal amount of up to $1,000,000 to YAS International, LLC (d/b/a Gupta Capital Group), an affiliate of the Legacy Sponsor (“GCG”). The 2021 Promissory Note bears no interest and is repayable in full upon consummation of the initial Business Combination. GCG has the option to convert any unpaid balance of the 2021 Promissory Note into warrants to purchase one share of Class A Ordinary Shares equal to the principal amount of the 2021 Promissory Note so converted divided by $1.50 (the “2021 Note Warrants”). The terms of any such 2021 Note Warrants will be identical to the terms of the Private Placement Warrants. As of December 31, 2025 and 2024, there was $125,000 outstanding on the 2021 Working Capital Loan. The Company determined that the conversion option embedded in its Legacy Working Capital Loan should be bifurcated and accounted for as a derivative in accordance with ASC 815. However, the exercise price of the underlying 2021 Note Warrants was greater than the closing price of the Private Placement Warrants as of December 31, 2025 and 2024, and when the 2021 Working Capital Loan was drawn on. The Company believes that the likelihood of GCG’s exercise of the option to convert to 2021 Note Warrants is de minimis. As a result, the Company recorded zero liability related to the conversion option on the 2021 Working Capital Loan.

F-18

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

2024 Promissory Note – related party

On November 21, 2024, there was a written agreement in place for the 2024 Working Capital Loan. The Sponsor agreed to loan the Company up to $2,500,000 pursuant to a promissory note (the “2024 Promissory Note”). The 2024 Promissory Note is non-interest bearing, unsecured and due on the earlier of (i) upon the consummation of an initial Business Combination or (ii) the date of liquidation. The Company may use a portion of proceeds held outside the Trust Account to repay the 2024 Promissory Note, but no proceeds held in the Trust Account can be used to repay the 2024 Promissory Note. If prior to an initial business combination, the 2024 Promissory Note has not been paid in full, then at the Sponsor’s option up to $1,350,000 of unpaid principal balance may be converted into warrants (the “2024 Note Warrants”) at a price of $1.50 per 2024 Note Warrant. The 2024 Note Warrants would be identical to the Private Placement Warrants.

As of December 31, 2025 and 2024, there was $1,685,872 and $1,115,000, respectively, outstanding on the 2024 Promissory Note. The Company determined that the conversion option embedded in its 2024 Promissory Note should be bifurcated and accounted for as a derivative in accordance with ASC 815.

However, the exercise price of the underlying 2024 Note Warrants was greater than the closing price of the Private Placement Warrants as of December 31, 2025, and when the 2024 Promissory Notes were drawn on. The Company believes that the likelihood of the Sponsor’s exercise of the option to convert to 2024 Note Warrants is de minimis. As a result, the Company recorded zero liability related to the conversion option on the 2024 Promissory Note.

Polar Capital Investment Payable – related party

On September 6, 2023, the Company entered into a subscription agreement (the “Polar Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar agreed to fund up to $1,500,000 to Company, subject to certain funding milestones. Once the Company has reached a defined milestone, upon on at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown against the capital commitment in order to meet the Sponsor’s commitment to the Company under a drawdown request (such funded amounts, the “Polar Capital Investment”). The Polar Capital Investment will be repaid to Polar by the Company upon the closing of an initial Business Combination. Polar may elect to receive such repayment (i) in cash or (ii) in Class A Ordinary Shares at a rate of one Class A Ordinary Share for each ten dollars of the Polar Capital Investment. The Company must (i) to the extent feasible and in compliance with all applicable laws and regulations, register the shares issued to Polar as part of any registration statement issuing shares before or in connection with the closing of a Business Combination or (ii) if no such registration statement is filed in connection with the closing of a Business Combination, promptly register such shares pursuant to the first registration statement filed by the Company or the surviving entity following a Business Combination, which shall be filed no later than 30 days after the closing of a Business Combination and declared effective no later than 90 days after the closing of a Business Combination. In consideration of the Polar Capital Investment, the Company has agreed to issue, or cause the surviving entity in the Business Combination to issue, 0.9 of a Class A ordinary share of the surviving entity for each dollar of the Polar Capital Investment funded as of or prior to the closing of the Business Combination. Upon certain events of default under the Polar Subscription Agreement, the Company (or the surviving entity, as applicable) must issue to Polar an additional 0.1 of a Class A ordinary share for each dollar of the Capital Investment funded as of the date of such default, and for each month thereafter until such default of failure is cured, subject to certain limitations provided for therein. In the event the Company liquidates without consummating a Business Combination, any amounts remaining in the Company’s cash accounts (excluding the Trust Account) will be paid to Polar by the Company within five (5) calendar days of the liquidation, and such amounts will be the sole recourse for Polar. As of December 31, 2025 and 2024, the Company had drawn $1,500,000 on the Polar Capital Investment. As of December 31, 2025, the Sponsor has sent the Company $1,457,550 in relation to the Polar Subscription Agreement, and the remaining $42,450 is included in due from Sponsor on the accompanying consolidated balance sheets.

The Company determined that the conversion option embedded in Polar Capital Investment should be bifurcated and accounted for as a derivative in accordance with ASC 815. The Company selected the fair value method in the allocation of proceeds to the debt and equity instruments issued in connection with the Polar Capital Investment. As of December 31, 2025 and 2024, an aggregate of $1,238,480 and $1,022,727 had been allocated as debt discount to reduce the fair value of the Polar Capital Investment to $261,520 and $227,273, respectively, as liabilities on the accompanying consolidated balance sheets. Further, as of December 31, 2025 and 2024, $1,238,480 and $1,022,727, respectively, is allocated to non-redeemable Class A Ordinary Shares and presented as additional paid-in capital on the accompanying statements of changes in shareholders’ deficit.

F-19

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Administrative Services Agreement

Commencing on October 14, 2021, and until completion of the Company’s initial Business Combination or liquidation, the Company may reimburse the Sponsors up to an aggregate amount of $10,000 per month for office space and secretarial and administrative support pursuant to the Administrative Services Agreement. Per the Administrative Services Agreement, it is at the Company’s option as to whether or not to pay this administrative fee. The Legacy Sponsor assigned the Administrative Services Agreement to the Sponsor on August 31, 2023, in connection with the Sponsor Handover. For the years ended December 31, 2025 and 2024, the total administrative expenses were $120,000. As of December 31, 2025 and 2024, there was $280,000 and $160,000, respectively, accrued, but not paid.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any 2021 Note Warrants or 2024 Note Warrants (and in each case, holders of their underlying securities, as applicable) are entitled to registration rights pursuant to the Registration Rights Agreement, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A Ordinary Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. On August 31, 2023, the Sponsor executed a joinder to the Registration Rights Agreement in connection with the Sponsor Handover.

Underwriting Agreement

In connection with the Initial Public Offering, the underwriters were granted a 45-day option from the date of the prospectus to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On November 30, 2021, the underwriters purchased an additional 1,240,488 Units pursuant to the partial exercise of the Over-Allotment Option. The Units issued upon the exercise of the Over-Allotment Option were sold at an offering price of $10.00 per Unit, generating aggregate additional gross proceeds of $12,404,880 to the Company.

The underwriters of the Initial Public Offering were entitled to a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $4,000,000 (or $4,600,000 if the Over-Allotment Option was exercised in full). In addition, the underwriters were entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $7,000,000 (or $8,050,000 if the Over-Allotment Option was exercised in full).

On August 11, 2023 and August 14, 2023, the Company received formal confirmations from Citigroup Global Markets Inc. and J.P. Morgan Securities LLC of their decisions to waive any entitlement they may have to their deferred underwriting fees payable held in the Trust Account with respect to any Business Combination.

Non-Redemption Agreements

Between October 9, 2023 and October 19, 2023, the Company entered into agreements with the Sponsor and unaffiliated third-party investors in exchange for such investors agreeing not to redeem an aggregate of 4,998,734 Public Shares in connection with the vote to approve the Charter Amendment Proposals at the 2023 EGM (the “2023 Non-Redemption Agreements”). In exchange for these commitments not to redeem such Public Shares, the Sponsor agreed to transfer to such investors an aggregate of 749,810 Founder Shares held by the Sponsor promptly following the closing of the Business Combination (but no later than two business days after the satisfaction of the requisite conditions to such transfer). The Company estimated the aggregate fair value of the 749,810 Class B Ordinary Shares attributable to such investors to be $3,444,008 or on a weighted average of $4.59 per share, as of October 19, 2023, which is estimated by taking into considerations the estimated probability of the consummation of a Business Combination, estimated concessions and estimated cost of carrying charges to eliminate the investor’s exposure to changes in the price of those Class B Ordinary Shares. The fair value of the Class B Ordinary Shares was determined to be an expense in accordance with SAB 5T.

F-20

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

Between July 15, 2024 and July 18, 2024, the Company entered into agreements with the Sponsor and unaffiliated third-party investors (the “2024 Non-Redemption Agreements”) in exchange for such investors agreeing not to redeem an aggregate of 2,475,000 Public Shares in connection with the vote to approve the 2024 Extension Amendment Proposal at the 2024 EGM. In exchange for these commitments not to redeem such Public Shares, the Sponsor agreed to transfer to such investors an aggregate of (i) 412,498 Founder Shares for the first five (5) months of the extension of the Combination Period from July 19, 2024 to December 19, 2024 and (ii) 82,498 Founder Shares per month, for each month of the extension of the Combination Period from December 19, 2024 until April 19, 2025, as needed. The Founder Shares to be transferred to such investors pursuant to the 2024 Non-Redemption Agreements are held by the Sponsor and are to be transferred in connection with the closing of the Business Combination. In connection with its entry into the 2024 Non-Redemption Agreements, the Company agreed that, in the event of the liquidation of the Trust Account, it will only utilize up to $50,000 of funds from the accrued interest of the Trust Account to pay any dissolution expenses if it does not effect a Business Combination prior to the end of the Combination Period. As of July 15, 2024, the Company estimated the aggregate fair value of these 742,490 Founder Shares at $4,076,270, or approximately $5.49 per share on a weighted-average basis.

On May 8, 2025, the Company entered into a non-redemption agreement (the “2025 Non-Redemption Agreement” and collectively with the 2023 Non-Redemption Agreements and the 2024 Non-Redemption Agreements, the “Non-Redemption Agreements”) with the Sponsor and an unaffiliated, third-party investor in exchange for such investor agreeing not to redeem 100,000 Public Shares in connection with the vote to approve the 2025 Extension Amendment Proposal at the 2025 EGM. In exchange for the commitment not to redeem the 100,000 Public Shares, the Sponsor agreed to transfer to such investor (i) 20,000 Founder Shares held by the Sponsor and (ii) an additional 20,000 Founder Shares held by the Sponsor since the initial Business Combination was not completed by October 19, 2025. As of May 8, 2025, the Company estimated the aggregate fair value of these 40,000 Founder Shares at $223,000, or approximately $5.56 per share on a weighted-average basis. As of December 31, 2025, pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer 782,490 Class B Ordinary Shares to certain investors on or promptly after the consummation of the Business Combination.

As of December 31, 2025 and 2024, the Company estimated the aggregate fair value of these 782,490 and 742,490 Founder Shares, respectively, at $6,025,173 and $4,028,008, or approximately $7.70 and $5.43 per share, respectively, on a weighted-average basis. The Company considered the estimated probability of the consummation of a Business Combination, estimated concessions and estimated cost of carrying charges to eliminate the investor’s exposure to changes in the price of those Class B Ordinary Shares. The fair value of the Class B Ordinary Shares was determined to be an expense in accordance with SAB 5T and classified as a liability due to the variability in the number of Founder Shares to be transferred, depending on the timing of the Business Combination.

NOTE 7 – DERIVATIVE WARRANT LIABILITIES

The Company issued 11,912,228 Warrants in connection with the Initial Public Offering and partial exercise of the Over-Allotment Option (including 6,666,667 Public Warrants and 4,666,667 Private Placement Warrants at the time of Initial Public Offering, and additional 413,496 Public Warrants and 165,398 Private Placement Warrants at the time of the partial exercise of the Over-Allotment Option) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant was recorded as a liability. Accordingly, the Company has classified each Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the Warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

F-21

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration, under the Securities Act of the Class A Ordinary Shares issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable efforts to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A Ordinary Shares until the Warrants expire or are redeemed, as specified in the warrant agreement, dated October 14, 2021, that the Company entered into with Continental, as warrant agent (the “Warrant Agreement”). If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Warrants when the price per Class A Ordinary Share equals or exceeds $18.00. Once the Warrants become exercisable, the Company may redeem the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which is referred to as the 30-day redemption period; and

●	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A Ordinary Shares share equals or exceeds $10.00. Once the Warrants become exercisable, the Company may redeem the Warrants for redemption:

●	in whole and not in part;

●	at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive the number of shares determined by reference to the table set forth under “Description of Securities - Warrants - Public Shareholders’ Warrants” in the IPO Registration Statement based on the redemption date and the “fair market value” of the Class A Ordinary Shares;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

●	if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants, as described above.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

F-22

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

The exercise price and number of Class A Ordinary Shares issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless. If the Company calls the Public Warrants for redemption, Management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of Ordinary Shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

In addition, if (i) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by the Board of Directors and, in the case of any such issuance to the Sponsors or its affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants are not and the Ordinary Shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 - CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 Class A Ordinary Shares with a par value of $0.0001 per share. Holders of the Class A Ordinary Shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 3,310,866 and 5,681,485 Class A Ordinary Shares outstanding, respectively, of which 110,866 and 2,481,485, respectively, were subject to possible redemption and classified outside of permanent equity in the Company’s consolidated balance sheets.

The reconciliation of Class A Ordinary Shares subject to possible redemption is as follows:

Class A Ordinary Shares subject to possible redemption at December 31, 2023	$55,347,556
Plus:
Accretion of Class A Ordinary Shares to redemption value	1,928,109
Less:
Redemption of Class A Ordinary Shares	(29,638,365)
Class A Ordinary Shares subject to possible redemption at December 31, 2024	27,637,300
Plus:
Accretion of Class A Ordinary Shares to redemption value	344,811
Less:
Redemption of Class A Ordinary Shares	(26,688,615)
Class A Ordinary Shares subject to possible redemption at December 31, 2025	$1,293,496

F-23

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 9 – SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with $0.0001 par value. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue up to 200,000,000 Class A Ordinary Shares, $0.0001 par value per share. Holders of the Class A Ordinary Shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 3,310,866 and 5,681,485 Class A Ordinary Shares issued and outstanding, respectively. Of the outstanding Class A Ordinary Shares, 110,866 and 2,481,485 shares were subject to possible redemption at December 31, 2025 and 2024, respectively, and therefore classified outside of permanent equity.

Class B Ordinary Shares

The Company is authorized to issue up to 20,000,000 Class B Ordinary Shares, $0.0001 par value per share. Holders of the Class B Ordinary Shares are entitled to one vote for each share. At December 31, 2025 and 2024, there were 2,110,122 Class B Ordinary Shares issued and outstanding. The Company originally issued 5,750,000 Class B Ordinary Shares, and 439,878 Class B Ordinary Shares were forfeited in the partial exercise of the Over-Allotment Option. On October 19, 2023, following approval by the Company’s shareholders of the Founder Share Amendment Proposal at the 2023 EGM, the Sponsors converted an aggregate of 600,000 Class B Ordinary Shares on a one-for-one basis into Class A Ordinary Shares in the 2023 Founder Share Conversion.

As of December 31, 2023, pursuant to the 2023 Non-Redemption Agreements, the Sponsor agreed to transfer 749,810 Class B Ordinary Shares to certain investors on or promptly after the consummation of the Business Combination. On July 15, 2024, the Sponsors converted an aggregate of 2,600,000 Class B Ordinary Shares on a one-for-one basis into Class A Ordinary Shares in the 2024 Founder Share Conversion. As of December 31, 2025, pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer 782,490 Class B Ordinary Shares to certain investors on or promptly after the consummation of the Business Combination.

The Class B Ordinary Shares may be converted into Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of a Business Combination at the election of the holders and will be automatically converted into Class A Ordinary Shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for share splits, share dividends, reorganizations, recapitalizations and the like. In the case that additional Class A Ordinary Shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B Ordinary Shares shall convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all Ordinary Shares outstanding upon the completion of the Initial Public Offering plus all Class A Ordinary Shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any 2021 Note Warrants or 2024 Note Warrants). Holders of Founder Shares may also elect to convert those Class B Ordinary Shares into an equal number of Class A Ordinary Shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

F-24

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 10 - FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2025 and 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2025	Level	December 31, 2024
Liabilities:
Private Placement Warrants (1)	Level 2	$96,641	Level 2	$48,321
Public Warrants (1)	Level 2	$141,603	Level 2	$70,802
Non-redemption Liability (1)	Level 3	$6,025,173	Level 3	$4,028,008
Polar Capital Investment Payable	Level 3	$261,520	Level 3	$227,273

(1)	Measured at fair value on a recurring basis.

Warrants

The Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting date. Changes in the fair value of the Warrants are recorded in the accompanying statements of operations at the end of each period. Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period in which a change in valuation technique or methodology occurs. The Warrants are accounted for as liabilities in accordance with ASC 815-40, and are presented within warrant liabilities on the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the accompanying statements of operations.

Upon consummation of the Initial Public Offering on October 19, 2021, the Warrants were classified as Level 3 due to unobservable inputs used in the initial valuation. On December 9, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the IPO Registration Statement. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. The estimated fair value of the Public Warrants was transferred from a Level 1 measurement to a Level 2 measurement due to lack of trading activity as of December 31, 2025 and 2024. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant, with an insignificant adjustment for short-term marketability restrictions. As such, the Private Placement Warrants were classified as Level 2 as it references the price of Public Warrants.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities

Fair value as of December 31, 2024	$48,321	$70,802	$119,123
Change in fair value (1)	48,320	70,801	119,121
Fair value as of December 31, 2025	$96,641	$141,603	$238,244

	Private Placement	Public	Warrant Liabilities

Fair value as of December 31, 2023	$238,704	$349,760	$588,464
Change in fair value (1)	(190,383)	(278,958)	(469,341)
Fair value as of December 31, 2024	$48,321	$70,802	$119,123

(1)	Changes in fair value are recognized in change in fair value of derivative warrant liabilities in the accompanying consolidated statements of operations.

F-25

COMPASS DIGITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 11 - SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31, 2025	December 31, 2024
Cash	$972	$27,720
Cash held in Trust Account	$1,293,496	$27,637,300

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
General and administrative expenses	$1,100,454	$1,794,928
Interest earned on cash held in Trust Account	$344,811	$1,928,109

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

NOTE 12 - SUBSEQUENT EVENTS

The Company evaluated events that have occurred after the accompanying balance sheet date up through the date the accompanying consolidated financial statements were issued. Based upon the review, Management did not identify any other subsequent events, that would have required adjustment or disclosure in the consolidated accompanying financial statements, except as follows:

On January 6, 2026, the Company entered into an agreement and plan of merger (as amended, the “KMC Merger Agreement”) with (i) Pubco, (ii) Titan SPAC Merger Sub Corp., a newly formed Cayman Islands exempted company and a direct wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iii) Titan Merger Sub Inc., a newly formed Delaware corporation and a direct wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (iv) Key Mining Corp., a Delaware corporation (“KMC”), for a proposed Business Combination between the Company and KMC (the “KMC Business Combination”). KMC is a global critical minerals and infrastructure company focused on acquiring, advancing and developing assets in the Americas with projects in Chile and the United States. Pursuant to the KMC Merger Agreement, (a) Purchaser Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with the securityholders of the Company receiving substantially equivalent securities of Pubco, and (b) Company Merger Sub will merge with and into KMC, with KMC continuing as the surviving entity and a wholly-owned subsidiary of Pubco, and with KMC shareholders receiving shares of Pubco common stock and with Pubco assuming all outstanding KMC options and warrants. As a result, each of the Company and KMC will become wholly-owned subsidiaries of Pubco following the consummation of the KMC Business Combination and Pubco will become a publicly-traded holding company for the combined company.

Pursuant to the KMC Merger Agreement, the total consideration to be paid by Pubco to the KMC securityholders (excluding holders of KMC options and warrants) at the effective time of the Mergers will be an amount equal to $230 million (the “Merger Consideration”), which will be paid entirely in shares of Pubco common stock, with each share valued at $10.00 per share. Each KMC stockholder will receive a number of shares of Pubco common stock equal to the result of dividing the “Per Share Price” (as defined in the KMC Merger Agreement) by $10.00. No fractional shares of Pubco common stock will be issued, instead the number of shares issued to each recipient will be rounded up to the nearest whole share. Outstanding KMC options and warrants will be assumed by Pubco and converted into options and warrants to acquire shares of Pubco common stock with the same terms as the existing KMC options and warrants, except that the exercise price and number of shares will be adjusted based on the conversion ratio of KMC common stock to Pubco common stock. The Pubco common stock issued as Merger Consideration and the KMC options and warrants assumed by Pubco are not subject to any contractual post-Closing lock-up or transfer restrictions.

On February 5, 2026, the parties to the KMC Merger Agreement entered into Amendment No. 1 to the Merger Agreement, which corrects a scrivener’s error in the KMC Merger Agreement to clarify that the aggregate Merger Consideration to be paid to holders of all of KMC’s securities (including holders of in-the-money options and warrants) will be equal to $230 million.

F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Key Mining Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Key Mining Corp (“the Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-27

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Mineral Interests (Note 4 to the financial statements)

Description of the Critical Audit Matter

The Company initially capitalizes direct costs for acquiring mineral rights as tangible assets. This includes costs for patented and unpatented mining claims. The Company currently expenses all mineral exploration costs as they are incurred, reflecting its ongoing exploration stage. Interest expenses related to developing mining properties and constructing facilities are capitalized until the assets are ready for use. The evaluation of mineral interests for impairment involves significant judgments and estimates, particularly in assessing whether indicators of impairment exist and in determining the recoverability of the carrying value.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s calculation and recording of mineral interests and impairment of mineral interests included the following:

●	We evaluated management’s process for identifying and assessing potential impairment indicators related to the Company’s mineral interests, which are recorded at historical acquisition cost. Management first performs a qualitative assessment to determine whether events or changes in circumstances indicate that the carrying value of the mineral properties may not be recoverable. If such indicators are identified, management would perform a quantitative recoverability analysis to evaluate whether the carrying amount of the mineral interests exceeds their expected recoverable value. Our procedures included reviewing management’s impairment analysis and supporting documentation to understand the factors considered in determining whether impairment indicators were present. We also evaluated the reasonableness of the information considered by management in its assessment, including property-specific developments, underlying technical reports, commodity price considerations, operational developments related to the mineral properties, and other relevant information affecting the mineral interests.
●	We performed an analysis of management’s estimates including the relevance and reliability of assumptions in the estimate both at the inception of asset acquisition and at the point of impairment analysis.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2024.

Spokane, Washington

March 19, 2026

F-28

KEY MINING CORP.

CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$157,117	$650,969
Deposits and prepaids	119,570	161,553
Deferred offering costs	-	122,789
Total Current Assets	276,687	935,310

FIXED ASSETS
Property and equipment, net	33,411	125,130
Total Fixed Assets	33,411	125,130

OTHER ASSETS
Mineral interests	2,913,634	3,000,277
Vat tax credits	459,957	381,459
Total Other Assets	3,373,591	3,381,736

TOTAL ASSETS	$3,683,689	$4,442,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$827,937	$838,402
Accounts payable-related party	70,000	-
Deferred officer’s and directors’ fees	177,500	-
Note payable-related party	17,500	-
Warrant liability	-	122,789
Total Current Liabilities	1,092,937	961,191

TOTAL LIABILITIES	1,092,937	961,191

COMMITMENTS AND CONTINGENCIES (NOTE 3)	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 91,118,389 and 77,222,388 shares issued and outstanding	91,118	77,222
Additional paid-in capital	18,820,447	15,867,685
Stock and warrants to be issued	300,000	1,759,497
Accumulated deficit	(16,620,813)	(14,223,419)
Total Stockholders’ Equity	2,590,751	3,480,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,683,689	$4,442,176

The accompanying notes are an integral part of these consolidated financial statements.

F-29

KEY MINING CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2025	December 31, 2024

REVENUES	$-	$-

OPERATING EXPENSES
Exploration expense	616,803	1,091,400
Professional fees	236,984	860,108
Officers’ and directors’ fees	414,980	553,500
Travel	110,358	141,011
General and administrative	205,908	570,000
Depreciation	91,719	93,298
Bad debt	-	10,664
TOTAL OPERATING EXPENSES	1,676,752	3,319,981

LOSS FROM OPERATIONS	(1,676,752)	(3,319,981)

OTHER INCOME (EXPENSES)
Interest income	-	28,987
Exchange gain (loss)	(333,999)	6,572
Loss on disposal of mineral interest	(386,643)	(1,113,357)
TOTAL OTHER INCOME (EXPENSES)	(720,642)	(1,077,798)

LOSS BEFORE TAXES	(2,397,394)	(4,397,779)

INCOME TAXES	-	-

NET LOSS	$(2,397,394)	$(4,397,779)

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED	$(0.03)	$(0.06)

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK
OUTSTANDING, BASIC AND DILUTED	91,118,388	77,222,388

The accompanying notes are an integral part of these consolidated financial statements.

F-30

KEY MINING CORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Stock and Warrants to be	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Issued	Deficit	Equity

Balance, December 31, 2023	77,222,388	$77,222	$15,867,685	$-	$(9,825,640)	$6,119,267

Common stock units to be issued for cash at $0.25	-	-	-	1,706,997	-	1,706,997
Common stock units to be issued for officers’ and directors’ fees	-	-	-	52,500	-	52,500
Net loss	-	-	-	-	(4,397,779)	(4,397,779)

Balance, December 31, 2024	77,222,388	$77,222	$15,867,685	$1,759,497	$(14,223,419)	$3,480,985

Common stock units to be issued for cash	7,730,000	7,730	1,699,267	(1,706,997)	-	-
Common stock units issued to officers’ and directors’	210,000	210	52,290	(52,500)	-	-
Common stock and warrants issued for cash	4,352,000	4,352	942,208	-	-	946,560
Common stock issued for cash	1,404,001	1,404	209,196	-	-	210,600
Common stock issued for services	200,000	200	49,800	-	-	50,000
Common stock to be issued for mineral interests	-	-	-	300,000	-	300,000
Net loss	-	-	-	-	(2,397,394)	(2,397,394)
Balance, December 31, 2025	91,118,389	$91,118	$18,820,446	$300,000	$(16,620,813)	$2,590,751

The accompanying notes are an integral part of these consolidated financial statements.

F-31

KEY MINING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2025	December 31, 2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,397,394)	$(4,397,779)
Adjustments to reconcile net loss to net cash used by operating activities:
Loss on disposal of mineral interest	386,643	1,113,357
Depreciation	91,719	93,298
Stock based compensation	50,000
Bad debt	-	10,664
Unrealized foreign exchange loss (gain)	(6,845)	4,426
Changes in assets and liabilities:
Contingent receivable	-	11,936
Prepaid expense and deposits	41,983	30,661
Vat tax credits	(78,498)	(68,941)
Accounts payable and accrued liabilities	237,035	407,653
Net cash used by operating activities	(1,675,357)	(2,794,725)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	-	(9,484)
Redemption of certificate of deposit	-	1,000,000
Net cash provided/(used) by investing activities	-	990,516

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of issuance costs	1,157,160	1,652,188
Proceeds from sale of common stock units to be issued	-	54,810
Proceeds from note payable-related party	17,500	-
Net cash provided by financing activities	1,174,660	1,706,998

EFFECT OF FOREIGN EXCHANGE ON CASH AND CASH EQUIVALENTS	6,845	(4,426)

DECREASE IN CASH AND CASH EQUIVALENTS	(493,852)	(101,637)

Cash, beginning of year	650,969	752,606
Cash, end of year	$157,117	$650,969

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for officers’ and directors’ fees	$-	$52,500
Warrants issued for placement agent fees	$122,789	$-
Common stock to be issued for mineral interests (Note 4)	$300,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-32

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Key Mining Corp., (“KMC”) along with its wholly owned subsidiaries Key Metals Corporation Chile SpA (“KM Chile”) and Gold Express Mines, SpA (“GEM Chile”) (collectively, the “Company”) is a mining and exploration company for non-ferrous and precious metals, primarily gold, silver, lead, zinc, copper and titanium. KMC was incorporated on February 18, 2020 in Delaware under the name Tavros Gold Corp. On July 17, 2020, February 22, 2021, April 5, 2021 and August 8, 2023, the Company filed certificates of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware changing our corporate name to TiO2 Minerals Corp., CopperEx Corp., Key Metals Corp. and Key Mining Corp. respectively.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Key Mining Corp. is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States (“U.S. GAAP”) and have been consistently applied in the preparation of the consolidated financial statements. The Company has adopted a December 31 fiscal year end.

On January 24, 2024 the Company effected a one-for-four reverse stock split of the Company’s common stock. The reverse stock split became effective on January 24, 2024. The par value and authorized shares of common stock and convertible preferred stock were not adjusted as a result of the stock split. All share and per share amounts in the financial statements and notes have been retroactively adjusted for all periods presented to give effect to this stock split, including reclassifying an amount equal to the increase in par value of common stock from additional paid-in capital.

On September 20, 2024 the Company effected a four-for-one stock split of the Company’s common stock. The stock split became effective on September 20, 2024. The par value and authorized shares of common stock and convertible preferred stock were not adjusted as a result of the reverse stock split. All share and per share amounts in the financial statements and notes have been retroactively adjusted for all periods presented to give effect to this reverse stock split, including reclassifying an amount equal to the reduction in par value of common stock to additional paid-in capital.

Consolidation

The consolidated financial statements incorporate the financial statements of KMC and its wholly owned subsidiaries:

●	Key Metals Corporation Chile SpA (“KM Chile”) as of June 17, 2021

●	Cerro Blanco Titanium, Inc. (“CBT”) as of May 1, 2023 (dissolved December 29, 2025)

●	Gold Express Mines SpA (“GEM Chile”), subsidiary of KMC, as of May 9, 2023

All intercompany accounts and transactions have been eliminated.

Earnings (Losses) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year. Fully-diluted earnings (loss) per share is computed by dividing net income (loss) by the sum of the weighted-average number of common shares outstanding and the additional common shares that would have been outstanding if potential common shares had been issued. Potential common shares are not included in the computation of fully diluted earnings per share if their effect is antidilutive. At December 31, 2025 and December 31, 2024, the Company had 28,078,546 and 24,347,046, respectively, total warrants and stock options outstanding.

F-33

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. As of December 31, 2025 and December 31, 2024, the Company had approximately $0 and $340,965, respectively in excess of federally-insured limits.

Cash held in foreign bank accounts as of December 31, 2025 and December 31, 2024 was approximately $1,900 and $60,004.

Certificate of Deposit

Certificates of deposit are carried at amortized cost. As of December 31, 2023, the Company’s certificate of deposit of $1,000,000 matured on March 21, 2024 and was cashed in on that date, the Company received approximately $25,405 of interest.

Estimates

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s consolidated financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations. Significant estimates and assumptions underlying these consolidated financial statements include estimates in the calculation of stock-based compensation, impairment for long lived assets, and valuation allowances on the deferred tax assets.

Fair Value of Financial Instruments

The Company’s financial instruments include cash. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2025 and December 31, 2024.

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

F-34

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company did not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2025 and December 31, 2024.

Functional Currency

Items included in the financial statements of each of the Company and its subsidiary are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional and reporting currency of the Company and its subsidiaries, KM Chile, GEM Chile, is the U.S. Dollar (“USD” or “$”). All amounts in these consolidated financial statements are in USD, unless otherwise stated.

Transactions in currencies other than the entity’s functional currency are recorded at the exchange rate prevailing at the dates of the transactions. Monetary assets and liabilities are remeasured using the period end foreign exchange rate. Non-monetary assets and liabilities are remeasured using the historical rate. All gains and losses on remeasurement of these foreign currency transactions are included in the consolidated statements of operations.

Mineral Interests

Mineral interests consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights which are considered tangible assets under which are required to be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production. Interest expense allocable to the cost of developing mining properties and to construct new facilities is capitalized until assets are ready for their intended use.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

Property and Equipment

The Company records its property and equipment at historical cost. The Company expenses maintenance and repairs as incurred. Upon disposition of fixed assets, the gross cost and accumulated depreciation are written off and the difference between the proceeds and the net book value is recorded as a gain or loss on sale of assets. The Company depreciates its fixed assets over their respective estimated useful lives ranging from three to fifteen years.

Impairment of Long-lived Assets

We review and evaluate the net carrying value of long-lived assets for impairment upon the occurrence of events or changes in circumstances that indicate that the related carrying amounts may not be recoverable.

For purposes of evaluating the recoverability of buildings and equipment, the recoverability test is performed using undiscounted net cash flows related to the assets or asset group. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets or asset group.

F-35

For purposes of evaluating the recoverability of mineral interests, this would include events and circumstances such as our inability to obtain all the necessary permits, changes in the legal status of our mineral properties, government actions, the results of exploration activities and technical evaluations and changes in economic conditions, including the price of commodities or input prices. Such evaluations compare estimated future net cash flows with our carrying costs and future obligations on an undiscounted basis.

If it is determined that the estimated future undiscounted cash flows are less than the carrying value of the long-lived asset, an impairment loss will be recorded. Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses available market information and/or third-party valuation experts to assess if the carrying value can be recovered and to estimate fair value.

Leases

Contracts that meet the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. The Company is utilizing practical expedient for leases with a term of 12 months or less. Mineral leases are excluded from this treatment

Going Concern

As shown in the accompanying financial statements, the Company has incurred cumulative operating losses since inception on February 18, 2020. As of December 31, 2025, the Company has limited financial resources with which to achieve its objectives and attain profitability and positive cash flows from operations. As shown in the accompanying balance sheets, the Company has an accumulated deficit of $16,620,813.

Achievement of the Company’s objectives will depend on its ability to obtain additional financing to generate revenue from current and planned business operations.

The Company plans to fund its future operations by potential sales of its common stock or by issuing debt securities. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists.

Provision for Taxes

Income taxes are provided based upon the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all-of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

The Company records uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company is not aware of uncertain tax positions at December 31, 2025 and December 31, 2024.

F-36

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet, there were no interest and penalties expenses or accrued interest and penalties for the year ended December 31, 2025 and December 31, 2024.

Stock Based Compensation

Stock based compensation arrangements are accounted for at fair value on the date of grant. For awards with graded vesting, the fair value of each tranche is measured separately and recognized over its respective vesting period on a straight line basis. The Company recognizes forfeitures as they occur.

The fair value of stock options is determined using a Black-Scholes valuation model. Option pricing models require the input of subjective assumptions including the length of time employees will retain their vested stock options before exercising them, expected share price volatility, and interest rate. Changes in the input assumptions can materially affect the fair value estimate and the Company’s net loss.

The fair value of other share-based awards is based on the valuation of the common stock on the date of grant. The fair value of time-based awards that are ultimately expected to vest is recognized as an expense on a straight-line basis over the requisite service period.

Asset Retirement Obligations and Remediation Costs

Mineral properties are subject to standards for mine reclamation that have been established by various governmental agencies. Asset retirement obligations are related to the retirement of the mine, if a reasonable estimate of fair value can be determined. These obligations are initially measured at fair value with the resulting cost capitalized at the present value of estimated reclamation costs. An asset and a related liability are recorded for the present value of these costs. The liability is accreted and the asset amortized over the life of the related asset. Adjustments are made for changes resulting from either the timing or amount of the original present value estimate underlying the obligation. If there is an impairment to an asset’s carrying value and a decision is made to permanently close the property, changes to the liability are recognized and charged to the provision for closed operations and environmental matters. The Company had no asset retirement obligations or accrued remediation costs as of December 31, 2025 and 2024.

Current Expected Credit Loss (CECL)

Under CECL, the allowance for credit losses is an estimate of the expected credit losses on financial assets measured at amortized cost, which is measured using relevant information about past events, including historical credit loss experience on financial assets with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the financial assets. An allowance will be created upon the origination or acquisition of a financial asset measured at amortized cost. The allowance will then be updated at subsequent reporting dates. The allowance for credit losses under CECL is a valuation account, measured as the difference between the financial assets’ amortized cost basis and the amount expected to be collected on the financial assets (i.e., lifetime credit losses). The Company performed the CECL analysis on its VAT tax credits and the Company determined that the adoption of CECL did not have a material impact on the financial statements and no material credit loss allowance existed as of December 31, 2025 and 2024.

F-37

Segment Reporting

The Company has not yet begun generating revenue from its planned principal operation and operates as a single reportable segment. The principal executive officer of the Company is the chief operating decision maker who assesses performance based on total expenses, cash flows and progress made towards Company goals.

New Accounting Pronouncements

Accounting Standards Update 2023-09 Income Taxes (Topic 740): “Improvements to Income Tax Disclosures. (Issued December 2023)

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” ASU2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for public entities with annual periods beginning after December 15, 2024, with early adoption permitted.

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – MINING EXPLORATION AGREEMENT

On August 20, 2021, the Company, through its subsidiary, entered into a Mining Exploration Agreement and Promise to Incorporate a Company (“SQM Agreement”) with Sociedad Quimica y Mineral De Chile S.A. (“SQM). Pursuant to the SQM Agreement, the Company has the right to perform exploration work on the copper mining rights owned by SQM in the Fiel Rosita District of Chile, comprising approximately 37,755 hectares. The term of the SQM Agreement is six years, subject to earn-in requirements as well as non-reimbursable minimum exploration expense, both detailed below. The Company is required to provide a feasibility study for the project to SQM after which the Company and SQM will agree to move ahead in an 80/20 partnership towards development and construction of the project. Lease payments for the property are outlined below:

On June 23, 2023, the SQM Agreement was amended to change the dates of the minimum exploration expenditures, which were previously August 31, to December 31 of each year, and to change to final installment payment to December 31, 2027. Lease payments for the property are outlined below, reflecting the amendment:

On December 28, 2023, the SQM Agreement was amended to change the date of the minimum exploration expenditure, which was previously August 31, 2022 to December 31, 2023, to August 31, 2022 to July 31, 2024 in consideration of payment of $200,000. Lease payments for the property are outlined below, reflecting the amendment:

Annual payments to SQM

Date Due	Amount
Initial payment August 20, 2021 (paid August 20, 2021)	$75,000
August 30, 2022 (paid August 30, 2022)	125,000
August 30, 2023 (paid August 25, 2023)	175,000
August 30, 2024	500,000
August 30, 2025	1,000,000
August 30, 2026	2,000,000
August 30, 2027	6,125,000
Total	$10,000,000

F-38

Required minimum work commitments on or prior to each anniversary date are as follows:

Minimum exploration expenditures

Date Due	Amount
From Aug 30, 2021 to Aug 30, 2022	325,281
From Aug 31, 2022 to July 31, 2024	2,174,719
From January 1, 2024 to December 31, 2024	3,000,000
From January 1, 2025 to December 31, 2025	4,000,000
From January 1, 2026 to December 31, 2026	5,000,000
From January 1, 2027 to December 31, 2027	5,500,000
Total	$20,000,000

Any exploration expenses incurred by KMC in excess of the minimum exploration expense during a given period shall be carried over to the next period, except an excess overall will not be reimbursable to KMC. If KMC falls short of the minimum exploration expense during a given period, it may directly pay the difference to SQM within thirty calendar days of the end of the corresponding period, or it may, only once, increase the minimum exploration expense for the following period. The Company did not meet the minimum exploration expense spending through August 31, 2022 and has elected to increase the minimum exploration expense for the following period.

On April 30, 2024, pursuant to the SQM Exploration Agreement, KM Chile delivered a termination notice to SQM. As a result, all KM Chile’s and SQM’s obligations under the SQM Agreement terminated. The Company recorded an impairment charge of $375,000 during the year ended December 31, 2023 and there is no carrying value of the Fiel Rosita asset as at December 31, 2025 or 2024.

NOTE 4 – MINERAL INTERESTS

The Company’s mineral interests at December 31, 2025 and December 31, 2024 are as follows:

	December 31 2025	December 31 2024
Chile
Cerro Blanco	$2,216,568	$2,216,568
Ivan	100,000	100,000
US
Bell Copper	-	325,000
Soldier Creek	-	61,643
Crystal Mountain	297,066	297,066
Fire Claims	300,000	-
	$2,913,634	$3,000,277

F-39

Chilean Properties:

Cerro Blanco

On May 1, 2023, the Company purchased all the outstanding shares of Cerro Blanco Titanium, Inc, (“CBT”) a Delaware corporation, for 17,500,000 shares of the Company’s common stock with a fair value of $0.139 per share or $2,432,500 in total. CBT’s assets included its 100% ownership of Gold Express SpA (“GEM Chile”), a Chilean company. The Company acquired CBT from Gold Express Mines, Inc., with which the Company has board directors in common. Directors of the Company collectively own approximately 11% of the outstanding shares of Gold Express Mines, Inc. on the date of the transaction. The transaction was deemed to be an asset acquisition under U.S. GAAP. Per ASC 805-10-55-5A, an asset acquisition is defined as substantially all of the fair value of the acquired asset is concentrated in a single asset or group of similar assets. The Company believes that the concentrated asset in the acquisition is the underlying mineral assets.

The total consideration associated with acquisition has been provisionally allocated to the acquired net assets based on their estimated fair values on the acquisition date as follows:

Cash	$42,900
Prepaid expense and deposits	1,507
Prepaid expense – related party	170,850
VAT credit	1,347
Mineral interests, including mineral and royalty rights	2,216,568
Accounts payable	(672)
$2,432,500

The fair value of the shares of common stock issued was based on the most recent sale of the Company common stock for cash. To calculate the fair value of a share of common stock separate from the warrant, the Company determined the fair value of the warrant using the Black Scholes model with the following inputs:

Unit Price	$0.25
Exercise Price	$0.45
Term	5 years
Volatility based on peer companies historical volatility	152.6%
Risk-free interest rate	3.27%

Based on these inputs, each one-half warrants had an estimated fair value of $0.111. Each share of common stock was deemed to have an estimated fair value of $.25 less $0.111 or $0.139 per share.

Cerro Blanco mineral interests include 52 mining concessions in Chile. Upon acquiring CBT and the related mining concessions, the Company assumed obligations under an agreement with an unrelated third party associated with future activity including (i) the obligation to pay the third party a royalty of 2% of the NSR from minerals extracted from certain concessions; provided that half of such royalty may be repurchased from the third party for $1,950,000, (ii) the obligation to buy and use at certain concessions water produced from a desalination plant controlled by the third party, and (iii) the obligation to appoint an individual designated by the third party to an advisory committee associated with the Cerro Blanco project, for a monthly fee of $1,500.

F-40

Ivan

On February 9, 2023, the Company entered into an agreement to purchase two mineral concessions for exploration in the Exploradora District of Chile from Manquehue Asesoria Mineras SpA, a company owned by the President of the Company. The Company paid $100,000 for these concessions.

US Properties:

On August 23, 2022, the Company entered into an agreement to purchase 152 unpatented mining claims and assume an existing lease for an additional 54 unpatented mining claims from Gold Express Mines, Inc. with which the Company has board directors in common. Directors of the Company collectively own approximately 7% of the outstanding shares of Gold Express Mines, Inc. on the date of the transaction. The Company issued 6,000,000 shares of common stock with a fair value of $0.25 per share, for a total purchase price of $1,500,000. The following projects were acquired:

Soldier Creek Project

The Soldier Creek claims consist of 73 unpatented mining claims located in Tooele County, Utah. The property’s primary focus is copper. The purchase price of $450,000 was allocated to these claims.

On August 31, 2024, the Company elected to dispose of 63 of these claims, by not paying maintenance fees on them. The Company retained 10 claims. As a result, a loss on disposal was recorded in the amount of $388,357.

On August 31, 2025, the Company elected to dispose of the remaining 10 claims. As a result, a loss on disposal was recorded in the amount of $61,643.

Bell Copper Project

The Bell Copper Annex claims consist of 79 unpatented mining claims located in Mohave County, Arizona. These claims lie to the west of a new copper porphyry discovery made by Bell Copper. The purchase price of $650,000 was allocated to these claims.

On August 31, 2024, the Company elected to dispose of 69 of these claims, by not paying maintenance fees on them. The Company retained 10 claims. As a result, a loss on disposal was recorded in the amount of $325,000.

On August 31, 2025, the Company elected to dispose the remaining 10 claims. As a result, a loss on disposal was recorded in the amount of $325,000.

Trout Creek Project

The Trout Creek Project consists of 54 unpatented mining claims located in Sanders County, Montana. The claims cover the majority of the mineralized portions of the Revett Formation which outcrop in the north limb of the Trout Creek anticline, comprising deposits of copper and low-silver. The purchase price of $400,000 was allocated to these claims.

The Trout Creek mineral lease requires annual payments of $12,000 and annual maintenance fees beginning in 2023. The Company has a three-year drilling requirement, as defined in the lease agreement. The agreement also provides for a Net Smelter Royalty (“NSR”), on all development and production of ores and minerals extracted, milled and sold, if any. At the end of the five-year lease, the Company has the option to purchase the claims for $100,000. The NSR will remain in effect after the execution of this purchase option. The lessor and the Company have a director in common.

On August 31, 2024, the Company elected to dispose of this lease. As a result, a loss on disposal was recorded in the amount of $400,000

F-41

Crystal Mountain

On August 21, 2023, the Company purchased the Crystal Mountain Colorado Pegmatite Project from Critical Minerals Corp., which is controlled by Sarah Cuddy, the wife of the President of the Company and Enrique Correa, the Company’s Chilean Manager. The project consists of 64 unpatented mining claims located in the Fort Collins area in Larimer County, Colorado. The Company paid $182,500 in cash and granted the following options:

●	500,000 at an exercise price of $1.25 for a term of five years

●	500,000 at an exercise price of $2.50 for a term of five years

●	50,000 at an exercise price of $1.35 for a term of three years

●	To calculate the fair value the options the Company determined the fair value using the Black Scholes model with the following inputs:

Unit Price	$0.139	0.139	0.139
Exercise Price	$1.25	2.50	1.35
Term	5 years	5 years	3 years
Volatility based on peer companies historical volatility	162.14%	162.14%	122.06%
Risk-free interest rate	4.4%	4.4%	4.63%
Estimated fair value per option	$.1156	.1086	.0494
Fair value	$57,800	54,300	2,470

The unit price was based on the most recent cash sale of the Company’s common stock. See Cerro Blanco discussion above.

Fire Mining Claims

On December 31, 2025, the Company purchased the Fire Mining Claims from East West Ventures LLC, which is controlled by Sarah Cuddy, the wife of the President of the Company. The project consists of 52 unpatented mining claims located in Yavapai County, Arizona. The Company agreed to issue 2,000,000 shares of common stock valued at $300,000. The shares were recorded as “to be issued” at December 31, 2025. The transaction was not deemed a transfer between entities under common control under ASC 805-50, as neither the President of the Company or Sarah Cuddy owned more than 50% of the voting interests in both entities. Accordingly, because common control was not present, the acquisition was accounted for based on the fair value of the equity consideration to be issued rather than the seller’s carrying value.

NOTE 5 – STOCKHOLDERS’ EQUITY

Upon formation the authorized capital of the Company was 220,000,000 shares consisting of 200,000,000 shares of common stock, par value $0.001 and 20,000,000 shares of preferred stock, par value $0.001.

Preferred Stock

The Preferred stock may be issued, from time to time, in one or more series as determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, are fixed by the Board of Directors in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

F-42

At December 31, 2025 and December 31, 2024, there have been no series of Preferred Stock designated.

Common Stock

Each holder of Common Stock is entitled to one vote per share for matters submitted to a vote, and to receive dividends if and when declared, however, subject to any limitations contained in the features of the Preferred Stock. Upon liquidation or winding down of the Company, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Company after distribution in full of the preferential amounts, if any, to be distributed to the holders of the Preferred Stock.

During the year ended December 31, 2025, the Company had the following equity transactions:

●	Issued 7,730,000 common stock units previously recorded as “to be issued” at December 31, 2024;
●	Issued 210,000 common stock units to officers’ and directors’ for $52,500 in fees previously recorded as “to be issued” at December 31, 2024.
●	Issued 4,352,000 common stock units for cash of $946,560.
●	Issued 1,404,001 shares of common stock for cash, in the amount of $210,600
●	Issued 200,000 shares of common stock for services, in the amount of $50,000
●	Recorded 2,000,000 shares of common stock to be issued for mineral interests, in the amount of $300,000

During the year ended December 31, 2024, the Company had the following equity transactions:

●	Recorded 7,730,332 common stock units to be issued for cash, net of offering costs in the amount of $1,706,997;
●	Recorded as “to be issued” $52,500 for 210,000 common stock units to Officers and Directors for services

2025 Private Placement:

In December 2025, the Company had an offering (the “Private Placement”) for sale of up to 10,000,000 additional shares of common stock at $0.15 per share, As of December 31, 2025, a total of 1,404,001 units have been sold for a total of $210,600.

2024 Private Placement:

On August 26, 2024, the Company had an offering (the “Private Placement”) for sale of up to 10,000,000 additional shares of common stock at $0.25 per share, and one-half (1/2) of a five-year warrant (“Placement Warrants”). Each full Placement Warrant has the ability to purchase one share of Common Stock for a Placement Warrant exercise price of $0.45 per share of Common Stock, which was closed on January 10, 2025. A total of 12,082,332 units were sold and issued, for a total of $2,653,557, net of related fees and commissions. Additionally, 210,000 units were issued to officers’ and directors’ for services valued at $52,500.

The Company engaged an investment company (“Investment Company”) who assisted the Company in arranging the Private Placement. The Company paid the Investment Company a 13% cash commission on the gross proceeds through December 31, 2024 in the amount of $195,585, plus a $25,000 placement fee, and a bank escrow fee of $5,000 from the proceeds of the first closing for a total of $225,585. In addition, at the date of the final closing, the Investment Company will be issued warrants to purchase 15% of the total number of common stock sold in the Offering. These warrants have an exercise price equal to the price at which Common Stock shares were sold in the Offering and expire ten years from their issuance. A total of 1,555,500 warrants were issued to the placement agent in April 2025, at which time, the deferred offering costs and warrant liability were moved to additional paid in capital resulting in a net zero change.

F-43

Warrants

The following is a summary of stock purchase warrant activity for the years ended December 31, 2025 and 2024:

		Weighted Avg Price	Weighted Avg Life
December 31, 2023	14,526,880	$0.40	4.31
Issued for:
Private placement of units	-
Placement agent - commission	-
Exercised	-
Forfeited or Expired	-
December 31, 2024	14,526,880	$0.41	4.31
Issued for:
Private placement of units	6,146,166	0.45	3.87
Placement agent - commission	1,555,500	0.25	9.32
Exercised
Forfeited or Expired	-
December 31, 2025	22,228,546	$0.40	4.54

The outstanding warrants had no intrinsic value at December 31, 2025 and December 31, 2024.

Stock Options

During the year ended December 31, 2021, the Company granted 5,600,000 stock options to officers and directors with a fair value of $1,308,319 and 200,000 stock options for services with a fair value of $38,569. Of the total 5,800,000 options granted during the period, 1,000,000 vested immediately. The remaining 4,800,000 options vest over a two-year period from date of grant. At December 31, 2023, 1,000,000 of these options expired. During the years ended December 31, 2025 and 2024, stock based compensation of $0 and $0, respectively, was recognized on the vesting of these options.

During the year ended December 31, 2023, the Company issued 1,050,000 options in connection with its acquisition of the Crystal Mountain mineral interest. See Note 4.

The Company did not issue any options during the year ended December 31, 2025.

F-44

The following is a summary of stock option activity for the years ended December 31, 2025 and 2024:

	Issued	Weighted Avg Price	Weighted Avg Life (in years)
Outstanding December 31, 2023	5,850,000	$0.58	2.69
Granted	-
Exercised	-
Forfeited or expired	-
Outstanding December 31, 2024	5,850,000	$0.58	2.69
Granted	-
Exercised	-
Forfeited or expired	-
Outstanding December 31, 2025	5,850,000	$0.58	2.69
Vested and exercisable at December 31, 2025	5,850,000	$0.58	2.69

The options have no intrinsic value as of December 31, 2025 and 2024.

NOTE 6 – INCOME TAXES

No benefit (provision) has been recognized for the years ended December 31, 2025 and 2024. The United States and Chile components of net loss for the years ended December 31, 2025 and 2024 are as follows:

	2025	2024
United States	$(1,074,110)	$(2,717,912)
Chile	(1,323,284)	(1,679,867)
Net loss	$(2,397,394)	$(4,397,779)

Reconciliation of the statutory federal income tax rates consists of the following:

	2025	2024
Federal statutory rate	21.0%	21.0%

Non-deductible item: stock based compensation	(0.4)	-
Change in valuation allowance	(20.6)%	(21.0)%
	-%	-%

Significant components of the deferred tax assets at an anticipated tax rate of 21% for the period of December 31, 2025 to December 31, 2024 are as follows:

	2025	2024
Deferred tax asset
Net operating loss	$(3,197,024)	$(2,704,072)
	3,197,024	2,704,072
Valuation allowance	(3,197,024)	(2,704,072)
Net deferred tax asset	$-	$-

The Company is subject to income taxation in the United States and in Chile through its foreign subsidiaries. Losses before income taxes are generated in both jurisdictions and the Company’s income tax expense (benefit) is affected by differences between the U.S. federal statutory income tax rate and the statutory tax rate applicable in Chile. Accordingly, the reconciliation of income tax expense (benefit) at the U.S. federal statutory rate to the Company’s reported income tax expense (benefit) includes the effect of foreign operations, including the impact of losses incurred in Chile.

F-45

At December 31, 2025, the Company had available federal net operating loss carry forwards to reduce future taxable income. The amount available was approximately $15.2 million U.S. for federal purposes, with no expiration which are subject to an 80% limitation upon utilization. Given the Company’s history of net operating losses, management has determined that it is more likely than not that the Company will not be able to realize the tax benefit of the net operating loss carry forwards. Accordingly, the Company has recognized a valuation allowance that offsets the deferred tax asset for this benefit. The amount of the valuation allowance could be reduced in the near-term if estimates of future benefits and consolidated taxable income, based on subsequently available evidence, can be deemed to be reliable in order to determine the likelihood of realizing the deferred tax asset. The change in the valuation allowance during the years ended December 31, 2025 and 2024 was $503,452.

The Company files income tax returns in the U.S. federal jurisdiction. The Company is also subject to state filing requirements and files respective tax returns accordingly. Additionally, a Chilean tax return is filed for the respective activities of KMC Chile. Tax returns for the years 2020-2025 remain subject to examinations but there are currently no ongoing exams in any taxing jurisdiction.

NOTE 7 – RELATED PARTY TRANSACTIONS

In addition to transactions disclosed in Note 4, the Company has the following additional related party transactions.

For the years ended December 31, 2025 and 2024, the Company recognized directors’ fees and officers’ fees expense as follows.

	December 31,
	2025	2024
Paid in cash or accrued	$414,980	$501,000
Stock based compensation	-	52,500
	$414,980	$553,500

The Company’s board of directors established director fees and officer compensation as follows:

●	Each director that is not an officer and the Vice President of Corporate Affairs/Corporate Secretary of the Company: $2,500 to $5,000 per month,

●	President of the Company: $180,000 per year, and

●	General Manager of KM Chile: $144,000 per year.

As of December 31, 2025, the Company has no separate employment nor severance agreements with any officers or directors.

On July 16, 2020, the Company received $1,237 from an officer and director, this amount is recorded as an accrued liability at December 31, 2023. This amount was paid on January 24, 2024.

During the years ended December 31, 2025 and 2024, KM Chile and GEM Chile recognized legal expense of $95,187, and $66,750, respectively from Chile Inc, a company owned by a relative of the Company’s President. In addition, during the three months ended March 31, 2024, the Company entered into an agreement with Chile Inc. whereby Chile Inc. would receive a success fee equal to 15% of any savings it was able to achieve on the reduction of the annual mining licensing fees in Chile. Pursuant to this agreement, Chile Inc. was paid US $157,298 during the year ended December 31, 2025.

During the years ended December 31, 2025 and 2024, the Company recognized $120,000 and $115,000, respectively for consulting fees to the wife of the Company’s President.

During the years ended December 31, 2025 and 2024, the Company recognized accounting fees of $44,552 and $64,116, respectively to a company owned by the President.

NOTE 8 – SUBSEQUENT EVENTS

On March 11, 2026, the Company received $100,000 from Gold Express Mines Inc for a Note Payable. This is a related party transaction.

On January 2, 2026, the Company received $15,000 for 100,000 shares of common stock.

On January 6, 2026, the Company signed a Business Combination Agreement with Compass Digital Acquisition Corp.

In January 2026, the Company received $50,350 for the exercise of 335,666 warrants at an exercise price of $0.15.

The Company is not aware of any other subsequent events through the date of this filing that require disclosure or recognition in these financial statements.

F-46

Annex A

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

AGREEMENT AND PLAN OF MERGER

by and among

COMPASS DIGITAL ACQUISITION CORP.,

as the Purchaser,

TITAN HOLDINGS CORP.,
as Pubco,

TITAN SPAC MERGER SUB CORP.,

as Purchaser Merger Sub,

TITAN MERGER SUB INC.,

as Company Merger Sub,

and

KEY MINING CORP.,
as the Company,

Dated as of January 6, 2026

A-1

A-2

3.20.	Independent Investigation.	A-23
3.21.	Information Supplied.	A-23
3.22.	Trust Account.	A-23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO AND THE MERGER SUBS		A-24

4.1.	Organization and Standing.	A-24
4.2.	Authorization; Binding Agreement.	A-24
4.3.	Governmental Approvals.	A-24
4.4.	Non-Contravention.	A-25
4.5.	Capitalization.	A-25
4.6.	Ownership of Exchange Shares.	A-25
4.7.	Pubco and Merger Sub Activities.	A-25
4.8.	Finders and Brokers.	A-25
4.9.	Investment Company Act.	A-26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-26

5.1.	Organization and Standing.	A-26
5.2.	Authorization; Binding Agreement.	A-26
5.3.	Capitalization.	A-27
5.4.	Subsidiaries.	A-28
5.5.	Governmental Approvals.	A-28
5.6.	Non-Contravention.	A-28
5.7.	Financial Statements.	A-29
5.8.	Absence of Certain Changes.	A-30
5.9.	Compliance with Laws.	A-30
5.10.	Company Permits.	A-30
5.11.	Litigation.	A-30
5.12.	Material Contracts.	A-31
5.13.	Intellectual Property.	A-32
5.14.	Taxes and Returns.	A-34
5.15.	Real Property.	A-35
5.16.	Personal Property.	A-36
5.17.	Title to and Sufficiency of Assets.	A-36
5.18.	Employee Matters.	A-37
5.19.	Benefit Plans.	A-37
5.20.	Environmental Matters.	A-37
5.21.	Mining; Desalination.	A-39
5.22.	Transactions with Related Persons.	A-40
5.23.	Insurance.	A-40
5.24.	Books and Records.	A-41
5.25.	Certain Business Practices.	A-41
5.26.	Investment Company Act.	A-41
5.27.	Finders and Brokers.	A-41
5.28.	Independent Investigation.	A-41
5.29.	Information Supplied.	A-42

A-3

ARTICLE VI COVENANTS		A-42

6.1.	Access and Information.	A-42
6.2.	Conduct of Business of the Company.	A-43
6.3.	Conduct of Business of the Purchaser.	A-46
6.4.	Annual and Interim Financial Statements.	A-48
6.5.	Purchaser Public Filings.	A-49
6.6.	No Solicitation.	A-49
6.7.	No Trading.	A-50
6.8.	Notification of Certain Matters.	A-50
6.9.	Efforts.	A-50
6.10.	Tax Matters.	A-52
6.11.	Transfer Taxes.	A-52
6.12.	Further Assurances.	A-52
6.13.	The Registration Statement.	A-53
6.14.	Required Company Stockholder Approval.	A-54
6.15.	Public Announcements.	A-54
6.16.	Confidential Information.	A-55
6.17.	Post-Closing Board of Directors and Executive Officers.	A-56
6.18.	Indemnification of Directors and Officers; Tail Insurance.	A-57
6.19.	Trust Account Proceeds.	A-57
6.20.	Pubco Incentive Equity Plan.	A-57
6.21.	Employment Agreements.	A-58
6.22.	Transaction Financing.	A-58
6.23.	Insider Letter Amendment Joinders.	A-58
6.24.	Polar Subscription Agreement.	A-58

ARTICLE VII CLOSING CONDITIONS		A-59

7.1.	Conditions to Each Party’s Obligations.	A-59
7.2.	Conditions to Obligations of the Company.	A-60
7.3.	Conditions to Obligations of the Purchaser.	A-61
7.4.	Frustration of Conditions.	A-62

ARTICLE VIII TERMINATION AND EXPENSES		A-63

8.1.	Termination.	A-63
8.2.	Effect of Termination.	A-64
8.3.	Fees and Expenses.	A-65

ARTICLE IX WAIVERS AND RELEASES		A-65

9.1.	Waiver of Claims Against Trust.	A-65

ARTICLE X MISCELLANEOUS		A-66

10.1.	Non-Survival of Representations and Warranties and Agreements.	A-66
10.2.	Notices.	A-66
10.3.	Binding Effect; Assignment.	A-67
10.4.	Third Parties.	A-67
10.5.	Governing Law; Jurisdiction.	A-68
10.6.	WAIVER OF JURY TRIAL.	A-68
10.7.	Specific Performance.	A-68

A-4

10.8.	Severability.	A-68
10.9.	Amendment.	A-69
10.10.	Waiver.	A-69
10.11.	Entire Agreement.	A-69
10.12.	Interpretation.	A-69
10.13.	Counterparts.	A-70
10.14.	Legal Representation.	A-70

ARTICLE XI DEFINITIONS		A-71

11.1.	Certain Definitions.	A-71
11.2.	Section References.	A-82

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Sponsor Letter Agreement
Exhibit C	Insider Letter Amendment
Exhibit D	Form of Seller Registration Rights Agreement
Exhibit E	Form of Founder Registration Rights Agreement Amendment
Exhibit F	Form of Amended Pubco Organizational Documents

A-5

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 6, 2026, by and among (i) Compass Digital Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) Titan Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Pubco”), (iii) Titan SPAC Merger Sub Corp., a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Titan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Pubco (“Company Merger Sub”, and, together with Purchaser Merger Sub, the “Merger Subs,” and the Merger Subs collectively with the Purchaser and Pubco, the “Purchaser Parties”), and (v) Key Mining Corp., a Delaware corporation (the “Company”). The Purchaser, Pubco, the Merger Subs and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. Pubco is a newly incorporated Delaware corporation that is wholly-owned by the Purchaser, and Pubco owns all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below).

B. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with holders of ordinary shares of the Purchaser receiving shares of common stock of Pubco, (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger,” and together with the Purchaser Merger, the “Mergers”), and with holders of common stock of the Company receiving shares of common stock of Pubco, holders of Company Options (as defined below) having their Company Options assumed by Pubco and with such Company Options being replaced by Assumed Options (as defined below) and holders of Company Warrants (as defined below) having their Company Warrants assumed by Pubco and with such Company Warrants being replaced by Assumed Warrants (as defined below), (iii) as a result of the Mergers, the Purchaser and the Company will become direct wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company, and (iv) following the Purchaser Merger, the Purchaser will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation (the “Domestication”) pursuant to and in accordance with Section 388 of the Delaware General Corporation Law (as amended, the “DGCL”) and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”);.

C. The board of directors of the Company has unanimously (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, and the performance by the Company of its obligations hereunder, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;

D. The boards of directors of Pubco, the Purchaser and the Merger Subs have each (i) determined that the Mergers are fair, advisable and in the best interests of their respective companies and equityholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers and the Purchaser Plan of Merger (as defined below), and the performance by each such Party of its obligations hereunder, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective equityholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers;

A-6

E. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Common Stock (as defined herein), pursuant to which, among other things, each such holder has agreed to vote in favor of this Agreement and the Company Merger, on the terms and subject to the conditions set forth in the Voting Agreements;

F. Simultaneously with the execution and delivery of this Agreement, HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor”), the Company and the Purchaser have entered into a letter agreement, the form of which is attached as Exhibit B hereto (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Mergers), (ii) to waive certain of its anti-dilution protection on its Founder Shares, and (iii) convert at the Closing certain of its loans made to the Purchaser prior to the Closing into Pubco Common Stock at $10.00 per share, all on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

G. Simultaneously with the execution and delivery of this Agreement, the Purchaser, Pubco, the Company and the Sponsor have entered into an amendment to the Insider Letter (as defined below), a copy of which is attached as Exhibit C hereto (the “Insider Letter Amendment”), pursuant to which (i) at the Closing, Pubco shall assume and be assigned the rights and obligations of the Purchaser under the Insider Letter, and (ii) there will be no post-Closing lock-up with respect to any Pubco Securities owed by any SPAC Insider (as defined below) party thereto;

H. Simultaneously with the Closing, Pubco and the Insider Sellers will execute and deliver a Registration Rights Agreement, in substantially the form attached as Exhibit D hereto (the “Seller Registration Rights Agreement”), which Registration Rights Agreement will provide the Insider Sellers party thereto substantially the same priorities and registration rights as the Sponsor and other “Holder” parties under the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment), and which Seller Registration Rights Agreement will become effective as of the Closing;

I. Simultaneously with the Closing, Pubco, the Purchaser, the Sponsor and the other “Holders” under the Founder Registration Rights Agreement and the Purchaser NRA Holders will execute and deliver an amendment to the Founder Registration Rights Agreement, in substantially the form attached as Exhibit E hereto (the “Founder Registration Rights Agreement Amendment”), to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities and pursuant to which the Sponsor and the other “Holder” parties thereto will have substantially the same priorities and registration rights as the Insider Sellers under the Seller Registration Rights Agreement, and which Founder Registration Rights Agreement Amendment will become effective as of the Closing; and

J. Each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitutes and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) the Mergers shall, collectively, constitute an exchange governed by the provisions of Section 351 of the Code (clauses (a)-(b), the “Intended Tax Treatment”).

A-7

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGER

1.1. The Purchaser Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of Companies Act and other applicable Law, Purchaser Merger Sub and the Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of Purchaser Merger Sub shall cease to exist, Purchaser Merger Sub will be struck off the Register of Companies in the Cayman Islands, and Purchaser shall continue as the surviving company (within the meaning of the Companies Act) in the Purchaser Merger in accordance with the Purchaser Plan of Merger and the Companies Act. The Purchaser as the surviving company after the Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Corporation” (provided, that references to the Purchaser for periods after the Effective Time shall include Purchaser Surviving Corporation). As a result of the Purchaser Merger, the Purchaser Surviving Corporation will become a wholly-owned subsidiary of Pubco.

1.2. The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company as the surviving corporation after the Company Merger is hereinafter sometimes referred to as “Company Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include Company Surviving Corporation), and together with Purchaser Surviving Corporation, the “Surviving Corporations” (provided, that notwithstanding the Company Merger, the Company will not be included within the meaning of the term Purchaser Parties for purposes of this Agreement). As a result of the Company Merger, the Company Surviving Corporation will become a wholly-owned subsidiary of Pubco.

1.3. Effective Time. Subject to the conditions of this Agreement, the Parties shall cause (i) the Purchaser Merger to be consummated by filing a plan of merger together with such other documents as may be required in accordance with the applicable provisions of the Companies Act in form and substance reasonably acceptable to the Company and the Purchaser (the “Purchaser Plan of Merger”) with the Cayman Islands Registrar in accordance with the applicable provisions of the Companies Act, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser and executed by the Company and Company Merger Sub (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the Purchaser and specified in each of the Purchaser Plan of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4. Effect of the Merger. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Purchaser Plan of Merger, the Company Certificate of Merger and the applicable provisions of the DGCL, the Companies Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub shall vest in Purchaser Surviving Corporation and Company Surviving Corporation, respectively, and all debts, liabilities, obligations and duties of Purchaser Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Purchaser Surviving Corporations and Company Surviving Corporation, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

A-8

1.5. Organizational Documents of the Surviving Corporations. At the Effective Time, (i) the memorandum and articles of association of Purchaser Merger Sub shall become the memorandum and articles of association of Purchaser Surviving Corporation, until thereafter changed or amended as provided therein or by the Companies Act, except that the name of Purchaser Surviving Corporation shall be changed to “KMC Corp.”, and (ii) each of the certificate of incorporation and bylaws of Company Merger Sub shall become the certificate of incorporation and the bylaws of Company Surviving Corporation, respectively, until thereafter changed or amended as provided therein or by applicable Law, except that the name of Company Surviving Corporation in such Organizational Documents shall be “Key Mining Corp.”. The Parties acknowledge and agree that after the Closing, they shall not use the name “Compass Digital” or any similar name without the prior written consent of the Sponsor and that the rights to use the “Compass Digital” name (and any similar name) shall remain with the Sponsor.

1.6. Directors and Officers of the Surviving Corporations. At the Effective Time, (i) the directors and officers the Purchaser Surviving Corporation shall be the same as the board of directors and executive officers of Pubco, each to hold office in accordance with the Organizational Documents of the Purchaser Surviving Corporation until its successors are duly elected or appointed and qualified or their earlier death, resignation, or removal, and (ii) the board of directors and executive officers of Company Merger Sub shall be the initial board of directors and executive officers of the Company Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Company Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

1.7. Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Organizational Documents to be in substantially the form attached as Exhibit F hereto (the “Amended Pubco Organizational Documents”), including to change the name of Pubco to “Key Mining Holdings Corp.”.

1.8. Merger Consideration. The aggregate consideration to be paid to holders of the Company Stock as of immediately prior to the Effective Time (collectively, the “Sellers”) pursuant to the Company Merger shall be an amount equal to Two Hundred and Thirty Million U.S. Dollars ($230,000,000) (the “Merger Consideration”). The total portion of the Merger Consideration amount payable to all Sellers (which, for the avoidance of doubt, excludes holders of Company Options and Company Warrants) (the “Seller Merger Consideration”) will be paid in the form of shares of Pubco Common Stock, each valued at $10.00 per share. Each Seller will receive, for each share of Company Common Stock held (but excluding shares of Company Common Stock that are Company Dissenting Shares and any Company Common Stock described in Section 1.10(b)), an amount equal to the Per Share Price, which will be paid in the form of Pubco Common Stock, with each share of Pubco Common Stock valued at $10.00 per share. The holders of Company Options that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Options as described in Section 1.10(c) with such terms and conditions as described in Section 1.10(c), and the holders of Company Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.10(d) with such terms and conditions as described in Section 1.10(d). For the avoidance of doubt, other than holders of Company Options who execute and deliver Assumed Option Agreements in accordance with Section 1.10(c) and holders of Company Warrants, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Common Stock as of the Effective Time.

A-9

1.9. Effect of Purchaser Merger on Issued and Outstanding Securities of the Purchaser and Purchaser Merger Sub. At the Effective Time, by virtue of the Purchaser Merger, and without any action on the part of any Party or the holders of securities of any Party:

(a) Purchaser Public Units. At the Effective Time, every issued and outstanding Purchaser Public Unit shall be automatically separated and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-third (1/3rd) of a Purchaser Public Warrant, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.9 below.

(b) Purchaser Ordinary Shares. At the Effective Time, each issued and outstanding Purchaser Class A Ordinary Share that is not redeemed or converted in the Closing Redemption and Purchaser Class B Ordinary Share (other than Purchaser Dissenting Shares or those described in Section 1.9(d) below) shall be converted automatically into and thereafter represent the right to own one share of Pubco Common Stock. Following the Effective Time, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Ordinary Shares, except as provided herein or under applicable Law.

(c) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be assumed by Pubco and converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be assumed by Pubco and converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Public Warrants.

(d) Treasury Shares. At the Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Purchaser Merger Sub Shares. At the Effective Time, each ordinary share of Purchaser Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of Purchaser Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Purchaser Surviving Corporation.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Purchaser Corporation, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

A-10

(h) Surrender of Purchaser Certificates. Securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(i) Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.9; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the Purchaser Surviving Corporation, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser Surviving Corporation or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

(j) Purchaser Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, the Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Purchaser shareholders who shall have demanded properly in writing dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Companies Act and otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Purchaser Dissenting Shares” and the holders of such Purchaser Dissenting Shares being the “Purchaser Dissenting Shareholders”) shall be automatically canceled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid by the Purchaser Surviving Corporation the fair value of such Purchaser Dissenting Shares and such other rights provided pursuant to Section 238 of the Companies Act and shall not be converted into, and such Purchaser Dissenting Shareholders shall have no right to receive, Pubco Common Stock, unless and until such Purchaser shareholder fails to perfect his, her or its right to dissenters’ rights under the Companies Act. The Purchaser Ordinary Shares owned by any Purchaser shareholder who fails to perfect his, her or its dissenters’ rights pursuant to the Companies Act shall be canceled and converted into, and become exchangeable for, as of the Effective Time, the right to receive Pubco Common Stock pursuant to Section 1.9(b), without any interest thereon. Prior to the Closing, Purchaser shall give the Company notice as promptly as practicable of any demands for dissenters’ rights received by Purchaser and any withdrawals of such demands. If any Purchaser shareholder gives to Purchaser, before the Required Purchaser Shareholder Approval is obtained at the Purchaser Shareholder Meeting, written objection to the Purchaser Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Companies Act (i) Purchaser shall, in accordance with Section 238(4) of the Companies Act, as promptly as practicable give written notice of the authorization of the Purchaser Merger (the “Authorization Notice”) to each such Purchaser shareholder who has made a Written Objection, and (ii) Purchaser and Company may, but are not obliged to, delay the commencement of the Closing and the filing of the Purchaser Plan of Merger with the Cayman Islands Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Companies Act, as referred to in Section 239(1) of the Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VII.

A-11

1.10. Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Common Stock. Subject to clause (b) below and excluding any Company Dissenting Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of Pubco Common Stock equal to the result obtained by dividing the Per Share Price by $10.00 per share (the “Conversion Ratio”). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Company Surviving Corporation.

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Common Stock that are owned by the Company as treasury shares or owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Common Stock shall be canceled and shall cease to exist and no consideration will be delivered or deliverable in exchange therefor.

(c) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by Pubco and automatically converted into an option for shares of Pubco Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the existing agreement for such Company Option (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Option.

(d) Company Warrants. Each outstanding Company Warrant shall be assumed by Pubco and automatically converted into a warrant for shares of Pubco Common Stock (each, an “Assumed Warrant”), subject to the terms and conditions of the Company Warrant (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Warrant shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Warrant had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Warrant (in U.S. Dollars), divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Warrant.

(e) Other Company Convertible Securities. Any Company Convertible Security other than a Company Option or Company Warrant, if not exercised or converted prior to the Effective Time into Company Common Stock shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Common Stock or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

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(f) Company Dissenting Shares. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.17 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.17.

(g) Company Merger Sub Shares. At the Effective Time, all shares of common stock of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of Company Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in Company Surviving Corporation.

1.11. Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of the Purchaser or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and no consideration will be delivered or deliverable in exchange therefor.

1.12. Exchange Procedures.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, the Purchaser, the Company and Pubco shall appoint Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company and Purchaser (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) collecting letters of transmittal and other documents from the holders of Company Common Stock; and (ii) exchanging share of Company Common Stock on the stock transfer books of the Company that is outstanding immediately prior to the Effective Time for the consideration issuable in respect of such Company Common Stock pursuant to Section 1.10(a) (after giving effect to any required Tax withholding as provided under Section 1.13) and on the terms and subject to the other conditions set forth in this Agreement.

(b) At the Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, and for exchange in accordance with this Section 1.12 through the Exchange Agent, (i) evidence of Pubco Common Stock in book entry form representing the aggregate consideration issuable pursuant to Section 1.10(a) in exchange for the Company Common Stock outstanding immediately prior to the Effective Time, after giving effect to any required Tax withholding as provided under Section 1.13. All Pubco Common Stock in book entry form representing the aggregate consideration issuable pursuant to Section 1.10(a) deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund.”

(c) Promptly after the Effective Time, the Exchange Agent shall send to each holder of Company Common Stock a letter of transmittal for use in exchanging Company Common Stock in a form satisfactory to the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of book entry shares or warrants in respect of the consideration to which such holder is entitled pursuant to this Article I shall be effected, and risk of loss and title shall pass, only upon proper delivery of a duly executed Letter of Transmittal and Company Certificate (or a Lost Certificate Affidavit), as applicable, together with such other documents as may reasonably be requested by the Exchange Agent, to the Exchange Agent) for use in such exchange. Until so surrendered, Company Certificate shall represent after the Effective Time for all purposes only the right to receive the consideration attributable to such Company Certificate pursuant to this Article I. Upon surrender to the Exchange Agent of: (i) any stock certificates or other instruments representing the Company Common Stock, if any, or book entry shares representing the Company Common Stock (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.12(f), for cancellation; (ii) a duly executed Letter of Transmittal; and (iii) any related documentation reasonably requested by the Exchange Agent in connection therewith, each such holder shall be entitled to receive in exchange therefore, and the Exchange Agent shall issue in book entry form, the consideration payable pursuant to the provisions of this Article I.

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(d) If shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition to the issuance thereof that the Company Certificates so surrendered will be properly endorsed (if applicable) and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to the Exchange Agent any transfer or other taxes required by reason of the issuance of the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary contained in this Agreement, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the Mergers or the other transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Pubco Common Stock.

(f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates are exchangeable at the Effective Time.

(g) No interest will be paid or accrued on the Pubco Common Stock to be issued pursuant to this Article I (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 1.12, each share of Company Common Stock shall solely represent the right to receive the number of shares of Pubco Common Stock that such share of Company Common Stock is entitled to receive pursuant to Section 1.10(a).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Stock that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Pubco or as otherwise instructed by Pubco, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the Pubco Common Stock in accordance with this Section 1.12 prior to that time shall thereafter look only to Pubco for the issuance of the Pubco Common Stock without any interest thereon. No Party, including Pubco, the Surviving Corporations or any of their respective Affiliates, shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Pubco Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Pubco, free and clear of any claims or interest of any Person previously entitled thereto.

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(j) Prior to the Effective Time, the Company shall send to each holder of a Company Option a customary letter of transmittal in form and substance reasonably acceptable to Purchaser which shall specify that the delivery of Assumed Options shall be effected in exchange for the Company Options upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options are being converted into Assumed Options in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that the holder of such Company Options has no further rights or claims to any further equity in the Company in respect of such Company Option other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments, and Pubco shall not issue Assumed Options for Company Options until it shall have received from each holder thereof (x) such letter of transmittal, completed and duly executed by such holder, with respect to such Company Option, and (y) a duly executed counterpart to the agreement for the Assumed Option in form and substance to be mutually agreed by Purchaser and the Company reasonably and in good faith (an “Assumed Option Agreement”), which, among other matters, will release the Company from its obligations with respect to the Company Option.

(k) Prior to the Effective Time, the Company shall send to each holder of a Company Warrant a customary letter of transmittal in form and substance reasonably acceptable to Purchaser which shall specify that the delivery of Assumed Warrants shall be effected in exchange for the Company Warrants upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Warrants are being converted into Assumed Warrants in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that the holder of such Company Warrants has no further rights or claims to any further equity in the Company in respect of such Company Warrant other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments. The conversion and issuance of Assumed Warrants shall be effective as of the Effective Time in accordance with Section 1.10(d).

1.13. Domestication. Immediately after the Closing, Purchaser Surviving Corporation shall de-register from the Register of Companies in the Cayman Islands as an exempted company and transfer by way of continuation from the Cayman Islands and to the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Companies Act and the applicable provisions of the DGCL, and the Purchaser Surviving Corporation shall adopt new Organizational Documents for a Delaware corporation in a form to be mutually agreed by the Purchaser and the Company.

1.14. Withholding. Each of the Purchaser, the Company, Pubco, and the Exchange Agent and each of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

1.15. Tax Consequences. It is intended that for U.S. federal income tax purposes that (a) this Agreement constitute and hereby is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (b) the Mergers shall, collectively, constitute an exchange governed by the provisions of Section 351 of the Code.

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1.16. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Corporation and Company Surviving Corporation with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Purchaser Surviving Corporation, Company Surviving Corporation and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.17. Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Company Dissenting Stockholder”) with respect to its Company Common Stock (such shares, “Company Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Company Dissenting Shares owned by such Company Dissenting Stockholder unless and until such Company Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Company Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Company Dissenting Shares owned by such Company Dissenting Stockholder. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company or Pubco relating to any Company Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. Neither the Company nor Pubco shall, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE II
CLOSING

2.1. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of closing deliverables as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day, after all the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports filed with the SEC prior to the date hereof and that are available on the SEC’s website through EDGAR prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1. Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2. Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3. Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.4. Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5. Capitalization.

(a) The Purchaser has an authorized share capital of $22,100 comprised of: (i) 220,000,000 Purchaser Ordinary Shares, consisting of 200,000,000 Purchaser Class A Ordinary Shares, par value $0.0001 per share, of which 5,681,485 Purchaser Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, and 20,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 2,110,122 Purchaser Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities are set forth on Schedule 3.5(a). There are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Securities (other than the Purchaser Warrants) are duly authorized, validly issued, fully paid and non-assessable and (i) are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right or (ii) were not issued, granted, offered or sold in violation of any provision of the DGCL, any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which it or its securities are bound. The Purchaser Warrants are legally binding obligations of the Purchaser enforceable in accordance with their terms. None of the outstanding shares or other Purchaser Securities has been granted, offered, sold or issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(a) and Schedule 3.5(b) there are no Equity Securities of the Purchaser, whether or not outstanding. Except as set forth in Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Closing Redemption (or any redemption in connection with an Extension) or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

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(d) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, the Purchaser’s board of directors has not authorized any of the foregoing.

3.6. SEC Filings and Purchaser Financials.

(a) The Purchaser has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The Purchaser has no off-balance sheet arrangements.

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business.

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3.7. Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect on the Purchaser.

3.8. Compliance with Laws. The Purchaser is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9. Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10. Taxes and Returns. (a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, the Purchaser has not (i) changed any Tax accounting methods, policies, or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) To the Knowledge of the Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or from the Mergers, together, from qualifying as a transaction described in Section 351 of the Code.

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3.11. Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12. Properties. The Purchaser does not own, license, or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13. Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than thirty (30) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14. Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15. Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16. Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

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3.17. Purchaser Activities. Since its incorporation the Purchaser has not engaged in any activities other than activities relating to the pursuit of a Business Combination and related financing activities and its reporting obligations with the SEC and the applicable stock exchange. Purchaser does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Purchaser’s 100% ownership of Pubco).

3.18. Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.19. Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

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3.20. Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21. Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

3.22. Trust Account. As of the date of this Agreement, Purchaser has an amount in cash in the Trust Account equal to at least $1,290,350. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Purchaser and the Trust Agreement. The Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of the Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no proceedings pending with respect to the Trust Account. The Purchaser has not released any money from the Trust Account (other than as permitted by the Trust Agreement). Upon the consummation of the transactions hereunder, including the distribution of assets from the Trust Account (i) in respect of deferred underwriting commissions or Taxes, (ii) to the Public Shareholders who have elected to redeem their Purchaser Ordinary Shares pursuant to the Organizational Documents of the Purchaser, or (iii) for the payment of any unpaid Expenses, each in accordance with the terms of and as set forth in the Trust Agreement, the Purchaser shall have no further obligation under either the Trust Agreement or the Organizational Documents of the Purchaser to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO AND THE MERGER SUBS

Except as set forth in Purchaser Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the Purchaser, Pubco and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:

4.1. Organization and Standing. Each of Pubco and the Company Merger Sub are each a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware or the Companies Act, as applicable. The Purchaser Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Companies Act. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Pubco has heretofore made available to the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2. Authorization; Binding Agreement. Each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which any of Pubco or the Merger Subs is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Pubco and the Merger Subs, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Pubco and the Merger Subs is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Pubco or Merger Subs is a party shall be when delivered, duly and validly executed and delivered by Pubco or Merger Subs, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Pubco or Merger Subs, as applicable, enforceable against the Pubco or Merger Subs, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

4.3. Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of any of Pubco and the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by each of Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party or the consummation by Pubco and the Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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4.4. Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by each of Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Pubco and the Merger Subs of the transactions contemplated hereby and thereby, and compliance by each of Pubco and the Merger Subs with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on such Party.

4.5. Capitalization. All of the Equity Securities of Pubco are held by the Purchaser, and all of the Equity Securities of the Merger Subs are held by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, (a) other than the Merger Subs, Pubco will not have any Subsidiaries or own any Equity Securities in any other Person and (b) the Merger Subs will not have any Subsidiaries or own any Equity Securities in any other Person.

4.6. Ownership of Exchange Shares. All shares of Pubco Common Stock to be issued and delivered in accordance with Article I to the Purchaser Shareholders and the Company Stockholders shall be, upon issuance and delivery of such shares or units, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and upon issuance and delivery of such shares or units to the Purchaser Shareholders and the Company Stockholders, each Purchaser Shareholder and Company Stockholder shall have good and valid title to its portion of such shares or units, in each case, other than restrictions arising from applicable securities Laws, the Amended Pubco Organizational Documents, the provisions of this Agreement and any Liens incurred by the applicable Purchaser Shareholders or Company Stockholders. The issuance and sale of such shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7. Pubco and Merger Sub Activities. Since their incorporation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s one hundred percent (100%) ownership of the Merger Subs) and have no assets or Liabilities (other than de minimis Liabilities necessary to maintain their existence) except those incurred in connection with this Agreement and the Ancillary Documents to which they are or will be a party and the transactions contemplated by this Agreement and the Ancillary Documents, and, other than this Agreement and the Ancillary Documents to which they are or will be a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8. Finders and Brokers. Except as set forth on Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Pubco, the Merger Subs or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.

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4.9. Investment Company Act. Pubco is not an “investment company,” a Person directly or indirectly controlled by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meanings of the Investment Company Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1. Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.2. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Common Stock representing approximately twenty and three-quarters percent (20.75%) of the outstanding voting securities of the Company as of the date of this Agreement, and such Voting Agreements are in full force and effect.

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5.3. Capitalization.

(a) The Company is authorized to issue (i) two hundred million (200,000,000) shares of Company Common Stock, 89,514,720 of which shares are issued and outstanding, and (ii) twenty million (20,000,000) shares of Company Preferred Stock, zero (0) of which are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, (A) all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a) as of the date of this Agreement, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter and (B) the capitalization of the Company shall not change except as expressly contemplated by this Agreement in Section 5.2(b)(ii). All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities and corporations Laws.

(b) The Company has furnished to the Purchaser complete and accurate copies of agreements for outstanding Company Options and Company Warrants. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Options and Company Warrants (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized restricted equity, restricted equity units, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options, or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since June 30, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed, or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

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5.4. Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities and corporations Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as provided on Schedule 5.4, none of the Company or its Subsidiaries is a participant in any joint venture, partnership, or similar arrangement. Except as provided on Schedule 5.4, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5. Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

5.6. Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract; except in each case other than (a) above, as would not reasonably be expected to have a Material Adverse Effect.

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5.7. Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2024 (the “Balance Sheet Date”) and December 31, 2023, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) when delivered in accordance with Section 6.4, the Interim Reviewed Financials and the 2025 PCAOB Audited Financials. True and correct copies of the Company Financials have been (or, with respect to the Interim Reviewed Financials, when delivered in accordance with Section 6.4(a), will be) provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were or will be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

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(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

5.8. Absence of Certain Changes. Except as set forth on Schedule 5.8, since June 30, 2024, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect, and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9. Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since June 30, 2023, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10. Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all respects its business as presently conducted and as currently contemplated to be conducted, including the Permits required to construct and undertake all works required to build the Cerro Blanco Project in Chile as described in Pre-Feasibility Study Update, Technical Report No. M40136-000-340-RPT-0001 for the Final Pre-Feasibility Study Report prepared by AMEC International Engineering and Construction LTDA Project No. M40136, and to explore, own, develop, lease, build, operate and close its assets, properties, and the Mining Rights, except where the failure to hold such Permits would not individually, or in the aggregate, be material to the Target Companies taken as a whole (collectively, and including all Environmental Permits, the “Company Permits”). Each Target Company has posted or otherwise made available to the appropriate Governmental Authority all reclamation bonds or other financial assurance required in connection with the Company Permits, as set forth on Schedule 5.10. The Company has made available to the Purchaser true, correct, and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in material violation in any respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11. Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. Except as described on Schedule 5.11, the items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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5.12. Material Contracts.

(a) Schedule 5.12(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

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(x) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit to a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

5.13. Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Intellectual Property owned or exclusively licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Except as set forth on Schedule 5.13(a)(iii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), and has the right to sell, license, transfer or assign, all Company Registered IP; and except as set forth on Schedule 5.13(a)(iv), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any Third Party with respect to such Company Registered IP, and except as would not be material to the Target Company, such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

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(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to conduct the business of the Target Companies as presently conducted. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) The Target Companies do not have any licenses, sublicenses or other agreements or permissions under which a Target Company is the licensor of Intellectual Property to a third party other than Incidental Outbound Licenses.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Incidental Outbound Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating, or otherwise violating any Intellectual Property owned by any Target Company in any material respect.

(e) No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Intellectual Property owned by or licensed to a Target Company (“Company IP”) or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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5.14. Taxes and Returns.

(a) Except as set forth on Schedule 5.14(a), each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations, or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it in respect of any material Taxes (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed, or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the material Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

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(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission of any Purchaser Party or any of their respective Affiliates, in each case, occurring after the date of this Agreement and not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(m) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Company Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or from the Mergers, together, from qualifying as a transaction described in Section 351 of the Code.

(n) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not give rise in Chile to any obligation to pay Taxes, nor will they give rise to any obligation to make withholdings or deductions from any amount in Chile, in either case under applicable Law in effect as of the Closing Date, and no Purchaser Party shall be required to make any withholding or deduction in Chile from any consideration or other amount payable or deliverable in connection with the transactions contemplated by this Agreement.

5.15. Real Property.

(a) Schedule 5.15(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company (collectively, the “Leased Real Property”) for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the written Company Real Property Leases.

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(b) The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. Except as set forth on Schedule 5.15(a), (i) no Target Company is in breach or default in any material respect under any Company Real Property Lease and to the Knowledge of the Company, (ii) no other party to any Company Real Property Lease is in breach or default in any material respect thereunder (iii) to the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and (iv) no Target Company has received notice of any such condition. No Target Company owns any real property or any interests in real property (other than the leasehold interests in the Company Real Property Leases).

(c) Each Target Company has all easements and Surface Rights from landowners or Governmental Authorities necessary to conduct its business in the ordinary course in all material respects and to mine all minerals (as such terms are used in the definition of Surface Rights) in which a Target Company claims proven or probable reserves as of the date hereof, and (i) all such easements and Surface Rights have been duly issued, applied-for, granted and acquired, are validly registered, staked, located and recorded in accordance with applicable Law and good mining practice, are in good standing, and have otherwise been, and are, validly owned, held and possessed by a Target Company in accordance with applicable Law and good mining practice, (ii) all applicable payments regarding such easements and Surface Rights have been timely, duly and fully made, and (iii) to the Knowledge of the Company, as of the date hereof, there are no facts or circumstances existing that the Company reasonably expects would affect or prejudice any such easements or Surface Rights.

(d) No Target Company has granted to any third party any farm-in or earn-in rights, back-in rights, rights of first refusal, rights of first offer, option rights, leasehold or subleasehold rights, licenses, area of interest rights or similar rights to any of its Leased Real Property.

(e) None of the Leased Real Property is subject to any condemnation, eminent domain, nationalization or similar proceedings, and to the Company’s Knowledge no such proceedings are threatened.

(f) Each Target Company has timely and properly paid all ad valorem real property taxes and all other taxes and assessments assessed against its Leased Real Property.

5.16. Personal Property. Except as set forth in Schedule 5.16, all items of Personal Property currently owned, used or leased by a Target Company are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company.

5.17. Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all material Liens other than Permitted Liens. To the Knowledge of the Company, the assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted, except as would not be material to the operation of the Target Companies, taken as a whole.

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5.18. Employee Matters.

(a) The Target Companies have no employees.

(b) Schedule 5.18(b) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(b), all of such independent contractors are a party to a written Contract with a Target Company. Schedule 5.18(b) sets forth the material terms of any such unwritten independent contractor agreements. Except as set forth on Schedule 5.18(b), each such independent contractor has entered into customary covenants regarding confidentiality in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19. Benefit Plans.

(a) Schedule 5.19(a) sets forth a complete list of each Target Company Benefit Plan. Except for the Contracts listed on Schedule 5.12(a)(ix), the Benefit Plan(s) pursuant to which the Company Options were issued, and the Company Options, none of the Target Companies sponsor or contribute to, or have any Liability with respect to, any Benefit Plans, including any Liability that may accrue as a result of a Target Company’s relationship with another Person that would be or, at the relevant time, would have been considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or under ERISA.

(b) The consummation of the transactions contemplated under this Agreement will not (i) result in any payment or benefit becoming due under any Target Company Benefit Plan, (ii) increase the amount of compensation or benefits otherwise payable under any Target Company Benefit Plan, (iii) result in the acceleration or the time of any payment, funding or vesting or any benefit under any Target Company Benefit Plan, or (iv) result in any breach or violation of or default under or limit any Target Company’s right to amend, modify or terminate any Target Company Benefit Plan.

(c) No Tax penalties or material additional Taxes have been imposed or would reasonably expected to be imposed on any Target Company or Target Company service provider, and no acceleration of Taxes has occurred or would reasonably be expected to occur with respect to any Target Company service provider, in each case as a result of a failure to comply with Section 409A of the Code. No Target Company service provider is entitled to receive any gross-up or additional payment or benefit in connection with the Tax imposed under Section 409A or 4999 of the Code or otherwise.

5.20. Environmental Matters. Except as set forth on Schedule 5.20:

(a) Each Target Company and its respective business is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations, including to explore, own, develop, lease, build, operate and close its assets, properties, Mining Rights and Surface Rights, by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, (iii) Release or threatened Release of a Hazardous Material, or (iv) Environmental Damage. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) There are no material factors affecting any of the Mining Rights or Surface Rights and no facts the Company is aware of that the Company expects would reasonably be likely to give rise to any material liability for any of the Target Companies under or arising from any act or omission that is a breach of, or inconsistent with its obligations under any Environmental Laws.

(d) No Action, actual or during the past three (3) years except for matters that have been resolved, has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law, or that a third-party might have been in material violation of any Environmental Law or any Environmental Permit that may threaten any assets of a Target Company.

(e) There are no proceedings or investigations relating to the Mining Rights, the Surface Rights, the Target Companies, or their activities, arising under or in respect of the Environmental Law or any Environmental Permit pending or threatened in writing, and there are no outstanding decrees, orders or judgments from any Governmental Authority concerning compliance by the Target Companies with the Environmental Law or any Environmental Permit.

(f) To the Company’s Knowledge there is no presence of any Hazardous Materials on, in or under any of any Target Company’s properties and no Hazardous Materials have been generated from any Target Company’s activities other than in compliance with Environmental Law. No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, owned or operated any asset, property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(g) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(h) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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5.21. Mining; Desalination.

(a) Schedule 5.21(a) sets forth a true, correct, and complete list of all Mining Rights owned, leased, operated or used by the Company or its Subsidiaries, and identifies the legal title under which entity is entitled to each Mining Right, and license number, national number, area, class, expiry date, granting authority, counter party, and types of minerals covered for each Mining Right, granting registration number, and property registration number.

(b) Each Mining Right is in full force and effect, valid, in good standing and is not liable to forfeiture, termination, nullity, voidance, cancellation or suspension for any reason. Except as set forth on Schedule 5.21(b), none of the Mining Rights or the Surface Rights is burdened by any production royalty or similar burden on production.

(c) With respect to all Chilean Mining Concessions, except as set forth on Schedule 5.21(c): (i) they have all their mining licenses (patentes) duly paid and none of them is included in any auction list by reason of nonpayment thereof ; (ii) they do not overlap with, nor are they overlapped by any third-party rights that enable such third party to explore or exploit minerals in the same area; and (iii) they were or are under procedure to be granted or renewed in strict compliance with the Law, and are not subject to any material fault or error that may result in third parties other than their current holder acquiring the first mining preference in the area comprised by such Chilean Mining Concessions.

(d) With respect to all Chilean Target Concessions (i) they are validly acquired by each Target Company under good title, in good faith, according to applicable laws, regulations and customs; (ii) they are duly recorded under the name of Target Company as sole and exclusive owner in the corresponding registries of the competent registrar of mines, to the extent required by applicable Law; (iii) the acquiring Target Company has complied with all its obligations arising from the contracts pursuant to which acquired the Chilean Target Concessions; and (iv) except as set forth on Schedule 5.21(d), no Person other than each Target Company has any right, title or interest thereto (including any contract, royalty, streaming, options, pending resolutory conditions (condición resolutoria pendiente), debts, claims or rights of first refusal), and to the Knowledge of the Company there are no facts or circumstances that reasonably expects would be likely to limit, affect or prejudice the ownership rights of each Target Company over the Chilean Target Concessions.

(e) With respect to the Unpatented Claims, (i) subject to the paramount title of the United States of America, the Target Company identified in Schedule 5.21(e) owns the Owned Claims, and the Target Company identified in Schedule 5.21(e) has a leasehold interest in the Leased Claims, free and clear of all Liens (other than Permitted Liens), claims or burdens on production; (ii) the Unpatented Claims were located by party qualified to do so under applicable Law, and properly laid out and monumented on available public domain land open to appropriation by mineral location; (iii) location notices for each of the Unpatented Claims which complied with applicable Laws were timely and properly posted on the ground and certificates of location which complied with applicable Law were timely and properly recorded and filed with the appropriate Governmental Authorities, and all payments required in connection therewith were timely and properly made; and (iv) all claim maintenance, recording and related fees have been timely and properly paid as required by Law in order to maintain the Unpatented Claims through the assessment year ending on September 1, 2026. Each group of Unpatented Claims constitutes a contiguous block of claims which to the Company’s Knowledge is free of interior gaps or fractions and free from conflicts with third-party claims.

(f) There is no unremedied material breach by the Company and its Subsidiaries, nor has anything occurred or been omitted which would be a material breach by the Company and its Subsidiaries but for the requirement of notice or lapse of time or both, of any statutory requirement or any other conditions relating to each Mining Right.

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(g) All rent, royalties, and other statutory and contractual payments due in respect of each Mining Right have been paid.

(h) Except as set forth on Schedule 5.21(h), the Target Companies hold, and have valid and subsisting rights under, all Permits, easements, rights-of-way, maritime concessions, approvals and authorizations of Governmental Authorities and other third parties, as well as all Surface Rights and other rights in or to real property, that are necessary for the location, construction, ownership, operation and maintenance of the desalination plant and related intake and pipelines and utility interconnections, port and coastal works, laydown, camp and ancillary facilities, and other supporting infrastructure contemplated by the Desalination Plans (collectively, the “Desalination Facilities”), and all such Permits, concessions and rights are in full force and effect, and no suspension, cancellation, modification or revocation thereof is pending or threatened, and no Target Company is in material default under any of the foregoing, except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

(i) To the Knowledge of the Company, except as set forth on Schedule 5.21(i), no facts or circumstances exist that would reasonably be expected to prevent, materially impede or materially delay the construction or operation of the Desalination Facilities as contemplated by the Desalination Plans due to the absence of, or any defect in, any required Permit, concession (including any maritime concession), easement or Surface Right, except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

5.22. Transactions with Related Persons. Except as set forth on Schedule 5.22, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.22, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.23. Insurance. Schedule 5.23 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees (the “Insurance Policies”), true, correct and complete copies of which have been provided to the Purchaser. Except as would not have a Material Adverse Effect on the Company, each Insurance Policy is legal, valid, binding, enforceable and in full force and effect. The Target Companies are otherwise in material compliance with the terms thereof. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a material breach or default or permit termination or a material increase in the premiums or other amounts due under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. Since the Balance Sheet Date, no Target Company has any refusal to issue an Insurance Policy or non-renewal of any Insurance Policy. No Target Company has any self-insurance or co-insurance programs.

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5.24. Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.25. Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.26. Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.27. Finders and Brokers. Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28. Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

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5.29. Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

ARTICLE VI
COVENANTS

6.1. Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.16, upon reasonable advance notice to the Company, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided to, the Purchaser or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which a Target Company is subject or (B) jeopardize protections afforded to any Target Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of both of clauses (A) and (B), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or Law and (y) provide such information in a manner without violating such privilege or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(b) During the Interim Period, subject to Section 6.16 upon reasonable advance notice to the Purchaser, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if, and to the extent, doing so would (A) violate any Law to which the Purchaser is subject or (B) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in case of both of clauses (A) and (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege or Law and (y) provide such information in a manner without violating such privilege or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Purchaser shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2. Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, Purchaser must notify the Company in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, required by Law or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, required by Law or as set forth on Schedule 6.2(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, Purchaser must notify the Company in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), the Company shall not, and shall cause its Subsidiaries to not:

(i) except as required to give effect to the transactions contemplated by this Agreement and internal business reorganizations, amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, in each case other than in connection with (A) the grant of any equity awards to employees or other service providers of any Target Company in the ordinary course of business consistent with past practice, (B) the issuance of equity securities in connection with the exercise of any warrants previously issued by the Company prior to the date hereof or (C) the issuance or sale by the Company of any equity or equity linked securities of the Company;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities; provided that the Company shall be permitted to effect a one reverse stock split within the ratio of 1-for-2 to 1-for-20, as determined by the Company Board;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $500,000 in the aggregate;

(v) increase the compensation of its independent contractors, consultants and directors other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any independent contractor, consultant or director, or materially increase other benefits of independent contractors, consultants or directors generally, or enter into or establish any Benefit Plan with, for or in respect of any current independent contractor, consultant or director, in each case other than as required by applicable Law or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any Company Registered IP set forth on Schedule 5.13(a)(i), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice, other than entering into amendments to certain of the Company Warrants to purchase Company Common Stock to lower the exercise price of such Company Warrants from $0.45 per share to $0.15 per share;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xiv) close or materially reduce its activities, or effect any layoff or personnel reduction or change, at any of its facilities;

(xv) make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than the Company’s desalination plant;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

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(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(xxiii) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3. Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, the Company must notify the Purchaser in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, required by Law or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with Purchaser’s then existing Organizational Documents or by amendment of Purchaser’s Organizational Documents to extend such deadline, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, the Company must notify the Purchaser in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including the consummation of any Transaction Financing and the costs and expenses necessary for an Extension (“Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,500,000.

(v) make or rescind any material election relating to material Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

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(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or

(xxi) authorize or agree to do any of the foregoing actions.

6.4. Annual and Interim Financial Statements.

(a) The Company shall deliver to the Purchaser the Company prepared and PCAOB auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2025, and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended (the “Interim Reviewed Financials”) as promptly as practicable after the date of this Agreement, but in any event within thirty (30) days after the date of this Agreement (the “Interim Reviewed Financials Delivery Date”). The Company shall cause the Interim Reviewed Financials to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and reviewed in accordance with PCAOB standards, and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

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(b) The Company shall deliver to the Purchaser the audited consolidated financial statements of the Target Companies as of and for the fiscal year ended December 31, 2025, consisting of the audited consolidated balance sheet of the Target Companies as of December 31, 2025, and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the year ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “2025 PCAOB Audited Financials”), as promptly as practicable after the date of this Agreement, but in any event within ninety (90) days after the date of this Agreement (the “2025 PCAOB Audited Financials Delivery Date”). The Company shall cause the 2025 PCAOB Audited Financials to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), and audited in accordance with PCAOB standards, and to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

6.5. Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws.

6.6. No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) Subject to Section 6.13(e), during the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, subject to Section 6.13(e), each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions, or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions, or negotiations.

6.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8. Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9. Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b) In furtherance and not in limitation of Section 6.8(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10. Tax Matters.

(a) The Parties intend that the Mergers collectively, constitute a transaction described in Section 351 of the Code, and each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cause the Mergers to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.10(a) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(b) Pubco, Purchaser, the Merger Subs and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Mergers qualifying for the Intended Tax Treatment.

(c) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, the Purchaser and the Company shall deliver to Ellenoff Grossman & Schole LLP (“EGS”) and Troutman Pepper Locke LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement, and, if required, Purchaser shall request EGS to furnish an opinion for the benefit of the Purchaser’s shareholders, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Mergers.

6.11. Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Mergers will be paid by Pubco when due, and Pubco will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

6.12. Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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6.13. The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and Pubco shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (w) the shares of Pubco Common Stock to be issued to Purchaser’s shareholders and the Company Stockholders pursuant to the Mergers, (x) the Pubco Warrants to be issued to the holders of Purchaser Warrants in the Purchaser Merger, (y) the shares of Pubco Common Stock issuable upon exercise of the Pubco Warrants to be issued to the holders of Purchaser Warrants in the Purchaser Merger, and (z) the shares of shares of Pubco Common Stock issuable upon exercise of the Assumed Options and the Assumed Warrants, and which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Purchaser Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents to have their Purchaser Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of Purchaser Shareholders to be called and held for such purpose (the “Purchaser Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers, by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Companies Act and the rules and regulations of the SEC, (ii) the change of name of Pubco and the adoption and approval of the Pubco’s Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to fifteen percent (15%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption), as further set forth in the Incentive Plan, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.17 hereof, (v) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), and (vi) the adjournment of the Purchaser Shareholder Meeting, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Shareholder Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Shareholder Meeting. In connection with the Registration Statement, the Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Companies Act and the rules and regulations of the SEC. The Company shall cooperate and provide the Purchaser and Pubco with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser shall consider in good faith any such comments timely made. The Company shall promptly provide the Purchaser and Pubco with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement of any SEC filings of the Purchaser or the Proxy Statement provided to the Purchaser Shareholders.

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(b) The Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Shareholder Meeting and the Closing Redemption. Each of the Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser, Pubco, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents, provided, however, that the Purchaser shall not amend or supplement the Registration Statement without providing the Company with reasonably opportunity to comment or supplement.

(c) Each of Pubco and the Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments timely made under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser and Pubco shall distribute the Registration Statement to the Purchaser Shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Shareholder Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) The Purchaser shall, through approval of its board of directors, recommend to the Purchaser Shareholders (the “Purchaser Board Recommendation”) the Purchaser Shareholder Approval matters, and the Purchaser Board Recommendation shall be included in the Registration Statement and Proxy Statement. Notwithstanding the foregoing, the Purchaser’s board of directors may withdraw, withhold, amend, qualify or modify the Purchaser Board Recommendation (a “Change in Recommendation”) to the extent that the Purchaser’s board of directors determines in good faith, after consultation with its outside legal counsel, that such Change in Recommendation is required by the board’s fiduciary duties under applicable Law; provided that the board of directors of the Purchaser may not make such Change in Recommendation unless (i) the board of directors of the Purchaser has provided written notice to the Company (the “Recommendation Change Notice”) that it is prepared to make a Change in Recommendation at least ten (10) days prior to taking such action, which notice shall specify the basis for why a failure to make an Change in Recommendation would constitute a breach of its fiduciary duties to the Purchaser and its shareholders under applicable Law, (ii) during the ten (10) day period after delivery of the Recommendation Change Notice, the Purchaser shall negotiate in good faith with the Company regarding any revisions or adjustments to this Agreement that the Company proposes to make as would enable the board of directors of the Purchaser to reaffirm the Purchaser Board Recommendation and not make such Change in Recommendation and (iii) at the end of such ten (10) day period and taking into account any changes to the terms of this Agreement committed to in a binding written offer by the Company, the board of directors of the Purchaser determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in Recommendation would constitute a breach of its fiduciary duties to the Purchaser and the Purchaser’s shareholders under applicable Law. The Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholder Meeting shall not be affected by any Change in Recommendation (provided, that the Purchaser may, without the consent of the Company, postpone the Purchaser Shareholder Meeting, subject to the Purchaser Charter and the Companies Act, after delivering a Recommendation Change Notice until such time after which the ten (10) day period required for a Change in Recommendation in connection therewith has elapsed and the Purchaser can disclose to its shareholders in accordance with applicable securities Laws, including pursuant to a supplement or amendment to the Registration Statement, either a Change in Recommendation or the changes to this Agreement that were agreed to by the Company to avoid a Change in Recommendation).

(f) The Purchaser and Pubco shall comply with all applicable Laws, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Shareholder Meeting and the Closing Redemption.

6.14. Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company shall, in accordance with applicable Law and the Company’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company, or solicit and obtain a written consent in lieu of a meeting of the stockholders of the Company, to obtain the Required Company Stockholder Approval, and the Company shall use its commercially reasonable efforts to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements and in the case of a meeting of the Company Stockholders, soliciting from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such meeting.

6.15. Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the Purchaser shall review, comment upon, and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.16. Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause each of its respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or an of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a) furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser Parties hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser Parties or any of their Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser Parties shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser Parties and their Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser Parties and their Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.17. Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals, with (i) one (1) individual to be designated by the Purchaser, (the “Purchaser Directors”) and (ii) four (4) individuals to be designated by the Company, one (1) of whom shall be the President and Chief Executive Officer of the Company prior to the Closing, who shall also serve as Chairman of the Post-Closing Pubco Board (the “Company Directors”). A majority of the directors of the Post-Closing Pubco Board shall qualify as independent directors as defined under the rules of the Applicable Exchange. The Post-Closing Pubco Board shall be divided into three classes, which classes shall have staggered terms of three years each, with the composition of each “class” determined by the Company’s board of directors prior to the Closing, subject to the requirements of the Applicable Exchange. At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, Purchaser and the Company.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

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6.18. Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Pubco, the Company or the Merger Subs and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of any Purchaser Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Pubco, any Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Corporations to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties, the Merger Subs and the Company to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of each Purchaser Party’s and the Company’s directors and officers, Pubco shall maintain, for a period of six (6) years after the Effective Time insurance for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable to the insured in the aggregate than, as applicable, the Purchaser’s or the Company’s existing policy prior to the Effective Time. Pubco and the Surviving Corporations shall timely pay or caused to be paid all premiums with respect to the D&O Insurance. In lieu of the foregoing, the Company may cause Pubco to purchase and maintain in effect a six-year “tail” insurance policy for events occurring prior to the Effective Time.

6.19. Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, shall first be used to pay (i) the Company’s and the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses of the IPO, (iii) the Polar Loan, (iv) any loans owed by the Purchaser to the Sponsor or the Original Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses, and (v) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporations.

6.20. Pubco Incentive Equity Plan. Pubco shall approve and adopt the Incentive Plan, in the manner prescribed under applicable Laws, initially reserving a number of Pubco Common Stock for grant thereunder a number of shares equal to equal to fifteen percent (15%) of the total number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption). Pubco shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Pubco Common Stock issuable pursuant to the Incentive Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to Pubco, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Incentive Plan remain outstanding.

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6.21. Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Schedule 6.21 to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each such individual and Pubco.

6.22. Transaction Financing.

(a) During the Interim Period, the Company, Purchaser and Pubco shall use their commercially reasonable efforts to enter into financing agreements (“Financing Agreements”) for one or more Transaction Financings for an aggregate in gross proceeds sufficient to meet the Minimum Cash Condition on such terms and structuring, and using such strategy, placement agents and approach, as Purchaser and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed).

(b) The Purchaser, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and the Purchaser (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or the Purchaser, during the Interim Period, the Purchaser, the Company and Pubco shall not (i) reduce the committed investment amount to be received by the Purchaser, Pubco or the Company under any Financing Agreement or reduce or impair the rights of the Purchaser, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). the Purchaser, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.23. Insider Letter Amendment Joinders. As promptly as practicable after the date hereof, Purchaser shall use its commercially reasonable efforts to cause each of the other holders of Founder Shares, including the Original Sponsor (collectively with the Sponsor, the “SPAC Insiders”), and the other Insider Letter Joinder Holders to sign a joinder to become bound to the Insider Letter Amendment as “Insiders” thereunder.

6.24. Polar Subscription Agreement. Notwithstanding anything to the contrary contained herein, (i) immediately prior to the Closing, Purchaser shall issue to Polar the number of Purchaser Class A Ordinary Shares required to be issued by the Purchaser at the Closing under Section 1.2 of the Polar Subscription Agreement (together with the shares of Pubco Common Stock to be received in exchange for such shares in the Merger, the “Polar Shares”), which Purchaser Class A Ordinary Shares, for the avoidance of doubt, will not be entitled to participate in the Closing Redemption ((or any redemption in connection with an Extension), and (ii) at the Closing, Purchaser and Pubco will pay to Polar the amounts required pursuant to Section 1.3 of the Polar Subscription Agreement (the “Polar Loan”). Purchaser, Pubco and the Company will use their commercially reasonable efforts to cause such Polar Shares, to the extent feasible and in compliance with all applicable Laws, to be registered pursuant to the Registration Statement (and to the extent that they are not so registered, Pubco will file a registration statement with the SEC after the Closing with respect to the Polar Shares and cause such registration statement to become effective in accordance with the requirements of Section 1.2 of the Polar Subscription Agreement).

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ARTICLE VII
CLOSING CONDITIONS

7.1. Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Shareholder Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.18.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i) Minimum Cash. Upon the Closing, Purchaser and Pubco shall have an aggregate amount of (i) cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption), that (ii) when added to the aggregate cash proceeds of all Transaction Financing, whether received by Purchaser, Pubco or a Target Company, in each case, prior to giving effect to the payment of any Expenses of any Party (including the satisfaction of any Purchaser liability), after (iii) (a) payment of the aggregate outstanding and unpaid amounts owed by Purchaser as of the Closing in cash for Purchaser’s accrued Expenses, Extension Expenses and any other unpaid Indebtedness and cash liabilities in respect of costs and expenses incurred by Purchaser (including the Polar Loan and any loans owed to the Sponsor or the Original Sponsor that are repaid in cash) and (b) payment of up to $1,000,000 in outstanding and unpaid amounts owed by the Company as of the Closing in cash for the Company’s accrued Expenses, is at least to Five Million U.S. Dollars ($5,000,000) (the “Minimum Cash Condition”).

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(j) Amended Pubco Organizational Documents. Prior to the Closing, the Amended Pubco Organizational Documents shall be in full force and effect.

(k) Listing. Pubco’s initial listing application with either the NYSE American or Nasdaq, as mutually determined by the Company and the Purchaser reasonably and in good faith (the “Applicable Exchange”), in connection with the transactions contemplated by this Agreement shall have been approved and Pubco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Pubco Common Stock to be issued pursuant to the Mergers shall have been approved for listing on the Applicable Exchange, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

7.2. Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Sponsor Letter Agreement and the Insider Letter Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing with respect to the parties thereto.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

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(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Purchaser Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the board of directors of each of the Purchaser, Pubco, Purchaser Merger Sub and Company Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers of Purchaser authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound. ..

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Pubco’s, Purchaser Merger Sub’s and Company Merger Sub’s jurisdiction of organization and from each other jurisdiction in which each of the Purchaser, Pubco, Purchaser Merger Sub and Company Merger Sub is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. The Company shall have received the Employment Agreements, in form and substance reasonably acceptable to Purchaser and the Company, between each of the persons set forth on Schedule 6.21 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(v) Registration Rights Agreements. The Company shall have received a copy of (i) the Seller Registration Rights Agreement, in substantially the form attached as Exhibit D hereto, duly executed by Pubco, and (ii) the Founder Registration Rights Agreement Amendment, in substantially the form attached as Exhibit E hereto, duly executed by Pubco, the Purchaser and the Sponsor.

7.13 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

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(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Company Surviving Corporation Organizational Documents and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions

(iv) Employment Agreements. Purchaser shall have received the Employment Agreements, in form and substance reasonably acceptable to Purchaser and the Company, between each of the persons set forth on Schedule 6.21 and Pubco (or a Subsidiary thereof), each such Employment Agreement duly executed by such person.

(v) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 7.3(d)(v) involving any of the Target Companies and/or Company Security Holders or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(vi) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities other than Company Options and Company Warrants have been either converted into Company Common Stock prior to the Effective Time or terminated, without any consideration, payment or Liability therefor.

(vii) Registration Rights Agreements. Purchaser shall have received a copy of (i) the Seller Registration Rights Agreement, in substantially the form attached as Exhibit D hereto, duly executed by the Insider Sellers and (ii) the Founder Registration Rights Agreement Amendment, in substantially the form attached as Exhibit E hereto, duly executed by the Sponsor and the other Holders under the Founders Registration Rights Agreement and the Purchaser NRA Holders.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE VIII
TERMINATION AND EXPENSES

8.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 30, 2026 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

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(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing;

(h) by written notice by either the Purchaser or the Company to the other, if the Purchaser Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(i) by written notice by either the Purchaser or the Company to the other, if the Required Company Stockholder Approval is not obtained in accordance with Section 6.13;

(j) by written notice by the Company to the Purchaser prior to obtaining the Required Purchaser Shareholder Approval if the board of directors of the Purchaser shall have made a Change in Recommendation and not rescinded such Change in Recommendation and reaffirmed the Purchaser Board Recommendation prior to such termination; or

(k) by written notice by the Purchaser to the Company, if the Company has not delivered to the Purchaser (i) the Interim Reviewed Financials on or before the Interim Reviewed Financials Delivery Date (provided, that such termination right may no longer be exercised by the Purchaser under this clause (i) after the Company has delivered to the Purchaser the Interim Reviewed Financials) or (ii) 2025 PCAOB Audited Financials on or before the 2025 PCAOB Audited Financials Delivery Date (provided, that such termination right may no longer be exercised by the Purchaser under this clause (ii) after the Company has delivered to the Purchaser the 2025 PCAOB Audited Financials).

8.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.15, 6.16, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

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8.3. Fees and Expenses. Subject to Sections 6.19, 9.1 and 10.14, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. Notwithstanding the foregoing, costs of any filings under applicable Antitrust Laws, including fees and expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and/or SEC filing fees in connection with the filing of the Registration Statement, any filing fees from the submission to the Applicable Exchange of a listing application for the shares of Pubco Common Stock and/or Pubco Public Warrants or regulatory filing fees required to be made in connection with the transactions contemplated hereby (collectively, the “Filing Fees”) will be split 50/50 between the Purchaser and the Company; provided, however, that if (a) this Agreement is validly terminated by the Company pursuant to Section 8.1(d), the Purchaser shall, subject to Section 9.1, pay for one hundred percent (100%) of the Filing Fees and promptly reimburse the Company for the amounts previously paid by the Company for the Filing Fees or (b) this Agreement is validly terminated by the Purchaser pursuant to Section 8.1(e), the Company shall pay for one hundred percent (100%) of the Filing Fees and promptly reimburse the Purchaser for the amounts previously paid by the Purchaser for the Filing Fees; provided, further, that if this Agreement is terminated for any other reason, neither the Company nor the Purchaser shall have any obligation to the other such Party with respect to such Filing Fees. Each Party agrees that any amounts due pursuant to this Section 8.3 shall be payable within thirty (30) days after the termination of this Agreement. For the avoidance of doubt, the payment of such Filing Fees shall be in addition to any other right or remedy to which a Party may be entitled under this Agreement, at law or in equity.

ARTICLE IX
WAIVERS AND RELEASES

9.1. Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, which has since been extended to April 20, 2026 by amendment to Purchaser’s Organizational Documents and is subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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ARTICLE X
MISCELLANEOUS

10.1. Non-Survival of Representations and Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

10.2. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing, to: Compass Digital Acquisition Corp. 195 US HWY 50, Suite 207 Zephr Cove, NV 89448 Attn: [***] Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Matthew A. Gray, Esq., Stuart Neuhauser, Esq.
Telephone No.: [***]
Email: [***]

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If to the Company, to: Key Mining Corp. Attn: [***] 701 Brickell Ave., Suite 1550 Miami, Florida 33131 Telephone No.: [***] E-Mail: [***]

with a copy (which will not constitute notice) to:

Key Mining Corp.
Attn: [***]
701 Brickell Ave., Suite 1550
Miami, Florida 33131
Telephone No.: [***]
E-Mail: [***]

and

Troutman Pepper Locke LLP
875 Third Avenue
New York, New York 10022
Attn: Joseph Walsh, Esq.
Telephone No.: [***]
Email: [***]

If to Pubco or any Purchaser Party after the Closing, to: Key Mining Holdings Corp. Attn: [***] 701 Brickell Ave., Suite 1550 Miami, Florida 33131 Telephone No.: [***] E-Mail: [***]

with a copy (which will not constitute notice) to:

Key Mining Holdings Corp.
Attn: [***]
701 Brickell Ave., Suite 1550
Miami, Florida 33131
Telephone No.: [***]
E-Mail: [***]

and

Troutman Pepper Locke LLP
875 Third Avenue
New York, New York 10022
Attn: Joseph Walsh, Esq.
Telephone No.: [***]
Email: [***]

10.3. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Sponsor), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

104. Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18 and the rights of the Sponsor expressly set forth in this Agreement, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

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10.5 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Companies Act shall apply to the Domestication and any claims related to internal affairs of the Purchaser prior to the Domestication). All Actions arising out of or relating to this Agreement or under any Ancillary Document shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the State of Delaware) or in any appellate courts thereof (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement or any Ancillary Document brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, such Ancillary Document or the transactions contemplated hereby or thereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement or the Ancillary Documents, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7. Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will substitute for any invalid, illegal, or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal, and enforceable, the intent and purpose of such invalid, illegal, or unenforceable provision.

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10.9. Amendment. This Agreement may be amended, supplemented or modified only by a duly authorized agreement in writing executed by Pubco, the Purchaser, the Company and, after the Closing, the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.9 shall be null and void, ab initio.

10.10. Waiver. The Company, on behalf of itself and its Affiliates, may (a) extend the time for the performance of any of the obligations or other acts of the Purchaser, Pubco or the Merger Subs set forth herein, (b) waive any inaccuracies in the representations and warranties of the Purchaser, Pubco or the Merger Subs set forth herein or (c) waive compliance by the Purchaser, Pubco or the Merger Subs with any of the agreements or conditions set forth herein. The Purchaser, on behalf of itself and its Affiliates may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after Closing shall also require the prior written consent of the Sponsor.

10.11. Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12. Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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10.13. Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14. Legal Representation. The Parties agree that, notwithstanding the fact that EGS, Philippi, Prietocarrizosa Ferrero DU & Uría and Maples and Calder (Cayman) LLP (collectively, the “Purchaser Law Firms”) may have, prior to Closing, jointly represented the Purchaser, Pubco, the Merger Subs and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of the Purchaser Law Firms will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, the Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with any of the Purchaser Law Firm’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Purchaser, and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by any of the Purchaser Law Firms of the Purchaser, Pubco, the Merger Subs, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of the Purchaser Law Firms with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Corporations; provided, that nothing contained herein shall be deemed to be a waiver by Pubco, the Purchaser or any of their respective Affiliates (including, after the Effective Time, the Target Companies, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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ARTICLE XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom equity, stock option, restricted stock unit, equity purchase or other equity-based compensation plan, employment or consulting, change in control, severance or termination pay, holiday, vacation or other bonus plan, hospitalization or other medical, life, disability, dental, vision, welfare or other insurance, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to ERISA), that is maintained or contributed to or required to be contributed to by such Person for the benefit of any current or former employees, managers, directors, officers, consultants, independent contractors, or other service providers of such Person or any of their spouses, dependents or beneficiaries, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Chilean Mining Concessions” means all Chilean mining exploration or exploitation concessions, whether granted or under granting procedure, owned or entitled to by a Target Company, including the Chilean Target Concessions.

“Chilean Target Concessions” means all Chilean mining exploration or exploitation concessions, whether granted or under granting procedure, owned by a Target Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

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“Company Charter” means the certificate of incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, Company Warrants and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Option” means an option to purchase Company Common Stock.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Securities” means, collectively, the Company Stock, the Company Options, and any other Company Convertible Securities.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Warrant” means warrants to purchase Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Desalination Plans” means the engineering and design plans and other technical documentation for the water desalination project that were submitted to, and formed part of, the applications and supporting materials for the RCA/EIS environmental permits by the applicable Governmental Authorities in respect of the water desalination project, including all amendments, supplements and updates thereto.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation, reclamation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Clean Water Act, 33 USC. Section 1251 et. seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Mine Safety and Health Act, the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613, the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990, the Endangered Species Act, 16 USC. Section 1531 et. seq., the National Historic Preservation Act, 16 USC. Section 461 et. seq., and all analogous foreign, state or local Laws, or (d) any Law applicable to the Target Company concerning the protection or management of the environment or human health as it relates to any Hazardous Materials or to any environment or social matter pursuant to applicable Law, including any Law aimed at reclamation or restoration of the Mining Rights; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; protection or relocation of local inhabitants and indigenous people, flora, fauna, archaeological sites, national monuments and protected areas; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of Hazardous Materials; releases or threatened releases Hazardous Materials as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Materials, closure plan regulations and any applicable Law establishing criminal liability for unlawful environmental actions, each as amended.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, natural resource damages, or a Release or threatened Release of Hazardous Materials.

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“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture, equity interest, voting security or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, preemptive or other right or security (including debt securities) or obligation to issue any shares, voting securities or other securities, convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 14, 2021, as amended, by and among the Sponsor, the Original Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 4,710,122 Purchaser Ordinary Shares, all of which were originally Purchaser Class B Ordinary Shares that were issued to the Original Sponsor prior to the IPO, of which, as of the date of this Agreement, 2,600,000 of such Purchaser Class B Ordinary Shares were converted into Purchaser Class A Ordinary Shares (but without a right to participate in Closing Redemptions or any redemption in connection with an Extension), and 2,699,699 Purchaser Ordinary Shares are currently owned by the Sponsor.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the sum of (without duplication) of (i) the total number of issued and outstanding shares of Company Common Stock, but excluding any Company Securities described in Section 1.8(b), plus (ii) the total number of shares of Company Common Stock underlying all outstanding In-the-Money Company Options (treating such In-the-Money Company Options as fully vested and exercisable and as if the In-the-Money Company Options had been exercised in accordance with their terms (and assuming no cashless exercise) immediately prior to the Closing), plus (iii) the total number of shares of Company Common Stock underlying all outstanding In-the-Money Company Warrants (treating such In-the-Money Company Warrants as fully exercisable and as if the In-the-Money Company Warrants had been exercised in accordance with their terms (and assuming no cashless exercise) immediately prior to the Closing.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

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“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“In-the-Money Company Warrant” means any Company Warrant (or portion thereof) that is outstanding as of immediately prior to the Effective Time in accordance with the terms of the applicable warrant agreement and has an exercise price that is less than the Per Share Price.

“Incidental Outbound License” means any (a) nondisclosure/confidentiality agreement (or other Contracts that include confidentiality provisions) entered into in the ordinary course of business whereby a Target Company provides another Person no more than a limited, non-exclusive right to access or use Trade Secrets; (b) sales, marketing, reseller, distributor or similar Contract that provides another Person limited, non-exclusive license to use any Intellectual Property to promote or provide any Target Company product or service to others; (c) Contract that authorizes another Person on a non-exclusive basis to identify a Target Company as a customer, vendor, supplier or partner of such Person; and (d) Contract with a vendor, employee, contractor or another Person granting such Person the non-exclusive right to use any Intellectual Property to provide products or services to the Target Companies.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated as of October 14, 2021, as amended on August 31, 2023 and as it may further be amended, by and among the Purchaser, the Sponsor, the Original Sponsor and the other “Insiders” named therein.

“Insider Letter Joinder Holders” means the SPAC Insiders other than the Sponsor, the Original Sponsor, the Purchaser NRA Holders and Polar with respect to the Polar Shares.

“Insider Seller” means any Seller that is reasonably expected to be an executive officer, director or Affiliate of Pubco immediately after the Closing.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

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“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of October 14, 2021, and filed with the SEC on October 18, 2021 (File No. 333-259502).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Claims” means the unpatented mining claims in Sanders County, Montana, in which a Target Company has a leasehold interest, those claims and that lease being more particularly described in Schedule 5.21.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), and (vi), with respect to the Purchaser, the consummation and effects of the Closing Redemption (or any redemption in connection with an Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Closing Redemption (or any redemption in connection with an Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

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“Mining Rights” means all interests and rights in mining claims, concessions, exploration, reconnaissance, exploitation, or extraction rights, or other mineral rights in any real property, including the Unpatented Claims and the Chilean Target Concessions, owned by the Target Company or that are held by way of approvals, leases or otherwise.

“Nasdaq” means the Nasdaq Stock Market LLC and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“NYSE American” means the NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award, or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Sponsor” means Compass Digital SPAC LLC, a Delaware limited liability company.

“Owned Claims” means the unpatented mining claims owned by a Target Company in Mohave County, Arizona, and in Tooele County, Utah, as more particularly described on Schedule 5.21(a).

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the sum of (A) the Merger Consideration, plus (B) the aggregate amount of the exercise prices for all shares of Company Common Stock under In-the-Money Company Options in accordance with their terms (and assuming no cashless exercise) that are outstanding as of immediately prior to the Effective Time (whether or not vested or then exercisable), plus (C) the aggregate amount of the exercise prices for all shares of Company Common Stock under In-the-Money Company Warrants in accordance with their terms (and assuming no cashless exercise) that are outstanding as of immediately prior to the Effective Time (whether or not then exercisable), divided by (ii) the number of Fully-Diluted Company Shares outstanding as of immediately prior to the Effective Time.

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“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, exempted company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Polar” means Polar Multi-Strategy Master Fund.

“Polar Subscription Agreement” means the Subscription Agreement, dated as of September 6, 2023, as amended, by and among Polar, Purchaser and Sponsor.

“Pro Rata Share” means with respect to each Seller, a fraction expressed a percentage equal to (i) the number of shares of Company Common Stock held by such Seller as of immediately prior to the Closing, divided by (ii) the total number of shares of Company Common Stock issued and outstanding as immediately prior to the Closing.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

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“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser NRA Holders” means holders of Purchaser Class B Ordinary Shares who received such Class B Ordinary Shares from the Original Sponsor pursuant to Non-Closing Redemption Agreement and Assignment of Economic Interests prior to the date of this Agreement.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrants” means one (1) whole warrant that was issued to the Sponsor in a private placement that closed simultaneously with the IPO, with each whole warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Ordinary Share and one-third Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

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“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Company Stockholder Approval” means the requisite approval by affirmative vote of the Company Stockholders at a duly called and held meeting of the Company Stockholders or by written consent of the Company Stockholders to authorize, approve, adopt and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means HCG Opportunity, LLC, a Delaware limited liability company.

“Sponsor Note” means that certain Promissory Note, dared November 21, 2024, issued by the Purchaser to the Sponsor for an aggregate principal amount up to $2,500,000.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares or stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surface Rights” means all interests in and rights to use surface estates and rights, subsurface estates and rights, minerals (including, without limitation, intact and severed rock, stone, minerals, ores, metals, chemicals, coal (including coal waste), oil, gas (including coalbed methane), sand, gravel, clay, shale, soil, overburden, spoil, fill and borrow material and products containing any of the foregoing), mineral rights, mining rights (including, without limitation, rights to conduct prospecting, drilling, fracturing, blasting, mining by any method whatsoever, whether now known or hereafter developed, including the right to destroy the surface, quarrying, excavating, stockpiling, transporting, conveying, crushing, washing, screening, processing, manufacturing, testing, grading, storing, loading, weighing and sale of minerals as hereinabove defined, and all activities related thereto), access and transportation rights, utility and similar service rights, subjacent and lateral support rights (including, without limitation, the right to deprive others of subjacent and lateral support), storage rights, discharge and disposal rights, water rights, reclamation and restoration rights, licenses and permits, pooling and unitization orders, and similar rights, owned, held or used by way of approval, lease, contract, license, permit or otherwise.

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“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Financing” means a capital raising transaction in connection with the transactions contemplated by this Agreement structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into Purchaser, the Company or Pubco.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 14, 2021, as it may be amended, by and between the Purchaser and Continental, in its capacity as trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Unpatented Claims” means, collectively, the Leased Claims and the Owned Claims.

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11.2. Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2025 PCAOB Audited Financials	6.4(b)
2025 PCAOB Audited Financials Delivery Date	6.4(b)
Acquisition Proposal	6.6(a)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Organizational Documents	1.7
Antitrust Laws	6.9(b)
Applicable Exchange	7.1(k)
Assumed Option	1.10(c)
Assumed Option Agreement	1.12(j)
Assumed Warrant	1.10(d)
Authorization Notice	1.9(j)
Balance Sheet Date	5.7(a)
Business Combination	9.1
Change in Recommendation	6.13(e)
Closing	2.1
Closing Date	2.1
Closing Filing	6.15(b)
Closing Press Release	6.15(b)
Closing Redemption	6.13(a)
Companies Act	Recitals
Company	Preamble
Company Certificate of Merger	1.3
Company Certificates	1.12(c)
Company Directors	6.17(a)
Company Disclosure Schedules	Article V
Company Dissenting Shares	1.17
Company Dissenting Stockholder	1.17
Company Financials	5.7(a)
Company IP	5.13(e)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Permits	5.10
Company Real Property Leases	5.15(a)
Company Registered IP	5.13(a)
Company Surviving Corporation	1.2
Conversion Ratio	1.10(a)
D&O Indemnified Persons	6.18(a)
D&O Insurance	6.18(b)
Desalination Facilities	5.21(h)
DGCL	Recitals
Domestication	Recitals
Effective Time	1.3
EGS	6.10(c)
Employment Agreements	6.21
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Exchange Agent	1.12(a)
Exchange Fund	1.12(b)
Expenses	8.3
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Federal Securities Laws	6.7
Filing Fees	8.3
Financing Agreements	6.22(a)
Founder Registration Rights Agreement Amendment	Recitals
Incentive Plan	6.13(a)
Insider Letter Amendment	Recitals
Insurance Policies	5.23
Intended Tax Treatment	Recitals
Interim Period	6.1(a)

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Interim Reviewed Financials	6.4(a)
Interim Reviewed Financials Delivery Date	6.4(a)
Leased Real Property	5.15(a)
Letter of Transmittal	1.12(c)
Lost Certificate Affidavit	1.12(f)
Merger Consideration	1.8
Merger Subs	Preamble
Mergers	Recitals
Minimum Cash Conditions	7.1(i)
OFAC	3.18(c)
Off-the Shelf Software	5.13(a)
Outside Date	8.1(b)
Party(ies)	Preamble
Polar Loan	6.24
Polar Shares	6.24
Post-Closing Pubco Board	6.17(a)
Proxy Statement	6.13(a)
Pubco	Preamble
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Board Recommendation	6.13(e)
Purchaser Director	6.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Dissenting Shareholders	1.9(j)
Purchaser Dissenting Shares	1.9(j)
Purchaser Financials	3.6(b)
Purchaser Law Firms	10.14
Purchaser Material Contract	3.13(a)
Purchaser Merger	Recitals
Purchaser Merger Sub	Preamble
Purchaser Parties	Preamble
Purchaser Plan of Merger	1.3
Purchaser Shareholder Approval Matters	6.13(a)
Purchaser Shareholder Meeting	6.13(a)
Purchaser Surviving Corporation	1.1
Recommendation Change Notice	6.13(e)
Registration Statement	6.13(a)
Related Person	5.22
Released Claims	9.1
Required Purchaser Shareholder Approval	7.1(a)
SEC Reports	3.6(a)
Seller Merger Consideration	1.8
Seller Registration Rights Agreement	Recitals
Sellers	1.8
Signing Filing	6.15(b)
Signing Press Release	6.15(b)
SPAC Insiders	6.23
Specified Courts	10.5
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Surviving Corporations	1.2
Voting Agreements	Recitals
Written Objection	1.9(j)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

A-83

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

Pubco

TITAN HOLDINGS CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President and Chief Executive Officer

Purchaser Merger Sub:

TITAN SPAC MERGER SUB CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Director

Company Merger Sub

TITAN MERGER SUB INC.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President, Treasurer and Secretary

The Company:

KEY MINING CORP.

By:	/s/ Cesar Lopez Alarcon
Name:	Cesar Lopez Alarcon
Title:	Chief Executive Officer

{Signature Page to Agreement and Plan of Merger}

A-84

Annex A-2

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2026 (this “Amendment”), which amends the Agreement and Plan of Merger, dated as of January 6, 2026 (the “Merger Agreement”), by and among (i) Compass Digital Acquisition Corp., a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) Titan Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Pubco”), (iii) Titan SPAC Merger Sub Corp., a Cayman Islands exempted company and a direct wholly owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Titan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Pubco (“Company Merger Sub”), and (v) Key Mining Corp., a Delaware corporation (the “Company”, together with Purchaser, Pubco, Purchaser Merger Sub and Company Merger Sub, each, a “Party” and, collectively, the “Parties”), is made and entered into by and between the Parties.

RECITALS

WHEREAS, Section 10.9 of the Merger Agreement sets forth that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Purchaser, Pubco and the Company; and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement as set forth in this Amendment, in accordance with Section 10.9 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions. Except as otherwise provided herein or if context otherwise requires, capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

A-2-1

2.	Amendments to the Merger Agreement. The Parties hereby agree that the Merger Agreement shall be deemed to be amended as follows:

2.1.	The language of Section 1.8 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“1.8. Merger Consideration. The aggregate consideration to be paid to holders of the Company Securities as of immediately prior to the Effective Time pursuant to the Company Merger shall be an amount equal to Two Hundred and Thirty Million U.S. Dollars ($230,000,000) (the “Merger Consideration”). The total portion of the Merger Consideration amount payable to holders of the Company Stock as of immediately prior to the Effective Time (collectively, the “Sellers”) (which, for the avoidance of doubt, excludes holders of Company Options and Company Warrants) (the “Seller Merger Consideration”) will be paid in the form of shares of Pubco Common Stock, each valued at $10.00 per share. Each Seller will receive, for each share of Company Common Stock held (but excluding shares of Company Common Stock that are Company Dissenting Shares and any Company Common Stock described in Section 1.10(b)), an amount equal to the Per Share Price, which will be paid in the form of Pubco Common Stock, with each share of Pubco Common Stock valued at $10.00 per share. The holders of Company Options that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Options as described in Section 1.10(c) with such terms and conditions as described in Section 1.10 (c), and the holders of Company Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.10(d) with such terms and conditions as described in Section 1.10(d). For the avoidance of doubt, other than holders of Company Options who execute and deliver Assumed Option Agreements in accordance with Section 1.10(c) and holders of Company Warrants, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Common Stock as of the Effective Time.”

3.	Authority Relative to Amendment. Each Party hereto represents and warrants that it has all requisite company or corporate power and authority to execute and deliver this Amendment. This Amendment constitutes, assuming due authorization, execution, and delivery by the other Parties hereto, a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to any Enforceability Exceptions.

4.	Effectiveness. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Merger Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Merger Agreement.

A-2-2

5.	References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to January 6, 2026.

6.	Entire Agreement. This Amendment, the Merger Agreement (including the Exhibits thereto) and the Ancillary Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

7.	Expenses. All Expenses incurred in connection with this Amendment and the transactions contemplated hereby will be reimbursed in accordance with Section 8.3 of the Merger Agreement.

8.	Other Provisions. The provisions of Article X (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of page intentionally left blank]

A-2-3

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

TITAN HOLDINGS CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President and Chief Executive Officer

KEY MINING CORP.

By:	/s/ Cesar Lopez Alarcon
Name:	Cesar Lopez Alarcon
Title:	Chief Executive Officer

TITAN MERGER SUB INC.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President and Chief Executive Officer

TITAN SPAC MERGER SUB CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

A-2-4

Annex B

PLAN OF MERGER

[To come]

B-1

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

KEY MINING HOLDINGS CORP.

Key Mining Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Key Mining Holdings Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) was December 31, 2025 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Original Certificate, as amended, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. This Certificate was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the DGCL.

4. The text of the Original Certificate, as amended, is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Key Mining Holdings Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 of which (i) 250,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 50,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

C-1

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

(A) COMMON STOCK

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof, subject to the requirements of applicable law; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

C-2

(B) UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to the DGCL, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

Stockholder Action

1. Action Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, (ii) the Chairperson of the Board, or (iii) the Chief Executive Officer of the Corporation, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation (the “Bylaws”).

4. Cumulative Voting. There shall be no cumulative voting.

ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws shall so provide.

C-3

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. Such classes shall be as nearly equal in number of Directors as reasonably possible. The Board of Directors shall assign Directors into classes at the time the classification becomes effective. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held after the filing of this Certificate, the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders to be held after the filing of this Certificate, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held after the filing of this Certificate. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal..

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series..

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only with cause. Subject to the rights, if any, of any series of Undesignated Preferred Stock and any limitations imposed by law, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote on the election of such directors.

C-4

ARTICLE VII

Limitation of Liability

A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, except for liability (a) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director or officer derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As more fully set forth in the Bylaws, the Corporation may indemnify to the fullest extent permitted by the DGCL any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a Director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other legal entity as a Director, officer, employee or agent at the request of the Corporation.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or officer at the time of such amendment, repeal or modification.

ARTICLE VIII

Amendment of Bylaws

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation, or any provision or provisions thereof, may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. The Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 66 2/3% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

C-5

Article IX

Exclusive Forum and Federal Forum Selection

1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Article IX, Section 1 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

2. Federal Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and Directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

3. Acknowledgement; Relief. Any person or entity holding, owning, or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE IX. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X

Amendment of Certificate of Incorporation

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 66 2/3% of the outstanding shares of capital stock entitled to vote on such amendment or repeal shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII, Article IX or Article X of this Certificate.

[SIGNATURE PAGE FOLLOWS]

C-6

THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this [ ___ ] day of [ ________ ] 202[__].

KET MINING HOLDINGS CORP.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

C-7

Annex D

AMENDED AND RESTATED

BYLAWS

OF

KEY MINING HOLDINGS CORP.

(the “Corporation”)

ARTICLE I
Stockholders

Section 1.1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the Corporation’s Board of Directors (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors; provided that the Board of Directors may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to as authorized by Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 6.13 of these Bylaws. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

Section 1.2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving notice provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business and, to the extent that Rule 14a-19 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”) applies, has complied with Rule 14a-19 under the Exchange Act. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Exchange Act, and such stockholder must comply with the notice and other procedures set forth in Section 1.2(a)(2) and (3) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Section 1.2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Such stockholder’s Timely Notice shall set forth:

D-1

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) the reasons for conducting such business at the meeting, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any), (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to, based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(E) a representation that the stockholder giving the notice is a stockholder of record of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make nomination(s) or propose business; and

(F) a representation regarding whether such party intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act, and, in the event that such party so intends, such party shall also include a statement that such party intends to solicit the holders of shares representing at least 67% of the voting power of the Corporation’s shares entitled to vote on the election of directors in support of such director nominees other than the Corporation’s nominees (such statement, the “Solicitation Statement”).

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For purposes of this Article I of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 1.2 of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) To be eligible to be a nominee of any stockholder for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for nominations of persons for election to the Board of Directors by stockholders under this Section 1.2) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), all information relating to such person that would be required to be disclosed in solicitations of proxies by the Corporation for election of such person as a director in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation and (2) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time and (d) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

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(4) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting and any person providing information pursuant to Section 1.2(a)(3) shall, in each case, further update and supplement such notice and information, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided therein pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting); provided, however, the Corporation shall not be required to include in its proxy materials any successor, substitute or replacement nominee for director if the stockholder’s notice is not timely pursuant to Section 1.2(a)(2) with respect to such successor, substitute or replacement nominee for director.

(5) Notwithstanding anything in the second sentence of Section 1.2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Section 1.2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

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(2) Except as otherwise required by law, nothing in this Section 1.2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Section 1.2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of state and federal law, including, without limitation, the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw (including, without limitation, Rule 14a-19 under the Exchange Act). Notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, (i) no stockholder nominating a person or persons for election to the Board of Directors shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such stockholder making a nomination of a person or persons for election to the Board of Directors has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any stockholder nominating a person or persons for election to the Board of Directors (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act or includes the information required by Rule 14a-19 in a preliminary or definitive proxy statement previously filed by such stockholder (it being understood that such notice or filing shall be in addition to, and not in lieu of, the notices required under these Bylaws) and (B) subsequently notifies the Corporation that it no longer intends to comply with Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence, then the nomination of each such person or persons shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any stockholder nominating a person or persons for election to the Board of Directors provides notice pursuant to Rule 14a-19(b) under the Exchange Act or includes the information required by Rule 14a-19(b) in a preliminary or definitive proxy statement previously filed by such stockholder, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

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(6) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

Section 1.3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, (ii) the Chairperson of the Board (as defined below) or (iii) the Chief Executive Officer of the Corporation. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Section 1.1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Section 1.2 of these Bylaws shall govern such special meeting.

Section 1.4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

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(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.2 of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these Bylaws.

(e) When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

Section 1.5. Quorum. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 1.4. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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Section 1.6. Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212 of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212 of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

Section 1.7. Action at Meeting. When a quorum is present at any meeting of stockholders, subject to the rights of the holders of one or more series of preferred stock of the Corporation, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

Section 1.8. Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days ending on the day prior to the meeting date.

Section 1.9. Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders; provided that if the Board of Directors does not so designate such a presiding officer, then the Chairperson of the Board of Directors (the “Chairperson of the Board”), if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairperson of the Board or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 1.4 and 1.5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

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Section 1.10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II
Directors

Section 2.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by the Certificate or required by law.

Section 2.2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

Section 2.3. Qualification. No director need be a stockholder of the Corporation.

Section 2.4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

Section 2.5. Removal. Directors may be removed from office only in the manner provided in the Certificate.

Section 2.6. Resignation. A director may resign at any time by giving written notice to the Chairperson of the Board, if one is elected, the Chief Executive Officer, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

Section 2.7. Regular Meetings. The regular annual meeting of the Board of Directors may be held, without notice other than this Section 2.7, on the same date and at the same place as the Annual Meeting following the close of such meeting of stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

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Section 2.8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President or Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

Section 2.9. Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, or the President, Chief Executive Officer or such other officer designated by the Chairperson of the Board, if one is elected, or the President or Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by electronic mail or other form of electronic communication, sent to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, or dispatched or transmitted if sent by electronic mail or other form of electronic communications. A written waiver of notice signed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 2.10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

Section 2.11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

Section 2.12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

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Section 2.13. Manner of Participation. Unless otherwise restricted by the Certificate or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of teleconference, virtual conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw shall constitute presence in person at the meeting.

Section 2.14. Presiding Director. The Chairperson of the Board shall preside over all meetings of the Board of Directors and the chairperson of each committee of the Board of Directors shall preside over all meetings of the respective committee. If the Chairperson of the Board or chairperson of such committee of the Board of Directors is unable to preside or is absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors, or committee meeting, as applicable.

Section 2.15. Committees. The Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors; provided that for the avoidance of doubt, any meeting of a committee of the Board shall follow the notice procedures set forth in Section 2.9. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

Section 2.16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III
Officers

Section 3.1. Enumeration. The officers of the Corporation shall consist of a President, a Chief Executive Officer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board of Directors, a Treasurer and one or more Vice Presidents, Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

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Section 3.2. Election. The Board of Directors shall elect, from time to time at a regular or special meeting of the Board of Directors, the President, the Chief Executive Officer, and the Secretary. Other officers may be elected by the Board of Directors at any regular or special meeting of the Board of Directors.

Section 3.3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

Section 3.4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 3.5. Resignation. Any officer may resign by delivering his or her written resignation to the Corporation addressed to the Board of Directors, the Chief Executive Officer, the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

Section 3.6. Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

Section 3.7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

Section 3.8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

Section 3.9. President; Chief Executive Officer. Unless the Board of Directors has designated another person as the corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the corporation. The Chief Executive Officer shall have general charge and supervision of the business of the corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of the chief executive or that are delegated to such officer by the Board of Directors. The President shall perform such other duties and shall have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

Section 3.10. Chairperson of the Board. Subject to the provisions of Section 2.14 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairperson of the Board may or may not be an officer of the Corporation.

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Section 3.11. Vice Presidents and Assistant Vice Presidents. Any Vice President and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 3.12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 3.13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 3.14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

ARTICLE IV
Capital Stock

Section 4.1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation’s seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

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Section 4.2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

Section 4.3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

Section 4.4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 4.5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V
Indemnification

Section 5.1. Definitions. For purposes of this Article:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 5.1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

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(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 5.2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 5.4 of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 5.2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 5.2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

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(3) Survival of Rights. The rights of indemnification provided by this Section 5.2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

Section 5.3. Indemnification of Non-Officer Employees. Subject to the operation of Section 5.4 of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 5.3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

Section 5.4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

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Section 5.5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of Expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such Expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

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(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 5.7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a Director or Officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

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Section 5.8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 5.9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

Section 5.10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

ARTICLE VI
Miscellaneous Provisions

Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

Section 6.3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or a committee of the Board of Directors may authorize.

Section 6.4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

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Section 6.5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

Section 6.6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

Section 6.7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

Section 6.8. Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate or these Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate or these Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 6.8 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 6.9. Federal Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

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Section 6.10. Acknowledgement; Relief. Any person or entity holding, owning, or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and consented to the provisions of Sections 6.8 and 6.9 of these Bylaws. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provisions.

Section 6.11. Amendment of Bylaws.

(a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. These Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.

Section 6.12. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.13. Meeting Attendance via Remote Communication Equipment. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at an Annual Meeting or special meeting of stockholders and proxy holders not physically present at an Annual Meeting or special meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

Section 6.14. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted [ ______ ], 202[__] and effective as of [ ______ ], 202[__].

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Annex E

KEY MINING HOLDINGS CORP.

OMNIBUS INCENTIVE COMPENSATION PLAN

Article 1
Effective Date, Objectives and Duration

1.1 Adoption of the Plan. The Board of Directors of Key Mining Holdings Corp., a Delaware corporation (the “Company”), adopted the Key Mining Holdings Corp. Omnibus Incentive Compensation Plan (the “Plan”) on [________], 2026 (the “Effective Date”), subject to approval by the stockholders of the Company within twelve (12) months after the Board’s adoption of the Plan. Awards, other than Restricted Shares and other Awards with respect to which Shares are issued at grant, may be granted on and after the Effective Date; but, no such Awards may be exercised, vested, paid or otherwise settled, or any Shares issued with respect thereto, unless and until the stockholders of the Company approve the Plan within the twelve (12) months after the Board’s adoption of the Plan. Restricted Shares and other Awards with respect to which Shares are issued at grant may only be granted if and after the stockholders of the Company approve the Plan.

1.2 Objective of the Plan. The Plan is intended to attract and retain highly qualified persons to serve as employees, consultants and non-employee directors and promote ownership by such employees, consultants and non-employee directors of a greater proprietary interest in the Company, thereby aligning their interests more closely with the interests of the Company’s stockholders.

1.3 Duration of the Plan. The Plan commenced on the date of adoption of the Plan by the Board, subject to approval by the stockholders of the Company within the twelve (12) months after the Board’s adoption of the Plan. If the stockholders of the Company so approve the Plan, the Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 17 hereof, until the earlier of 11:59 p.m. (ET) on the day immediately preceding the tenth (10th) anniversary of the Effective Date, or the date all Shares subject to the Plan have been issued and the restrictions on all Restricted Shares granted under the Plan have lapsed, according to the Plan’s provisions.

Article 2
Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “409A Award” has the meaning set forth in Section 15.1.

2.2 “5% Exception Limit” has the meaning set forth in Section 5.3.

2.3 “$100,000 Limit” has the meaning set forth in Section 6.4(d).

2.4 “Acquired Entity” has the meaning set forth in Section 5.6(b).

2.5 “Acquired Entity Awards” has the meaning set forth in Section 5.6(b).

2.6 “Affiliate” means any corporation, trade or business or other entity, including but not limited to partnerships, limited liability companies and joint ventures, directly or indirectly controlling, controlled by or under common control with the Company, within the meaning of Section 405 of the Securities Act. Affiliate includes any corporation, trade or business or other entity that becomes such on or after the Effective Date.

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2.7 “Applicable Law” means U.S. federal, state and local laws applicable to the Company, any legal or regulatory requirement relating to the Plan, Awards and/or Shares under applicable U.S. federal, state and local laws, the requirements of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, the Code, and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Awards are or are to be granted, exercised, vested or settled, as such laws, rules, regulations and requirements shall be in place from time to time.

2.8 “Award” means Options (including Non-Qualified Options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents and Other Stock-Based Awards granted under the Plan.

2.9 “Award Agreement” means a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.10 “Beneficiary” means one or more persons or entities that become entitled to receive any amount payable under this Plan after the Grantee’s death. The Grantee’s Beneficiary is the Grantee’s surviving spouse, unless the Grantee designates one or more persons or entities to be the Grantee’s Beneficiary. The Grantee may make, change or revoke a Beneficiary designation at any time before his or her death without the consent of the Grantee’s spouse or anyone the Grantee previously named as a Beneficiary, and the Grantee may designate primary and secondary Beneficiaries. A Beneficiary designation must comply with procedures established by the Committee and must be received by the Committee before the Grantee’s death. If the Grantee dies without a valid Beneficiary designation (as determined by the Committee), and the Grantee has no surviving spouse, the Beneficiary shall be the Grantee’s estate.

2.11 “Board” means the Board of Directors of the Company.

2.12 “Business Combination” has the meaning set forth in Section 2.17(a).

2.13 “Bylaws” means the Company’s bylaws, as amended and/or restated from time to time.

2.14 “Cause” shall have the same definition as under any employment or service agreement between the Company or any Affiliate and the Grantee or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition or words of similar import, “Cause” means, except as otherwise set forth in the Award Agreement, (i) the Grantee’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any Affiliate; (ii) the Grantee’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Grantee’s employment; (iii) the Grantee’s commission of, indictment for, or pleading guilty or confessing to any felony; (iv) the Grantee’s gross neglect of, or prolonged absence from (other than due to Disability and without the written consent of the Company or an Affiliate), Grantee’s duties, (v) the Grantee’s refusal to comply with any lawful directive or policy of the Company or any Affiliate, which refusal is not cured by the Grantee within ten (10) days after written notice from the Company or an Affiliate, (vi) a material breach by the Grantee of any fiduciary duty owed to the Company or any Affiliate, (vii) the Grantee engaging in any activity that is in conflict with or adverse to the reputation, business or other interests of the Company or any Affiliate or that is reasonably determined to be detrimental to the reputation, business or other interests of the Company or any Affiliate, or (viii) the Grantee’s breach of any restrictive covenant or other agreement with the Company or any Affiliate, including but not limited to, confidentiality covenants, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of the Plan, the Grantee’s resignation without the Company’s or an Affiliate’s written consent in anticipation of termination of employment for Cause shall constitute a termination of employment for Cause. The determination of “Cause” shall be made by the Committee, and its determination shall be final, binding and conclusive on the Company, any Affiliate and each Grantee. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination for Cause

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2.15 “CEO” means the Chief Executive Officer of the Company.

2.16 “Certificate of Incorporation” means the Company’s certificate of incorporation, as amended and/or restated from time to time.

2.17 “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(a) The accumulation in any number of related or unrelated transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) by any Person of beneficial ownership (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s voting stock; provided that, for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the combined voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any Person that, prior to the transaction, directly or indirectly, controls, is controlled by, or is under common control with, the Company, or (iv) by any Person pursuant to a merger, consolidation or reorganization involving the Company (a “Business Combination”) that would not cause a Change in Control under subsection (b) below; or

(b) Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Company’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company and (ii) no Person has beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s voting stock (including any entity that as the result of that transaction owns the Company or all or substantially all of, the Company’s assets either directly or through one or more subsidiaries); or

(c) During any twelve (12)-month period, Incumbent Board Members cease to constitute a majority of the Board; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

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(e) A complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above.

Notwithstanding the foregoing, in the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, there shall not be a Change in Control unless there is a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code where necessary for such Award to comply with Section 409A of the Code.

2.18 “Code” means the Internal Revenue Code of 1986, as amended.

2.19 “Committee” has the meaning set forth in Section 3.1(a).

2.20 “Company” means Key Mining Holdings Corp., a Delaware corporation, and any successor thereto by operation of law or otherwise.

2.21 “Compensation Committee” means the compensation committee of the Board.

2.22 “Corporate Transaction” has the meaning set forth in Section 4.2(b).

2.23 “Current Grant” has the meaning set forth in Section 6.4(d).

2.24 “Data” has the meaning set forth in Section 18.22.

2.25 “Deferred Stock” means a right, granted under Article 9, to receive Shares at the end of a specified deferral period.

2.26 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) or (c) below, “Disability” or “Disabled” means, for any Grantee, any injury, illness or sickness that qualifies as a long-term disability within the meaning of the Company’s long-term disability program (“LTD Program”) and on account of which such Grantee is entitled to receive LTD Program benefits;

(b) In the case of an Incentive Stock Option or an Award granted in tandem with an Incentive Stock Option, “Disability” and “Disabled” has the meaning under Section 22(e)(3) of the Code; and

(c) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, “Disability” and “Disabled” means as defined in regulations under Code Section 409A where necessary for such Award to comply with Section 409A of the Code. For purpose of Code Section 409A, a Grantee will be considered to have incurred a Disability or to be Disabled if: (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

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2.27 “Disqualifying Disposition” has the meaning set forth in Section 6.4(f).

2.28 “Dividend Equivalent” means a right to receive cash or Shares equal to any dividends or distributions paid on Shares, if and when paid or distributed, on a specified number of Shares, which dividends have a record date on or after the date of grant of the Dividend Equivalents or related Award and before the date Dividend Equivalents or related Award become payable.

2.29 “Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.30 “DRO” has the meaning set forth in Section 5.4(a).

2.31 “Effective Date” has the meaning set forth in Section 1.1.

2.32 “Eligible Person” means any employee (including any officer) of, non-employee consultant, advisor or independent contractor (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) to, or Non-Employee Director of the Company or any Affiliate, or any potential employee (including a potential officer) of, potential non-employee consultant, advisor or independent contractor to, or potential Non-Employee Director of, the Company or an Affiliate, who has been offered employment or service with the Company or an Affiliate, provided that such potential employee, potential non-employee consultant, advisor or independent contractor to, or potential Non-Employee Director of, the Company or any Affiliate may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or an Affiliate; except that (i) solely with respect to the grant of an Incentive Stock Option, an Eligible Person must be an employee (including any officer) of the Company, a Parent Corporation or any Subsidiary Corporation and (ii) the Committee may establish additional eligibility criteria for determining an Eligible Person for any Awards granted hereunder. An employee on an approved leave of absence may be considered as still in the employ of the Company or an Affiliate for purposes of eligibility for participation in the Plan. Solely for purposes of Section 5.6(b), current or former employees or Non-Employee Directors of, or non-employee consultants, advisors and independent contractors to, an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

2.33 “ERISA” has the meaning set forth in Section 5.4(a).

2.34 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

2.35 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to Article 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.36 “Fair Market Value” means, unless the Committee determines otherwise, a price that is based on the closing price of a Share as reported on Nasdaq on the applicable trading date or any other established stock exchange or automated quotation system which is the principal stock exchange or automated quotation system upon which the Shares are traded on the applicable date or, if the Shares are not traded on such date, the immediately preceding trading day. Alternatively, if the Shares are exclusively traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or, if no such trades were made that day, then the most recent date on which Shares were so traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation 1.409A-1(b)(5)(iv)(B). The Fair Market Value that the Committee determines shall be final, binding and conclusive on the Company, any Affiliate and each Grantee.

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2.37 “FICA” has the meaning set forth in Section 16.1(a).

2.38 “Full Value Award” means an Award other than an Option, SAR or Other Stock-Based Award in the nature of purchase rights.

2.39 “Good Reason” shall have the same definition as under any employment or service agreement between the Company or any Affiliate and the Grantee or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition or words of similar import, “Good Reason” means, except as otherwise set forth in the Award Agreement, any of the following without the Grantee’s express written consent: (a) any action taken by the Company or an Affiliate which results in a material reduction in the Grantee’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (i) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (ii) any change in the geographic scope of the Grantee’s authority, duties or responsibilities will not, in any event and standing alone, constitute a material reduction in the Grantee’s authority, duties or responsibilities); (b) the assignment to the Grantee of duties that are materially inconsistent with Grantee’s authority, duties or responsibilities; (c) any material decrease in the Grantee’s base salary or annual bonus opportunity, except to the extent the Company has instituted a salary or bonus reduction generally applicable to all similar employees of the Company other than in contemplation of or within one year after a Change in Control; or (d) the relocation of the Grantee to any principal place of employment other than that as of the date of grant of the Award, or any requirement that Grantee relocate his or her residence other than to that as of the date of grant of the Award, which in either event would increase the Grantee’s commute by more than fifty (50) miles; provided, however, this subsection (d) shall not apply in the case of business travel which requires the Grantee to relocate temporarily for periods of ninety (90) days or less. Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Grantee where Cause for the Grantee’s termination by the Company or an Affiliate exists. The Grantee must give the Company or Affiliate that employs the Grantee notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice the Company or Affiliate that employs the Grantee shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Grantee for “Good Reason” must occur within thirty (30) days after the period for remedying such condition or event has expired.

2.40 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.41 “Grantee” means an Eligible Person to whom an Award has been granted under the Plan.

2.42 “Immediate Family” has the meaning set forth in Section 5.4(c).

2.43 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.44 “Incumbent Board Member” means an individual who either is (a) a member of the Board as of the effective date of the Board’s adoption of this Plan or (b) a member who becomes a member of the Board subsequent to the date of the Board’s adoption of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

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2.45 “LTD Program” has the meaning set forth in Section 2.26(a).

2.46 “Management Committee” has the meaning set forth in Section 3.1(b).

2.47 “More Than Ten Percent (10%) Owner” has the meaning set forth in Section 6.4(b).

2.48 “Nasdaq” means Nasdaq Stock Markets, LLC.

2.49 “Net After Tax Receipt” has the meaning set forth in Article 17.

2.50 “Non-Employee Director” means a member of the Board, or the board of directors of an Affiliate, who is not an employee of the Company or any Affiliate.

2.51 “Non-Qualified Stock Option” means an option that is not intended to meet the requirements of Section 422 of the Code.

2.52 “Option” means an option granted under Article 6 of the Plan.

2.53 “Other Plans” has the meaning set forth in Section 6.4(d).

2.54 “Other Stock-Based Award” means a right, granted under Article 12 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.55 “Overpayment” has the meaning set forth in Article 17.

2.56 “Parent Corporation” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.57 “Performance-Based Award” means an Award with respect to which the grant, vesting, payment and/or settlement is contingent upon the satisfaction of specified Performance Measures in the specified performance period.

2.58 “Performance Measures” mean one or more performance measures established by the Committee as a requirement for an Award to vest and/or become exercisable or settled. An Award may be contingent upon the Grantee’s continued employment or service in addition to the Performance Measures. In determining if the Performance Measures have been achieved, the Committee will adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee also will adjust the performance targets in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, or (v) other extraordinary non-reoccurring items.

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2.59 “Performance Share” and “Performance Unit” mean an Award granted as a Performance Share or Performance Unit under Article 10.

2.60 “Period of Restriction” means the period during which Restricted Shares are subject to Forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.61 “Period of Vesting” means the period during which the Award is subject to forfeiture or may not be exercised if the conditions specified in the Award Agreement are not satisfied.

2.62 “Permitted Transferee” has the meaning set forth in Section 5.4(c).

2.63 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.64 “Plan” means this Key Mining Holdings Corp. Omnibus Incentive Compensation Plan, in its current form or as hereafter amended.

2.65 “Present Value” has the meaning set forth in Article 17.

2.66 “Prior Grants” has the meaning set forth in Section 6.4(e).

2.67 “Proceeding” has the meaning set forth in Section 18.11.

2.68 “Reduced Amount” has the meaning set forth in Article 17.

2.69 “Restricted Shares” means Shares issued under Article 9 that are both subject to Forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares and subject to the Grantee paying the nominal value in cash for each Share to the extent required by the Committee.

2.70 “Restricted Stock Units” are rights, granted under Article 9, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights, and subject always to the Grantee paying the nominal value in cash for each such Share to the extent required by the Committee.

2.71 “Retirement” means a Grantee’s Termination of Service on or after attaining such age and/or completing such years of service as the Committee may determine and set forth in an Award Agreement.

2.72 “Returned Shares” has the meaning set forth in Section 4.1.

2.73 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.74 “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

2.75 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

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2.76 “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.77 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.78 “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

2.79 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

2.80 “Share” means the common stock, $0.001 par value per share, of the Company, and, unless the context otherwise requires, such other securities of the Company, as may be substituted or resubstituted for Shares.

2.81 “Stock Appreciation Right” or “SAR” means an Award granted under Article 7 of the Plan.

2.82 “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Award, each of the corporations other than the last corporation in the unbroken chain owns shares or stock possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or stock in one of the other corporations in such chain, within the meaning of Section 424(f) of the Code.

2.83 “Substitute Awards” has the meaning set forth in Section 5.6(b).

2.84 “Surviving Company” means the surviving corporation in any merger or consolidation, involving the Company, including the Company if the Company is the surviving corporation, or the direct or indirect parent company of the Company or such surviving corporation following a sale of all or substantially all of the outstanding shares or stock of the Company or the assets of the Company.

2.85 “Tax Date” has the meaning set forth in Section 16.1(a).

2.86 “Tendered Restricted Shares” has the meaning set forth in Section 6.5.

2.87 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding the date immediately preceding the 10-year anniversary of the Grant Date of the Option or SAR.

2.88 “Termination of Service” means (a) that the employee has terminated employment with the Company and its Affiliates, the non-employee consultant, advisor or independent contractor is no longer serving as a consultant, advisor or independent contractor to the Company or an Affiliate or the Non-Employee Director has ceased being a director of the Company or any Affiliate or (b) when an entity which is employing the employee or non-employee consultant, advisor or independent contractor or on whose board of directors the Non-Employee Director is serving, ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, an employee, non-employee consultant, advisor or independent contractor to, or Non-Employee Director of, the Company or another Affiliate, at the time such entity ceases to be an Affiliate. In the event an employee, non-employee consultant, advisor or independent contractor or Non-Employee Director becomes one of the other categories of Eligible Persons upon the termination of such employee’s employment, such consultant’s, advisor’s or independent contractor’s service, or such Non-Employee Director’s service, unless otherwise determined by the Committee, in its sole discretion, no Termination of Service will be deemed to have occurred until such time as such person is no longer an employee, non-employee consultant, advisor or independent contractor or Non-Employee Director of the Company or any Affiliate. Notwithstanding the foregoing, however, that if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Service with respect to such Award shall mean the Grantee’s Separation from Service within the meaning of Section 409A of the Code, to the extent necessary for such Award to comply with Section 409A of the Code.

2.89 “Underpayment” has the meaning set forth in Article 17.

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Article 3
Administration

3.1 Committee.

(a) Subject to Section 3.2 and Article 12, the Plan shall be administered by the Compensation Committee or the Board itself if no Compensation Committee exists. Notwithstanding the foregoing, the Board may at any time and in one or more instances reserve administrative powers to itself as the Board. To the extent the Board or Compensation Committee considers it desirable to comply with Rule 16b-3, the Committee shall consist of two or more directors of the Company, all of whom qualify as “independent directors” within the meaning of the Nasdaq listing standards and as Section 16 Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3.

(b) Subject to any requirements of Applicable Law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board or the Compensation Committee may appoint and delegate to another committee (“Management Committee”), or to the CEO, any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are (i) “executive officers” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act), (ii) Non-Employee Directors, or (iii) or are expected to be Section 16 Persons at the time any such delegated authority is exercised, and provided that the Board or the Compensation Committee shall fix the maximum number of Shares subject to Awards that the Management Committee or CEO may grant,.

(c) Unless the context requires otherwise, any references herein to “Committee” include references to, the Board or the Compensation Committee to the extent the Board or the Compensation Committee, as applicable, has assumed or exercises administrative powers as the Committee pursuant to subsection (a), and to the Management Committee or the CEO to the extent either has been delegated authority pursuant to subsection (b), as applicable; provided that, (i) for purposes of Awards to Non-Employee Directors, “Committee” shall include only the full Board, and (ii) for purposes of Awards intended to comply with Rule 16b-3, “Committee” shall include only the Compensation Committee.

3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including Article 14), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

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(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award;

(c) subject to Section 5.3 below, to determine whether, to what extent and under what circumstances, subject to Applicable Law, (i) an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, (ii) an Award may be accelerated, vested, canceled, forfeited or surrendered, (iii) any terms of the Award may be waived, or (iv) whether to accelerate the exercisability of, or to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(d) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee;

(e) subject to Section 3.3 below, to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(f) subject to Section 5.3 below, to provide in the terms of the Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period and/or achievement of Performance Measures, including without limitation the Grantee’s Retirement, death, Disability or Termination of Service by the Company and its Affiliates without Cause, or termination by the Grantee for Good Reason or a Change in Control (provided such accelerated exercisability or vesting does not violate Code Section 409A);

(g) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(h) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(i) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(j) with the consent of the Grantee, to amend any such Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) which does not materially adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iv) which is necessary for the Award to be exempt from or comply with Section 409A of the Code, or (v) to the extent the Award Agreement specifically permits amendment without consent;

(k) subject to Section 3.3, to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

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(l) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(m) to adopt rules and/or procedures (including the adoption of any subplan under the Plan) relating to the operation and administration of the Plan to accommodate requirements of state, foreign, and local law and procedures;

(n) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan;

(o) to modify, extend or renew an Award, subject to Sections 1.3, 5.3 and 5.9, provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Grantee;

(p) subject to Section 3.3, to provide for the settlement of any Award in cash, Shares or a combination thereof; and

(q) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan (subject to Sections 4.3 and 5.7(c)). The Committee may revoke or amend the terms of any delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation.

The Company shall bear all expenses of administering the Plan.

Notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion, may modify the terms and conditions of the Plan and/or any Award granted to Grantees outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; and take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other Applicable Law.

3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR, or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without stockholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of shares or stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under Section 4.2.

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Article 4
Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery in connection with Awards under the Plan shall be [________] Shares. The total number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted hereunder shall not exceed [_______] Shares.

Shares covered by an Award shall only be counted as used to the extent actually used. A Share issued in connection with an Award under the Plan shall reduce the total number of Shares available for issuance under the Plan by one; provided, however, that, upon settlement of a stock-settled SAR, the total number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares with respect to which the SAR is exercised.

If any Award under the Plan terminates without the delivery of Shares, or is settled by delivery of fewer Shares than the number underlying the Award, whether by lapse, forfeiture, cancellation or otherwise, the Shares subject to such Award or portion of the Award, to the extent of any such termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Award, such related Award shall be cancelled to the extent of the number of Shares as to which the Award is exercised and such number of Shares shall no longer be available for Awards under the Plan. If any Shares subject to an Option, SAR or Other Stock-Based Award in the nature of purchase rights granted hereunder are withheld or applied as payment in connection with the exercise price of such Option, SAR or Other Stock-Based Award in the nature of purchase rights or the withholding or payment of taxes related thereto and any Shares separately surrendered by the Grantee for either such purpose (collectively “Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. If any Shares subject to a Full Value Award granted hereunder are withheld or applied as payment in connection with any withholding or other taxes related thereto and any Shares separately surrendered by the Grantee for either such purpose, such Returned Shares will not be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall again be treated as available for grant under the Plan. The number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options or other purchase rights granted hereunder. In addition, in the case of any Substitute Award granted in assumption of or in substitution for an Acquired Entity Award, Shares delivered or deliverable in connection with such Substitute Award shall not be counted against the number of Shares reserved under the Plan (to the extent permitted by the rules of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted), and available shares of stock under a stockholder-approved plan of an Acquired Entity (as appropriately adjusted to reflect the transaction) also may be used for Awards under the Plan, which shall not reduce the number of Shares otherwise available under the Plan (subject to applicable requirements of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted).

The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4.1.

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Shares may be allotted and issued pursuant to the Plan from the Company’s authorized but unissued share capital, the reissue of treasury Shares or Shares purchased in the open market.

The proceeds that the Company receives in connection with Awards granted under the Plan, if any, shall be used for general corporate purposes and shall be added to the general funds of the Company.

4.2 Adjustments in Authorized Shares and Awards; Liquidation, Dissolution or Change in Control.

(a) In the event that the Committee determines that any dividend or other distribution (excluding any ordinary dividend or distribution) (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event affects the Shares, such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Award or, if deemed appropriate and not otherwise prohibited under the Plan, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any Award of Restricted Stock Units, Deferred Stock or other outstanding Share-based Award and (v) any other terms and conditions of the Award. Notwithstanding the foregoing, (x) no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR (determined as if such Option or SAR was an Incentive Stock Option) to violate Section 424(a) of the Code or with respect to any Awards to the extent such adjustment would subject any Grantee to taxation under Section 409A of the Code; and (y) the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) In the event of a merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the shares or stock of the Company or all or substantially all of the assets of the Company, including by way of a court sanctioned compromise or scheme of arrangement, reorganization, merger, combination, purchase, recapitalization, liquidation, or sale, transfer, exchange or other disposition (a “Corporate Transaction”) that results in a Change in Control, unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the vesting of the Award is accelerated as described below) and with respect to any vested and nonforfeitable Awards, the Committee shall either (i) allow all Grantees to exercise such Awards in the nature of Options, SARs or other purchase rights to the extent then exercisable or to become exercisable upon the Change in Control within a reasonable period prior to the consummation of the Change in Control and cancel any Awards in the nature of Options, SARs or other purchase rights that remain unexercised upon consummation of the Change in Control, and/or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash and/or in securities and/or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Awards in the nature of Options, SARs or other purchase rights) and on the same terms (including without limitation any earn-out, escrow or other deferred consideration provisions) as if such vested Awards were settled or distributed or such Awards in the nature of vested Options, SARs or other purchase rights were exercised immediately prior to the consummation of the Change in Control. Notwithstanding the foregoing, if an Option, SAR or other purchase right is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to the outstanding Option, SAR or other purchase right equals or exceeds the amount payable per Share in the Change in Control, such Awards shall be cancelled without any payment to the Grantee.

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(c) Immediately prior to consummation of any Corporate Transaction that results in a Change in Control (subject to consummation of the Change in Control), unless the Award Agreement provides otherwise, and except as otherwise set forth below as to any Award with respect to which the grant, vesting, payment and/or settlement is contingent upon the satisfaction of specified Performance Measures, all outstanding Awards will become vested and non-forfeitable, earned and payable and any conditions on any such Award shall lapse, as to all of such Award to the extent then outstanding, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable or earned and payable, unless the outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award. If the outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, then all such outstanding Awards will become vested and non-forfeitable, earned and payable and any conditions on any such Award shall lapse, as to all of such Award to the extent then outstanding, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable or earned and payable, upon the Grantee’s subsequent death, Disability, or Termination of Service by the Company and its Affiliates without Cause or by the Grantee for Good Reason, in any such case on or within one (1) year after the Change in Control (provided such accelerated exercisability or vesting does not violate Code Section 409A).

(d) Notwithstanding the forgoing provisions of this Section 4.2, if an Award constitutes deferred compensation within the meaning of, and subject to, Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2(b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company as described in Treasury Regulation Section 1.409A-3(i)(5), where necessary for such Award to comply with Section 409A of the Code, and such payment or settlement does not result in a violation of Section 409A of the Code. Additionally, with respect to any Award with respect to which the grant, vesting, payment and/or settlement is contingent upon the satisfaction of specified Performance Measures in the specified performance period and which is not assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, unless the Award Agreement provides otherwise, the Award shall become vested, and be paid and settled, pursuant to Section 4.2(b) or (c), at target, with the amount prorated based on the number of days in the specified performance period prior to and including the date of the Change in Control over the number of days in the specified performance period. If any such Awards are assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, unless the Award Agreement provides otherwise, the Award shall be converted into a time-based Award as of the Change in Control at target, subject to the Grantee’s continued employment or other service, and such outstanding Awards will become vested and non-forfeitable, earned and payable and any conditions on any such Award shall lapse, as to all of such Award to the extent then outstanding, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable or earned and payable, upon the Grantee’s subsequent death, Disability, or Termination of Service by the Company and its Affiliates without Cause or by the Grantee for Good Reason, in any such case on or within the one (1) year after the Change in Control (provided such accelerated exercisability or vesting does not violate Code Section 409A).

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Article 5
Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the Board in its sole discretion.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement and, unless the Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Grantee to the Company. Unless the Committee determines otherwise, any failure by the Grantee to sign and return the Agreement within such period of time following the granting of the Award as the Committee shall prescribe shall cause such Award to the Grantee to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Grantee shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, all provisions of the Plan and the Award Agreement.

5.3 General Terms and Termination of Service. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 14.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including without limitation terms requiring forfeiture or transfer, acceleration or pro-rata acceleration of Awards in the event of a Termination of Service by the Grantee. Awards may be granted for no consideration other than prior and future services save that in no event will Shares subject to an Award be allotted and issued unless the nominal value per Share is paid in cash, to the extent required by Applicable Law. Except as otherwise determined by the Committee pursuant to this Section 5.3 or set forth in an Award Agreement, all Options and SARs that have not been exercised, or any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested, or which have outstanding Performance Periods, at the time of a Termination of Service shall be forfeited to the Company. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, and performance-based Awards must have a performance period of at least one year; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirements with respect to (i) any Substitute Award granted in assumption of or in substitution for an Acquired Entity Award, (ii) shares of Stock delivered in lieu of full-vested cash-based Awards (or other cash awards or payments), (iii) Awards to Non-employee Directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available Shares (the “5% Exception Limit”) authorized for issuance under the Plan (subject to adjustment under Section 4.2). For the avoidance of doubt, the foregoing restriction does not apply to the Committee’s discretion to provide in the terms of the Award or otherwise for accelerated exercisability or vesting of any Award upon the occurrence of one or more events other than completion of a service period, including without limitation the Grantee’s death, Disability, Termination of Service by the Company and its Affiliates without Cause or by the Grantee for Good Reason or a Change in Control (provided such accelerated exercisability or vesting does not violate Code Section 409A). Additionally, notwithstanding any other provision of this Plan or any Award Agreement to the contrary, no dividends or Dividend Equivalents shall be paid with respect to any Awards that do not become vested, non-forfeitable or payable under the Plan.

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5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a domestic relations order (a “DRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a DRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Awards (other than Incentive Stock Options and corresponding tandem Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Shares subject to such Award under the Securities Act; and the “Immediate Family” of a Grantee means the Grantee’s spouse, any person sharing the Grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award, after the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee. The Company shall not be required to recognize any such transfer until such time as the Grantee and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Grantee, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 5.4(c) shall be deemed to restrict a transfer to the Company.

(d) Nothing herein shall be construed as requiring the Company or any Affiliate to honor a DRO except to the extent required under Applicable Law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or other Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Service. Additionally, notwithstanding any other provision of the Plan or any Agreement to the contrary, a Grantee shall forfeit any and all rights under an Award (whether or not vested at such time) if the Grantee incurs a Termination of Service by the Company or any Affiliate for Cause.

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5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date and Term, and the Exercise Price of the SAR may not be less than the Exercise Price of the related Incentive Stock Option.

(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for share or stock and share or stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or shares or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations of Sections 4.1 and 4.3 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Awards, the satisfaction of any requirements or goals with respect to Awards, the lapse or waiver of the deferral period for Awards, or the lapse or waiver of restrictions with respect to Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code so that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

5.8 Extension of Term of Award; Automatic Exercise.

(a) Notwithstanding any provision of the Plan providing for the maximum term of an Award, in the event any Award would expire prior to exercise, vesting or settlement because trading in Shares is prohibited by law or by any insider trading policy of the Company, the Committee may extend the term of the Award (or provide for such in the applicable Award Agreement) until thirty (30) days after the expiration of any such prohibitions to permit the Grantee to realize the value of the Award, provided such extension (i) is permitted by law, (ii) does not violate Code Section 409A with respect to any Award, and (iii) does not otherwise adversely impact the tax consequences of the Award (such as with respect to incentive stock options and related Awards).

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(b) This Section 5.8(b) applies to an Option or SAR if (i) the Grantee to whom the Option or SAR was granted remains in the continuous employment or service of the Company or an Affiliate from the date the Option or SAR was granted until the expiration date of such Option or SAR, (ii) on the expiration date the Fair Market Value of a share exceeds the exercise price of the Option or SAR, (iii) the Option or SAR has become exercisable on or before the expiration date and (iv) the term of the Option or SAR will not be extended as described above. In that event, subject to Sections 3.1(a), 5.8(a), 5.9, and 6.5 in all respects, each Option or SAR to which this Section 5.9(b) applies shall be exercised automatically on the expiration date to the extent that it is outstanding and unexercised on such date. An Option that is exercised pursuant to this Section 5.9(b) shall result in the issuance to the Grantee of that number of whole Shares that have a Fair Market Value that most nearly equals, but does not exceed, the excess of the Fair Market Value of a Share on the expiration date over the Option exercise price multiplied by the number of Shares subject to the exercisable portion of the Option. A SAR that is exercised pursuant to this Section 5.9(b) shall be settled in accordance with its terms on the expiration date.

5.9 Conditions on Delivery of Shares. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and rules and regulations of Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, and (iii) the Grantee has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

Article 6
Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable, whether the Option is intended to be a Non-Qualified Stock Option or an Incentive Stock Option and such other provisions as the Committee shall determine. Except as otherwise set forth in Section 5.6(b) above, no Option shall have a term of more than ten (10) years after its Grant Date, subject to earlier termination as provided herein or in the applicable Award Agreement. No Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law. No dividend rights or Dividend Equivalents may be granted in conjunction with any grant of Options.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date (except as otherwise set forth in Section 5.6(b) above) and shall not be less than the nominal value per Share if required by Applicable Law.

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6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. An Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company, a Parent Corporation or a Subsidiary Corporation;

(b) shall have an Exercise Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “More Than Ten Percent (10%) Owner”), have an Exercise Price not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

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6.5 Payment of Exercise Price. Except as otherwise provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check, cash equivalent or wire transfer;

(b) subject to Applicable Law and with the approval of the Committee, by delivery of Shares owned by the Grantee prior to exercise, valued at their Fair Market Value on the date of exercise;

(c) subject to Applicable Law and with the approval of the Committee, Shares to be acquired upon the exercise of such Option, such Shares valued at their Fair Market Value on the date of exercise;

(d) subject to Applicable Law and with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

(e) subject to Applicable Law (including the prohibited loan provisions of Section 402 of Sarbanes-Oxley), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

6.6 No Reload Options. No Option granted under the Plan shall contain any provision entitling the Grantee to the automatic grant of additional Options in connection with the exercise of the original Option.

Article 7
Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under Article 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate. No dividend rights or Dividend Equivalents may be granted in conjunction with any grant of SARs.

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7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee. Except as otherwise set forth in Section 5.6(b) above, no SAR shall have a term of more than ten (10) years after its Grant Date, subject to earlier termination as provided herein or in the applicable Award Agreement. No SAR may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that, except as otherwise set forth in Section 5.6(b), the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of the grant of the SAR (or the exercise price of the related Option if granted in tandem therewith).

7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by (b) the number of Shares with respect to which the SAR is exercised. SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within thirty (30) days of the date the SAR is exercised, unless the Award Agreement specifically provides otherwise. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.5 Grant Limitations. The Committee may at any time impose any other limitations upon the exercise of SARs which, in the Committee’s sole discretion, are necessary or desirable in order for Grantees to qualify for an exemption from Section 16(b) of the Exchange Act.

7.6 No Reload Rights. No SARs granted under the Plan shall contain any provision entitling the Grantee to the automatic grant of additional SARs in connection with the exercise of the original SARs.

Article 8
Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific time-based restrictions, Performance Measures, time-based restrictions on vesting following the attainment of the Performance Measures, and/or restrictions under Applicable Law.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares provided that it shall be no less than the nominal value per Restricted Share if required to be paid by Applicable Law.

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8.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Voting and Dividend Equivalent Rights Attributable to Restricted Shares. A Grantee awarded Restricted Shares will have all voting rights with respect to such Restricted Shares. Unless the Committee determines and sets forth in the Award Agreement that Grantee will not be entitled to receive any dividends with respect to such Restricted Shares, a Grantee will have the right to receive all dividends in respect of such Restricted Shares, which dividends shall be either deemed reinvested in additional shares of Restricted Shares, which shall remain subject to the same forfeiture conditions applicable to the Restricted Shares to which such dividends relate, or paid in cash if and at the time the Restricted Shares are no longer subject to forfeiture, as the Committee shall set forth in the Award Agreement. No dividends may be paid with respect to Restricted Shares that are Forfeited.

8.6 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares if certificated (x) shall be held (together with a stock transfer form executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become non-Forfeitable or are Forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

Article 9
Deferred Stock and Restricted Stock Units

9.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with Article 14 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

9.2 Vesting and Delivery.

(a) Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. To the extent that the Grantee has a Termination of Service while the Deferred Stock remains subject to a substantial risk of forfeiture, such Deferred Shares shall be forfeited, unless the Award Agreement provides, or the Committee otherwise determines, that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Service due to death, Disability, involuntary termination by the Company or an Affiliate without Cause, termination by the Grantee for Good Reason or other reason (provided such accelerated exercisability or vesting does not violate Code Section 409A).

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(b) Unless specified otherwise by the Committee in the Grantee’s Award Agreement for the Award of Restricted Stock Units, delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. To the extent that the Grantee has a Termination of Service while the Restricted Stock Units remain subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Award Agreement provides, or the Committee otherwise determines, that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Service due to death, Disability, involuntary termination by the Company or an Affiliate without Cause, termination by the Grantee for Good Reason or other reason (provided such accelerated exercisability or vesting does not violate Code Section 409A).

9.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless the Committee determines and sets forth in the Award Agreement that a Grantee will not be entitled to receive any such Dividend Equivalents with respect to such Deferred Stock or Restricted Stock Units, the Grantee will have the right to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be either deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate, or paid in cash if and at the time the Deferred Stock or Restricted Stock Units are no longer subject to forfeiture and deliverable, as the Committee shall set forth in the Award Agreement. No Dividend Equivalents may be paid on Deferred Stock or Restricted Stock Units that are Forfeited.

Article 10
Performance Units and Performance Shares

10.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

10.2 Value/Performance Goals. The Committee shall set Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

10.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement provided that if it is to be in Shares, issuance of the Shares shall be subject to payment by the Grantee in cash of the nominal value for each Share so issued to the extent required by Applicable Law.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period. Notwithstanding any provision of the Plan, with respect to any Performance Units or Performance Shares, the Committee may adjust downwards or upwards, the cash or number of Shares payable pursuant to such Award in its discretion, and the Committee may waive the achievement of the applicable Performance Measures. The Committee shall have the power to impose such other restrictions on Performance Units and performance Shares as it may deem necessary or appropriate.

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Unless the Committee determines and sets forth in the Award Agreement that a Grantee will not be entitled to vote or receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units or Performance Shares, the Grantee shall have the right to vote the Shares in respect of such Performance Shares and the right to receive any dividends or Dividend Equivalents in respect of such Performance Units and Performance Shares, which dividends and Dividend Equivalents shall either be deemed reinvested in additional Shares of Performance Units or Performance Shares, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Performance Units or Performance Shares to which such dividends and Dividend Equivalents relate, or paid in cash if and at the time the Performance Units or Performance Shares are payable and/or no longer subject to forfeiture, as the Committee shall set forth in the Award Agreement. No dividends or Dividend Equivalents may be paid on Performance Units or Performance Shares that are forfeited.

Article 11
Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards; provided, however, that no Dividend Equivalents may be granted in conjunction with any grant of Options or SARs, and no Dividend Equivalents may be paid on any Awards unless and until the Awards become vested, nonforfeitable and/or payable. The Committee may provide that Dividend Equivalents not paid in connection with an Award shall either be (i) paid or distributed in cash when the Dividend Equivalents or Awards to which such Dividend Equivalents relate become vested, nonforfeitable and/or payable or (ii) deemed to have been reinvested in additional Dividends Equivalents or Awards.

Article 12
Other Stock-Based Awards

The Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Article 12 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine. The Committee is authorized to grant Shares as a bonus, or to grant Shares or Other Stock-Based Awards in lieu of other obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Article 12.

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Article 13
Non-Employee Director Awards

Subject to the terms of the Plan, the Committee may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee in its sole discretion. Except as otherwise provided in Section 5.6(b), a Non-Employee Director may not be granted Awards during any single calendar year that, taken together with any cash fees paid to such Non-Employee Director during such calendar year in respect of the Non-Employee Director’s service as a member of the Board during such year, exceeds [$________] in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial accounting purposes) (twice that limit for Awards that are granted to a Non-Employee Director in the fiscal year in which the Non-Employee Director first commences service) (based in each case on the highest level of performance resulting in the maximum payout). Notwithstanding the foregoing, the Board may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

Article 14
Amendment, Modification, and Termination

14.1 Amendment, Modification, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any Applicable Law, including without limitation any amendment to materially increase the number of Shares authorized under the Plan (other than pursuant to Section 4.2), expand the types of Awards that may be granted under the Plan, or materially expand the class of individuals eligible to participate in the Plan, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

14.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall materially adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board reserves the authority to terminate a 409A Award granted under the Plan in return for payment of the vested portion of the 409A Award provided the termination and payment satisfies the rules under Section 409A of the Code.

Article 15
Compliance with Code Section 409A

15.1 Awards Subject to Code Section 409A. The provisions of this Article 15 and Section 409A of the Code shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award to the extent required for the Award to comply with Section 409A of the Code.

15.2 Distributions. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than (i) Separation from Service; (ii) the date the Grantee becomes Disabled (as defined in Section 2.26(b)); (iii) the date of the Grantee’s death; (iv) a specified time (or pursuant to a fixed schedule) that is either (a) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (b) specified by the Grantee in an Election complying with the requirements of Section 409A of the Code; or (vi) a change in control of the Company within the meaning of Treasury Regulation Section 1.409A-3(h)(5).

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15.3 Six-Month Delay. Notwithstanding anything herein or in any Award Agreement or election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death, to the extent required to comply with Code Section 409A.

15.4 Short-Term Deferral. If an Award Agreement does not specify a payment date, payment of the Award will be made no later than the 15th day of the third month following the end of the taxable year of the Grantee, or the fiscal year of the Company, during which the Grantee’s right to payment is no longer subject to a substantial risk of forfeiture under Section 409A of the Code, whichever is later. All rights to payments and benefits under an Award shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

15.5 Options, SARs and Other Stock-Based Awards in the Nature of Purchase Rights. With respect to Options, SARs and Other Stock-Based Awards in the Nature of Purchase Rights that are intended to be exempt from Section 409A of the Code, in applying Code Sections 1563(a)(l), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(l), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.

Article 16
Withholding

16.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the delivery of Shares pursuant to the Award, through a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii) delivering part or all of the amount to be withheld in the form of Shares valued at their Fair Market Value on the Tax Date;

(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Stock, or upon the delivery of Shares pursuant to the Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

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(iv) withholding from any other compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the delivery of Shares pursuant to the Award, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the delivery of Shares pursuant to the Award, pursuant to clause (iii) above, shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law that will not result in adverse financial accounting consequences with respect to such Awards and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(b) Notwithstanding the foregoing, (i) any Grantee who makes a Disqualifying Disposition shall remit to the Company an amount, if any, sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a) and (ii) any Grantee who makes an election under Section 83(b) of the Code shall remit to the Company an amount, if any, sufficient to satisfy all resulting tax withholding requirements in cash or in the manner set forth in subsection (a)(iv) above.

16.2 Code Section 83(b) Election. If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award, require the Grantee to make, or prohibit a Grantee from making, the Section 83(b) election with respect to an Award.

Article 17
Limitation on Benefits

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan, alone or in combination with any other payments or distributions under any other plan, agreement or arrangement, would subject a Grantee to tax under Code Section 4999, the Committee may determine whether some amount of such payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines that there is a Reduced Amount, the total payments or benefits to the Grantee under all Awards must be reduced to such Reduced Amount, but not below zero, with the amounts to be reduced so as to maximize the aggregate Net After Tax Receipts to the Grantee; provided, that, notwithstanding the foregoing, payments or benefits that are not subject to Section 409A of the Code shall be reduced before any payment or benefits that are subject to Section 409A of the Code and all such reductions shall comply with Section 409A of the Code with respect to any amounts subject to Section 409A of the Code. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Grantee of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Article 17 are final, conclusive and binding upon the Company and the Grantee. It is the intention of the Company and the Grantee to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Grantee would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Article 17, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Grantee which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Grantee could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Grantee, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by Applicable Law, which the Grantee must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Grantee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Grantee is subject to tax under Code Sections 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Grantee but no later than the end of the Grantee’s taxable year next following the Grantee’s taxable year in which the determination is made that the underpayment has occurred. For purposes of this Article 17, (i) “Net After Tax Receipt” means the Present Value of payments and benefits under this Plan and any other plan, agreement or arrangement, net of all taxes imposed on Grantee with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Grantee’s taxable income for the applicable taxable year; (ii) “Present Value” means the value determined in accordance with Code Section 280G(d)(4) and (iii) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan and any other plan, agreement or arrangement, which (a) is less than the sum of all such payments and benefits under this Plan and any other plan, agreement or arrangement, and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan and any other plan, agreement or arrangement, were any other amount less than the sum of all payments and benefits to be made under this Plan. Any reduction of payments or benefits pursuant to this Article 17 shall be made in the following order (first against any such items that are not subject to Section 409A of the Code): (i) first against any cash compensation in order of the latest amounts to be paid and otherwise on a pro rata basis, (ii) second against any benefits otherwise payable in order of the latest amounts to be delivered and otherwise on a pro rata basis; and (iii) third against any equity or related awards in order of the latest amounts to be settled and otherwise on a pro rata basis.

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Article 18
Additional Provisions

18.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any Applicable Law or regulation.

18.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any Applicable Law, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the date of the final prospectus or prospectus supplement relating to an underwritten public offering as the Company or such underwriter shall specify reasonably and in good faith. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any Applicable Law or result in the imposition of excise taxes on the Company or its Affiliates under the statutes, rules or regulations of any applicable jurisdiction, then the Committee may postpone any such exercise, non-forfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

(c) The Committee may require each Grantee receiving Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Grantee is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, Nasdaq and any other stock exchange or automated quotation system upon which the Shares are listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) A Grantee shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

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18.5 Awards Subject to Share Retention Guidelines and Claw-Back Policies. Notwithstanding any provisions herein to the contrary, (i) Shares acquired by a Grantee under the Plan upon the exercise, payment or settlement of an Award shall be subject to the terms of any Share retention guidelines currently in effect or subsequently adopted by the Board and (ii) all Awards granted hereunder shall be subject to the terms of any recoupment policy currently in effect or subsequently adopted by the Board to implement Section 304 of Sarbanes-Oxley, Dodd-Frank or Section 10D of the Exchange Act (or with any amendment or modification of such recoupment policy adopted by the Board) to the extent that such Award (whether or not previously exercised or settled) or the value of such Award is required to be returned to the Company pursuant to the terms of such recoupment policy.

18.6 No Rights as a Stockholder. Unless otherwise determined by the Committee and set forth in the Award Agreement, no Grantee shall have any rights as a stockholder of the Company with respect to the Shares which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to the Grantee (other than as set forth in the Plan). At the time of grant of an Award, the Committee will require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Awards. Stock dividends and deferred cash dividends issued with respect to Awards shall be subject to the same restrictions and other terms as apply to the Awards with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.7 Employee Status. If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Grantee and the Company and/or an Affiliate if, at the time of the determination, the Grantee is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Grantee on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three months, or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute, agreement or contract. If the period of leave exceeds three months, and the individual’s right to re-employment is not guaranteed by statute, agreement or contract, the employment shall be deemed to be terminated on the first day after the end of such three-month period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or adviser shall not be affected by any change in the status of the Grantee so long as the Grantee continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Grantee’s employment or continued service shall not be considered interrupted in the event the Committee, in its discretion and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Grantee’s employer from the Company or an Affiliate, except that if the Committee does not otherwise specify such at or prior to such occurrence, the Grantee will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Grantee is no longer the Company or an entity that qualifies as an Affiliate. With respect to any Award constituting deferred compensation with the meaning of Code Section 409A, nothing in this Section 18.7 shall be interpreted to modify the definition of Separation from Service.

18.8 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

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18.9 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees or Non-Employee Directors as it may deem desirable.

18.10 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice of law, to the extent not preempted by federal law.

18.11 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the State of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Grantee shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the State of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Grantee may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Grantee, at the Grantee’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

18.12 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

18.13 Participation. No employee or officer shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.14 Military Service. To the extent required by Applicable Law, Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

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18.15 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural and words in the plural include the singular.

18.16 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation unless such retirement or other benefit specifically provides that an Award shall be counted as compensation for purposes of such plan.

18.17 Death/Disability. The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee’s death or Disability and to supply it with a copy of the will (in the case of the Grantee’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan and the particular Award.

18.18 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.19 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.20 No Right to Continue in Service or Employment. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a director of the Company. Nothing contained in the Plan or any Agreement shall confer upon any Grantee any right with respect to the continuation of employment or service by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Grantee.

18.21 Payment on Behalf of Grantee or Beneficiary.

(a) If the Grantee is incompetent to handle Grantee’s affairs at the time the Grantee is eligible to receive a payment from the Plan, the Committee will make payment to the Grantee’s court-appointed personal representative or, if none, the Committee, in its sole discretion, may make payment to the Grantee’s duly appointed guardian, legal representative, next-of-kin or attorney-in-fact for the benefit of the Grantee.

(b) If the Beneficiary of a deceased Grantee is a minor or is legally incompetent, the Committee will make payment to the Beneficiary’s court-appointed guardian or personal representative or to a trust established for the benefit of the Beneficiary, or if no such guardian, representative or trust exists, the Committee, in its sole discretion, may make payment to the Beneficiary’s surviving parent or his or her next-of-kin for the benefit of the Beneficiary.

(c) If the Committee for any reason considers it improper to direct any payment as specified in this Section 18.21, the Committee may request a court of appropriate jurisdiction to determine the appropriate payee.

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(d) Any payment made by the Committee pursuant to this Section 18.21 shall be in full satisfaction of all liability of the Plan, the Company and its Affiliates with respect to any benefit due a Grantee or a Grantee’s Beneficiary under this Plan.

18.22 Data Privacy. As a condition for receiving an Award, each Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among the Company and its Affiliates exclusively for implementing, administering and managing the Grantee’s participation in the Plan. The Company and its Affiliates may hold certain personal information about a Grantee, including the Grantee’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Grantee’s participation in the Plan, and the Company and its Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Grantee’s country, or elsewhere, and the Grantee’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Grantee’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Grantee may elect to deposit any Shares. The Data related to a Grantee will be held only as long as necessary to implement, administer, and manage the Grantee’s participation in the Plan. A Grantee may, at any time, view the Data that the Company holds regarding such Grantee, request additional information about the storage and processing of the Data regarding such Grantee, recommend any necessary corrections to the Data regarding the Grantee or refuse or withdraw the consents in this Section 18.22 in writing, without cost, by contacting the local human resources representative. The Company may cancel Grantee’s ability to participate in the Plan and, in the Committee’s discretion, the Grantee may forfeit any outstanding Awards if the Grantee refuses or withdraws the consents in this Section 18.22. For more information on the consequences of refusing or withdrawing consent, Grantees may contact their local human resources representative.

18.23 Awards to Grantees Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Grantee who is then resident or primarily employed outside of the United States, or establish one or more sub-plans for such Grantees, in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Grantee is then resident or primarily employed, or so that the value and other benefits of the Award to the Grantee, as affected by foreign tax laws and other restrictions applicable as a result of the Grantee’s residence or employment abroad, shall be comparable to the value of such an Award to a Grantee who is resident or primarily employed in the United States. An Award may be modified under this Section 18.23 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Grantee whose Award is modified.

18.24 Miscellaneous.

(a) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Grantee at any time shall neither require the Committee to grant any other Award to such Grantee or other person at any time or preclude the Committee from making subsequent grants to such Grantee or any other person.

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(b) Nothing contained herein prohibits the Grantee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC. The Grantee does not need prior authorization from the Company to make any such reports or disclosures, and is not required to notify the Company about such disclosures.

(c) Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Committee shall have the right at any time to deny or delay a Grantee’s exercise of Options or the settlement of an Award if such Grantee is reasonably believed by the Committee (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Committee shall have received reasonable assurance that the Grantee is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

(d) Grantees are and at all times shall remain subject to the securities trading policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, SARs or sell Shares acquired pursuant to the Plan.

(e) Notwithstanding any other provision of this Plan, (i) the Company shall not be obliged to issue any shares pursuant to an Award unless at least the par value of such newly issued share has been fully paid in advance to the extent required by Applicable Law (which requirement may mean the holder of an Award is obliged to make such payment) and (ii) the Company shall not be obliged to issue or deliver any shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

(f) The Committee has no obligation to search for the whereabouts of any Grantee or Beneficiary if the location of such Grantee or Beneficiary are not made known to the Committee.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Pubco Charter and Pubco Bylaws will provide for indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may in the future be amended, including reimbursement for expenses actually and reasonably incurred (including attorneys’ fees). The Pubco Bylaws will permit Pubco to purchase and maintain liability, indemnification and/or other similar insurance. Pubco’s directors and officers will be covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

In addition, Pubco will enter into separate indemnification agreements with Pubco’s directors and executive officers. These agreements, among other things, require Pubco to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Pubco’s directors or executive officers or any other company or enterprise to which the person provides services at Pubco’s request.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1.1†#	Agreement and Plan of Merger, as of January 6, 2026, by and among CDAQ, Pubco, KMC, Purchaser Merger Sub, and Company Merger Sub (incorporated by reference to Exhibit 2.1 to CDAQ’s Current Report on Form 8-K, filed with the SEC on January 12, 2026) (attached as Annex A-1 to this proxy statement/prospectus contained in this Registration Statement).
2.1.2

Amendment No. 1 to the Agreement and Plan of Merger, as of February 5, 2026, by and among CDAQ, Pubco, KMC, Purchaser Merger Sub, and Company Merger Sub (incorporated by reference to Exhibit 2.1 to CDAQ’s Current Report on Form 8-K, filed with the SEC on February 6, 2026) (attached as Annex A-2 to this proxy statement/prospectus contained in this Registration Statement).

2.2	Plan of Merger (attached as Annex B to this proxy statement/prospectus contained in this Registration Statement).
2.3*	Share Purchase Agreement dated May 1, 2023, by and between KMC and Gold Express Mines, Inc.
2.4*	Share Purchase Agreement dated May 9, 2023, by and between Cerro Blanco Titanium, Inc. and KMC.
2.5*	Asset Purchase Agreement dated August 21, 2023, by and between Critical Minerals Corp. and KMC.
2.6**	Asset Purchase Agreement dated December 31, 2025, by and between EastWest Ventures LLC and KMC.
3.1	Amended and Restated Memorandum and Articles of Association of CDAQ (incorporated by reference to Exhibit 3.1 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
3.2	Amendment to Amended and Restated Memorandum and Articles of Association of CDAQ (incorporated by reference to Exhibit 3.2 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
3.3	Second Amendment to Amended and Restated Memorandum and Articles of Association of CDAQ (incorporated by reference to Exhibit 3.3 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
3.4	Third Amendment to Amended and Restated Memorandum and Articles of Association of Compass Digital Acquisition Corp. (incorporated by reference to Exhibit 3.1 of CDAQ’s Current Report on Form 8-K filed with the SEC on April 22, 2025).
3.5	Form of Pubco Charter, to become effective upon the completion of the Business Combination (attached as Annex C to this proxy statement/prospectus contained in this Registration Statement).
3.6	Form of Pubco Bylaws, to be effective upon the completion of the Business Combination (attached as Annex D to this proxy statement/prospectus contained in this Registration Statement).
4.1	Warrant Agreement, dated October 14, 2021, by and between CDAQ and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
4.2	Specimen Unit Certificate of CDAQ (incorporated by reference to Exhibit 4.1 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).

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4.3	Specimen Class A Ordinary Share Certificate of CDAQ Specimen Class A Ordinary Share Certificate of CDAQ (incorporated by reference to Exhibit 4.2 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
4.4	Specimen Warrant Certificate of CDAQ (incorporated by reference to Exhibit 4.3 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
4.5**	Specimen Warrant Certificate of Pubco.
4.6**	Form of Warrant Assignment, Assumption and Amendment Agreement, by and among Continental Stock Transfer & Trust Company, as warrant agent, CDAQ and Pubco.
4.7*	Form of KMC Investor Warrant.
4.8*	Form of KMC Advisor Warrant.
4.9*	Form of KMC Broker Warrant.
5.1**	Opinion of Troutman Pepper Locke LLP.
8.1***	Form of Tax opinion of Ellenoff Grossman & Schole LLP.
10.1	Investment Management Trust Agreement dated October 14, 2021, by and between CDAQ and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.4 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
10.2	Registration Rights Agreement, dated October 14, 2021. by and among CDAQ and certain security holders of CDAQ (incorporated by reference to Exhibit 10.5 to CDAQ’s Annual Report on Form 10-K, filed with the SEC on March 25, 2025).
10.3	Letter Agreement, dated October 14, 2021, by and among Compass Digital Acquisition Corp. and its prior officers and directors and CDAQ SPAC LLC (incorporated by reference to Exhibit 10.1 of CDAQ’s Current Report on Form 8-K filed with the SEC on October 19, 2021).
10.4	Subscription Agreement, dated September 6, 2023, by and among Compass Digital Acquisition Corp., HCG Opportunity, LLC, and Polar Multi-Strategy Master Fund (incorporated by reference to Exhibit 10.2 of CDAQ’s Quarterly Report on Form 10-Q filed with the SEC on November 20, 2023).
10.5	CDAQ Private Warrants Purchase Agreement, dated October 14, 2021, between Compass Digital Acquisition Corp. and CDAQ SPAC, LLC (incorporated by reference to Exhibit 10.4 of CDAQ’s Current Report on Form 8-K filed with the SEC on October 19, 2021).
10.6	Securities Purchase Agreement between Compass Digital Acquisition Corp. and an affiliate of CDAQ SPAC, LLC (incorporated by reference to Exhibit 10.7 of CDAQ’s Registration Statement on Form S-1 filed with the SEC on October 8, 2021).
10.7	Promissory Note, dated as of December 30, 2021, by and between Compass Digital Acquisition Corp. and YAS International, LLC (d/b/a Gupta Capital Group) (incorporated by reference to Exhibit 10.4 of CDAQ’s Current Report on Form 8-K filed with the SEC on January 5, 2022).
10.8	Administrative Service Agreement, dated October 14, 2021, by and between C Compass Digital Acquisition Corp. and CDAQ SPAC, LLC (incorporated by reference to Exhibit 10.5 of CDAQ’s Current Report on Form 8-K filed with the SEC on October 19, 2021).
10.9	Promissory Note, dated November 21, 2024, issued to Compass Digital SPAC, LLC (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
10.10	Form of Voting Agreement, dated as of January 6, 2026, by and among Compass Digital Acquisition Corp., Key Mining Corp. and the shareholder of Key Mining Corp. party thereto. (incorporated by reference to CDAQ’s Current Report on Form 8-K, filed with the SEC on January 12, 2026).
10.11	Sponsor Letter Agreement, dated as of January 6, 2026, by and among HCG Opportunity, LLC, Compass Digital Acquisition Corp. and Key Mining Corp. (incorporated by reference to CDAQ’s Current Report on Form 8-K, filed with the SEC on January 12, 2026).
10.12	Letter Agreement Amendment, dated as of January 6, 2026, by and among Compass Digital Acquisition Corp., Titan Holdings Corp., HCG Opportunity, LLC and the other parties thereto (incorporated by reference to CDAQ’s Current Report on Form 8-K, filed with the SEC on January 12, 2026).
10.13	Form of Seller Registration Rights Agreement (incorporated by reference to CDAQ’s Current Report on Form 8-K, filed with the SEC on January 12, 2026).

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10.14	Form of Founder Registration Rights Agreement Amendment (incorporated by reference to CDAQ’s Current Report on Form 8-K, filed with the SEC on January 12, 2026).
10.15*+	Omnibus Incentive Compensation Plan of Pubco to become effective upon the completion of the Business Combination (attached as Annex E to this proxy statement/prospectus contained in this Registration Statement).
10.16*+	Form of Executive Employment Agreement, by and between Pubco and Cesar A. López Alarcón, which will become effective at the Closing of the Business Combination.
10.17*+	Consulting Agreement dated January 1, 2022, by and between the KMC and Cesar A. López Alarcón.
10.18*+	Service Agreement dated October 1, 2021, by and between Key Mining Corporation Chile SpA and Inversiones ZT Financial Group SpA.
10.19*	Service Agreement December 30, 2021, by and between Key Mining Corporation Chile SpA and Reinaldo Ulises Reyes Gonzalez.
10.20*	Service Agreement January 13, 2023, by and between Gold Express Mines SpA and Andrew Sloop.
10.21*	Mining Exploration Agreement and Unilateral Promise to Incorporate a Company dated August 30, 2021, by and between Key Mining Corporation Chile SpA and Sociedad Química y Minera de Chile S.A.
10.22*	Amendment to a Mining Exploration Agreement and Unilateral Promise to Incorporate a Company dated July 27, 2022, by and between Key Mining Corporation Chile SpA and Sociedad Química y Minera de Chile S.A.
10.23*	Second Amendment to a Mining Exploration Agreement and Unilateral Promise to Incorporate a Company dated June 23, 2023, by and between Key Mining Corporation Chile SpA and Sociedad Química y Minera de Chile S.A.
10.24*	Agreement to Purchase Mining Claims dated January 3, 2022, by and between Manquehue Asesorías Mineras SpA and Gold Express Mines SpA.
10.25*	Agreement to Purchase Mining Claims dated January 18, 2023, by and between Manquehue Asesorías Mineras SpA and Gold Express Mines SpA.
10.26*	Agreement to Purchase Mining Claims dated May 4, 2023, by and between Gold Express Mines SpA and Ignacio Joaquín López Alarcón.
10.27*	Amendment to the Royalty on Mining Claims dated July 4, 2023, by and between White Mountain Minerals SpA and Gold Express Mines SpA.
10.28*	Form of Subscription Agreement among the KMC and the investors named therein.
10.29*	Form of Securities Purchase Agreement among the Registrant and the investors named therein.
10.30*	Form of Securities Purchase Agreement among the Registrant and the investors named therein.
10.31*	Service Agreement, dated January 1, 2023, by and between Gold Express Mines SpA and Manquehue Asesorías Mineras SpA.
10.32***	Form of Director and Officer Indemnification Agreement.
21.1*	List of Subsidiaries of Pubco Post-Business Combination.
23.1***	Consent of WithumSmith+Brown, PC.
23.2***	Consent of Fruci & Associates II, PLLC.
23.3**	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1).
23.4***	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
23.5**	Consent of Maples and Calder (Cayman) LLP.
23.6***	Consent of Qualified Person with respect to the Cerro Blanco Project Technical Report Summary.
24.1*	Powers of Attorney (included as part of signature pages hereto).
96.1***	S-K 1300 Technical Report Summary for the Cerro Blanco Rutile Titanium Bearing Mineral Deposit, Region III, Atacama, Chile, dated August 7, 2023, revised December 6, 2023, as further revised February 2, 2026.
99.1**	Form of Proxy Card for Extraordinary General Meeting of CDAQ Shareholders.
99.2*	Consent of John P. Ryan to be Named as a Director.
99.3*	Consent of Kelly Earle to be Named as a Director.
99.4*	Consent of Timothy R. McCutcheon to be Named as a Director.
107***	Filing Fee Table.

*	Previously filed.
**	To be filed by amendment.
***	Filed herewith.
+	Indicates management contract or compensatory plan.
#	The exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.
†	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

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Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of the Securities Act;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, in the State of Florida, on the 26th day of March, 2026.

Titan Holdings Corp.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated below.

Signature	Title	Date

/s/ Thomas D. Hennessy	President and Chief Executive Officer	March 26, 2026
Thomas D. Hennessy	(Principal Executive Officer)

/s/ Nicholas Geeza	Chief Financial Officer	March 26, 2026
Nicholas Geeza	(Principal Financial and Accounting Officer)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, in the State of Florida, on the 26th day of March, 2026.

Key Mining Corp.

By:	/s/ Cesar A. López Alarcón
Name:	Cesar A. López Alarcón
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated below.

Signature	Title	Date

/s/ Cesar A. López Alarcón	Chief Executive Officer	March 26, 2026
Cesar A. López Alarcón	(Principal Executive, Financial and Accounting Officer)

*	Director	March 26, 2026
Enrique Correa

*	Director	March 26, 2026
Howard Crosby

*	Director	March 26, 2026
John May

*By:	/s/ Richard L. Feinstein
Name:	Cesar A. López Alarcón
Title:	Attorney-in-Fact

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